As filed with the Securities and Exchange Commission on August 8, 2022.
Registration No. 333-263714

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
TO
FORM F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Enerflex Ltd.
(Exact name of registrant as specified in its charter)

Canada	3563	98-0457703
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)
Suite 904, 1331 Macleod Trail S.E.
Calgary, Alberta, Canada, T2G 0K3
(403) 387-6377
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Enerflex Energy Systems Inc.
10815 Telge Road
Houston, Texas 77095
(281)
345-9300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

David Izett Enerflex Ltd. Suite 904, 1331 Macleod Trail S.E. Calgary, Alberta, Canada, T2G 0K3 (403) 387-6377	Brian Fenske Norton Rose Fulbright US LLP 1301 McKinney Street, Ste. 5100 Houston, Texas 77010 (713) 651-5151	Kelly M. Battle Exterran Corporation 11000 Equity Drive Houston, Texas 77041 (281) 836-7000	Keith Townsend Robert J. Leclerc King & Spalding LLP 1180 Peachtree St. NE Atlanta, GA 30309 (404) 572-4600

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after the effectiveness of this registration statement and upon completion of the transaction described in the enclosed proxy statement/prospectus.
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

U.S. Exchange Act Rule 13e-4(i) ( Cross-Border Issuer Tender Offer )	☐
U.S. Exchange Act Rule 14d-1(d) ( Cross-Border Third Party Tender Offer )	☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company
☐
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act  ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this proxy statement/prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

PRELIMINARY—SUBJECT TO COMPLETION—DATED [                ], 2022

PROXY STATEMENT OF EXTERRAN CORPORATION	PROSPECTUS OF ENERFLEX LTD.

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Stockholders of Exterran Corporation:
On January 24, 2022, Exterran Corporation (which we refer to as “Exterran”), Enerflex Ltd. (which we refer to as “Enerflex”), and Enerflex US Holdings Inc., a direct wholly owned subsidiary of Enerflex (which we refer to as “merger sub”) entered into an Agreement and Plan of Merger (which, as it may be amended from time to time, we refer to as the “Merger Agreement”) that provides for the acquisition of Exterran by Enerflex. On the terms and subject to the conditions set forth in the Merger Agreement, merger sub will merge with and into Exterran (which we refer to as the “merger” or the “transaction”), with Exterran surviving the merger as a direct wholly owned subsidiary of Enerflex.
The merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by Exterran and merger sub in writing and specified in the Certificate of Merger (which we refer to as the “effective time”). At the effective time, each share of common stock, par value $0.01 per share, of Exterran (which we refer to as “Exterran common stock”) issued and outstanding immediately prior to the effective time (other than certain excluded shares as described in the Merger Agreement) that you own will be converted into the right to receive a number of Enerflex common shares (which we refer to as the “Enerflex common shares”) equal to 1.021 (which number we refer to as the “exchange ratio”), with any fractional shares to be paid in cash, without interest (which we refer to collectively as the “merger consideration”).
The exchange ratio is fixed and will not be adjusted to reflect changes in the price of Exterran common stock or Enerflex common shares prior to the effective time. We expect the Enerflex common shares issued in connection with the transaction will be listed on the New York Stock Exchange (which we refer to as the “NYSE”) and the Toronto Stock Exchange (which we refer to as the “TSX”). Based on the number of shares of Exterran common stock and Enerflex common shares outstanding on [                ], 2022, upon completion of the transaction, we expect that former holders of Exterran common stock (who we collectively refer to as “Exterran stockholders”) will own approximately 27.5% of the outstanding Enerflex common shares immediately after the merger and persons who were Enerflex shareholders immediately prior to the merger will own approximately 72.5% of the outstanding Enerflex common shares. Enerflex common shares are traded on the TSX under the symbol “EFX.” Exterran common stock is traded on the NYSE under the symbol “EXTN.” We encourage you to obtain current quotes for the Exterran common stock and Enerflex common shares.
Because the exchange ratio is fixed, the market value of the merger consideration to Exterran stockholders will fluctuate with the market price of the Enerflex common shares and will not be known at the time that Exterran stockholders vote on the transaction. Based on the closing price of Enerflex common shares of C$7.90 on the TSX on January 21, 2022, the last full trading day prior to that on which the parties entered into the Merger Agreement, the implied value of the merger consideration to Exterran stockholders was approximately C$8.07 per share of Exterran common stock. On [                 ], 2022, the latest practicable trading day before the date of this proxy statement/prospectus, the closing price of Enerflex common shares on the TSX was C$[         ] per share, resulting in an implied value of the merger consideration to Exterran stockholders of C$[

] per share of Exterran common stock.

At the special meeting of Exterran’s stockholders to be held on [                ], 2022 (which we refer to as the “Exterran special meeting”), Exterran stockholders will be asked to consider and vote on (1) a proposal to adopt the Merger Agreement (which we refer to as the “Exterran merger proposal”), (2) a proposal to approve, on a non-binding advisory
basis, the compensation that may be paid or become payable to Exterran’s named executive officers that is based on or otherwise relates to the transaction and (3) a proposal to approve the adjournment of the Exterran special meeting from time to time to solicit additional proxies in favor of the Exterran merger proposal, if there are insufficient votes at the time of such adjournment to approve the Exterran merger proposal, to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to Exterran stockholders or if otherwise determined by the chairperson of the meeting to be necessary or appropriate (we collectively refer to such Exterran special meeting matters as the “Exterran proposals”).
 The board of directors of Exterran (which we refer to as the “Exterran board”) unanimously recommends that Exterran stockholders vote “FOR” each of the Exterran proposals at the Exterran special meeting.
We cannot complete the transaction unless the Exterran merger proposal is approved by Exterran stockholders. Your vote on these matters is very important, regardless of the number of shares you own. Whether or not you plan to attend the Exterran special meeting, please promptly mark, sign and date the accompanying proxy card and return it in the enclosed postage-paid envelope or call the toll-free telephone number or use the internet as described in the instructions included with your proxy card in order to authorize the individuals named on your proxy card to vote your shares at the Exterran special meeting.
This proxy statement/prospectus provides you with important information about the Exterran special meeting, the transaction and each of the Exterran proposals. We encourage you to read the entire document carefully, in particular the “Risk Factors” section on page [        ] for a discussion of risks relevant to the transaction.
We look forward to the successful completion of the transaction.
As noted above, the Exterran board unanimously recommends that Exterran stockholders vote “FOR” the Exterran merger proposal and each of the other Exterran proposals.

Sincerely,

Andrew J. Way
President and Chief Executive Officer
Exterran Corporation
NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY U.S. STATE OR CANADIAN PROVINCIAL OR TERRITORIAL SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE TRANSACTION OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this proxy statement/prospectus is [                ], 2022, and it is first being mailed to Exterran stockholders on or about [                ], 2022.

ADDITIONAL INFORMATION
Exterran files annual, quarterly and other reports, proxy statements and other information with the U.S. Securities and Exchange Commission (which we also refer to as the “SEC”) and Enerflex files annual and other reports and information with the applicable securities commissions and securities regulatory authorities in each of the provinces and territories of Canada. This proxy statement/prospectus incorporates by reference important business and financial information about Exterran from documents that are not included in or delivered with this proxy statement/prospectus. For a listing of the documents incorporated by reference into this proxy statement/prospectus, see the section entitled “
Where You Can Find Additional Information
,” on page [    ]. You can obtain copies of the documents incorporated by reference into this proxy statement/prospectus, without charge, from the SEC’s website at www.sec.gov. You may also obtain copies of documents filed by Enerflex on the System for Electronic Document Analysis and Retrieval (which we refer to as “SEDAR”), the Canadian equivalent of the SEC’s system, at
www.sedar.com
.
You may also obtain copies of documents filed by Exterran with the SEC from Exterran’s website at
www.exterran.com/EXTN/SECFilings
and copies of certain documents filed by Enerflex with SEDAR from Enerflex’s website at
www.enerflex.com/Investors/index.php
.
We are not incorporating the contents of the websites of the SEC, Exterran, Enerflex or any other entity or any other website into this proxy statement/prospectus.
 We are providing the information about how you can obtain certain documents that are incorporated by reference into this proxy statement/prospectus at these websites only for your convenience.
You can also request copies of such documents incorporated by reference into this proxy statement/prospectus (excluding all exhibits, unless an exhibit has specifically been incorporated by reference into this proxy statement/prospectus), without charge, by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Exterran Corporation 11000 Equity Drive Houston, Texas 77041 Attention: Corporate Secretary Telephone: (281) 836-7000	Enerflex Ltd. Suite 904, 1331 Macleod Trail S.E. Calgary, Alberta, Canada, T2G 0K3 Attention: Office of the Corporate Secretary and Associate General Counsel, Corporate Telephone: (403) 387-6377
In addition, if you have questions about the transaction or the Exterran special meeting, need additional copies of this proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, you may contact Innisfree M&A Incorporated, Exterran’s proxy solicitor, at the following address and telephone numbers:
INNISFREE M&A INCORPORATED
501 Madison Avenue, 20
th
Floor
New York, NY 10022
Stockholders May Call:
Toll-Free at (888)
750-5834
(from the U.S. and Canada)
or +1 (412)
232-3651
(from other locations)
Banks & Brokers May Call Collect: (212)
750-5833
You will not be charged for any of the documents that you request. If you would like to request documents, please do so by [    ], 2022 (which is five business days before the date of the Exterran special meeting) in order to receive them before the Exterran special meeting.

ABOUT THIS PROXY STATEMENT/PROSPECTUS
This proxy statement/prospectus, which forms part of a registration statement on
Form F-4 (File
No. 333-[
]) filed with the SEC by Enerflex, constitutes a prospectus of Enerflex under Section 5 of the U.S. Securities Act of 1933, as amended (which we refer to as the “U.S. Securities Act”), with respect to the Enerflex common shares to be issued to Exterran stockholders pursuant to the Agreement and Plan of Merger, dated as of January 24, 2022, by and among Enerflex, merger sub, and Exterran, as it may be amended from time to time (which we refer to as the “Merger Agreement”).
This proxy statement/prospectus also constitutes a notice of meeting and a proxy statement of Exterran under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (which we refer to as the “U.S. Exchange Act”), with respect to the Exterran special meeting, at which Exterran stockholders will be asked to consider and vote on, among other matters, a proposal to adopt the Merger Agreement.
You should rely only on the information contained in, or incorporated by reference into, this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated [ ], 2022. The information contained in this proxy statement/prospectus is accurate only as of that date or, in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies. Neither the mailing of this proxy statement/prospectus to Exterran stockholders nor the issuance by Enerflex of common shares under the Merger Agreement will create any implication to the contrary.
This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which it is unlawful to make any such offer or solicitation in such jurisdiction.
The information concerning Enerflex and merger sub contained in, or incorporated by reference into, this proxy statement/prospectus has been provided by Enerflex, and information concerning Exterran contained in, or incorporated by reference into, this proxy statement/prospectus has been provided by Exterran.
Unless otherwise specified, currency amounts referenced in this proxy statement/prospectus are in U.S. dollars.
Enerflex intends to mail to Enerflex shareholders a management information circular relating to the special meeting of Enerflex’s shareholders to be held for the purpose of obtaining the approval of a majority of the votes cast by the holders of outstanding Enerflex common shares represented in person or by proxy and entitled to vote on such matter in favor of the issuance of Enerflex common shares in connection with the merger. A copy of such management information circular will be made available on the website maintained by Enerflex (www.enerflex.com/Investors/index.php) and filed on SEDAR (www.sedar.com). The web address of Enerflex has been included as an inactive textual reference only. The Enerflex management information circular and website are not incorporated by reference into, and do not form a part of, this proxy statement/prospectus.

CURRENCY EXCHANGE RATE DATA
The following table shows, for the years and dates indicated, certain information regarding the Canadian dollar/U.S. dollar exchange rate, as reported by the Bank of Canada. Such exchange rate on [    ], 2022 was C$[        ] = US$1.00.
All references in this proxy statement/prospectus to “$” or “US$” are to U.S. dollars, unless otherwise indicated. All references in this proxy statement/prospectus to “C$” are to Canadian dollars. The rates set forth below may differ from the actual rates used in Enerflex’s accounting processes and in the preparation of Enerflex’s consolidated financial statements or the unaudited pro forma financial information presented herein.

	Period End	Average	Low	High
Year ended (C$ per US$)
2021 (1)	1.2740	1.2535	1.2040	1.2933
2020 (2)	1.2732	1.3415	1.2718	1.4496
2019 (3)	1.2988	1.3269	1.2988	1.36
2018 (4)	1.3642	1.2957	1.2288	1.3642
2017 (5)	1.2545	1.2986	1.2128	1.3743
2016 (6)	1.3427	1.3248	1.2544	1.4589
Month ended (C$ per US$)
January 2022	1.2719	1.2616	1.2474	1.2772
February 2022	1.2698	1.2716	1.2677	1.2832
March 2022	1.2496	1.2658	1.2470	1.2867
April 2022	1.2895	1.2641	1.2451	1.2895

(1)	From January 2, 2021 through December 31, 2021
(2)	From January 2, 2020 through December 31, 2020
(3)	From January 2, 2019 through December 31, 2019
(4)	From January 2, 2018 through December 31, 2018
(5)	From January 3, 2017 through December 29, 2017
(6)	From January 4, 2016 through December 30, 2016

NOTICE OF SPECIAL MEETING OF EXTERRAN STOCKHOLDERS TO BE HELD ON [                ], 2022
YOUR VOTE IS VERY IMPORTANT
To the Stockholders of Exterran Corporation:
Notice is hereby given that Exterran Corporation (which we refer to as “Exterran”) will hold a special meeting of its stockholders (which we refer to as the “Exterran special meeting”) virtually via the internet on [                ], 2022, beginning at [    ] [am/pm], Central Time.
In light of the
ongoing COVID-19 (coronavirus)
pandemic, the Exterran special meeting will be held in a virtual meeting format only, via live audio webcast, and there will not be a physical meeting location. You will be able to attend the Exterran special meeting online, access the stocklist, submit questions and vote your shares electronically at the meeting by visiting www.proxydocs.com/EXTN (which we refer to as the “special meeting website”).
The Exterran special meeting will be held for the following purposes:

•
to consider and vote on a proposal (which we refer to as the “Exterran merger proposal”) to adopt the Agreement and Plan of Merger, dated as of January 24, 2022 (which, as it may be amended from time to time, we refer to as the “Merger Agreement”), by and among Enerflex Ltd. (which we refer to as “Enerflex”), Enerflex US Holdings Inc., a Delaware corporation and direct wholly owned subsidiary of Enerflex (which we refer to as “merger sub”), and Exterran;

•
to consider and vote on a proposal (which we refer to as the “Exterran compensation proposal”) to approve, on a non-binding,
advisory basis, the compensation that may be paid or become payable to Exterran’s named executive officers that is based on or otherwise relates to the transactions contemplated by the Merger Agreement; and

•
to consider and vote on a proposal (which we refer to as the “Exterran adjournment proposal”) to approve the adjournment of the Exterran special meeting from time to time to solicit additional proxies in favor of the Exterran merger proposal if there are insufficient votes at the time of such adjournment to approve the Exterran merger proposal, to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to Exterran stockholders or if otherwise determined by the chairperson of the meeting to be necessary or appropriate.

Exterran will transact no other business at the Exterran special meeting, except, subject to obtaining the prior written consent of Enerflex, such business as may properly be brought before the Exterran special meeting or any adjournment or postponement thereof by or at the direction of the Exterran board of directors (which we refer to as the “Exterran board”). The accompanying proxy statement/prospectus, including the Merger Agreement attached thereto as Annex A, contains further information with respect to these matters.
Exterran stockholders of record at the close of business on [    ], 2022 (which we refer to as the “record date”) will be entitled to notice of and to vote at the Exterran special meeting or any adjournment or postponement of the Exterran special meeting.
The Exterran board has unanimously approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the merger of merger sub with and into Exterran on the terms and subject to the conditions set forth in the Merger Agreement (which we refer to as the “merger” or the “transaction”).
 The Exterran board unanimously recommends that Exterran stockholders vote “FOR” the Exterran merger proposal, “FOR” the Exterran compensation proposal and “FOR” the Exterran adjournment proposal.

Your vote is very important, regardless of the number of shares that you own
. The parties cannot complete the transactions contemplated by the Merger Agreement, including the transaction, without approval of the Exterran merger proposal. Assuming a quorum is present, the approval of the Exterran merger proposal requires the affirmative vote of at least a majority of the outstanding shares of Exterran common stock.
Whether or not you plan to attend the Exterran special meeting via the special meeting website, Exterran urges you to please promptly mark, sign and date the accompanying proxy card and return it in the enclosed postage-paid envelope, which requires no postage if mailed in the United States, or to submit your votes electronically by calling the toll-free telephone number or using the internet as described in the instructions included with the accompanying proxy card, so that your shares may be represented and voted at the Exterran special meeting. If you hold your shares through a broker, bank or other nominee in “street name” (instead of as a registered holder), please follow the instructions on the voting instruction form provided by your bank, broker or nominee to vote your shares. The list of Exterran stockholders entitled to vote at the Exterran special meeting will be available at our headquarters for examination by any Exterran stockholder for any purpose germane to the meeting for a period of at least 10 days prior to the Exterran special meeting. If you would like to examine the list of Exterran stockholders of record, please contact Exterran’s Corporate Secretary at (281)
836-7000
to schedule an appointment or request access. If our headquarters are closed for health and safety reasons related to the coronavirus pandemic during such period, the list of stockholders will be made available for examination electronically upon request to our Corporate Secretary, subject to our satisfactory verification of stockholder status. The list of Exterran stockholders entitled to vote at the Exterran special meeting will also be available for examination by any Exterran stockholder during the Exterran special meeting via the special meeting website at www.proxydocs.com/EXTN.
If you choose to virtually attend the Exterran special meeting and/or vote your shares during the Exterran special meeting, you will need the control number located on your proxy card. If you hold your shares in “street name”, you must obtain a legal proxy in order to virtually attend the Exterran special meeting and vote your shares during the Exterran special meeting.
If you have any questions about the transaction, please contact Exterran at (281)
836-7000
or write to Exterran Corporation, 11000 Equity Drive, Houston, Texas 77041, Attention: Corporate Secretary.
If you have any questions about how to vote or direct a vote in respect of your shares of Exterran common stock, you may contact Exterran’s proxy solicitor, Innisfree M&A Incorporated, toll-free at 1 (888)
750-5834
(from the U.S. and Canada) or 1 (412)
232-3651
(from other locations). Banks and brokers may call collect at 1 (212)
750-5833.
By Order of the Board of Directors,
Kelly M. Battle
Vice President, General Counsel and Corporate Secretary
Exterran Corporation
Houston, Texas
Dated: [                ], 2022

FREQUENTLY USED TERMS
Certain terms that are defined in and frequently used throughout this proxy statement/prospectus may be helpful for you to have in mind at the outset. Unless otherwise specified or if the context so requires, the following terms have the meanings set forth below for purposes of this proxy statement/prospectus:

•	“Absolute EBIT” means EBIT expressed as a dollar value.

•
“affiliate” refers, with respect to any person, any other person that, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

•
“alternative proposal” refers to any written inquiry, proposal, offer or indication of interest made by any third party relating to or concerning (i) a plan of arrangement, amalgamation, merger, reorganization, share exchange, consolidation, business combination, recapitalization, tender offer, exchange offer, or similar transaction involving Enerflex or Exterran, as applicable, in each case, as a result of which the shareholders or stockholders of Enerflex or Exterran, as applicable, immediately prior to such transaction would cease to own at least 80% of the total voting power of Enerflex or Exterran, as applicable, or the surviving entity (or any direct or indirect parent company thereof), as applicable, immediately following such transaction, (ii) the acquisition by any third party of more than 20% of the net revenues, net income or total assets of Enerflex or Exterran, as applicable, and its subsidiaries, on a consolidated basis, or (iii) the direct or indirect acquisition by any third party of more than 20% of the outstanding Enerflex common shares or shares of Exterran common stock, as applicable.

•	“antitrust authorities” refers to the relevant competition authorities in the jurisdictions listed as set forth in the Merger Agreement.

•	“asset-based facility” refers to a credit facility of up to $52.5 million U.S. dollars secured by certain assets of a subsidiary of Enerflex.

•	“AST” means American Stock Transfer and Trust Company, LLC, the registrar and transfer agent of the shares of Exterran common stock.

•
“bank facility” refers to the syndicated revolving credit facilities entered into pursuant to a credit agreement made as of June 1, 2011, amended and restated as of June 30, 2014, and further amended and restated as of May 2, 2019, as amended by the first amending agreement made as of July 16, 2021, among Enerflex, Enerflex Australasia Holdings Pty Ltd., the Toronto Dominion Bank, the Bank of Nova Scotia, and certain other lenders.

•	“business day” refers to any day other than a Saturday, Sunday or a day on which the banks in New York, New York or Calgary, Alberta, Canada, are authorized by law or executive order to be closed.

•	“Canadian Securities Administrators” means the Alberta Securities Commission and any other applicable securities commission or securities regulatory authority of a province or territory of Canada.

•	“Canadian tax act” refers to the Income Tax Act (Canada), R.S.C., 1985, c.1 (5th Supp.) and the regulations thereunder.

•	“capital employed” means debt plus equity less cash.

•	“CBCA” refers to the Canada Business Corporations Act, R.S.C., 1985, c. C-44, as amended.

•	“closing” refers to the closing of the transaction.

•	“closing date” refers to the date on which the closing of the transaction actually occurs.

•	“Code” refers to the U.S. Internal Revenue Code of 1986, as amended.

•	“combined company” refers to Enerflex, as combined with Exterran, after the closing of the merger.

•
“compliant” means, with respect to the required financing information, that: (a) the required financing information does not contain any untrue statement of a material fact regarding Exterran or any of its subsidiaries or omit to state any material fact regarding Exterran or any of its subsidiaries necessary in order to make the required financing information not misleading, in light of the circumstances under which the statements contained in the required financing information are made; (b) the financial statements described in clause (a) of the definition of “required financing information” are compliant in all material respects with all requirements of Regulation
S-X
promulgated by the SEC applicable to offerings of debt securities on a registration statement on Form
S-1
that are applicable to such financial statements (other than such provisions for which compliance is not customary in a Rule 144A offering of high yield debt securities); (c) Exterran’s independent auditors will not have withdrawn, or advised Exterran that they intend to withdraw, any audit opinion with respect to any audited financial statements contained in the required financing information, in which case such financial information will not be deemed to be compliant pursuant to this clause (c) (unless and until a new unqualified audit opinion has been received in respect thereof from such auditors or another nationally recognized independent registered accounting firm of national standing); (d) in connection with any debt financing involving the offering of debt securities, Exterran’s independent registered public accounting firm will have consented to the use of its audit opinions with respect to any required financing information audited by such firm and will have confirmed that they are prepared to issue customary comfort letters, including customary negative assurance, upon the “pricing” of such debt securities and throughout the period ending on the last day of the marketing period (subject to the completion by such accountants of customary procedures relating thereto); and (e) Exterran will have not been informed by such independent registered public accounting firm of Exterran that it is required to restate, and Exterran has not restated (or is not actively considering any such restatement; provided, that such required financing information shall be deemed to be compliant pursuant to this clause (e) when Exterran informs Enerflex in writing that it has concluded that no restatement is required in accordance with GAAP) any financial statements contained in the required financing information; provided, further, that if any such restatement occurs, the required financing information will be deemed to be compliant pursuant to this clause (e) if and when such restatement has been completed and the relevant financial statements have been amended and delivered to Enerflex.

•
“credit facility” refers to the second amended and restated credit agreement, dated as of October 9, 2018, by and among Exterran, Exterran Energy Solutions, L.P., the guarantors party thereto, Wells Fargo Securities, as administrative agent, and the other parties thereto (as the same may be amended, restated or otherwise modified from time to time).

•
“debt commitment letters” refers to the debt commitment letter delivered at signing of the Merger Agreement and all exhibits, schedules, term sheets, annexes, supplements, amendments and other permitted modifications thereto and any fee letter(s) with respect thereto (in each case together with joinders to add additional financing parties).

•
“debt financing” refers to the debt financing contemplated in the debt commitment letters, together with any replacement debt financing permitted under the Merger Agreement, including any bank financing or debt securities issued in lieu thereof.

•	“DGCL” refers to the General Corporation Law of the State of Delaware.

•	“DSU” means deferred share units—a notional unit with a value equal to an Enerflex share that can only be redeemed when the individual leaves Enerflex.

•	“DSU plan” means the Enerflex deferred share unit plan, as amended from time to time.

•	“EBIT” means earnings before interest and taxes for the trailing 12-month period.

•	“EBIT %” means EBIT expressed as a percent of revenue.

•
“effective time” refers to such time as the certificate of merger is duly filed with the secretary of state of the state of Delaware, or at such later time as may be agreed by Exterran and merger sub in writing and specified in the certificate of merger in accordance with the DGCL.

•	“EMT” means the executive management team of Enerflex, and includes the NEOs.

•
“end date” refers to October 24, 2022; provided, that to the extent the debt financing has not been obtained or the condition to obtain the antitrust authorizations required to be obtained with respect to the transactions contemplated by the Merger Agreement has not been satisfied on or prior to October 24, 2022, the end date will be automatically extended for 30 days; provided, further, that if the marketing period has started within 15 days of the end date but has not ended or will not end on or prior to the end date, the end date will be automatically extended to the next business day after the last scheduled day of such marketing period.

•	“Enerflex” refers to Enerflex Ltd., a corporation formed under the CBCA.

•	“Enerflex board” refers to the board of directors of Enerflex.

•	“Enerflex common shares” refers to common shares in the capital of Enerflex.

•	“Enerflex disclosure schedules” refers to the disclosure schedules to the Merger Agreement provided by Enerflex.

•
“Enerflex shareholder approval” refers to the affirmative vote of a majority of the votes cast by the holders of outstanding Enerflex common shares represented in person or by proxy and entitled to vote on such matter in favor of the approval of the issuance of Enerflex common shares at the Enerflex special meeting, or any adjournment or postponement thereof, in accordance with the rules and policies of the CBCA and the TSX.

•	“Enerflex shareholders” refers to the holders of Enerflex common shares.

•	“Enerflex special meeting” refers to the special meeting of Enerflex shareholders to be held on [ ], 2022 and any adjournments or postponements thereof.

•	“ESPP” means the Enerflex employee share purchase plan.

•
“excepted stockholder” refers to an Exterran stockholder who would be treated as a “five-percent transferee shareholder” of Enerflex within the meaning of Treasury Regulations
Section 1.367(a)-3(c)(5)(ii)
following the transaction who does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulations
Section 1.367(a)-8.

•
“exchange agent” refers to the transfer agent or bank or trust company designated by Enerflex and merger sub to serve as exchange agent under the Merger Agreement and approved in advance by Exterran in writing (which approval will not be unreasonably withheld, conditioned or delayed).

•	“exchange ratio” means 1.021.

•	“Exterran” refers to Exterran Corporation, a Delaware corporation.

•
“Exterran adjournment proposal” refers to the proposal to approve the adjournment of the Exterran special meeting from time to time to solicit additional proxies in favor of the Exterran merger proposal if there are insufficient votes at the time of such adjournment to approve the Exterran merger proposal, to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to Exterran stockholders or if otherwise determined by the chairperson of the meeting to be necessary or appropriate.

•	“Exterran board” refers to the board of directors of Exterran.

•	“Exterran common stockholders” refers to the Exterran stockholders.

•
“Exterran compensation proposal” refers to the proposal that Exterran stockholders will vote on at the Exterran special meeting to approve, on a non-binding,
advisory basis, the compensation that may be paid or become payable to Exterran’s named executive officers that is based on or otherwise relates to the transactions contemplated by the Merger Agreement.

•	“Exterran equity awards” collectively refers to the Exterran restricted share awards, Exterran RSU awards, and Exterran performance share awards.

•
“Exterran intellectual property” refers to all the intellectual property that Exterran and its subsidiaries own or have a written, valid and enforceable right and license to use, which intellectual property is necessary for the operation of their respective businesses conducted as of the date of the Merger Agreement.

•	“Exterran merger proposal” refers to the proposal to adopt the Merger Agreement that Exterran stockholders will vote on at the Exterran special meeting.

•	“Exterran performance share award” refers to an award of restricted stock units in respect of shares of Exterran common stock granted subject to performance targets.

•	“Exterran proposals” collectively refers to the Exterran merger proposal, the Exterran compensation proposal and the Exterran adjournment proposal.

•	“Exterran recommendation” refers to Exterran board’s recommendation to the Exterran stockholders to adopt the Merger Agreement and the transactions contemplated by the Merger Agreement.

•	“Exterran restricted share award” refers to an award of shares of Exterran common stock granted subject to any vesting, forfeiture or other lapse restrictions.

•	“Exterran RSU award” refers to an award of restricted stock units (excluding any Exterran performance share award) in respect of shares of Exterran common stock.

•
“Exterran special meeting” refers to the special meeting of Exterran stockholders to be held on [    ], 2022, and including any adjournment or postponement thereof, for the purpose of obtaining the Exterran stockholders approval of the Exterran proposals in respect of the transaction.

•	“Exterran stockholder approval” refers to the affirmative vote of the holders of a majority of the outstanding shares of Exterran common stock in favor of the adoption of the Merger Agreement.

•	“Exterran stockholders” collectively refers to the holders of Exterran common stock.

•
“financing amounts” refers, collectively, to the obligations of Enerflex and its affiliates that are required to be satisfied on the closing date pursuant to the Merger Agreement and the initial debt commitment letter, including the payment of any fees, expenses and other amounts of, or payable by, Enerflex or merger sub or Enerflex’s other affiliates on the closing date in connection with the merger and the debt financing contemplated by the initial debt commitment letter and for any repayment or refinancing of the outstanding indebtedness of Exterran, Enerflex and/or their respective subsidiaries in accordance with the Merger Agreement.

•
“financing parties” refers to each person (including each agent, arranger, lender, underwriter, investor or other entity that has committed to provide or arrange or otherwise entered into agreements in connection with any part of the debt financing or any other financing in connection with the transactions contemplated by the Merger Agreement) that at the applicable time has committed, or proposes, to provide or arrange any part of the debt financing or such other financing (including, for greater certainty, any alternative financing in accordance with the Merger Agreement) to Enerflex or any of its subsidiaries pursuant to a debt commitment letter, a definitive agreement or other agreement in connection with the transactions contemplated by the Merger Agreement, as applicable, and their respective representatives, affiliates and their, and their respective, affiliates’ officers, directors, employees, controlling persons, agents and representatives and their respective successors and assigns; provided, that neither Enerflex nor any of its affiliates will be a financing party.

•
“Form
F-4”
refers to the registration statement on Form
F-4
pursuant to which the offer and sale of Enerflex common shares in connection with the merger will be registered pursuant to the U.S. Securities Act and in which this proxy statement/prospectus is included, together with any supplements thereto.

•	“GAAP” refers to generally accepted accounting practices in the U.S.

•	“gEPS” means growth in earnings per Enerflex share.

•	“governmental entity” refers to any United States or foreign, state, provincial, territorial or local governmental or regulatory agency, commission, court, arbitrator, body, entity or authority.

•	“HRC committee” means the human resources and compensation committee of the Enerflex board.

•	“IFRS” refers to the international financial reporting standards as issued by the International Accounting Standards Board.

•	“indebtedness” means, with respect to either Enerflex or Exterran, all borrowings (or funded indebtedness), whether by loans of cash or issuance and sale of debt securities.

•	“initial debt commitment letter” refers to the fully executed debt commitment letter, dated as of the date of the Merger Agreement, by and among Enerflex and the financing parties specified therein.

•	“IRS” refers to the U.S. Internal Revenue Service.

•
“lien” means a lien, mortgage, pledge, security interest, charge, title defect, adverse claims and interests, option to purchase or other encumbrance of any kind or nature whatsoever, but excluding any license of intellectual property or any transfer restrictions of general applicability as may be provided under the U.S. Securities Act, the “blue sky” laws of the various states of the United States or similar law of other applicable jurisdictions.

•	“management information circular” refers to the management information circular relating to the Enerflex special meeting (together with any amendments or supplements thereto).

•
“marketing period” refers to the first period of fifteen (15) consecutive calendar days after the date of the Merger Agreement (a) commencing on the date that is three (3) calendar days after the date on which Enerflex will have received the required financing information from Exterran and (b) throughout such period the required financing information will remain compliant; provided that if the required financing information fails to be compliant at any time during the marketing period, then the marketing period will not be deemed to have commenced and the marketing period will only commence when the required financing information is again compliant; provided, further that such fifteen (15) consecutive calendar day period will either be completed on or prior to August 19, 2022, or commence no earlier than September 6, 2022, and will not include, for purposes of determining the number of consecutive calendar days, July 1, 2022 through July 4, 2022. If Exterran in good faith reasonably believes that it has delivered the required financing information, it may deliver to Enerflex written notice to that effect, stating when it believes it completed the applicable delivery, in which case the required financing information will be deemed to have been delivered, subject to the provisos in the first sentence of this definition, on the date of the delivery of the applicable notice to Enerflex (and, if the requirements set forth above as to being compliant are satisfied, the marketing period will be deemed to have commenced on such date), in each case, unless Enerflex in good faith reasonably believes that Exterran has not completed delivery of the required financing information and within two (2) business days after receipt of such notice, Enerflex specifies in writing to Exterran, in reasonable detail, what required financing information was not delivered.

•	“material adverse effect” refers to, under the Merger Agreement and with respect to Exterran or Enerflex, as applicable, an event, change, circumstance, fact, condition, occurrence, effect or development that has, or would reasonably be expected to have, a material adverse effect on (x) the business, operations or condition (financial or otherwise) of Exterran or Enerflex, and their respective subsidiaries, as applicable, taken as a whole, or (y) would or may reasonably be expected to, prevent, materially delay or materially impair the ability of Exterran or Enerflex, as applicable to consummate the transaction (including the merger), but, in the case of each of clauses (x) and (y), will not include events, changes, occurrences, effects or developments relating to (a) changes in general economic or political conditions or the securities, equity, credit or financial markets in general, or changes in or affecting domestic or foreign interest or exchange rates, (b) any decline in the market price or trading volume of the respective party’s common stock or common shares, as applicable, or any change in the credit rating of such party or any of its securities (provided, that the facts and circumstances underlying any such decline or change may be taken into account in determining whether a material adverse effect has occurred to the extent not otherwise excluded by the definition thereof), (c) changes or developments in the industries in which Exterran or Enerflex, as applicable, or their respective subsidiaries operate, (d) changes in law or interpretations thereof or enforcement thereof after the date of the Merger Agreement, (e) the execution, delivery or performance of the Merger Agreement or the public announcement or pendency or consummation of the merger or other transactions contemplated by the merger agreement, including the impact thereof on the relationships of Exterran or Enerflex, as applicable, or any of their respective subsidiaries with employees, partnerships, customers, suppliers, or governmental entities, (f) compliance with the terms of, or the taking or omission of any action required by, the Merger Agreement or consented to (after disclosure to the respective party of all material and relevant facts and information) or requested by such party in writing, (g) any act of civil unrest, civil disobedience, war, terrorism, cyberterrorism, military activity, sabotage or cybercrime, including an outbreak or escalation of hostilities involving Canada or the United States, as applicable, or any other governmental entity or the declaration by Canada or the United States, as applicable, or any other governmental entity of a national emergency or war, or any worsening or escalation of any such conditions threatened or existing on the date of the Merger Agreement, (h) any hurricane, tornado, flood, earthquake, natural disasters, acts of God or other comparable events, (i) any pandemic, epidemic or disease outbreak (including
COVID-19)
or other comparable events, (j) changes in International Financial Reporting Standards or GAAP or the interpretation or enforcement after the date of the Merger Agreement, (k) any litigation relating to or resulting from the Merger Agreement or the transactions contemplated hereby; or (l) any failure to meet internal or published projections, forecasts, guidance or revenue or earning predictions; (provided, that the facts and circumstances underlying any such failure may be taken into account in determining whether a material adverse effect has occurred to the extent not otherwise excluded by the definition thereof); except, with respect to clauses (a), (c), (g), (h), (i) and (j), if the impact thereof is materially and disproportionately adverse to Exterran or Enerflex, as applicable, and their respective subsidiaries, taken as a whole, relative to the impact thereof on the operations in the industry that Exterran or Enerflex, as applicable, and other participants conduct business, the incremental material disproportionate impact may be taken into account in determining whether there has been a material adverse effect.

•	“merger” refers to the merger of merger sub with and into Exterran.

•	“Merger Agreement” means the Agreement and Plan of Merger, dated as of January 24, 2022, by and among Enerflex, merger sub, and Exterran, as it may be amended from time to time.

•	“merger sub” refers to Enerflex US Holdings Inc., a Delaware corporation and a direct wholly-owned subsidiary of Enerflex.

•	“Nasdaq” means Nasdaq, Inc.

•	“NCG Committee” means the nominating and corporate governance committee of the Enerflex board.

•	“NEO” means named executive officer.

•
“non-qualified
deferred compensation plan” refers to Exterran’s
non-qualified
deferred compensation plan that will be terminated no later than the day immediately prior to the closing date, in accordance with the terms of the Merger Agreement.

•
“note purchase agreement” refers to any one of note purchase agreements among Enerflex and a series of private placement lenders dated June 22, 2011 and dated December 15, 2017 with respect to the senior notes.

•	“NYSE” refers to the New York Stock Exchange.

•
“option plan” means the Enerflex amended and restated 2013 stock option plan, as approved by Enerflex shareholders on April 16, 2014, amended and restated by the Enerflex board effective December 6, 2017, and further amended and restated by the Enerflex board on February 21, 2020, with the amendment to increase the total number of Enerflex common shares reserved for issuance under the option plan approved by the Enerflex shareholders on May 8, 2020.

•	“Options” means the options to purchase Enerflex common shares granted under the option plan.

•
“ordinary course of business” means, with respect to an action taken by any person, that such action is in the ordinary course of business of such person, acting in its own interest as an independent enterprise, consistent with past custom and practice, taking into account any changes to such practices as may have occurred as a result of the outbreak of COVID- 19, including compliance with any
COVID-19
measures, and any actions reasonably taken or not taken in response to exigent circumstances.

•
“organizational documents” means (a) with respect to any person that is a corporation, its articles or certificate of incorporation, memorandum and articles of association, as applicable, and bylaws, or comparable documents, (b) with respect to any person that is a partnership, its certificate of partnership and partnership agreement, or comparable documents, (c) with respect to any person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, or comparable documents, (d) with respect to any person that is a trust or other entity, its declaration or agreement of trust or other constituent document or comparable documents and (e) with respect to any other person that is not an individual, its comparable organizational documents.

•
“permitted lien” means (a) any lien for taxes or governmental assessments, charges or claims of payment not yet due or payable, being contested in good faith or for which accruals or reserves have been established in accordance with GAAP or IFRS, as applicable, (b) any lien that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business for amounts that are not yet due or that do not materially detract from the value of or materially interfere with the use of any of the assets, (c) zoning, entitlement, building, and other land use regulations imposed by governmental entities having jurisdiction over such person’s owned or leased real property, which are not violated by the current use and operation of such real property, (d) covenants, conditions, restrictions, easements, and other similar non-monetary
matters of record affecting title to such person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such person’s businesses or that are listed on the applicable title documentation that was delivered to parent at least five (5) business days prior to closing, (e) liens the existence of which are disclosed in the notes to the most recent consolidated balance sheet of Exterran or Enerflex, as applicable, or the notes thereto (or securing liabilities reflected on such balance sheet), (f) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such person’s businesses, and (g) liens arising under workers’ compensation, unemployment insurance, social security, retirement, and similar legislation.

•
“PSEs” means the phantom share entitlements issued under the PSE plan—a notional unit with a value equal to the fair market value of an Enerflex share. PSEs represent the right only to receive a cash payment in accordance with the terms and conditions of the PSE plan.

•	“PSE plan ” means the amended and restated phantom share plan of Enerflex, as amended from time to time.

•
“PSUs” means the Enerflex performance share units issued under the PSU plan—a notional unit with a value equal to the fair market value of an Enerflex share. The value received is contingent upon meeting predetermined performance targets and the fair market value at the time of payout.

•	“PSU plan” means the performance share unit plan of Enerflex, as amended from time to time.

•	“RBC” refers to RBC Dominion Securities, Inc., a financial advisor to Enerflex in connection with the transaction.

•	“record date” refers to [ ], 2022.

•	“representatives” refers to the officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives of a given party.

•
“required financing information” refers to (a) the financial statements of Exterran required by the initial debt commitment letter as of the closing date, (b) all other financial statements and operating, business and other financial data solely regarding Exterran and its subsidiaries of the type and form that are customarily included in an offering memorandum to consummate a Rule
144A-for-life
offering of
non-convertible,
high yield debt securities under Rule 144A promulgated under the 1933 Act (which information is understood not to include (i) financial statements, information and other disclosures required by Rules
3-05,
3-09,
3-10
or
3-16
of Regulation
S-X,
the Compensation Discussion and Analysis or other information required by Item 402 of Regulation
S-K
or the executive compensation and related person disclosure rules related to SEC Release Nos.
33-8732A,
34-54302A
and
IC-27444A,
(ii) financial statements or other financial data (including selected financial data) for any period earlier than December 31, 2019, and (iii) other information or financial data customarily excluded from a Rule 144A offering memorandum; provided that Exterran will have no obligation to provide (A) any financial information concerning Exterran that Exterran does not maintain in the ordinary course of business, (B) any other information with respect to Exterran not reasonably available to Exterran under its current reporting systems or (C) trade secrets or information to the extent that the provision thereof would violate any law or obligation of confidentiality binding upon, or waive any privilege that may be asserted by, Exterran or any of Exterran’s affiliates unless any such information referred to in clause (A), (B) or (C), (1) is financial information contemplated by the foregoing clause (a) or (2) is required to ensure that the offering memorandum would not contain any untrue statement of a material fact or omit a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading), (c) if the marketing period commences prior to the filing date of an annual report on Form
10-K
or a quarterly report on
Form 10-Q
of Exterran but after the end of its corresponding fiscal year or quarter, as applicable, customary “flash” or “recent developments” data, and (d) such other pertinent and customary information regarding Exterran and its subsidiaries as may be reasonably requested by Enerflex or any of its subsidiaries to the extent necessary to receive from Exterran’s independent accountants customary “comfort” (including “negative assurance” comfort), together with drafts of customary comfort letters that such independent accountants are prepared to deliver upon the “pricing” of any securities, and the closing of the offering thereof with respect to the historical financial information to be included in such offering memorandum.

•
“ROCE” means a ratio used to measure operating performance and the efficiency of Enerflex’s capital allocation process. The ratio is calculated by taking EBIT for the 12-month trailing period divided by average capital employed for the trailing four quarters.

•
“RSUs” means the restricted share units issued under the RSU plan—a notional unit with a value equal to the fair market value of an Enerflex share. The value received is contingent upon meeting vesting requirements and the fair market value at the time of payout.

•	“RSU plan” means the restricted share unit plan of Enerflex, as amended from time to time.

•	“SEC” refers to the U.S. Securities and Exchange Commission.

•	“SEC’s website” refers to www.sec.gov .

•	“SEDAR” refers to the System for Electronic Document Analysis and Retrieval of the Canadian Securities Administrators.

•	“SEDAR’s website” refers to www.sedar.com.

•
“senior notes” refers collectively to the US$105.0 million and C$15.0 million seven-year notes maturing on December 15, 2024 issued by Enerflex under the note purchase agreement dated December 15, 2017; and the US$70.0 million and C$30.0 million ten-year
notes maturing on December 15, 2027 issued by Enerflex under the note purchase agreement dated December 15, 2017.

•
“special meeting website” refers to the website located at www.proxydocs.com/EXTN, where Exterran stockholders will be able to attend the Exterran special meeting online and vote their Exterran shares of common stock electronically.

•	“STI plan” or “STIP” means the short-term incentive plan pursuant to which Enerflex may grant short-term variable pay to its executives.

•
“subsidiaries” means, with respect to any person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated or person which (a) such first person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (b) such first person directly or indirectly has the power to appoint a general partner, manager or managing member or others performing similar functions, or otherwise has the power to direct the policies, management and affairs of such other person.

•
“superior proposal” refers to an unsolicited, bona fide written alternative proposal, substituting in the definition of alternative proposal “20%” for “80%” and “80%” for “20%” in each place each such phrase appears, made after January 24, 2022, that the applicable party’s board of directors determines in good faith, after consultation with the applicable party’s outside legal and financial advisors, and considering all legal, financial, financing and regulatory aspects of the proposal, the identity of the person(s) making the proposal, the conditions to the closing and the timing and likelihood of the proposal being consummated in accordance with its terms, would, if consummated, result in a transaction (A) that is more favorable to such party’s shareholders or stockholders, as applicable, from a financial point of view than the transactions contemplated by the Merger Agreement and (B) that is reasonably likely to be completed, taking into account any regulatory, financing or approval requirements and any other aspects considered relevant by such party’s board of directors.

•	“surviving corporation” refers to Exterran as the company that, under the Merger Agreement, survives the merger under Delaware law as a wholly owned subsidiary of Enerflex at the effective time.

•
“takeover statute” refers to any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other form of anti-takeover statute or regulation that is applicable to the Merger Agreement or the other transactions contemplated by the Merger Agreement.

•	“total purchase consideration” collectively refers to the merger consideration, and other amounts as defined as consideration by the acquisition method of accounting.

•	“transaction” refers to the merger as contemplated under the Merger Agreement.

•	“Treasury Regulations” refers to U.S. Treasury regulations promulgated under the Code.

•
“TRIR” means the total recordable injury rate calculated by multiplying the number of recordable injuries in a calendar year by 200,000 (100 employees working 2,000 hours per year) and dividing the value by the total hours worked in the year.

•	“TSR” means total shareholder return.

•	“TSX” refers to the Toronto Stock Exchange.

•	“U.S.” refers to the United States of America.

•	“U.S. Exchange Act” refers to the U.S. Securities Exchange Act of 1934, as amended.

•	“U.S. Securities Act” refers to the U.S. Securities Act of 1933, as amended.

•	“Wells Fargo Securities” refers to Wells Fargo Securities, LLC, financial advisor to Exterran in connection with the transaction.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION AND THE EXTERRAN SPECIAL MEETING
The following are brief answers to certain questions that you, as a stockholder of Exterran, may have regarding the transaction and the other matters being considered at the Exterran special meeting. You are urged to carefully read this proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus in their entirety because this section may not provide all the information that is important to you regarding these matters. Please refer to the section entitled “Summary” on page [    ] for a summary of important information regarding the Merger Agreement and the transactions contemplated thereby. Additional important information is contained in the annexes to, and the documents incorporated by reference into, this proxy statement/prospectus. You may obtain the information incorporated by reference in this proxy statement/prospectus, without charge, by following the instructions under the section entitled “Where You Can Find Additional Information,” on page [    ].

Q:	Why am I receiving this proxy statement/prospectus?

A:
You are receiving this proxy statement/prospectus because Exterran has agreed to be acquired by Enerflex through a merger of merger sub with and into Exterran, with Exterran surviving as a wholly owned subsidiary of Enerflex. The Merger Agreement, which governs the terms and conditions of the transaction, is attached to this proxy statement/prospectus as Annex A.

Exterran is sending these materials to Exterran stockholders to help them decide how to vote their shares with respect to the adoption of the Merger Agreement, among other important matters.

Q:	What matters am I being asked to vote on?

A:	In order to complete the transaction, among other things, Exterran stockholders must approve the proposal to adopt the Merger Agreement in accordance with the DGCL.
Exterran is holding the Exterran special meeting to obtain approval of the Exterran merger proposal. At the Exterran special meeting, Exterran stockholders will also be asked to consider and vote on:

•
a proposal to approve, on a
non-binding,
advisory basis, the compensation that may be paid or become payable to Exterran’s named executive officers that is based on or otherwise relates to the transactions contemplated by the Merger Agreement; and

•
a proposal to approve the adjournment of the Exterran special meeting from time to time to solicit additional proxies in favor of the Exterran merger proposal if there are insufficient votes at the time of such adjournment to approve the Exterran merger proposal, to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to Exterran stockholders or if otherwise determined by the chairperson of the meeting to be necessary or appropriate.

Your vote is very important, regardless of the number of shares that you own. The approval of the Exterran merger proposal is a condition to the obligations of the parties to complete the transaction. Neither the approval of the Exterran compensation proposal nor the approval of the Exterran adjournment proposal is a condition to the obligations of the parties to complete the transaction.

Q:	When and where will the Exterran special meeting take place?

A:
The Exterran special meeting will be held virtually via the internet on [                ], 2022, beginning at [                ] [am/pm], Central Time. The Exterran special meeting will be held solely via live audio webcast and there will not be a physical meeting location. Exterran stockholders will be able to attend the Exterran special meeting online and vote their shares electronically during the meeting by visiting

www.proxydocs.com/EXTN. If you choose to attend the Exterran special meeting and vote your shares during the Exterran special meeting, you will need the control number located on your proxy card as described in the section entitled “
The Exterran Special Meeting—
Date, Time and Place of the Exterran Special Meeting
” on page [ ].
Even if you plan to attend the Exterran special meeting, Exterran recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the Exterran special meeting.
If you hold your shares through a bank, broker or other nominee in “street name” instead of as a registered holder, you must follow the voting instructions provided by your bank, broker or other nominee in order to vote your shares. Your voting instructions must be received by your bank, broker or other nominee prior to the deadline set forth in the information from your bank, broker or other nominee on how to submit voting instructions. If you do not provide voting instructions to your bank, broker or other nominee with respect to a proposal, your shares of Exterran common stock will not be voted on that proposal as your bank, broker or other nominee does not have discretionary authority to vote on any of the Exterran proposals; see the section entitled “
The Exterran Special
Meeting—Quorum; Abstentions and Broker Non-Votes
,” on page [    ].
If you wish to attend the special meeting to personally vote your shares held in “street name” via the special meeting website, you will need to obtain a proxy from the holder of record (i.e. your broker, bank or other nominee); a proxy is not the form of proxy card enclosed with this proxy statement. Please follow the instructions from your broker, bank or other nominee included with these proxy materials, or contact that organization to request a proxy form.

Q:	Does my vote matter?

A:
Yes, your vote is very important, regardless of the number of shares that you own. The transaction cannot be completed unless, among other things, the Exterran merger proposal is approved by Exterran stockholders.

A failure to return or submit your proxy or to vote at the Exterran special meeting as provided in this proxy statement/prospectus will have the same effect as a vote “
AGAINST
” the Exterran merger proposal. Assuming a quorum is present, the failure to return or submit your proxy and to attend the Exterran special meeting will have no effect on the Exterran compensation proposal or the Exterran adjournment proposal. The failure of any shares present or represented by proxy at the Exterran special meeting to vote affirmatively or negatively on the Exterran compensation proposal or, assuming a quorum is present, the Exterran adjournment proposal will have no effect on such proposal. If a quorum is not present, the failure of any shares present or represented by proxy at the Exterran special meeting to vote affirmatively on the Exterran adjournment proposal will be treated as a vote “
AGAINST
” such proposal.

Q:	What will Exterran stockholders receive for their Exterran common stock if the transaction is completed?

A:
Under the Merger Agreement, at the effective time, each share of common stock of Exterran, par value $0.01 per share, issued and outstanding immediately prior to the effective time of the merger (other than certain excluded shares as described in the Merger Agreement) will be converted into the right to receive the “exchange ratio” of 1.021 validly issued, fully paid and non-assessable
Enerflex common shares. Each holder of Exterran common stock will receive cash (without interest and less any applicable withholding taxes) in lieu of any fractional Enerflex common shares that such stockholder would otherwise receive as merger consideration in the transaction. Any cash amounts to be received by Exterran stockholders in lieu of any fractional Enerflex common shares will be rounded to the nearest cent.

The exchange ratio is fixed and will not be adjusted to reflect changes in the price of Exterran common stock or Enerflex common shares prior to the effective time. Enerflex intends to apply to list the Enerflex

common shares received by Exterran stockholders under the merger on the NYSE or Nasdaq under the symbol “[            ]”, and the TSX under the symbol “EFX.” Based on the number of shares of Exterran common stock issued and issuable pursuant to Exterran equity awards and Enerflex common shares outstanding on [            ], 2022, upon completion of the transaction, we expect that former Exterran stockholders will own approximately 27.5% of the outstanding Enerflex common shares, and holders of Enerflex common shares immediately prior to the transaction will own approximately 72.5% of the outstanding common shares of Enerflex. Exterran common stock is traded on the NYSE under the symbol “EXTN.” We encourage you to obtain current quotes for the Enerflex common shares and the Exterran common stock.
Because Enerflex will issue a fixed number of Enerflex common shares in exchange for each share of Exterran common stock, the value of the merger consideration that Exterran stockholders will receive in the transaction will depend on the market price of Enerflex common shares at the effective time and will not be known at the time that Exterran stockholders vote on the transaction. The market price of Enerflex common shares that Exterran stockholders receive at the effective time could be greater than, less than or the same as the market price of Enerflex common shares on the date of this proxy statement/prospectus or at the time of the Exterran special meeting. Based on the closing price of Enerflex common shares of C$7.90 on the TSX on January 21, 2022, the last full trading day prior to that on which the Merger Agreement was announced, the implied value of the merger consideration to Exterran stockholders was approximately C$8.07 per share of Exterran common stock. On [    ], 2022, the latest practicable trading day before the date of this proxy statement/prospectus, the closing price of Enerflex common shares on the TSX was C$[    ] per share, resulting in an implied value of the merger consideration to Exterran stockholders of C$[    ] per share of Exterran common stock.
For more information regarding the merger consideration to be received by Exterran stockholders if the transaction is completed, see the section entitled “
The Merger Agreement—Merger Consideration
” on page [    ].

Q:	How does the Exterran board recommend that I vote at the Exterran special meeting?

A:	The Exterran board unanimously recommends that you vote “ FOR ” the Exterran merger proposal, “ FOR ” the Exterran compensation proposal and “ FOR ” the Exterran adjournment proposal.
In considering the recommendations of the Exterran board, Exterran stockholders should be aware that Exterran directors and executive officers have interests in the transaction that may be different from, or in addition to, the interests of Exterran stockholders generally. These interests may include the treatment of outstanding Exterran equity awards under the Merger Agreement, the potential payment of severance benefits and acceleration of outstanding Exterran equity awards upon certain terminations of employment, retention awards and rights to ongoing indemnification and insurance coverage.
Each executive officer of Exterran has entered into a change of control agreement, which will entitle the executive officer to receive additional compensation if the executive officer is terminated for a qualifying termination. For a more complete description of such change of control agreements, see the section entitled “
The Exterran Merger Proposal—Interests of Exterran’s Directors and Executive Officers in the Transaction—Change of Control Agreements
” on page [    ].
Additionally, under the Exterran Corporation 2020 Stock Incentive Plan, Exterran awards assumed by Enerflex will continue to vest under their existing terms and will not be accelerated unless an executive officer’s employment is terminated by Enerflex without “cause” or by the employee for “good reason” within 18 months of the merger. The total estimated amounts that would be payable to Exterran’s named executive officers is $[19,292,376], and is described in further detail in the section entitled “
The Exterran Merger Proposal—Interests of Exterran’s Directors and Executive Officers in the Transaction—Golden Parachute Compensation
” on page [    ].

For a more complete description of these interests, see the information provided in the section entitled “
The Exterran Merger Proposal—Interests of Exterran’s Directors and Executive Officers in the Transaction
” on page [    ].

Q:	Have any of Exterran’s stockholders already agreed to approve the proposal to adopt the Merger Agreement?

A:
Yes, pursuant to voting agreements entered into with certain stockholders, all of the funds managed by Chai Trust Company, LLC that own Exterran common stock (which we refer to as “Exterran supporting stockholders”) and all of the directors and officers of Exterran have agreed, subject to the terms and conditions of the voting agreements, to vote the shares beneficially owned by them, specifically, an aggregate of 8,157,415 shares of Exterran common stock (or [24.57]% of the outstanding shares as of [                ], 2022) in the case of the Exterran supporting stockholders, and an aggregate of 1,218,412 shares of Exterran common stock (or [3.67]% of the outstanding shares as of [                ], 2022 and together with the Exterran supporting stockholders, [28.24]% of the outstanding shares as of [                ], 2022), in the case of the directors and officers of Exterran, in favor of the adoption of the Merger Agreement and the approval of the transaction. The Exterran supporting stockholders and directors and officers also agreed to certain restrictions on the transfer of the shares beneficially owned by that stockholder at such time (which we refer to as the “covered shares”), as well as restrictions on transfer of voting rights with respect to the covered shares. For additional information, see the section entitled “
The Voting Agreements
” beginning on page [    ].

Q:	If my Exterran stock is represented by physical stock certificates, should I send my stock certificates now?

A:
No. After the transaction is completed, you will receive a transmittal form from the exchange agent with instructions for the surrender of your Exterran stock certificates.
Please do not send your stock certificates with your proxy card.

Q:	Who may vote at the Exterran special meeting?

A:
All holders of record of shares of Exterran common stock who held shares at the close of business on [    ] are entitled to receive notice of, and to vote at, the Exterran special meeting. Each such holder of Exterran common stock is entitled to cast one vote on each matter properly brought before the Exterran special meeting for each share of Exterran common stock that such holder owned of record as of the record date. Attendance at the Exterran special meeting is not required to vote. See below and the section entitled “
The Exterran Special Meeting—Voting by Proxy or in Person
” on page [    ] for instructions on how to vote your shares without attending the Exterran special meeting.

Q:	What is a proxy?

A:
A proxy is a stockholder’s legal designation of another person to vote shares owned by such stockholder on their behalf. The document used to designate a proxy to vote your shares of Exterran common stock is referred to as a “proxy card.”

Q:	How many votes does each share of Exterran common stock have?

A:
Each Exterran stockholder is entitled to one vote for each share of Exterran common stock held of record as of the record date. As of the record date, there were [    ] outstanding shares of Exterran common stock.

Q:	How many votes must be present to hold the Exterran special meeting?

A:
A quorum is the minimum number of shares required to be represented, either by the appearance of the stockholder in person (including virtually) or through representation by proxy, to hold a valid meeting.

Holders of a majority of the aggregate voting power of the Exterran common stock issued and outstanding and entitled to vote at the meeting must be present via the special meeting website or represented by proxy at the Exterran special meeting in order to constitute a quorum.
If a quorum is not present, the Exterran special meeting may be adjourned or postponed until the holders of the number of shares of Exterran common stock required to constitute a quorum attend.

Q:	Where will the Enerflex common shares that I receive in the transaction be publicly traded?

A:
Enerflex intends to apply to list the common shares of Enerflex received by Exterran stockholders in the merger on the NYSE or Nasdaq under the symbol “[            ].” The Enerflex common shares are currently listed on the TSX under the symbol “EFX”. Conditional listing approval of the Enerflex common shares on the NYSE or Nasdaq, as the case may be, and the conditional listing approval by the TSX of the Enerflex common shares to be issued to Exterran stockholders pursuant to the Merger Agreement is a condition to the closing of the Merger Agreement. [The TSX has conditionally approved the listing of the Enerflex common shares to be issued to Exterran stockholders pursuant to the Merger Agreement], which Enerflex common shares will be registered in the U.S. pursuant to this proxy statement/prospectus. Listing of such Enerflex common shares is subject to Enerflex fulfilling all of the requirements of the TSX on or before the business day following the closing date. Enerflex is required under the terms of the Merger Agreement to apply to the NYSE or Nasdaq to list the Enerflex common shares to be issued to Exterran stockholders pursuant to the Merger Agreement on the NYSE or Nasdaq, which Enerflex common shares will be registered in the U.S. pursuant to this proxy statement/prospectus. Listing will be subject to Enerflex fulfilling all the listing requirements of the NYSE or Nasdaq. There can be no assurance that the Enerflex common shares will be accepted for listing on either the NYSE or Nasdaq and the TSX.

Q:	What happens if the transaction is not completed?

A:
If the Exterran merger proposal is not approved by Exterran stockholders, or if the transaction is not completed for any other reason, Exterran stockholders will not receive the merger consideration or any other consideration in connection with the transaction, and their Exterran common stock will remain outstanding.

If the transaction is not completed, Enerflex and Exterran will each remain public companies independent of one another, the Exterran common stock will continue to be listed and traded on the NYSE under the symbol “EXTN.”
If the Merger Agreement is terminated under specified circumstances, Exterran may be required to pay Enerflex a termination payment of $10.0 million. If the Merger Agreement is terminated under specified circumstances, Enerflex may be required to pay Exterran a termination payment of either $20.0 million or $30.0 million, depending on the reason for termination. See the section entitled “
The Merger Agreement—Termination or
Abandonment of the Merger Agreement
” on page [    ] for a more detailed discussion of the termination payments.

Q:	What is a “broker non-vote”?

A:
Under the NYSE rules, banks, brokers and other nominees may use their discretion to vote “uninstructed” shares (i.e., shares of record held by banks, brokers or other nominees, but with respect to which the beneficial owner of such shares has not provided instructions on how to vote on a particular proposal) with respect to matters that are considered to be “routine,” but not with respect to
“non-routine”
matters. All of the Exterran proposals are
“non-routine”
matters under NYSE rules.

A
“broker non-vote” occurs
on an item when (1) a bank, broker or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other proposals without instructions from the beneficial owner of the shares, and (2) the beneficial owner fails to provide the bank, broker or other nominee with such instructions. The impact of broker non-votes
and other
non-votes
on the Exterran proposals is discussed in the section entitled “
The Exterran Special Meeting – Quorum: Abstentions and Broker
Non-Votes”
beginning on page [    ].

Q:
What stockholder vote is required for the approval of each Exterran proposal at the Exterran special meeting? What will happen if I fail to vote or abstain from voting on each Exterran proposal at the Exterran special meeting?

A:
Proposal 1: Exterran Merger Proposal
. Assuming a quorum is present at the Exterran special meeting, approval of the Exterran merger proposal requires the affirmative vote of at least a majority of the outstanding shares of Exterran common stock entitled to vote on the Exterran merger proposal. Accordingly, an Exterran stockholder’s abstention from voting or the failure of any Exterran stockholder to vote (including the failure of an Exterran stockholder who holds their shares in “street name” through a bank, broker or other nominee to give voting instructions to such bank, broker or other nominee with respect to the Exterran merger proposal) will have the same effect as a vote “
AGAINST
” the Exterran merger proposal.

Proposal 2: Exterran Compensation Proposal
. Assuming a quorum is present at the Exterran special meeting, approval of the advisory Exterran compensation proposal requires the affirmative vote of at least a majority of the votes cast affirmatively or negatively on the Exterran compensation proposal. Accordingly, assuming a quorum is present, the failure to return or submit your proxy or to attend the Exterran special meeting will have no effect on the Exterran compensation proposal. The failure of any shares present or represented by proxy at the Exterran special meeting to vote affirmatively or negatively on the Exterran compensation proposal will have no effect on such proposal.
Proposal 3: Exterran Adjournment Proposal
. Assuming a quorum is present at the Exterran special meeting, approval of the Exterran adjournment proposal requires the affirmative vote of at least a majority of the votes cast affirmatively or negatively on the Exterran adjournment proposal. If a quorum is not present, the Exterran adjournment proposal requires the approval of the stockholders present at the Exterran special meeting, by the affirmative vote of the holders of a majority in voting power thereof; provided that the chairperson of the Exterran special meeting may also adjourn such meeting in accordance with Exterran’s bylaws. Accordingly, whether or not a quorum is present, the failure to return or submit your proxy or to attend the Exterran special meeting will have no effect on the Exterran adjournment proposal. Assuming a quorum is present, the failure of any shares present or represented by proxy at the Exterran special meeting to vote affirmatively or negatively on the Exterran adjournment proposal will have no effect on such proposal. However, assuming a quorum is not present, the failure of any shares present or represented by proxy at the Exterran special meeting to vote affirmatively on the Exterran adjournment proposal will be treated as a vote “
AGAINST
” such proposal.

Q:
Why am I being asked to consider and vote on a proposal to approve, by non-binding,
advisory vote, the compensation that may be paid or become payable to Exterran’s named executive officers (
i.e
., the Exterran compensation proposal)?

A:
Under SEC rules, Exterran is required to seek a
non-binding,
advisory vote of its stockholders with respect to the compensation that may be paid or become payable to Exterran’s named executive officers that is based on or otherwise relates to the transactions contemplated by the Merger Agreement.

Q:
What happens if Exterran stockholders do not approve, by
non-binding,
advisory vote, the compensation that may be paid or become payable to Exterran’s named executive officers (i.e., the Exterran compensation proposal)?

A:
Because the vote to approve the Exterran compensation proposal is advisory in nature, the outcome of the vote will not be binding upon Exterran or the combined company, and the completion of the transaction is not conditioned or dependent upon the approval of the Exterran compensation proposal. Accordingly, the compensation that is subject to the vote, which is described in the section entitled “
The Exterran Merger Proposal—Interests of Exterran’s Directors and Executive Officers in the Transaction
” on page [ ] of this proxy statement/prospectus, may be paid to Exterran’s named executive officers even if Exterran’s stockholders do not approve the Exterran compensation proposal.

Q:	How can I vote my shares at the Exterran special meeting?

A:
Shares held directly in your name as the stockholder of record of Exterran may be voted during the Exterran special meeting via the special meeting website. If you choose to vote your shares during the virtual meeting, you will need the control number included on your proxy card in order to access the special meeting website and to vote as described in the section entitled “
The Exterran Special Meeting—Voting by Proxy or in Person
” on page [    ].

If you hold your shares through a bank, broker or other nominee in “street name” instead of as a registered holder, you must follow the voting instructions provided by your bank, broker or other nominee in order to vote your shares. Your voting instructions must be received by your bank, broker or other nominee prior to the deadline set forth in the information from your bank, broker or other nominee on how to submit voting instructions. If you do not provide voting instructions to your bank, broker or other nominee with respect to a proposal, your shares of Exterran common stock will not be voted on that proposal as your bank, broker or other nominee does not have discretionary authority to vote on any of the Exterran proposals; see the section entitled “
The Exterran Special Meeting—Quorum; Abstentions
and Broker Non-Votes
,” on page [    ].
If you wish to attend the special meeting to personally vote your shares held in “street name” via the special meeting website, you will need to obtain a proxy from the holder of record (i.e. your broker, bank or other nominee); a proxy is not the form of proxy card enclosed with this proxy statement. Please follow the instructions from your broker, bank or other nominee included with these proxy materials, or contact that organization to request a proxy form.
Even if you plan to attend the Exterran special meeting, Exterran recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the Exterran special meeting.
Additional information on attending the Exterran special meeting can be found under the section entitled “
The Exterran Special Meeting
” on page [    ].

Q:	How can I vote my shares without attending the Exterran special meeting?

A:
Stockholders of record of Exterran may direct their vote by proxy without attending the Exterran special meeting. If you are a stockholder of record, you can vote by proxy over the internet, or by telephone or by mail by following the instructions provided in the enclosed proxy card. Please note that if you hold shares beneficially in “street name,” you should follow the voting instructions provided by your bank, broker or other nominee. Additional information on voting procedures can be found under the section entitled “
The Exterran Special Meeting
” on page [    ].

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in “street name?”

A:
If your shares of Exterran common stock are registered directly in your name with AST, the transfer agent for Exterran, you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote your shares directly at the Exterran special meeting. You may also grant a proxy for your vote directly to Exterran or to a third party to vote your shares at the Exterran special meeting.

If your shares of Exterran common stock are held by a bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name.” Your bank, broker or other nominee will send you, as the beneficial owner, a package describing the procedures for voting your shares and you must instruct the bank, broker or other nominee on how to vote them by following the instructions that the bank, broker or other nominee provides to you with these proxy materials. Most banks, brokers and other nominees offer the ability for stockholders to submit voting instructions by mail by completing a voting instruction card, by telephone, and by the internet.

Q:	If my shares of Exterran common stock are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote those shares for me?

A:
No. Your bank, broker or other nominee will only be permitted to vote your shares of Exterran common stock if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee regarding the voting of your shares. Under NYSE rules, banks, brokers and other nominees who hold shares of Exterran common stock in “street name” for their customers have authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are prohibited from exercising their voting discretion with respect to non-routine
matters, which include all the Exterran proposals. As a result, absent specific instructions from the beneficial owner of such shares, banks, brokers and other nominees are not empowered to vote such shares.

Since there are no items on the agenda that your broker has discretionary authority to vote upon, your shares will not be counted as present at the Exterran special meeting for the purposes of determining a quorum if you fail to instruct your broker on how to vote on the Exterran proposals. If you fail to submit any instruction to your bank, broker or other nominee, it will have no effect on the Exterran compensation proposal, assuming that a quorum is otherwise present, and it will have no effect on the Exterran adjournment proposal. However, failure to instruct your bank, broker or other nominee on how to vote will have the same effect as a vote “
AGAINST
” the Exterran merger proposal.

Q:	What should I do if I receive more than one set of voting materials for the Exterran special meeting?

A:
If you hold shares of Exterran common stock in “street name” and also directly in your name as a stockholder of record or otherwise, or if you hold shares of Exterran common stock in more than one brokerage account, you may receive more than one set of voting materials relating to the Exterran special meeting.

Record Holders
. For shares held directly, please complete, sign, date and return each proxy card (or cast your vote by telephone or via the internet as provided on each proxy card) or otherwise follow the voting instructions provided in this proxy statement/prospectus in order to ensure that all of your shares of Exterran common stock held directly by you are voted.
Shares in “street name
.” For shares held in “street name” through a bank, broker or other nominee, you should follow the procedures provided by your bank, broker or other nominee to make sure that you vote all of your shares held in “street name.”

Q:	If a stockholder gives a proxy, how are the shares of Exterran common stock voted?

A:
Regardless of the method you choose to vote, the individuals named on the enclosed proxy card will vote your shares of Exterran common stock in the way that you indicate. For each item before the Exterran special meeting, you may specify whether your shares of Exterran common stock should be voted for or against, or should abstain from voting.

Q:	How will my shares of Exterran common stock be voted if I return a blank proxy?

A:
If you sign, date and return your proxy and do not indicate how you want your shares of Exterran common stock to be voted, then your shares of Exterran common stock will be voted in accordance with the recommendations of the Exterran board: “
FOR
” the Exterran merger proposal, “
FOR
” the Exterran compensation proposal and “
FOR
” the Exterran adjournment proposal.

Q:	Can I change my vote after I have submitted my proxy?

A:	Any Exterran stockholder giving a proxy has the right to revoke the proxy and change their vote before the proxy is voted at the Exterran special meeting by doing any of the following:

•	by voting again by internet or telephone as instructed on your proxy card before the closing of the voting facilities at [ ], Central Time, on [ ];

•	by delivering a signed written notice of revocation to Exterran’s Corporate Secretary, provided such statement is received no later than [ ];

•	by submitting a properly signed and dated proxy card with a later date that is received by Exterran no later than the close of business on [ ]; or

•	by voting at the Exterran special meeting via the special meeting website.
Execution or revocation of a proxy will not in any way affect your right to attend the Exterran special meeting and vote thereat. Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:
Exterran Corporation
11000 Equity Drive
Houston, Texas 77041
(281)
836-7000
Attention: Corporate Secretary
For more information, see the section entitled “
The Exterran Special Meeting—Revocability of Proxies and Changes to an Exterran Stockholder’s Vote
” on page [    ].

Q:	If I hold my shares in “street name,” can I change my voting instructions after I have submitted voting instructions to my bank, broker or other nominee?

A:
If your shares are held in the name of a bank, broker or other nominee and you previously provided voting instructions to your bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee to revoke or change your voting instructions.

Q:	Where can I find the voting results of the Exterran special meeting?

A:
The preliminary voting results for the Exterran special meeting are expected to be announced at the Exterran special meeting. In addition, within four business days following the special meeting, Exterran will file the final voting results of the Exterran special meeting (or, if the final voting results have not yet been certified, the preliminary results) with the SEC on a Current Report on Form
8-K.

Q:	Do Exterran stockholders have dissenters’ or appraisal rights?

A:
No. Because Exterran common stock will be listed on the NYSE as of the record date for the Exterran special meeting and Exterran stockholders are solely receiving Enerflex common shares (and such shares must be listed on NYSE or Nasdaq as a condition to the merger) and cash in lieu of fractions thereof as merger consideration in exchange for their Exterran common stock, no appraisal rights are available under Section 262 of the DGCL with respect to the merger or the other transactions contemplated by the Merger Agreement.

Q:	Are there any risks that I should consider in deciding whether to vote for the approval of the Exterran merger proposal?

A:
Yes. You should read and carefully consider the risk factors set forth in the section entitled “
Risk Factors
” on page [    ]. You also should read and carefully consider the risk factors with respect to Exterran and Enerflex that are contained in the documents that are incorporated by reference into this proxy statement/prospectus.

Q:	What happens if I sell my shares of Exterran common stock after the record date but before the Exterran special meeting?

A:
The record date is earlier than the date of the Exterran special meeting. If you sell or otherwise transfer your shares of Exterran common stock after the record date but before the Exterran special meeting, you will, unless special arrangements are made, retain your right to vote at the Exterran special meeting.

Q:	Who is paying for the Exterran special meeting and this proxy solicitation?

A:
Exterran has engaged Innisfree M&A Incorporated (which we refer to as “Innisfree”) to assist in the solicitation of proxies for the Exterran special meeting. Exterran estimates that it will pay Innisfree a fee of approximately $20,000, plus reimbursement for certain out-of-pocket
fees and expenses. Exterran has agreed to indemnify Innisfree against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

Exterran also may be required to reimburse banks, brokers and other custodians, nominees and fiduciaries or their respective agents for their expenses in forwarding proxy materials to beneficial owners of Exterran common stock. Exterran’s directors, officers and employees and Enerflex’s directors, officers and employees also may solicit proxies by telephone, by electronic means or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	When is Enerflex’s acquisition of Exterran expected to be completed?

A:
Subject to the satisfaction or waiver of the closing conditions described under the section entitled “
The Merger Agreement—Conditions that Must Be Satisfied or Waived for the Transaction to Occur
” on page [    ], including approval of the Exterran merger proposal by Exterran stockholders, the transaction is expected to be completed in the second half of 2022. However, neither Exterran nor Enerflex can predict the actual date on which the transaction will be completed, or if the transaction will be completed at all, because completion of the transaction is subject to conditions and factors outside the control of both companies, including the receipt of certain required antitrust approvals. The Merger Agreement requires Enerflex’s acquisition of Exterran to be completed by the end date of October 24, 2022, with one automatic
30-day
extension to obtain antitrust approvals and financing.

Q:	What equity stake will Exterran stockholders hold in Enerflex immediately following the transaction?

A:
Based on the number of Enerflex common shares and shares of Exterran common stock outstanding on [                ], 2022, at the effective time, former Exterran stockholders are expected to own approximately 27.5% of the outstanding Enerflex common shares, and persons who were Enerflex shareholders immediately prior to the transaction are expected to own approximately 72.5% of the outstanding Enerflex common shares. The relative ownership interests of Enerflex shareholders and former Exterran stockholders in Enerflex immediately following the transaction will depend on the number of Enerflex common shares and shares of Exterran common stock issued and outstanding immediately prior to the transaction.

Q:	If I am a holder of Exterran common stock, how will I receive the merger consideration to which I am entitled?

A:
If you hold your shares of Exterran common stock in book-entry form, whether through The Depository Trust or otherwise, you will not be required to take any specific actions to exchange your shares for Enerflex common shares. Your shares of Exterran common stock will, at the effective time, be automatically exchanged for the Enerflex common shares and any cash in lieu of fractional Enerflex common shares to which you are entitled. If you instead hold your shares of Exterran common stock in certificated form, then, after receiving the proper and completed documentation from you following the completion of the transaction, [    ] or a bank or trust company or similar institution selected by Enerflex with Exterran’s prior approval will deliver to you the Enerflex common shares and any cash in lieu of any fractional Enerflex common shares to which you are entitled as merger consideration. More information may be found in the sections entitled “
The Merger Agreement—Merger Consideration
” and “
The Merger Agreement—No Fractional Shares
” on pages [    ] and [    ], respectively.

Q:	Will the Enerflex common shares to be issued to Exterran stockholders at the effective time be traded on an exchange?

A:
Yes. It is a condition to the completion of the transaction that the Enerflex common shares to be issued in connection with the merger be approved for listing on the NYSE or Nasdaq, subject to official notice of issuance, and the TSX, subject to customary listing conditions. Enerflex intends to apply to list the Enerflex common shares received by Exterran stockholders in the merger, on the NYSE or Nasdaq under the symbol “[            ]” and the TSX under the symbol “EFX.”

Enerflex common shares to be issued to Exterran stockholders in connection with the transaction will be freely transferable, except for Enerflex common shares issued to any stockholder deemed to be an “affiliate” of Enerflex for purposes of United States (which we refer to as the “U.S.”) federal securities law. Enerflex common shares to be issued to Exterran stockholders in connection with the transaction will not be legended and may be resold in Canada through registered dealers provided that (i) the trade is not a “control distribution” as defined in National
Instrument 45-102—
Resale
 of Securities
of the Canadian Securities Administrators, (ii) no unusual effort is made to prepare the market or to create a demand for the Enerflex common shares, (iii) no extraordinary commission or consideration is paid to a person in respect of such sale, and (iv) if the selling security holder is an insider or officer of Enerflex, as the case may be, the selling security holder has no reasonable grounds to believe that Enerflex is in default of applicable Canadian securities laws. For more information, see the section entitled “
The Exterran Merger Proposal—Restrictions on Resales of Enerflex Common Shares Received in the Transaction
” on page [    ].

Q:	What are the material U.S. federal income tax consequences of the transaction?

A:
Enerflex and Exterran intend that the transaction will qualify as a “reorganization” within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (which we refer to as the “Code”) and that Section 367(a)(1) of the Code will not apply to cause the transaction to result in gain recognition by U.S. Exterran stockholders that exchange their shares of Exterran common stock for the merger consideration (other than any such holder of Exterran common stock who would be treated as a “five-percent transferee shareholder” (within the meaning of Section 1.367(a)-3(c)(5)(ii) of
the U.S. Treasury regulations promulgated under the Code, which we refer to as the “Treasury Regulations”) of Enerflex following the transaction who does not enter into a five-year gain recognition agreement in the form provided in Treasury
Regulations Section 1.367(a)-8 or
does not comply with the requirements of that

agreement and Treasury
Regulations Section 1.367(a)-8 for
avoiding the recognition of gain, which we refer to as an “excepted shareholder”). However, neither Enerflex nor Exterran intend to seek or obtain a ruling from the U.S. Internal Revenue Service (which we refer to as the “IRS”) regarding the U.S. federal income tax treatment of the transaction. In addition, neither the obligation of Enerflex nor of Exterran to complete the transaction is conditioned upon the receipt of an opinion from counsel to the effect that the transaction will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that the transaction will not result in gain recognition under Section 367(a)(1) of the Code by Exterran stockholders (other than any excepted stockholder).
If the transaction qualifies as a reorganization and Section 367(a) does not apply to require gain recognition, a U.S. holder (other than an excepted shareholder) that exchanges shares of Exterran common stock for the merger consideration in the transaction will generally not recognize gain or loss other than with respect to any cash received in lieu of fractional Enerflex common shares. If the transaction were to fail to qualify as a reorganization for U.S. federal income tax purposes, U.S. Exterran stockholders would recognize gain or loss on their exchange of Exterran common stock for the merger consideration. If the transaction qualified as a reorganization but were to fail to satisfy the requirements for an exception to Section 367(a)(1) of the Code, U.S. Exterran stockholders would be required to recognize the full amount of any gain, but not any loss, on their exchange of Exterran common stock for the merger consideration. For the definition of “U.S. holder” and a more detailed discussion of the material U.S. federal income tax consequences of the transaction to U.S. holders, see the section entitled “
The Exterran Merger Proposal—Material U.S. Federal Income Tax Consequences
” on page [    ].
The U.S. federal income tax consequences described above may not apply to all Exterran stockholders. The tax consequences to Exterran stockholders will depend on their individual situations. Accordingly, all Exterran stockholders are urged to consult their own tax advisors for a full understanding of the particular tax consequences of the transaction to them.

Q:	What are the material Canadian federal income tax consequences of the transaction?

A:
A Canadian resident holder (as defined in the section entitled “
The Exterran Merger Proposal—Certain Canadian Federal Income Tax Consequences
,” on page [    ]) who disposes of their Exterran common stock for Enerflex common shares (and any cash received in lieu of a fractional Enerflex common share) in connection with the transaction will generally realize a capital gain (or capital loss) for Canadian federal income tax purposes equal to the amount by which the sum of the aggregate of the fair market value of the Enerflex common shares and any cash received in lieu of a fractional Enerflex common share exceeds (or is less than) the adjusted cost base of the Canadian resident holder’s Exterran common stock determined immediately before the disposition and any reasonable costs of disposition.

A non-Canadian resident
holder (as defined in the section entitled “
The Exterran Merger Proposal—Certain Canadian Federal Income Tax Consequences
,” on page [    ]) will not be subject to tax under the Income Tax Act (Canada) (which we refer to as the “Canadian tax act”) on any capital gain realized on a disposition of Exterran common stock in connection with the transaction, or on a subsequent disposition of an Enerflex common share acquired as result of the transaction, as applicable, unless the relevant share is “taxable Canadian property,” and is not “treaty-protected property” (as those terms are defined in the Canadian tax act) of the non-Canadian
resident holder, at the time of the disposition.
For more information, see the section entitled “
The Exterran Merger Proposal—Certain Canadian Federal Income Tax Consequences
,” on page [    ].

Q:	Is the exchange ratio subject to adjustment based on changes in the prices of Exterran common stock or Enerflex common shares? Can it be adjusted for any other reason?

A:
For the merger consideration, for each share of Exterran common stock, you will receive a fixed number of Enerflex common shares equal to the exchange ratio of 1.021, not a number of shares that will be determined based on a fixed market value. The market value of Enerflex common shares and the market value of Exterran common stock at the effective time may vary significantly from their respective values on the date that the Merger Agreement was executed or at other dates, such as the date of this proxy statement/prospectus or the date of the Exterran special meeting. Stock price changes may result from a variety of factors, including changes in Enerflex’s or Exterran’s respective businesses, operations or prospects, regulatory considerations, and general business, market, industry or economic conditions. The exchange ratio will not be adjusted to reflect any changes in the market value of Enerflex common shares or the market value of Exterran common stock. Therefore, the aggregate market value of the Enerflex common shares that you are entitled to receive at the effective time could vary significantly from the value of such shares on the date of this proxy statement/prospectus or the date of the Exterran special meeting. See the risk factor entitled “
Because the exchange ratio is fixed and the market price of shares of Enerflex common shares has fluctuated and will continue to fluctuate, Exterran stockholders cannot be sure of the value of the merger consideration they will receive in the transaction prior to the closing of the transaction
,” on page [ ].
However, the merger consideration will be equitably adjusted to provide you and Enerflex with the same economic effect as contemplated by the Merger Agreement in the event of any further reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger or other similar transaction involving Exterran common stock or Enerflex common shares prior to the effective time.

Q:	What should I do now?

A:
You should read this proxy statement/prospectus carefully and in its entirety, including the annexes, and return your completed, signed and dated proxy card(s) by mail in the enclosed postage-paid envelope or submit your voting instructions by telephone or over the internet as soon as possible so that your shares will be voted in accordance with your instructions.

Q:	How can I find more information about Exterran or Enerflex?

A:
You can find more information about Exterran or Enerflex from various sources described in the section entitled “
Where You Can Find Additional Information
,” on page [    ] of this proxy statement/prospectus.

Q:	Whom do I call if I have questions about the Exterran special meeting or the transaction?

A:	If you have questions about the Exterran special meeting or the transaction, or desire additional copies of this proxy statement/prospectus or additional proxies, you may contact:
INNISFREE M&A INCORPORATED
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders May Call:
Toll-Free at (888)
750-5834
(from the U.S. and Canada)
Or +1 (412)
232-3651
(from other locations)
Banks & Brokers May Call: (212)
750-5833

SUMMARY
This summary highlights information contained elsewhere in this proxy statement/prospectus and may not contain all of the information that might be important to you. Exterran and Enerflex urge you to read carefully the remainder of this proxy statement/prospectus, including the attached annexes, the documents incorporated by reference into this proxy statement/prospectus and the other documents to which Exterran and Enerflex have referred you. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find Additional Information” on page [    ]. Each item in this summary includes a page reference to direct you to a more complete description of the topics presented in this summary.
Information about the Companies (page [    ])
Enerflex Ltd.
Suite 904, 1331 Macleod Trail S.E.
Calgary, Alberta, Canada, T2G 0K3
(403)
387-6377
Enerflex is a single-source supplier of natural gas compression, oil and gas processing, refrigeration systems, energy transition solutions, and electric power generation equipment – plus related in-house
engineering and mechanical services expertise. Enerflex’s broad in-house
resources provide the capability to engineer, design, manufacture, construct, commission, service, and operate hydrocarbon and other gas handling systems. Enerflex’s expertise encompasses field production facilities, compression and natural gas processing plants, gas lift compression, refrigeration systems, energy transition solutions, and electric power solutions serving the natural gas production industry.
Headquartered in Calgary, Alberta, Canada, Enerflex has approximately 2,100 employees worldwide. Enerflex, its subsidiaries, interests in associates, and joint operations operate in Canada, the United States of America, Argentina, Bolivia, Brazil, Colombia, Mexico, the United Kingdom, Bahrain, Kuwait, Oman, the United Arab Emirates (which we refer to as the “UAE”), Australia, New Zealand, Indonesia, Malaysia, and Thailand. Through Enerflex’s owned natural gas infrastructure, Enerflex transforms over 3.1 billion cubic feet of natural gas per day, globally.
Enerflex has fabrication and workshop facilities in Calgary, Alberta; Houston, Texas; and Brisbane, Queensland, that supply custom fabricated and standard equipment to customers worldwide. Enerflex is one of the leading suppliers of natural gas compression within the rental market in Canada, the U.S., Latin America, and the Middle East, with a global rental fleet of approximately 800,000 horsepower. Enerflex is a highly-qualified service provider with industry-certified mechanics and technicians strategically situated across a network of 53 service locations in Canada, the U.S., Latin America, the Middle East, and Asia Pacific.
Enerflex’s revenue is derived from the sale of natural
gas-related
products and services, including: engineering, design, and fabrication of hydrocarbon production and processing facilities, natural gas compression equipment, energy transition solutions, and electric power facilities; rental of natural gas compression, processing, and electric power equipment; after-market service, operations and maintenance, and parts distribution, for compression, process, refrigeration, and power generation equipment, as well as retrofit solutions for compression and power generation equipment; and
concept-to-commissioning
of integrated turnkey (which we refer to as “ITK”) systems and build-own-operate-maintain
(which we refer to as “BOOM”) solutions for natural gas compression, processing, and power generation.
Through Enerflex’s ability to provide these products and services in an integrated manner, or as stand-alone offerings, Enerflex offers customers a unique value proposition well suited to address their changing needs.

Enerflex was formed on June 1, 2011 pursuant to a plan of arrangement under section 192 CBCA among Toromont Industries Ltd., its shareholders, Enerflex Ltd. and 77877014 Canada Inc. Enerflex’s registered, executive and corporate head office is located at Suite 904, 1331 Macleod Trail S.E., Calgary, Alberta, Canada, T2G 0K3. Enerflex common shares are listed on the TSX under the symbol “EFX.”
Additional information about Enerflex can be found on its website at
www.enerflex.com
and under Enerflex’s electronic profile on SEDAR’s website. The information contained in, or that can be accessed through, Enerflex’s website and/or SEDAR’s website is not intended to be incorporated in this proxy statement/prospectus. For additional information about Enerflex, see the section entitled “
Where You Can Find Additional Information
” on page [    ].
Enerflex US Holdings Inc.
10815 Telge Road
Houston, Texas USA 77095
(281)
345-9300
Merger sub, a Delaware corporation and a direct wholly owned subsidiary of Enerflex, was formed solely for the purpose of facilitating the transactions contemplated by the Merger Agreement. Merger sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the Merger Agreement. By operation of the merger, merger sub will merge with and into Exterran. As a result, immediately following the merger, Exterran will survive as a direct wholly owned subsidiary of Enerflex.
Merger sub’s principal executive offices are located at 10815 Telge Road, Houston, Texas, USA 77095, and its telephone number is (281)
345-9300.
Exterran Corporation
11000 Equity Drive
Houston, TX 77041
(281)
836-7000
Exterran is a global systems and process company offering solutions in the oil, gas, water and power markets. Exterran is a leader in natural gas processing and treatment and compression products and services, providing critical midstream infrastructure solutions to customers throughout the world. Exterran is headquartered in Houston, Texas and operates in approximately 25 countries.
Exterran common stock is traded on the NYSE under the symbol “EXTN.” Exterran’s principal executive offices are located at 11000 Equity Drive, Houston, TX 77041, and its telephone number is (281)
836-7000.
Additional information about Exterran can be found on its website at
www.exterran.com
. The information contained in, or that can be accessed through, Exterran’s website is not intended to be incorporated in this proxy statement/prospectus. For additional information about Exterran, see the section entitled “
Where You Can Find Additional Information
,” on page [    ].
Summary of Risk Factors (page [    ])
The transactions contemplated by the Merger Agreement involve risks, some of which are related to the transaction. In considering the transaction, including whether to vote for the Exterran proposals, you should carefully consider the information about these risks set forth under the section entitled “
Risk Factors
” on

page [    ], a summary of which is set forth below, together with the other information included or incorporated by reference in this proxy statement/prospectus.

•
Because the exchange ratio is fixed and the market price of Enerflex common shares has fluctuated and will continue to fluctuate, Exterran stockholders cannot be sure of the value of the merger consideration they will receive in the transaction prior to the closing of the transaction.

•	The Enerflex common shares to be received by Exterran stockholders at the effective time will have different rights from shares of Exterran common stock.

•
In order to complete the transaction, Enerflex and Exterran must obtain certain governmental approvals, and if such approvals are not granted or are granted with conditions that become applicable to the parties, completion of the transaction may be delayed, jeopardized or prevented and the anticipated benefits of the transaction could be reduced.

•
The Merger Agreement contains provisions that make it more difficult for Enerflex and Exterran to pursue alternatives to the transaction and may discourage other companies from trying to acquire Exterran for greater consideration than what Enerflex has agreed to pay.

•
Directors and executive officers of Exterran have interests in the transaction that may differ from the interests of Exterran stockholders generally, including, the treatment of outstanding Exterran equity awards under the Merger Agreement, the potential payment of severance benefits and acceleration of outstanding Exterran equity awards upon certain terminations of employment pursuant to change of control agreements, retention awards and rights to ongoing indemnification and insurance coverage.

•	Except in specified circumstances, if the effective time has not occurred by the end date, either Exterran or Enerflex may choose not to proceed with the transaction.

•	Current Enerflex shareholders and Exterran stockholders will have a reduced ownership and voting interest after the transaction and will have less input into the management of the combined company.

•	Exterran and Enerflex may be targets of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the transaction from being completed.

•
If the transaction is not treated as a “reorganization” for U.S. federal income tax purposes, or if the requirements for exception to Section 367(a) of the Code are not met, Exterran stockholders may be required to recognize gain for U.S. federal income tax purposes upon their exchange shares of Exterran common stock for the merger consideration.

•	Enerflex and Exterran may have difficulty attracting, motivating and retaining executives and other key employees in light of the combination of Enerflex and Exterran.

•	If an alternative proposal to acquire Exterran is made, consummation of the transaction may be delayed or impeded.

•	The financial forecasts are based on various assumptions that may not be realized.

•	After Enerflex’s combination with Exterran, Enerflex may fail to realize projected benefits and cost savings of the combination, which could adversely affect the value of Enerflex common shares.

•	Resale of Enerflex common shares following the transaction may cause the market value of Enerflex common shares to decline.

•
The unaudited pro forma condensed consolidated financial information of Exterran and Enerflex is presented for illustrative purposes only and may not be indicative of the results of operations or financial condition of the combined company following the combination of Enerflex and Exterran.

•
The additional indebtedness that Enerflex will incur in connection with the transaction could adversely affect Enerflex’s financial position, including by decreasing its business flexibility, ability to satisfy its debt obligations or achieve its desired credit rating.

•	Enerflex or Exterran may waive one or more of the closing conditions without re-soliciting Enerflex shareholder approval or Exterran stockholder approval, respectively.
Failure by Enerflex to successfully execute the combined company’s business strategy and objectives may materially adversely affect the future results of the combined company and the market value of Enerflex common shares.

•
There may be less publicly available information concerning Enerflex than there is for issuers that are not foreign private issuers because, as a foreign private issuer, Enerflex is exempt from a number of rules under the U.S. Exchange Act and is permitted to file less information with the SEC than issuers that are not foreign private issuers and Enerflex, as a foreign private issuer, is permitted to and intends to follow home country practice in lieu of the listing requirements of the NYSE, subject to certain exceptions.

•
As a foreign private issuer, Enerflex will not be subject to the provisions of Regulation FD or U.S. proxy rules and will be exempt from filing certain U.S. Exchange Act reports, which could result in the Enerflex common shares being less attractive to investors.

•
Enerflex has not yet completed its determination regarding whether its existing internal controls over financial reporting are compliant with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

•
Enerflex is organized under the laws of Canada and a substantial portion of its assets are, and many of its directors and officers reside, outside of the U.S. As a result, it may not be possible for shareholders to enforce civil liability provisions of the securities laws of the U.S. against Enerflex, its officers, or members of the Enerflex board.

•	Exchange rate fluctuations may adversely affect the foreign currency value of Enerflex common shares and any dividends.

•	Energy prices, industry conditions, and the cyclical nature of the energy industry could adversely impact Enerflex’s business and financial operations.

•	Enerflex’s failure to execute on its projects in a timely and cost-effective manner could have a material adverse effect on Enerflex.

•
The effects of climate change in the markets Enerflex operates in could result in increased costs, damage to assets and supply chain disruptions, among other impacts, which would adversely impact Enerflex’s business and financial operations.

•	Technological advances related to alternative energy sources may reduce demand for Enerflex’s products and services.

•
Investor sentiment regarding the oil and gas industry may impact Enerflex’s access to capital while evolving environmental, social and governance disclosure standards are attracting increased scrutiny from stakeholders and could lead to more costly policies and practices being implemented to the detriment of Enerflex.

•	Enerflex’s rental contracts vary in duration and Enerflex’s inability to extend or renew rental contracts with customers could adversely impact Enerflex’s business.

•	Contracted revenue may be adversely impacted as the result of customer cash flow and access to capital constraints.

•
Enerflex is subject to evolving Health, Safety and Environment (which we refer to as “HSE”) laws and regulations which are becoming increasingly stringent and may have adverse impacts on Enerflex’s financial results and operations.

•	Enerflex is exposed to various risks associated with conducting its operations internationally.

•
Enerflex relies on suppliers to source raw materials, component parts and finished products and any loss of relationship with such suppliers could negatively impact Enerflex’s results or operations and customer relationships.

•
Enerflex is subject to risks inherent in the oil and natural gas services industry which could expose it to substantial liability. To the extent a significant event falls outside the scope of Enerflex’s insurance policies, Enerflex’s results could be materially impacted.

•	The Enerflex common shares have no trading history in the United States.

•	The Enerflex common shares will be traded on more than one market and this may result in price variations.
The Transaction and the Merger Agreement (page [    ])
The Merger Agreement provides, among other things, that, upon the terms and subject to the satisfaction or waiver of the conditions set forth therein, at the effective time, merger sub will merge with and into Exterran, with Exterran surviving the merger as a direct, wholly owned subsidiary of Enerflex.
The terms and conditions of the transaction are contained in the Merger Agreement, which is described in this proxy statement/prospectus and attached to this proxy statement/prospectus as Annex A. You are encouraged to read the Merger Agreement carefully, as it is the legal document that governs the transaction. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the Merger Agreement are qualified in their entirety by reference to the full text of the Merger Agreement. For a summary of the Merger Agreement, see the section entitled “
The Merger Agreement
,” on page [    ].
Merger Consideration (page [    ])
Under the Merger Agreement, at the effective time, each share of Exterran common stock that is outstanding immediately prior to the effective time (other than certain excluded shares as described in the Merger Agreement) will be automatically converted into the right to receive 1.021 Enerflex common shares, subject to the description below regarding fractional shares and dividends or distributions.
The merger consideration will be equitably adjusted, without duplication, in the event of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares involving Exterran common stock or Enerflex common shares prior to the effective time, to proportionally reflect such change.
For a full description of the treatment of Exterran equity awards in the transaction, see the sections entitled “
The Merger Agreement—Treatment of Exterran Equity Awards
” and “
The Merger Agreement—Merger Consideration
,” on pages [    ] and [    ], respectively.
Exterran Board of Directors’ Recommendation (page [    ])
The Exterran board unanimously recommends that you vote “
FOR
” the Exterran merger proposal, “
FOR
” the Exterran compensation proposal and “
FOR
” the Exterran adjournment proposal. For a description of some of the factors considered by the Exterran board in reaching its decision to approve the Merger Agreement and additional information on the recommendation of the Exterran board that Exterran stockholders vote to adopt the Merger Agreement, see the section entitled “
The Exterran Merger Proposal—Recommendation of the Exterran Board; Exterran’s Reasons for the Transaction
,” on page [    ].

Comparative Per Share Market Price Information (page [    ])
The following table presents the closing price per share of Enerflex common shares on the TSX and of Exterran common stock on the NYSE on (a) January 21, 2022, the last full trading day prior to the public announcement of the signing of the Merger Agreement and (b) [    ], 2022, the last practicable trading day prior to the mailing of this proxy statement/prospectus. This table also shows the implied value of the merger consideration payable for each share of Exterran common stock, which was calculated by multiplying the closing price of Enerflex common shares on the TSX on those dates by the exchange ratio.

Date	Enerflex common shares TSX(1)	Exterran common stock NYSE(1)	Equivalent value of merger consideration per share of Exterran stock based on price of Enerflex common shares on TSX
	(C$)	(US$)	(C$)
January 21, 2022	7.90	3.00	8.07
[ ], 2022

(1)	Share prices are based on closing prices.
Opinion of Exterran’s Financial Advisor (page [    ])
Exterran retained Wells Fargo Securities as the financial advisor to Exterran in connection with the proposed merger. At the meeting of the Exterran board on January 23, 2022, Wells Fargo Securities rendered its oral opinion to the Exterran board that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Wells Fargo Securities in preparing its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the Exterran stockholders. Wells Fargo Securities subsequently confirmed this oral opinion by delivering its written opinion to the Exterran board, dated January 23, 2022.
The full text of the written opinion of Wells Fargo Securities dated January 23, 2022, which sets forth the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Wells Fargo Securities in preparing its opinion, is attached as
Annex B
to this proxy statement/prospectus and is incorporated herein by reference. Exterran stockholders are urged to read the opinion in its entirety. Wells Fargo Securities’ written opinion was addressed to the Exterran board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed merger, was directed only to the fairness, from a financial point of view, to the Exterran stockholders of the exchange ratio in the proposed merger and did not address any other aspect of the proposed merger. The opinion does not constitute a recommendation to any stockholder of Exterran as to how such stockholder should vote with respect to the proposed merger or any other matter. For a description of the opinion that the Exterran board received from Wells Fargo Securities, see “
Opinion of the Financial Advisor to Exterran— Opinion of Wells Fargo Securities, LLC
” beginning on page [
●
] of this proxy statement/prospectus.
The Exterran Special Meeting (page [    ])
Date, Time and Place of the Exterran Special Meeting
The Exterran special meeting will be held virtually via the internet on [    ], 2022 at [    ] [am/pm], Central Time. In light of ongoing developments related to the COVID-19 (coronavirus)
pandemic, Exterran has elected to hold

the Exterran special meeting solely by means of remote communication via the internet. The Exterran special meeting will be held solely via live audio webcast and there will not be a physical meeting location. Exterran stockholders will be able to attend the Exterran special meeting online and vote their shares electronically during the meeting by visiting the special meeting website at
www.proxydocs.com/EXTN
.
Record Date and Outstanding Shares of Exterran Voting Stock
Only holders of record of shares of Exterran common stock outstanding as of the close of business on [    ], the record date for the Exterran special meeting, are entitled to notice of, and to vote at, the Exterran special meeting or any adjournment or postponement of the Exterran special meeting. Exterran stockholders may cast one vote for each share of Exterran common stock that Exterran stockholders own of record as of the record date.
Quorum
A quorum of Exterran stockholders is necessary to transact business at the Exterran special meeting. A quorum will exist at the Exterran special meeting if holders of a majority of the aggregate voting power of the Exterran capital stock issued and outstanding and entitled to vote at the Exterran special meeting are present in person (including virtually) or represented by proxy. All shares of Exterran common stock represented by a valid proxy (including proxies marked “abstain”) will be counted as present for purposes of establishing a quorum. All of the Exterran proposals are considered “non-routine” matters
under the NYSE rules, and, therefore, brokers are not permitted to vote on any of the matters to be considered at the Exterran special meeting unless they have received instructions from the beneficial owners. As a result, no
“broker non-votes” are
expected at the meeting, and shares held in “street name” will not be counted as present for the purpose of determining the existence of a quorum unless the beneficial owner provides their bank, broker or other nominee with voting instructions for at least one of the proposals brought before the Exterran special meeting.
Required Vote to Approve the Exterran Merger Proposal
Assuming a quorum is present at the Exterran special meeting, approval of the Exterran merger proposal requires the affirmative vote of at least a majority of the outstanding shares of Exterran common stock entitled to vote on the Exterran merger proposal. Accordingly, an Exterran stockholder’s abstention from voting or the failure of any Exterran stockholder to vote (including the failure of an Exterran stockholder who holds their shares in “street name” through a bank, broker or other nominee to give voting instructions to such bank, broker or other nominee with respect to the Exterran merger proposal) will have the same effect as a vote “
AGAINST
” the Exterran merger proposal.
Required Vote to Approve the Exterran Compensation Proposal
Assuming a quorum is present at the Exterran special meeting, approval of the Exterran compensation proposal requires the affirmative vote of at least a majority of the votes cast affirmatively or negatively on the Exterran compensation proposal. Accordingly, assuming a quorum is present, the failure to return or submit your proxy or to attend the Exterran special meeting will have no effect on the Exterran compensation proposal. The failure of any shares present or represented by proxy at the Exterran special meeting to vote affirmatively or negatively on the Exterran compensation proposal will have no effect on such proposal.
Required Vote to Approve the Exterran Adjournment Proposal
Assuming a quorum is present at the Exterran special meeting, approval of the Exterran adjournment proposal requires the affirmative vote of at least a majority of the votes cast affirmatively or negatively on the Exterran adjournment proposal. If a quorum is not present, the Exterran adjournment proposal requires the approval of the stockholders present at the Exterran special meeting, by the affirmative vote of the holders of a majority in voting power thereof; provided that the chairperson of the Exterran special meeting may also adjourn such meeting in accordance with Exterran’s bylaws. Accordingly, whether or not a quorum is present, the failure to return or submit your proxy or to attend the Exterran special meeting will have no effect on the Exterran adjournment proposal. Assuming a quorum is present, the failure of any shares present or represented by proxy at the Exterran special meeting to vote affirmatively or negatively on the Exterran adjournment proposal will have no effect on such proposal. However, assuming a quorum is not present, the failure of any shares present or represented by proxy at the Exterran special meeting to vote affirmatively on the Exterran adjournment proposal will be treated as a vote “
AGAINST
” such proposal.
Voting by Directors and Executive Officers
As of [    ], 2022, the latest practicable date prior to the date of this proxy statement/prospectus, Exterran directors and executive officers, and their affiliates, as a group, owned and were entitled to vote approximately [    ]% of the total outstanding shares of Exterran common stock. The Exterran directors and executive officers have entered into a voting agreement obligating them to vote their shares “
FOR
” the Exterran merger proposal, “
FOR
” the Exterran compensation proposal and “
FOR
” the Exterran adjournment proposal. See the sections entitled “
Voting Agreements
” and “
The Exterran Merger Proposal—Interests of Exterran’s Directors and Executive Officers in the Transaction
,” on pages [    ] and [    ], respectively.
The Enerflex Special Meeting and Shareholder Approval (page [    ])
Under Section 611(c) of the TSX Company Manual, security holder approval is required if the number of securities issued or issuable by a listed issuer in payment of the purchase price for an acquisition, exceeds 25% of the number of securities of the listed issuer which are outstanding, on a pre-acquisition
non-diluted basis.
Under the terms of the Merger Agreement, Enerflex has agreed to issue 1.021 Enerflex common shares in exchange for each share of Exterran common stock issued and outstanding immediately prior to the effective time (other than certain excluded shares as described in the Merger Agreement) and to convert the outstanding Exterran equity awards into Enerflex equity awards (as further described in the section entitled “
Treatment of Exterran Equity Awards
” on page [        ]). Issuances by Exterran of shares of Exterran common stock are restricted under the terms of the Merger Agreement, subject to certain limited exceptions or the prior written consent of Enerflex. As a result, the actual number of Enerflex common shares that will be issued or issuable pursuant to the transaction and to the granting of Enerflex equity awards pursuant to the conversion of outstanding Exterran equity awards at the effective time will depend on the number of shares of Exterran common stock and Exterran equity awards outstanding at such time.
Enerflex shareholders will be required pursuant to Section 611(c) of the TSX Company manual to approve the issuance of such number of Enerflex common shares as is necessary under the Merger Agreement to issue the merger consideration. As described in the TSX listing application filed by Enerflex, based on the number of shares of Exterran common stock outstanding as of [                ], 2022, Enerflex anticipates that up to [    ] Enerflex common shares will be issued or issuable to Exterran stockholders and holders of Exterran equity awards, upon the conversion of such Exterran equity awards, under the terms of the Merger Agreement, which represents approximately 27.5% of the issued and outstanding Enerflex common shares as of [                ], 2022 (which we refer to as the “Enerflex common share issuance”). Accordingly, the TSX requires that the share issuance resolution receive the Enerflex shareholder approval (i.e., an ordinary resolution passed by a majority of the votes cast by holders of outstanding Enerflex common shares represented in person or by proxy and entitled to vote at the Enerflex special meeting) to give effect to the Enerflex common share issuance. Enerflex will not be able to satisfy the listing requirements of the TSX unless the Enerflex share issuance resolution is approved.

Despite the fact that Enerflex shareholders are being asked to approve the issuance of up to [    ] Enerflex common shares, based on the number of shares of Exterran common stock outstanding as of [                ], 2022, Enerflex expects that it would issue up to approximately [    ] Enerflex common shares in the transaction and is seeking Enerflex shareholder approval for the issuance of up to [    ] additional Enerflex common shares to accommodate the effects of rounding and for other administrative purposes in accordance with the policies of the TSX.
The actual number of Enerflex common shares to be issued or reserved for issuance under the Merger Agreement will be determined immediately prior to the effective time based on the exchange ratio, the number of shares of Exterran common stock outstanding at such time and the number of Exterran equity awards outstanding at such time.
Enerflex will be holding the Enerflex special meeting on [    ], 2022 (which we refer to, including any adjournments or postponements thereof, as the “Enerflex special meeting”) to vote on the Enerflex share issuance resolution and other matters to be considered by the Enerflex shareholders at the Enerflex special meeting. Enerflex will separately prepare and deliver the management information circular to be sent to Enerflex shareholders in connection with the Enerflex special meeting in accordance with applicable Canadian securities and corporate laws.
Listing of Enerflex Common Shares (page [    ])
The completion of the transaction is conditional upon receipt of conditional listing approval for the listing of Enerflex common shares issuable under the Merger Agreement on the NYSE or Nasdaq, subject to official notice of issuance, and the TSX, subject to customary listing conditions, prior to the effective time.
Delisting and Deregistration of Exterran Common Stock (page [    ])
If the transaction is completed, Exterran common stock will be delisted from the NYSE and deregistered under the U.S. Exchange Act, and Exterran will no longer be required to file periodic reports with the SEC with respect to Exterran common stock.
Exterran has agreed to cooperate with Enerflex and use its reasonable best efforts to take, or cause to be taken, all actions reasonably necessary, proper or advisable under applicable laws and rules and policies of the NYSE and the SEC to delist the Exterran common stock from the NYSE and to terminate its registration under the U.S. Exchange Act as promptly as practicable after the effective time.
Debt Financing (page [    ])
As of December 31, 2021, Enerflex had total long-term debt of approximately C$[    ] (US$[    ] converted at the Bank of Canada exchange rate on December 31, 2021) and Exterran had total long-term debt of approximately US$572 million.
Pursuant to the commitment letter, RBC Capital Markets and various financial institutions have committed to provide a new US$700 million revolving credit facility to replace the existing Enerflex credit facility and an unsecured one-year bridge
loan facility in an aggregate principal amount of US$925 million to bridge the debt financing required to refinance the Exterran debt and to fund transaction fees and expenses associated with the transaction. This bridge loan will automatically convert to a four-year term loan after one year if not replaced by alternative debt securities. Enerflex expects to reduce the commitments and/or fully replace the bridge facility with an offering of debt securities before the closing of the transaction
.

Material U.S. Federal Income Tax Consequences (page [    ])
Enerflex and Exterran intend that the transaction will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that Section 367(a)(1) of the Code will not apply to cause the transaction to result in gain recognition by U.S. Exterran stockholders that exchange their shares of Exterran common stock for the merger consideration (other than any excepted shareholder). However, neither Enerflex nor Exterran intend to seek or obtain a ruling from the IRS regarding the U.S. federal income tax treatment of the transaction. In addition, neither the obligation of Enerflex nor of Exterran to complete the transaction is conditioned upon the receipt of an opinion from counsel to the effect that the transaction will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that the transaction will not result in gain recognition under Section 367(a)(1) of the Code by Exterran stockholders (other than any excepted shareholder).
If the transaction qualifies as a reorganization and Section 367(a) does not apply to require gain recognition, a U.S. holder (other than an excepted shareholder) that exchanges shares of Exterran common stock for the merger consideration in the transaction will generally not recognize gain or loss other than with respect to any cash received in lieu of fractional Enerflex common shares. If the transaction were to fail to qualify as a reorganization for U.S. federal income tax purposes, U.S. Exterran stockholders would recognize gain or loss on their exchange of Exterran common stock for the merger consideration. If the transaction qualified as a reorganization but were to fail to satisfy the requirements for an exception to Section 367(a)(1) of the Code, U.S. Exterran stockholders would be required to recognize the full amount of any gain, but not any loss, on their exchange of Exterran common stock for the merger consideration.
For the definition of “U.S. holder” and a more detailed discussion of the material U.S. federal income tax consequences of the transaction to U.S. holders, see the section entitled “
The Exterran Merger Proposal—Material U.S. Federal Income Tax Consequences
,” on page [    ].
The U.S. federal income tax consequences described above may not apply to all Exterran stockholders. The tax consequences to Exterran stockholders will depend on their individual situations. Accordingly, all Exterran stockholders are urged to consult their own tax advisors for a full understanding of the particular tax consequences of the transaction to them.
Certain Canadian Federal Income Tax Consequences (page [    ])
A Canadian resident holder (as defined in the section entitled “
The Exterran Merger Proposal—Certain Canadian Federal Income Tax Consequences
,” on page [    ]) who disposes of their Exterran common stock for Enerflex common shares (and any cash consideration received in lieu of a fractional Enerflex common share) in connection with the transaction will generally realize a capital gain (or capital loss) for Canadian federal income tax purposes equal to the amount by which the sum of the aggregate of the fair market value of the Enerflex common shares and any cash received in lieu of a fractional Enerflex common share exceeds (or is less than) the adjusted cost base of the Canadian resident holder’s Exterran common stock determined immediately before the disposition and any reasonable costs of disposition.
A
non-Canadian
resident holder (as defined in the section entitled “
The Exterran Merger Proposal—Certain Canadian Federal Income Tax Consequences
,” on page [    ]) will not be subject to tax under the Canadian tax act on any capital gain realized on a disposition of Exterran common stock in connection with the transaction, or on a subsequent disposition of an Enerflex common share acquired as a result of the transaction, as applicable, unless the relevant share is “taxable Canadian property,” and is not “treaty-protected property” (as those terms are defined in the Canadian tax act) of the non-Canadian
resident holder, at the time of the disposition.
For more information, see the section entitled “
The Exterran Merger Proposal—Certain Canadian Federal Income Tax Consequences
,” on page [    ].

Accounting Treatment of the Transaction (page [    ])
In accordance with International Financial Reporting Standards (which we refer to as “IFRS”) as issued by the International Accounting Standards Board, Enerflex will account for the transaction using the acquisition method of accounting for business combinations.
The unaudited pro forma financial information presented in this proxy statement/prospectus has been derived from the audited historical financial statements of Enerflex and Exterran as of and for the fiscal years ended December 31, 2021. The unaudited pro forma statement of financial position as at December 31, 2021 presents the financial positions of Enerflex and Exterran giving pro forma effect to the transaction as if these events occurred on December 31, 2021. The unaudited pro forma statement of earnings for the year ended December 31, 2021 present the results of operations of Enerflex and Exterran giving pro forma effect to the transaction as if these events occurred on January 1, 2021.
For a more detailed discussion of the accounting treatment of the transaction, see the section entitled “
The Exterran Merger Proposal—Accounting Treatment of the Transaction
,” on page [    ].
Regulatory Approvals Required for the Transaction (page [    ])
Exterran and Enerflex are in the process of obtaining approval of the transaction with antitrust authorities. Exterran and Enerflex are not currently aware of any material consents or other filings that are required prior to the combination of Enerflex and Exterran other than those described in this proxy statement/prospectus.
Although Enerflex and Exterran believe that they will receive the required authorizations and approvals described herein to complete the transactions contemplated by the Merger Agreement, there can be no assurance as to the timing of these consents and approvals, Enerflex’s or Exterran’s ultimate ability to obtain such consents or approvals (or any additional consents or approvals that may otherwise become necessary), or the conditions or limitations that such approvals may contain or impose. For more information regarding factors that could impact the closing of the transaction, see the section entitled “
Risk Factors
,” on page [    ].
For a more detailed discussion of the regulatory approvals required to close the transaction see the sections of this proxy statement/prospectus entitled “
The Merger Agreement—Conditions that Must Be Satisfied or Waived for the Transaction to Occur
” and “
The Merger Agreement—Regulatory Filings and Efforts; Other Actions
,” on pages [    ] and [    ], respectively.
Treatment of Exterran Equity Awards (page [    ])
Exterran Restricted Share Awards
Each award of shares of Exterran common stock granted subject to any vesting, forfeiture or other lapse restrictions, or, Exterran restricted share award, that is outstanding as of immediately prior to the effective time, will, at the effective time, be assumed by and remain at the surviving corporation and will be converted into an Enerflex restricted share award in respect of that number of Enerflex common shares (rounded to the nearest whole share) equal to the product of (i) the number of shares of Exterran common stock subject to such Exterran restricted share award immediately prior to the effective time multiplied by (ii) the exchange ratio. Except as otherwise provided for in the Merger Agreement, each such Enerflex restricted share award will be subject to the same terms and conditions (including settlement terms) as applied to the corresponding Exterran restricted share award immediately prior to the effective time.
Exterran RSU Award
Each award of restricted stock units in respect of shares of Exterran common stock, or, Exterran RSU award, that is outstanding as of immediately prior to the effective time will, at the effective time, be assumed by and remain at the surviving corporation and will be converted into an Enerflex restricted stock unit award in respect of that number of Enerflex common shares (rounded to the nearest whole share) equal to the product of (i) the number of shares of Exterran common stock subject to such Exterran RSU award immediately prior to the effective time multiplied by (ii) the exchange ratio. Except as otherwise provided in the Merger Agreement, each such Enerflex RSU award will be subject to the same terms and conditions (including settlement terms) as applied to the corresponding Exterran RSU award immediately prior to the effective time.
Exterran Performance Share Awards
Each award of restricted stock units in respect of shares of Exterran common stock granted subject to performance targets, or, Exterran performance share award, that is outstanding as of immediately prior to the effective time will, at the effective time, be assumed by and remain at the surviving corporation and will be converted into an Enerflex RSU award in respect of that number of Enerflex common shares (rounded to the nearest whole share) equal to the product of (i) the number of shares of Exterran common stock subject to such Exterran performance share award immediately prior to the effective time multiplied by (ii) the exchange ratio. To the extent there is a performance period that is incomplete (or that is complete but for which performance is not determinable due to the unavailability of the required data for relative measures) as of the effective time, it will be determined as if performance had been achieved at the target level (
i.e
., 100%). After the effective time, each such Enerflex RSU award granted pursuant to the Merger Agreement will be scheduled to vest, subject to the holder’s continued service with the surviving corporation or its subsidiaries, on the last day of the originally scheduled performance period for the corresponding Exterran performance share award. Except as provided in the Merger Agreement, each such Enerflex RSU award will be subject to the same terms and conditions (including settlement terms) as applied to the corresponding Exterran performance share award immediately prior to the effective time.
No Appraisal Rights
Because Exterran common stock will be listed on the NYSE as of the record date for the Exterran special meeting and Exterran stockholders are solely receiving Enerflex common shares (and such shares must be listed on NYSE or Nasdaq as a condition to the merger) and cash in lieu of fractions thereof as merger consideration in exchange for their Exterran common stock, no appraisal rights are available under Section 262 of the DGCL with respect to the merger or the other transactions contemplated by the Merger Agreement.
The Voting Agreements
(see page [    ])
On January 24, 2022, contemporaneously with the execution of the Merger Agreement, all of the funds managed by Chai Trust Company, LLC that own Exterran common stock and the directors and officers of Exterran entered into voting agreements, with respect to the Merger Agreement. Pursuant to the voting agreements, the supporting stockholders agreed, subject to the terms and conditions of the voting agreements, to vote the covered shares beneficially owned by them, specifically, 8,157,415 shares of Exterran common stock (or [24.57]% of the outstanding shares as of [                ], 2022), in the case of the Exterran supporting stockholders and 1,218,412 shares of Exterran common stock (or [3.67]% of the outstanding shares as of [                ], 2022, and together with the Exterran supporting stockholders, an aggregate of [28.24]% of the outstanding shares of Exterran common stock as of [                ], 2022), in the case of the directors and officers, in favor of the adoption of the Merger Agreement and the approval of the transaction. The Exterran supporting stockholders and directors and officers also agreed to certain restrictions on transfer of the covered shares as well as restrictions on transfer of voting rights with respect to the covered shares.
See the section of this proxy statement/prospectus entitled “
The Voting Agreements
” beginning on page [    ] for further discussion of the terms of the voting agreements. Copies of the voting agreements are also attached as Annexes C and D to this proxy statement/prospectus.

Conditions to the Transaction (page [    ])
Mutual Conditions to Completion
The obligations of Enerflex and Exterran to effect the transaction are subject to the satisfaction at or prior to the closing of the transaction of the following conditions:

•	the affirmative vote of the holders of a majority of the outstanding shares of Exterran common stock in favor of the adoption of the Merger Agreement by Exterran stockholders;

•
the affirmative vote of a majority of the votes cast by the holders of outstanding Enerflex common shares represented in person or by proxy at the Enerflex special meeting and entitled to vote on the Enerflex share issuance resolution in connection with the transaction by Enerflex shareholders;

•
the Form
F-4
(of which this proxy statement/prospectus forms a part) having become effective in accordance with the provisions of the U.S. Securities Act and no stop order suspending the effectiveness of the Form
F-4
having been issued and remaining in effect and no proceeding to that effect having been commenced, unless subsequently withdrawn;

•	no governmental entity of competent jurisdiction having enacted, issued or promulgated any law that remains in effect that prohibits or makes illegal the consummation of the transaction;

•
the approvals by the antitrust authorities having been obtained from the antitrust authorities with respect to the transactions contemplated by the Merger Agreement, or deemed obtained as a result of the expiration of all statutory waiting periods, as required; and

•
Enerflex common shares to be issued to Exterran stockholders pursuant to the Merger Agreement having been conditionally approved for listing on the NYSE or Nasdaq, subject to official notice of issuance, and the TSX, subject to customary listing requirements.

The Merger Agreement provides that these conditions may be waived to the extent permitted by applicable law, however, such waiver is not currently permitted by law.
Conditions to the Obligations of Exterran
The obligation of Exterran to effect the transaction is also subject to the satisfaction or waiver by Exterran of the following conditions:

•
certain representations and warranties of Enerflex and merger sub in the Merger Agreement relating to the absence of certain changes or events that would have a material adverse effect of Enerflex being true and correct in all respects, as of the date of the Merger Agreement and as of the closing date as though made as of such date;

•
certain representations and warranties of Enerflex and merger sub in the Merger Agreement relating to the capitalization of Enerflex being true and correct in all respects, each as of the date of the Merger Agreement and as of the closing date as though made as of such date (except to the extent expressly made as of an earlier date, in which case, as of such date), except for de minimis
inaccuracies;

•
certain representations and warranties of Enerflex in the Merger Agreement relating to the qualification, organization, existence and good standing of Enerflex and merger sub, the requisite power and authority of Enerflex and merger sub to enter into the Merger Agreement, the proper authorization by the board of Enerflex and the board and the sole stockholder of merger sub to approve the Merger Agreement and related matters and resolving to recommend that Enerflex shareholders adopt the Merger Agreement, the merger and other transactions contemplated do not conflict with Enerflex’s organizational documents, and no finders or brokers being true and correct in all material respects, each as of the date of the Merger Agreement and as of the closing date as though made as of such date (except to the extent expressly made as of an earlier date, in which case, as of such date);

•
all other representations and warranties of Enerflex and merger sub in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the closing date as though made as of such date (except to the extent expressly made as of an earlier date, in which case, as of such date), except where the failure of such representations and warranties to be true or correct would not have or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Enerflex, provided that for the purposes of this section, all representations and warranties will be read without giving effect to any limitation indicated by the words material adverse effect or any general materiality qualifier;

•
Enerflex and merger sub having performed in all material respects all obligations and complied in all material respects with all covenants and agreements required by the Merger Agreement to be performed or complied with by them prior to the closing of the transaction;

•
no event, change, occurrence, effect or development having occurred since January 24, 2022, that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Enerflex; and

•
Exterran’s receipt of a certificate, dated as of the closing date and executed by the chief executive officer or another senior officer of Enerflex, certifying that the conditions set forth in the bullets directly above have been satisfied.

Conditions to the Obligations of Enerflex and Merger Sub
The obligations of Enerflex and merger sub to effect the transaction are also subject to the satisfaction or waiver by Enerflex of the following conditions:

•
certain representations and warranties of Exterran in the Merger Agreement relating to the absence of certain changes or events that would have a material adverse effect being true and correct in all respects, as of the date of the Merger Agreement and as of the closing date as though made as of such date;

•
certain representations and warranties of Exterran in the Merger Agreement relating to the capitalization of Exterran being true and correct as of the date of the Merger Agreement and as of the closing date as though made as of such date (except to the extent expressly made as of an earlier date, in which case, as of such date), except for de minimis
inaccuracies;

•
certain representations and warranties of Exterran in the Merger Agreement relating to the qualification, organization, existence and good standing of Exterran, the proper issuance under applicable securities laws for the outstanding capital stock of Exterran, the requisite power and authority of Exterran to enter into the Merger Agreement, the proper authorization by the board of Exterran to approve the Merger Agreement and related matters and resolving to recommend that Exterran stockholders adopt the Merger Agreement, the merger and other transactions contemplated do not conflict with Exterran’s organizational documents, and no finders or brokers being true and correct in all material respects, each as of the date of the Merger Agreement and as of the closing date as though made as of such date (except to the extent expressly made as of an earlier date, in which case, as of such date);

•
all other representations and warranties of Exterran in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the closing date as though made as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be true or correct, individually or in the aggregate, would not have or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Exterran, provided that for the purposes of this section, all representations and warranties will be read without giving effect to any limitation indicated by the words material adverse effect or any general materiality qualifier;

•
Exterran having performed in all material respects all obligations and complied in all material respects with all covenants and agreements required by the Merger Agreement to be performed or complied with by it prior to the closing of the transaction;

•
no event, change, occurrence, effect or development having occurred since January 24, 2022, that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Exterran; and

•
Enerflex’s receipt of a certificate, dated as of the closing date and executed by the chief executive officer or another senior officer of Exterran, certifying that the conditions set forth in the bullets directly above have been satisfied.

No Solicitation (page [    ])
Subject to the provisions in the Merger Agreement, from the date of the Merger Agreement until the earlier of the effective time and the termination date, Enerflex and Exterran have agreed they each will not, and they each will cause their respective subsidiaries and their and their respective directors and officers not to, and will use reasonable best efforts to cause their other representatives, not to, directly or indirectly:

•
solicit, initiate or knowingly encourage or knowingly facilitate any inquiry regarding, or the making or submission of any proposal, offer or indication of interest that constitutes, or would reasonably be expected to lead to, or result in, an alternative proposal;

•
engage in, knowingly encourage, continue or otherwise participate in any discussions or negotiations with any person regarding an alternative proposal or any communications regarding or any inquiry, proposal or offer that would reasonably be expected to lead to, or result in, an alternative proposal (except to notify such person that the provisions of the Merger Agreement prohibit any such discussions or negotiations);

•
furnish any nonpublic information relating to such party or its subsidiaries in connection with or for the purpose of facilitating an alternative proposal or any inquiry, proposal, offer or indication of interest that would reasonably be expected to lead to, or result in, an alternative proposal and request the prompt return or destruction of any confidential information provided to any third party in connection with an alternative proposal;

•
recommend or enter into any other letter of intent, memorandum of understandings, agreement in principle, option agreement, acquisition agreement, Merger Agreement, joint venture agreement, partnership agreement or other similar agreement with respect to an alternative proposal (except for permitted confidentiality agreements as discussed below);

•	approve any transaction under, or any third party becoming an “interested stockholder” under Section 203 of the DGCL (or similar takeover statute applicable to Enerflex under Canadian law); or

•
adopt, approve, endorse, authorize, agree or publicly propose to adopt, approve, endorse or authorize to do any of the foregoing or otherwise knowingly facilitate any effort or attempt to make an alternative proposal.

Prior to the time, but not after, in the case of Exterran, the Exterran stockholder approval is obtained or, in the case of Enerflex, the Enerflex shareholder approval is obtained, in response to an unsolicited, bona fide written alternative proposal that did not result from such party’s breach of the non-solicitation
provisions contained in the Merger Agreement (which alternative proposal is not withdrawn), Exterran or Enerflex, as applicable, may (including through their representatives) contact the third party making such alternative proposal to clarify the terms and conditions of the alternative proposal. If the relevant party’s board of directors determines in good faith after consultation with outside legal counsel and financial advisors that such alternative proposal constitutes a superior proposal or would reasonably be expected to result in a superior proposal, the following actions may be taken:

•
such party may furnish
non-public
information to the third party making such alternative proposal (including its representatives, including its equity and debt financing sources) in response to a request for such non-public
information, if, and only if, (A) prior to furnishing such information, Exterran or Enerflex, as applicable, receives from the third party making such alternative proposal, an executed confidentiality agreement with confidentiality and use provisions that, in each case, are not less restrictive to such third party than the terms in the Confidentiality Agreement, dated as of October 3, 2021, between Exterran and Enerflex are to the other party (it being understood that such confidentiality agreement does not need to include any “standstill” or similar provisions or otherwise prohibit the making or amendment of any alternative proposal, but such confidentiality agreement will not grant such third party the exclusive right to negotiate with Exterran or Enerflex, as applicable); and (B) such party also provides to the other party, prior to or substantially concurrently with the time such non-public
information is provided or made available to such third party, any non-public
information furnished to such third party that was not previously furnished to the other party to the Merger Agreement; provided, however, that if the third party making such alternative proposal is a known competitor of Exterran or Enerflex, such party will not provide any commercially sensitive non-public
information to such third party other than in accordance with customary “clean room” or other similar procedures designed to limit the disclosure of competitively sensitive information; and

•	such party may engage in discussions or negotiations with the third party (including its representatives) with respect to the alternative proposal.
Exterran and Enerflex are each required to promptly (and in any event within 24 hours) give written notice to the other party if it or its representatives receive (i) any inquiries, proposals or offers with respect to an alternative proposal or (ii) any request for information that, to the knowledge of such party, has been or is reasonably likely to have been made in connection with any alternative proposal. Such notice is required to identify the material terms and conditions of such inquiries, proposals or offers (including the name of the applicable third party and, complete copies of any written requests, proposals or offers and any other material documents, including proposed agreements). Exterran or Enerflex, as applicable, will be required to thereafter keep the other party fully informed, on a current basis, of any material developments regarding any alternative proposal or any material change to the terms of any alternative proposal and any material change to the status of any such discussions or negotiations with respect thereto.
For more detailed information, see the section entitled “
The Merger Agreement—No Solicitation
,” on page
[    ]
.
Financing (page [    ])
Enerflex has agreed to use its reasonable best efforts, and will cause each of its subsidiaries to use its reasonable best efforts to take all actions necessary to obtain the debt financing on the conditions described in the debt commitment letters, including (i) maintaining in effect the debt commitment letters, (ii) negotiating and entering into definitive agreements with respect to the debt financing consistent with the terms and conditions contained therein on or prior to the closing date, (iii) satisfying (or obtaining a waiver of) all conditions in the debt commitment letters and the definitive agreements that are applicable to and within the reasonable control of Enerflex and are necessary to enable the consummation of the debt financing concurrently with or prior to closing, (iv) consummating the debt financing concurrently with or prior to closing, and (v) enforcing its rights under the debt commitment letters, in each case in a timely and diligent manner.
In the event (x) any portion of the debt financing contemplated by the debt commitment letters that is required to fund the financing amounts becomes unavailable (including pursuant to the “flex” terms within the debt commitment letters) regardless of the reason therefor, Enerflex will promptly notify Exterran in writing of such unavailability and will use its reasonable best efforts, and will cause each of its subsidiaries to use their reasonable best efforts, to obtain as promptly as practicable following the occurrence of such event, alternative debt or other financing for any such portion from alternative sources or (y) Enerflex decides, in its sole discretion, to replace all or any portion of the debt financing with alternative debt or other financing, such alternative financing will: (A) be in an amount that, when taken together with the aggregate amount of net proceeds available from the debt financing, if any, that remains available and cash and cash equivalents immediately available to Enerflex at the closing, is sufficient to pay the financing amounts; (B) not be subject to any conditions precedent to funding that are additional to, expand on or are more onerous on Enerflex and its affiliates than, the conditions set forth in the debt commitment letters except any customary conditions for a bridge facility or a bond financing that (taken as a whole) are not materially less favorable to Enerflex (in the reasonable judgment of Enerflex) than the conditions (taken as a whole) contained in the debt commitment letters and (C) not (1) reasonably be expected to prevent, materially delay or materially impede the consummation of the merger or prevent or materially impede the repayment or refinancing of a material portion of any indebtedness of Exterran that constitutes “Refinanced Indebtedness” (as defined in the initial debt commitment letter), in each case, as contemplated by the Merger Agreement, (2) materially adversely impact the ability of Enerflex to enforce its rights against the other parties to the debt commitment letters or the definitive agreements as so amended, replaced, supplemented or otherwise modified, or (3) impose material obligations on Exterran or any of its subsidiaries that would be effective prior to closing. Enerflex or merger sub will provide Exterran, upon reasonable request, with information and documentation regarding the debt financing as is reasonably necessary or advisable to allow Exterran to monitor the progress of the debt financing activities. Without limiting the generality of the foregoing, Enerflex will notify Exterran as soon as reasonably practicable (x) if Enerflex becomes aware that there exists any actual or threatened (in writing) material breach, default, repudiation, cancellation or termination of a debt commitment letter or any definitive agreement by any financing party thereto of which Enerflex has become aware or if Enerflex has received written communication from any financing party with respect to any actual material breach, default, repudiation, cancellation or termination of any provision in a debt commitment letter or any definitive agreement by any financing party or (y) if Enerflex determines in good faith that it will not be able to obtain any or all of the debt financing on the conditions described in the debt commitment letters prior to closing. Enerflex will deliver to Exterran true and complete copies of all definitive agreements in connection with an alternative financing (provided that such copies may be subject to customary redactions with respect to fee amounts and pricing and other economic terms, including “market flex” provisions, none of which would reasonably be expected to affect the conditionality, enforceability, availability, termination or aggregate principal amount of the debt financing or the debt commitment letters). The obligations described herein will also apply to any alternative financing, provided that any changes required for such financing can be made that do not materially alter the obligations above.
Enerflex and merger sub have acknowledged and agreed that their obligations under the Merger Agreement to consummate the merger or any of the other transactions contemplated, are not subject to, or conditioned on, the receipt or availability of any funds or financing (including the debt financing).
For more detailed information, see the section entitled “
The Merger Agreement—Financing
,” on page [    ].
Termination or Abandonment of the Merger Agreement (page [    ])
Subject to conditions and circumstances described in the Merger Agreement, the Merger Agreement may be terminated and abandoned at any time prior to the effective time whether before or after any approval by the Exterran stockholders or Enerflex shareholders of the matters presented in connection with the transaction:

•	by mutual written consent of Exterran and Enerflex;

•	by either Exterran or Enerflex, if:

•
the effective time has not occurred on or before the end date; however, if the conditions in the Merger Agreement have not been satisfied or the debt financing has not been obtained on prior to the end date, then the end date will be automatically extended for thirty (30) days. Further, if the marketing period has started within fifteen (15) calendar days of the end date but has not ended or will not end on or prior to the end date, the end date will be automatically extended to the next business date after the last scheduled day of such marketing period. The right to terminate the Merger Agreement pursuant to this prong is not available to the party if the failure of closing to occur by the end date is due to such party’s failure to perform its obligations, covenants or agreement set forth in the Merger Agreement;

•
any court or other governmental entity of competent jurisdiction that must grant a required antitrust approval has denied approval of the merger and such denial has become final and nonappealable, or any governmental entity of competent jurisdiction has issued a final and nonappealable order permanently enjoining or otherwise prohibiting or making illegal the consummation of the transaction; unless the failure to obtain a required antitrust approval is due to the failure of the party seeking termination to perform or observe its obligations, covenants or agreement set forth in the Merger Agreement;

•	Exterran stockholder approval is not obtained at Exterran special meeting or at any adjournment or postponement thereof; or

•	Enerflex shareholder approval is not obtained at Enerflex special meeting or at any adjournment or postponement thereof; or

•	by Exterran:

•
if there has been a breach or failure to perform in any material respect by Enerflex or merger sub of any representation, warranty, covenant or agreement set forth in the Merger Agreement and such breach or failure would result in a failure of certain conditions to closing and such breach or failure is not curable prior to the end date, or if curable prior to the end date, has not been cured within 20 business days after the giving of notice thereof by Exterran; however, the right to terminate the Merger Agreement due to such a breach or failure will not be available to Exterran if Exterran is in material breach of any representation, warranty, agreement or covenant contained in the Merger Agreement;

•
prior to receipt of Exterran stockholder approval, in order to enter into a definitive agreement providing for a superior proposal in respect of Exterran to the extent permitted and subject to compliance with the terms of the Merger Agreement; however, immediately prior to or contemporaneously with the termination of the Merger Agreement, Exterran will pay to Enerflex the Exterran termination fee;

•
prior to receipt of Enerflex shareholder approval, if Enerflex board has effected a change of recommendation or Enerflex materially breaches its non-solicitation
obligations under the Merger Agreement; or

•
if all the conditions to the merger under the Merger Agreement have been satisfied (other than conditions which by their nature cannot be satisfied until closing), Enerflex and merger sub fail to consummate the closing on the anticipated closing date due to failure of all or a portion of the debt financing to be funded at closing for any reason, and Exterran has delivered to Enerflex written notice confirming that the conditions to merger have been satisfied or waived, as applicable, and Exterran is ready to close but Enerflex and merger sub fail to consummate the closing within five business days following the later of the date the closing should have occurred and receipt of the written notice by Exterran; or

•	by Enerflex:

•
if there has been a breach or failure to perform in any material respect by Exterran of any representation, warranty, covenant or agreement set forth in the Merger Agreement and such breach or failure would result in a failure of certain conditions to closing and such breach or failure is not curable prior to the end date, or if curable prior to the end date, has not been cured within 20 business days after the giving of notice thereof by Enerflex; however, the right to terminate the Merger Agreement due to such a breach or failure will not be available to Enerflex if Enerflex or merger sub is in material breach of any representation, warranty, agreement or covenant contained in the Merger Agreement;

•
prior to the receipt of Enerflex shareholder approval, in order to enter into an agreement providing for an Enerflex superior proposal in accordance with the terms of the Merger Agreement; however, immediately prior to or contemporaneously with the termination of the Merger Agreement, Enerflex pays to Exterran the Enerflex termination fee; or

•
prior to receipt of Exterran stockholder approval, if Exterran board has effected a change of recommendation, or Exterran materially breaches its non-solicitation
obligations under the Merger Agreement.

For a more detailed explanation of the termination provisions of the Merger Agreement, as well as a discussion of the effect of termination and potential termination payments, see the section entitled “
The Merger Agreement—Termination or Abandonment of the Merger Agreement
,” on page
[    ]
.
Your Rights as an Enerflex Shareholder Will Be Different from Your Rights as an Exterran Stockholder (page [    ])
At the effective time, each eligible share of Exterran common stock will be converted into the right to receive the merger consideration, consisting of 1.021 Enerflex common shares for each whole share of Exterran common stock. As a result, Exterran stockholders will have different rights once they become Enerflex shareholders due to differences between the organizational documents of Enerflex and Exterran and differences between Delaware law, where Exterran is incorporated, and the laws of Canada, where Enerflex is incorporated. For a summary of the material differences between the rights of Enerflex shareholders and the existing rights of Exterran stockholders, see the section entitled “
Comparison of Rights of Enerflex Shareholders and Exterran Stockholders
,” on page [    ].
Interests of Exterran’s Directors and Executive Officers in the Transaction (page [    ])
In considering the recommendation of the Exterran board to adopt the Merger Agreement, Exterran stockholders should be aware that Exterran’s directors and executive officers have interests in the transaction that may be different from, or in addition to, the interests of Exterran stockholders generally, including potential severance benefits, treatment of outstanding Exterran equity awards in connection with the transaction, potential transaction bonuses, and rights to ongoing indemnification and insurance coverage.
Each executive officer of Exterran has entered into a change of control agreement, which will entitle such an executive officer with additional compensation if such executive officer is terminated for a qualifying termination. For a more complete description of such change of control agreements, see the section entitled “
The Exterran Merger Proposal—Interests of Exterran’s Directors and Executive Officers in the Transaction—Change of Control Agreements
” on page [    ].

Additionally, under the Exterran Corporation 2020 Stock Incentive Plan, Exterran awards assumed by Enerflex will continue to vest under their existing terms and will not be accelerated unless an executive officer’s employment is terminated by Enerflex without “cause” or by the employee for “good reason” within 18 months of the merger. The total estimated amounts that would be payable to Exterran’s named executive officers is $[19,292,376], and is described in further detail in the section entitled “
The Exterran Merger Proposal—Interests of Exterran’s Directors and Executive Officers in the Transaction—Golden Parachute Compensation
” on page [    ].
The Exterran board was aware of these interests and considered them, among other matters, in evaluating and negotiating the Merger Agreement, in reaching its decision to approve and declare advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, and in recommending to Exterran stockholders that the Merger Agreement be adopted.
These interests are discussed in more detail in the section entitled “
The Exterran Merger Proposal—Interests of Exterran’s Directors and Executive Officers in the Transaction
,” on page [    ].
Litigation Relating to the Merger
Following announcement of the merger, four purported stockholders of Exterran filed substantially similar lawsuits under Section 14(a) and Section 20(a) of the Securities Exchange Act of 1934. One suit was filed in the U.S. District Court for the Southern District of New York. Two were filed in the U.S. District Court for the Eastern District of New York. The fourth suit was filed in the U.S. District Court for the Eastern District of Pennsylvania. The suits assert claims that Exterran made misleading or materially incomplete disclosures regarding the merger in the Form F-4 Registration Statement filed on March 18, 2022, including but not limited to claims that the Registration Statement omitted material information regarding the financial projections provided to Exterran’s financial advisor, the valuation analyses performed by Exterran’s financial advisor, and alleged conflicts of Exterran officers and directors with respect to the merger. The complaints generally name Exterran and its directors as defendants and seek declarative and injunctive relief, damages, costs, expenses, and other relief. Exterran and the Exterran board of directors believe the lawsuits are without merit and intend to vigorously defend against them. Additional lawsuits arising out of or relating to the Merger Agreement or the merger may be filed in the future. See the section entitled “
Litigation Relating to the Merger
,” on page [    ].

RISK FACTORS
You should consider carefully the following risk factors, as well as the other information set forth in and incorporated by reference into this proxy statement/prospectus, before making a decision on the Exterran merger proposal, the Exterran compensation proposal and the Exterran adjournment proposal. As Enerflex shareholders following the effective time, Exterran stockholders will be subject to all risks inherent in the business of Enerflex in addition to the risks relating to Exterran. The market value of Enerflex common shares will reflect the performance of the business relative to, among other things, that of the competitors of Enerflex and Exterran and general economic, market and industry conditions. The value of your investment may increase or may decline and could result in a loss.
In addition, Exterran’s and Enerflex’s respective businesses are subject to numerous risks and uncertainties, including the risks and uncertainties described, in the case of Exterran, in its Annual Report on
Form 10-K for
the year ended December 31, 2021, which is incorporated by reference into this proxy statement/prospectus.
For more information, please see the section entitled “Where You Can Find Additional Information” on page [    ].
Risks Relating to the Transaction
Because the exchange ratio is fixed and the market price of shares of Enerflex common shares has fluctuated and will continue to fluctuate, Exterran stockholders cannot be sure of the value of the merger consideration they will receive in the transaction prior to the closing of the transaction.
At the effective time, each share of Exterran common stock that is outstanding immediately prior to the effective time (other than certain excluded shares as described in the Merger Agreement) will be converted into the right to receive 1.021 Enerflex common shares. Because the exchange ratio is fixed, the value of the merger consideration will depend on the market price of Enerflex common shares at the effective time. The market price of Enerflex common shares has fluctuated since the date of the announcement of the transaction and is expected to continue to fluctuate from the date of this proxy statement/prospectus until the closing date, which could occur a considerable amount of time after the date hereof. Changes in the price of Enerflex common shares may result from a variety of factors, including, among others, general market and economic conditions, changes in Enerflex’s and Exterran’s respective businesses, operations and prospects, risks inherent in their respective businesses, changes in market assessments of the likelihood that the proposed acquisition will be completed and/or the value that may be generated by the proposed acquisition and changes with respect to expectations regarding the timing of the proposed acquisition and regulatory considerations. Many of these factors are beyond Exterran’s and Enerflex’s control.
Upon completion of the merger, Exterran stockholders will become Enerflex shareholders, and the market price of Enerflex common shares may be affected by factors different from those that historically have affected Exterran.
Upon completion of the merger, Exterran stockholders will become Enerflex shareholders. Enerflex’s businesses differ from those of Exterran, and accordingly, the results of operations of Enerflex will be affected by some factors that are different from those currently affecting the results of operations of Exterran. For a discussion of the businesses of Exterran and Enerflex and of some important factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement/prospectus and referred to in the section entitled “
Where You Can Find Additional Information.
”
The Enerflex common shares to be received by Exterran stockholders at the effective time will have different rights from shares of Exterran common stock.
At the effective time, Exterran stockholders will no longer be stockholders of Exterran but will instead have the right to become shareholders of Enerflex. The rights of former Exterran stockholders as stockholders will then be governed by Canadian law and by the terms of Enerflex’s restated articles of incorporation and by-laws, which
are in some respects materially different than the terms of Exterran’s certificate of incorporation and bylaws, which currently govern the rights of Exterran stockholders. See the section of this proxy statement/prospectus entitled “
Comparison of Rights of Enerflex Shareholders and Exterran Stockholders
,” on page [    ] for a discussion of the different rights associated with Enerflex common shares and Exterran common stock.
The transaction is subject to various closing conditions, including regulatory and stockholder/shareholder approvals as well as other uncertainties, and there can be no assurances as to whether and when it may be completed.
Closing of the transaction is subject to the satisfaction or waiver of a number of conditions specified in the Merger Agreement, and it is possible that such conditions may prevent, delay or otherwise materially adversely affect the completion of the transaction. These conditions include, among other things: (1) receipt of the Exterran stockholder approval; (2) receipt of the Enerflex shareholder approval; (3) effectiveness of the
Form F-4 (of
which this proxy statement/prospectus forms a part) in accordance with the provisions of the U.S. Securities Act and no stop order suspending the effectiveness of the
Form F-4 having
been issued and remaining in effect and no proceeding to that effect having been commenced; (4) the absence of any injunction or similar order prohibiting or making illegal the consummation of the transaction; (5) approval of applicable antitrust authorities; (6) the Enerflex common shares issuable in the merger having been approved for listing on the NYSE or Nasdaq, subject to official notice of issuance, and the TSX, subject to customary listing requirements; (7) the accuracy of each party’s representations and warranties, subject to certain materiality standards set forth in the Merger Agreement; (8) compliance by each party in all material respects with such party’s obligations under the Merger Agreement; and (9) with respect to Enerflex, the absence of an Exterran Material Adverse Effect, and with respect to Exterran, the absence of an Enerflex Material Adverse Effect (as such terms are defined in the Merger Agreement).
The governmental authorities from which authorizations are required have broad discretion in administering the governing laws and regulations and may take into account various facts and circumstances in their consideration of the transactions contemplated by the Merger Agreement. These governmental authorities may initiate proceedings or otherwise seek to prevent the transaction. As a condition to authorization of the transactions contemplated by the Merger Agreement, these governmental authorities also may impose requirements, limitations or costs, require divestitures or place restrictions on the conduct of Enerflex’s business after the combination of Enerflex and Exterran following receipt of final antitrust approval.
We cannot provide any assurance that all required consents and approvals will be obtained or that all closing conditions will otherwise be satisfied (or waived, if applicable), and, if all required consents and approvals are obtained and all closing conditions are satisfied (or waived, if applicable), we cannot provide any assurance as to the terms, conditions and timing of such consents and approvals or the timing of the completion of the transaction. Many of the conditions to completion of the transaction are not within either Exterran’s or Enerflex’s control, and neither company can predict when or if these conditions will be satisfied (or waived, if applicable). Any delay in completing the transaction could cause Exterran and/or Enerflex not to realize some or all of the benefits that each expects to achieve if the transaction is successfully completed within the expected timeframe.
In order to complete the transaction, Enerflex and Exterran must obtain certain governmental approvals, and if such approvals are not granted or are granted with conditions that become applicable to the parties, completion of the transaction may be delayed, jeopardized or prevented and the anticipated benefits of the transaction could be reduced.
No assurance can be given that the required consents, orders and approvals will be obtained or that the required conditions to the completion of the transaction will be satisfied. Even if all such consents, orders and approvals are obtained and such conditions are satisfied, no assurance can be given as to the terms, conditions and timing of such consents, orders and approvals. For example, these consents, orders and approvals may impose conditions on or require divestitures relating to the divisions, operations or assets of Exterran and Enerflex or may impose requirements, limitations or costs or place restrictions on the conduct of Exterran’s or Enerflex’s business, and if such consents, orders and approvals require an extended period of time to be obtained, such extended period of time could increase the chance that an adverse event occurs with respect to Exterran or Enerflex. Such extended period of time also may increase the chance that other adverse effects with respect to Exterran or Enerflex could occur, such as the loss of key personnel. Even if all necessary approvals are obtained, no assurance can be given as to the terms, conditions and timing of such approvals. For more information, see the sections entitled “
The Exterran Merger Proposal—Regulatory Approvals Required for the Transaction
” and “
The Merger Agreement—Conditions that Must be Satisfied or Waived for the Transaction to Occur
,” on pages [    ] and [    ], respectively.
The Exterran special meeting may take place before all of the required regulatory approvals have been obtained and before all conditions to such approvals, if any, are known. Notwithstanding the foregoing, if the Exterran merger proposal is approved by Exterran stockholders, Exterran may not be required to seek further approval of Exterran stockholders.
After Enerflex’s combination with Exterran, Enerflex may fail to realize projected benefits and cost savings of the combination, which could adversely affect the value of Enerflex common shares.
Enerflex and Exterran have operated and, pending closing of the merger, will continue to operate independently. The success of Enerflex’s combination with Exterran will depend, in part, on Enerflex’s ability to realize the anticipated benefits and synergies from combining the businesses of Exterran and Enerflex following the merger, including operational and other synergies that we believe the combined company will achieve. The anticipated benefits and synergies of Enerflex’s combination with Exterran may not be realized fully or at all, may take longer to realize than expected or could have other adverse effects that we do not currently foresee. Some of the assumptions that we have made, such as the achievement of operating synergies, may not be realized. The integration process may, for Exterran and Enerflex, result in the loss of key employees, the disruption of ongoing businesses or inconsistencies in standards, controls, procedures and policies. There could be potential unknown liabilities and unforeseen expenses associated with the transaction that were not discovered in the course of performing due diligence. Coordinating certain aspects of the operations and personnel of Enerflex with Exterran after the combination of Enerflex and Exterran will involve complex operational, technological and personnel-related challenges, which may be made more difficult in light of the COVID-19 pandemic.
Additionally, the integration will require significant time and focus from management following the combination which may disrupt the business of the combined company.
The announcement and pendency of the transaction could adversely affect each of Exterran’s and Enerflex’s business, results of operations and financial condition.
The announcement and pendency of the transaction could cause disruptions in and create uncertainty surrounding Exterran’s and Enerflex’s business, including affecting Exterran’s and Enerflex’s relationships with its existing and future customers, suppliers and employees, which could have an adverse effect on Exterran’s or Enerflex’s business, results of operations and financial condition, regardless of whether the transaction is completed. In particular, Exterran and Enerflex could potentially lose important personnel as a result of the departure of employees who decide to pursue other opportunities in light of the transaction. Exterran and Enerflex could also potentially lose customers or suppliers, and new customer or supplier contracts could be delayed or decreased. The attention of Exterran’s and Enerflex’s respective management may be directed towards closing the transaction, including obtaining required approvals and other transaction-related considerations and may be diverted from the day-to-day business
operations of Exterran and Enerflex and matters related to the transaction may require commitments of time and resources that could otherwise have been devoted to other opportunities that might have been beneficial to Exterran and Enerflex. Additionally, the Merger Agreement requires each party to obtain the other party’s consent prior to taking certain specified actions while the transaction is pending. These restrictions may prevent Enerflex and Exterran from pursuing otherwise attractive business opportunities prior to the closing of the transaction. Any of these matters could adversely affect the businesses of, or harm the results of operations, financial condition or cash flows of Enerflex and the market value of Enerflex common shares.
If the transaction does not close, the prices of Exterran common stock and Enerflex common shares may fall to the extent that the current prices of Exterran common stock and Enerflex common shares reflect a market assumption that the transaction will close. In addition, the failure to close the transaction may result in negative publicity or a negative impression of Exterran in the investment community and may affect Exterran’s and Enerflex’s relationship with employees, customers, suppliers and other partners in the business community.
Exterran and Enerflex will incur substantial transaction fees and costs in connection with the transaction.
Exterran and Enerflex have incurred and expect to incur additional material non-recurring expenses
in connection with the transactions contemplated by the Merger Agreement, including costs relating to obtaining required approvals and, in the case of Exterran, compensation payments to its executives triggered by the change in control of Exterran as a result of the transaction. Exterran and Enerflex have incurred significant financial services, accounting, tax and legal fees in connection with the process of negotiating and evaluating the terms of the transaction. Additional significant unanticipated costs may be incurred in the course of coordinating and combining the businesses of Exterran and Enerflex. Even if the transaction does not close, Exterran and Enerflex will need to pay certain costs relating to the transaction incurred prior to the date the transaction was abandoned, such as financial advisory, accounting, tax, legal, filing and printing fees. Such costs may be significant and could have an adverse effect on the parties’ future results of operations, cash flows and financial condition. In addition to its own fees and expenses, if the Merger Agreement is terminated under specified circumstances, Exterran will be required to pay to Enerflex a $10.0 million termination payment. In addition to its own fees and expenses, if the Merger Agreement is terminated under specified circumstances, Enerflex may be required to pay either $20.0 million or $30.0 million to Exterran, depending on the reason for the termination. For more information, see the section entitled “
The Merger Agreement—Termination or Abandonment of the Merger Agreement
,” on page [    ].
Significant demands will be placed on Enerflex and Exterran as a result of the combination of the two companies.
As a result of the combination of Enerflex and Exterran, significant demands will be placed on the managerial, operational, and financial personnel and systems of Enerflex and Exterran. Enerflex and Exterran cannot assure you that their respective systems, procedures and controls will be adequate to support the expansion of operations following and resulting from the combination of the two companies. The future operating results of the combined company will be affected by the ability of its officers and key employees to manage changing business conditions and to implement and expand its operational and financial controls and reporting systems in response to the transaction.
The unaudited pro forma condensed consolidated financial information of Exterran and Enerflex is presented for illustrative purposes only and may not be indicative of the results of operations or financial condition of the combined company following the combination of Enerflex and Exterran.
The unaudited pro forma condensed consolidated financial information included in this proxy statement/prospectus has been prepared using the consolidated historical financial statements of Enerflex and Exterran, is presented for illustrative purposes only and should not be considered to be an indication of the results of operations or financial condition of the combined company after the combination of Enerflex and Exterran. In addition, the unaudited pro forma condensed consolidated financial information included in this proxy statement/prospectus is based in part on certain assumptions regarding the transaction. These assumptions may not prove to be accurate, and other factors may affect the combined company’s results of operations or financial condition following the combination of Enerflex and Exterran. Accordingly, the historical information incorporated by reference in this proxy statement/prospectus and unaudited pro forma condensed consolidated financial information included in this proxy statement/prospectus does not necessarily represent the combined company’s results of operations and financial condition had Exterran and Enerflex operated as a combined entity during the periods presented, or of the combined company’s results of operations and financial condition after the combination of Enerflex and Exterran. The combined company’s potential for future business success and operating profitability must be considered in light of the risks, uncertainties, expenses and difficulties typically encountered by recently combined companies.
In preparing the unaudited pro forma condensed consolidated financial information contained in this proxy statement/prospectus, Enerflex has given effect to, among other items, the combination of Enerflex and Exterran, the payment of the merger consideration and the indebtedness of Enerflex on a consolidated basis after giving effect to the combination of Enerflex and Exterran, including the indebtedness of Exterran. The unaudited pro forma condensed consolidated financial information may not reflect all of the costs that are expected to be incurred by Exterran and Enerflex in connection with the transaction. For more information, see the section entitled “
Unaudited Pro Forma Condensed Consolidated Financial Information
,” on page [    ], including the notes thereto.
The additional indebtedness that Enerflex will incur in connection with the transaction could adversely affect Enerflex’s financial position, including by decreasing its business flexibility, ability to satisfy its debt obligations or achieve its desired credit rating.
After the combination of Enerflex and Exterran following the merger, the combined company will have increased borrowings compared to pre-merger.
Enerflex’s consolidated borrowings were approximately C$331.4 million (U.S.$260 million converted at the Bank of Canada exchange rate on December 31, 2021) as at December 31, 2021. The combined company’s pro forma borrowings as at December 31, 2021, if the acquisition of Exterran had been completed on that same date, would have been approximately U.S.$891 million, of which U.S.$891 million would have been at variable rates of interest when assuming borrowings for the transaction are made under the bridge facility.
Enerflex expects to incur approximately U.S.$903 million of debt in connection with the transaction, as a result of obtaining financing to complete the transaction and refinancing of debt assumed in the transaction as required. This increased level of borrowings could have the effect, among other things, of reducing Enerflex’s liquidity and the combined company’s flexibility to respond to changing business and economic conditions. Also, the combined company’s ability to make payments of principal and interest on its indebtedness will depend upon its future performance, which will be subject to general economic, financial and business conditions, sufficient cash flow, the implementation of the integration with Exterran and other factors affecting its operations, many of which will be beyond the combined company’s control.
Accordingly, the amount of cash required to service the combined company’s increased borrowing levels after the combination of Enerflex and Exterran, and thus the demands on the combined company’s cash resources, will be greater than the amount of cash flows required to service Enerflex’s borrowings prior to the combination. If Enerflex completes the acquisition of Exterran and obtains control of Exterran but does not achieve the expected benefits and cost savings from the acquisition, or if the financial performance of the combined company does not meet current expectations, then Enerflex’s ability to service its indebtedness may be adversely impacted. The increased levels of borrowings after the combination of Enerflex and Exterran could also reduce funds available for the combined company’s investments including capital expenditures and other activities and may create competitive disadvantages for the combined company relative to other companies with lower debt levels.
The agreements that will govern Enerflex’s indebtedness that would be incurred in connection with the acquisition of Exterran may contain various affirmative and negative covenants that may, subject to certain customary exceptions, restrict the combined company’s ability to, among other things, create liens over its property, change its line of business and/or merge or consolidate with any other person or sell or convey certain of its assets to another person. In addition, some of the agreements that will govern the combined company’s new debt financings may contain financial covenants that will require it to maintain certain financial ratios. Various risks, uncertainties and events beyond the combined company’s control could affect its ability to comply with these covenants and failure to comply with them could result in an event of default, which, if not cured or waived, could accelerate repayment obligations. Under these circumstances, the combined company may not have sufficient funds or other resources to satisfy all of its obligations.
In conjunction with the transaction, Enerflex may issue debt securities that will be rated by various credit rating agencies which would assess each credit rating organization’s opinion of Enerflex’s financial and business strength, operating performance and ability to meet Enerflex’s debt obligations. Some of these debt securities credit ratings may be publicly disclosed and could impact the cost and availability of future borrowings and, accordingly, Enerflex’s cost of capital. Enerflex’s credit ratings reflect each credit rating organization’s opinion of Enerflex’s financial and business strength, operating performance and ability to meet Enerflex’s debt obligations. If any of Enerflex’s future credit ratings are less favorable than anticipated or reduced after coverage is initiated by each rating agency, Enerflex may not be able to sell additional debt securities, borrow money, refinance the transaction facilities if drawn or establish alternatives to the transaction facilities in the amounts, at the times or interest rates or upon the more favorable terms and conditions that might be available if Enerflex’s current credit ratings are maintained.
Enerflex or Exterran may waive one or more of the closing conditions without re-soliciting shareholder
approval or stockholder approval, respectively.
Certain conditions to Enerflex’s and Exterran’s obligations, respectively, to close the transaction may be waived, in whole or in part, to the extent legally permissible, either unilaterally or by agreement of Enerflex and Exterran. In the event that any such waiver does not require re-solicitation of
Enerflex’s shareholders or an amendment of this proxy statement/prospectus or any re-solicitation of
proxies or voting cards, as applicable, the parties will have the discretion to close the transaction without seeking further approval of Enerflex shareholders or Exterran stockholders, as applicable.
The opinion of Exterran’s financial advisor rendered to the Exterran board does not reflect changes in circumstances between the signing of the Merger Agreement and the closing of the transaction.
The Exterran board has received an opinion from Wells Fargo Securities, Exterran’s financial advisor, dated January 23, 2022, to the effect that, as of the date of the opinion and based on and subject to assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by the financial advisor as described in the written opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the Exterran stockholders, but has not obtained an updated opinion as of the date of this proxy statement/prospectus. Changes in the operations and prospects of Enerflex or Exterran, general market and economic conditions and other factors that may be beyond the control of Enerflex or Exterran, and on which the forecasts and assumptions used by Exterran’s financial advisor in connection with rendering of its opinion may have been based, may significantly alter the value of Enerflex or Exterran or the prices of the Enerflex common shares or of the shares of Exterran common stock by the time the transaction is completed. The opinion did not speak as of the time the transaction will be completed or as of any date other than the date of such opinion and the Exterran board does not anticipate asking its financial advisor to update its opinion. The Exterran board’s recommendation that Exterran stockholders vote “
FOR
” approval of the Exterran merger proposal, “
FOR
”
the non-binding compensation
advisory proposal and “
FOR
” the Exterran adjournment proposal, however, is made as of the date of this proxy statement/prospectus.
For a description of the opinion that the Exterran board received from its financial advisor, see the section entitled “
Opinion of the Financial Advisor
to Exterran—Opinion of Wells Fargo Securities, LLC
” on page [    ]. A copy of the opinion of Wells Fargo Securities is attached as Annex B to this proxy statement/prospectus and is incorporated by reference herein in its entirety.

While the transaction is pending, Exterran is subject to business uncertainties and contractual restrictions that could materially adversely affect Exterran’s operating results, financial position and/or cash flows or result in a loss of employees, suppliers, vendors or customers.
The Merger Agreement generally requires Exterran to use commercially reasonable efforts to conduct its business in all material respects in the ordinary course prior to the earlier of the termination of the Merger Agreement and the closing date. In addition, the Merger Agreement includes a variety of specified restrictions on the conduct of Exterran’s business, which, in the event the Merger Agreement is not earlier terminated, expire on the closing date. Among other things and subject to the other terms of the Merger Agreement and certain other exceptions and limitations, Exterran may not, outside of the ordinary course of business, incur additional indebtedness, issue additional shares of Exterran’s common stock outside of its equity incentive plans, repurchase common stock, pay dividends, acquire assets, securities or property, dispose of businesses or assets, enter into certain material contracts or make certain additional capital expenditures. Exterran may find that these and other contractual restrictions in the Merger Agreement delay or prevent Exterran from making certain changes, or limit its ability to make certain changes, during such period, even if Exterran’s management believes that making certain changes may be advisable. The pendency of the transaction may also divert management’s attention and Exterran’s resources from ongoing business and operations.
Exterran’s employees, suppliers, vendors or customers may experience uncertainties about the effects of the transaction. It is possible that some employees, suppliers, vendors or customers and other parties with whom Exterran has a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationship with Exterran as a result of the proposed acquisition. Similarly, current and prospective employees may experience uncertainty about their future roles with Exterran following completion of the transaction, which may materially and adversely affect Exterran’s ability to attract and retain key employees. If any of these effects were to occur, it could materially and adversely impact Exterran’s operating results, financial position, cash flows and/or stock price.
To consummate the transaction and fund the operations of the combined company, Enerflex expects to refinance its existing credit facility and replace existing credit obligations with a combination of a new committed credit facility, new bridge loan and/or the issuance of new credit securities. The new committed credit facility and bridge loans contain certain conditions to close and the issuance of new credit securities is dependent on market conditions such that Enerflex cannot guarantee that it will be available at acceptable terms or available at all.
Enerflex anticipates that the funds needed to provide the working capital to the combined company will be derived from a combination of some or all of: (i) its cash on hand; (ii) the borrowings under the newly committed credit facility which will be entered into for the purpose of the transaction, its existing credit facilities and/or new credit facilities; and (iii) a committed bridge loan led by RBC Capital Markets and various other financial institutions or the proceeds from the sale of new debt securities in lieu of the bridge loan.
Enerflex may decide to replace the bridge loan with newly issued debt securities if they are available on better terms than the bridge loan. The availability of any newly issued debt securities will depend on, among other factors, prevailing market conditions and other factors beyond Enerflex’s control. Enerflex cannot guarantee that these market conditions will be favorable and that the newly issued debt securities will be available on favorable terms or available at all.
The commitment of the new credit facility and bridge loan is described in the debt commitment letter. However, Enerflex has not entered into definitive agreements for such debt financing, and the obligation of the lenders to provide the debt financing under the commitment letter is subject to a number of customary conditions. There can be no assurance that Enerflex will be able to obtain the debt financing under the commitment letter. In the event that the debt financing contemplated above is not available, other financing may not be available on acceptable terms, in a timely manner or at all. If Enerflex is unable to obtain debt financing, the transaction may be delayed or not be completed. Enerflex’s obligation to complete the transaction is not conditioned upon the receipt of any financing.
Failure by Enerflex to successfully execute its business strategy and objectives regarding the combined company’s business may materially adversely affect the future results of the combined company and the market value of Enerflex common shares.
The success of the combination of Enerflex and Exterran will depend, in part, on the ability of Enerflex to successfully execute the combined company’s business strategy. Furthermore, Enerflex’s business strategy, operations and plans for growth of the combined company rely significantly on agreements with third parties, including joint ventures and other strategic alliances. Enerflex’s ability to provide service to its customers depends in large part upon its ability to maintain these agreements with third parties, and upon the performance of the obligations under the agreements by the third parties. The termination of, or the failure to renew, these agreements could have a material adverse effect on Enerflex’s consolidated financial statements and interfere with its business strategy, operations, and plans for growth. If Enerflex is not able to achieve its business strategy on a timely basis, the anticipated benefits of the combination of Enerflex and Exterran may not be realized fully or at all, and the combination may materially adversely affect the results of operations, financial condition, and prospects of the combined company and the market value of Enerflex common shares.
Failure to complete the transactions contemplated by the Merger Agreement could negatively impact the price of Exterran common stock, and future business and financial results.
If the transactions contemplated by the Merger Agreement are not completed for any reason, Exterran’s ongoing business may be materially and adversely affected and Exterran would be subject to a number of risks, including, but not limited to, the following:

•
Exterran may experience negative reactions from the financial markets, including negative impacts on trading prices of Exterran common stock, and from Exterran’s employees, suppliers, vendors, regulators or customers;

•
Exterran will be required to pay Enerflex a termination payment of $10.0 million, in consideration for the disposition by Enerflex of its contractual rights under the Merger Agreement, if the Merger Agreement is terminated in certain circumstances, including because the Exterran board has changed its recommendation in favor of the transaction or in certain circumstances where, after the date of the Merger Agreement, Exterran enters into an agreement providing for an alternative proposal (for these purposes, substituting in the definition of alternative proposal “50%” for “20%” and for “80%” in each place each such phrase appears, and we refer to such proposal, as a “qualifying transaction”) in respect of Exterran that is publicly proposed or publicly disclosed prior to, and not publicly withdrawn at least two business days prior to, the Exterran special meeting following termination of the Merger Agreement;

•
the Merger Agreement places certain restrictions on the conduct of Exterran’s business, and such restrictions, the waiver of which is subject to the consent of Enerflex, may prevent Exterran from making certain material acquisitions, entering into or amending certain contracts, taking certain other specified actions or otherwise pursuing business opportunities during the pendency of the transaction or, with respect to certain actions, prior to the control date, that Exterran would have made, taken or pursued if these restrictions were not in place; and

•
matters relating to the transaction (including integration planning) will require substantial commitments of time and resources by Exterran’s management and the expenditure of significant funds in the form of fees and expenses, which would otherwise have been devoted to day-to-day operations
and other opportunities that may have been beneficial to Exterran as an independent company.

In addition, Exterran could be subject to litigation related to any failure to complete the acquisition or related to any proceeding to specifically enforce Exterran’s performance obligations under the Merger Agreement.

If any of these risks materialize, they may materially and adversely affect Exterran’s business, financial condition, financial results and stock prices.
Directors and executive officers of Exterran have interests in the transaction that may differ from the interests of Exterran stockholders generally, including, if the transaction is completed, the receipt of financial and other benefits.
In considering the recommendations of the Exterran board, Exterran stockholders should be aware that Exterran’s directors and executive officers have interests in the transaction that may be different from, or in addition to, the interests of Exterran stockholders generally. These interests may include, among others, the treatment of outstanding Exterran equity awards under the Merger Agreement, the potential payment of severance benefits and acceleration of outstanding Exterran equity awards upon certain terminations of employment, retention awards and rights to ongoing indemnification and insurance coverage.
Each executive officer of Exterran has entered into a change of control agreement, which will entitle such an executive officer with additional compensation if such executive officer is terminated for a qualifying termination. For a more complete description of such change of control agreements, see the section entitled “
The Exterran Merger Proposal—Interests of Exterran’s Directors and Executive Officers in the Transaction—Change of Control Agreements
” on page [    ].
Additionally, under the Exterran Corporation 2020 Stock Incentive Plan, Exterran awards assumed by Enerflex will continue to vest under their existing terms and will not be accelerated unless an executive officer’s employment is terminated by Enerflex without “cause” or by the employee for “good reason” within 18 months of the merger. The total estimated amounts that would be payable to Exterran’s named executive officers is $[19,292,376], and is described in further detail in the section entitled “
The Exterran Merger Proposal—Interests of Exterran’s Directors and Executive Officers in the Transaction—Golden Parachute Compensation
” on page [    ].
These interests are described in more detail in the section entitled “
The Exterran Merger Proposal—Interests of Exterran’s Directors and Executive Officers in the Transaction
,” on page [    ].
Except in specified circumstances, if the effective time has not occurred by the end date, either Exterran or Enerflex may choose not to proceed with the transaction.
Either Exterran or Enerflex may terminate the Merger Agreement if the effective time has not occurred by October 24, 2022 (
i.e.
, the end date); provided, that to the extent the condition to obtain the antitrust authorizations required to be obtained with respect to the transactions contemplated by the Merger Agreement has not been satisfied or waived on or prior to October 24, 2022, but all other conditions to closing have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the closing), the end date will be automatically extended 30 days. However, this right to terminate the Merger Agreement will not be available to Exterran or Enerflex if such party has breached in any material respect its obligations under the Merger Agreement in any manner that has been the primary cause of the failure to consummate the transaction on or before the end date. For more information, see the section entitled “
The Merger Agreement—Termination or Abandonment of the Merger Agreement
,” on page [    ].
There may be less publicly available information concerning Enerflex than there is for issuers that are not foreign private issuers because, as a foreign private issuer, Enerflex is exempt from a number of rules under the U.S. Exchange Act and is permitted to file less information with the SEC than issuers that are not foreign private issuers and Enerflex, as a foreign private issuer, is permitted to follow home country practice in lieu of the listing requirements of the NYSE, subject to certain exceptions.
For so long as Enerflex remains a foreign private issuer under the U.S. Exchange Act, Enerflex is exempt from certain rules under the U.S. Exchange Act. Enerflex is not currently required to file annual reports on

Form 10-K, quarterly
reports on
Form 10-Q and
current reports on
Form 8-K with
the SEC. Enerflex is also not required to file periodic reports and financial statements with the SEC as frequently or as promptly as companies whose securities are registered under the U.S. Exchange Act but are not foreign private issuers, or to comply with Regulation FD, which restricts the selective disclosure of material non-public information.
In addition, Enerflex is exempt from certain disclosure and procedural requirements applicable to proxy solicitations under Section 14 of the U.S. Exchange Act. The members of the Enerflex board, officers and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the U.S. Exchange Act. Accordingly, there may be less publicly available information concerning Enerflex than there is for companies whose securities are registered under the U.S. Exchange Act but are not foreign private issuers, and such information may not be provided as promptly as it is provided by such companies. In addition, certain information may be provided by Enerflex in accordance with Canadian law, which may differ in substance or timing from such disclosure requirements under the U.S. Exchange Act. For example, disclosure with respect to Enerflex annual meetings of shareholders will be governed by Canadian law. Further, as a foreign private issuer, under the NYSE and Nasdaq rules Enerflex will be subject to less stringent corporate governance requirements, although Enerflex’s current corporate governance practices are consistent with all applicable Canadian regulatory guidelines and standards. Subject to certain exceptions, the rules of the NYSE and Nasdaq permit a foreign private issuer to follow its home country practice in lieu of certain listing requirements of the NYSE and Nasdaq, including, for example, certain internal controls as well as board, committee and director independence requirements. Enerflex is required to disclose any significant ways in which its corporate governance practices differ from those followed by U.S. domestic companies under the NYSE or Nasdaq listing standards in its annual report filed with the SEC or on its website. Accordingly, Enerflex shareholders may not have the same protections afforded to shareholders of companies that are required to comply with all of the NYSE or Nasdaq corporate governance requirements.
Enerflex is organized under the laws of Canada and a substantial portion of its assets are, and many of its directors and officers reside, outside of the U.S. As a result, it may not be possible for shareholders to enforce civil liability provisions of the securities laws of the U.S. against Enerflex, its officers, or members of the Enerflex board.
Enerflex is organized under the laws of Canada. A substantial portion of Enerflex’s assets is located outside the U.S., and many of Enerflex’s directors and officers and some of the experts named in this proxy statement/prospectus are residents of jurisdictions outside of the U.S. and the assets of such persons may be located outside of the U.S. As a result, it may be difficult for investors to effect service within the U.S. upon Enerflex and those directors, officers and experts, or to enforce judgments obtained in U.S. courts against Enerflex or such persons either inside or outside of the U.S., or to enforce in U.S. courts judgments obtained against Enerflex or such persons in courts in jurisdictions outside the U.S., in any action predicated upon the civil liability provisions of the federal securities laws of the U.S. There is no certainty that civil liabilities predicated solely upon the federal securities laws of the U.S. can be enforced in Canada, whether by original action or by seeking to enforce a judgment of U.S. courts. In addition, punitive damages awards in actions brought in the U.S. or elsewhere may be unenforceable in Canada.
Resales of Enerflex common shares following the transaction may cause the market value of Enerflex common shares to decline.
Based on the number of shares of Exterran common stock and Exterran equity awards outstanding as of [    ], 2022, Enerflex expects to issue or reserve for issuance up to approximately an aggregate of [    ] Enerflex common shares at the effective time in connection with the transaction. The issuance of these new Enerflex common shares could have the effect of depressing the market value for Enerflex common shares. The increase in the number of Enerflex common shares may lead to sales of such Enerflex common shares or the perception that such sales may occur, either of which may adversely affect the market for, and the market value of, Enerflex common shares.

The market value of Enerflex common shares may decline as a result of the combination of Enerflex and Exterran.
The market value of Enerflex common shares may decline as a result of the combination of Enerflex and Exterran if, among other things, the combined company is unable to achieve the expected growth in revenues and earnings, or if the operational cost savings estimates in connection with the integration of Exterran’s and Enerflex’s businesses are not realized or if the transaction costs related to the transaction are greater than expected. The market value of Enerflex common shares also may decline if the combined company does not achieve the perceived benefits of the combination as rapidly or to the extent anticipated by the market or if the effect of the combination on the combined company’s financial position, results of operations or cash flows is not consistent with the expectations of financial or industry analysts. In addition, some Exterran stockholders may decide not to continue to hold the Enerflex common shares they receive as a result of the transaction, and any such sales of Enerflex common shares could have the effect of depressing their market price. Moreover, general fluctuations in stock markets could have a material adverse effect on the market for, or liquidity of, Enerflex common shares, regardless of Enerflex’s actual operating performance after the combination of Enerflex and Exterran.
Current Enerflex shareholders and Exterran stockholders will have a reduced ownership and voting interest after the transaction and will have less input into the management of the combined company.
Based on the number of shares of Exterran common stock and Exterran equity awards outstanding as of [            ], 2022, at the effective time, Enerflex expects to issue or reserve for issuance up to an aggregate of approximately [    ] Enerflex common shares at the effective time in connection with the transaction. As a result, it is expected that, immediately after the effective time, former Exterran stockholders will own approximately an aggregate of 27.5% of the outstanding Enerflex common shares. See the section of this proxy statement/prospectus entitled “
The Merger Agreement—Treatment of Exterran Equity Awards
,” on page [    ] for a more detailed explanation. Consequently, current Enerflex shareholders in the aggregate will have less input into the management and policies of the combined company than they currently have over the management and policies of Enerflex, and Exterran common stockholders in the aggregate will have significantly less input into the management and policies of the combined company than they currently have over the management and policies of Exterran.
Exterran and Enerflex may be targets of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the transaction from being completed.
Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into Merger Agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting consummation of the transaction, then that injunction may delay or prevent the transaction from being completed.
The combined company may be exposed to increased litigation, which could have an adverse effect on the combined company’s business and operations.
The combined company may be exposed to increased litigation from stockholders, customers, suppliers, consumers and other third parties due to the combination of Enerflex’s business and Exterran’s business. Such litigation may have an adverse impact on the combined company’s business and results of operations or may cause disruptions to the combined company’s operations.

If the transaction is not treated as a “reorganization” for U.S. federal income tax purposes, or if the requirements for exception to Section 367(a) of the Code are not met, Exterran stockholders may be required to recognize gain for U.S. federal income tax purposes upon their exchange shares of Exterran common stock for the merger consideration.
Although Enerflex and Exterran intend that the transaction will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that Section 367(a)(1) of the Code will generally not apply to cause the transaction to result in gain recognition to Exterran stockholders (other than excepted shareholders), neither Enerflex nor Exterran has applied for, or expects to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of the transaction. Accordingly, no assurance can be given that the IRS will not challenge the intended U.S. federal income tax consequences of the transaction. If the transaction were to fail to qualify as a reorganization for U.S. federal income tax purposes, U.S. holders (as defined below in the section entitled “
The Exterran Merger Proposal—Material U.S. Federal Income Tax Consequences
,” on page [    ]) of Exterran common stock would recognize gain or loss on their exchange of Exterran common stock for the merger consideration. If the transaction qualified as a reorganization but were to fail to satisfy the requirements for an exception to Section 367(a)(1) of the Code, U.S. Exterran stockholders would be required to recognize the full amount of any gain, but not any loss, on their exchange of Exterran common stock for the merger consideration.
For a more detailed discussion of the material U.S. federal income tax consequences of the transaction to U.S. holders, see the section entitled “
The Exterran Merger Proposal—Material U.S. Federal Income Tax Consequences
,” on page [    ].
The IRS may not agree that Enerflex should be treated as a foreign corporation for U.S. federal income tax purposes.
Under current U.S. federal income tax law, a corporation generally will be considered to be a U.S. corporation for U.S. federal income tax purposes only if it is created or organized under the law of the U.S., any state thereof or the District of Columbia. Accordingly, under generally applicable U.S. federal income tax rules, Enerflex, which is organized under the laws of Canada, would generally be classified as a
non-U.S.
corporation. However, Section 7874 of the Code and the Treasury Regulations promulgated thereunder contain specific rules that may cause a
non-U.S.
corporation to be treated as a U.S. corporation for U.S. federal income tax purposes (or to be subject to certain other adverse tax consequences). Based on the percentage of outstanding Enerflex common shares that is expected to be owned by former Exterran stockholders immediately after the merger, Enerflex believes that it should not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code immediately following the transaction. There can be no assurance, however, that the IRS will not take a contrary position or that the relevant U.S. federal income tax law will not be changed (possibly with retroactive effect) in a manner that would result in a contrary conclusion. If it were determined that Enerflex is treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code and the Treasury Regulations promulgated thereunder, Enerflex could be subject to substantial U.S. tax liability and its non-U.S. shareholders
could be subject to U.S. withholding tax on any dividends.
Enerflex and Exterran may have difficulty attracting, motivating and retaining executives and other key employees in light of the combination of Enerflex and Exterran.
Enerflex’s success after closing the transaction will depend in part on the ability of Enerflex to retain key executives and other employees with critical skills and knowledge which are crucial for the combined company to achieve key milestones and synergy realization. Uncertainty about the effect of the transaction on Enerflex and Exterran employees may have an adverse effect on each of Enerflex and Exterran separately and consequently the combined company. This uncertainty may impair Enerflex’s and/or Exterran’s ability to attract, retain and motivate key personnel. Employee retention may be particularly challenging during the pendency of the transaction, as employees of Enerflex and Exterran may experience uncertainty about their future roles in the combined company.

Additionally, Exterran’s officers and employees may hold shares of Exterran common stock, and, if the transaction closes, these officers and employees may be entitled to the merger consideration in respect of such shares of Exterran common stock. Under agreements between Exterran and certain of its key employees, such employees could potentially resign from employment on or after the effective time following specified circumstances constituting good reason or constructive termination (as set forth in the applicable agreement) that could result in severance payments to such employees and accelerated vesting of their equity awards. These payments and accelerated vesting benefits, individually or in the aggregate, could make retention of Exterran key employees more difficult.
Furthermore, if key employees of Enerflex or Exterran depart or are at risk of departing, including because of issues relating to the uncertainty and difficulty of integration, financial security or a desire not to become employees of the combined company, Enerflex may have to incur significant costs in retaining such individuals or in identifying, hiring and retaining replacements for departing employees and may lose significant expertise and talent, and the combined company’s ability to realize the anticipated benefits of the transaction may be materially and adversely affected. No assurance can be given that the combined company will be able to attract or retain key employees to the same extent that Enerflex and Exterran have been able to attract or retain employees in the past.
Both Enerflex and Exterran have revised their short term incentive programs for 2022 to promote retention of employees and incentivize the achievement of the closing and the associated synergy targets. Upon the occurrence of the closing or the achievement of certain synergy targets, Enerflex may award key employees of the combined company cash bonuses or equity awards to recognize individual contributions and encourage retention. These arrangements may require the payment of bonuses as determined by the Enerflex board. The amounts and recipients under such programs have yet to be determined.
The Merger Agreement contains provisions that make it more difficult for Enerflex and Exterran to pursue alternatives to the transaction and may discourage other companies from trying to acquire Exterran for greater consideration than what Enerflex has agreed to pay.
The Merger Agreement contains provisions that make it more difficult for Exterran to sell its business to a party other than Enerflex, or for Enerflex to sell its business. These provisions include a general prohibition on each party soliciting any alternative proposal. Further, there are only limited circumstances in which Exterran may terminate the Merger Agreement to accept an alternative proposal and limited exceptions to each party’s agreement that its board of directors will not withdraw or modify in a manner adverse to the other party the recommendation of its board of directors in favor of the adoption of the Merger Agreement. In the event that the Exterran board makes an adverse recommendation change, then Exterran may be required to pay to Enerflex a termination payment of $10.0 million. In the event that the Enerflex board makes an adverse recommendation change, then Enerflex may be required to pay to Exterran a termination payment of $20.0 million. See “
The Merger Agreement—No Solicitation
” and “
The Merger Agreement—Termination or Abandonment of the Merger Agreement
,” on pages [    ] and [    ], respectively, of this proxy statement/prospectus.
The parties believe these provisions are reasonable and not preclusive of other offers, but these restrictions might discourage a third party that has an interest in acquiring all or a significant part of either Exterran or Enerflex from considering or proposing an alternative proposal.
If an alternative proposal to acquire Exterran is made, consummation of the transaction may be delayed or impeded.
If an alternative proposal to acquire Exterran is made, the attention of Exterran’s and Enerflex’s respective management may be diverted away from the transaction, which may delay or impede consummation of the transaction. Matters related to such alternative proposal, including any potential related litigation, may require commitments of time and resources of both parties and their respective representatives, which could otherwise have been devoted to the transaction.

The financial forecasts are based on various assumptions that may not be realized.
The financial estimates set forth in the forecasts included under the sections entitled “
The Exterran Merger Proposal—Certain Unaudited Prospective Financial Information
” on page [    ] were based on assumptions of, and information available to, the management team of Exterran when prepared and these estimates and assumptions are subject to uncertainties, many of which are beyond the control of Exterran and may not be realized. Many factors mentioned in this proxy statement/prospectus, including the risks outlined in this “
Risk Factors
” section and the events or circumstances described under “
Cautionary Statement Regarding Forward-Looking Statements
,” will be important in determining the combined company’s future results. As a result of these contingencies, actual future results may vary materially from the estimates. In view of these uncertainties, the inclusion of financial estimates in this proxy statement/prospectus is not and should not be viewed as a representation that the forecasted results will necessarily reflect actual future results.
The financial estimates set forth in the forecasts included under the sections entitled “
The Exterran Merger Proposal—Certain Unaudited Prospective Financial Information
” on page [    ] were based on assumptions that were not prepared with a view toward public disclosure, and such financial estimates were not prepared with a view toward compliance with published guidelines of any regulatory or professional body. Further, any forward-looking statement speaks only as of the date on which it is made, and Exterran and Enerflex do not undertake any obligation, other than as required by applicable law, to update the financial estimates in this proxy statement/prospectus to reflect events or circumstances after the date those financial estimates were prepared or to reflect the occurrence of anticipated or unanticipated events or circumstances. The Exterran and Enerflex prospective financial information included in this proxy statement/prospectus has been prepared by, and is the responsibility of, Exterran’s and Enerflex’s management, respectively. The prospective financial information was not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. See “
The Exterran Merger Proposal—Certain Unaudited Prospective Financial Information
” on page [    ] for more information. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this document relates to Exterran’s previously issued financial statements. It does not extend to the prospective financial information and should not be read to do so.
Exchange rate fluctuations may adversely affect the foreign currency value of Enerflex common shares and any dividends.
The Enerflex common shares are quoted in Canadian dollars on the TSX. After the closing, Enerflex expects that the Enerflex common shares will be quoted in U.S. dollars on the Nasdaq or NYSE, as applicable. Dividends in respect of Enerflex common shares, if any, are anticipated to be declared in Canadian dollars, consistent with Enerflex’s current dividend practice. Enerflex’s financial statements are prepared in Canadian dollars. Fluctuations in the exchange rate between the U.S. dollar and Canadian dollar will affect, among other matters, the U.S. dollar value of Enerflex common shares, whether or not traded on the TSX or the NYSE, and of any dividends in respect of such shares.
Exterran stockholders will not be entitled to appraisal rights in the proposed merger.
Because Exterran common stock will be listed on the NYSE as of the record date for the Exterran special meeting and Exterran stockholders are solely receiving Enerflex common shares (and such shares must be listed on NYSE or Nasdaq as a condition to the merger), and cash in lieu of fractions thereof as merger consideration in exchange for their Exterran common stock, no appraisal rights are available under Section 262 of the DGCL with respect to the merger or the other transactions contemplated by the Merger Agreement.

Risks Related to Exterran’s and Enerflex’s Business
You should read and consider the risk factors specific to Exterran’s business that will also affect the combined company following the transaction. These risks are described in Exterran’s Annual Report on
Form 10-K for
the fiscal year ended December 31, 2021, which are incorporated by reference into this proxy statement/prospectus, and in other documents that are incorporated by reference into this proxy statement/prospectus. See the section entitled “
Where You Can Find Additional Information
,” on page [    ] for the location of information incorporated by reference into this proxy statement/prospectus.
An investment in common shares of Enerflex involves a number of risks including, but not necessarily limited to, those set forth below.
Energy prices, industry conditions, and the cyclical nature of the energy industry could adversely impact Enerflex’s business and financial operations.
The oil and gas service industry is highly reliant on the levels of capital expenditures made by oil and gas producers and explorers. The capital expenditures of these companies, along with those midstream companies who service these oil and gas explorers and producers, impact the demand for Enerflex’s equipment and services. Capital expenditure decisions are based on various factors, including but not limited to: demand for hydrocarbons and prices of related products; exploration and development prospects in various jurisdictions; reserve production levels; oil and natural gas prices; and access to capital — none of which can be accurately predicted. Any downturn in commodity prices may lead to reduced levels of growth capital expenditures, which may negatively impact the demand for the products and services that Enerflex offers. Even the perception of lower oil or gas prices over the long term can result in a decision to cancel or postpone exploration and production capital expenditures, which may lead to a reduced demand for products and services offered by Enerflex.
The supply and demand for oil and gas is influenced by a number of factors, including the outlook for worldwide economies, as well as the activities of the Organization of Petroleum Exporting Countries (which we refer to as “
OPEC
”). Changing political, economic, or military circumstances throughout the energy producing regions of the world may impact the demand for oil and natural gas for extended periods of time, which in turn impacts the price of oil and natural gas. If economic conditions or international markets decline unexpectedly and oil and gas producing customers decide to cancel or postpone major capital expenditures, Enerflex’s business may be adversely impacted.
Enerflex has a number of competitors in all aspects of its business and could face increasing competition from new entrants, which could in turn, adversely impact Enerflex’s results of operations.
The business in which Enerflex operates is highly competitive and there are low barriers to entry, especially for natural gas compression services, contract compression, and the compression fabrication business. Several companies target the same customers as Enerflex in markets where margins can be low and contract negotiations can be challenging. Enerflex has a number of competitors in all aspects of its business, both domestically and abroad. Some of these competitors, particularly in the engineered systems division (as further described below), are also large, multi-national companies. Enerflex’s competitors may be able to adapt more quickly to technological changes within the industry or changes in economic and market conditions, more readily take advantage of acquisitions and other opportunities, and adopt more aggressive pricing policies. In addition, Enerflex could face significant competition from new entrants. Some of Enerflex’s existing competitors or new entrants may expand or fabricate new equipment that would create additional competition for the products, equipment, or services that Enerflex offers to customers. Further, Enerflex may not be able to take advantage of certain opportunities or make certain investments because of capital constraints, debt levels and other obligations. See the section entitled
“Description of Business – Competitive Conditions”
beginning on page [    ].
Any of these competitive pressures could have a material adverse effect on Enerflex’s business, financial condition, and results of operations.

Enerflex’s failure to execute on its projects in a timely and cost-effective manner could have a material adverse effect on Enerflex.
Enerflex engineers, designs, manufactures, constructs, commissions, operates, and services systems that process and/or compress products in a gaseous state. Enerflex’s expertise encompasses field production facilities, gas compression and processing plants, gas lift compression, refrigeration systems, and electric power equipment, primarily serving the natural gas production industry. Enerflex participates in some projects that have a relatively larger size and scope than the majority of its projects, which may translate into more technically challenging conditions or performance specifications for its products and services. These projects typically specify delivery dates, performance criteria, and penalties for the failure to perform. Enerflex’s ability to profitably execute on these solutions for customers is dependent on numerous factors which include, but are not limited to: changes in project scope; the availability and timeliness of external approvals and other required permits; skilled labour availability and productivity; availability and cost of material and services; the accuracy of design, engineering, and construction; the ability to access the job site; and the availability of contractors to support execution of Enerflex’s scope on these projects. Any failure to execute on these larger projects in a timely and cost-effective manner could have a material adverse effect on the business, financial condition, results of operations, and cash flows of Enerflex.
Enerflex pursues continuous improvement initiatives to achieve accurate, complete, and timely provision of deliverables. Nonetheless, project risks can translate into performance issues and project delays, as well as project costs exceeding cost estimates. While Enerflex will assess the recoverability of any cost overruns, there can be no assurance that these costs will be reimbursed, which may result in a material adverse effect on Enerflex’s business, financial condition, results of operations, and cash flows.
Enerflex is subject to rapidly evolving climate change policies and it is not possible to predict how new laws or regulations may impact Enerflex and Enerflex’s operations in the future.
Climate change policy is evolving at regional, national, and international levels, and political and economic events may significantly affect the scope and timing of climate change measures that are ultimately put in place. While Enerflex does not currently exceed the applicable thresholds for reduction initiatives in its jurisdictions of operations, there is a global trend in recent periods towards greater regulation of greenhouse gas (which we refer to as “GHG”) emissions. Although it is not possible at this time to predict how new laws or regulations would impact Enerflex’s business, any such future requirements imposing carbon pricing schemes, carbon taxes, or emissions reduction obligations on Enerflex’s equipment and operations could require it to incur costs to reduce emissions or to purchase emission credits or offsets and may cause delays or restrictions in its ability to offer its products and services. Failure to comply with such laws and regulations could result in significant liabilities or penalties being imposed on Enerflex. Any such laws or regulations could also increase the costs of compliance for Enerflex’s customers, and thereby negatively impact demand for Enerflex’s products and services.
The direct or indirect costs of compliance with such laws or regulations may have a material adverse effect on the business, financial condition, results of operations, and prospects of Enerflex. Given the evolving nature of the debate related to climate change and the control of GHGs and resulting regulatory requirements, it is not possible to predict with certainty the impact on Enerflex and its operations and financial condition.
The effects of climate change in the markets Enerflex operates in could result in increased costs, damage to assets and supply chain disruptions, among other impacts, which would adversely impact Enerflex’s business and financial operations.
There has been public discussion that climate change may be associated with extreme weather conditions such as more intense hurricanes, droughts, forest fires, thunderstorms, tornados, and snow or ice storms, as well as rising sea levels and other acute (event-driven) and chronic (long-term) climate events. Another possible consequence of climate change is increased volatility in seasonal temperatures. Some studies indicate that climate change could cause some areas to experience temperatures substantially colder or warmer than their historical averages.

To the extent there are significant climate changes in the markets Enerflex serves or areas where Enerflex assets reside, Enerflex could incur increased costs, its assets could be damaged, it could experience supply chain disruption, operations could be materially impacted (such as shut-down requirements), there may be health implications for its employees, and its customers may experience operational disruptions causing reduced demand for Enerflex’s products. At this time, Enerflex is unable to determine the extent to which climate change may affect its operations.
Technological advances related to alternative energy sources may reduce demand for Enerflex’s products and services.
Demand for Enerflex’s products may also be affected by the development and demand for new technologies in response to global climate change. Many governments provide, or may in the future provide, tax incentives and other subsidies to support the use and development of alternative energy technologies. Technological advances and cost declines in alternative energy sources (such as hydrogen and renewables), electric grids, electric vehicles, and batteries may reduce demand for hydrocarbon, which could lead to a lower demand for Enerflex’s low-carbon
products and services. If customer preferences shift, Enerflex may also be required to develop new technologies, requiring significant investments of capital and resources, which may or may not be recoverable in the marketplace and which could result in certain products becoming less profitable or uneconomic. At this time, Enerflex is unable to determine the extent to which such technological risks may detrimentally impact its business prospects, financial condition, and reputation.
Investor sentiment regarding the oil and gas industry may impact Enerflex’s access to capital while evolving environmental, social and governance disclosure standards are attracting increased scrutiny from stakeholders and could lead to more costly policies and practices being implemented to the detriment of Enerflex.
A number of factors, including the impact of oil and natural gas operations on the environment, the effects of the use of hydrocarbons on climate change, ecological damage relating to spills of petroleum products during production and transportation, and human rights, have affected certain investors’ sentiments towards investing in the oil and natural gas industry. As a result of these concerns, some institutional, retail, and governmental investors have announced that they are no longer willing to fund or invest in companies in the oil and natural gas industry, or are reducing the amount thereof over time. Any reduction in the investor base interested or willing to invest in the oil and natural gas industry may result in limiting Enerflex’s access to capital, increasing its cost of capital, and decreasing the price and liquidity of Enerflex’s securities.
In addition, practices and disclosures relating to environmental, social and governance (which we refer to as “ESG”) matters (including but not limited to climate change and emissions, diversity and inclusion, data security and privacy, ethical sourcing, and water, waste and ecological management) are attracting increasing scrutiny by stakeholders. Certain stakeholders are requesting that issuers develop and implement more robust ESG policies and practices. Developing and implementing such policies and practices can involve significant costs and require a significant time commitment from the Enerflex board, executive management team, and employees of Enerflex. Failing to implement the policies and practices, as requested or expected by the Enerflex stakeholders, may result in such investors reducing their investment in Enerflex, or not investing in Enerflex at all. Enerflex’s response to addressing ESG matters and any negative perception thereof can also impact Enerflex’s reputation, business prospects, ability to hire and retain qualified employees, and vulnerability to activist shareholders. Such risks could adversely affect Enerflex’s business, future operations, and profitability.
Enerflex is exposed to customer credit risks.
A substantial portion of Enerflex’s accounts receivable balances are with customers involved in the oil and natural gas industry. Many customers finance their exploration and development activities through cash flow from operations, the incurrence of debt, or the issuance of equity. During times when the oil or natural gas markets weaken, customers may experience decreased cash flow from operations, or a reduction in their ability to access capital. A reduction in borrowing bases under reserve-based credit facilities, the lack of availability of debt or equity financing or other factors that negatively impact customers’ financial condition may impair their ability to pay for products or services rendered. Enerflex may extend credit to certain customers for products and services that it provides during its normal course of business. Enerflex monitors its credit exposure to its customers, but there can be no certainty that a credit-related loss will not materialize or have a material adverse impact on the organization. The consolidation of energy producers and increased number of smaller start-up
exploration and production companies may alter Enerflex’s exposure to credit risk. The financial failure of a customer may impair Enerflex’s ability to collect on all or a portion of the accounts receivable balance from that customer.
Enerflex has remained vigilant during 2021 in monitoring the aging of receivables and proactively collecting outstanding balances. To address the challenging economic conditions confronted by the oil and natural gas industry in recent years, Enerflex has implemented additional monitoring processes in assessing the creditworthiness of its customers. See the section entitled
“Description of Business – Enerflex’s Customers”
beginning on page [    ].
Health crises, such as epidemics and pandemics (including
COVID-19),
may adversely impact Enerflex’s businesses and its ability to carry on its business.
Enerflex’s business, operations, and financial condition could be materially adversely affected by the outbreak of epidemics or pandemics, or other health crises, including the ongoing
COVID-19
pandemic which prevailed throughout 2021. Such public health crises may adversely affect Enerflex, causing a slowdown or temporary suspension of Enerflex’s operations in geographic locations impacted by an outbreak, including due to:

•
reduced global economic activity and a corresponding decrease in demand for oil and natural gas, which could result in producers being forced to shut-in
production and serve to lower demand for Enerflex’s products and services;

•	impaired supply chain as a result of mass quarantines, lockdowns, or border closures, thereby limiting the supply and increasing the cost of goods and services used in Enerflex’s operations; and

•	restricted workforce as a result of quarantines and health impacts, rendering employees unable to work or travel.
Any limitations imposed on the mobility of Enerflex’s employees may have an impact on Enerflex’s ability to complete projects, including BOOM or ITK projects requiring installation in the field. In the event that Enerflex is unable to meet contractual requirements due to such public health crises, and is unable to claim force majeure relief under the applicable contract or otherwise secure concessions from counterparties, Enerflex’s operational or financial results may be adversely impacted.
In addition to the overall slowdown in economic activity during the
COVID-19
pandemic, the pandemic continued to impact Enerflex’s operations throughout 2021. COVID-related restrictions on travel and in-person
gatherings remained in place in many parts of our operations, however business disruptions were not material, and Enerflex did not have to shut down any facilities or operations. Workforce COVID positivity rates were monitored to identify possible trends or operational vulnerabilities and Enerflex implemented continuity plans to mitigate the risk of business interruption. Enerflex was also able to maintain operations and otherwise mitigate COVID impacts by leveraging technologies which enable remote work arrangements, by proactively monitoring COVID cases and regulations in the communities in which we operate and by working with customers and supply chain partners to minimize disruptions. Enhanced cleaning protocols remained in place at Enerflex facilities and Enerflex undertook efforts to ensure its workforce had access to advice from healthcare professionals. Where possible, Enerflex provided support to enable employees and their families to access vaccines.

Enerflex’s rental contracts vary in duration and Enerflex’s inability to extend or renew rental contracts with customers could adversely impact Enerflex’s business.
The duration of Enerflex’s rental contracts with customers vary based on operating conditions and customer needs. Initial contract terms typically are not long enough to enable Enerflex to recoup the cost of the equipment deployed in the energy infrastructure segment. Many of Enerflex’s North American rental contracts have short initial terms and after the initial term are cancelable on short notice. While these contracts are frequently extended beyond their initial terms, Enerflex cannot accurately predict which of these contracts will be extended or renewed beyond the initial term or that any customer will continue to contract with Enerflex. The inability to negotiate extensions or renew a substantial portion of Enerflex’s rental contracts, the renewal of such contracts at reduced rates, the inability to contract for additional services with customers, or the loss of all or a significant portion of the rental contracts with any significant customer could lead to a reduction in revenues and net income and could result in asset impairments. This could have a material adverse effect upon Enerflex’s business, financial condition, results of operations and cash flows.
Contracted revenue may be adversely impacted as the result of customer cash flow and access to capital constraints.
Many of Enerflex’s customers finance their exploration and development activities through cash flow from operations, incurrence of debt, or issuance of equity. If customers experience decreased cash flow from operations and limitations on their ability to incur debt or raise equity, for example due to weak oil or natural gas prices or reservoir underperformance, then they may seek to preserve capital by pursuing price concessions on revenue contracts, cancelling contracts, or determining not to renew contracts. Under these circumstances, Enerflex may be unable to renew recurring revenue contracts with customers on favorable commercial terms, if at all. Terms of new contracts or renegotiated contracts may also transfer additional risk of liquidated damages, consequential loss, liability caps, and indemnities to Enerflex. These factors may lead to a reduction in revenue and net income, which could have a material adverse effect on Enerflex’s business, financial condition, results from operations and cash flows.
Enerflex is subject to evolving HSE laws and regulations which are becoming increasingly stringent and may have adverse impacts on Enerflex’s financial results and operations.
Enerflex and many of its customers are subject to a variety of federal, provincial, state, local, and international laws and regulations relating to HSE. These laws and regulations are complex, subject to periodic revision, and are becoming increasingly stringent. The cost of compliance with these requirements may increase over time thereby increasing Enerflex’s operating costs or negatively impacting the demand for Enerflex’s products and services. Failure to comply with these laws and regulations may result in reputational damage, as well as the imposition of administrative, civil, and criminal enforcement measures, including assessment of monetary penalties, imposition of remedial requirements, and issuance of injunctions as to future compliance.
Compliance with environmental laws is a continuous priority across Enerflex operations and in the manufacturing of Enerflex’s products, as Enerflex uses and stores hazardous substances in its operations. In addition, many of Enerflex’s current and former properties are or have been used for industrial purposes. Certain environmental laws may impose joint and several and strict liability for environmental contamination, which may render Enerflex liable for remediation costs, natural resource damages, and other damages as a result of Enerflex conduct or the conduct of, or conditions caused by, prior owners or operators or other third parties. In addition, where contamination may be present, it is possible that neighboring landowners and other third parties may file claims for personal injury, property damage, and recovery of response costs. Remediation costs and other damages arising as a result of environmental laws and regulations could be substantial and could negatively impact financial condition, profitability and results of operations.
Enerflex may need to apply for or amend facility permits or licenses from time to time with respect to storm water, waste handling, or air emissions relating to manufacturing activities or equipment operations, which may subject Enerflex to new or revised permitting conditions. These permits and authorizations may contain numerous compliance requirements, including monitoring and reporting obligations and operational restrictions, such as emission limits, which may be onerous or costly to comply with. Given the large number of facilities in which Enerflex operates, and the numerous environmental permits and other authorizations that are applicable to its operations, Enerflex may occasionally identify or be notified of technical violations of certain compliance requirements and could be subject to penalties related thereto.
The adoption of new HSE laws or regulations, or more vigorous enforcement of existing laws or regulations, may also negatively impact Enerflex’s customers and demand for Enerflex’s products and services, which in turn would have a negative impact on Enerflex’s financial results and operations.
Enerflex is also subject to various federal, provincial, state, and local laws and regulations relating to safety and health conditions in its manufacturing facilities and other operations. Those laws and regulations may also subject Enerflex to material financial penalties or liabilities for any noncompliance, as well as potential business disruption if any of its facilities, or a portion of any facility, is required to be temporarily closed as a result of any violation of those laws and regulations. Any such financial liability or business disruption could have a material adverse effect on Enerflex’s projections, business, results of operations, and financial condition. See Risk Factors –
Enerflex’s operations are susceptible to health and safety risks and failure to prevent or appropriately respond to such risks could result in injuries or fatalities
.
Enerflex’s operations are susceptible to health and safety risks and failure to prevent or appropriately respond to such risks could result in injuries or fatalities which would adversely impact Enerflex’s reputation and operations.
Enerflex’s operations are susceptible to health and safety risks inherent in manufacturing, construction, and operations. These risks include but are not limited to: explosions caused by natural gas leaks; fires; severe weather and natural disasters; malfunctioning or improperly used tools and equipment; and vehicle collisions and other transportation incidents.
Failure to prevent or appropriately respond to a safety or health incident could result in injuries or fatalities among employees, contractors, visitors, or residents in communities near Enerflex operations. Such incidents may lead to liabilities arising out of personal injuries or death, operational interruptions, and shutdown or abandonment of affected facilities, including government-imposed orders to remedy unsafe conditions or circumstances, penalties associated with the contravention of applicable health and safety legislation, and potential civil liability. Preventing or responding to accidents could require Enerflex to expend significant time and effort, as well as financial resources to remediate safety issues, compensate injured parties, and repair damaged facilities. Any of the foregoing could have an adverse impact on Enerflex’s operations, financial results and reputation.
Enerflex is exposed to various risks associated with conducting its operations internationally.
Enerflex’s operations in countries outside of North America account for a significant amount of Enerflex’s revenue. Enerflex is exposed to risks inherent in conducting international operations, including but not limited to:

•	changes in political and economic conditions, including general political unrest and the imposition of sanctions on countries in which we operate or on customers which we service;

•	adverse fines or sanctions from regulatory bodies, legal judgments or settlements;

•	changes in foreign government policies, laws, regulations, and regulatory requirements, or the interpretation, application and/or enforcement thereof;

•	tax increases or changes in tax laws or in the interpretation, application and/or enforcement thereof;

•	difficulties in staffing and managing foreign operations including logistical, safety, security, and communication challenges;

•
difficulties, delays, and expenses that may be experienced or incurred in connection with the movement and clearance of personnel and goods through the customs and immigration authorities of multiple jurisdictions;

•	recessions and other economic crises that may impact Enerflex’s cost of conducting business in those countries;

•	the adoption of new, or the expansion of existing, trade restrictions, or embargoes;

•	limitations on Enerflex’s ability to repatriate cash, funds, or capital invested or held in jurisdictions outside Canada;

•	difficulty or expense of enforcing contractual rights due to the lack of a developed legal system or otherwise;

•	confiscation, expropriation, or nationalization of property without fair compensation;

•	difficulties in engaging third-party agents to interface with clients or otherwise act on Enerflex’s behalf in certain jurisdictions; and

•	failure to comply with applicable anti-corruption, anti-bribery, sanctions, and trade laws.
In addition, Enerflex may expand the business to markets where Enerflex has not previously conducted business. The risks inherent in establishing new business ventures, especially in international markets where local customs, laws, and business procedures present special challenges, may affect Enerflex’s ability to be successful in these ventures.
To the extent Enerflex’s international operations are affected by unexpected or adverse economic, political, and other conditions, Enerflex’s business, financial condition, and results of operations may be adversely affected.
Uncertain geopolitical conditions could adversely affect Enerflex’s results of operations.
As a global supplier of solutions to the energy sector, Enerflex’s business can be adversely impacted by uncertain geopolitical conditions, emerging economic sanctions laws, and other macroeconomic forces. These external factors can cause demand for our products and services to be volatile, cause abrupt changes in our customers’ buying patterns, interrupt Enerflex’s ability to supply products or limit customers’ access to financial resources and ability to satisfy their obligations to us.
Despite this general risk, Enerflex’s business has not been materially impacted by the recent Russian invasion of Ukraine. Enerflex does not currently produce, purchase, or maintain products or services in Russia nor does Enerflex currently sell products or services into Russia. In addition, while Enerflex and its customers operate equipment and facilities which in many instances, depend on the availability of natural gas, the recent curtailment of Russian natural gas to customers outside of Russia has not had a material impact on Enerflex’s operations.
In the event that current or future geopolitical tensions fail to abate or deteriorate further, governmental sanctions may adversely impact economies, banking and monetary systems, markets or customers for products, or the supply and cost of natural gas used by our customers.
Enerflex must comply with Canadian, U.S. and international laws and regulations regarding corruption, anti-bribery and trade compliance and the failure of Enerflex or third party agents contracted by Enerflex in international jurisdictions to comply with such laws could have a material adverse effect on Enerflex.
Enerflex is required to comply with Canadian, U.S., and international laws and regulations regarding corruption, anti-bribery, sanctions, and trade compliance. Enerflex conducts business in many parts of the world that experience high levels of corruption, relies on third party agents to interface with its clients and otherwise act on Enerflex’s behalf in some jurisdictions where Enerflex does not have a presence, and is subject to various laws that govern the import and export of its equipment from country to country.
While Enerflex has developed policies, procedures and training designed to achieve and maintain compliance with applicable laws, Enerflex could be exposed to investigations, claims, and other regulatory proceedings for alleged or actual violations of laws related to Enerflex operations, including anti-corruption and anti-bribery legislation, trade laws, and sanctions laws. The Canadian government, the U.S. Department of Justice, the SEC, the U.S. Office of Foreign Assets Control, and similar agencies and authorities in other jurisdictions have a broad range of civil and criminal penalties they may seek to impose against companies and individuals for such violations, including injunctive relief, disgorgement, fines, penalties, and modifications to business practices and compliance programs, among other things. While Enerflex cannot accurately predict the impact of any of these factors, if any of those risks materialize, it could have a material adverse effect on Enerflex’s reputation, business, financial condition, results of operations, and cash flow.
Enerflex’s operations entail inherent risks which could result in litigation claims and significant defense and settlement costs associated therewith.
Enerflex’s operations entail inherent risks, including but not limited to equipment defects, malfunctions and failures, and natural disasters that could result in uncontrollable flows of natural gas or well fluids, fires, and explosions. Some of Enerflex’s products are used in hazardous applications where an accident or a failure of a product could cause personal injury or loss of life, or damage to property, equipment, or the environment, as well as the suspension of the end-user’s
operations. If Enerflex’s products were to be involved in any of these incidents, Enerflex could face litigation and may be held liable for those losses. In the normal course of Enerflex’s operations, it may become involved in, named as a party to, or be the subject of various legal proceedings, including regulatory proceedings, tax proceedings, and legal actions related to contract disputes, property damage, environmental matters, employment matters, and personal injury. Enerflex may not be able to adequately protect itself contractually and insurance coverage may not be available or adequate in risk coverage or policy limits to cover all losses or liabilities that it may incur. Moreover, Enerflex may not be able to maintain insurance in the future at levels of risk coverage or policy limits that management deems adequate. Any claims made under Enerflex’s policies may cause its premiums to increase. See the section entitled
“Risk Factors – Insurance”
beginning on page [    ]. Any future damages deemed to be caused by Enerflex’s products or services that are not covered by insurance, or that are in excess of policy limits or subject to substantial deductibles, could have a material adverse effect on Enerflex’s projections, business, results of operations, and financial condition.
Defense and settlement costs associated with lawsuits and claims can be substantial, even with respect to lawsuits and claims that have no merit. Due to the inherent uncertainty of the litigation process, the resolution of any particular legal proceeding could have an adverse effect on Enerflex’s operating results or financial performance.
Enerflex depends on its information technology and security systems and failures of such systems could have a material adverse effect on Enerflex.
Enerflex is dependent upon the availability, capacity, reliability, and security of information technology infrastructure and Enerflex’s ability to expand and continually update this infrastructure, to conduct daily operations. Information technology assets and protocols become increasingly important to Enerflex as it continues to expand internationally, provide information technology access to global personnel, develop web-based
applications and monitoring products, and improve its business software applications. If any such programs or systems were to fail or create erroneous information in Enerflex’s hardware or software network infrastructure, it could have a material adverse effect on Enerflex’s business activities and reputation.
Enerflex may be threatened by or subjected to cyberattack risks such as cyber-fraud, viruses, malware infections, or social engineering activities like phishing and employee impersonation, which may result in adverse outcomes including, but not limited to, the exposure of sensitive data, disruption of operations and diminished operating results. In recent years, cyberattacks have become more prevalent and much harder to detect and defend against. These threats may arise from a variety of sources, all ranging in sophistication from an individual hacker to alleged state-sponsored attacks. A cyberattack may be generic, or it may be custom-crafted to target the specific information technology used by Enerflex. The occurrence of any such cyberattacks could adversely affect Enerflex’s financial condition, operating results, and reputation.
Enerflex may be targeted by parties using fraudulent spoof and phishing emails to misappropriate Enerflex information, or the information of customers and suppliers, or to introduce viruses or other malware through trojan horse programs into computer networks of Enerflex, its customers or suppliers. These phishing emails may appear upon a cursory review to be legitimate emails sent by a member of Enerflex, its customers or suppliers. If a member of Enerflex or a member of one of its customers or suppliers fails to recognize that a phishing email has been sent or received and responds to or forwards the phishing email, the attack could corrupt the computer networks and/or access confidential information of Enerflex, its customers, employees, and/or suppliers, including passwords, through email or downloaded malware. In addition to spoof and phishing emails, network and storage applications may be subject to unauthorized access by hackers or breached due to operator error, malfeasance, or other system disruptions. It is often difficult to anticipate or immediately detect such incidents and the damage caused by them.
Security measures, such as incident monitoring, vulnerability testing, and response planning, and employee education and training have been implemented to protect Enerflex’s information security and network infrastructure. However, Enerflex’s mitigation measures cannot provide absolute security, and the information technology infrastructure may be vulnerable to criminal cyberattacks or data security incidents due to employee or customer error, malfeasance, or other vulnerabilities. Additionally, Enerflex is reliant on third-party service providers for certain information technology applications. While Enerflex conducts due-diligence
and believes that these third-party service providers have adequate security measures, there can be no assurance that these security measures will prevent any cyber events or computer viruses from impacting the applications that Enerflex relies on.
If Enerflex’s information technology systems were to fail and Enerflex was unable to recover in a timely way, Enerflex might be unable to fulfill critical business functions, which could damage Enerflex’s reputation and have a material adverse effect on the business, financial condition, and results of operations. A breach of Enerflex’s information security measures or controls could result in losses of material or confidential information, reputational consequences, financial damages, breaches of privacy laws, higher insurance premiums, damage to assets, safety issues, operational downtime or delays, and revenue losses. The significance of any such event is difficult to quantify, but may in certain circumstances be material to Enerflex and could have adverse effects on Enerflex’s business, financial condition, and results of operations. See the section entitled
“Risk Factors – Insurance”
beginning on page [    ].
Enerflex relies on suppliers to source raw materials, component parts and finished products and any loss of relationship with such suppliers could negatively impact Enerflex’s results or operations and customer relationships.
Enerflex purchases a broad range of materials and components in connection with its manufacturing and service activities. Some of the components used in Enerflex’s products are obtained from a single source or a limited group of suppliers. Where possible, Enerflex sources raw materials and components on a competitive basis with a focus on quality, cost, and availability. However, as required by technical or customer requirements, Enerflex regularly procures some components from original equipment manufacturers on a sole-source basis, including INNIO Waukesha (for engines and parts), INNIO Jenbacher (for gas engines and parts in Canada), Caterpillar (for engines), Ariel Corporation, Howden Group and Frick Company (Johnson Controls Inc.) (each of which supply reciprocating and rotary screw compressors) and Altronic (for ignition and control systems in Canada). While Enerflex and its people make it a priority to maintain and enhance these strategic relationships in its supply chain, there can be no assurance that these relationships will continue and reliance on suppliers involves several risks, including price increases, delivery delays, inferior component quality, and unilateral termination. In particular, long lead times for high demand components, such as engines, can result in project delays. While Enerflex has long standing relationships with recognized and reputable suppliers, it does not have long-term contracts with all of them, and the partial or complete loss of certain of these sources could have a negative impact on Enerflex’s results of operations and could damage customer relationships. Further, a significant increase in the price of one or more of these components could have a negative impact on Enerflex’s operational or financial results.
Though Enerflex is generally not dependent on any single source of supply, the ability of suppliers to meet performance, quality specifications, and delivery schedules is important to the maintenance of Enerflex customer satisfaction. If the availability of certain original equipment manufacturer (which we refer to as “OEM”) components and repair parts, which are generally in steady demand, is constrained or delayed, certain of Enerflex’s operational or financial results may be adversely impacted.
Enerflex’s business relies and is dependent on its ability to hire and retain qualified personnel and contractors.
Enerflex’s ability to attract and retain qualified personnel and provide the necessary organizational structure, programs, and culture to engage and develop employees is crucial to its growth and achieving its business results.
Enerflex’s engineered systems product line requires skilled engineers and design professionals in order to maintain customer satisfaction through industry leading design, build, and installation of Enerflex’s product offering. Enerflex competes for these professionals, not only with other companies in the same industry, but with oil and natural gas producers and other industries. In periods of high activity, demand for the skills and expertise of these professionals increases, making the hiring and retention of these individuals more difficult.
Enerflex’s service product line relies on the skills and availability of trained and experienced tradespeople, mechanics, and technicians to provide efficient and appropriate services to Enerflex and its customers. Hiring and retaining such individuals is critical to the success of Enerflex’s business. Demographic trends are reducing the number of individuals entering the trades, making Enerflex’s access to skilled individuals more difficult.
There are certain jurisdictions where Enerflex relies on third-party contractors to carry out the operation and maintenance of its equipment. The ability of third-party contractors to find and retain individuals with the proper technical background and training is critical to the continued success of the contracted operations in these jurisdictions. If Enerflex’s third-party contractors are unable to find and retain qualified operators, or the cost of these qualified operators increases substantially, the contract operations business could be materially impacted.
Additionally, in increasing measures, Enerflex is dependent upon the skills and availability of various professional and administrative personnel to meet the increasing demands of the requirements and regulations of various professional and governmental bodies.
There are few barriers to entry in a number of Enerflex’s businesses, so retention of qualified staff is essential in order to differentiate Enerflex’s businesses and compete in its various markets. Enerflex’s success depends on key personnel and its ability to hire and retain skilled personnel. The loss of skilled personnel could delay the completion of certain projects or otherwise adversely impact certain operational and financial results.
Enerflex is exposed to inflation risks which could negatively impact its gross margin and profitability.
Strong economic conditions and competition for available personnel, materials, and major components may result in significant increases in the cost of obtaining such resources. To the greatest extent possible, Enerflex passes such cost increases on to its customers and it attempts to reduce these pressures through proactive supply chain and human resource practices. Should these efforts not be successful, the gross margin and profitability of Enerflex could be adversely affected.

Enerflex is subject to risks inherent in the oil and natural gas services industry which could expose it to substantial liability. To the extent a significant event falls outside the scope of Enerflex’s insurance policies, Enerflex’s results could be materially impacted.
Enerflex’s operations are subject to risks inherent in the oil and natural gas services industry, such as equipment defects, malfunctions and failures, and natural disasters with resultant uncontrollable flows of oil and natural gas, fires, spills, and explosions. These risks could expose Enerflex to substantial liability for personal injury, loss of life, business interruption, property damage, pollution, and other liabilities. Enerflex carries prudent levels of insurance to protect Enerflex against these unforeseen events, subject to appropriate deductibles and the availability of coverage. In addition, Enerflex has procured a dedicated cyber insurance policy designed to help mitigate against the risk of cyber-related events (see Risk Factors –
Enerflex depends on its information technology and security systems and failures of such systems could have a material adverse effect on Enerflex
) and executive liability insurance to limit exposure to unforeseen incidents. However, there can be no assurance that any such insurance policies will cover all loses or liabilities that may arise from the operation of Enerflex’s business. An annual review of insurance coverage is completed to assess the risk of loss and risk mitigation alternatives.
Extreme weather conditions, natural occurrences, and terrorist activity have strained insurance markets leading to substantial increases in insurance costs and limitations on coverage. It is anticipated that appropriate insurance coverage will be maintained in the future, but there can be no assurance that such insurance coverage will be available on commercially reasonable terms or on terms as favourable as Enerflex’s current arrangements. The occurrence of a significant event outside of the scope of coverage of the Enerflex insurance policies could have a material adverse effect on the results of the organization.
Significant instability or disruptions to capital markets, including credit markets, may impact Enerflex’s ability to access the capital required to continue its operations.
Enerflex relies on its cash, as well as the credit and capital markets to provide some of the capital required to continue operations. Enerflex relies on its bank facility, asset-based facility and senior notes to meet its funding and liquidity requirements. Enerflex’s bank facility, which is senior unsecured indebtedness and is subject to floating rates of interest, is due on June 30, 2023 in respect of $65.0 million and June 30, 2025 in respect of the remaining $660.0 million, and may be renewed annually with the consent of the lenders. The asset-based facility, which is subject to floating interest rates, is secured by certain assets of an Enerflex subsidiary band is non-recourse to Enerflex. The senior notes, which are also senior unsecured indebtedness of the organization, mature as follows: U$105.0 million and C$15.0 million of seven-year notes mature on December 15, 2024; and U$70.0 million and C$30.0 million of ten-year notes mature on December 15, 2027. As of December 31, 2021, Enerflex had $266.9 million in senior notes issued and outstanding, $37.4 million outstanding on its asset-based facility, and $30.5 million outstanding on its bank facility.
Significant instability or disruptions to the capital markets, including the credit markets, may impact Enerflex’s ability to successfully renegotiate all or part of its bank facility prior to its due date which could have important adverse consequences including:

•	Making it more difficult to satisfy contractual obligations;

•	Increasing vulnerability to general adverse economic conditions and industry conditions;

•	Limiting the ability to fund future working capital, capital expenditures or acquisitions;

•	Limiting the ability to refinance debt in the future or borrow additional funds to fund ongoing operations; and

•	Paying future dividends to shareholders.
As at December 31, 2021, Enerflex had $681.5 million combined available in borrowing base on its bank facility and asset-based facility.

Enerflex’s bank facility and the note purchase agreement also contain a number of covenants and restrictions with which Enerflex and its subsidiaries must comply, including, but not limited to, use of proceeds, limitations on the ability to incur additional indebtedness, transactions with affiliates, mergers and acquisitions, and Enerflex’s ability to sell assets. Enerflex’s ability to comply with these covenants and restrictions may be affected by events beyond its control, including prevailing economic, financial, and industry conditions. If market or other economic conditions deteriorate, Enerflex’s ability to comply with these covenants may be impaired. Failure to meet any of these covenants, financial ratios, or financial tests could result in events of default under each agreement which require Enerflex to repay its indebtedness under those agreements and could impair Enerflex’s ability to access the capital markets for financing. While Enerflex is currently in compliance with all covenants, financial ratios, and financial tests, there can be no assurance that it will be able to comply with these covenants, financial ratios, and financial tests in future periods. These events could restrict Enerflex’s and other guarantors’ ability to fund its operations, meet its obligations associated with financial liabilities, or declare and pay dividends.
Future Acquisitions
Enerflex may, from time to time, seek to expand its business and its operations by acquiring or developing additional businesses or assets in existing or new markets. Enerflex expects to realize strategic opportunities and other benefits as a result of its acquisitions. However, there can be no assurances as to whether, or to what extent, such benefits or opportunities will be realized. Enerflex can not predict whether it will be able to successfully identify, acquire, develop or profitably manage additional acquisitions, or successfully integrate any acquired business or assets into Enerflex’s business, or to adjust to an increased scope of operations as a result of such acquisitions. There is a risk that any future acquisitions could adversely impact Enerflex’s operations and results.
The payment of future cash dividends by Enerflex may vary depending on various factors and conditions beyond Enerflex’s control and the reduction or suspension of cash dividends by Enerflex would negatively impact the market value of the Enerflex common shares.
The amount and frequency of future cash dividends paid by Enerflex, if any, is subject to the discretion of the Enerflex board and may vary depending on a variety of factors and conditions existing from time to time, including, among other things, significant declines and volatility in commodity prices, demand for Enerflex products and services, restricted cash flows, capital expenditure requirements, debt service requirements, operating costs, foreign exchange rates, the risk factors set forth herein and the satisfaction of the liquidity and solvency tests imposed by applicable corporate law for the declaration and payment of dividends. Depending on these and various other factors, many of which are beyond the control of Enerflex, future cash dividends could be reduced or suspended entirely or made less frequently. The market value of the Enerflex common shares may deteriorate if cash dividends are reduced or suspended.
Enerflex is exposed to foreign currency risks including transaction exposure and translation exposure.
Enerflex reports its financial results to the public in Canadian dollars; however, a significant percentage of its revenues and expenses are denominated in currencies other than Canadian dollars. Enerflex identifies and hedges all significant transactional currency risks.
Transaction exposure
The Canadian operations of Enerflex source the majority of their products and major components from the United States. Consequently, reported costs of inventory and the transaction prices charged to customers for equipment and parts are affected by the relative strength of the Canadian dollar. Enerflex also sells compression and processing packages in foreign currencies, primarily the U.S. dollar. Most of Enerflex’s international orders are manufactured in the United States where the contracts are primarily denominated in U.S. dollars. This minimizes Enerflex’s foreign currency exposure on these contracts.

Enerflex has implemented a hedging policy, applicable primarily to the Canadian operations, with the objective of securing the margins earned on awarded contracts denominated in currencies other than Canadian dollars. In addition, Enerflex may hedge input costs that are paid in a currency other than the home currency of the subsidiary executing the contract. Enerflex utilizes a combination of foreign denominated debt and currency forward contracts to meet its hedging objective.
Translation exposure
Enerflex’s earnings from and net investment in foreign subsidiaries are exposed to fluctuations in exchange rates. The currencies with the most significant impact are the U.S. dollar, Australian dollar, and Brazilian real.
Assets and liabilities of foreign subsidiaries are translated into Canadian dollars using the exchange rates in effect at the balance sheet dates. Unrealized translation gains and losses are deferred and included in accumulated other comprehensive income. The cumulative currency translation adjustments are recognized in earnings when there has been a reduction in the net investment in the foreign operations.
Earnings from foreign operations are translated into Canadian dollars each period at average exchange rates for the period. As a result, fluctuations in the value of the Canadian dollar relative to these other currencies will impact reported net earnings. Such exchange rate fluctuations could be material year-over-year relative to the overall earnings or financial position of Enerflex.
Enerflex may be subject to new or additional income or other tax levies that may fluctuate and impact its results of operations and cash flows.
Enerflex and its subsidiaries are subject to income and other taxes in Canada, the United States, and numerous foreign jurisdictions. Changes in tax laws or interpretations thereof or tax rates in the jurisdictions in which Enerflex or its subsidiaries do business could adversely affect Enerflex’s results from operations, returns to shareholders, and cash flow. Enerflex’s effective tax rates could also be affected by changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities, or changes in tax laws or their interpretation. While management believes Enerflex and its subsidiaries are in compliance with current prevailing tax laws and requirements, one or more taxing jurisdictions could seek to impose incremental or new taxes on Enerflex or its subsidiaries or Enerflex or its subsidiaries could be subject to assessment, reassessment, audit, investigation, inquiry or judicial or administrative proceedings by any such taxing jurisdiction. The timing or impacts of any such assessment, reassessment, audit, investigation, inquiry or judicial or administrative proceedings or any future changes in tax laws, including the impacts of proposed regulations, cannot be predicted. Any adverse tax developments, including legislative changes, judicial holdings, or administrative interpretations, could have a material and adverse effect on the results of operations, financial condition, and cash flows of Enerflex.
Enerflex’s long-term debt may be subject to fluctuations in interest rates.
Enerflex’s liabilities include long-term debt that may be subject to fluctuations in interest rates. Enerflex’s senior notes outstanding at December 31, 2021 are at fixed interest rates and therefore will not be impacted by fluctuations in market interest rates. Enerflex’s bank facility, however, is subject to changes in market interest rates. As at December 31, 2021 Enerflex had $67.9 million of indebtedness that is effectively subject to floating interest rates. Changes in economic conditions outside of Enerflex’s control could result in higher interest rates, thereby increasing Enerflex’s interest expense which may have a material adverse impact on Enerflex’s financial results, financial condition, or ability to declare and pay dividends. See the section entitled
“Dividends – Restrictions on Paying Dividends”
beginning on page [    ].
For each one percent change in the rate of interest on the bank and asset-based facilities, the change in interest expense for the twelve months ended December 31, 2021 would be approximately $0.7 million. All interest charges are recorded in finance costs on the consolidated statements of earnings. Any increase in market interest rates could have a material adverse impact on Enerflex’s financial results, financial condition, or ability to declare and pay dividends.
Terrorism could prevent Enerflex from meeting its financial and other obligations.
Terrorist activities (including environmental terrorism), anti-terrorist efforts, and other armed conflicts may adversely affect the global economies and could prevent Enerflex from meeting its financial and other obligations to the extent such conflicts impact operations. If any of these events occur, the resulting political instability and societal disruption could reduce overall demand for oil and natural gas, potentially putting downward pressure on demand for Enerflex’s products and services and causing a reduction in Enerflex’s revenues. In addition, Enerflex’s assets may be direct targets of terrorist attacks that could disrupt Enerflex’s ability to service its customers. Enerflex may be required by regulators or by the future terrorist threat environment to make investments in security that cannot be predicted. The implementation of security guidelines and measures and the maintenance of insurance, to the extent available, to address such activities could increase Enerflex’s costs. These types of events could materially adversely affect Enerflex’s business and results of operations.
Seasonal factors impact demand for natural gas and negatively impact the demand for Enerflex’s products and services.
Demand for natural gas fluctuates largely with the heating and electric power requirements caused by the changing seasons in North America. Hot summers and cold winters typically increase demand for, and the price of, natural gas. This increases customers’ cash flow, which can have a positive impact on Enerflex. At the same time, access to many western Canadian oil and natural gas properties is limited to the period when the ground is frozen so that heavy equipment can be transported. As a result, the first quarter of the year is generally accompanied by increased winter deliveries of equipment. Warm winters in western Canada, however, can both reduce demand for natural gas and make it difficult for producers to reach well locations. This restricts drilling and development operations, reduces the ability to supply natural gas production in the short-term, and can negatively impact the demand for Enerflex’s products and services.
Risks Relating to Investing in and Ownership of the Enerflex Common Shares
The Enerflex common shares have no trading history in the United States.
The Enerflex common shares currently trade on the TSX. It is a condition to the completion of the merger that the Enerflex common shares issued pursuant to the Merger Agreement be conditionally approved for listing on the NYSE or Nasdaq, in addition to the TSX. Prior to the completion of the merger, there has been no public market in the United States for the Enerflex common shares. The price at which the Enerflex common shares will trade on the NYSE may be lower than the value for which they are exchanged at the closing of the merger. In addition, because the liquidity and trading patterns of securities listed on the TSX may be substantially different from those of securities traded on the NYSE, historical trading prices may not be indicative of the prices at which the Enerflex common shares will trade in the future on the NYSE.
The Enerflex common shares will be traded on more than one market and this may result in price variations.
Trading in the Enerflex common shares on the NYSE and TSX will take place in different currencies (U.S. dollars on the NYSE and Canadian dollars on the TSX), and at different times (resulting from different trading days and different public holidays in the United States and Canada). The trading prices of the Enerflex common shares on these two markets may at times differ due to these and other factors. Any decrease in the price of the Enerflex common shares on the TSX could cause a decrease in the trading price of the Enerflex common shares on the NYSE and vice versa. There can be no assurance that the expected benefits of listing the Enerflex common shares on the NYSE will be realized or, if realized, that such benefits will be sustained.

The market price of the Enerflex common shares following the consummation of the merger could be volatile and Exterran stockholders could lose all or part of their investment.
Notwithstanding the fact that Enerflex will issue a significant number of Enerflex common shares to stockholders of Exterran in connection with the merger, there is no guarantee that a significant market for the Enerflex common shares will develop or be sustained on the NYSE following the merger. Exterran stockholders may decide to sell the Enerflex common shares received by them in the merger, which will generally be eligible for immediate resale, rather than remain shareholders of Enerflex, which could have an adverse impact on the trading price of the Enerflex common shares. As Enerflex is a Canadian company and is not as well-known to investors in the United States as it is in Canada, investors in Canada may be more likely to purchase any Enerflex common shares sold by Exterran stockholders following the merger. If a substantial portion of the Enerflex common shares issued to Exterran stockholders are sold to investors in Canada, this may have a material adverse effect on the trading price of the Enerflex common shares following the merger. In addition, a perception among investors that such sales will occur could depress the market price of the common shares prior to the issuance of Enerflex common shares in connection with the merger. In the past, following periods of large price declines in the public market price of a company’s securities, securities class action litigation has often been initiated against that company. Litigation of this type against Enerflex could result in substantial costs and diversion of management’s attention and resources, which would adversely affect its business. Any adverse determination in litigation against Enerflex could also subject it to significant liabilities.
As a foreign private issuer, Enerflex is permitted, and intends, to follow certain home country corporate governance practices instead of otherwise applicable SEC and NYSE or Nasdaq requirements, which may result in less protection than is accorded to investors under rules applicable to U.S. domestic issuers.
As a foreign private issuer, in reliance on NYSE or Nasdaq rules that permit a foreign private issuer to follow the corporate governance practices of its home country, Enerflex will be permitted to follow certain Canadian corporate governance practices instead of those otherwise required under the corporate governance standards for U.S. domestic issuers. Following the listing of the Enerflex common shares on the NYSE or Nasdaq, Enerflex expects to follow Canadian home country practices with regard to matters such as obtaining shareholder approval for certain dilutive events. Accordingly, Enerflex’s shareholders may not be afforded the same protection as provided under NYSE or Nasdaq corporate governance rules. Following Canadian home country governance practices as opposed to the requirements that would otherwise apply to a U.S. company listed on the NYSE or Nasdaq may provide less protection than is accorded to investors in U.S. domestic issuers.
As a foreign private issuer, Enerflex will not be subject to the provisions of Regulation FD or U.S. proxy rules and will be exempt from filing certain U.S. Exchange Act reports, which could result in the Enerflex common shares being less attractive to investors.
As a foreign private issuer, Enerflex will be exempt from a number of requirements under U.S. securities laws that apply to public companies that are not foreign private issuers. In particular, Enerflex will be exempt from the rules and regulations under the U.S. Exchange Act related to the furnishing and content of proxy statements, and Enerflex’s officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the U.S. Exchange Act. In addition, Enerflex will not be required under the U.S. Exchange Act to file annual and current reports and financial statements with the SEC as frequently or as promptly as U.S. domestic companies whose securities are registered under the U.S. Exchange Act and Enerflex will generally be exempt from filing quarterly reports with the SEC under the U.S. Exchange Act. Enerflex will also be exempt from the provisions of Regulation FD, which prohibits the selective disclosure of material nonpublic information to, among others, broker-dealers and holders of a company’s securities under circumstances in which it is reasonably foreseeable that the holder will trade in Enerflex’s securities on the basis of the information. Even though Enerflex intends to comply voluntarily with Regulation FD, these exemptions and leniencies will reduce the frequency and scope of information and protections to which you are entitled as an investor.

Enerflex would lose its foreign private issuer status if a majority of its shares are held by U.S. persons and a majority of its directors or executive officers are U.S. citizens or residents or Enerflex fails to meet additional requirements necessary to avoid loss of foreign private issuer status. Although Enerflex has elected to comply with certain U.S. regulatory provisions, loss of foreign private issuer status would make compliance with such provisions mandatory. The regulatory and compliance costs to Enerflex under U.S. securities laws as a U.S. domestic issuer may be significantly higher than the costs Enerflex incurs as a Canadian foreign private issuer eligible to use the Multi-Jurisdictional Disclosure System, or MJDS. If Enerflex ceases to be a foreign private issuer, it would not be eligible to use the MJDS or other foreign issuer forms and will be required to file periodic and current reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer. Enerflex may also be required to modify certain of its policies to comply with the governance obligations of U.S. domestic issuers. Such modifications will involve additional costs. In addition, Enerflex would lose its ability to rely upon exemptions from certain corporate governance requirements on U.S. stock exchanges that are available to foreign private issuers.
Enerflex has not yet completed its determination regarding whether its existing internal controls over financial reporting are compliant with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002.
Enerflex maintains disclosure controls and procedures and internal control over financial reporting pursuant to the Canadian Securities Administrators National
Instrument 52-109—Certification
of Disclosure in Issuers’ Annual and Interim Filings, and has commenced an assessment of whether its current internal controls procedures satisfy the requirements of Section 404(a) of the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley, and the related rules of the SEC and the Public Company Accounting Oversight Board.
Pursuant to Section 404(b) of Sarbanes-Oxley and the related rules adopted by the SEC and the Public Company Accounting Oversight Board, starting with the second annual report that Enerflex files with the SEC after the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, Enerflex’s independent auditors will be required to attest to the effectiveness of Enerflex’s internal control over financial reporting. The process of obtaining the required attestation from Enerflex’s independent auditors has commenced and will require the investment of substantial additional time and resources, including by Enerflex’s Chief Financial Officer and other members of Enerflex’s senior management, as well as higher than anticipated operating expenses including independent auditor fees. Enerflex’s failure to satisfy the requirements of Section 404 of Sarbanes-Oxley on an ongoing and timely basis, or any failure in Enerflex’s internal controls, could result in the loss of investor confidence in the reliability of Enerflex’s financial statements, which in turn could negatively affect the trading price of the Enerflex common shares and could have a material adverse effect on Enerflex’s results of operations and harm its reputation. Further, Enerflex can provide no assurance that its independent auditors will provide the required attestation. If Enerflex is required in the future to make changes to its internal controls over financial reporting, it could adversely affect Enerflex’s operations, financial reporting and/or results of operations and could result in an adverse opinion on internal controls over financial reporting from its independent auditors.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
From time to time, Enerflex and Exterran make written or oral forward-looking statements within the meaning of certain securities laws, including the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995 and any applicable Canadian securities legislation. This proxy statement/prospectus, including information incorporated by reference into this proxy statement/prospectus, may contain certain forward-looking statements and forward-looking information (which we refer to as “FLI”) to provide Enerflex and Exterran shareholders/stockholders (as applicable) and potential investors with information about Enerflex, Exterran and their respective subsidiaries and affiliates, including each company’s management’s respective assessment of Enerflex, Exterran and their respective subsidiaries’ future plans and operations, which FLI may not be appropriate for other purposes. FLI is typically identified by words such as “anticipate,” “expect,” “project,” “estimate,” “forecast,” “plan,” “intend,” “target,” “believe,” “likely,” “anticipate” and similar words suggesting future outcomes or statements regarding an outlook. All statements other than statements of historical fact may be FLI.
Although we believe that the FLI is reasonable based on the information available today and processes used to prepare it, such statements are not guarantees of future performance and you are cautioned against placing undue reliance on FLI. By its nature, FLI involves a variety of assumptions, which are based upon factors that may be difficult to predict and that may involve known and unknown risks and uncertainties and other factors which may cause actual results, levels of activity and achievements to differ materially from those expressed or implied by these FLI, including, but not limited to, the following: the timing and completion of the transaction, including receipt of regulatory and shareholder/stockholder approvals and the satisfaction of other conditions precedent; the potential of a topping bid; the realization of anticipated benefits and synergies of the transaction and the timing and quantum thereof; the success of integration plans and the time it takes to implement such integration plans; the focus of management time and attention on the transaction and other disruptions arising from the transaction; changes in business strategy and strategic opportunities; estimated future dividends; financial strength and flexibility; debt and equity market conditions, including the ability to access capital markets on favorable terms or at all; cost of debt and equity capital; potential changes in the Enerflex share price which may negatively impact the value of consideration offered to Exterran stockholders; the ability of management of Enerflex, its subsidiaries and affiliates to execute key priorities, including those in connection with the transaction; general Canadian, U.S., and global social, economic, political, credit and business conditions; the availability and price of energy commodities; the effects of competition and pricing pressures; North American and global economic growth; industry capacity; shifts in market demand; changes in commodity prices and commodity demand; inflation; geopolitical instability; changes in laws, regulations and government policies; changes in taxes and tax rates; potential increases in maintenance and operating costs; uncertainties of investigations, proceedings or other types of claims and litigation; compliance with environmental regulations; labor disputes; changes in labor costs and labor difficulties; timing of completion of capital and maintenance projects; sufficiency of budgeted capital expenditures in carrying out business plans; services and infrastructure; the satisfaction by third parties of their obligations; currency and interest rate fluctuations; exchange rates; effects of changes in market conditions and discount rates on the financial position of pension plans and investments; trade restrictions or other changes to international trade arrangements; the effects of current and future multinational trade agreements; climate change and the market and regulatory responses to climate change; operational performance and reliability; customer, shareholder, regulatory and other stakeholder approvals and support; regulatory and legislative decisions and actions; public opinion; various events that could disrupt operations, including severe weather, such as droughts, floods, avalanches and earthquakes, and cybersecurity attacks, as well as security threats and governmental response to them, and technological changes; acts of terrorism, war or other acts of violence or crime or risk of such activities; insurance coverage limitations; material adverse changes in economic and industry conditions, including the availability of short- and long-term financing; and the pandemic created by the
COVID-19
pandemic and the emergence of various variants, and resulting effects on economic conditions, the demand environment for logistics requirements and energy prices, restrictions imposed by public health authorities or governments, fiscal and monetary policy responses by governments and financial institutions, and disruptions to global supply chains.

We caution that the foregoing list of factors is not exhaustive and is made as of the date hereof. Additional information about these and other assumptions, risks and uncertainties can be found in reports and filings by Enerflex and Exterran with Canadian and U.S. securities regulators, including any proxy statement, prospectus, material change report, management information circular or registration statement to be filed in connection with the transaction. Reference should be made to “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Forward Looking Statements” in Exterran’s annual and interim reports on
Form 10-K and 10-Q. Due
to the interdependencies and correlation of these factors, as well as other factors, the impact of any one assumption, risk or uncertainty on FLI cannot be determined with certainty.
Except to the extent required by law, we assume no obligation to publicly update or revise any FLI, whether as a result of new information, future events or otherwise. All FLI in this proxy statement/prospectus is expressly qualified in its entirety by these cautionary statements.
For additional information about factors that could cause Enerflex’s and Exterran’s results to differ materially from those described in the forward-looking statements, please see the section entitled “
Risk Factors
,” on page [    ] as well as in the reports that Exterran and Enerflex have filed with the SEC and SEDAR, as applicable, described in the section entitled “
Where You Can Find Additional Information
,” on page [    ].

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION
Enerflex common shares are currently listed on the TSX under the symbol “EFX” and Exterran common stock is currently listed on the NYSE under the symbol “EXTN.”
The table below sets forth, for the periods indicated, the per share high and low sales prices for Enerflex common shares as reported on the TSX and for Exterran common stock as reported on the NYSE, in each case based on closing prices.

	Enerflex Common Shares TSX		Exterran Common Stock NYSE
	High	Low	High	Low
	(in C$)		(in US$)
Annual information for the past five calendar years
2021	11.02	6.51	5.70	2.84
2020	12.22	4.52	8.69	3.35
2019	20.00	10.30	19.70	5.20
2018	18.39	13.69	33.10	17.00
2017	20.34	14.56	33.89	23.51
Quarterly information for the past quarter and the past two years
2022
First Quarter	9.70	7.44	7.70	5.57
2021
Fourth Quarter	11.02	7.16	5.19	2.84
Third Quarter	9.43	6.77	4.94	3.47
Second Quarter	8.94	7.51	5.45	2.87
First Quarter	9.58	6.51	5.70	3.36
2020
Fourth Quarter	7.57	4.67	5.13	3.35
Third Quarter	6.31	4.62	5.94	4.03
Second Quarter	6.84	4.52	8.69	3.52
First Quarter	12.22	4.81	8.50	4.60
The above table shows only historical data. The data may not provide meaningful information to Exterran stockholders in determining whether to adopt the Merger Agreement. Exterran stockholders are urged to obtain current market quotations for Exterran common stock and Enerflex common shares and to review carefully the other information contained in, or incorporated by reference into, this proxy statement/prospectus, when considering whether to adopt the Merger Agreement. For more information, see the section entitled “
Where You Can Find Additional Information
,” on page [    ].

The following table presents the closing price per share of Enerflex common shares on the TSX and of Exterran common stock on the NYSE on (a) January 21, 2022, the last full trading day prior to the public announcement of the signing of the Merger Agreement, and (b) [    ], 2022, the last practicable trading day prior to the mailing of this proxy statement/prospectus. This table also shows the implied value of the merger consideration payable for each share of Exterran common stock, which was calculated by multiplying the closing price of Enerflex common shares on the TSX on those dates by the exchange ratio.

Date	Enerflex common shares TSX		Exterran common stock NYSE		Equivalent value of merger consideration per share of Exterran stock based on price of Enerflex common shares on TSX
	(C$)		(US$)		(C$)
January 21, 2022	7.90		3.00		8.07
[ ], 2022	[	]	[	]	[	]
Exterran stockholders will not receive the merger consideration until the effective time, which may occur a substantial period of time after the Exterran special meeting, or not at all. There can be no assurance as to the trading prices of Exterran common stock or Enerflex common shares at the effective time. The market prices of Exterran common stock and Enerflex common shares are likely to fluctuate prior to the effective time and cannot be predicted. We urge you to obtain current market quotations for both Exterran common stock and Enerflex common shares.
Exterran has never paid a dividend, and the Merger Agreement prohibits Exterran from paying any dividends to its stockholders without Enerflex’s consent. The table below sets forth the dividends declared per Enerflex common share for the periods indicated.

	Enerflex	Enerflex
	(C$)	(US$)*
Year Ended December 31,
2021	.085	.067
2020	.175	.137
2019	.430	.331
2018	.390	.286
2017	.350	.279

*	Based on Enerflex annual dividend converted to US$ at the Canadian dollar/U.S. dollar annual exchange rate, as reported by the Bank of Canada.

THE EXTERRAN SPECIAL MEETING
This proxy statement/prospectus is being provided to Exterran stockholders in connection with the solicitation of proxies by the Exterran board for use at the Exterran special meeting and at any adjournments or postponements of the Exterran special meeting. Exterran stockholders are encouraged to read the entire document carefully, including the annexes to and documents incorporated by reference into this document, for more detailed information regarding the Merger Agreement and the transactions contemplated by the Merger Agreement.
Date, Time and Place of the Exterran Special Meeting
The Exterran special meeting is scheduled to be held virtually via the internet at [    ] [am/pm], on [    ], 2022, beginning at [    ] [am/pm], Central Time, unless adjourned or postponed to a later date.
In light of ongoing developments with respect to
the COVID-19 (coronavirus)
pandemic, Exterran has elected to hold the Exterran special meeting solely by means of remote communication (via the internet). The Exterran special meeting will be held solely via live audio webcast and there will not be a physical meeting location. Exterran stockholders will be able to attend the Exterran special meeting online and vote their shares electronically by visiting the special meeting website at www.proxydocs.com/EXTN. Exterran stockholders will need the control number found on their proxy card in order to access the special meeting website.
Exterran will entertain questions at the Exterran special meeting in accordance with the rules of conduct for the meeting to the extent that the questions posed by a stockholder are relevant to the Exterran special meeting and the proposals presented. Any questions or comments that are unrelated to the business of the Exterran special meeting will not be addressed at the meeting.
Purpose of the Exterran Special Meeting
At the Exterran special meeting, Exterran stockholders will be asked to consider and vote on the following proposals, which we collectively refer to as the “Exterran proposals”:

•	Proposal 1 : Adoption of the Merger Agreement . To consider and vote on the Exterran merger proposal;

•
Proposal 2
:
 Approval, on an Advisory
 (Non-Binding)
 Basis, of Certain Merger-Related Compensatory Arrangements with Exterran’s Named Executive Officers
. To consider and vote on the advisory Exterran compensation proposal; and

•	Proposal 3 : Adjournment of the Exterran Special Meeting . To consider and vote on the Exterran adjournment proposal.
Recommendation of the Exterran Board
The Exterran board unanimously recommends that Exterran stockholders vote:

•	Proposal 1: “ FOR ” the Exterran merger proposal;

•	Proposal 2: “ FOR ” the Exterran compensation proposal; and

•	Proposal 3: “ FOR ” the Exterran adjournment proposal.
At a special meeting of the Exterran board held on January 23, 2022, the Exterran board unanimously: (1) determined that it was advisable and fair to, and in the best interests of, Exterran and its stockholders to enter into the Merger Agreement; (2) approved the execution, delivery and performance of the Merger Agreement and the transactions contemplated by the Merger Agreement; (3) recommended that the stockholders of Exterran approve the adoption of the Merger Agreement; and (4) directed that the Merger Agreement be submitted to a vote at a meeting of Exterran’s stockholders.

See also the section entitled “The Exterran Merger Proposal—Exterran’s Reasons for the Transaction; Recommendation of the Exterran Board,” on page [    ].
Record Date and Outstanding Shares of Exterran Voting Stock
The record date to determine stockholders who are entitled to receive notice of and to vote at the Exterran special meeting or any adjournments or postponements thereof is [    ]. As of the record date, there were [    ] shares of Exterran common stock issued and outstanding and eligible to vote at the Exterran special meeting. Each Exterran stockholder is entitled to one vote for each share of Exterran common stock held of record as of the record date.
Quorum; Abstentions and
Broker Non-Votes
A quorum of Exterran stockholders is necessary to conduct the Exterran special meeting. The presence (including virtually) or representation by proxy, of the holders of a majority of the aggregate voting power of the Exterran common stock issued and entitled to vote at the Exterran special meeting will constitute a quorum. Shares of Exterran common stock represented at the Exterran special meeting by attendance via the special meeting website or represented by proxy and entitled to vote, but not voted, including shares for which a stockholder directs an “abstention” from voting, will be counted for purposes of determining a quorum. However, because all of the Exterran proposals are considered “non-routine” matters
under NYSE rules (as described below), shares held in “street name” will not be counted as present for the purpose of determining the existence of a quorum unless the stockholder provides their bank, broker or other nominee with voting instructions for at least one of the proposals before the Exterran special meeting. If a quorum is not present, the Exterran special meeting may be adjourned or postponed until the holders of the number of shares of Exterran common stock required to constitute a quorum attend.
Under the NYSE rules, banks, brokers or other nominees who hold shares in “street name” on behalf of the beneficial owner of such shares have the authority to vote such shares in their discretion on certain “routine” proposals when they have not received voting instructions from the beneficial owners. However, banks, brokers or other nominees are not allowed to exercise their voting discretion with respect to matters that under the NYSE rules, as applicable, are “non-routine.” This
can result in a
“broker non-vote”, which
occurs on an item when (i) a bank, broker or other nominee has discretionary authority to vote on one or more “routine” proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other “non-routine” proposals
without instructions from the beneficial owner of the shares and (ii) the beneficial owner fails to provide the bank, broker or other nominee with voting instructions on a “non-routine” matter.
All of the Exterran proposals are
considered “non-routine” matters
under the NYSE rules, and banks, brokers or other nominees will not have discretionary authority to vote on any matter before the meeting. As a result, Exterran does not expect any broker non-votes at
the Exterran special meeting and, if you hold your shares of Exterran common stock in “street name”, your shares will not be represented and will not be voted on any matter unless you affirmatively instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instructions provided by your bank, broker or other nominee. It is therefore critical that you cast your vote by instructing your bank, broker or other nominee on how to vote. Brokers will not be able to vote on any of the Exterran proposals unless they have received voting instructions from the beneficial owners.
Required Vote
Except for the Exterran adjournment proposal, the vote required to approve each of the Exterran proposals listed below assumes the presence of a quorum at the Exterran special meeting. As described above, Exterran does not expect there to be any broker non-votes at the Exterran special meeting.

Proposal	Required Vote	Effect of Certain Actions
Proposal 1 : Exterran Merger Proposal	Under Delaware law, approval requires the affirmative vote of at least a majority of the shares of Exterran common stock outstanding as of the record date and entitled to vote on the Exterran merger proposal (assuming a quorum is present).	Shares of Exterran common stock not present at the Exterran special meeting, shares that are present and not voted on the Exterran merger proposal, including due to the failure of any Exterran stockholder who holds their shares in “street name” through a bank, broker or other nominee to give voting instructions to such bank, broker or other nominee with respect to the Exterran merger proposal, and abstentions will have the same effect as a vote “
AGAINST
” the Exterran merger proposal.

Proposal 2 : Exterran Compensation Proposal	Pursuant to Exterran’s bylaws, approval requires the affirmative vote of at least a majority of the votes cast affirmatively or negatively on the Exterran compensation proposal.
Assuming a quorum is present, the failure to return or submit your proxy or to attend the Exterran special meeting will have no effect on the Exterran compensation proposal.

The failure of any shares present or represented by proxy at the Exterran special meeting to vote affirmatively or negatively on the Exterran compensation proposal will have no effect on such proposal.

Proposal 3 : Exterran Adjournment Proposal
Pursuant to Exterran’s bylaws, assuming a quorum is present at the Exterran special meeting, approval of the Exterran adjournment proposal requires the affirmative vote of at least a majority of the votes cast affirmatively or negatively on the Exterran adjournment proposal.

If a quorum is not present, the Exterran adjournment proposal requires the approval of the stockholders present at the Exterran special meeting, by the

Whether or not a quorum is present, the failure to return or submit your proxy or to attend the Exterran special meeting will have no effect on the Exterran adjournment proposal.

Assuming a quorum is present, the failure of any shares present or represented by proxy at the Exterran special meeting to vote affirmatively or negatively on the Exterran adjournment proposal will have no effect on such proposal.

Proposal	Required Vote	Effect of Certain Actions
affirmative vote of the holders of a majority in voting power thereof; provided that the chairperson of the Exterran special meeting may also adjourn such meeting in accordance with Exterran’s bylaws.

Assuming a quorum is not present, the failure of any shares present or represented by proxy at the Exterran special meeting to vote affirmatively on the Exterran adjournment proposal will be treated as a vote “
AGAINST
” the Exterran adjournment proposal.

Adjournment and Postponement
If there are not sufficient votes at the time of the Exterran special meeting to approve the Exterran merger proposal or for certain other reasons, then Exterran stockholders may be asked to vote on the Exterran adjournment proposal.
At any subsequent reconvening of the Exterran special meeting at which a quorum is present, any business may be transacted that might have been transacted at the original meeting and all proxies will be voted in the same manner as they would have been voted at the original convening of the Exterran special meeting, except for any proxies that have been effectively revoked prior to the time the proxy is voted at the reconvened meeting.
Voting by Directors and Executive Officers
As of [    ], the latest practicable date prior to the date of this proxy statement/prospectus, Exterran directors and executive officers, and their affiliates, as a group, owned and were entitled to vote approximately [    ]% of the total outstanding shares of Exterran common stock. The Exterran directors and executive officers have entered into a voting agreement obligating them to vote their shares “FOR” the Exterran merger proposal, “FOR” the Exterran compensation proposal and “FOR” the Exterran adjournment proposal. See the sections entitled “
Voting Agreements
” and “
The Exterran Merger Proposal—Interests of Exterran’s Directors and Executive Officers in the Transaction
,” on pages [    ] and [    ], respectively.
Voting by Proxy or in Person (Including Virtually)
Voting and Submitting a Proxy for Exterran Voting Stock Held by Holders of Record
If you are an Exterran stockholder of record, you may vote at the Exterran special meeting by proxy through the internet, by telephone or by mail, or by attending the Exterran special meeting and voting via the special meeting website, as described below.

•	By Internet : By visiting the internet address provided on the proxy card and following the instructions provided on your proxy card.

•	By Telephone : By calling the number located on the proxy card and following the recorded instructions.

•	By Mail : You may complete, sign, date and return by mail the enclosed proxy card in the envelope provided to you with your proxy materials.

•
Via the Special Meeting Website
: All stockholders of record may vote at the Exterran special meeting by attending the meeting via the special meeting website. Stockholders who plan to attend the Exterran special meeting will need the control number included on their proxy card in order to access the special meeting website and to attend and vote thereat.

Unless properly and timely revoked in one of the manners set forth in the section entitled “
The Exterran Special Meeting—Revocability of Proxies and Changes to an Exterran Stockholder’s Vote
,” on page [    ], all duly

executed proxies representing shares of Exterran common stock entitled to vote will be voted at the Exterran special meeting and, where a choice has been specified on the proxy card, will be voted in accordance with such specification. By executing and delivering a proxy in connection with the Exterran special meeting, you designate certain Exterran officers identified therein as your proxies at the Exterran special meeting. If you submit an executed proxy without providing instructions with respect to any proposal, then the Exterran officers identified on the proxy will vote your shares consistent with the recommendation of the Exterran board on such proposal. If you are a stockholder of record, proxies submitted over the internet or by telephone as described above must be received by [    ] [am/pm] Central Time, on [    ]. To reduce administrative costs and help the environment by conserving natural resources, Exterran asks that you vote through the internet or by telephone.
Exterran does not expect that any matter other than the Exterran proposals will be brought before the Exterran special meeting, and the Exterran bylaws provide that the only business that may be conducted at the Exterran special meeting are those proposals brought before the meeting pursuant to Exterran’s notice of meeting.
Voting and Submitting a Proxy for Exterran Voting Stock Held in “Street Name”
If you hold your shares through a bank, broker or other nominee in “street name” instead of as a registered holder, you must follow the voting instructions provided by your bank, broker or other nominee in order to vote your shares. Your voting instructions must be received by your bank, broker or other nominee prior to the deadline set forth in the information from your bank, broker or other nominee on how to submit voting instructions. If you do not provide voting instructions to your bank, broker or other nominee with respect to a proposal, your shares of Exterran common stock will not be voted on that proposal as your bank, broker or other nominee does not have discretionary authority to vote on any of the Exterran proposals; see the section entitled “
The Exterran Special Meeting—Quorum; Abstentions and Broker
 Non-Votes
,” on page [    ].
If you wish to attend the special meeting to personally vote your shares held in “street name” via the special meeting website, you will need to obtain a proxy from the holder of record (i.e. your broker, bank or other nominee); a proxy is not the form of proxy card enclosed with this proxy statement. Please follow the instructions from your broker, bank or other nominee included with these proxy materials, or contact that organization to request a proxy form.
Revocability of Proxies and Changes to an Exterran Stockholder’s Vote
Any stockholder giving a proxy has the right to revoke it before the proxy is voted at the Exterran special meeting. If you are an Exterran stockholder of record, you may revoke your proxy by any of the following actions:

•	by voting again by internet or telephone as instructed on your proxy card before the closing of the voting facilities at [ ] [am/pm], Central Time, on [ ];

•	by delivering a signed written notice of revocation to Exterran’s Corporate Secretary, provided such statement is received no later than [ ];

•	by submitting a properly signed and dated proxy card with a later date that is received by Exterran no later than the close of business on [ ]; or

•	by voting at the Exterran special meeting via the special meeting website.
Only your last submitted proxy card will be considered.
Execution or revocation of a proxy will not in any way affect a stockholder’s right to attend the Exterran special meeting and vote thereat.

Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:
Exterran Corporation
11000 Equity Drive
Houston, TX 77041
Attention: Corporate Secretary
If you own shares in “street name,” your broker, bank or other nominee should provide you with appropriate instructions for changing or revoking your voting instructions.
Tabulation of Votes
The Exterran board will appoint an independent inspector of elections for the Exterran special meeting. The inspector of elections will, among other matters, determine the number of shares of Exterran common stock represented at the Exterran special meeting to confirm the existence of a quorum, determine the validity of all proxies and ballots and certify the results of voting on all proposals submitted to Exterran stockholders at the Exterran special meeting.
Solicitation of Proxies; Expenses of Solicitation
Exterran is soliciting proxies to provide an opportunity to all Exterran stockholders to vote on agenda items at the Exterran special meeting, whether or not the stockholders are able to attend the Exterran special meeting or any adjournment or postponement thereof. Exterran will bear the entire cost of soliciting proxies from its stockholders. In addition to the solicitation of proxies by mail, Exterran will request that banks, brokers and other nominee record holders send proxies and proxy material to the beneficial owners of Exterran common stock and secure their voting instructions, if necessary. Exterran may be required to reimburse those banks, brokers and other nominees on request for their reasonable expenses in taking those actions.
Exterran has also retained Innisfree M&A Incorporated to assist in soliciting proxies and in communicating with Exterran stockholders and estimates that it will pay them a fee of approximately $20,000 plus reimbursement for certain out-of-pocket fees
and expenses. Exterran also has agreed to indemnify Innisfree M&A Incorporated against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions). Proxies may be solicited on behalf of Exterran or by Exterran directors, officers and other employees in person, by mail, by telephone, by facsimile, by messenger, via the internet or by other means of communication, including electronic communication. Directors, officers and employees of Exterran will not be paid any additional amounts for their services or solicitation in this regard.
Householding
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Exterran and some brokers “household” proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or Exterran that they or Exterran will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, you may direct such requests to our Transfer Agent at the following address: American Stock Transfer, Shareholder Services Department, 6201 15th Avenue, Brooklyn, New York, 11219, or you may call (800)
937-5449
or email info@ASTfinancial.com.

Assistance
If you need assistance voting or in completing your proxy card or have questions regarding the Exterran special meeting, please contact Innisfree M&A Incorporated, Exterran’s proxy solicitor for the Exterran special meeting:
INNISFREE M&A INCORPORATED
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders May Call:
Toll-Free at (888)
750-5834
(from the U.S. and Canada)
Or +1 (412)
232-3651
(from other locations)
Banks & Brokers May Call Collect: (212)
750-5833
EXTERRAN STOCKHOLDERS SHOULD CAREFULLY READ THIS PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY FOR MORE DETAILED INFORMATION CONCERNING THE MERGER AGREEMENT AND THE TRANSACTION. IN PARTICULAR, EXTERRAN STOCKHOLDERS ARE DIRECTED TO THE MERGER AGREEMENT, WHICH IS ATTACHED AS ANNEX A HERETO.

THE EXTERRAN MERGER PROPOSAL
This section of this proxy statement/prospectus describes the various aspects of the transaction and related matters. This section may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus, including the full text of the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, for a more complete understanding of the transaction. In addition, important business and financial information about each of Exterran and Enerflex is included in or incorporated by reference into this proxy statement/prospectus. For a listing of the documents incorporated by reference into this proxy statement/prospectus, see the section entitled “Where You Can Find Additional Information” on page [    ].
The approval by Exterran stockholders of the Exterran merger proposal is required by Section 251 of the DGCL and is a condition to the closing of the transaction.
Approval of the Exterran merger proposal requires the affirmative vote of a majority of the shares of Exterran common stock outstanding as of the close of business on the record date and entitled to vote on the proposal. Abstentions will have the same effect as a vote “
AGAINST
” the proposal.
IF YOU ARE AN EXTERRAN STOCKHOLDER, THE EXTERRAN BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE EXTERRAN MERGER PROPOSAL (PROPOSAL 1).
Transaction Structure
The Merger Agreement provides, among other things, that, subject to the terms and conditions set forth therein of the Merger Agreement, at the effective time, merger sub will merge with and into Exterran with the separate corporate existence of merger sub ceasing and Exterran surviving as a direct wholly owned subsidiary of Enerflex (the merger). The terms and conditions of the transaction are contained in the Merger Agreement, which is described in this proxy statement/prospectus and attached to this proxy statement/prospectus as Annex A. You are encouraged to read the Merger Agreement carefully, as it is the legal document that governs the transaction. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the transaction are qualified in their entirety by reference to the full text of the Merger Agreement.
Merger Consideration
Under the Merger Agreement, at the effective time, each share of Exterran common stock that is outstanding immediately prior to the effective time (other than certain excluded shares as described in the Merger Agreement) will be automatically converted into the right to receive 1.021 Enerflex common shares, subject to the description below regarding fractional shares and dividends or distributions.
The merger consideration will be equitably adjusted, without duplication, in the event of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares involving Exterran common stock or Enerflex common shares prior to the effective time, to proportionally reflect such change.
Based on the number of shares of Exterran common stock and Exterran equity awards outstanding as of [                ], 2022, Enerflex expects to issue, or reserve for issuance up to approximately [    ] Enerflex common shares to Exterran stockholders and holders of Exterran equity awards, upon conversion, at the effective time under the Merger Agreement. The actual number of Enerflex common shares to be issued or reserved for issuance under the Merger Agreement will be determined immediately prior to the effective time based on the exchange ratio, the number of shares of Exterran common stock and the number of Exterran equity awards outstanding at such time. Based on the number of shares of Exterran common stock and Exterran equity awards outstanding as of [                ], 2022, and the number of Enerflex common shares outstanding as of [                ], 2022, immediately after the effective time, former Exterran stockholders are expected to own approximately 27.5% of the issued and outstanding Enerflex common shares.

Based on the closing price of Enerflex common shares of C$7.90 on the TSX on January 21, 2022, the last full trading day prior to the public announcement of the Merger Agreement, the implied value of the merger consideration to Exterran stockholders was approximately C$8.07 per share of Exterran common stock. The merger consideration provides a premium to Exterran stockholders of approximately 115%, based on closing share price of Enerflex common shares and Exterran common stock on January 21, 2022, the last full trading day before the public announcement of the Merger Agreement. The implied value of the merger consideration will fluctuate, however, as the market price of Enerflex common shares fluctuates, because the merger consideration that is payable per share of Exterran common stock is a fixed fraction of an Enerflex common share. As a result, the value of the merger consideration that Exterran stockholders will receive upon the closing of the transaction could be greater than, less than or the same as the value of the merger consideration on the date of this proxy statement/prospectus or at the time of the Exterran special meeting. Accordingly, you are encouraged to obtain current share price quotations for Exterran common stock and Enerflex common shares before deciding how to vote with respect to the approval of the Merger Agreement. Exterran common stock trades on the NYSE under the symbol “EXTN” and Enerflex common shares trade on the TSX under the symbol “EFX.” The price of Enerflex common shares on the TSX is reported in Canadian dollars.
Background of the Transaction
Each of the Exterran board and Exterran management and the Enerflex board and Enerflex management regularly reviews and assesses each respective company’s independent strategic plans, and corporate policies and direction, and considers various strategic alternatives potentially available, all with the goal of enhancing value for their respective shareholders. In connection with these activities, each of Andrew J. Way, Exterran’s President and Chief Executive Officer, and Marc E. Rossiter, Enerflex’s President and Chief Executive Officer, regularly assess the industry’s competitive landscape and periodically engage in discussions with the chief executive officers of other companies regarding potential acquisitions, divestitures, or strategic opportunities that may be available to Exterran or Enerflex aimed at increasing the competitiveness, scale, financial flexibility, and growth platform of either company, and each of Messrs, Way and Rossiter reports these discussions to their respective boards. Enerflex first engaged in conversations with Exterran’s predecessor, Exterran Holdings, Inc., regarding a possible transaction in 2013. The discussions were preliminary in nature. Upon review of the information provided, Enerflex made the decision not to continue further discussions at that time and formal engagement between the parties ceased as of December 4, 2013.
In the second half of 2019, the Exterran board and Exterran management began implementation of its ongoing strategic transformation plan whereby Exterran would be transformed over the course of its 2020 through 2022 fiscal years from an oilfield service company into an energy industrial services company that offered sustainable solutions to its customers and generated significant cash flow in 2023 and beyond. Following commencement of the ongoing strategic transformation plan, the Exterran board regularly met with Exterran management in the ordinary course to review and discuss the execution of the plan, including the capital requirements and timeline required to execute on the plan. During 2020 and 2021, Exterran continued to execute on this strategic plan by focusing on higher margin product lines, divesting its U.S. compression fabrication business, and accelerating the development and growth of its water treatment business and technology, among other matters.
In August and December 2020, the Exterran board met with Exterran management and representatives of Wells Fargo Securities, Exterran’s financial advisor. Representatives of Wells Fargo Securities were invited to participate in these meetings due to their prior and ongoing experience in advising Exterran on strategic and other financial advisory matters, and the belief of the Exterran board that Wells Fargo Securities had extensive experience advising companies in the energy industry, as well as significant experience providing strategic and financial advisory services.
At these meetings, the Exterran board discussed with representatives of Wells Fargo Securities and Exterran management the ongoing execution of Exterran’s strategic transformation plan, the potential benefits and risks associated with the plan, and strategic alternatives that Exterran could pursue. These strategic alternatives included continuing to execute on the strategic transformation plan and operating as a standalone business, pursuing joint ventures, diversifying Exterran’s business through acquisitions, or pursuing a sale of Exterran for cash or stock to a potential strategic or financial acquiror. The Exterran board also discussed with Exterran management and representatives of Wells Fargo Securities the potential re-financing
of Exterran’s existing indebtedness as well as debt and/or equity capital that may be necessary in connection with the execution of the strategic transformation plan.
After each of the meetings, the Exterran board determined that continuing to execute on the strategic transformation plan and operating as a standalone business was most likely to maximize value for the Exterran stockholders. The Exterran board also authorized Exterran management and its advisors to continue to pursue and evaluate the potential re-financing
of Exterran’s existing indebtedness as well as debt and / or equity capital that may be necessary in connection with the execution of the strategic transformation plan.
In late 2020, during its regular evaluation of potential acquisitions, divestitures, or strategic opportunities in the industry, Enerflex management identified Exterran as a potentially attractive combination for Enerflex. At a board meeting of Enerflex on February 8, 2021, Enerflex’s management discussed with the Enerflex board the possibility of investigating a potential strategic transaction with Exterran. The Enerflex board supported management to engage legal and financial advisors regarding such a transaction and Enerflex’s management to develop a plan and to reach out to Exterran.
Effective February 16, 2021, Enerflex and RBC Dominion Securities, Inc. (which we refer to as “
RBC
”) entered into an engagement letter for RBC to provide financial advisory services in connection with a potential transaction involving Exterran. On or about the same time, Enerflex engaged Norton Rose Fulbright LLP (which we refer to as “
Norton Rose Fulbright
”) as its legal advisor to understand and identify potential legal matters that may arise in connection with a transaction between Enerflex and Exterran. On February 24, 2021, Enerflex’s management provided the Enerflex board with an update on the status of its evaluation of a potential transaction with Exterran and the Enerflex board ratified management’s engagement of RBC and Norton Rose Fulbright LLP as Enerflex’s financial and legal advisors, respectively.
On March 11, 2021, Enerflex’s management presented the Enerflex board with an updated analysis of a potential transaction based on publicly available information on Exterran, including anticipated critical due diligence items.
On March 15, 2021, Mr. Rossiter contacted Mr. Way and informed him that Enerflex was interested in exploring a potential strategic transaction in which Enerflex would acquire Exterran. Mr. Rossiter did not propose any purchase price or other transaction terms during this discussion. As a next step, Mr. Rossiter proposed an in-person
meeting with Mr. Way on March 17, 2021, to further discuss the rationale for a potential strategic transaction.
On March 17, 2021, Messrs, Rossiter and Way met in Houston, Texas. During the meeting, Mr. Rossiter provided Mr. Way with his views as to why a potential strategic transaction between Enerflex and Exterran could create a premier integrated provider of energy infrastructure. Mr. Rossiter did not propose any purchase price or other transaction terms during this discussion. Mr. Way informed Mr. Rossiter that Exterran was focused on executing its strategy as an independent, standalone company, but that the Exterran board is and has always been willing to consider strategic alternatives that may enhance shareholder value. After discussion, Mr. Rossiter requested that Mr. Way and Mark R. Sotir, the Executive Chairman of the Exterran board, meet with him and Robert S. Boswell, one of Enerflex’s directors, in-person
in Chicago, Illinois later that month to further discuss a potential strategic transaction.
On March 22, 2021, Enerflex’s management updated the Enerflex board on Mr. Rossiter’s recent discussions with Mr. Way and considered the opportunity for a second meeting to take place.
On March 24, 2021, Messrs, Rossiter, Way, Sotir and Boswell met in Chicago, Illinois. At the meeting, Mr. Rossiter again expressed Enerflex’s interest in exploring a potential strategic transaction in which Enerflex would acquire Exterran. Messrs, Rossiter and Boswell discussed the general framework of a transaction, including the complementary nature of the businesses and the cultural fit between Exterran and Enerflex. Messrs, Rossiter and Boswell did not propose any purchase price or other transaction terms during this discussion. At the conclusion of this meeting, Mr. Way and Mr. Sotir communicated that the Exterran board was focused on pursuing its standalone business plan to create value for Exterran stockholders and they did not believe the Exterran board would be interested in holding further discussions at this time.
Between March 24, 2021, and April 12, 2021, Messrs. Way and Sotir discussed Enerflex’s proposal with other members of the Exterran board on multiple telephone calls. After discussion, the Exterran board determined that, while a potential strategic transaction between Enerflex and Exterran could possibly generate significant value for Exterran’s shareholders, Exterran should continue to focus on executing its strategy as an independent, standalone company, including through the execution of its strategic transformation plan. In this regard, the Exterran board noted that, among other matters, Enerflex had not proposed any purchase price or other transaction terms, and Exterran’s management should continue to devote its full attention to the execution of Exterran’s strategic transformation plan, as opposed to engaging in preliminary and exploratory discussions regarding a potential strategic transaction.
On April 13, 2021, Mr. Way contacted Mr. Rossiter to confirm that Exterran was not interested in holding further discussions regarding a potential strategic transaction at this time.
On April 28, 2021, the Exterran board met with Exterran management and representatives of Wells Fargo Securities and King & Spalding, Exterran’s legal advisor. At the meeting, Exterran management provided the Exterran board with an update on Exterran’s commercial and financial performance as well as the execution of the strategic transformation plan. Also at this meeting, Exterran management discussed with the Exterran board the perspectives of certain Exterran stockholders regarding Exterran’s strategic transformation plan and the capital required to execute the plan, which perspectives were communicated to Exterran management as part of their engagement with Exterran stockholders. As part of this discussion, Exterran management noted that, as part of its routine engagement with Exterran stockholders, several of these stockholders provided Exterran with feedback based on publicly available information that emphasized Exterran’s need to identify long-term sources of equity and / or debt capital that could be used to fund Exterran’s strategic transformation plan, and that Exterran should publicly disclose its financing plans in the near term. Exterran management also noted that certain of these stockholders proposed that Exterran pursue a “rights offering” in which Exterran would issue equity in a transaction that would result in significant dilution to Exterran stockholders that did not purchase equity in the offering.
Also during this meeting, Exterran management again discussed with the Exterran board the potential re-financing
of Exterran’s existing indebtedness as well as debt and / or equity capital that may be necessary in connection with the execution of the strategic transformation plan, and the steps Exterran was taking in furtherance of this plan. After discussion, the Exterran board determined that it would be prudent to again discuss at a future board meeting the ongoing execution of Exterran’s strategic transformation plan, the potential benefits and risks associated with the plan, and strategic alternatives that Exterran could pursue.
On May 4, 2021, Exterran reported its results of operation for the first quarter of its 2021 fiscal year. During the earnings call, David Barta, Exterran’s Senior Vice President and Chief Financial Officer, stated that Exterran had commenced a review of its capital structure strategy to ensure both near and long-term success.
On May 5, 2021, Enerflex’s management provided the Enerflex board with an update, including the recent equity market developments relevant to Exterran and a combination risk analysis. Enerflex’s management noted that Exterran had previously indicated that it was not interested in pursuing a transaction. Based on the status of discussions between the parties at this time, Enerflex’s board determined not to actively pursue a transaction with Exterran.
On June 9 and June 25, 2021, the Exterran board met with Exterran management and representatives of Wells Fargo Securities and King & Spalding. At the meeting, the Exterran board discussed with Exterran management and representatives of Wells Fargo Securities the strategic alternatives that Exterran could pursue. These strategic alternatives included continuing to execute on the strategic transformation plan and operating as a standalone business, issuing equity to finance the strategic transformation plan, pursuing a sale of Exterran for cash, pursuing an all-stock
merger with another public company, and pursuing a sale of Exterran’s water business. Representatives of Wells Fargo Securities reviewed with the Exterran board Wells Fargo Securities’ preliminary prospective financial information with respect to Exterran, and Exterran management discussed with the Exterran board the financial and other operating assumptions prepared by Exterran management and incorporated in this preliminary analysis. For additional information regarding use of prospective financial information, please see the section entitled “
Certain Unaudited Prospective Financial Information
” beginning on page [    ]. Representatives of Wells Fargo Securities and Exterran management also discussed with the Exterran board Exterran’s financial performance and its business model, as well as current industry trends, key growth opportunities in Exterran’s business, and key risks to Exterran’s business. After discussion, the Exterran board determined that continuing to execute on the strategic transformation plan and operating as a standalone business was most likely to maximize value for Exterran stockholders.
On July 27, 2021, Mr. Rossiter contacted Mr. Way to propose a telephone call later that day, to which Mr. Way agreed. During this call, Mr. Rossiter informed Mr. Way that Enerflex desired to re-engage
in discussions regarding a potential business combination transaction with Exterran. Mr. Rossiter also informed Mr. Way that Enerflex’s board was meeting to discuss the possibility of exploring a potential transaction between Enerflex and Exterran, and that following such meeting, Mr. Rossiter would contact Mr. Way to further discuss a potential transaction. Mr. Rossiter did not propose any purchase price or other transaction terms during this discussion. Mr. Way communicated to Mr. Rossiter that if Enerflex submitted a proposal, he would discuss the proposal with the Exterran board to determine whether the Exterran board felt that there was merit in further exploring a combination transaction with Enerflex.
On August 4, 2021, Enerflex management and a representative from RBC provided the Enerflex board with an update regarding the discussion between Messrs, Rossiter and Way and due diligence performed to date based solely on publicly available information.
On August 24, 2021, in anticipation of the Exterran board’s upcoming calendar, Mr. Way contacted Mr. Rossiter, requesting an update on their discussions that took place on July 27, 2021. Mr. Rossiter informed Mr. Way that the Enerflex board was meeting in the near term, and that Enerflex would be sending a non-binding
proposal to Exterran with proposed terms for a potential transaction.
On August 27, 2021, Mr. Rossiter advised Mr. Way that Enerflex would be sending a non-binding proposal to Exterran with proposed terms for a potential transaction. Later that day, Mr. Way informed the Exterran board that Mr. Rossiter had contacted him and that a non-binding proposal would be sent in the coming days.
On August 31, 2021, Enerflex management met with the Enerflex board to provide an updated analysis of the proposed transaction, including a proposed non-binding
offer, negotiation strategy, preliminary financial analysis of the pro forma entity, proposed transaction structure, and preliminary due diligence and integration considerations. Following this meeting on August 31, 2021, Mr. Rossiter delivered a non-binding
proposal (which we refer to as the “
August Proposal
”) to William M. Goodyear, Exterran’s lead independent director. In the August Proposal, Enerflex proposed a business combination transaction between Enerflex and Exterran in which Exterran stockholders would receive all-stock
consideration equal to $5.75 for each share of Exterran common stock, through the issuance of 0.932 Enerflex common shares for each share of Exterran common stock. In addition, under the August Proposal, Exterran stockholders would collectively own 26% of the shares of the combined company, and the combined company could achieve $43.0 million of synergies on an annual basis. The August Proposal further stated that, as part of the transaction, all of Exterran’s outstanding debt would be assumed or redeemed and the resulting combined company would be dual listed in Canada and the United States. Messrs, Way and Goodyear promptly informed the other members of the Exterran board of the August Proposal.

On September 6, 2021, the Exterran board met with Exterran management and representatives of Wells Fargo Securities and King & Spalding. Representatives of King & Spalding discussed with the Exterran board its fiduciary duties in the context of a potential transaction. Representatives of Wells Fargo Securities reviewed with the Exterran board the terms of the August Proposal, Exterran’s historic and expected financial performance relative to Enerflex’s historic and expected performance (which analysis was based on Enerflex’s publicly available information), three-year historical exchange ratios with respect to Exterran and Enerflex, a premiums paid analysis, and announced synergies in recent transactions in the energy services sector. Representatives of King & Spalding and Wells Fargo Securities also discussed a range of potential responses to Enerflex and next steps that Exterran could pursue. After discussion, the Exterran board determined to schedule a follow-up
meeting to discuss the August Proposal in further detail after Exterran and its advisors had conducted preliminary due diligence of Enerflex’s publicly available information and had further assessed the structuring, tax, regulatory and other legal considerations associated with the August Proposal. The Exterran board also authorized Messrs, Goodyear and Way to inform Enerflex that Exterran was conducting a preliminary assessment of the August Proposal with its management team and advisors.
On September 17, 2021, the Exterran board met with Exterran management and representatives of Wells Fargo Securities and King & Spalding. At the meeting, representatives of King & Spalding reviewed a presentation regarding, among other matters, structuring, tax, regulatory and Canadian legal considerations associated with Enerflex’s August Proposal. Representatives of King & Spalding discussed with the Exterran board its fiduciary duties in the context of a potential transaction, as they had previously done. Representatives of Wells Fargo Securities provided, based on Enerflex’s publicly available information, a preliminary financial assessment of Exterran and Enerflex on a standalone and combined basis, and also discussed with the Exterran board the merits of a potential combination with Enerflex. Representatives of Wells Fargo Securities also discussed other potential merger partners or acquirors that could be interested in consummating a transaction with Enerflex. After discussion, the Exterran board instructed Exterran management and representatives of Wells Fargo Securities and King & Spalding to obtain additional clarity from Enerflex regarding the offer structure, valuation framework, financing considerations, synergy and tax assumptions contemplated by the August Proposal. In addition, the Exterran board authorized Exterran management to negotiate and enter into an engagement letter with Wells Fargo Securities to formally engage Wells Fargo Securities as Exterran’s financial advisor.
On September 21, 2021, Exterran management and representatives of Wells Fargo Securities and King & Spalding met with Enerflex management and representatives of RBC and Norton Rose Fulbright to discuss the offer structure, valuation framework, financing considerations, synergy and tax assumptions contemplated by the August Proposal. Among other matters, Enerflex noted during the meeting that its August Proposal contemplated a fixed value of $5.75, to be paid in Enerflex common shares, Enerflex was open to negotiating a fixed exchange ratio, and that Enerflex contemplated using its existing credit facility to refinance Exterran’s indebtedness in connection with the consummation of a potential transaction.
On September 28, 2021, Exterran entered into an engagement letter with Wells Fargo Securities whereby Wells Fargo Securities was formally engaged as Exterran’s financial advisor in connection with a potential transaction with Enerflex or another third party. In connection with Wells Fargo Securities’ engagement, Wells Fargo Securities provided to Exterran disclosure regarding certain relationships between Wells Fargo Securities and Enerflex, and Exterran determined that no material conflicts existed that prevented Exterran’s retention of Wells Fargo Securities as its financial advisor in connection with the merger.
On September 29, 2021, the Exterran board met with Exterran management and representatives of Wells Fargo Securities and King & Spalding. At the meeting, Exterran management and representatives of Wells Fargo Securities discussed the meeting held on September 21, 2021 with Enerflex and its representatives. During the meeting, the Exterran board noted that the relative ownership of Exterran’s stockholders of the combined company was an important component in Exterran’s analysis of a potential transaction with Enerflex. After discussion, the Exterran board authorized Exterran management and its advisors to enter into a mutual confidentiality agreement and to further diligence Enerflex’s financial performance and the synergies that could be achievable in a potential transaction with Enerflex. The Exterran board also determined that it would consider making a counterproposal to Enerflex’s August Proposal following the completion of additional due diligence.
On October 3, 2021, Exterran and Enerflex entered into a mutual confidentiality agreement and, following entry into such confidentiality agreement, began to exchange certain confidential information, including financial information, through virtual data rooms regarding the respective companies.
During the first half of October 2021, Exterran, Enerflex, and their respective representatives conducted due diligence regarding the pro forma financial profile of a potential combined company as well as a preliminary synergy analysis.
On October 18, 2021, Mr. Rossiter contacted Mr. Way and stated that he was available to discuss the August Proposal.
On October 19, 2021, Messrs, Way and Rossiter spoke by telephone. During this conversation, Mr. Way noted that the Exterran board was continuing to evaluate the August Proposal and also believed that the relative ownership of Exterran’s stockholders of the combined company was an important component in Exterran’s analysis of a potential transaction with Enerflex. During the discussion, Mr. Rossiter clarified that the August Proposal was prepared on a relative value basis (i.e., the proposal set forth in the August Proposal regarding the consideration payable in a potential transaction was designed to obtain a certain percentage ownership of the combined company for Exterran’s stockholders, as opposed to a specific value). Messrs, Way and Rossiter also discussed transaction structure, Enerflex’s plans for capitalizing the combined company, Enerflex’s available financing to complete the transaction, timing of a potential transaction and Enerflex’s views regarding governance of the combined company, although neither Mr. Way nor Mr. Rossiter discussed any specific transaction terms or counterproposals. Mr. Way informed Mr. Rossiter that the Exterran board was meeting to discuss the August Proposal the following day, and he would contact him following this Exterran board meeting.
On October 20, 2021, the Exterran board met with Exterran management and representatives of Wells Fargo Securities and King & Spalding. At the meeting, Mr. Way updated the Exterran board on his most recent discussion with Mr. Rossiter regarding the August Proposal. Mr. Way also noted that Mr. Rossiter clarified that the August Proposal was prepared on a relative valuation basis. Representatives of King & Spalding discussed with the Exterran board its fiduciary duties in the context of a potential transaction, as they had previously done. Representatives of Wells Fargo Securities then reviewed a preliminary and illustrative financial analyses of Exterran and Enerflex (which was prepared based on Enerflex’s non-public
financial information, as opposed to publicly available information). Exterran management then discussed the conversations they had with prospective debt financing sources regarding a potential refinancing of Exterran’s indebtedness. After discussion, the Exterran board authorized Exterran management and its representatives to inform Enerflex that Exterran was willing to continue to evaluate a potential transaction with Enerflex, but a 26% relative ownership by Exterran’s stockholders in the combined company did not adequately compensate Exterran’s stockholders for the value that Exterran would bring to the combined company. The Exterran board also instructed Exterran management and its representatives to continue to perform diligence on Enerflex to allow the Exterran board to make a more definitive counterproposal to Enerflex. The following day, at the direction of the Exterran board, Mr. Way sent Mr. Rossiter a letter informing Enerflex of the determination of the Exterran board that the merger proposal remained of interest and Exterran would require more time to complete its due diligence efforts and would submit a counter proposal.
On October 23, 2021, Mr. Rossiter contacted Mr. Way and emphasized the need for Enerflex to receive a counterproposal from Exterran in order for the parties to continue to evaluate a potential transaction.
On October 26, 2021, Enerflex management provided the Enerflex board with an update on the status of discussions with Exterran as well as an updated analysis of the proposed transaction, including the results of the preliminary financial due diligence conducted.

On October 28, 2021, the Exterran board met with Exterran management and representatives of Wells Fargo Securities and King & Spalding. At the meeting, representatives of King & Spalding discussed with the Exterran board its fiduciary duties in the context of a potential transaction, as they had previously done. After discussion, the Exterran board authorized Exterran’s management and its advisors to submit a counterproposal (which we refer to as the “
November Proposal
”) to Enerflex. Under the November Proposal, Exterran’s stockholders would receive all-stock
consideration, through a fixed exchange ratio, such that Exterran’s stockholders would collectively own 30% of the shares of the combined company following the transaction. The November Proposal further stated that the board of directors of the combined company would include representation by designees of Exterran in proportion to the holdings of the Exterran stockholders. Also at the meeting, the Exterran board discussed with Wells Fargo Securities potential third parties that could be interested in pursuing a potential transaction with Exterran and, in connection therewith, the Exterran board authorized Wells Fargo Securities to contact Party A and Party B, both of which were potential strategic acquirers who the Exterran board and Wells Fargo Securities determined could be interested in a potential transaction, to determine if they would be interested in evaluating a potential strategic transaction with Exterran.
On October 29, 2021, Mr. Way contacted Mr. Rossiter to confirm that Exterran would be sending Enerflex the November Proposal the following week, after Exterran had reported its financial results for its third fiscal quarter of 2021. The November Proposal was sent to Enerflex on November 3, 2021. The November Proposal stated that the possible combination had significant strategic merit and would enable the shareholders of the combined company to benefit from operational efficiencies as well as increased scale, in both the financial markets and the industrial end markets. The November Proposal further stated that the August Proposal did not reflect the relative contribution both parties would bring to a transaction. Following receipt of the November Proposal, several calls were held between Enerflex management, Exterran management, and members of RBC and Wells Fargo Securities to address confidential due diligence items. Enerflex management provided the Enerflex board with a verbal update on this development at a November 4, 2021 meeting.
On November 5, 2021, representatives of Wells Fargo Securities, acting at the direction of the Exterran board, contacted Party A to determine if they would be interested in evaluating a potential strategic transaction with Exterran. After evaluating a potential strategic transaction with Exterran, Party A declined to pursue a potential strategic transaction with Exterran.
On November 8, 2021, Messrs, Way and Rossiter discussed the November Proposal. Mr. Rossiter noted that Enerflex was working through its internal financial analyses to formulate a potential response. During the weeks of November 8, 2021 and November 15, 2021, Exterran management and Enerflex management, and representatives of Wells Fargo Securities and RBC continued to further discuss the capital expenditures, leverage profile, and liquidity of Exterran, Enerflex, and the combined company that would result from a potential transaction.
On November 18, 2021, Mr. Rossiter informed Mr. Way that the Enerflex board would be meeting later in the month to review the November Proposal and the overall status of the discussions regarding the potential transaction.
Also on November 18, 2021, representatives of Wells Fargo Securities, acting at the direction of the Exterran board, contacted Party B to determine if they would be interested in evaluating a potential strategic transaction with Exterran. After evaluating a potential strategic transaction with Exterran, Party B declined to pursue a potential strategic transaction with Exterran.
On December 1, 2021, Enerflex management provided the Enerflex board with a further update on the proposed transaction. During this meeting, participants discussed Enerflex’s revised combination forecast and the results of further financial due diligence.
On December 3, 2021, Messrs, Rossiter and Way discussed the potential transaction. Mr. Rossiter confirmed that the Enerflex board had authorized Enerflex to continue discussions regarding the potential transaction.

Mr. Rossiter informed Mr. Way that further diligence would be required by Enerflex with respect to certain of Exterran’s contractual relationships. Mr. Rossiter further noted that Enerflex was continuing to evaluate the relative ownership level Exterran proposed in the November Proposal. Messrs. Rossiter and Way agreed to further discuss the November Proposal the following week.
On December 7, 2021, Messrs, Way, Rossiter, Exterran management and Enerflex management, and representatives of Wells Fargo Securities and RBC met to discuss the November Proposal, certain due diligence items, as well as transaction structure and mutually acceptable terms for a combination transaction. At the meeting, Mr. Rossiter proposed that Exterran stockholders would collectively own 27% of the shares of the combined company following the transaction (as opposed to 30% of the shares of the combined company following the transaction as contemplated by the November Proposal). Mr. Way stated that he would communicate this proposal to the Exterran board.
On December 9, 2021, the Exterran board met with Exterran management and representatives of Wells Fargo Securities and King & Spalding. At the meeting, the Exterran board discussed the December 7, 2021 meeting with Enerflex and its proposal regarding the relative ownership that Exterran’s stockholders would retain in the combined company. After discussion, the Exterran board authorized Exterran to submit a counterproposal (which we refer to herein as the “
December Proposal
”) to Enerflex. Under the December Proposal, Exterran stockholders would collectively own 27.5% of the shares of the combined company following the transaction. The December Proposal further stated that the board of directors of the combined company would include three Exterran designees.
On December 9, 2021, Mr. Way contacted Mr. Rossiter to convey the December Proposal. During this discussion, Mr. Rossiter stated that the 27.5% relative ownership level of Exterran stockholders in the combined company was acceptable to Enerflex. Messrs, Way and Rossiter agreed that both companies and their respective advisory teams should continue to work expeditiously with respect to due diligence and the negotiation of other key terms of a potential transaction.
During the weeks of December 6, 2021 and December 13, 2021, Exterran and Enerflex and their respective advisors held numerous telephonic meetings to conduct legal and commercial diligence, including diligence calls related to contract backlogs and commercial pipelines, Exterran’s water business and technology, the parties’ ECO business, continued synergy analysis, finance and tax matters, labor and employment matters, information technology matters, insurance matters, tax structuring and foreign regulatory matters.
On December 10, 2021, Enerflex sent Exterran a draft exclusivity agreement under which each of Enerflex and Exterran would agree to discuss a potential transaction on an exclusive basis for a period of thirty days. The draft exclusivity agreement also proposed, among other matters, that the funds managed by Chai Trust Company, LLC (which we refer to collectively herein as “
Chai Trust
”) and each director and officer of Exterran and their affiliates would sign, concurrently with the signing of the merger agreement for a potential transaction, a voting agreement in favor of the transaction, and that Chai Trust would be prohibited from selling any Enerflex common shares it received in the transaction for at least six months following closing. For additional information regarding voting agreements, please see the section entitled “
The Voting Agreements
” beginning on page [    ].
On December 13, 2021, Enerflex management provided the Enerflex board with an update on the status of discussions, including non-binding
deal points under consideration and a proposed approach to due diligence.
On December 16, 2021, the Exterran board met with Exterran management and representatives of Wells Fargo Securities and King & Spalding. Representatives of King & Spalding reviewed key issues that would arise in connection with the negotiation of a Merger Agreement and discussed with the Exterran board its fiduciary duties in the context of a potential transaction, as they had previously done. Representatives of King & Spalding also discussed Enerflex’s proposal regarding voting agreements that would be executed in connection with the execution of a definitive agreement for the potential transaction, and noted that any such voting agreements would need to be discussed separately with representatives of Chai Trust. The Exterran board authorized King & Spalding to discuss the voting agreements separately with representatives of Chai Trust and Sidley Austin LLP, counsel to Chai Trust (which we refer to herein as “
Sidley
”). After discussion, the Exterran board authorized Exterran to enter into an exclusivity agreement with Enerflex whereby each of Enerflex and Exterran would discuss a potential transaction on an exclusive basis through December 31, 2021.
Also on December 16, 2021, Exterran and Enerflex entered into the exclusivity agreement on the terms approved by the Exterran board earlier in the day. Following execution of the exclusivity agreement, Exterran and Enerflex continued to engage in due diligence activities and additional confidential non-public
information was exchanged and several diligence related calls occurred between both companies and their respective advisors.
Following the December 16, 2021 Exterran board meeting, as authorized by the Exterran board, representatives of King & Spalding contacted representatives of Chai Trust and Sidley to inform them of the December Proposal and the exclusivity agreement entered into by Exterran and Enerflex. Representatives of King & Spalding also discussed Enerflex’s proposal regarding voting agreements with Chai Trust proposed to be executed concurrently with the signing of the merger agreement for a potential transaction. Representatives of Sidley and Chai Trust noted that Chai Trust was amenable to customary, reciprocal voting agreements given by certain Exterran stockholders and Enerflex shareholders, but not to a restriction solely on Chai Trust’s transfer of any Enerflex common shares held following the closing of a potential transaction.
On December 17, 2021, Enerflex management provided the Enerflex board with an update on the due diligence results to date and management’s proposed integration strategy.
On December 19, 2021, King & Spalding delivered to Norton Rose Fulbright an initial draft of the Merger Agreement. The draft Merger Agreement included, among other matters, customary representations and warranties and covenants, and customary closing conditions. In addition, the draft Merger Agreement provided that the parties would each be required to use their respective reasonable best efforts to obtain regulatory approvals and reflected the governance arrangements proposed in the December Proposal.
On December 23, 2021, the Exterran board met with Exterran management and representatives of Wells Fargo Securities and King & Spalding. At the meeting, Mr. Way and representatives of King & Spalding provided an update regarding the potential transaction, including an update regarding the status of Exterran’s and Enerflex’s legal and commercial diligence to date and the status of the negotiation of a draft Merger Agreement. Representatives of King & Spalding and representatives of Pearl Meyer, Exterran’s independent compensation consultant, also reviewed with the Exterran board considerations under Section 280G of the Code in connection with a potential transaction, and also discussed potential retention arrangements for employees for 2022 in connection with a potential transaction.
During the weeks of December 20, 2021 and December 27, 2021, representatives of Exterran and Enerflex and their respective advisors held regular telephonic meetings to conduct additional legal and commercial diligence on the other party, and continued negotiation of the Merger Agreement.
On December 28, 2021, Enerflex proposed to Exterran that the exclusivity agreement be amended to extend through January 14, 2021.
On December 29, 2021, Norton Rose Fulbright delivered a revised draft of the Merger Agreement to representatives of King & Spalding, which included, among other things, (1) termination fees for Exterran and Enerflex triggered, in each case, off the equity value of Exterran, (2) no financing covenants or financing termination fee, (3) greater flexibility for Enerflex with regard to regulatory and interim operating covenants, termination rights and conditions to closing and (4) the inclusion of one Exterran designee on the board of directors of the combined company.

Also on December 29, 2021, the Enerflex board held a meeting where the Enerflex management discussed the status of due diligence, potential financing arrangements under consideration to effect the transaction, and the strategic rationale for the proposed transaction.
Additionally on December 29, 2021, Enerflex informed Exterran that, rather than using the existing Enerflex credit facility to refinance Exterran’s indebtedness in connection with a potential transaction, it intended to obtain a $1.5 billion commitment letter from RBC that would be used to repay Enerflex’s and Exterran’s indebtedness and provide financing for the combined company. Over the course of the next several weeks leading up to the signing of the Merger Agreement, Enerflex and its representatives continued to negotiate the terms of the RBC commitment letter with RBC and its representatives.
On December 30, 2021, the Exterran board met with Exterran management and representatives of Wells Fargo Securities and King & Spalding. Representatives of King & Spalding reviewed the current draft of the Merger Agreement and provided an overview of the key substantive issues included in Norton Rose Fulbright’s revised draft Merger Agreement, including (1) the fact that Exterran and Enerflex were still far apart on the proposed size of the termination fees Exterran and Enerflex would have to pay the other in certain circumstances, (2) the lack of inclusion of financing covenants or a financing termination fee in the revised draft, (3) the parties’ respective obligations to obtain antitrust clearance for the potential transaction, (4) the scope of the mutual no-shop
provisions, (5) Enerflex’s request for a transfer restriction agreement binding on Chai Trust, (6) the conditions under which the parties would be permitted to terminate the Merger Agreement, (7) the definition of material adverse effect in the Merger Agreement, (8) the number of Exterran designees to be included on the board of directors of the combined company and who would be permitted to designate such directors, (9) the proposed outside date for the transaction, and (10) the scope of the interim operating covenants binding on Exterran and Enerflex. Representatives of King & Spalding also discussed with the Exterran board its fiduciary duties in the context of a potential transaction, as they had previously done. The Exterran board discussed each of these substantive points and at the conclusion of this discussion, the Exterran board authorized Exterran management and King & Spalding to continue to negotiate the terms of the Merger Agreement as it deemed appropriate and necessary, subject to the parameters on terms set by the Exterran board during this discussion. Representatives of Wells Fargo Securities and King & Spalding also discussed with the board Enerflex’s updated financing plans regarding the potential transaction, including the $1.5 billion commitment letter it intended to obtain from RBC. After discussion, the Exterran board authorized representatives of Exterran to enter into an extension to the existing exclusivity agreement through January 14, 2022. At the meeting, the Exterran board also discussed and unanimously approved entering into retention agreements with four Exterran employees who were not executive officers, each of whom the Exterran board believed were critical to executing on Exterran’s business plan in the interim period and in facilitating a successful signing and closing of a potential transaction.
Following the December 30, 2021 meeting of the Exterran board, Mr. Way contacted Mr. Rossiter to provide a brief update regarding the key open substantive issues in the current draft Merger Agreement. Messrs, Way and Rossiter agreed that both companies should continue to negotiate the terms of the potential transaction as well as to complete the due diligence process.
On January 7, 2022, the Exterran board met with Exterran management and representatives of Wells Fargo Securities and King & Spalding. At the meeting, the Exterran board reviewed the severance that may be payable to certain executives of Exterran as a result of the transaction. Representatives of King & Spalding reviewed an issues list with respect to the Merger Agreement, including (1) Exterran’s request for the inclusion of customary financing representations, financing covenants and a financing termination fee, (2) the amount of the other termination fees Exterran and Enerflex would be required to pay the other in certain circumstances, which Enerflex proposed be calculated in all instances off the equity value of Exterran, (3) Enerflex’s proposal that the board of the combined company contain one Exterran designee, and Exterran’s continued request for additional representation on the board of the combined company, (4) the removal of a proposed transfer restriction agreement binding only Chai Trust, (5) Exterran’s request for increased flexibility with regard to Exterran’s operation of its business between signing and closing, and customary restrictions on Enerflex’s operation of its business between signing and closing, and (6) Enerflex’s proposal that Enerflex would not be required to effect any divestitures or remedies that would be burdensome to Enerflex in furtherance of obtaining regulatory approvals. Representatives of King & Spalding also discussed with the Exterran board its fiduciary duties in the context of a potential transaction.
The Exterran board discussed each of these substantive points and at the conclusion of this discussion, authorized Exterran management and King & Spalding to negotiate the terms of the Merger Agreement as it deemed appropriate and necessary, subject to the parameters on terms set by the Exterran board during this discussion, including the Exterran board’s request that Exterran management continue to push for the inclusion of customary financing covenants, a financing termination fee of $60.0 million, increased termination fees payable by Enerflex in certain circumstances based on a percentage of Enerflex’s equity value and increased representation by Exterran on the board of the combined company. The Exterran board also approved the framework of a retention program that would be used to retain key employees of Exterran, none of whom were executive officers, in connection with the consummation of a potential transaction.
Also at the January 7, 2022 meeting of the Exterran board, representatives of King & Spalding discussed a potential approval under Section 203 of the Delaware General Corporation Law (which we refer to as the “
203 Waiver”
) that would apply to any discussions or negotiations, and any agreements, arrangements or understandings resulting from such discussions or negotiations, that Chai Trust and/or its representatives may have with Enerflex and/or its representatives regarding the terms of a potential voting and transfer restriction agreement. Representatives of King & Spalding noted that to date, none of Chai Trust or its representatives had any direct or indirect discussions with Enerflex or its representatives regarding such a potential agreement, and that it would be advisable to approve 203 Waiver in the event that any such direct discussions between Chai Trust or its representatives became necessary or advisable. After discussion, the Exterran board approved the 203 Waiver.
Following the January 7, 2022 Exterran board meeting, representatives of King & Spalding contacted representatives of Chai Trust and Sidley to discuss Enerflex’s proposed transfer restriction agreement binding solely Chai Trust following closing of the potential transaction. Representatives of Chai Trust and Sidley reiterated that Chai Trust was not amenable to such a restriction on transfer of any Enerflex common shares to be held by Chai Trust following the closing of a potential transaction.
Between January 8, 2022 and January 11, 2022, representatives of Norton Rose Fulbright and King & Spalding met telephonically to discuss revisions to the Merger Agreement and further revised the draft Merger Agreement.
On January 12, 2022, the Exterran board met with Exterran management and representatives of Wells Fargo Securities and King & Spalding. Representatives of King & Spalding provided an overview of the substantive open issues, which included, among other matters, (1) the amount of the financing fee required to by paid by Enerflex in certain circumstances, which Exterran proposed to be $60.0 million and for which no counterproposal had yet been received, (2) the amount of the other termination fees required to be paid by Enerflex in certain circumstances, which Exterran proposed to be 4% of the equity value of Enerflex (approximately $21.0 million) and which Enerflex proposed to be 4% of the equity value of Exterran (approximately $8.0 million), (3) the scope of the efforts standard regarding regulatory covenants, (4) employee benefits for continuing employees following the closing, (5) Enerflex’s proposal that the board of the combined company contain one Exterran designee, which designee would be selected by Enerflex, and Exterran’s continued request for additional representation and (6) Exterran’s request for increased flexibility with regard to Exterran’s operation of its business between signing and closing, and customary restrictions on Enerflex’s operation of its business between signing and closing. Representatives of King & Spalding also discussed with the Exterran board its fiduciary duties in the context of a potential transaction, as they had previously done. The Exterran board discussed each of these substantive points and at the conclusion of this discussion, the Exterran board authorized Exterran management and King & Spalding to negotiate the terms of the Merger Agreement as it deemed appropriate and necessary, subject to the parameters on terms set by the Exterran board during this discussion.

On January 14, 2022, Enerflex management met with the Enerflex board to provide an update on the status of due diligence, financing considerations and operational and financing modeling. A representative of RBC joined for a portion of the meeting to provide a financial overview and discuss the valuation of the deal.
On January 15, 2022, Exterran management and Enerflex management met to discuss the material open issues in the Merger Agreement. Among other things, the parties discussed the amounts of the proposed financing termination fee and other termination fees payable by Enerflex and Exterran in certain circumstances. Enerflex management proposed a financing termination fee of $15.0 million, and a termination fee of $15.0 million payable by Enerflex in certain other circumstances. Exterran management stressed the importance of meaningful termination fees to the Exterran board to increase deal certainty between signing and closing. The parties also discussed the treatment of continuing employees following the closing. Additionally, Enerflex management noted that the Enerflex board was not willing to provide Exterran with increased representation on the board of the combined company, and continued to reiterate that Exterran would be permitted to have one designee to the board of the combined company, which Enerflex proposed would be selected by Enerflex. Exterran management stated that they would take Enerflex’s position back to the Exterran board.
On January 16, 2022, the Exterran board met with Exterran management and representatives of Wells Fargo Securities and King & Spalding. Representatives of King & Spalding reviewed proposed resolutions of the remaining substantive points discussed on the January 15, 2022 call among principals of Exterran and Enerflex. In particular, King & Spalding and the Exterran board discussed a counterproposal whereby (1) Exterran’s termination fees payable in certain circumstances would be $10.0 million (as opposed to $8.0 million previously agreed by Exterran), Enerflex’s financing termination fee would be increased to $40.0 million and the termination fees payable by Enerflex in certain other circumstances would be increased to $20.0 million, (2) Enerflex would agree to provide substantially similar base wages, bonus opportunities and severance benefits to continuing employees following the closing until December 31, 2022 and (3) Exterran would request two Exterran designees on the board of the combined company. Representatives of King & Spalding also discussed with the Exterran board its fiduciary duties in the context of a potential transaction, as they had previously done. Following discussion, the Exterran board unanimously authorized Exterran management and King & Spalding to negotiate the terms of the Merger Agreement as it deemed appropriate and necessary, subject to the parameters on terms set by the Exterran board during this discussion.
Over the course of the week of January 16, 2022, representatives of King & Spalding and Norton Rose Fulbright had several calls, along with Exterran management and Enerflex management, to discuss the remaining open issues in the draft Merger Agreement. Also on January 18, 2022, representatives of Sidley and Chai Trust discussed the terms of the proposed voting agreement, to be entered into concurrently with the signing of the merger agreement for a potential transaction, with representatives of Norton Rose Fulbright and King & Spalding. During this call, Enerflex agreed that Chai Trust would not be subject to a transfer restriction agreement with respect to their Enerflex common shares following the closing.
On January 20, 2022, the Exterran board met with Exterran management and representatives of Wells Fargo Securities and King & Spalding. Representatives of King & Spalding reviewed with the board the proposed final resolution of the substantive issues in the Merger Agreement and related transaction documents, which included (1) a proposed financing termination fee of $30.0 million, (2) Enerflex’s agreement to provide substantially similar base wages, bonus opportunities and severance benefits to continuing employees following the closing until December 31, 2022 and (3) Exterran’s agreement to allow Enerflex to designate one current Exterran board member to be appointed to the Enerflex board as of the Effective Time. Representatives of King & Spalding also reviewed with the Exterran board the board’s fiduciary duties in the context of the proposed transaction. Representatives of Wells Fargo Securities provided an update to the Exterran board regarding the terms and conditions of Enerflex’s financing commitment, as well as the financial forecast of Enerflex and the combined company. After these updates, representatives of King & Spalding led a discussion regarding next steps for the potential transaction, including the negotiation of the final transaction documentation and the anticipated announcement of the transaction in the morning of January 24, 2022. The Exterran board expressed support for the final resolution of the open substantive issues, in line with the discussions that occurred at the meeting. The Exterran board agreed to hold another meeting in the morning of January 23, 2022 in anticipation of being able to review and approve the Merger Agreement.
On January 23, 2022, the Enerflex board met with Enerflex management and, for a portion of the meeting, a representative of RBC, to consider the proposed transaction and discuss the draft Merger Agreement under negotiation with Exterran. Through discussion, the Enerflex board confirmed its agreement with the proposed transaction and the proposed terms set forth in the draft Merger Agreement and approved the Merger Agreement in substantially the form presented to the board, subject to such amendments or variations thereto as approved by the persons authorized to sign the Merger Agreement for and on behalf of Enerflex.
Also on January 23, 2022, the Exterran board held a special telephonic meeting with Exterran management and representatives of King & Spalding and Wells Fargo Securities present. Prior to the meeting, the Exterran board had received copies of the Merger Agreement and related documents and a summary of the terms of the transaction, as well as presentation materials prepared by representatives of King & Spalding and Wells Fargo Securities.
Representatives of Wells Fargo Securities reviewed with the Exterran board its final financial analyses of the exchange ratio in the proposed merger and answered questions regarding such analyses. Representatives of Wells Fargo Securities then delivered to the Exterran board its oral opinion, which was subsequently confirmed by delivery of a written opinion dated January 23, 2022, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Wells Fargo Securities in preparing its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the Exterran stockholders. For a detailed discussion of Wells Fargo Securities’ opinion, see the section entitled “
Opinion of the Financial Advisor to Exterran — Opinion of Wells Fargo Securities, LLC
” beginning on page [    ]. Also at the meeting, representatives of King & Spalding reviewed with the board the final terms of the Merger Agreement and related transaction documents, as well as the board’s fiduciary duties in the context of the proposed transaction, as they had previously done.
Following these discussions and the delivery of the presentations, and after careful review and discussion by the Exterran board, including consideration of the factors described below under the heading “
Recommendation of the Exterran Board; Exterran’s Reasons for the Merger
” beginning on page [    ], the Exterran board unanimously determined that the Merger Agreement and the transactions contemplated thereby were advisable and in the best interests of Exterran and its stockholders, and approved the Merger Agreement and the transactions contemplated thereby.
On the morning of January 24, 2022, Exterran and Enerflex executed and delivered the Merger Agreement. Contemporaneously with the execution of the Merger Agreement, all of the funds managed by Chai Trust that own Exterran common stock and all of the directors and officers of Exterran and directors and officers of Enerflex entered into voting support agreements, pursuant to which the supporting stockholders and shareholders, as applicable, agreed, subject to the terms and conditions of the voting support agreements, to vote their respective shares in favor of the transaction at the special meeting of the shareholders of Exterran and the special meeting of the shareholders of Enerflex, each to be called to consider the transaction. The transaction was announced before the market opened.
Recommendation of the Exterran Board; Exterran’s Reasons for the Transaction
The Exterran board, with the advice and assistance of its financial and legal advisors, negotiated, evaluated, and, at a meeting held on January 23, 2022, unanimously approved the Merger Agreement, the merger and the other transactions contemplated thereby. The Exterran board unanimously recommends that Exterran stockholders vote “
FOR
” the adoption of the Merger Agreement and the transactions contemplated thereby.
In reaching the decisions to approve the Merger Agreement and the transactions contemplated thereby and to recommend that the Exterran stockholders vote to adopt the Merger Agreement, the Exterran board consulted extensively with its financial and legal advisors and Exterran management, and considered a number of potential strategic alternatives to the proposed merger. After such discussions and considering such alternatives, the Exterran board unanimously determined the proposed merger to be in the best interests of Exterran and the Exterran stockholders. The Exterran board’s decision to approve the merger and the Merger Agreement and to recommend to the Exterran stockholders that they vote “
FOR
” the adoption of the Merger Agreement and the transactions contemplated thereby was based on a number of factors. These factors included, without limitation, the following (which are not necessarily presented in order of relative importance):
Strategic Rationale; Stockholder Value
The Exterran board considered a number of factors pertaining to the strategic rationale for the merger and the value to be received by the Exterran stockholders pursuant to the merger, including but not limited to the following:

•
The current, historical and projected financial condition and results of operations of Exterran on a standalone basis, including the risk-adjusted probabilities associated with achieving Exterran’s long-term strategic plan as a standalone company amid greater industry volatility as compared to the opportunity afforded to the Exterran stockholders via the merger consideration.

•
The Exterran board’s analysis of other potential strategic alternatives for Exterran, including continuing on as an independent company, monetizing Exterran’s water business, and the potential to acquire, be acquired or combine with other third parties.

•
The oral opinion of Wells Fargo Securities, Exterran’s financial advisor, delivered to the Exterran board, which was confirmed by delivery of a written opinion, dated as of January 23, 2022, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Wells Fargo Securities in preparing its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the Exterran stockholders, as more fully described below under the section entitled “
Opinion of the Financial Advisor to Exterran — Opinion of Wells Fargo Securities, LLC
” beginning on page [    ]. The full text of Wells Fargo Securities’ written opinion to the Exterran board, dated January 23, 2022, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Wells Fargo Securities in preparing its opinion, is attached to this proxy statement/prospectus as Annex B and is incorporated by reference herein in its entirety.

•
The fact that Wells Fargo Securities and King & Spalding were involved throughout the negotiations and updated the Exterran board directly and regularly, which provided the Exterran board with perspectives on the negotiation in addition to those of management.

•
The Exterran board’s expectation that the combined company will have the ability to leverage the increased scale of the resulting entity to make additional investments in innovation and technology to address competition and disruption in the oilfield and energy services industries and enhance customer offerings on a global basis.

•	The fact that Enerflex obtained committed financing to refinance or repay Exterran’s existing indebtedness and pay other expenses in connection with the transaction.

•
The Exterran board’s belief that Enerflex’s earnings and prospects, and the synergies potentially available in the proposed merger, which are estimated to be up to at least $40.0 million of annual run-rate
synergies within 12 to 18 months following the Closing, would create the opportunity for the combined company to have superior future earnings and prospects compared to Exterran’s earnings and prospects on a standalone basis.

•
The Exterran board’s belief that the pro forma profile of the combined company is expected to have sufficient liquidity and financial flexibility to execute on its strategy, and return capital to shareholders.

•
The Exterran board’s belief that the combined company will generate significant free cash flow, allowing the return of cash to the combined investor base through dividends, share repurchases and similar actions.

•
The Exterran board’s belief that the merger will combine complementary product lines, global presence and technology, create a premier integrated global provider of energy infrastructure with the ability to serve customers through strong positions in key business lines and have a fully integrated product and services platform.

•
The Exterran board’s belief that the merger will result in operational improvements, including margin improvement, personnel reorganization, real estate, corporate costs, research and development optimization and other administrative and organizational efficiencies.

•
The fact that Exterran stockholders as of immediately prior to the completion of the merger are expected to own approximately twenty-seven and one half percent (27.5%) of the issued and outstanding shares of the combined company immediately following the completion of the merger, and will have the opportunity to share in the future growth and expected synergies of the combined company while retaining the flexibility of selling all or a portion of those shares.

•	The historical and current market prices of Exterran common stock and Enerflex common shares.

•	The value to be received by the Exterran stockholders in the merger, including the fact that, as of January 21, 2022, the transaction value represented a premium of 18% to Exterran’s enterprise value.

•
The fact that the value to be received by the Exterran stockholders in the merger represented a premium of approximately 115% to the closing market price of Exterran on January 21, 2022 based on Enerflex’s closing market price on the same day, up from a premium of approximately 45% to the closing market price of Exterran on August 31, 2021 based on Enerflex’s closing market price on the same day.

•	The recommendation of Exterran management in favor of the transaction.
Terms of the Merger Agreement
The Exterran board considered the terms and conditions of the Merger Agreement, including but not limited to the following:

•
The fact that the exchange ratio is fixed, which the Exterran board believes is consistent with market practice for transactions of this type and with the strategic purpose of the transaction, and which also allows for the Exterran stockholders to potentially benefit from any increase in the trading price of Enerflex common shares between the announcement and completion of the merger.

•	The customary nature of the representations, warranties and covenants of Exterran and Enerflex in the Merger Agreement.

•
The flexibility permitted under the interim operating covenants which restrict the conduct of Exterran’s business prior to closing of the merger, and the fact that Enerflex is subject to certain restrictions on the conduct of its business prior to the closing of the merger.

•	The Exterran board’s belief that the terms of the Merger Agreement, taken as a whole, increase the degree of certainty that the merger will be completed, including the fact that:

•
There are limited circumstances in which the Enerflex board may terminate the Merger Agreement or change its recommendation that its shareholders approve the issuance of Enerflex common shares in connection with the merger;

•	Enerflex is required to use reasonable best efforts to obtain regulatory approvals, including agreeing to divestitures and remedies, unless (1) such divestiture or remedy would, in the good faith reasonable judgment of Enerflex, be reasonably expected to materially impair or diminish the benefits or advantages it expects to receive from the merger and the transactions contemplated by the Merger Agreement, or (2) such divestiture or remedy would have a material adverse effect on the business of (x) Enerflex and the Enerflex subsidiaries, taken as a whole, or (y) Exterran and the Exterran subsidiaries, taken as a whole;

•
Enerflex has agreed to pay a termination fee of $20.0 million to Exterran less any amounts required to be withheld or deducted on account of taxes, if Exterran terminates the Merger Agreement due to the Enerflex board making a change of recommendation or if Enerflex terminates the Merger Agreement to enter into a definitive agreement providing for a superior proposal;

•
Enerflex has agreed to pay a termination fee of $30.0 million to Exterran less any amounts required to be withheld or deducted on account of taxes, if Exterran terminates the Merger Agreement in connection with Enerflex’s failure to secure all, or any portion of, the debt financing to be funded at closing for any reason; and

•	The Merger Agreement contains no financing condition.

•
The corporate governance provisions of the Merger Agreement, including the provisions providing that the Enerflex board would include the representation of one Exterran designee, selected by Enerflex, and that Enerflex will take all actions necessary to cause the Exterran director to be renominated for election so that such director has the opportunity to remain on Enerflex’s board for at least one (1) year following the effective time.

•
The review of the Exterran board, with the assistance of Exterran’s advisors, of the terms and conditions of other recent comparable transactions, including the governance terms, premiums relative to share prices, consideration mix, credit ratings and leverage targets, and announced synergy targets, and its overall belief that the terms of the Merger Agreement were consistent with market practice and in the best interest of Exterran and the Exterran stockholders.

•
The fact that the Exterran board, subject to certain conditions and the potential payment of a termination fee of $10.0 million, less any amounts required to be withheld or deducted on account of taxes, has the right to change its recommendation in support of the merger in response to an intervening event, even if there is no competing or superior proposal, if the Exterran board determines that the failure to take such action would likely be inconsistent with its fiduciary duties.

•
The fact that the Exterran board has the right to terminate the Merger Agreement to enter into a definitive agreement related to a superior proposal, subject to giving Enerflex notice and an opportunity to propose changes to the Merger Agreement, and the payment of a termination fee of $10.0 million, less any amounts required to be withheld or deducted on account of taxes, in the event of actual termination. The fact that the Exterran board, after discussing this termination fee with its advisors, believed that such fee was consistent with market practice and would not preclude or deter a willing and financially capable third party, were one to exist, from making a superior proposal following the announcement of a transaction with Enerflex.

•	The expected qualification of the merger as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

•	Exterran’s ability to specifically enforce Enerflex’s obligations under the Merger Agreement, including Enerflex’s obligations to complete the merger.

Risks and Potentially Negative Factors
In addition to the above factors, the Exterran board also identified and considered a number of uncertainties, risks and other potentially negative factors in its consideration of the merger and the Merger Agreement, including without limitation:

•
The risks and costs to Exterran if the merger is not completed, including the diversion of management attention, potential employee attrition and the potential effect on Exterran’s business and relations with customers, suppliers and vendors.

•	The transaction costs to be incurred in connection with the merger.

•
The restrictions on the conduct of Exterran’s business prior to completion of the merger, which could delay or prevent Exterran from undertaking material strategic opportunities that might arise pending completion of the merger to the detriment of the Exterran stockholders.

•
The risk of not realizing all of the anticipated strategic and other benefits between Exterran and Enerflex, including, without limitation, the challenges of combining the businesses, operations and workforces of Exterran and Enerflex, the risk that expected operating efficiencies and cost savings may not be realized or will cost more to achieve than anticipated, and the risk that agreed upon divestitures or remedies required by antitrust authorities may decrease the anticipated strategic and other benefits of the merger to the combined company.

•
The fact that the merger consideration is all share consideration at a fixed number of Enerflex common shares, which could result in the Exterran stockholders being adversely affected by a decrease in the trading price of Enerflex common shares after the date of execution of the Merger Agreement.

•
The fact that, under the DGCL, because the merger consideration is in the form of a stock for stock exchange, no appraisal rights are available to the Exterran stockholders with respect to the merger or the other transactions contemplated by the Merger Agreement.

•
The fact that the Exterran directors and executive officers may have interests in the merger that are different from, or in addition to, those of the Exterran stockholders generally, including certain interests arising from the employment and compensation arrangements of Exterran’s executive officers, and the manner in which they would be affected by the merger.

•
The risk factors of the type and nature described under the sections entitled “
Risk Factors
” and “
Cautionary Statement Regarding Forward-Looking Statements
” beginning on pages [    ] and [    ], respectively.

The Exterran board weighed these positive and negative factors, realizing that future results are uncertain, including any future results considered or expected in the factors noted above. In addition, many of the nonfinancial factors considered were highly subjective. As a result, in view of the number and variety of factors they considered, the Exterran board did not consider it practicable and did not attempt to quantify or otherwise assign relative weights to the specific factors it considered. Rather, the Exterran board made its determination based on the totality of the information it considered. Individually, each director may have given greater or lesser weight to a particular factor or consideration.
The Exterran board believed that, overall, the potential benefits of the merger to Exterran and the Exterran stockholders outweighed the risks mentioned above.
In considering the recommendation of the Exterran board, you should be aware that certain directors and executive officers of Exterran may have interests in the merger that are different from, or in addition to, interests of the Exterran stockholders generally and may create potential conflicts of interest. The Exterran board was aware of these interests and considered them when evaluating and negotiating the Merger Agreement, the merger, and the other transactions contemplated by the Merger Agreement, and in recommending to the Exterran stockholders that they vote in favor of the Exterran merger proposal. See the section entitled “
Interests of Exterran’s Directors and Executive Officers in the Transaction
” beginning on page [    ].

The foregoing discussion of the information and factors considered by the Exterran board is forward-looking in nature. This information should be read in light of the factors described under the section entitled “
Cautionary Statement Regarding Forward-Looking Statements
” beginning on page [    ] of this joint proxy statement/prospectus.
Board of Directors and Management of Enerflex after the Transaction
Board of Directors
Under the Merger Agreement, Enerflex has agreed to designate and appoint one director of Exterran as of immediately prior to the effective time to serve as a director on the Enerflex board as of the effective date, until such director’s successor is elected and qualified or the earlier of such director’s death, resignation or removal; and so that the Enerflex board will consist of no more than twelve (12) directors following such appointment. Following the effective time, Enerflex will take all actions necessary to cause the Exterran director designated by Enerflex to be renominated for election so that such director has the opportunity to remain on Enerflex’s board for at least one (1) year following the effective time.
Management
Following the effective time, Enerflex will acquire control of Exterran, and the members of Enerflex’s executive management team following the effective time will remain the same unless communicated otherwise in due course.
Information about the current directors and senior management of Exterran can be found in the documents listed under the section entitled “
Where You Can Find Additional Information
” on page [    ]. Information about the current directors and senior management of Enerflex can be found under the section below entitled “
Management of Enerflex
.”
Enerflex’s Reasons for the Transaction
The Enerflex board, by resolutions unanimously adopted at a meeting duly called and held, has determined that the Merger Agreement and the transaction are in the best interests of Enerflex, recommends that the Enerflex shareholders vote to approve the Enerflex common share issuance in connection with the merger and has directed that the Merger Agreement and the consummation of the transaction be submitted to the Enerflex shareholders for their consideration.
In reaching the Enerflex recommendation, the Enerflex board considered and relied upon a number of factors, including, among others, the following:
Anticipated Benefits of the Transaction
The anticipated benefits from the transaction are derived from the financial and operational synergies to be realized as a combined entity. The all-share
combination, and the resulting entity upon completion, will continue to operate as Enerflex, with current Enerflex shareholders controlling approximately 72.5% and current Exterran stockholders controlling approximately 27.5% of the pro forma entity. The Enerflex board believes the strategic rationale for the transaction are as follows:

•	Creates a premier integrated global provider of energy infrastructure:

•	Highly complementary product lines, geographies, and asset bases provide enhanced scale, efficiencies, and expanded offerings for customers.

•	The pro forma geographic exposure will be well-balanced with approximately 25-35% of revenues from each of North America, the Middle East, and Latin America.

•	Accelerates Growth of Gross Margin from Recurring Segments:

•	Combination significantly accelerates the generation of predictable, recurring gross margin from energy infrastructure and after-market services platforms.

•	Over 70% of the combined entity’s gross margin will derive from recurring sources, strengthening its margin profile and reducing market cyclicality.

•	Offers Improved Operational Efficiencies:

•	Expect to realize at least US$40 million of annual run-rate synergies within 12 to 18 months after closing through overhead savings and operating efficiencies.

•	Accretive to Shareholders:

•
Expected to approximately double Adjusted EBITDA and be over 50% accretive to cash flow per share and approximately 50% accretive to earnings per share (subject to purchase price allocation to be determined upon closing), for Enerflex shareholders.

•	Enhanced scale with pro forma 2023 Adjusted EBITDA of US$360 million to US$400 million, inclusive of synergies.

•	Meaningful excess free cash flow beginning in 2023 that supports debt reduction, shareholder returns, and continued growth.

•	After closing, Enerflex expects to maintain its quarterly dividend of C$0.025 per common share.

•	Transaction Benefits From a Long-Term, Stable Capital Structure:

•	The combined entity will benefit from a capital structure that provides ample liquidity.

•
In conjunction with the transaction, Enerflex has entered into a binding agreement with the Royal Bank of Canada to provide Enerflex with a fully committed financing consisting of a US$700 million
3-year
revolving credit facility and a US$925 million
5-year
bridge loan facility. The bridge loan will provide financing to backstop an anticipated issuance of new debt securities prior to closing of the transaction. The committed financing is sufficient to fully repay existing Enerflex and Exterran notes and revolving credit facilities and support putting in place a new capital structure, provide for capital expenditures and other ordinary course capital needs, and provide significant liquidity for the pro forma business.

•	The new revolving credit facility will be subject to a bank-adjusted total net debt to EBITDA covenant of 4.5x, stepping down to 4.0x by the fourth quarter of 2023.

•	Enerflex targets a bank-adjusted net debt to EBITDA ratio of 2.5x—3.0x within 12 to 18 months after closing.

•
Following capital project commitments in 2022, the combined entity’s capital allocation in 2023 onwards will prioritize: (i) balance sheet strength; (ii) sustainable shareholder returns; and (iii) disciplined growth focused on full-cycle earnings.

•	Commitment to Sustainability:

•	Aligns strong cultures emphasizing the health and safety of our global workforce and corporate citizenship.

•
Global coverage enhances the ability to deliver sustainable natural gas, water, and energy transition solutions, including carbon capture utilization and sequestration, biofuels (including renewable natural gas), produced water reuse and recycling, and electrification.

Consideration of Alternatives
The Enerflex board carefully considered current industry, economic and market conditions and outlooks, including prevailing commodity prices and their expectations of the future prospects of the businesses in which

Enerflex and Exterran operate, as well as the impact of the transaction on affected shareholders. In light of the risks and potential benefits associated with Enerflex continuing to execute its business and strategic plan as a standalone entity, as opposed to the transaction or other potential transactions which may offer increased shareholder value, the Enerflex board determined that the combined company would be better positioned to pursue a value maximizing strategy as a result of the anticipated benefits of the transaction.
Proven Leadership Team
Executive management of Enerflex following the completion of the transaction will continue to be led by current Enerflex management including Marc Rossiter, as Chief Executive Officer, and Sanjay Bishnoi, as Chief Financial Officer. One Exterran director will also be appointed to the combined company’s board of directors at closing.
Supporting Exterran Shareholder Support
Chai Trust and all of Exterran’s directors and executive officers have entered into voting agreements with Enerflex pursuant to which they have agreed to vote their respective shares in favor of the transaction at the meeting of Exterran shareholders.
Tax Considerations
The transaction is not expected to result in a taxable event for Enerflex’s shareholders.
Termination Protections
The Merger Agreement contains adequate termination protections, including:

•
The fact that the Exterran has agreed to pay a termination fee of $10.0 million to Enerflex less any amounts required to be withheld or deducted on account of taxes, if Enerflex terminates the Merger Agreement due to the Exterran board making a change of recommendation or if Exterran terminates the Merger Agreement to enter into a definitive agreement providing for a superior proposal.

•
The fact that the Enerflex board has the right to terminate the Merger Agreement to enter into a definitive agreement related to a superior proposal, subject to giving Exterran notice and an opportunity to propose changes to the Merger Agreement, and the payment of a termination fee of $20.0 million, less any amounts required to be withheld or deducted on account of taxes, in the event of actual termination.

•
The fact that the Enerflex board, subject to certain conditions and the potential payment of a termination fee of $20.0 million, less any amounts required to be withheld or deducted on account of taxes, has the right to change its recommendation in support of the merger in response to an intervening event, even if there is no competing or superior proposal, if the Enerflex board determines that the failure to take such action would likely be inconsistent with its fiduciary duties.

The fact that the Merger Agreement may be terminated, subject to payment of a termination fee of $30.0 million to Exterran less any amounts required to be withheld or deducted on account of taxes, if Enerflex fails to secure all, or any portion of, the debt financing to be funded at closing for any reason.
After consideration of these factors, the Enerflex board determined that, overall, the potential benefits of the transaction outweighed the potential risks.
The foregoing discussion of factors considered by the Enerflex board is not intended to be exhaustive and may not include all the factors considered by the Enerflex board. In view of the wide variety of factors considered in connection with its evaluation of the transaction and the complexity of these matters, the Enerflex board did not attempt to quantify, rank or otherwise assign any relative or specific weights to the factors that it considered in reaching its determination to approve the Merger Agreement. In addition, individual members of the Enerflex board may have given differing weights to different factors. The Enerflex board conducted an overall review of the factors described above and other material factors, including through discussions with, and inquiry of, Enerflex’s management and outside legal and financial advisors.
The foregoing description of Enerflex’s consideration of the factors supporting the transaction is forward-looking in nature. This information should be read in light of the factors discussed in the section entitled “
Cautionary Statement Regarding Forward-Looking Statements
,” on page [    ].
Opinion of the Financial Advisor to Exterran
– Opinion of Wells Fargo Securities, LLC
Pursuant to an engagement letter dated September 28, 2021, Exterran retained Wells Fargo Securities as the financial advisor to Exterran in connection with a review of the potential transaction with Enerflex.
On January 23, 2022, Wells Fargo Securities rendered its oral opinion to the Exterran board, which was subsequently confirmed in writing by delivery of Wells Fargo Securities’ written opinion dated the same date, that, as of January 23, 2022, the exchange ratio in the proposed merger was fair, from a financial point of view, to the Exterran stockholders.
Wells Fargo Securities’ opinion was for the information and use of the Exterran board (in its capacity as such) in connection with its evaluation of the proposed merger. Wells Fargo Securities’ opinion only addressed the fairness, from a financial point of view, to the Exterran stockholders, of the exchange ratio in the proposed merger and did not address any other aspect or implication of the proposed merger. The summary of Wells Fargo Securities’ opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as
Annex
 B
to this proxy statement/prospectus and sets forth the procedures followed, assumptions made, matters considered and limitations and qualifications on the review undertaken by Wells Fargo Securities in connection with the preparation of its opinion. However, neither Wells Fargo Securities’ written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus is intended to be, and they do not constitute, advice or a recommendation to the Exterran board or any holder of Exterran common stock as to how such holder should vote or act on any matter relating to the proposed merger.
In arriving at its opinion, Wells Fargo Securities, among other things:

•	reviewed a draft, dated January 21, 2022, of the Merger Agreement;

•	reviewed certain publicly available business and financial information relating to Exterran and Enerflex and the industries in which they operate;

•
compared the financial and operating performance of Exterran and Enerflex with publicly available information concerning certain other companies Wells Fargo Securities deemed relevant, and compared current and historic market prices of Exterran common stock and the Enerflex common shares with similar data for such other companies;

•	compared the proposed financial terms of the proposed merger with the publicly available financial terms of certain other business combinations that Wells Fargo Securities deemed relevant;

•	reviewed certain prospective financial information, prepared by the managements of Exterran and Enerflex, respectively;

•
reviewed certain estimates prepared by the management of Exterran and Enerflex as to the potential cost savings and synergies expected by such management to be achieved as a result of the proposed merger (the “Synergies”);

•
discussed with the managements of Exterran and Enerflex certain aspects of the proposed merger, the business, financial condition and prospects of Exterran and Enerflex, respectively, the effect of the proposed merger on the business, financial condition and prospects of Exterran and Enerflex, respectively, and certain other matters that Wells Fargo Securities deemed relevant; and

•	considered such other financial analyses and investigations and such other information that Wells Fargo Securities deemed relevant.
In giving its opinion, Wells Fargo Securities assumed and relied upon the accuracy and completeness of all information that was publicly available or was furnished to or discussed with Wells Fargo Securities by Exterran or Enerflex or otherwise reviewed by Wells Fargo Securities. Wells Fargo Securities did not independently verify any such information, and pursuant to the terms of Wells Fargo Securities’ engagement by Exterran, Wells Fargo Securities did not assume any obligation to undertake any such independent verification. In relying on the prospective financial information (including the Synergies), Wells Fargo Securities assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the future performance and financial condition of Exterran and Enerflex. Wells Fargo Securities expressed no view or opinion with respect to the prospective financial information or the Synergies or the assumptions upon which they are based. Wells Fargo Securities assumed that any representations and warranties made by Exterran and Enerflex in the Merger Agreement or in other agreements relating to the proposed merger will be true and accurate in all respects that are material to its analysis.
The prospective financial information furnished to Wells Fargo Securities was prepared by each company’s respective management, as discussed more fully under “
Certain Unaudited Prospective Financial Information
”, beginning on page [    ] of this proxy statement/prospectus. Exterran’s management also instructed Wells Fargo Securities to use two different sensitivities, the Status Quo Sensitivity and the Equity Issuance Sensitivity, as discussed more fully under “
Certain Unaudited Prospective Financial Information
” beginning on page [    ], and to weight each sensitivity equally, for purposes of Wells Fargo Securities selected public companies analysis and discounted cash flow analysis for Exterran, as described below under the sections “
Exterran Selected Public Companies Analysis
” and “
Exterran Discounted Cash Flow Analysis
”. Enerflex and Exterran do not publicly disclose internal management projections of the type provided to Wells Fargo Securities in connection with Wells Fargo Securities’ analysis of the proposed merger, and the prospective financial information was not prepared with a view toward public disclosure. The prospective financial information was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in the prospective financial information. For more information regarding the use of the prospective financial information, please refer to the section entitled “
Certain Unaudited Prospective Financial Information
” beginning on page [    ] of this proxy statement/prospectus.
For purposes of its analyses and opinion Wells Fargo Securities assumed that, for U.S. federal income tax purposes, the proposed merger will qualify as a “reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended. Wells Fargo Securities also assumed that the proposed merger will have the tax consequences described in discussions with, and materials provided to Wells Fargo Securities by, Exterran and its representatives. Wells Fargo Securities also assumed that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the proposed merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Exterran, Enerflex or the contemplated benefits of the proposed merger. Wells Fargo Securities also assumed that the proposed merger will be consummated in compliance with all applicable laws and regulations and in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any term, condition or agreement thereof that is material to its analyses or opinion and that the final form of the Merger Agreement would not differ from the draft reviewed by Wells Fargo Securities in any respect material to its analysis or opinion. In addition, Wells Fargo Securities did not make any independent evaluation, inspection or appraisal of the assets or liabilities (contingent or otherwise) of Exterran or Enerflex, nor was Wells Fargo Securities furnished with any such evaluations or appraisals. Wells Fargo Securities did not evaluate the solvency of Exterran or Enerflex under any state or federal laws relating to bankruptcy, insolvency or similar matters. Wells Fargo Securities further assumed that the final form of the Merger Agreement, when executed by the parties thereto, would conform to the draft reviewed by Wells Fargo Securities in all respects material to its analyses and opinion.
Wells Fargo Securities’ opinion only addressed the fairness, from a financial point of view, of the exchange ratio to the Exterran stockholders in the proposed merger, and Wells Fargo Securities expressed no opinion as to the fairness of any other consideration paid in connection with the proposed merger to the holders of any other class of securities, creditors or other constituencies of Exterran. Furthermore, Wells Fargo Securities expressed no opinion as to any other aspect or implication (financial or otherwise) of the proposed merger, or any other agreement, arrangement or understanding entered into in connection with the proposed merger or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received by or otherwise payable to any officers, directors or employees of any party to the proposed merger, or class of such persons, relative to the exchange ratio or otherwise. Furthermore, Wells Fargo Securities did not express any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, tax, environmental, executive compensation or other similar professional advice and has relied upon the assessments of Exterran and its advisors with respect to such advice.
Wells Fargo Securities’ opinion was necessarily based upon information made available to Wells Fargo Securities as of the date of its opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion. Wells Fargo Securities did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of its opinion, notwithstanding that any subsequent development may affect its opinion. Wells Fargo Securities’ opinion did not address the relative merits of the proposed merger as compared to any alternative transactions or strategies that might have been available to Exterran, nor did it address the underlying business decision of the Exterran board or Exterran to proceed with or effect the proposed merger. Wells Fargo Securities did not express any opinion as to the price at which the Exterran common stock or the Enerflex common shares may be traded at any time.
Financial Analyses
In preparing its opinion to the Exterran board, Wells Fargo Securities performed a variety of analyses, including those described below. The summary of Wells Fargo Securities’ analyses is not a complete description of the analyses underlying Wells Fargo Securities’ opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Wells Fargo Securities’ opinion nor its underlying analyses is readily susceptible to summary description. Wells Fargo Securities arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. Accordingly, Wells Fargo Securities believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Wells Fargo Securities’ analyses and opinion.
In performing its analyses, Wells Fargo Securities considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. None of the selected transactions reviewed were identical to the proposed merger. Evaluation of the results of those analyses is not entirely mathematical. The financial analyses performed by Wells Fargo Securities were performed for analytical purposes only and are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of Exterran.
While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Wells Fargo Securities did not make separate or quantifiable judgments regarding individual analyses. Much of the information used in, and accordingly the results of, Wells Fargo Securities’ analyses are inherently subject to substantial uncertainty.
Wells Fargo Securities’ opinion was only one of many factors considered by the Exterran board in evaluating the proposed merger. Neither Wells Fargo Securities’ opinion nor its analyses were determinative of the exchange ratio or of the views of the Exterran board or Exterran management with respect to the proposed merger or the exchange ratio. The type and amount of consideration payable in the proposed merger were determined through negotiations between Exterran and Enerflex, and the decision to enter into the Merger Agreement was solely that of the Exterran board.
The following is a summary of the material financial analyses performed by Wells Fargo Securities in connection with the preparation of its opinion rendered to, and reviewed with, the Exterran board on January 23, 2022. The order of the analyses summarized below does not represent relative importance or weight given to those analyses by Wells Fargo Securities. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions made, procedures followed, matters considered and limitations and qualifications affecting, each analysis, could create an incomplete view of Wells Fargo Securities’ analyses.
The estimates of the future financial performance of the companies in the “Selected Public Companies Analysis” and the “Selected Precedent Transactions Analysis” listed below were based on public filings, including SEC, state regulatory and foreign filings, and research estimates for those companies and the estimates of the future financial performance of Exterran and Enerflex relied upon for the financial analyses described below were based on the prospective financial information.
Exterran Financial Analyses
Exterran Selected Public Companies Analysis
Wells Fargo Securities reviewed certain data for selected companies with publicly traded equity securities that Wells Fargo Securities deemed relevant. The selected companies were selected by Wells Fargo Securities because they were deemed by Wells Fargo Securities to be similar to Exterran in one or more respects, including, among other things, operations, product offerings, end markets and size.
Using publicly available information, Wells Fargo Securities calculated the multiple of each selected company’s total enterprise value as of January 21, 2022 to the consensus equity research analyst estimate for each selected company’s earnings before interest, taxes, depreciation and amortization for the year ending December 31, 2022 (“TEV/2022E EBITDA”).
The companies selected by Wells Fargo Securities were as follows:
Enerflex
Exterran
Taking into account the results of the selected companies analysis, Wells Fargo Securities applied multiple ranges of 3.7x to 5.2x to Exterran’s estimated EBITDA under the Exterran prospective financial information for the fiscal year ending December 31, 2022. At the direction of Exterran’s management, Wells Fargo Securities then applied the Status Quo Sensitivity and the Equity Issuance Sensitivity and weighted the Status Quo Sensitivity and the Equity Issuance Sensitivity equally for purposes of determining an implied per share equity value for Exterran common stock. The selected companies’ analysis indicated the following implied per share equity value reference range for Exterran common stock:

	Implied per Share Equity Value
	Low	High
TEV / 2022E EBITDA	$4.08	$9.49
The implied per share equity value reference range was then compared to the closing price per share of Exterran common stock of $3.00 on January 21, 2022, the trading day immediately preceding the date of the written opinion dated January 23, 2022.
Exterran Selected Precedent Transactions Analysis
Wells Fargo Securities reviewed, among other things, financial data relating to the selected transactions that Wells Fargo Securities considered generally relevant as recent transactions involving target companies which Wells Fargo Securities judged to be sufficiently analogous to Exterran’s business based on Wells Fargo Securities’ experience and familiarity with the industries in which Exterran operates.
The transactions selected by Wells Fargo Securities were as follows:

Announce Date	Target	Acquiror
December 18, 2017	Chicago Bridge & Iron Company N.V.	McDermott International
June 1, 2014	Axip Energy Services, LP (contact compression and processing business and after-market services business)	Enerflex Ltd.
None of the selected transactions reviewed were identical to the proposed merger. However, the selected transactions were chosen because certain aspects of the transactions, for purposes of Wells Fargo Securities’ analysis, may be considered similar to the proposed merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the transactions differently than they would affect the proposed merger.
Using publicly available information, Wells Fargo Securities calculated, for each of the selected transactions, the ratio of the target company’s enterprise value to such target company’s adjusted EBITDA for the twelve-month period prior to announcement of the applicable transaction (“LTM Adjusted EBITDA”).
Taking into account the results of the selected transactions analysis, Wells Fargo Securities applied multiple ranges of 5.9x to 7.5x to Exterran’s LTM Adjusted EBITDA, as provided by Exterran management. The selected transactions analysis indicated the following implied per share equity value reference range for Exterran common stock:

	Implied per Share Equity Value
	Low	High
Enterprise Value / LTM Adjusted EBITDA	$9.58	$16.38
The implied per share equity value reference range was then compared to the closing price per share of Exterran common stock of $3.00 on January 21, 2022, the trading day immediately preceding the date of the written opinion dated January 23, 2022.

Exterran Discounted Cash Flow Analysis
Wells Fargo Securities performed a discounted cash flow analysis for Exterran by calculating the estimated net present value (as of September 30, 2021) of the projected unlevered free cash flows of Exterran for the three months ending December 31, 2021 through the year ending December 31, 2025, based on the Exterran prospective financial information, which was discussed with, and approved by, the Exterran board for use by Wells Fargo Securities in connection with its financial analyses. Unlevered free cash flows were calculated as EBITDA less cash taxes, capital expenditures and increases in net working capital.
Wells Fargo Securities applied perpetuity growth rates ranging from 1.0% to 2.0%, based on publicly available information, and discount rates ranging from 13.5% to 14.5%. At the direction of Exterran’s management, Wells Fargo Securities then applied the Status Quo Sensitivity and the Equity Issuance Sensitivity and weighted the Status Quo Sensitivity and the Equity Issuance Sensitivity equally for purposes of determining an implied per share equity value for Exterran common stock. The discounted cash flow analysis indicated the following implied per share equity value reference range for Exterran common stock:

	Implied per Share Equity Value
	Low	High
Discounted Cash Flow Analysis	$7.23	$9.94
The implied per share equity value reference range was then compared to the closing price per share of Exterran common stock of $3.00 on January 21, 2022, the trading day immediately preceding the date of the written opinion dated January 23, 2022.
Enerflex Financial Analyses
Enerflex Selected Public Companies Analysis
Wells Fargo Securities reviewed certain data for selected companies with publicly traded equity securities that Wells Fargo Securities deemed relevant. The selected companies were selected by Wells Fargo Securities because they were deemed by Wells Fargo Securities to be similar to Enerflex in one or more respects, including, among other things, operations, product offerings, end markets and size.
Using publicly available information, Wells Fargo Securities calculated the multiple of each selected company’s total enterprise value as of January 21, 2022 to the consensus equity research analyst estimate for each selected company’s earnings before interest, taxes, depreciation and amortization for the year ending December 31, 2022.
The companies selected by Wells Fargo Securities were as follows:
Enerflex
Exterran
Taking into account the results of the selected companies analysis, Wells Fargo Securities applied multiple ranges of 3.7x to 5.2x to Enerflex’s estimated EBITDA for the fiscal year ending December 31, 2022. The selected companies analysis indicated the following implied per share equity value reference range for Enerflex common shares:

	Implied per Share Equity Value
	Low	High
TEV / 2022E EBITDA	$3.47	$5.83

The implied per share equity value reference range was then compared to the closing price per share of Enerflex common shares of $6.30 (converted from CAD to USD based on an exchange rate of 0.80) on January 21, 2022, the trading day immediately preceding the date of the written opinion dated January 23, 2022.
Enerflex Discounted Cash Flow Analysis
Wells Fargo Securities performed a discounted cash flow analysis for Enerflex by calculating the estimated net present value (as of September 30, 2021) of the projected unlevered free cash flows of Enerflex for the three months ending December 31, 2021 through the year ending December 31, 2025, based on the Enerflex prospective financial information. Unlevered free cash flows were calculated as EBITDA less cash taxes, capital expenditures and increases in net working capital.
Wells Fargo Securities applied perpetuity growth rates ranging from 1.0% to 2.0%, based on publicly available information, and discount rates ranging from 10.0% to 11.0%. The discounted cash flow analysis indicated the following implied per share equity value reference range for Enerflex common shares:

	Implied per Share Equity Value
	Low	High
Discounted Cash Flow Analysis	$7.64	$10.38
The implied per share equity value reference range was then compared to the closing price per share of Enerflex common shares of $6.30 (converted from CAD to USD based on an exchange rate of 0.80) on January 21, 2022, the trading day immediately preceding the date of the written opinion dated January 23, 2022.
Pro Forma Exchange Ratio Analysis
Wells Fargo Securities compared the results for Exterran to the results for Enerflex with respect to the Selected Public Companies analyses and the Discounted Cash Flow analyses described above. Wells Fargo Securities compared the highest equity value per share for Enerflex to the lowest equity value per share for Exterran to derive the lowest exchange ratio implied by each pair of results. Wells Fargo Securities also compared the lowest equity value per share for Enerflex to the highest equity value per share for Exterran to derive the highest exchange ratio implied by each pair of results. The ranges of implied exchange ratios resulting from this analysis were:

Implied Exchange Ratios
	Low	High
TEV / 2022E EBITDA	0.700x	2.737x
Discounted Cash Flow	0.696x	1.301x
The ranges of implied exchange ratios resulting from the foregoing analysis were compared to the exchange ratio of 1.021x.
Other Matters
Wells Fargo Securities is a trade name of Wells Fargo Securities, LLC, an investment banking subsidiary and affiliate of Wells Fargo & Company. Exterran retained Wells Fargo Securities as its financial advisor in connection with the proposed merger based on Wells Fargo Securities’ experience and reputation. Wells Fargo Securities is regularly engaged to provide investment banking and financial advisory services in connection with mergers and acquisitions, financings, and financial restructurings. Exterran has agreed to pay Wells Fargo Securities an aggregate fee currently estimated to be approximately $10 million, $1.5 million of which became payable to Wells Fargo Securities at the time the proposed merger was publicly announced on January 24, 2022, and the remainder of which is contingent and payable upon the consummation of the proposed merger. In addition, Exterran has agreed to reimburse Wells Fargo Securities for certain expenses and to indemnify Wells

Fargo Securities and certain related parties against certain liabilities and other items that may arise out of or relate to Wells Fargo Securities’ engagement. The issuance of Wells Fargo Securities’ opinion was approved by an authorized committee of Wells Fargo Securities.
Wells Fargo Securities and its affiliates provide a wide range of investment and commercial banking advice and services, including financial advisory services, securities underwritings and placements, securities sales and trading, brokerage advice and services, and commercial loans. During the two years preceding the date of Wells Fargo Securities’ written opinion, Wells Fargo Securities and its affiliates had no material investment or commercial banking relationships with Enerflex, and subsequent to the date of Wells Fargo Securities’ written opinion, Wells Fargo Securities or its affiliates committed to act as a lender to one of the credit facilities of Enerflex and its affiliates, for which Wells Fargo Securities and such affiliates expect to receive customary compensation, in the aggregate amount of approximately $315,000. During the two years preceding the date of Wells Fargo Securities’ written opinion, Wells Fargo Securities and its affiliates had investment or commercial banking relationships with Exterran, for which Wells Fargo Securities and such affiliates received customary compensation, in the aggregate amount of approximately $1 million. Such relationships have included acting as Exterran’s financial advisor in connection with Exterran’s strategic planning from the second half of 2019 through September 2021. Wells Fargo Securities and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of Exterran and Enerflex. In the ordinary course of business, Wells Fargo Securities and its affiliates may trade or otherwise effect transactions in the securities or other financial instruments (including bank loans or other obligations) of Exterran, Enerflex and certain of their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or financial instruments. Wells Fargo Securities and its affiliates have adopted policies and procedures designed to preserve the independence of their research and credit analysts whose views may differ from those of the members of the team of investment banking professionals involved in preparing Wells Fargo Securities’ opinion.
Certain Unaudited Prospective Financial Information
Exterran and Enerflex do not, as a matter of course, publicly disclose forecasts or internal projections as to their respective future performance, earnings or other results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates, other than, from time to time, estimated ranges of certain expected financial results and operational metrics for the current year and certain future years in their respective regular earnings press releases and other investor materials.
However, in connection with the merger, members of Exterran senior management prepared and approved for use certain unaudited prospective financial information which was provided to and used by Wells Fargo Securities for the purpose of performing financial analyses in connection with its fairness opinion, as described in this proxy statement/prospectus under “
Opinion of the Financial Advisor
to Exterran—Opinion of Wells Fargo
Securities, LLC
” beginning on page [__]. Such information, other than the Equity Issuance Sensitivity, was also provided to Enerflex. In addition, in the course of Exterran’s discussions with Enerflex leading up to the execution of the Merger Agreement, Enerflex provided Exterran with certain unaudited prospective financial information that was not publicly available. This unaudited prospective financial information relating to Enerflex was also used by Wells Fargo Securities for the purpose of performing financial analyses in connection with its fairness opinion, as described in this proxy statement/prospectus under “
Opinion of the Financial Advisor to Exterran—Opinion of Wells Fargo Securities, LLC” beginning on page [__].
We refer to this information relating to Exterran and Enerflex collectively as the “
prospective financial information
”.
A summary of certain significant elements of this prospective financial information is set forth below and is included in this proxy statement/prospectus solely for the purpose of providing Exterran stockholders access to certain nonpublic information made available to Exterran and Wells Fargo Securities for the purpose of performing Wells Fargo Securities’ financial analyses in connection with its fairness opinions.

Although, in the view of the members of Exterran senior management, the prospective financial information was prepared on a reasonable basis, Exterran does not endorse this prospective financial information as a reliable indication of future results. Furthermore, although presented with numeric specificity, the prospective financial information reflects numerous estimates and assumptions made by members of Exterran senior management or members of Enerflex senior management, as applicable, at the time such prospective financial information was prepared or approved for use and represents Exterran senior management’s or Enerflex senior management’s respective evaluation of expected future financial performance on a stand-alone basis, without reference to the merger.
The Exterran prospective financial information was based on numerous variables and assumptions made by Exterran management at the time prepared, including with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Exterran. In particular, the Exterran management team considered the following material estimates and hypothetical assumptions with respect to the development of the Exterran prospective financial information:

•	The Exterran prospective financial information focused on Exterran’s contracted backlog for both its contract operations and product sales business segments.

•
With respect to the assumptions regarding Exterran’s contract operations business, the Exterran prospective financial information includes two projects which are currently under construction and expected to commence operations in 2023. In addition to these two projects, Exterran assumed that the contracts operations business would continue to generate revenue and incur operating capital with respect to other projects in line with market projections and historic Exterran performance.

•
With respect to the assumptions regarding Exterran’s product sales business, the Exterran prospective financial information projects sales growth by probability weighting projects in Exterran’s near-term pipeline, taking into account growing demand for natural gas processing and treating equipment and produced water treatment equipment, and longer-term pipeline, taking into account market and customer based projections.

•
The Exterran prospective financial information assumes adjusted gross margin percentage expansion of over 800 bps in the product sales business between 2022 and 2025 attributable to new product development and improving mix of business.

•
The Exterran prospective financial information assumes aftermarket services growth of roughly 7% per year attributable to improving macro indicators for natural gas along with Exterran’s expectations for a growing product sales segment enhancing Exterran’s install base.

•
The Exterran prospective financial information assumes additional personnel and other costs required to support growth, with SG&A as a percentage of revenue holding in the mid-teens between 2022 and 2025.

The Enerflex prospective financial information was based on numerous variables and assumptions made by Enerflex management at the time prepared, including with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Enerflex. In particular, the Enerflex management team considered the following material estimates and hypothetical assumptions with respect to the development of the Enerflex prospective financial information:

•
The Enerflex prospective financial information focused on Enerflex’s contracted backlog for its Engineered Systems business segment as well as the contracted projects in its Asset Ownership business segment plus forecasted growth capital expenditures in the Asset Ownership business segment with investment returns and business performance will be similar to past experience.

•
With respect to the assumptions regarding Enerflex’s Asset Ownership business segment, the Enerflex prospective financial information includes one project that commenced operations in January 2022 and another project currently under construction with start up expected in late 2022. In addition to these two projects, Enerflex assumed that the Asset Ownership business segment would continue to generate revenue, incur operating expenses and invest future growth capital expenditures in line with market projections and historic Enerflex performance.

•
With respect to the assumptions regarding Enerflex’s Engineered Systems business segment, the Enerflex prospective financial information projects sales growth by probability weighting projects in Enerflex’s near-term pipeline, and over the longer-term takes into account growing demand for natural gas compression, processing and treating equipment due to expected growth in natural gas supply and demand per well-known industry consultants.

•
With respect to the assumptions regarding Enerflex’s After-Market Service business segment, the Enerflex prospective financial information assumes sales growth averaging 6.9% per year due to customers’ deferred maintenance in 2020 and 2021, improving macro indicators for natural gas, and Enerflex’s expectations for continued growth in the installed base of serviceable natural gas compression, processing, treating and reciprocating power generation equipment.

•
The Enerflex prospective financial information assumes gross margin percentages per business segment strengthen over the forecast period at a pace and magnitude similar to past business cycles. Aggregate gross margin in 2025 is expected to be 6.5% higher than 2022, reflecting Enerflex’s expectation of cyclical margin improvement over the forecast period toward levels in line with Enerflex’s historical experience. Additionally, it is assumed that the resultant outcome is that over 70% of the combined entity’s gross margin will be derived from recurring sources.

•
The Enerflex prospective financial information assumes additional personnel and other costs required to support growth, with selling, general, and administrative expenses (SG&A) expense increasing roughly 2% per year.

•
The Enerflex prospective financial information assumes the amount of annual capital expenditures are similar to average historical levels of capex investment, biased toward the earlier years of the forecast period due to greater visibility of our capital expenditure pipeline in the near-term. Investment returns and asset performance are expected to be similar to past experience.

In addition, since the prospective financial information covers multiple years, such information by its nature becomes subject to greater uncertainty with each successive year. These and the other estimates and assumptions underlying the prospective financial information involve judgments with respect to, among other things, economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which Exterran and Enerflex operate and the risks and uncertainties described under the sections entitled “
Risk Factors
” and “
Cautionary Statement Regarding Forward-Looking Statements
” beginning on pages [    ] and [    ], respectively, of this proxy statement/prospectus and in the reports that Exterran and Enerflex file with the SEC or SEDAR from time to time, all of which are difficult to predict and many of which are outside the control of Exterran and Enerflex and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions would prove to be accurate or that the projected results would be realized, and actual results could differ materially from those reflected in the prospective financial information, whether or not the merger is completed.
Further, these assumptions do not include all potential actions that members of senior management of Exterran or Enerflex could or might have taken during these time periods. The inclusion in this proxy statement/prospectus of the prospective financial information below should not be regarded as an indication that Exterran, Enerflex or their respective boards or financial advisors considered, or now consider, this prospective financial information to be material information to any Exterran stockholders, particularly in light of the inherent risks and uncertainties associated with such prospective financial information, or that it should be construed as financial guidance, and it should not be relied on as such.
This information was prepared solely for internal use and is subjective in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The prospective financial information is not fact and should not be relied upon as being necessarily indicative of actual future results. The prospective financial information also reflects numerous variables, expectations and assumptions available at the time it was prepared as to certain business decisions that are subject to change and does not take into account any circumstances or events occurring after the date they were prepared, including the transactions contemplated by the Merger Agreement or the possible financial and other effects on Exterran or Enerflex of the merger, and does not attempt to predict or suggest future results of the combined company or give effect to the merger, including the effect of negotiating or executing the Merger Agreement, the costs that may be incurred in connection with consummating the merger, the potential synergies that may be achieved by the combined company as a result of the merger (except as expressly set forth below under the section entitled “
Certain Estimated Synergies Attributable to the Merger
”), the effect on Exterran or Enerflex of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the Merger Agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the projections do not take into account the effect of any possible failure of the merger to occur. No assurances can be given that if the prospective financial information and the underlying assumptions had been prepared as of the date of this proxy statement/prospectus, similar assumptions would be used. In addition, the prospective financial information may not reflect the manner in which the combined company would operate after the merger.
The prospective financial information was not prepared for the purpose of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements or generally accepted accounting principles in the U.S. Neither Exterran’s or Enerflex’s independent registered public accounting firm, nor any other independent registered public accounting firm, have audited, reviewed, examined, compiled nor applied any procedures with respect to the prospective financial information and, accordingly, no such party has expressed any opinion or given any other form of assurance with respect thereto or its achievability and they assume no responsibility for the prospective financial information and disclaim any association with the prospective financial information. The reports of the independent registered public accounting firms incorporated by reference or included in this proxy statement/prospectus relate to the historical financial information of Exterran and Enerflex, respectively. Such reports do not extend to the prospective financial information and should not be read to do so. No independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to the prospective financial information and, accordingly, no independent registered public accounting firm has expressed any opinion or given any other form of assurance with respect thereto and no independent registered public accounting firm assumes any responsibility for the prospective financial information.
Exterran Prospective Financial Information
. The following Exterran prospective financial information used by Wells Fargo Securities, in performing its financial analyses with respect to Exterran on a stand-alone basis (except in the case of the Equity Issuance Sensitivity), was (i) provided by Exterran to Enerflex, and (ii) provided by members of Exterran senior management to Wells Fargo Securities and approved by the Exterran board for use by Wells Fargo Securities:
Summary of Exterran Prospective Financial Information
(in millions)

	Q4 2021E	2022E	2023E	2024E	2025E
Revenue	$209	$890	$891	$951	$1,045
EBITDA (1)	$46	$185	$212	$233	$259
Unlevered Free Cash Flow (2)	$18	$(173)	$122	$161	$164
Capital Expenditures	$17	$180	$60	$70	$75

(1)	EBITDA means earnings before interest, taxes, depreciation and amortization.
(2)	Unlevered Free Cash Flow means EBITDA minus cash taxes, capital expenditures and changes in working capital.

The Exterran prospective financial information set forth in the table above (which we refer to as the “Status Quo Sensitivity”) assumes no additional equity capital raised by Exterran. In connection with the Exterran board’s evaluation of the potential transaction with Enerflex, Exterran management also prepared a sensitivity analysis that assumed an equity raise of $100 million at a 40% discount to the current trading price of Exterran common stock as of January 21, 2022 but was otherwise identical to the Status Quo Sensitivity (which we refer to as the “Equity Issuance Sensitivity”). The prosective financial information set forth in the Revenue, EBITDA, Unlevered Free Cash Flow and Capital Expenditures rows above were identical as between the Status Quo Sensitivity and the Equity Issuance Sensitivity, and thus a single table is presented above. Exterran management directed Wells Fargo Securities to weight the Status Quo Sensitivity and the Equity Issuance Sensitivity equally for purposes of Wells Fargo Securities’ selected public companies analysis and discounted cash flow analysis. See “
Opinion of the Financial Advisor to Exterran—Opinion of Wells Fargo Securities, LLC
” beginning on page [    ] for additional information.
Enerflex Prospective Financial Information
. The following Enerflex prospective financial information used by Wells Fargo Securities in performing its financial analyses with respect to Enerflex on a stand-alone basis, was provided by Enerflex to Exterran, and provided by members of Exterran senior management to Wells Fargo Securities and approved by the Exterran board for use by Wells Fargo Securities:
Summary of Enerflex Prospective Financial Information*
(in millions)

	Q4 2021E	2022E	2023E	2024E	2025E
Revenue	$295	$1,160	$1,148	$1,242	$1,314
EBITDA (1)	$26	$149	$184	$238	$275
Unlevered Free Cash Flow (2)	$(5)	$(33)	$(13)	$58	$132
Capital Expenditures	$33	$200	$188	$132	$95

(1)	EBITDA means earnings before interest, taxes, depreciation and amortization.
(2)	Unlevered Free Cash Flow means EBITDA minus cash taxes, capital expenditures and changes in working capital.
*	Assumes C$ to US$ exchange rate of 0.80.
Certain Estimated Synergies Attributable to the Merger
Members of Exterran senior management and Enerflex senior management jointly developed and provided to their respective boards prospective financial information relating to the anticipated synergies to be realized by the combined company, and related costs of achieving such synergies, for the years 2022 through 2025 to result from the merger. Such prospective financial information, which we refer to in this “
Certain Estimated Synergies
Attributable to the Merger
” section as the “
synergies
,” was also provided by members of Exterran senior management to Wells Fargo Securities and approved by the Exterran board for use by Wells Fargo Securities for the purpose of performing financial analyses in connection with its fairness opinion, as described in this proxy statement/prospectus under “
Opinion of the Financial Advisor
to Exterran—Opinion of Wells Fargo Securities, LLC
” beginning on page [    ].
The synergies consisted of estimated annual
run-rate
synergies increasing to reach at least $40.0 million within 12 to 18 months following the Closing. The synergies assumed that the expected benefits of the merger would be realized, including that no restrictions, terms or other conditions would be imposed in connection with the receipt of any necessary governmental, regulatory or other approvals or consents in connection with the completion of the merger. In addition, the analysis for estimated annual run-rate
synergies assumed transaction fees, employee severance and stock-based compensation vesting costs totaling CAD $50.0 million. Financing costs assumed for the transaction additionally total CAD $79.4 million, of which CAD $35.0 million related to new financings and will be capitalized. The estimated annual
run-rate
synergies are expected to come primarily from cost savings in elimination of duplicative corporate structures, technology and infrastructure optimization and operational synergies. The estimated annual run-rate
synergies assumed a hypothetical
mid-year
2022 Closing.
See the section above entitled “
Certain Unaudited Prospective Financial Information
” beginning on page [    ] for further information regarding the uncertainties underlying the synergies as well as the sections entitled “
Risk Factors
” and “
Cautionary Statement Regarding Forward-Looking Statements
” beginning on pages [    ] and [    ], respectively, of this proxy statement/prospectus for further information regarding the uncertainties and factors associated with realizing the synergies in connection with the merger.
General
The prospective financial information was prepared separately using, in some cases, different assumptions, and the different estimates are not intended to be added together. Adding the prospective financial information together for the two companies is not intended to represent the results the combined company will achieve if the merger is completed and is not intended to represent forecasted financial information for the combined company if the merger is completed.
By including in this proxy statement/prospectus a summary of the prospective financial information, neither Exterran nor Enerflex nor any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of Exterran or Enerflex compared to the information contained in the prospective financial information. Neither Exterran or Enerflex nor, after completion of the merger, the combined company, undertakes any obligation to update or otherwise revise the prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent or unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions. None of Exterran, Enerflex or their respective representatives has made, makes or is authorized in the future to make any representation to any Exterran stockholder or Enerflex shareholder or any other person regarding Exterran’s or Enerflex’s ultimate performance compared to the information contained in the prospective financial information or that the results reflected in the prospective financial information will be achieved. The prospective financial information included above is being provided because it was made available to and used by Wells Fargo Securities, Exterran and the Exterran board in connection with the merger.
In light of the foregoing, and considering that the Exterran special meeting will be held several months after the prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, Exterran stockholders are cautioned not to place unwarranted reliance on such information, and are urged to review Exterran’s and Enerflex’s most recent SEC or SEDAR filings, as applicable, for a description of their reported financial results and the financial statements of Exterran or Enerflex incorporated by reference or included in this proxy statement/prospectus. See the section entitled “
Where You Can Find Additional Information
” on page [    ] for more information. The prospective financial information summarized in this section is not being included in this proxy statement/prospectus in order to induce any holder of Exterran common stock to vote in favor of the Exterran proposals or any other proposal to be voted on at the Exterran special meeting.
Listing of Enerflex Common Shares
It is a condition to the completion of the transaction that the Enerflex common shares issuable under the Merger Agreement are conditionally approved for listing on the NYSE or Nasdaq, subject to official notice of issuance, and the TSX, subject to customary listing requirements. Listing will be subject to Enerflex fulfilling all the listing requirements of the NYSE or Nasdaq and the TSX. There can be no assurance that the Enerflex common shares will be accepted for listing on the NYSE, Nasdaq or the TSX.

Delisting and Deregistration of Exterran Common Stock
If the transaction is completed, Exterran common stock will be delisted from the NYSE and deregistered under the U.S. Exchange Act, and Exterran will no longer be required to file periodic reports with the SEC with respect to Exterran common stock.
Exterran has agreed to cooperate with Enerflex and use its reasonable best efforts to take, or cause to be taken, all actions reasonably necessary, proper or advisable under applicable laws and rules and policies of the NYSE and the SEC to delist the Exterran common stock from the NYSE and to terminate its registration under the U.S. Exchange Act as promptly as practicable after the effective time.
Interests of Exterran’s Directors and Executive Officers in the Transaction
In considering the determination of the Exterran board to approve the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement, and to recommend that Exterran stockholders vote in favor of the merger, Exterran stockholders should be aware that executive officers and directors of Exterran may have interests in the merger that are different from, or in addition to, the interests of the Exterran stockholders. These interests may create potential conflicts of interest. The Exterran board was aware of these interests and considered them, among other matters, in approving the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement. These interests are discussed below.
Change of Control Agreements
Each executive officer of Exterran has entered into a change of control agreement. Under the change of control agreements, if an executive officer is terminated without “cause” or for “good reason” within 18 months following a change of control (which we refer to as a “qualifying termination”), the executive officer is entitled to two times the executive’s base salary (three times in the case of Andrew J. Way) and two times the executive’s target short term incentive bonus (three times in the case of Mr. Way), plus a pro-rated
short term incentive bonus for the year of termination and subsidized continuation of health coverage under Consolidated Omnibus Budget Reconciliation Act (which we refer to as “COBRA”) for a period of 18 months (24 months in the case of Mr. Way) following a qualifying termination of employment. The cash severance payments will be paid in a lump sum within 60 days following a qualifying termination of employment. An executive officer who experiences a qualifying termination of employment will also vest in any unvested Exterran equity awards as of the date the qualifying termination occurs. Enerflex has acknowledged that Mr. Way, Mr. Barta, Tara Wineinger and Kelly Battle will experience a qualifying termination as of the effective time.
For purposes of the change of control agreements, “cause” means a termination of an executive’s employment due to (a) the commission by executive of an act of fraud, embezzlement or willful breach of a fiduciary duty to Exterran or an affiliate (including the unauthorized disclosure of confidential or proprietary material information of Exterran or an affiliate), (b) a conviction of executive of (or a plea of nolo contendere
 to) a felony or a crime involving fraud, dishonesty or moral turpitude, (c) willful failure of executive to follow the written directions of Exterran’s board; (d) the willful failure of executive to render services to Exterran or an affiliate in accordance with executive’s employment arrangement, which failure amounts to a material neglect of executive’s duties to Exterran or an affiliate; or (e) executive’s use of alcohol or illicit drugs in the workplace or otherwise in a manner that has or may reasonably be expected to have a detrimental effect on executive’s performance, executive’s duties to Exterran, or the reputation of Exterran or any affiliate thereof.
For purposes of the change of control agreements, “good reason” means (a) a material diminution in executive’s duties or responsibilities; (b) a material reduction in executive’s base salary; (c) a material reduction in executive’s annual target short-term incentive as a percentage of base salary as in effect immediately prior to the change of control; (d) a material reduction in executive’s employee benefits (without regard to bonus compensation, if any) if such reduction results in executive receiving benefits which are, in the aggregate, materially less than the benefits received by other comparable employees of Exterran generally; or (e) the willful failure by Exterran to pay any compensation to executive when due.

Payments under the change of control agreement are conditioned upon the executive officer executing a general release in favor of Exterran. In addition, pursuant to the change of control agreements, any payments or benefits payable to the executive officer will be reduced to the extent that such payments or benefits would result in the imposition of excise taxes under Section 4999 of the Code, unless the executive officer would be better off on an after-tax
basis receiving all such payments or benefits. The change of control agreements also contain (i) a confidentiality covenant and
(ii) one-year
post-termination noncompetition and nonsolicitation covenants in favor of Exterran that apply if the executive officer incurs a qualifying termination.
Indemnification and Insurance
Pursuant to the terms of the Merger Agreement, Exterran’s directors and executive officers will be entitled to certain ongoing indemnification and coverage for a period of six years following the effective time under directors’ and officers’ liability insurance policies from the surviving corporation.
Treatment of Exterran Equity Awards
Exterran RSU Awards
Each award to Exterran’s executive officers and
non-employee
directors of restricted stock units in respect of shares of Exterran common stock, or, Exterran RSU award, that is outstanding as of immediately prior to the effective time will, at the effective time, be assumed by and remain at the surviving corporation and will be converted into an Enerflex restricted stock unit award in respect of that number of Enerflex common shares (rounded to the nearest whole share) equal to the product of (i) the number of shares of Exterran common stock subject to such Exterran RSU award immediately prior to the effective time multiplied by (ii) the exchange ratio. Except as otherwise provided in the Merger Agreement, each such Enerflex RSU award will be subject to the same terms and conditions (including settlement terms) as applied to the corresponding Exterran RSU award immediately prior to the effective time.
Exterran Performance Share Awards
Each award to Exterran’s executive officers of restricted stock units in respect of shares of Exterran common stock granted subject to performance targets, or, Exterran performance share award, that is outstanding as of immediately prior to the effective time will, at the effective time, be assumed by and remain at the surviving corporation and will be converted into an Enerflex RSU award in respect of that number of Enerflex common shares (rounded to the nearest whole share) equal to the product of (i) the number of shares of Exterran common stock subject to such Exterran performance share award immediately prior to the effective time multiplied by (ii) the exchange ratio. To the extent there is a performance period that is incomplete (or that is complete but for which performance is not determinable due to the unavailability of the required data for relative measures) as of the effective time, it will be determined as if performance had been achieved at the target level (
i.e
., 100%). After the effective time, each such Enerflex RSU award granted pursuant to the Merger Agreement will be scheduled to vest, subject to the holder’s continued service with the surviving corporation or its subsidiaries, on the last day of the originally scheduled performance period for the corresponding Exterran performance share award. Except as provided in the Merger Agreement, each such Enerflex RSU award will be subject to the same terms and conditions (including settlement terms) as applied to the corresponding Exterran performance share award immediately prior to the effective time.
Quantification of Payments.
Under the Exterran Corporation 2020 Stock Incentive Plan, Exterran awards assumed by Enerflex will continue to vest under their existing terms and will not be accelerated unless an executive officer is terminated without “cause” or for “good reason” within 18 months of the merger. For an estimate of the amounts that would be payable to each of Exterran’s named executive officers on settlement of their unvested Exterran equity awards, see the section entitled “
The Exterran Merger Proposal—Interests of Exterran’s Directors and Executive Officers in the Transaction—Golden Parachute Compensation
” on page [    ]. The estimated aggregate amount that would be payable to Exterran’s three executive officers who are not named executive officers in settlement of their unvested Exterran equity awards is $1,886,788. As of the date of this proxy statement/prospectus, none of Exterran’s non-employee
directors held unvested equity awards.
Employee Matters
From the effective time until December 31, 2022, Enerflex will or will cause the surviving corporation or one of its subsidiaries, as applicable, to provide to each employee of Exterran and its subsidiaries, for so long as such employee remains employed by Enerflex or its subsidiaries during such period with (i) at least the same annual base salary or wage rate provided to such employee by Exterran or the Exterran subsidiaries immediately prior to the effective time, (ii) the opportunity to earn at least the same economic value for the short term incentives provided to such employee by Exterran or the Exterran subsidiaries for the calendar year 2021, (iii) continuing medical, dental, vision, disability and life insurance benefits that are no less favorable than those provided under the Enerflex benefit plans for similarly situated employees of Enerflex or any of its subsidiaries, and (iv) the same severance and post-termination benefits that an Exterran continuing employee would have received for a termination of employment immediately prior to the effective time. Each Exterran continuing employee will retain all of such employee’s accrued but unpaid vacation, sick time or other paid time off as of the effective time, to be administered in accordance with the policies in effect when such vacation or other paid time off is used during 2022 by each such Exterran continuing employee. With respect to the continuing medical, dental, vision, disability and life insurance benefits under this section, Enerflex will cause the applicable Enerflex benefit plan to: (x) waive all pre-existing
conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such Exterran continuing employees, to the extent such pre-existing
conditions, exclusions or waiting periods were satisfied under the similar Exterran benefit plan in effect immediately before the effective time; and (y) provide each such Exterran continuing employee with credit for any co-payments
and deductibles paid (to the same extent such credit was given for the year under the similar Exterran benefit plan in effect immediately before the effective time) in satisfying any applicable deductible or out-of-pocket
requirements.
With respect to any Enerflex benefit plan, excluding any retiree health plans or programs maintained by Enerflex or any of its subsidiaries, if any, any defined benefit retirement plans or programs maintained by Enerflex or any of its subsidiaries, if any, and any equity compensation arrangements maintained by Enerflex or any of its subsidiaries, Enerflex will, or will cause the surviving corporation to, with respect to the continuing Exterran employees, credit all years of service of such individuals with Exterran or any of its subsidiaries as if such service were with Enerflex, for purposes of eligibility to participate (but not for purposes of vesting or benefit accrual, except for vacation, if applicable) for full or partial years of service in any applicable Enerflex benefit plan in which such Exterran continuing employees may be eligible to participate after the effective time; provided, that such service will not be credited to the extent that: (i) such crediting would result in a duplication of benefits; (ii) such service was not credited under the corresponding Exterran employee plan, or (iii) such crediting is not allowed by the terms of such Enerflex benefit plan.
Exterran will terminate the Exterran
non-qualified
deferred compensation plan effective no later than the day immediately prior to the closing date. Enerflex has its own 401(k) plan, therefore, effective as of no later than the day immediately prior to the closing date, Exterran will, if requested by Enerflex in its sole discretion, freeze and terminate Exterran’s 401(k) and Profit Sharing Plan with Fidelity Investments (which we refer to as the “Exterran 401(k) Plan”). Effective no later than the day immediately preceding the closing date, Exterran will terminate any employee plans maintained by Exterran or its subsidiaries that Enerflex has requested to be terminated by providing a written notice to Exterran at least five (5) days prior to the closing date, provided, that such Exterran employee plans can be terminated in accordance with their terms and applicable law. For greater certainty, the provisions of this section do not affect the Exterran equity awards.

Without limiting the foregoing, the provisions in the “Employee Matters” section under the Merger Agreement are solely for the benefit of the parties to the Merger Agreement, and no current or former director, executive officer, employee or consultant or any other person will be a third-party beneficiary of the Merger Agreement, and nothing in the Merger Agreement will prevent Enerflex, the surviving corporation or any of their affiliates from terminating the employment of any Exterran continuing employee.
Golden Parachute Compensation
Pursuant to Item 402(t) of Regulation
S-K,
the table below sets forth the amounts of payments and benefits that each of Exterran’s named executive officers would or may receive in connection with the transaction. The amounts reported below are based on various assumptions that may or may not actually occur or be accurate on the relevant date. For example, we have assumed, among other things, that: (1) the effective time is [    ], 2022, which is the assumed date of the closing solely for the purposes of disclosure in this section; (2) the employment of each of Exterran’s named executive officers is terminated without “cause” or due to the named executive officer’s resignation for “good reason” (each of which we refer to as a “qualifying termination”) in either case, immediately following the assumed effective time of [], 2022; (3) that the number of equity awards held by each named executive officer on [], 2022 is the same as the number of equity awards that will be held by each such named executive officer at the effective time, such that the equity values in the table below do not take into account any vesting or forfeitures that may occur between such date and the effective time; and (4) no reductions of any payments or benefits would be triggered pursuant to any excise tax provisions in any named executive officer’s applicable agreement.
The actual amounts payable to Exterran’s named executive officers will depend on whether the named executive officer experiences a qualifying termination, the date of termination (if any) and the terms of the plans or agreements in effect at such time, and accordingly may differ materially from the amounts set forth below. The amounts payable to Exterran’s named executive officers absent a qualifying termination are $0, except with respect to already beneficially owned shares as provided in “
Security Ownership of Certain Beneficial Owners and Management of Exterran
” on page [    ].
All benefits payable to Exterran’s named executive officers arise solely as a result of the closing and a qualifying termination and are considered “double trigger” benefits. The merger does not result in additional benefits to Exterran’s named executive officers absent a qualifying termination.

	Cash ($) (1)	Equity ($) (2)	Perquisites/ Benefits ($) (3)	Total ($)
Andrew James Way	5,795,625	7,290,172	40,420	13,126,218
David Alan Barta	1,743,750	1,552,032	21,686	3,317,468
Roger George	1,627,550	1,186,844	34,346	2,848,690

(1)
Cash.
Pursuant to change of control agreements with the named executive officers, upon a “double trigger” termination without “cause” or by the executive for “good reason,” each of the named executive officers is entitled to 24 months (and in the case of Mr. Way, 36 months) of base salary and two times their target annual incentive bonus (and in the case of Mr. Way, three times), plus a pro rata portion of their annual incentive bonus for the year of termination. All cash severance payments will be payable as a lump sum.

(2)
Equity
. The following table sets forth the value of unvested Exterran RSUs and unvested performance share awards (which we refer to as “PSUs”) subject to “double-trigger” acceleration under the change of control agreements. The tabular disclosure set forth above assumes a price of US$5.34 per Enerflex common share (the average per-share
closing price of Enerflex over the first five business days following January 24, 2022, determined pursuant to Item 402(t) of Regulation
S-K)
and a conversion of the underlying shares of Exterran to Enerflex common shares based on the exchange ratio of 1.021. All equity held by Exterran’s named executive officers was granted in connection with its regular executive officer new hire or annual compensation practices, including the grant of 2022 Exterran RSU awards, and Exterran has not provided any special grants or bonuses to any of the named executive officers. All equity awards will be settled in cash and not stock.

Named Executive Officer	Company RSUs (#)	Value of Company RSUs ($)	Company PSUs (at target) (#)	Value of Company PSUs ($)	Total Value of Exterran Equity Awards ($)
Andrew James Way	858,540	4,517,262	493,625	2,772,910	7,290,172
David Alan Barta	199,070	1,048,400	89,655	503,632	1,552,032
Roger George	152,230	801,716	68,559	385,127	1,186,844

(3)	Perquisites/ Benefits . Each named executive officer is entitled to 18 months (24 months for Mr. Way) of subsidized COBRA coverage following a qualifying termination.
The Enerflex Special Meeting and Shareholder Approval
Enerflex shareholders will be required to approve the issuance of such number of Enerflex common shares as is necessary under the Merger Agreement to issue the merger consideration. As described in the TSX listing application filed by Enerflex, based on the number of shares of Exterran common stock outstanding as of [                ], 2022, Enerflex anticipates up to an aggregate of [    ] Enerflex common shares to be issuable to Exterran stockholders under the terms of the Merger Agreement, which represents approximately 27.5% of the issued and outstanding Enerflex common shares as of [                ], 2022.
Accordingly, the TSX requires that the Enerflex common share issuance resolution receive the Enerflex shareholder approval (i.e., an ordinary resolution passed by a majority of the votes cast by holders of outstanding Enerflex common shares represented in person or by proxy and entitled to vote at the Enerflex special meeting). Despite the fact that Enerflex shareholders are being asked to approve the issuance of up to an aggregate of [                ] Enerflex common shares, based on the number of shares of Exterran common stock outstanding as of [                ], 2022, Enerflex expects that it would issue up to an aggregate of [                ] Enerflex common shares in the merger and is seeking Enerflex shareholder approval at the Enerflex special meeting for the issuance of up to an aggregate of [                ] additional Enerflex common shares to accommodate the effects of rounding and for other administrative purposes in accordance with the policies of the TSX.
At the close of business on [                ], 2022, there were approximately [                ] shares of Exterran common stock outstanding (including [                ] shares of Exterran common stock subject to outstanding Exterran equity awards). On this basis, up to an aggregate of [                ] Enerflex common shares may be issued or reserved for issuance under the Merger Agreement as merger consideration to holders of shares of Exterran common stock and holders of Exterran equity awards. Immediately following the merger, former Exterran stockholders are expected to own approximately 27.5% of the total outstanding Enerflex common shares.
The actual number of Enerflex common shares to be issued or reserved for issuance under the Merger Agreement will be determined immediately prior to the effective time based on the exchange ratio, the number of shares of Exterran common stock outstanding at such time and the number of Exterran equity awards outstanding at such time.
Enerflex will be holding the Enerflex special meeting for Enerflex shareholders to vote, pursuant to Section 611(c) of the TSX Company Manual, on the resolution to approve the issuance of the Enerflex common shares pursuant to the Merger Agreement and other matters to be considered by the Enerflex shareholders at such special meeting. Enerflex will separately prepare the management information circular in accordance with applicable Canadian securities and corporate laws and distribute such management information circular to the Exterran stockholders in connection with the Enerflex special meeting.
Accounting Treatment of the Transaction
In accordance with IFRS, the transaction will be accounted for as a business combination applying the acquisition method of accounting. Accordingly, the total purchase consideration paid by Enerflex in connection with the transaction will be allocated to Exterran’s net assets based on their fair values as of the closing of the transaction. Any excess of the total purchase consideration over the fair value of the identifiable assets acquired and liabilities assumed from Exterran at their respective net fair value of such assets and liabilities will be recorded as goodwill. The results of operations of Exterran will be included in Enerflex’s consolidated results of operations only for periods subsequent to the closing of the transaction.
The unaudited pro forma financial information presented in this proxy statement/prospectus has been derived from the audited historical financial statements of Enerflex and Exterran as of and for the fiscal years ended December 31, 2021. The unaudited pro forma statement of financial position as at December 31, 2021 presents the financial positions of Enerflex and Exterran giving pro forma effect to the transaction as if these events occurred on December 31, 2021. The unaudited pro forma statement of earnings for the year ended December 31, 2021 present the results of operations of Enerflex and Exterran giving pro forma effect to the transaction as if these events occurred on January 1, 2021.
Regulatory Approvals Required for the Transaction
As more fully described in this proxy statement/prospectus and in the Merger Agreement, and subject to the terms and conditions of the Merger Agreement, Exterran and Enerflex have agreed to promptly obtain all necessary actions or nonactions, authorizations, permits, waivers, consents, clearances, approvals and expirations or terminations of waiting periods and make all necessary registrations, notices, notifications, petitions, applications, reports and other filings and take all steps as may be necessary, proper or advisable to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any governmental entity.
Exterran and Enerflex are not currently aware of any material consents or other filings that are required prior to the combination of Enerflex and Exterran other than those described in this proxy statement/prospectus. Exterran and Enerflex made an appropriate and complete filing of a notification and report form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to as the “HSR Act”) with respect to the merger within ten (10) business days of the date of the Merger Agreement.
Each of Enerflex and Exterran has filed a Pre-Merger Notification and Report Form pursuant to the HSR Act with the Antitrust Division and the FTC and the HSR Act waiting period has expired. The expiration or early termination of any HSR Act waiting period would not preclude the Antitrust Division or the FTC from challenging the merger on antitrust grounds or from seeking to preliminarily or permanently enjoin the proposed merger. If the merger is not completed within 12 months after the expiration or early termination of the applicable HSR Act waiting period, Enerflex and Exterran will be required to submit a new Pre-Merger Notification and Report Form pursuant to the HSR Act to the Antitrust Division and the FTC, and a new HSR Act waiting period will have to expire or be terminated early before the merger could be completed. Enerflex has also filed the antitrust filings in Colombia and Nigeria and has received the unconditional approval from the Nigeria regulatory authority. The proposed merger was also notified to and cleared by the antitrust authorities in Colombia.
For more information see the sections of this proxy statement/prospectus entitled “
The Merger Agreement—Conditions that Must Be Satisfied or Waived for the Transaction to Occur
” and “
The Merger Agreement—Regulatory Filings and Efforts; Other Actions
,” on pages [    ] and [    ], respectively.
No Appraisal Rights
Because Exterran common stock will be listed on the NYSE as of the record date for the Exterran special meeting and Exterran stockholders are solely receiving Enerflex common shares (and such shares must be listed on NYSE or Nasdaq as a condition to the merger) and cash in lieu of fractions thereof as merger consideration in exchange for their Exterran common stock, no appraisal rights are available under Section 262 of the DGCL with respect to the merger or the other transactions contemplated by the Merger Agreement.

Litigation Relating to the Merger
Following announcement of the merger, four purported stockholders of Exterran filed substantially similar lawsuits under Section 14(a) and Section 20(a) of the Securities Exchange Act of 1934. One suit was filed in the U.S. District Court for the Southern District of New York. Two were filed in the U.S. District Court for the Eastern District of New York. The fourth suit was filed in the U.S. District Court for the Eastern District of Pennsylvania. The suits assert claims that Exterran made misleading or materially incomplete disclosures regarding the merger in the Form F-4 Registration Statement filed on March 18, 2022, including but not limited to claims that the Registration Statement omitted material information regarding the financial projections provided to Exterran’s financial advisor, the valuation analyses performed by Exterran’s financial advisor, and alleged conflicts of Exterran officers and directors with respect to the merger. The complaints generally name Exterran and its directors as defendants and seek declarative and injunctive relief, damages, costs, expenses, and other relief. Exterran and the Exterran board of directors believe the lawsuits are without merit and intend to vigorously defend against them. Additional lawsuits arising out of or relating to the Merger Agreement or the merger may be filed in the future.
Restrictions on Resales of Enerflex Common Shares Received in the Transaction
The Enerflex common shares to be issued in connection with the transaction will be registered under the U.S. Securities Act and will be freely transferable under the U.S. Securities Act and the U.S. Exchange Act, except for shares issued to any shareholder who may be deemed to be an “affiliate” of Enerflex for purposes of Rule 144 under the U.S. Securities Act. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control with Enerflex and may include the executive officers, directors and significant shareholders of Enerflex. This proxy statement/prospectus does not cover resale of Enerflex common shares received by any person at the effective time, and no person is authorized to make use of this proxy statement/prospectus in connection with any such resale.
The Enerflex common shares to be received by Exterran stockholders in connection with the transaction will not be legended and may be resold in Canada through registered dealers provided that (i) the trade is not a “control distribution” as defined in National
Instrument 45-102—
Resale of Securities
 of the Canadian Securities Administrators, (ii) no unusual effort is made to prepare the market or to create a demand for the Enerflex common shares, (iii) no extraordinary commission or consideration is paid to a person in respect of such sale, and (iv) if the selling security holder is an insider or officer of Enerflex, as the case may be, the selling security holder has no reasonable grounds to believe that Enerflex is in default of applicable Canadian securities law.
Exchange of Shares in the Merger
Upon completion of the merger, each issued and outstanding share of Exterran common stock, other than shares held by Exterran or owned by Enerflex, or any direct or indirect subsidiary of Exterran or Enerflex, will be converted into the right to receive 1.021 Enerflex common shares.
Prior to the effective time of the merger, Enerflex will appoint, with Exterran’s prior approval, an exchange agent to handle the exchange of shares of Exterran common stock for merger consideration. Prior to the effective time, Enerflex will, on behalf of merger sub, deposit or cause to be deposited with the exchange agent in trust for the benefit of holders of shares of Exterran common stock, evidence of Enerflex common shares in book-entry form representing the number of Enerflex common shares sufficient to deliver the aggregate merger consideration deliverable in respect of Exterran common stock.
Exterran stockholders will not receive any fractional Enerflex common shares in the merger. Instead, a stockholder of Exterran who otherwise would have received a fractional Enerflex common share will be entitled to receive, from the exchange agent appointed by Enerflex pursuant to the Merger Agreement, a cash payment without interest, rounded to the nearest cent, in lieu of such fractional share equal to the fractional share interest to which such stockholder would otherwise be entitled (after taking into account all shares of Exterran common stock exchanged by such stockholder and rounded to the nearest cent).

As soon as reasonably practicable after the effective time and not later than five business days following the effective time, Enerflex will cause the exchange agent to mail to each holder of record of shares of Exterran common stock whose shares were converted into the right to receive the merger consideration, a letter of transmittal with respect to book-entry shares (to the extent applicable) and certificates, and instructions for use in effecting the surrender of book-entry shares or certificates in exchange for the merger consideration.
On the surrender of certificates (or effective affidavits of loss in lieu of a certificate) or book-entry shares to the exchange agent, together with a duly completed and validly executed letter of transmittal, or, in the case of book- entry shares, receipt of an “agent’s message” by the exchange agent, and such other documents as may customarily be required by the exchange agent, the holder of such certificates (or effective affidavits of loss in lieu thereof) or book-entry shares will be entitled to receive in exchange the merger consideration, together with any fractional share cash amount and any dividends or other distributions payable with respect to such shares following the effective time. No interest will be paid or accrued on any amount payable on due surrender of certificates (or effective affidavits of loss in lieu thereof) or book-entry shares.
Enerflex, merger sub and their respective agents (including the exchange agent) are entitled to deduct and withhold any applicable taxes from any merger consideration that would otherwise be payable pursuant to the Merger Agreement.
After the effective time of the merger, Exterran will not register any transfer of the shares of the Exterran common stock.
Enerflex shareholders need not take any action with respect to their share certificates or other interest in Enerflex common shares.
Dividend Policy
The declaration of dividends is at the sole discretion of the Enerflex board and is considered quarterly. The current practice of Enerflex is to make quarterly dividend payments to Enerflex shareholders from its available cash, without impairing its growth potential. Enerflex may make additional dividends in excess of quarterly dividends during the year, as the Enerflex board may determine from time to time.
The amount and frequency of future cash dividends paid by Enerflex, if any, is subject to the discretion of the board of directors and may vary depending on a variety of factors and conditions existing from time to time, including, among other things, significant declines and volatility in commodity prices, demand for Enerflex products and services, restricted cash flows, capital expenditure requirements, debt service requirements, operating costs, foreign exchange rates, and the satisfaction of the liquidity and solvency tests imposed by applicable corporate law for the declaration and payment of dividends. Depending on these and various other factors, many of which are beyond the control of Enerflex, future cash dividends could be reduced or suspended entirely or made less frequently. The market value of the Enerflex common shares may deteriorate if cash dividends are reduced or suspended.
Debt Financing
As of December 31, 2021, Enerflex had total long-term debt of approximately C$[    ] (US$[    ] converted at the Bank of Canada exchange rate on December 31, 2021) and Exterran had total long-term debt of approximately US$572 million.
Pursuant to the commitment letter, RBC Capital Markets and various financial institutions have committed to provide a new US$700 million revolving credit facility to replace the existing Enerflex credit facility and an unsecured one-year bridge
loan facility in an aggregate principal amount of US$925 million to bridge the debt financing required to refinance the Exterran debt and to fund transaction fees and expenses associated with the transaction. This bridge loan will automatically convert to a four-year term loan after one year if not replaced by alternative debt securities. Enerflex expects to reduce the commitments and/or fully replace the bridge facility with an offering of debt securities before the closing of the transaction.
Material U.S. Federal Income Tax Consequences
The following discussion provides information based on present law of the material U.S. federal income tax consequences that may be relevant to (i) U.S. holders (as defined below) of Exterran common stock who exchange their shares of Exterran common stock for the merger consideration in connection with the transaction, and (ii) U.S. holders who hold and dispose of Enerflex common shares received in the transaction. This discussion is based upon the Code, Treasury Regulations, judicial decisions and published positions of the IRS, all as currently in effect, and all of which are subject to change or differing interpretations, possibly with retroactive effect, and any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth herein.
This discussion only addresses the material U.S. federal income tax considerations and it is not a complete description of all tax considerations that may be relevant to Exterran stockholders. It applies only to U.S. holders that hold their shares of Exterran common stock, and will hold the Enerflex common shares received in the transaction, as capital assets within the meaning of Section 1221(a) of the Code (generally, property held for investment) and that use the U.S. dollar as their functional currency. It does not describe all of the U.S. federal income tax considerations that may be relevant to Exterran stockholders in light of their particular circumstances, nor does it apply to holders subject to special rules under the U.S. federal income tax laws, such as, for example, banks or other financial institutions, insurance companies, tax-exempt entities
and organizations, dealers, traders in securities that elect to mark-to-market, regulated
investment companies, real estate investment trusts, partnerships and other pass-through entities
(including S-corporations) and
investors therein, U.S. expatriates, pension funds, individual retirement and other tax-deferred accounts,
“controlled foreign corporations,” “passive foreign investment companies,” “personal holding companies,” persons liable for the alternative minimum tax, persons required to accelerate the recognition of any item of gross income as a result of such income being recognized on an “applicable financial statement,” persons that directly, indirectly or constructively, own or at any time during the five-year period ending on the closing date, 5% or more of the total combined voting power or value of any class of Exterran stock or Enerflex common shares, excepted stockholders, persons who received their shares of Exterran common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement
plan, U.S. holders that hold their shares of Exterran common stock, or who will hold the Enerflex common shares, in connection with a permanent establishment or fixed base outside the U.S., or U.S. holders that hold their shares of Exterran common stock or Enerflex common shares as part of a hedge, straddle, conversion, constructive sale or other integrated or risk reduction financial transaction. This summary also does not address any considerations relating to U.S. federal taxes other than the income tax (such as estate or gift taxes), any U.S. state and local, or non-U.S. tax
laws or considerations, the Medicare tax on net investment income, any considerations with respect to any withholding required under the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations promulgated thereunder and any intergovernmental agreements entered in connection therewith and any laws, regulations or practices adopted in connection with any such agreement), or, except as expressly addressed below, any U.S. tax reporting requirements.
As used in this proxy statement/prospectus the term “U.S. holder” means a beneficial owner of Exterran common stock and a beneficial owner of Enerflex common shares received in the transaction, that is, for U.S. federal income tax purposes: (i) a citizen or individual resident of the U.S., (ii) a corporation, or other entity or arrangement taxable as a corporation, created or organized in or under the laws of the U.S., any state thereof or the District of Columbia, (iii) a trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person; or (iv) an estate the income of which is subject to U.S. federal income taxation regardless of its source.

The U.S. federal income tax treatment of a partner in a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) exchanging its shares of Exterran common stock for the merger consideration or holding or disposing of Enerflex common shares generally will depend on the status of the partner and the activities of the partnership. Partnerships and persons treated as partners in partnerships that hold shares of Exterran common stock should consult their own tax advisors regarding the specific U.S. federal income tax consequences to them of participating in the transaction and acquiring, owning and disposing of Enerflex common shares.
The following discussion is not intended to be, and should not be construed as, legal or tax advice with respect to any U.S. holder of U.S. federal income tax considerations relating to the transaction or to the ownership and disposition of Enerflex common shares. All Exterran stockholders should consult their own tax advisors as to the specific tax consequences to them of the transaction and of the ownership and disposition of Enerflex common shares, including with respect to reporting requirements and the applicability and effect of any U.S. federal, state, local, non-U.S. or
other tax laws in light of their particular circumstances.
U.S. Federal Income Tax Consequences
The Transaction
Enerflex and Exterran intend that the transaction will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that Section 367(a)(1) of the Code will not apply to cause the transaction to result in gain recognition by Exterran stockholders that exchange their shares of Exterran common stock for the merger consideration (other than any excepted stockholder). However, neither the obligation of Enerflex nor of Exterran to complete the transaction is conditioned upon the receipt of an opinion from counsel to the effect that the transaction will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that the transaction will not result in gain recognition under Section 367(a)(1) of the Code by Exterran stockholders (other than any excepted stockholder). Moreover, neither Enerflex nor Exterran intends to obtain a ruling from the IRS with respect to the tax consequences of the transaction. Consequently, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to any of the tax consequences described in this proxy statement/prospectus. In particular, if the transaction were to fail to qualify as a reorganization for U.S. federal income tax purposes, U.S. Exterran stockholders would be required to recognize gain or loss on their exchange of Exterran common stock for the merger consideration. If the transaction qualified as a reorganization but were to fail to satisfy the requirements for an exception to Section 367(a)(1) of the Code, U.S. holders would be required to recognize the full amount of any gain, but not loss, on their exchange of Exterran common stock for the merger consideration.
Tax Consequences to U.S. Exterran stockholders of the Transaction
Merger Consideration
Enerflex and Exterran intend, and will take the position, that the transaction will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that Section 367(a)(1) of the Code will not apply. If the transaction qualifies as a “reorganization,” a U.S. holder of Exterran common stock generally will not recognize gain or loss upon receipt of the merger consideration in exchange for Exterran common stock, except with respect to cash received in lieu of fractional Enerflex common shares (as described below). A U.S. holder will have an aggregate tax basis in the Enerflex common shares received in the transaction (including any fractional shares of Enerflex common shares deemed received and redeemed for cash, as described below) equal to the U.S. holder’s aggregate adjusted tax basis in the Exterran common stock surrendered in exchange therefor. The U.S. holder’s holding period for the shares of Enerflex common shares received in the transaction (including any fractional shares deemed received and redeemed for cash, as described below) will include the holding period of the shares of Exterran common stock surrendered in the transaction.

Under Section 367(a) of the Code and the Treasury Regulations thereunder, special rules may apply to a U.S. holder that actually or constructively owns 5% or more, by vote or value, of the issued and outstanding stock of Enerflex immediately after the completion of the transaction. Any such U.S. holder is urged to consult such U.S. holder’s own tax adviser regarding the U.S. federal income tax consequences of the transaction with regard to such U.S. holder’s particular circumstances, including with respect to the possibility of entering into a “gain recognition agreement” and otherwise complying with the requirements of that agreement and Treasury Regulations
Section 1.367(a)-8 for
avoiding the recognition of gain.
If the transaction were to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. holder of Exterran common stock would recognize gain or loss in an amount equal to the difference between the fair market value of the Enerflex common shares received (plus any cash received in lieu of fractional Enerflex common shares) by such U.S. holder in exchange for its shares of Exterran common stock in the transaction and such U.S. holder’s aggregate adjusted tax basis in its shares of Exterran common stock exchanged in the transaction. If the transaction qualified as a reorganization but were to fail to satisfy the requirements for an exception to Section 367(a)(1) of the Code, a U.S. holder of Exterran common stock would be required to recognize the full amount of any gain, but not loss, on its exchange of Exterran common stock for the merger consideration as described in the preceding sentence. If gain or loss is recognized, a U.S. holder would have a tax basis in the Enerflex common shares received in the transaction equal to the fair market value of the Enerflex common shares at the effective time and the holding period would begin on the next day. If a U.S. holder incurs, but does not recognize, a loss, the U.S. holder’s tax basis and holding period in the Enerflex common shares received in the transaction will be as the same as described above had the transaction qualified as a reorganization and Section 367(a) did not apply. Any gain or loss recognized will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective time, the U.S. holder’s holding period with respect to the surrendered shares of Exterran common stock exceeds one year.
A non-corporate U.S.
holder’s long-term capital gain may be taxed at lower rates. The deductibility of capital losses is subject to limitation.
U.S. holders who hold shares of Exterran common stock with differing tax bases and/or holding periods, which generally occurs when blocks of shares are purchased at different times or at different prices, should consult with their own tax advisors with respect to the particular U.S. federal income tax consequences of the transaction to them.
Cash Received in Lieu of Fractional Shares
The following discussion applies to a U.S. holder if the transaction qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and either Section 367(a)(1) of the Code does not apply or Section 367(a) does apply and such U.S. holder is not permitted to recognize a loss. Such a U.S. holder who receives cash in lieu of a fractional Enerflex common share in the transaction generally will be treated as having received such fractional share in the transaction and then as having received cash in exchange for such fractional Enerflex common share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional Enerflex common share and the U.S. holder’s aggregate tax basis in the fractional Enerflex common share as discussed above. Any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the holding period for the shares of Exterran common stock is more than one year on the closing date of the transaction.
A non-corporate U.S.
holder’s long-term capital gain may be taxed at lower rates. Deductions for capital losses are subject to limitations.
In some cases, if a U.S. holder owns Enerflex common shares actually or constructively after the transaction (other than the Enerflex common shares received in the transaction), the cash received in lieu of a fractional Enerflex common share could be treated as a dividend, in which case the U.S. holder may recognize dividend income up to the amount of cash received. Because the possibility of dividend treatment depends upon each U.S. holder’s specific circumstances, including the application of constructive ownership rules, each U.S. holder is urged to consult its tax advisor regarding the application of the foregoing rules to the U.S. holder’s specific circumstances.

U.S. Federal Income Taxation of U.S. Holders of Enerflex Common Shares
Passive Foreign Investment Exterran Considerations
Based on the composition of Enerflex’s current gross assets and income and the manner in which Enerflex expects to operate its business in future years, Enerflex believes, and the following discussion assumes, that Enerflex will not be classified as a passive foreign investment company (which we refer to as a “PFIC”) for U.S. federal income tax purposes for its current taxable year and Enerflex does not expect to be so classified in the foreseeable future. The tests to determine whether a company is a PFIC apply annually and a company’s status can change depending, among other things, on changes in the composition and relative value of its gross receipts and assets, changes in its operations and changes in the market value of its stock. Accordingly, there can be no assurance that Enerflex will not be a PFIC for its current or any future taxable year. If Enerflex were to be a PFIC for any taxable year during which a U.S. holder owned Enerflex common shares, such U.S. holder generally would be subject, in that taxable year and all subsequent taxable years (whether or not Enerflex continued to be a PFIC), to materially adverse U.S. federal income tax consequences, including that gain from a sale or other disposition of Enerflex common shares, as well as certain distributions on Enerflex common shares, would be subject to tax at the highest ordinary income tax rates and an interest charge and U.S. holders would be subject to additional information reporting requirements. U.S. holders should consult their own tax advisors as to the potential application of the PFIC rules.
Dividends
Subject to the preceding discussion of special rules applicable to PFICs, the gross amount of any distribution of cash with respect to Enerflex common shares will be included in a U.S. holder’s gross income as a dividend to the extent of Enerflex’s current and accumulated earnings and profits as determined under U.S. federal income tax laws. Enerflex does not expect to maintain calculations of earnings and profits for U.S. federal income tax purposes. Therefore, a U.S. holder should expect that any such distribution will generally be treated as a dividend from foreign sources when actually or constructively received. Dividends will not be eligible for the dividends-received deduction generally available to U.S. corporations. Dividends received from a “qualified foreign corporation” by eligible non-corporate U.S.
holders that satisfy a minimum holding period and certain other requirements generally will be taxed at the preferential rate applicable to qualified dividend income. Enerflex will be treated as a qualified foreign corporation if its shares are readily tradable on an established securities market in the United States or Enerflex qualifies for comprehensive benefits under the U.S.-Canada income tax treaty and Enerflex is not a PFIC for either the taxable year of distribution or prior taxable year. U.S. Treasury guidance indicates that shares listed on the NYSE will be considered readily tradable on an established securities market in the United States. There can be no assurance, however, that Enerflex common shares will be considered readily tradable on an established securities market in future years.
Dividends paid in a currency other than U.S. dollars will be included in income in a U.S. dollar amount based on the exchange rate in effect on the date the dividend is distributed, whether or not the currency is converted into U.S. dollars at that time. A U.S. holder’s tax basis in the non-U.S. currency
will equal the U.S. dollar amount included in income. Any gain or loss realized on a subsequent conversion or other disposition of the non-U.S. currency
for a different U.S. dollar amount generally will be U.S. source ordinary income or loss. If dividends paid in a currency other than U.S. dollars are converted into U.S. dollars on the day they are distributed, a U.S. holder generally will not be required to recognize foreign currency gain or loss in respect of the dividend income.
A U.S. holder must include any tax withheld from a dividend payment in this gross amount even though they do not in fact receive such withheld tax. Subject to certain limitations, Canadian tax withheld and paid over to Canada will be creditable or deductible against the U.S. holder’s U.S. federal income tax liability. Generally, an election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year. Special rules apply in determining the foreign tax credit limitation with respect to dividends that are subject to preferential tax rates for qualified dividend income. To the extent a refund of the tax withheld is available to a U.S. holder under Canadian law or under the U.S.-Canada income tax treaty, the amount of tax withheld that is refundable will not be eligible for credit against such U.S. holder’s U.S. federal income tax liability. The rules governing foreign tax credits are complex and U.S. holders are urged to consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances.
Sales or Other Dispositions of Enerflex Common Shares
Subject to the preceding discussion of special rules applicable to PFICs, a U.S. holder generally will recognize capital gain or loss on the sale or other disposition of Enerflex common shares in an amount equal to the difference between the U.S. dollar value of the amount realized and the U.S. holder’s adjusted tax basis in the Enerflex common shares disposed. Any gain or loss generally will be treated as arising from U.S. sources and will be long-term capital gain or loss if the U.S. holder’s holding period exceeds one year. Preferential tax rates may apply to long-term capital gains of non-corporate
U.S. holders (including individuals). Deductions for capital loss are subject to significant limitations.
Backup Withholding and Information Reporting
In general, information reporting requirements may apply to cash payments made to U.S. holders in connection with the transaction and in respect of Enerflex common shares, unless an exemption applies. Backup withholding may apply to amounts subject to information reporting if the applicable U.S. holder fails to provide an accurate taxpayer identification number, fails to report all interest and dividends required to be shown on its U.S. federal income tax returns or otherwise fails to establish an exemption from backup withholding. U.S. holders can claim a credit against their U.S. federal income tax liability for the amount of any backup withholding and a refund of any excess, provided that all required information is timely provided to the IRS. U.S. holders should consult their own tax advisors as to their qualification for exemption from backup withholding and the procedure for establishing an exemption.
Certain U.S. holders holding specified foreign financial assets with an aggregate value in excess of the applicable dollar thresholds are required to report information to the IRS relating to Enerflex common shares, subject to certain exceptions (including an exception for Enerflex common shares held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938 to their tax return, for each year in which they hold Enerflex common shares. Substantial penalties apply to any failure to file IRS Form 8938 unless the failure is shown to be due to reasonable cause and not willful neglect. Also, in the event a U.S. holder does not file IRS Form 8938 or fails to report a specified foreign financial asset that is required to be reported, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. holder for the related taxable year may not close before the date which is three years after the date on which the required information is filed. U.S. holders should consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of Enerflex common shares.
THE DISCUSSION ABOVE DOES NOT COVER SPECIFIC TAX MATTERS THAT MAY BE OF IMPORTANCE TO A PARTICULAR U.S. HOLDER. THE TAX CONSEQUENCES OF THE TRANSACTION AND OF HOLDING AND DISPOSING OF ENERFLEX COMMON SHARES WILL DEPEND ON A U.S. HOLDER’S SPECIFIC SITUATION. EACH U.S. HOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO IT OF THE TRANSACTION AND HOLDING AND DISPOSING OF ENERFLEX COMMON SHARES IN LIGHT OF THE U.S. HOLDER’S OWN CIRCUMSTANCES, AS WELL AS THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.
Certain Canadian Federal Income Tax Consequences
This summary is based on the description of the transaction set out in this proxy statement/prospectus, the current provisions of the Income Tax Act (Canada) (which we refer to as the “Canadian tax act”), relevant jurisprudence, and an understanding of the current administrative policies and assessing practices of the Canada Revenue

Agency (which we refer to as the “CRA”) published in writing and publicly available prior to the date hereof. This summary takes into account all specific proposals to amend the Canadian tax act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (which we refer to as the “proposed amendments”) and assumes that all proposed amendments will be enacted in the form proposed; however, no assurances can be given that the proposed amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, administrative or judicial action, nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.
This summary is of a general nature only and is not exhaustive of all possible Canadian federal income tax considerations applicable to the transaction, or to the holding or disposition of Enerflex common shares. The income and other tax consequences of acquiring, holding or disposing of securities will vary depending on a holder’s particular status and circumstances, including the country, province or territory in which the holder resides or carries on business. This summary is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder. No representations are made with respect to the income tax consequences to any particular holder. Holders resident or subject to taxation in a jurisdiction other than Canada should be aware that the transaction may have tax consequences both in Canada and in such other jurisdiction. Such consequences are not described herein. Holders should consult their own tax advisors with respect to the income tax consequences of the transaction in their particular circumstances, including the application and effect of the income and other tax laws of any applicable country, province, state or local tax authority.
Application
The following summary describes the principal Canadian federal income tax considerations generally applicable under the Canadian tax act to a beneficial owner of Exterran common stock who disposes, or is deemed to have disposed, of Exterran common stock pursuant to the transaction and who, for the purposes of the Canadian tax act and at all relevant times, (i) deals at arm’s length with and is not affiliated with Enerflex, merger sub or Exterran; and (ii) holds all Exterran common stock, and will hold all Enerflex common shares acquired pursuant to the transaction (which we refer to, collectively, in this portion of the summary as the “Securities”) as capital property (which we refer to in this portion of the summary as a “holder”). Generally, the Securities will be considered to be capital property to a holder for purposes of the Canadian tax act, provided that the holder does not use or hold those Securities in the course of carrying on a business and has not acquired such Securities in one or more transactions considered to be an adventure or concern in the nature of trade.
This summary is not applicable to a holder: (i) that is a “financial institution” for the purposes of the “mark-to-market property”
rules, (ii) that is a “specified financial institution,” (iii) an interest in which would be a “tax shelter investment,” (iv) that has elected to determine its “Canadian tax results” in a currency other than Canadian currency pursuant to the functional currency reporting rules, (v) that has entered or will enter into, in respect of any Securities, a “derivative forward agreement” or a “synthetic disposition arrangement,” (vi) that is a partnership, or (vii) in respect of which Exterran is a “foreign affiliate,” all within the meaning of the Canadian tax act. Any such holders should consult their own tax advisors with respect to the particular Canadian federal income tax consequences to them of the transaction and of the holding or disposition of Enerflex common shares.
Additional considerations, not discussed herein, may be applicable to a holder that is a corporation resident in Canada and is, or becomes, or does not deal at arm’s length for purposes of the Canadian tax act with a corporation resident in Canada that is or becomes, as part of a transaction or series of transactions or events that includes the acquisition of Enerflex common shares, controlled by a non-resident person,
or if no
single non-resident person
has or acquires control, by a group
of non-resident persons
not dealing with each other at arm’s length for purposes of the “foreign affiliate dumping” rules in section 212.3 of the Canadian tax act. Such holders should consult their own tax advisors.

This summary does not address issues relevant to Exterran stockholders who acquired their Exterran common stock on the exercise of an employee stock option or pursuant to another employee incentive award. Such holders should consult their own tax advisors.
Canadian Currency
For the purposes of the Canadian tax act, subject to certain exceptions (including where a taxpayer has made an election to compute its “Canadian tax results” in a currency other than Canadian currency), all amounts relating to the acquisition, holding or disposition of Exterran common stock and Enerflex common shares (including dividends, adjusted cost base and proceeds of disposition), as applicable, must be converted into Canadian dollars for the purposes of the Canadian tax act. Amounts denominated in a foreign currency must generally be converted into Canadian dollars using the exchange rate quoted by the Bank of Canada for the day on which the amount arose, or, if there is no such rate quoted for the particular day, the closest preceding day for which such a rate is quoted, in accordance with the Canadian tax act.
Holders Resident in Canada
The following portion of the summary is generally applicable to a holder who, at all relevant times and for purposes of the Canadian tax act and any applicable income tax treaty or convention, is or is deemed to be resident in Canada and is not exempt from tax under Part I of the Canadian tax act (which we refer to in this portion of the summary as a “Canadian resident holder”). A Canadian resident holder whose Enerflex common shares would not otherwise be capital property may be entitled to file an irrevocable election under subsection 39(4) of the Canadian tax act the effect of which may be to deem the Enerflex common shares (and all other “Canadian securities”, as defined in the Canadian tax act) owned by such Canadian resident holder in the taxation year in which the election is made and in all subsequent taxation years to be capital property. This election will not apply to any Exterran common stock held by such Canadian resident holder. A Canadian resident holder should consult their own tax advisors concerning this election.
Disposition of Exterran Common Stock
A Canadian resident holder that disposes of Exterran common stock in connection with the transaction will realize a capital gain (or capital loss) equal to the amount, if any, by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Canadian resident holder of its Exterran common stock, determined immediately before the disposition. The proceeds of disposition to the Canadian resident holder will be equal to the sum of the aggregate of the fair market value of the Enerflex common shares received on the disposition and any cash consideration received in lieu of a fractional Enerflex common share. For a description of the tax treatment of capital gains and capital losses, see the subsection entitled “
Taxation of Capital Gains and Capital Losses
,” on page [    ].
U.S. tax, if any, levied on any gain realized on a disposition of shares of Exterran common stock in connection with the transaction may be eligible for a foreign tax credit under the Canadian tax act to the extent and under the circumstances described in the Canadian tax act. Canadian resident holders should consult their own tax advisors with respect to the availability of a foreign tax credit, having regard to their particular circumstances.
The cost to a Canadian resident holder of Enerflex common shares received by that Canadian resident holder as a result of the transaction will be equal to their fair market value at the time they are acquired by such Canadian resident holder. For purposes of determining the adjusted cost base of Enerflex common shares, the cost of the Enerflex common shares acquired must be averaged with the adjusted cost base of all other Enerflex common shares held by the Canadian resident holder as capital property, subject to the detailed provisions of the Canadian tax act.

Dividends on Enerflex Common Shares (Post-Transaction)
A Canadian resident holder who is an individual (other than certain trusts) will be required to include in income any dividends received or deemed to be received on the Enerflex common shares, and will be subject to the gross-up and
dividend tax credit rules applicable to taxable dividends received from taxable Canadian corporations, including the enhanced gross-up and
dividend tax credit rules applicable to any dividends designated by Enerflex as “eligible dividends” as defined in the Canadian tax act. Although there can be no assurance that any dividend paid by Enerflex will be designated as an “eligible dividend,” Enerflex has posted notification on its website that, unless otherwise indicated, dividends on Enerflex common shares are designated as “eligible dividends” for purposes of the Canadian tax act. Dividends received or deemed to be received by an individual and certain trusts may give rise to a liability for minimum tax under the Canadian tax act.
Dividends received (or deemed to be received) on an Enerflex common share by a Canadian resident holder that is a corporation will be included in computing such Canadian resident holder’s income for the taxation year and will generally also be deductible in computing its taxable income for that taxation year, subject to certain limitations in the Canadian tax act.
A Canadian resident holder that is a “private corporation” or a “subject corporation,” each as defined in the Canadian tax act, may be liable to pay a refundable tax under Part IV of the Canadian tax act on dividends received, or deemed to be received, on an Enerflex common share to the extent such dividends are deductible in computing the Canadian resident holder’s taxable income. A Canadian resident holder of Enerflex common shares that is, throughout the year, a “Canadian-controlled private corporation,” as defined in the Canadian tax act, may be liable to pay a refundable tax on its “aggregate investment income,” which is defined to include dividends that are not deductible in computing taxable income.
In certain circumstances, all or a part of a dividend received (or deemed to be received) by a Canadian resident holder that is a corporation may be treated as proceeds of disposition or as a capital gain from the disposition of capital property and not as a dividend, pursuant to subsection 55(2) of the Canadian tax act. For a description of the tax treatment of capital gains and capital losses, see the subsection entitled “Taxation of Capital Gains and Capital Losses,” on page [●].
Canadian resident holders that are corporations should consult their own tax advisors regarding their particular circumstances.
Disposition of Enerflex Common Shares (Post-Transaction)
A Canadian resident holder who disposes or is deemed to dispose of an Enerflex common share after the transaction (other than on a tax-deferred
basis or a disposition to Enerflex that is not a sale in the open market in a manner in which shares would normally be purchased by any member of the public in an open market) will generally recognize a capital gain (or a capital loss) equal to the amount, if any, by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Canadian resident holder of such Enerflex common share, determined immediately before the disposition. For a description of the tax treatment of capital gains and capital losses, see the subsection entitled “
Taxation of Capital Gains and Capital Losses
” immediately below.
Taxation of Capital Gains and Capital Losses
Generally, one-half of
any capital gain realized by a Canadian resident holder in a taxation year will be included in computing the Canadian resident holder’s income in that taxation year as a taxable capital gain and one-half of
any capital loss realized in a taxation year (which we refer to as an “allowable capital loss”) must be deducted from the taxable capital gains realized by the Canadian resident holder in the same taxation year, in accordance with the rules contained in the Canadian tax act. Allowable capital losses in excess of taxable capital gains realized by a Canadian resident holder in a particular taxation year may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized by the Canadian resident holder in such taxation year, subject to and in accordance with the rules contained in the Canadian tax act.
The amount of any capital loss realized by a Canadian resident holder that is a corporation on the disposition of an Enerflex common share may be reduced by the amount of dividends received or deemed to be received by it on such share (or on a share for which the share has been substituted) to the extent and under the circumstances prescribed by the Canadian tax act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns shares, directly or indirectly through a partnership or a trust. Canadian resident holders to whom these rules may apply should consult their own tax advisors.
Capital gains realized by an individual and certain trusts may give rise to a liability for minimum tax under the Canadian tax act. A Canadian resident holder that is, throughout the year, a “Canadian-controlled private corporation,” as defined in the Canadian tax act, may be liable to pay a refundable tax on its “aggregate investment income,” which is defined to include taxable capital gains.
Eligibility for Investment
Based on the current provisions of the Canadian tax act and subject to the provisions of any particular plan, provided that the Enerflex common shares are listed on a “designated stock exchange,” within the meaning of the Canadian tax act (which currently includes the TSX, the NYSE and Nasdaq), or Enerflex is otherwise a “public corporation” (other than a “mortgage investment corporation”) for purposes of the Canadian tax act, the Enerflex common shares will be qualified investments under the Canadian tax act for a trust governed by a registered retirement savings plan (which we refer to as “RRSP”), a registered retirement income fund (which we refer to as “RRIF”), a registered disability savings plan (which we refer to as “RDSP”), a registered education savings plan (which we refer to as “RESP”), a tax-free savings
account (which we refer to as “TFSA”) or a deferred profit sharing plan, each as defined in the Canadian tax act.
Notwithstanding the foregoing, if the Enerflex common shares are “prohibited investments,” within the meaning of the Canadian tax act, for a particular RRSP, RRIF, RDSP, RESP or TFSA, the annuitant of the RRSP or RRIF, the holder of the TFSA or RDSP, or the subscriber of the RESP, as the case may be, will be subject to a penalty tax under the Canadian tax act. The Enerflex common shares will generally not be a “prohibited investment” for these purposes unless the annuitant under the RRSP or RRIF, the holder of the TFSA or RDSP, or the subscriber of the RESP, as applicable, (i) does not deal at arm’s length with Enerflex for purposes of the Canadian tax act, or (ii) has a “significant interest,” as defined in the Canadian tax act, in Enerflex. In addition, the Enerflex common shares will generally not be a “prohibited investment” if the Enerflex common shares are “excluded property” for purposes of the prohibited investment rules for an RRSP, RRIF, RDSP, RESP or TFSA. Annuitants under RRSPs or RRIFs, holders of TFSAs or RDSPs, and subscribers of RESPs should consult their own tax advisors as to whether the Enerflex common shares will be prohibited investments in their particular circumstances.
Holders Not Resident in Canada
The following portion of the summary is generally applicable to a holder who, at all relevant times and for purposes of the Canadian tax act, is not, and is not deemed to be, a resident of Canada and does not use or hold, and is not deemed to use or hold, Exterran common stock and will not use or hold, or be deemed to use or hold, Enerflex common shares in a business carried on in Canada (which we refer to in this portion of the summary as a “non-Canadian resident
holder”). This portion of the summary is not generally applicable to a non-Canadian resident
holder that is: (i) an insurer carrying on an insurance business in Canada and elsewhere or (ii) an “authorized foreign bank” (as defined in the Canadian tax act).

The following portion of the summary assumes that none of the Exterran common stock or Enerflex common shares will constitute “taxable Canadian property” to any particular non-Canadian resident
holder at any time. Generally, Exterran common stock or Enerflex common shares, as the case may be, will not constitute “taxable Canadian property” to a non-Canadian resident
holder at a particular time, provided that the applicable shares are listed at that time on a “designated stock exchange” (which currently includes the NYSE, Nasdaq and the TSX), unless at any particular time during the 60-month period
that ends at that time:

(i)
one or any combination of (a) the
non-Canadian
resident holder, (b) persons with whom the
non-Canadian
resident holder does not deal at arm’s length, and (c) partnerships in which the non-Canadian
resident holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships, owned 25% or more of the issued shares of any class or series of the capital stock of Exterran or Enerflex, as the case may be, and

(ii)
more than 50% of the fair market value of Exterran common stock or Enerflex common shares, as the case may be, was derived directly or indirectly from one or any combination of: (A) real or immovable properties situated in Canada, (B) “Canadian resource properties” (as defined in the Canadian tax act), (C) “timber resource properties” (as defined in the Canadian tax act), and (D) options in respect of, or interests in, any of the foregoing property whether or not the property exists.

In certain circumstances set out in the Canadian tax act, shares which are not otherwise “taxable Canadian property” may be deemed to be “taxable Canadian property.”
Disposition of Exterran Common Stock in Connection with the Transaction
A non-Canadian resident
holder will not be subject to tax under the Canadian tax act on any capital gain realized on a disposition of Exterran common stock in connection with the transaction unless the shares are “taxable Canadian property” to the non-Canadian resident
holder and the shares are not “treaty-protected property” of the non-Canadian resident
holder, each within the meaning of the Canadian tax act. Exterran common stock owned by a non-Canadian
resident holder generally will be “treaty-protected property” at the time of the disposition if the non-Canadian
resident holder’s gain from the disposition of such Exterran common stock would, because of an applicable income tax convention to which Canada is a signatory, be exempt from tax under the Tax Act. As shares of the capital stock of a U.S. corporation, the Exterran common stock will generally be “treaty protected property” for a non-Canadian
resident holder who is a resident of the United States for purposes of, and entitled to benefits under, the U.S.—Canada income tax treaty.
In the event that the Exterran common stock constitutes “taxable Canadian property” but not “treaty-protected property” to a particular non-Canadian
resident holder, the tax consequences as described above under “
Holders Resident in Canada — Disposition of Exterran Common Stock
” and “
Holders Resident in Canada —Taxation of Capital Gains and Capital Losses
” will generally apply. A
non-Canadian
resident holder who disposes of “taxable Canadian property” that is not “treaty-protected property” may have to file a Canadian income tax return for the year in which the disposition occurs.
Non-Canadian resident
holders whose Exterran common stock are “taxable Canadian property” should consult their own tax advisors for advice having regard to their particular circumstances, including whether their Exterran common stock constitute “treaty-protected property.”
Dividends on Enerflex Common Shares (Post-Transaction)
Dividends paid or credited, or deemed to be paid or credited, on Enerflex common shares to a non-Canadian
resident holder generally will be subject to Canadian withholding tax at a rate of 25% of the gross amount of the dividend, unless the rate is reduced under the provisions of an applicable income tax convention. For example, the rate of withholding tax under the U.S.-Canada income tax treaty applicable to a non-Canadian
resident holder

who is a resident of the United States for the purposes of such treaty, is the beneficial owner of the dividend and who is entitled to all of the benefits under such treaty, generally will be 15%. Enerflex will be required to withhold the required amount of withholding tax from the dividend, and remit it to the CRA for the account of the non-Canadian resident
holder.
Non-Canadian resident
holders who may be eligible for a reduced rate of withholding tax on dividends pursuant to an applicable income tax convention should consult their own tax advisors with respect to taking all appropriate steps in this regard.
Disposition of Enerflex Common Shares (Post-Transaction)
A non-Canadian
resident holder will not be subject to tax under the Canadian tax act on any capital gain realized on a disposition of Enerflex common shares, unless the shares are “taxable Canadian property” to the non-Canadian
resident holder and the shares are not “treaty-protected property” of the non-Canadian
resident holder, each within the meaning of the Canadian tax act. In the event that the Enerflex common shares constitute “taxable Canadian property” but not “treaty-protected property” to a particular non-Canadian
resident holder, the tax consequences as described above under “
Holders Resident in Canada — Disposition of Enerflex Common Shares (Post-Transaction)
” and “
Holders Resident in Canada —Taxation of Capital Gains and Capital Losses
” will generally apply. A
non-Canadian
resident holder who disposes of “taxable Canadian property” that is not “treaty-protected property” may have to file a Canadian income tax return for the year in which the disposition occurs.
Non-Canadian
resident holders whose Enerflex common shares are “taxable Canadian property” should consult their own tax advisors for advice regarding their particular circumstances, including whether their Enerflex common shares constitute “treaty-protected property.”

THE ADVISORY COMPENSATION PROPOSAL
Pursuant to Section 14A of the Exchange Act
and Rule 14a-21(c) thereunder,
Exterran is required to submit to
a non-binding, advisory
stockholder vote certain compensation that may be paid or become payable to Exterran’s named executive officers that is based on or otherwise relates to the transaction as disclosed in the section entitled “
Interests of Exterran’s Directors and Executive Officers in the Transaction
,” on page [    ]. The Exterran compensation proposal gives Exterran stockholders the opportunity to express their views on the merger-related compensation of Exterran’s named executive officers.
Accordingly, Exterran is asking Exterran stockholders to vote “
FOR
” the adoption of the following resolution, on
a non-binding, advisory
basis:
“RESOLVED, that the compensation that may be paid or become payable to Exterran’s named executive officers that is based on or otherwise relates to the transaction, as disclosed pursuant to Item 402(t)
of Regulation S-K under
the heading ‘
Interests of Exterran’s Directors and Executive Officers in the Transaction
’ including the associated narrative discussion and the agreements, plans, arrangements or understandings pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”
The vote on the Exterran compensation proposal is a vote separate and apart from the vote to adopt the Merger Agreement. Accordingly, if you are an Exterran stockholder, you may vote to approve the Exterran merger proposal, and vote not to approve the Exterran compensation proposal, and vice versa. The vote on the Exterran compensation proposal is advisory and non-binding. As
a result, if the transaction is completed, the merger-related compensation may be paid to Exterran’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if Exterran stockholders do not approve the Exterran compensation proposal.
The Exterran board unanimously recommends a vote “FOR” the Exterran compensation proposal.
Assuming a quorum is present at the Exterran special meeting, approval of the Exterran compensation proposal requires the affirmative vote of at least a majority of the votes cast affirmatively or negatively on the Exterran compensation proposal. Accordingly, assuming a quorum is present, the failure to return or submit your proxy or to attend the Exterran special meeting will have no effect on the Exterran compensation proposal. The failure of any shares present or represented by proxy at the Exterran special meeting to vote affirmatively or negatively on the Exterran compensation proposal will have no effect on such proposal.
IF YOU ARE AN EXTERRAN STOCKHOLDER, THE EXTERRAN BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE EXTERRAN COMPENSATION PROPOSAL (PROPOSAL 2).

THE EXTERRAN ADJOURNMENT PROPOSAL
The chairperson of the Exterran special meeting in his or her capacity as such has the authority to adjourn such meeting in accordance with Exterran’s bylaws. In addition, Exterran is asking its stockholders to authorize the holder of any proxy solicited by the Exterran board to vote in favor of an adjournment of the Exterran special meeting from time to time in order to solicit additional proxies in favor of the Exterran merger proposal if there are insufficient votes at the time of such adjournment to approve the Exterran merger proposal, to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to Exterran stockholders, or if otherwise determined by the chairperson of the meeting to be necessary or appropriate.
The Exterran board unanimously recommends that Exterran stockholders vote “FOR” the Exterran adjournment proposal.
Assuming a quorum is present at the Exterran special meeting, approval of the Exterran adjournment proposal requires the affirmative vote of at least a majority of the votes cast affirmatively or negatively on the Exterran adjournment proposal. If a quorum is not present, the Exterran adjournment proposal requires the approval of the stockholders present at the Exterran special meeting, by the affirmative vote of the holders of a majority in voting power thereof; provided that the chairperson of the Exterran special meeting may also adjourn such meeting in accordance with Exterran’s bylaws. Accordingly, whether or not a quorum is present, the failure to return or submit your proxy or to attend the Exterran special meeting will have no effect on the Exterran adjournment proposal. Assuming a quorum is present, the failure of any shares present or represented by proxy at the Exterran special meeting to vote affirmatively or negatively on the Exterran adjournment proposal will have no effect on such proposal. However, assuming a quorum is not present, the failure of any shares present or represented by proxy at the Exterran special meeting to vote affirmatively on the Exterran adjournment proposal will be treated as a vote “
AGAINST
” such proposal.
IF YOU ARE AN EXTERRAN STOCKHOLDER, THE EXTERRAN BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE EXTERRAN ADJOURNMENT PROPOSAL (PROPOSAL 3).

INFORMATION ABOUT THE COMPANIES
Enerflex Ltd.
Suite 904, 1331 Macleod Trail S.E.
Calgary, Alberta, Canada, T2G 0K3
(403)
387-6377
Enerflex is a single-source supplier of natural gas compression, oil and gas processing, refrigeration systems, energy transition solutions, and electric power generation equipment – plus related in-house
engineering and mechanical services expertise. Enerflex’s broad in-house
resources provide the capability to engineer, design, manufacture, construct, commission, service, and operate hydrocarbon and other gas handling systems. Enerflex’s expertise encompasses field production facilities, compression and natural gas processing plants, gas lift compression, refrigeration systems, energy transition solutions, and electric power solutions serving the natural gas production industry.
Headquartered in Calgary, Alberta, Canada, Enerflex has approximately 2,100 employees worldwide. Enerflex, its subsidiaries, interests in associates, and joint operations operate in Canada, the United States of America, Argentina, Bolivia, Brazil, Colombia, Mexico, the United Kingdom, Bahrain, Kuwait, Oman, the UAE, Australia, New Zealand, Indonesia, Malaysia, and Thailand. Through Enerflex’s owned natural gas infrastructure, Enerflex transforms over 3.1 billion cubic feet of natural gas per day, globally.
Enerflex has fabrication and workshop facilities in Calgary, Alberta; Houston, Texas; and Brisbane, Queensland, that supply custom fabricated and standard equipment to customers worldwide. Enerflex is one of the leading suppliers of natural gas compression within the rental market in Canada, the U.S., Latin America, and the Middle East, with a global rental fleet of approximately 800,000 horsepower. Enerflex is a highly-qualified service provider with industry-certified mechanics and technicians strategically situated across a network of 53 service locations in Canada, the U.S., Latin America, the Middle East, and Asia Pacific.
Enerflex’s revenue is derived from the sale of natural
gas-related
products and services, including: engineering, design, and fabrication of hydrocarbon production and processing facilities, natural gas compression equipment, energy transition solutions, and electric power facilities; rental of natural gas compression, processing, and electric power equipment; after-market service, operations and maintenance, and parts distribution, for compression, process, refrigeration, and power generation equipment, as well as retrofit solutions for compression and power generation equipment; and
concept-to-commissioning
of integrated turnkey systems and
build-own-operate-maintain
BOOM solutions for natural gas compression, processing, and power generation.
Through Enerflex’s ability to provide these products and services in an integrated manner, or as stand-alone offerings, Enerflex offers customers a unique value proposition well suited to address their changing needs.
Enerflex was formed on June 1, 2011 pursuant to a plan of arrangement under section 192 CBCA among Toromont Industries Ltd., its shareholders, Enerflex Ltd. and 77877014 Canada Inc. Enerflex’s registered, executive and corporate head office is located at Suite 904, 1331 Macleod Trail S.E., Calgary, Alberta, Canada, T2G 0K3. Enerflex common shares are listed on the TSX under the symbol “EFX.”
Additional information about Enerflex can be found on its website at
www.enerflex.com and under Enerflex’s electronic profile on SEDAR’s website
. The information contained in, or that can be accessed through, Enerflex’s website and/or SEDAR’s website is not intended to be incorporated in this proxy statement/prospectus. For additional information about Enerflex, see the section entitled “
Where You Can Find Additional Information
” on page [    ].

Enerflex US Holdings Inc.
10815 Telge Road
Houston, Texas USA 77095
(281)
345-9300
Merger sub, a Delaware corporation and a direct wholly owned subsidiary of Enerflex, was formed solely for the purpose of facilitating the transactions contemplated by the Merger Agreement. Merger sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the Merger Agreement. By operation of the merger, merger sub will merge with and into Exterran. As a result, immediately following the merger, Exterran will survive as a direct wholly owned subsidiary of Enerflex.
Merger sub’s principal executive offices are located at 10815 Telge Road, Houston, TX USA 77095, and its telephone number is (281)
345-9300.
Exterran Corporation
Exterran is a global systems and process company offering solutions in the oil, gas, water and power markets. Exterran is a leader in natural gas processing and treatment and compression products and services, providing critical midstream infrastructure solutions to customers throughout the world. Exterran is headquartered in Houston, Texas and operates in approximately 25 countries.
Exterran common stock is traded on the NYSE under the symbol “EXTN.” Exterran’s principal executive offices are located at 11000 Equity Drive, Houston, TX, 77041, and its telephone number is (281)
836-7000.
Additional information about Exterran can be found on its website at
www.exterran.com
. The information contained in, or that can be accessed through, Exterran’s website is not intended to be incorporated in this proxy statement/prospectus. For additional information about Exterran, see the section entitled “
Where You Can Find Additional Information
,” on page [    ].
Information Concerning the Combined Company
The combined company will carry on the combined businesses of Enerflex and Exterran, with Exterran as a direct wholly owned subsidiary of Enerflex. Enerflex will continue to be governed by the CBCA, while Exterran will be governed by the DGCL. Calgary, Alberta, Canada will be the global headquarters of the combined company.

THE MERGER AGREEMENT
The summary of the material provisions of the Merger Agreement below and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not provide all of the information about the Merger Agreement that might be important to you. You are urged to read the Merger Agreement carefully and in its entirety because it is the legal document that governs the transactions described in this proxy statement/prospectus.
Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement
The Merger Agreement and the summary of its terms in this proxy statement/prospectus are included solely to provide you with information about the terms and conditions of the Merger Agreement. The terms and information in the Merger Agreement are not intended to provide any other public disclosure of factual information about Enerflex, Exterran, and/or merger sub or any of their respective subsidiaries or affiliates. The representations, warranties and covenants made in the Merger Agreement by Enerflex, Exterran, and merger sub were made solely for the purposes of the Merger Agreement and as of specific dates and are qualified and subject to important limitations and exceptions agreed to by Enerflex, Exterran, and merger sub in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing the circumstances in which a party to the Merger Agreement may have the right to not complete the transaction if the representations and warranties of the other party prove to be untrue or incorrect, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to shareholders and reports and documents filed with the SEC or on SEDAR, are qualified by certain matters contained in certain reports publicly filed with the SEC and on SEDAR, and in some cases were qualified by the matters contained in the respective confidential disclosure schedules that Enerflex and Exterran delivered to each other in connection with the Merger Agreement, which disclosures were not included in the Merger Agreement attached to this proxy statement/prospectus as Annex A. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Exterran’s or Enerflex’s public disclosures. Investors are not third-party beneficiaries under the Merger Agreement except for the limited purposes expressly set forth therein and should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates.
Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement/ prospectus, the documents incorporated by reference into this proxy statement/prospectus, and reports, statements and filings that Exterran files with the SEC and Enerflex files on SEDAR from time to time. For more information, see the section entitled “
Where You Can Find Additional Information
,” on page
[    ]
.
Structure, Closing and Effectiveness of the Transaction
The Merger Agreement provides, among other things, that, upon the terms and subject to the satisfaction or waiver of the conditions set forth therein, at the effective time, merger sub will merge with and into Exterran, with Exterran surviving the merger as a direct, wholly owned subsidiary of Enerflex. The closing will occur at 10:30 a.m., Central time, or remotely by exchange of documents and signatures (or their electronic counterparts) on the second business day after all of the closing conditions set forth in the Merger Agreement are satisfied or waived, to the extent permitted by applicable law, (other than those conditions that by their nature are to be satisfied at the closing, but subject to satisfaction or waiver of those conditions), or at such other time as Enerflex and Exterran may agree in writing, provided, that, if the marketing period has not ended at the time of the satisfaction or waiver of the closing conditions set forth in the Merger Agreement, then the closing will take place instead on the earlier to occur of (x) any business day to be specified by Enerflex to Exterran on no less than two business days’ written notice to Exterran and (y) the next business day after the last day of the marketing period, but in each case subject to the satisfaction or waiver of the closing conditions. In no event will the closing date be prior to May 4, 2022. For more information, see the section entitled “
The Merger Agreement—Conditions that must be Satisfied or Waived for the Transaction to Occur
,” on page
[    ]
. The transaction will become effective when the certificate of merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as agreed by the parties to be specified in such certificate of merger.
Effects of the Transaction
Merger
The Merger Agreement provides that directors of merger sub as of immediately prior to the effective time will serve as the initial directors of the surviving corporation as of the effective time, the officers of merger sub as of immediately prior to the effective time will serve as the initial officers of the surviving corporation as of the effective time, the certificate of incorporation of merger sub as in effect immediately prior to the effective time will be the certificate of incorporation of the surviving corporation following the effective time, and the by-laws
of merger sub as in effect immediately prior to the effective time will be the by-laws
of the surviving corporation following the effective time.
Pre-Closing
Date Governance and Other Matters
Prior to the closing date, Enerflex will take all actions necessary first, to designate and appoint one director of Exterran as of immediately prior to the effective time to serve as a director on the Enerflex board as of the effective time, until such director’s successor is elected and qualified or such director’s earlier death, resignation or removal; and second, so that the Enerflex board will consist of no more than twelve (12) directors following such appointment. Following the effective time, Enerflex will take all actions necessary to cause the Exterran director designated by Enerflex to be renominated for election so that such director has the opportunity to remain on Enerflex’s board for at least one (1) year following the effective time.
Merger Consideration
Under the Merger Agreement, at the effective time, each share of Exterran common stock that is outstanding immediately prior to the effective time (other than certain excluded shares as described in the Merger Agreement) will be automatically converted into the right to receive 1.021 Enerflex common shares, subject to the description below regarding fractional shares and dividends or distributions.
The merger consideration will be equitably adjusted, without duplication, in the event of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares involving Exterran common stock or Enerflex common shares prior to the effective time, to proportionally reflect such change.
No Fractional Shares
No fractional Enerflex common shares will be issued in connection with the merger and no certificates or scrip representing fractional Enerflex common shares will be delivered on the conversion of shares of Exterran common stock. Each holder of shares of Exterran common stock who would otherwise have been entitled to receive as a result of the merger a fraction of an Enerflex common share (after aggregating all shares represented by the certificates and book-entry shares delivered by such holder) will receive, in lieu of such fractional

Enerflex common share, cash (without interest) in an amount (rounded to the nearest cent) representing such holder’s proportionate interest in the net proceeds from the sale by the exchange agent, on behalf of all such holders, of the aggregated number of fractional Enerflex common shares that would otherwise have been issuable to such holders as part of the merger consideration (which we refer to as the “fractional share cash amount”). As soon as practicable after the effective time, the exchange agent will, on behalf of all such holders of fractional Enerflex common shares, effect the sale of all such Enerflex common shares that would otherwise have been issuable as part of the merger consideration at the then-prevailing prices on the NYSE or Nasdaq, as applicable, or the TSX. After the proceeds of such sale have been received, the exchange agent will determine the applicable fractional share cash amount payable to each applicable holder and will make such amounts available to such holders in accordance with the Merger Agreement. The payment of cash in lieu of fractional Enerflex common shares to such holders is not separately bargained-for
consideration and solely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares. No such holder will be entitled to dividends, voting rights or any other rights in respect of any fractional Enerflex common share that would otherwise have been issuable as part of the merger consideration.
Issuance of Compensatory Shares
In order to compensate Enerflex for the issuance by Enerflex of the Enerflex common shares required to be issued pursuant to the Merger Agreement, the surviving corporation will issue to Enerflex a number of shares of common stock of the surviving corporation equal to the number of shares of Exterran common stock cancelled in exchange for the right to receive the merger consideration under the Merger Agreement.
No Appraisal Rights
Because Exterran common stock will be listed on the NYSE as of the record date for the Exterran special meeting and Exterran stockholders are solely receiving Enerflex common shares (and such shares must be listed on NYSE or Nasdaq as a condition to the merger) and cash in lieu of fractions thereof as merger consideration in exchange for their Exterran common stock, no appraisal rights are available under Section 262 of the DGCL with respect to the merger or the other transactions contemplated by the Merger Agreement.
Surrender of Exterran Common Stock
Prior to the effective time, Enerflex will, on behalf of merger sub, deposit or cause to be deposited with the exchange agent in trust for the benefit of holders of shares of Exterran common stock, evidence of Enerflex common shares in book-entry form representing the number of Enerflex common shares sufficient to deliver the aggregate merger consideration deliverable in respect of Exterran common stock. Enerflex will deposit or cause to be deposited with the exchange agent from time to time, as needed, cash sufficient to pay any fractional entitlements under the merger, any dividends and other distributions.
As soon as reasonably practicable after the effective time and not later than five business days following the effective time, Enerflex will cause the exchange agent to mail to each holder of record of shares of Exterran common stock whose shares were converted into the right to receive the merger consideration, a letter of transmittal with respect to book-entry shares (to the extent applicable) and certificates, and instructions for use in effecting the surrender of book-entry shares or certificates in exchange for the merger consideration.
On the surrender of certificates (or effective affidavits of loss in lieu of a certificate) or book-entry shares to the exchange agent, together with a duly completed and validly executed letter of transmittal, or, in the case of book-entry
shares, receipt of an “agent’s message” by the exchange agent, and such other documents as may customarily be required by the exchange agent, the holder of such certificates (or effective affidavits of loss in lieu thereof) or book-entry shares will be entitled to receive in exchange the merger consideration, together with any fractional share cash amount and any dividends or other distributions payable with respect to such shares following the effective time. No interest will be paid or accrued on any amount payable on due surrender of certificates (or effective affidavits of loss in lieu thereof) or book-entry shares. If payment of the merger consideration is to be made to a person other than the person in whose name the surrendered certificate is registered, it will be a condition precedent of payment that (A) the certificate so surrendered will be properly endorsed or will be otherwise in proper form for transfer and (B) the person requesting such payment will have paid any transfer and other similar taxes required by reason of the payment of the merger consideration to a person other than the registered holder of the certificate surrendered or will have established that such tax either has been paid or is not required to be paid.
In the case of any certificate that has been lost, stolen or destroyed, on the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by the exchange agent, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such certificate, the exchange agent will issue in exchange for such lost, stolen or destroyed certificate the merger consideration (together with the fractional share cash amount and any dividends or other distributions deliverable with respect to such shares following the effective time) payable with respect to the shares of Exterran common stock represented by such lost, stolen or destroyed certificate.
Withholding
The parties will be entitled to deduct and withhold, or cause the exchange agent to deduct and withhold, from any payment such amounts as are required to be withheld or deducted under the Code, or under any provision of state, local or
non-U.S.
tax law with respect to the making of such payment. The parties will use reasonable best efforts to reduce or eliminate withholding tax in connection with any payment made pursuant to the Merger Agreement to the extent permitted by applicable law.
Treatment of Exterran Equity Awards
Exterran Restricted Share Awards
Each award of shares of Exterran common stock granted subject to any vesting, forfeiture or other lapse restrictions, or, Exterran restricted share award, that is outstanding as of immediately prior to the effective time, will, at the effective time, be assumed by and remain at the surviving corporation and will be converted into an Enerflex restricted share award in respect of that number of Enerflex common shares (rounded to the nearest whole share) equal to the product of (i) the number of shares of Exterran common stock subject to such Exterran restricted share award immediately prior to the effective time multiplied by (ii) the exchange ratio. Except as otherwise provided for in the Merger Agreement, each such Enerflex restricted share award will be subject to the same terms and conditions (including settlement terms) as applied to the corresponding Exterran restricted share award immediately prior to the effective time.
Exterran RSU Award
Each award of restricted stock units in respect of shares of Exterran common stock (excluding Exterran performance share awards described below), or Exterran RSU award, that is outstanding as of immediately prior to the effective time will, at the effective time, be assumed by and remain at the surviving corporation and will be converted into an Enerflex restricted stock unit award, or Enerflex RSU award, in respect of that number of Enerflex common shares (rounded to the nearest whole share) equal to the product of (i) the number of shares of Exterran common stock subject to such Exterran RSU award immediately prior to the effective time multiplied by (ii) the exchange ratio. Except as otherwise provided in the Merger Agreement, each such Enerflex RSU award will be subject to the same terms and conditions (including settlement terms) as applied to the corresponding Exterran RSU award immediately prior to the effective time.
Exterran Performance Share Awards
Each award of restricted stock units in respect of shares of Exterran common stock granted subject to performance targets, or, Exterran performance share award, that is outstanding as of immediately prior to the effective time will, at the effective time, be assumed by and remain at the surviving corporation and will be converted into an Enerflex RSU award in respect of that number of Enerflex common shares (rounded to the nearest whole share) equal to the product of (i) the number of shares of Exterran common stock subject to such Exterran performance share award immediately prior to the effective time multiplied by (ii) the exchange ratio. To the extent there is a performance period that is incomplete (or that is complete but for which performance is not determinable due to the unavailability of the required data for relative measures) as of the effective time, it will be determined as if performance had been achieved at the target level (
i.e
., 100%). After the effective time, each such Enerflex RSU award granted pursuant to the Merger Agreement will be scheduled to vest, subject to the holder’s continued service with the surviving corporation or its subsidiaries, on the last day of the originally scheduled performance period for the corresponding Exterran performance share award. Except as provided in the Merger Agreement, each such Enerflex RSU award will be subject to the same terms and conditions (including settlement terms) as applied to the corresponding Exterran performance share award immediately prior to the effective time.
Conditions that Must be Satisfied or Waived for the Transaction to Occur
Mutual Conditions to Completion
The obligations of Enerflex and Exterran to effect the transaction are subject to the satisfaction at or prior to the closing of the transaction of the following conditions:

•	the affirmative vote of the holders of a majority of the outstanding shares of Exterran voting stock in favor of the adoption of the Merger Agreement by Exterran stockholders;

•
the affirmative vote of a majority of the votes cast by the holders of outstanding Enerflex common shares represented in person or by proxy at the Enerflex special meeting and entitled to vote on such matter in favor of issuance of Enerflex common shares in connection with the transaction by Enerflex shareholders;

•
the Form
F-4
(of which this proxy statement/prospectus forms a part) having become effective in accordance with the provisions of the U.S. Securities Act and no stop order suspending the effectiveness of the Form
F-4
having been issued and remaining in effect and no proceeding to that effect having been commenced, unless subsequently withdrawn;

•	no governmental entity of competent jurisdiction having enacted, issued or promulgated any law that remains in effect that prohibits or makes illegal the consummation of the transaction;

•
the approvals by the antitrust authorities having been obtained from the antitrust authorities with respect to the transactions contemplated by the Merger Agreement, or deemed obtained as a result of the expiration of all statutory waiting periods, as required; and

•
Enerflex common shares to be issued to Exterran stockholders pursuant to the Merger Agreement having been conditionally approved for listing on the NYSE or Nasdaq, subject to official notice of issuance, and the TSX, subject to customary listing requirements.

The Merger Agreement provides that these conditions may be waived to the extent permitted by applicable law, however, such waiver is not currently permitted by law.
Conditions to the Obligations of Exterran
The obligation of Exterran to effect the transaction is also subject to the satisfaction or waiver by Exterran of the following conditions:

•
certain representations and warranties of Enerflex and merger sub in the Merger Agreement relating to the absence of certain changes or events that would have a material adverse effect of Enerflex being true and correct in all respects, as of the date of the Merger Agreement and as of the closing date as though made as of such date;

•
certain representations and warranties of Enerflex and merger sub in the Merger Agreement relating to the capitalization of Enerflex being true and correct in all respects, each as of the date of the Merger

Agreement and as of the closing date as though made as of such date (except to the extent expressly made as of an earlier date, in which case, as of such date), except for de minimis inaccuracies;

•
certain representations and warranties of Enerflex in the Merger Agreement relating to the qualification, organization, existence and good standing of Enerflex and merger sub, the requisite power and authority of Enerflex and merger sub to enter into the Merger Agreement, the proper authorization by the board of Enerflex and the board and the sole stockholder of merger sub to approve the Merger Agreement and related matters and resolving to recommend that Enerflex shareholders adopt the Merger Agreement, the merger and other transactions contemplated do not conflict with Enerflex’s organizational documents, and no finders or brokers being true and correct in all material respects, each as of the date of the Merger Agreement and as of the closing date as though made as of such date (except to the extent expressly made as of an earlier date, in which case, as of such date);

•
all other representations and warranties of Enerflex and merger sub in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the closing date as though made as of such date (except to the extent expressly made as of an earlier date, in which case, as of such date), except where the failure of such representations and warranties to be true or correct, individually or in the aggregate, would not have or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Enerflex, provided that for the purposes of this section, all representations and warranties will be read without giving effect to any limitation indicated by the words material adverse effect or any general materiality qualifier;

•
Enerflex and merger sub having performed in all material respects all obligations and complied in all material respects with all covenants and agreements required by the Merger Agreement to be performed or complied with by them prior to the closing of the transaction;

•
no event, change, occurrence, effect or development having occurred since January 24, 2022, that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Enerflex; and

•
Exterran’s receipt of a certificate, dated as of the closing date and executed by the chief executive officer or another senior officer of Enerflex, certifying that the conditions set forth in the bullets directly above have been satisfied.

Conditions to the Obligations of Enerflex and Merger Sub
The obligations of Enerflex and merger sub to effect the transaction are also subject to the satisfaction or waiver by Enerflex of the following conditions:

•
certain representations and warranties of Exterran in the Merger Agreement relating to the absence of certain changes or events that would have a material adverse effect being true and correct in all respects, as of the date of the Merger Agreement and as of the closing date as though made as of such date;

•
certain representations and warranties of Exterran in the Merger Agreement relating to the capitalization of Exterran being true and correct as of the date of the Merger Agreement and as of the closing date as though made as of such date (except to the extent expressly made as of an earlier date, in which case, as of such date), except for de minimis
inaccuracies;

•
certain representations and warranties of Exterran in the Merger Agreement relating to the qualification, organization, existence and good standing of Exterran, the proper issuance under applicable securities laws for the outstanding capital stock of Exterran, the requisite power and authority of Exterran to enter into the Merger Agreement, the proper authorization by the board of Exterran to approve the Merger Agreement and related matters and resolving to recommend that Exterran stockholders adopt the Merger Agreement, the merger and other transactions contemplated do not conflict with Exterran’s organizational documents, and no finders or brokers being true and correct in all material respects, each as of the date of the Merger Agreement and as of the closing date as though made as of such date (except to the extent expressly made as of an earlier date, in which case, as of such date);

•
all other representations and warranties of Exterran in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the closing date as though made as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be true or correct would not have or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Exterran, provided that for the purposes of this section, all representations and warranties will be read without giving effect to any limitation indicated by the words material adverse effect or any general materiality qualifier;

•
Exterran having performed in all material respects all obligations and complied in all material respects with all covenants and agreements required by the Merger Agreement to be performed or complied with by it prior to the closing of the transaction;

•
no event, change, occurrence, effect or development having occurred since January 24, 2022, that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Exterran; and

•
Enerflex’s receipt of a certificate, dated as of the closing date and executed by the chief executive officer or another senior officer of Exterran, certifying that the conditions set forth in the bullets directly above have been satisfied.

Frustration of Closing Conditions
None of Enerflex, merger sub or Exterran may rely on the failure of any condition described above to be satisfied as a basis for not consummating the transaction or for terminating the Merger Agreement and abandoning the transaction if such failure was caused by such party’s material breach of any covenant or agreement of the Merger Agreement.
Representations and Warranties
The Merger Agreement contains a number of representations and warranties made by each of Exterran, Enerflex and merger sub solely for the benefit of Enerflex and merger sub, on the one hand, or Exterran, on the other hand, that are subject in some cases to important exceptions and qualifications including, among other things, as to materiality and material adverse effect. Furthermore, the assertions embodied in those representations and warranties are qualified by information in Exterran’s and Enerflex’s respective public filings and in the confidential disclosure schedules that the parties have exchanged in connection with signing the Merger Agreement, which disclosure schedules are not reflected in the Merger Agreement and will not otherwise be publicly disclosed. The confidential disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. See the section entitled “
The Merger Agreement—Material Adverse Effect
,” on page
[    ]
for a definition of material adverse effect applicable to each of Exterran and Enerflex. The representations and warranties were used for the purpose of allocation of risk between the parties to the Merger Agreement rather than establishing matters of fact. For the foregoing reasons, these descriptions, representations and warranties should not be read alone.
The representations and warranties of Exterran, Enerflex and merger sub in the Merger Agreement relate to, among other things:

•
due organization, valid existence, good standing, corporate power and authority, qualification to do business, organizational documents and with respect to Exterran and Enerflex, ownership of their respective subsidiaries;

•	capital structure, including in particular the number of shares of equity-based awards issued and outstanding and the absence of certain outstanding debt and securities;

•
corporate power and authority to enter into the Merger Agreement and to complete the transactions contemplated by the Merger Agreement, board recommendations, requisite stockholder/shareholder approvals and the enforceability of the Merger Agreement;

•
absence of any consents and approvals relating to the execution, delivery and performance of the Merger Agreement, other than certain listed required filings with, and the consents and approvals of, government entities in connection with the transactions contemplated by the Merger Agreement;

•
absence of conflicts with or breaches of its or its subsidiaries’ governing documents, certain contracts or applicable laws as a result of the execution, delivery and performance of the Merger Agreement and the completion of the transactions contemplated by the Merger Agreement;

•
timely and materially compliant historical filings with the SEC pursuant to the U.S. Exchange Act or U.S. Securities Act with respect to Exterran and with applicable Canadian Securities Administrators with respect to Enerflex;

•	compliance with the applicable listing and corporate governance rules and regulations of the NYSE with respect to Exterran and the TSX with respect to Enerflex;

•	disclosure controls and procedures and internal controls over financial reporting;

•	preparation of financial statements in compliance with U.S. GAAP or IFRS, as applicable;

•	fair presentation of consolidated financial position in financial statements;

•	no undisclosed liabilities;

•	compliance with laws since December 31, 2018, and possession of requisite permits;

•	compliance with anti-corruption, anti-bribery and anti-money-laundering laws and export and sanctions regulations in the past five years and institution of compliance policies since December 31, 2018;

•	environmental matters;

•	matters related to employee benefit plans, and labor and employment;

•
the absence of any event, change, occurrence or development that has had or would reasonably be expected to have a material adverse effect, individually or in the aggregate, on Exterran or Enerflex, as applicable, since December 31, 2020;

•	the absence of certain investigations, litigation, orders and injunctions;

•	accuracy of the information supplied for inclusion in this proxy statement/prospectus and in the management information circular;

•	tax matters;

•	receipt of fairness opinions of financial advisors;

•	required stockholder/shareholder approvals;

•	lack of related party transactions;

•	no brokers’ fees in connection with the transactions contemplated by the Merger Agreement except as enumerated;

•	matters with respect to certain suppliers and customers; and

•	no representations or warranties other than set forth in the Merger Agreement and no reliance on forward-looking information.

The Merger Agreement also contains representations and warranties made by Exterran as to, among other things:

•	intellectual property, IT assets and data privacy matters;

•	valid title to or leasehold interests in assets and properties (including real property);

•	sufficient inventory of parts and materials to meet unsatisfied performance obligations backlog;

•	no undisclosed material contracts;

•	sufficiency and effect of insurance policies;

•	the aggregate value of assets and revenues in Canada is under certain threshold required under the Competition Act (Canada) and related regulations;

•	inapplicability of any anti-takeover statutes or regulations or anti-takeover provisions in Exterran’s organizational documents; and

•	customary nature of Exterran’s warranties; quality and workmanship of its products; no undisclosed product liability claims or non-standard product warranties or indemnities.
The Merger Agreement also contains representations and warranties made by Enerflex as to, among other things:

•	capitalization of merger sub;

•	the Enerflex common shares to be issued as merger consideration pursuant to the Merger Agreement;

•	absence of ownership by Enerflex and merger sub, and their respective subsidiaries or affiliates, of Exterran common stock;

•	debt financing matters; and

•	solvency.
Material Adverse Effect
Specified representations and warranties in the Merger Agreement are subject to materiality or material adverse effect qualifications (that is, such representations or warranties will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect).
Under the Merger Agreement, a “material adverse effect” with respect to Exterran or Enerflex, as applicable, is defined as an event, change, circumstance, fact, condition, occurrence, effect or development that (x) has, or would reasonably be expected to have, a material adverse effect on the business, operations or condition (financial or otherwise) of such party and its subsidiaries, taken as a whole, or (y) would or may reasonably be expected to, prevent, materially delay or materially impair the ability of (i) in the case of Exterran, Exterran, and (ii) in the case of Enerflex, Enerflex or merger sub, to consummate the transactions contemplated by the Merger Agreement, but, in the case of each of clauses (x) and (y), will not include events, changes, occurrences, effects or developments relating to or resulting from:

•	changes in general economic or political conditions or the securities, equity, credit or financial markets in general, or changes in or affecting domestic or foreign interest or exchange rates;

•
any decline in the market price or trading volume of such party’s shares, or any change in the credit rating of such party or any of its securities (provided, that the facts and circumstances underlying such decline or change may be taken into account in determining whether a material adverse effect in respect of such part has occurred to the extent not otherwise excluded by the definition thereof);

•	changes or developments in the industries in which such party or its subsidiaries operate;

•	changes in law or the interpretation or enforcement thereof after the date of the Merger Agreement;

•
the execution, delivery or performance of the Merger Agreement or the public announcement or pendency or consummation of the transactions contemplated thereby, including the impact thereof on the relationships of such party or any of its subsidiaries with employees, partnerships, customers or suppliers or governmental entities;

•
compliance with the terms of, or the taking or omission of any action required by, the Merger Agreement or consented to (after disclosure to the other party of all material and relevant facts and information) or requested by such party in writing;

•
any act of civil unrest, civil disobedience, war, terrorism, cyberterrorism, military activity, sabotage or cybercrime, including an outbreak or escalation of hostilities involving any governmental entity or the declaration by any governmental entity of a national emergency or war, or any worsening or escalation of any such conditions threatened or existing on the date of the Merger Agreement;

•	any hurricane, tornado, flood, earthquake, natural disaster, acts of God or other comparable events;

•	any pandemic, epidemic or disease outbreak (including COVID-19) or other comparable events;

•
changes in the generally accepted accounting principles in the U.S. or the enforcement thereof (in the case of Exterran) or changes in the international financial reporting standards or the interpretation or enforcement thereof (in the case of Enerflex) after the date of the Merger Agreement;

•	any litigation relating to or resulting from the Merger Agreement or the transactions contemplated thereby; or

•
any failure of such party to meet internal or published projections, forecasts, guidance or revenue or earning predictions (provided, that the facts and circumstances underlying any such failure may be taken into account in determining whether a material adverse effect in respect of such party has occurred to the extent not otherwise excluded by the definition thereof); except, with respect to the first, third, fourth, seventh, eighth, ninth, and tenth bullets above, if the impact thereof is materially and disproportionately adverse to such party and its subsidiaries, taken as a whole, relative to the impact thereof on the operations in the industry that such party and other participants conduct business, the incremental material disproportionate impact may be taken into account in determining whether there has been a material adverse effect in respect of such party.

Conduct of Business Pending the Transaction
Exterran
From and after the date of the Merger Agreement and prior to the earlier of the effective time and the termination of the Merger Agreement (which we refer to as the “interim period”), except (i) as may be required by applicable law, (ii) as may be agreed in writing by Enerflex (which consent will not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly contemplated, required or expressly permitted by the Merger Agreement, or (iv) as set forth in the disclosure schedules to the Merger Agreement provided by Exterran (which we refer to as the “Exterran disclosure schedules”), Exterran will, and will cause its subsidiaries to, use its reasonable best efforts to (A) conduct its business in the ordinary course of business and (B) preserve intact its present business organization and maintain existing relationships and goodwill with governmental entities, customers, suppliers, licensors, licensees, creditors, lessors, distributors, employees, contractors and business associates, in each case, with whom it and they have material business relations.
During the interim period and subject to the same exclusions as above, Exterran:

•
will not, and will not permit any of its subsidiaries that is not wholly owned to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (other than dividends, distributions, payments or return of capital made to Exterran or a wholly owned subsidiary by any of its subsidiaries) or other equity interests (whether in cash, assets, shares, property or other securities or any combination);

•
will not, and will not permit any of its subsidiaries to, split, combine, redeem or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned subsidiary of Exterran that remains a wholly owned subsidiary after consummation of such transaction;

•
will not, and will not permit any of its subsidiaries to (A) except in the ordinary course of business, (1) hire any employee or engage any independent contractor who is a natural person, in each case with annual base salary, base wages or base compensation in excess of US$100,000 (except where such employment is terminable on no more than 30 days’ prior notice without material cost or penalty) or (2) terminate the employment of any employee of Exterran or any of its subsidiaries at the vice president-level (or its equivalent) or above, (B)(1) increase the compensation or other benefits, or accelerate the vesting or payment of any compensation or other benefits, payable or provided, to Exterran’s or any of its subsidiaries’ directors or officers or (2) increase the compensation or other benefits, or accelerate the vesting or payment of any compensation or other benefits, payable or provided, to Exterran’s or any of its subsidiaries’ employees, which increases do not exceed (I) 10% of the aggregate annualized compensation paid to an employee during calendar year 2021 (any such increases over 6% to be limited to non-union
employees) and, (II) in the aggregate, 4.5% of total compensation for all employees (except as required pursuant to the terms of any new or amended union contract), or (C) except as required pursuant to the terms of any Exterran benefit plan in effect as of the date of the Merger Agreement, (1) grant any transaction or retention bonuses, (2) grant any Exterran equity awards or other equity or long-term incentive compensation awards, or (3) enter into any employment, change of control, severance or retention agreement with any employee of Exterran or any of its subsidiaries;

•
will not, and will not permit any of its subsidiaries to, change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by applicable law, GAAP or SEC rule or policy;

•	will not adopt any amendments, modifications, waivers, rescissions or otherwise make changes to the organizational documents of Exterran or any of its subsidiaries;

•
will not, and will not permit any of its subsidiaries to, issue, deliver, grant, sell, pledge, transfer, dispose, or otherwise encumber, or authorize or approve or agree to issue, grant, sell, pledge or otherwise encumber any shares of Exterran common stock or other securities of Exterran or any of its subsidiaries, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, shares of Exterran common stock or other securities of Exterran or any of its subsidiaries including but not limited to the issue or award of any Exterran equity awards or any rights, warrants or options to acquire any such shares, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, except vesting in the ordinary course of business pursuant to awards under Exterran benefit plans in effect as of the date of the Merger Agreement or as disclosed on the Exterran disclosure schedules;

•
will not, and will not permit any of its subsidiaries to, redeem, terminate early, unwind, repurchase, prepay, defease, create, suffer to exist, incur, enter into, assume, endorse, guarantee, or otherwise become liable for or modify or amend (including seeking or obtaining a waiver) in any material respects the terms of, any indebtedness for borrowed money, or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities, any indebtedness or assume, guarantee, endorse or otherwise become liable or responsible for such obligations or the obligations of any other person, or make any loans or advances, except for (A) intercompany loans or advances among Exterran and its subsidiaries or among Exterran’s wholly owned subsidiaries in the ordinary course of business and (B) incremental borrowings under Exterran’s existing credit facility contemplated by the budget set forth in the Exterran disclosure schedules which do not require any amendments or waivers to such credit facility;

•
will not, and will not permit any of its subsidiaries to make any loans, advances, guarantees or capital contributions to or investments in any person, except for (A) loans solely between or among Exterran or any of its wholly-owned subsidiaries, on the one hand, and any of Exterran’s wholly-owned subsidiaries, on the other hand, and (B) advances for reimbursable employee expenses in the ordinary course of business;

•
will not, and will not permit any of its subsidiaries to, sell, lease, license, transfer, exchange or swap, or subject to any lien (other than permitted liens), or otherwise dispose of, any of its businesses, material properties or assets, whether voluntarily or by the failure to exercise a right or make a payment, except (A) dispositions of obsolete or worthless equipment, in the ordinary course of business,
(B) non-exclusive
licenses or other
non-exclusive
grants of rights in, to or under Exterran intellectual property entered in the ordinary course of business with customers of Exterran or any of its subsidiaries (C) sales of products or services in the ordinary course of business that do not require the incurrence of indebtedness in breach of the Merger Agreement or the extension of capital in breach of the Merger Agreement and (D) for transactions solely among Exterran and its wholly-owned subsidiaries or solely among Exterran’s wholly-owned subsidiaries;

•
will not, and will not permit any of its subsidiaries to (i) enter into any contract that would have been an Exterran material contract under the Merger Agreement if it been entered into prior to the Merger Agreement, or amend or modify any contract in a manner that would make it an Exterran material contract under the Merger Agreement, (ii) enter into any other contract that would require aggregate expenditures by Exterran or any Exterran subsidiary in excess of the budget set forth in the Exterran disclosure schedules, (iii) materially modify, materially amend, extend, accelerate, terminate, cancel, exercise or fail to exercise an expiring renewal option or terminate any Exterran material contract (in each case, in a manner adverse to Exterran or its subsidiaries and not including terminations or expirations due to the natural expiration or termination of such agreements) or (iv) waive, release or assign any material rights or claims thereunder (other than in the ordinary course of business or as would not result in a breach of the Merger Agreement);

•
will not, and will not permit any of its subsidiaries to, acquire (including by merger, consolidation or acquisition of stock or assets or any other means) or authorize or announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, directly or indirectly, any equity interests in or assets (including intangible assets) of any person or any business, division, securities, properties or interests thereof, or otherwise engage in any mergers, consolidations or business combinations (other than pursuant to any capital expenditures permitted under the Merger Agreement) from any other person, other than (A) transactions solely between Exterran and a wholly-owned Exterran subsidiary or solely between wholly-owned Exterran subsidiaries or acquisitions of supplies or equipment in the ordinary course of business and (B) acquisitions of properties, assets, equipment or inventory in the ordinary course of business and consistent with the budget set forth in the Exterran disclosure schedules;

•
will not, and will not permit any of its subsidiaries to, settle, pay, discharge or satisfy any action, other than any action that involves only the payment of monetary damages not in excess of US$250,000 individually or US$1,000,000 in the aggregate over the amount reflected or reserved against in the September 30, 2021 consolidated balance sheet of Exterran for such specific actions and would not result in (A) the imposition of any order that would restrict the future activity or conduct of Exterran or any of its subsidiaries (excluding, for the avoidance of doubt, releases of claims, confidentiality and other de minimis
obligations customarily included in monetary settlements) or (B) a finding or admission of a violation of law;

•
will not, and will not permit any of its subsidiaries to incur or commit to capital expenditures or development expenses or expenses relating to integration of its accounting or ERP systems, in each case, in excess of the amounts set forth in the budget set forth in the Exterran disclosure schedules;

•
will not, and will not permit any of its subsidiaries to, terminate or permit any material Exterran permit to lapse, other than in accordance with the terms and regular expiration thereof, or fail to apply on a timely basis for any renewal of any renewable material Exterran permit (excluding, in each case, any Exterran permit that Exterran, in its reasonable judgment, no longer believes to be material or necessary to the conduct of the business);

•
will not, and will not permit any of its subsidiaries to, adopt any plan of merger, consolidation, reorganization, liquidation or dissolution, adopt resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, file a petition in bankruptcy under any provisions of federal or state bankruptcy applicable law on behalf of Exterran or any of its subsidiaries or consent to the filing of any bankruptcy petition against Exterran or any of its subsidiaries under applicable law;

•
will not, and will not permit any of its subsidiaries to, enter into any new line of business that is not reasonably related to the existing business lines of Exterran and its subsidiaries, or abandon or discontinue any existing line of business of Exterran or its subsidiaries;

•
except as required by applicable law, will not (A) make (other than in the ordinary course of business), change or revoke any material tax election, (B) change any material method of tax accounting or tax accounting period, (C) file any amended tax return with respect to any material tax, (D) settle or compromise any material tax proceeding, (E) surrender any right to claim a material tax refund, or (F) agree to an extension or waiver of the statute of limitations with respect to the assessment of any material tax;

•
will not, and will not permit any of its subsidiaries to become a party to, establish, adopt, materially amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

•
will not, and will not permit any of its subsidiaries to enter into any consent decree or similar agreement that, individually or in the aggregate, is material to Exterran and its subsidiaries, taken as a whole;

•
will not, and will not permit any of its subsidiaries to terminate or fail to exercise renewal rights with respect to any insurance policies of Exterran and its subsidiaries in a manner that would (after taking into account any replacement insurance policies) materially and adversely affect the insurance coverage of Exterran and its subsidiaries;

•
will not, and will not permit any of its subsidiaries to, sell, transfer, lease, license, mortgage, pledge, surrender, encumber, divest, or otherwise dispose of any material Exterran intellectual property (other than permitted liens), except for non-exclusive
licenses of Exterran intellectual property granted in the ordinary course of business;

•
will not, and will not permit any of its subsidiaries to abandon or otherwise allow to lapse or expire any registered Exterran intellectual property, other than lapses or expirations of any registered Exterran intellectual property that is at the end of its maximum statutory term (with renewals);

•
will not, and will not permit any of its subsidiaries to engage in any transaction with, or enter into any agreement, arrangement or understanding with, any affiliate of Exterran or other person that would be required to be disclosed pursuant to Item 404 of Regulation
S-K;

•	will not convene any special meeting (or any adjournment or postponement thereof) of the stockholders of Exterran;

•	will not, and will not permit any of its subsidiaries to modify, amend or replace that certain lease contract listed in the Exterran disclosure schedules; and

•	will not, and will not permit any of its subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.
Nothing contained in the Merger Agreement gives Enerflex or merger sub, directly or indirectly, the right to control or direct Exterran or its subsidiaries’ operations prior to the closing date. Prior to the closing date, Exterran will exercise, consistent with the terms and conditions of the Merger Agreement and subject to applicable law, complete control and supervision over its and its subsidiaries’ operations.
Enerflex
During the interim period, except (i) as may be required by applicable law, (ii) as may be agreed in writing by Exterran (which consent will not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly contemplated, required or expressly permitted by the Merger Agreement or (iv) as set forth in the disclosure schedules to the Merger Agreement provided by Enerflex (which we refer to as the “Enerflex disclosure schedules”), Enerflex will, and will cause its subsidiaries to, use its reasonable best efforts to (A) conduct its business in the ordinary course of business and (B) preserve intact its business organization and maintain existing relationships and goodwill with governmental entities, customers, suppliers, licensors, licensees, creditors, lessors, distributors, employees, contractors and business associates, in each case, with whom it and they have material business relations.
During the interim period and subject to the same exclusions as above, Enerflex:

•
will not, and will not permit any of its subsidiaries that is not wholly owned to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares (whether in cash, assets, shares or other securities of Enerflex or its subsidiaries), except (A) regular quarterly cash dividends paid on the Enerflex common shares in the ordinary course of business, appropriately adjusted to reflect any stock dividends, subdivisions, splits, combinations or other similar events relating to the Enerflex common shares, and (B) dividends and distributions paid by subsidiaries of Enerflex to Enerflex or to any of Enerflex’s other wholly owned subsidiaries;

•
will not, and will not permit any of its subsidiaries to, split, combine or reclassify any of its capital or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its shares, except for any such transaction by a wholly owned subsidiary of Enerflex that remains a wholly owned subsidiary after consummation of such transaction;

•
will not, and will not permit any of its subsidiaries to, issue, deliver, grant, sell, transfer, dispose, or otherwise encumber, or authorize or approve or agree to issue, grant, sell, pledge or otherwise encumber any Enerflex common shares or other equity securities of Enerflex, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, Enerflex common shares or other equity securities of Enerflex, including but not limited to the issue or award of any Enerflex options or any rights, warrants or options to acquire any such shares, voting equity securities or equity interest or share based performance units, except (A) in the ordinary course of business pursuant to awards under Enerflex benefit plans in effect as of the date of the Merger Agreement or as disclosed in the Enerflex disclosure schedules or (B) pledges or encumbrances required in connection with the debt financing (including for the repayment or refinancing of the “Refinanced Indebtedness” (as defined in the debt commitment letter) or any other repayment or refinancing contemplated thereby);

•
will not, and will not permit any of its subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by IFRS or rule or policy of the Canadian Securities Administrators;

•
will not, and will not permit any of its subsidiaries to, redeem, terminate early, unwind, repurchase, prepay, defease, create, suffer to exist, incur, enter into, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any indebtedness for borrowed money, or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (A) any indebtedness solely among Enerflex and its wholly-owned subsidiaries or solely among wholly-owned Enerflex subsidiaries, (B) incremental borrowings under Enerflex’s existing credit facilities if either (1) contemplated by the budget set forth in the Enerflex disclosure schedules or (2) not in excess of US$25.0 million greater than the amount set forth in the budget set forth in the Enerflex disclosure schedules, (C) any repayment of borrowings under Enerflex’s existing revolving credit facilities to the extent that the aggregate amount available to Enerflex and the Enerflex’s subsidiaries for borrowings does not decrease or (D) the debt financing (including the guarantees to be provided for the debt financing) and other actions taken in furtherance of the debt financing (including for the repayment or refinancing of the “Refinanced Indebtedness” as defined in the debt commitment letter) or any other repayment or refinancing contemplated thereby;

•	will not adopt any amendments to the organizational documents of Enerflex;

•
will not, and will not permit any of its subsidiaries to, acquire (including by merger, consolidation or acquisition of stock or assets or any other means) or authorize or announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, directly or indirectly, any equity interests in or assets (including intangible assets) of any person or any business, division, securities, properties or interests, or otherwise engage in any mergers, consolidations or business combinations from any other person, other than (A) transactions solely between and among wholly-owned subsidiaries, (B) acquisitions of supplies, properties, assets, equipment or inventory in the ordinary course of business and (C) transactions that would not reasonably be expected to have a material adverse effect on Enerflex’s ability to complete the merger or the financing; and

•	will not, and will not permit any of its subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.
During the interim period, Enerflex will not, and will cause its subsidiaries not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or take any other action, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation, or the taking of any other action, would reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorizations or approvals of any governmental entity necessary to consummate the transactions contemplated by the Merger Agreement or the expiration or termination of any applicable waiting period; (ii) increase, in any material respect, the risk of any governmental entity entering an order prohibiting the consummation of the transactions contemplated by the Merger Agreement; (iii) increase the risk, in any material respect, of not being able to remove any such order on appeal or otherwise; or (iv) prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement.
No Solicitation
Subject to the provisions in the Merger Agreement, from the date of the Merger Agreement until the earlier of the effective time and the termination date, Enerflex and Exterran have agreed they each will not, and they each will cause their respective subsidiaries and their and their respective directors and officers not to, and will use reasonable best efforts to cause their other representatives, not to, directly or indirectly:

•
solicit, initiate or knowingly encourage or knowingly facilitate any inquiry regarding, or the making or submission of any proposal, offer or indication of interest that constitutes, or would reasonably be expected to lead to, or result in, an alternative proposal;

•
engage in, knowingly encourage, continue or otherwise participate in any discussions or negotiations with any person regarding an alternative proposal or any communications regarding or any inquiry, proposal or offer that would reasonably be expected to lead to, or result in, an alternative proposal (except to notify such person that the provisions of the Merger Agreement prohibit any such discussions or negotiations);

•
furnish any nonpublic information relating to such party or its subsidiaries in connection with or for the purpose of facilitating an alternative proposal or any inquiry, proposal, offer or indication of interest that would reasonably be expected to lead to, or result in, an alternative proposal and request the prompt return or destruction of any confidential information provided to any third party in connection with an alternative proposal;

•
recommend or enter into any other letter of intent, memorandum of understandings, agreement in principle, option agreement, acquisition agreement, Merger Agreement, joint venture agreement, partnership agreement or other similar agreement with respect to an alternative proposal (except for permitted confidentiality agreements as discussed below);

•	approve any transaction under, or any third party becoming an “interested stockholder” under Section 203 of the DGCL (or similar takeover statute applicable to Enerflex under Canadian law); or

•
adopt, approve, endorse, authorize, agree or publicly propose to adopt, approve, endorse or authorize to do any of the foregoing or otherwise knowingly facilitate any effort or attempt to make an alternative proposal.

Prior to the time, but not after, in the case of Exterran, the Exterran stockholder approval is obtained or, in the case of Enerflex, the Enerflex shareholder approval is obtained, in response to an unsolicited, bona fide
written alternative proposal that did not result from such party’s breach of the non-solicitation
provisions contained in the Merger Agreement (which alternative proposal is not withdrawn), Exterran or Enerflex, as applicable, may (including through their representatives) contact the third party making such alternative proposal to clarify the terms and conditions of the alternative proposal. If the relevant party’s board of directors determines in good faith after consultation with outside legal counsel and financial advisors that such alternative proposal constitutes a superior proposal or would reasonably be expected to result in a superior proposal, the following actions may be taken:

•
such party may furnish
non-public
information to the third party making such alternative proposal (including its representatives, including its equity and debt financing sources) in response to a request for such non-public
information, if, and only if, (A) prior to furnishing such information, Exterran or Enerflex, as applicable, receives from the third party making such alternative proposal, an executed confidentiality agreement with confidentiality and use provisions that, in each case, are not less restrictive to such third party than the terms in the Confidentiality Agreement, dated as of October 3, 2021, between Exterran and Enerflex are to the other party (it being understood that such confidentiality agreement does not need to include any “standstill” or similar provisions or otherwise prohibit the making or amendment of any alternative proposal, but such confidentiality agreement will not grant such third party the exclusive right to negotiate with Exterran or Enerflex, as applicable); and (B) such party also provides to the other party, prior to or substantially concurrently with the time such non-public
information is provided or made available to such third party, any non-public
information furnished to such third party that was not previously furnished to the other party to the Merger Agreement; provided, however, that if the third party making such alternative proposal is a known competitor of Exterran or Enerflex, such party will not provide any commercially sensitive non-public
information to such third party other than in accordance with customary “clean room” or other similar procedures designed to limit the disclosure of competitively sensitive information; and

•	such party may engage in discussions or negotiations with the third party (including its representatives) with respect to the alternative proposal.
Exterran and Enerflex are each required to promptly (and in any event within 24 hours) give written notice to the other party if it or its representatives receive (i) any inquiries, proposals or offers with respect to an alternative proposal or (ii) any request for information that, to the knowledge of such party, has been or is reasonably likely to have been made in connection with any alternative proposal. Such notice is required to identify the material terms and conditions of such inquiries, proposals or offers (including the name of the applicable third party and, complete copies of any written requests, proposals or offers and any other material documents, including proposed agreements). Exterran or Enerflex, as applicable, will be required to thereafter keep the other party fully informed, on a current basis, of any material developments regarding any alternative proposal or any material change to the terms of any alternative proposal and any material change to the status of any such discussions or negotiations with respect thereto.
Change of Recommendation
Except as expressly permitted by the Merger Agreement, neither party’s board of directors (including any committee) may:

•
withdraw, withhold, qualify or modify, or propose publicly to withdraw, withhold, qualify or modify: (i) in the case of the Exterran board, its recommendation to the Exterran stockholders to adopt the Merger Agreement and the transactions contemplated by the Merger Agreement (which we refer to as the “Exterran recommendation”); and (ii) in the case of the Enerflex board, the recommendation to the Enerflex shareholders to approve the Enerflex common share issuance in connection with the merger (which we refer to as the “Enerflex recommendation”);

•
fail to include (i) in the case of Exterran, the Exterran recommendation in this proxy statement/prospectus or (ii) in the case of Enerflex, the Enerflex recommendation in the management information circular;

•
if any alternative proposal that is structured as a tender offer or exchange offer for the outstanding Enerflex common shares or shares of Exterran common stock, as applicable, is commenced (other than by the other party or an affiliate of the other party), fail to recommend and publicly announce, within ten (10) business days after its commencement, against acceptance of such tender offer or exchange offer by its shareholders or stockholders, as applicable;

•	approve, adopt, recommend, or declare advisable any alternative proposal or publicly propose to approve, adopt or recommend or declare advisable any alternative proposal;

•
fail to publicly reaffirm the recommendation to Exterran stockholders or Enerflex shareholders, as applicable, within ten (10) business days after an alternative proposal (or material modification thereto) is first publicly announced by such party or the person making such alternative proposal (or, with respect to any material amendments, revisions or changes to the terms of any such previously publicly disclosed alternative proposal that are publicly disclosed within the last five (5) business days prior to the effective time, fail to take these affirming actions, with references to the applicable ten (10) business day period being replaced with three (3) business days);

•
approve, adopt or recommend, or declare advisable or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, Merger Agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement referred to and entered into in compliance with the section of the Merger Agreement described above under the subsection entitled “
No Solicitation
”) with respect to any alternative proposal;

•
exempt any person other than the other party to the Merger Agreement (or in Exterran’s case, Enerflex or merger sub) from any takeover statute or approve or authorize, or cause or permit the other party or any of its subsidiaries to enter into, an acquisition agreement in connection with an alternative proposal; or

•	resolve or publicly propose to take any action described in the foregoing of this section.
The taking of any of the actions set forth above will constitute a “change of recommendation.”
Furthermore, each of Exterran and Enerflex will (and will cause its subsidiaries and its and their respective directors and officers to, and will use its reasonable best efforts to cause its other representatives to) promptly terminate any existing discussions and negotiations conducted prior to the date of the Merger Agreement with any person (other than Exterran, Enerflex or any of their respective affiliates or representatives) with respect to any alternative proposal, or proposal or transaction that could reasonably be expected to lead to or result in an alternative proposal. Each of Exterran and Enerflex will promptly terminate all physical and electronic data access previously granted to such persons and request that any such persons promptly return or destroy all confidential information concerning Exterran or Enerflex, as applicable, and any of its subsidiaries and provide prompt written confirmation.
Prior to the time, in the case of Exterran, the Exterran stockholder approval is obtained or, in the case of Enerflex, the Enerflex shareholder approval is obtained, the board of directors of Exterran or Exterran, as applicable, may:

•
In response to a superior proposal, effect a change of recommendation and/or, cause Exterran or Enerflex to terminate the Merger Agreement to enter into a definitive agreement providing for a superior proposal, if the respective board determines in good faith after consultation with the outside legal counsel and financial advisors, that such proposal is a superior proposal, but only if the Exterran board, or Enerflex board, as applicable, has determined in good faith after consultation with the outside legal counsel, that the failure to make such change of recommendation and/or terminate the Merger Agreement to enter into such acquisition agreement providing for such superior proposal would breach or reasonably be expected to breach the respective boards’ fiduciary duty to the shareholders or stockholders, respectively, under applicable law;

and if: (i) Exterran or Enerflex, as applicable, has given the other party written notice of its intent to take such action at least five (5) business days in advance, setting forth a description of the terms and conditions of the superior proposal that is the basis for such action (and including the identity of the person making the superior proposal and a copy of the proposed definitive agreement for such superior proposal, if any); (ii) Exterran or Enerflex, as applicable, negotiates in good faith during such five-business-day
period with the other party and its representatives (to the extent such other party wishes to negotiate) to enable such other party to make such amendments to the terms of the Merger Agreement as would permit the Exterran board or the Enerflex board, as applicable, not to effect a change of recommendation in connection with such superior proposal or not to cause the party to terminate the Merger Agreement in connection with the entry into a definitive agreement providing for a superior proposal; and (iii) at the end of such five-business-day
period, prior to taking action to effect a change of recommendation or, terminating the Merger Agreement, the Exterran board or the Enerflex board, as applicable, makes the fiduciary determination as set forth under the Merger Agreement again, and concludes that the superior proposal would continue to constitute a superior proposal if such amendments were to be given effect. For purposes of the aforementioned negotiation period, any material modification to the terms of the superior proposal (including any change in the amount or, if applicable, form of consideration) will be deemed to be a new alternative proposal, except that references to five business days will be deemed to be references to three business days.

•
In response to an intervening event, effect a change of recommendation, if the Exterran board or the Enerflex board, as applicable, determines in good faith, after consultation with the applicable party’s outside legal counsel, that the failure of the Exterran board or the Enerflex board, as applicable, to take such action would breach or would reasonably be expected to breach fiduciary duties of Exterran’s or Enerflex’s board, as applicable, under applicable law provided, that the Exterran board or the Enerflex board, as applicable, will not be entitled to make such a change in recommendation unless: (i) Exterran or Enerflex, as applicable, has given the other party written notice of its intent to take such action at least ten (10) business days in advance, setting forth in reasonable detail, the reasons for effecting a change of recommendation; (ii) Exterran or Enerflex, as applicable, will cause their respective representatives (including executive officers) to be available to negotiate in good faith during such ten-business-day
period with the other party (to the extent such other party desires to negotiate) to enable such other party to make such amendments to the terms and conditions of the Merger Agreement as would permit the Exterran board or the Enerflex board, as applicable, not to effect a change of recommendation in connection with such intervening event; and (iii) at the end of such ten-business-day
period, prior to taking action to effect a change of recommendation, the Exterran board or the Enerflex board, as applicable, takes into account in good faith any amendments to the Merger Agreement proposed by the other party in response to the intervening event, as applicable, during the ten-business-day
period, and concludes, in good faith after consultation with its outside legal counsel, that the failure to take such action would breach or would reasonably be expected to breach such board’s fiduciary duties under applicable law.

As further described in the section below entitled “
The Merger Agreement—Termination or Abandonment of the Merger Agreement
,” if (i) Enerflex terminates the Merger Agreement due to Exterran board making a change of recommendation, or if Exterran terminates the Merger Agreement to enter into a definitive agreement providing for a superior proposal, Exterran will be required to pay Enerflex a termination payment of US$10.0 million in cash, less any amounts required to be withheld or deducted on account of taxes and (ii) if Exterran terminates the Merger Agreement due to the Enerflex board making a change of recommendation or if Enerflex terminates the Merger Agreement to enter into a definitive agreement providing for a superior proposal, Enerflex will be required to pay a termination payment of US$20.0 million in cash, less any amounts required to be withheld or deducted on account of taxes.
The Merger Agreement will not prohibit Exterran or Enerflex, or each of their board of directors or any committees, from complying with their respective disclosure obligations under applicable law, rules or policies of the NYSE or the TSX.

Efforts to Obtain Required Stockholder/Shareholder Votes
Exterran will take all action necessary in accordance with applicable law and its organizational documents to set a record date for, duly give notice of, convene and hold a special meeting of its stockholders following the mailing of this proxy statement/prospectus for the purpose of obtaining the Exterran stockholder approval on a date mutually selected by Exterran and Enerflex as soon as reasonably practicable following the date when this proxy statement/prospectus and Form
F-4
is declared effective by the SEC (which we refer to as the “clearance date”) and in any case, within forty-five (45) days following the clearance date. Unless Exterran has made a change of recommendation in compliance with the provisions of the Merger Agreement, Exterran will include its recommendation for the Exterran stockholders to vote to adopt the Merger Agreement in this proxy statement/prospectus, and will solicit, and use its reasonable best efforts to obtain, the Exterran stockholder approval at the Exterran special meeting (including by soliciting proxies in favor of the adoption of the Merger Agreement) as soon as reasonably practicable.
Exterran will cooperate with and keep Enerflex informed on a reasonably current basis regarding its solicitation efforts and voting results following the dissemination of this proxy statement/prospectus to its stockholders. Exterran (i) will adjourn or postpone the Exterran special meeting (A) to allow time for the filing and dissemination of any supplemental or amended disclosure document that the Exterran board has determined in good faith (after consultation with its outside legal counsel) is required to be filed and disseminated under applicable law or (B) if as of the time that the Exterran special meeting is originally scheduled (as set forth in this proxy statement/prospectus) there are insufficient shares of Exterran common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Exterran special meeting and (ii) may, and at Enerflex’s request will, adjourn or postpone the Exterran special meeting to allow reasonable additional time to solicit additional proxies necessary to obtain the Exterran stockholder approval; provided, however, that, unless otherwise agreed by the parties, the Exterran special meeting will not be adjourned or postponed to a date that is more than twenty (20) business days after the date for which the Exterran special meeting was previously scheduled; provided, further, that the Exterran special meeting will not be adjourned or postponed to a date on or after two (2) business days prior to October 24, 2022 (as may be extended by the terms of the Merger Agreement, which we refer to as the “end date”) or a date that requires Exterran to select a new record date under applicable law. Without the prior written consent of Enerflex, the adoption of the Merger Agreement will be the only matter (other than matters of procedure and matters required by applicable law to be voted on by Exterran stockholders in connection with the adoption of the Merger Agreement) that Exterran will propose to be acted on by Exterran stockholders at the Exterran special meeting.
Subject to the provisions of the Merger Agreement, Enerflex will take all action necessary in accordance with applicable law and its organizational documents to set a record date for, duly give notice of, convene and hold the Enerflex special meeting following the mailing of the management information circular for the purpose of obtaining the Enerflex shareholder approval on a date mutually selected by Exterran and Enerflex as soon as reasonably practicable following the clearance date and, in any case, within forty-five (45) days following the clearance date. Unless Enerflex has made a change of recommendation in compliance with the provisions of the Merger Agreement, Enerflex will include the Enerflex recommendation in the management information circular, and will solicit, and use its reasonable best efforts to obtain, the Enerflex shareholder approval at the Enerflex special meeting (including by soliciting proxies in favor of the Enerflex common share issuance) as soon as reasonably practicable.
Enerflex will cooperate with and keep Exterran informed on a reasonably current basis regarding its solicitation efforts and voting results following the dissemination of the management information circular to its shareholders. Enerflex (i) will adjourn or postpone the Enerflex special meeting (A) to allow time for the filing and dissemination of any supplemental or amended disclosure document that the Enerflex board has determined in good faith (after consultation with its outside legal counsel) is required to be filed and disseminated under applicable law or (B) if as of the time that the Enerflex special meeting is originally scheduled (as set forth in the management information circular) there are insufficient Enerflex common shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Enerflex special meeting and (ii) may, and at Exterran’s request will, adjourn or postpone the Enerflex special meeting to allow reasonable additional time to solicit additional proxies necessary to obtain the Enerflex shareholder approval; provided, however, that, unless otherwise agreed by the parties, the Enerflex special meeting will not be adjourned or postponed to a date that is more than twenty (20) business days after the date for which the Enerflex special meeting was previously scheduled; provided, further, that the Enerflex special meeting will not be adjourned or postponed to a date on or after two (2) business days prior to the end date or a date that requires Enerflex to select a new record date under applicable law. Without the prior written consent of Exterran (which consent will not be unreasonably withheld, conditioned or delayed), the approval of the Enerflex common share issuance will be the only matter (other than matters of procedure and matters required by applicable law to be voted on by Enerflex shareholders in connection with the approval of the Enerflex share issuance) that Enerflex will propose to be acted on by the shareholders of Enerflex at the Enerflex special meeting.
The obligations of Exterran and Enerflex to hold the meetings of their respective stockholders and shareholders will not be affected solely by the making of a change of recommendation.
Financing
Debt Financing
Enerflex has agreed to use its reasonable best efforts, and will cause each of its subsidiaries to use its reasonable best efforts to take all actions necessary to obtain the debt financing on the conditions described in the debt commitment letters, including (i) maintaining in effect the debt commitment letters, (ii) negotiating and entering into definitive agreements with respect to the debt financing consistent with the terms and conditions contained therein on or prior to the closing date, (iii) satisfying (or obtaining a waiver of) all conditions in the debt commitment letters and the definitive agreements that are applicable to and within the reasonable control of Enerflex and are necessary to enable the consummation of the debt financing concurrently with or prior to closing, (iv) consummating the debt financing concurrently with or prior to closing, and (v) enforcing its rights under the debt commitment letters, in each case in a timely and diligent manner.
In the event (x) any portion of the debt financing contemplated by the debt commitment letters that is required to fund the financing amounts becomes unavailable (including pursuant to the “flex” terms within the debt commitment letters) regardless of the reason therefor, Enerflex will promptly notify Exterran in writing of such unavailability and will use its reasonable best efforts, and will cause each of its subsidiaries to use their reasonable best efforts, to obtain as promptly as practicable following the occurrence of such event, alternative debt or other financing for any such portion from alternative sources or (y) Enerflex decides, in its sole discretion, to replace all or any portion of the debt financing with alternative debt or other financing, such alternative financing will: (A) be in an amount that, when taken together with the aggregate amount of net proceeds available from the debt financing, if any, that remains available and cash and cash equivalents immediately available to Enerflex at the closing, is sufficient to pay the financing amounts; (B) not be subject to any conditions precedent to funding that are additional to, expand on or are more onerous on Enerflex and its affiliates than, the conditions set forth in the debt commitment letters except any customary conditions for a bridge facility or a bond financing that (taken as a whole) are not materially less favorable to Enerflex (in the reasonable judgment of Enerflex) than the conditions (taken as a whole) contained in the debt commitment letters; and (C) not (1) reasonably be expected to prevent, materially delay or materially impede the consummation of the merger or prevent or materially impede the repayment or refinancing of a material portion of any indebtedness of Exterran that constitutes “Refinanced Indebtedness” (as defined in the initial debt commitment letter), in each case, as contemplated by the Merger Agreement, (2) materially adversely impact the ability of Enerflex to enforce its rights against the other parties to the debt commitment letters or the definitive agreements as so amended, replaced, supplemented or otherwise modified, or (3) impose material obligations on Exterran or any of its subsidiaries that would be effective prior to closing. Enerflex or merger sub will provide Exterran, upon reasonable request, with information and documentation regarding the debt financing as is reasonably necessary or advisable to allow Exterran to monitor the progress of the debt financing activities. Without limiting the generality of the foregoing, Enerflex will notify Exterran as soon as reasonably practicable (x) if Enerflex becomes aware that there exists any actual or threatened (in writing) material breach, default, repudiation, cancellation or termination of a debt commitment letter or any definitive agreement by any financing party thereto of which Enerflex has become aware or if Enerflex has received written communication from any financing party with respect to any actual material breach, default, repudiation, cancellation or termination of any provision in a debt commitment letter or any definitive agreement by any financing party or (y) if Enerflex determines in good faith that it will not be able to obtain any or all of the debt financing on the conditions described in the debt commitment letters prior to closing. Enerflex will deliver to Exterran true and complete copies of all definitive agreements in connection with an alternative financing (provided that such copies may be subject to customary redactions with respect to fee amounts and pricing and other economic terms, including “market flex” provisions, none of which would reasonably be expected to affect the conditionality, enforceability, availability, termination or aggregate principal amount of the debt financing or the debt commitment letters). The obligations described herein will also apply to any alternative financing, provided that any changes required for such financing can be made that do not materially alter the obligations above.
Enerflex and merger sub have acknowledged and agreed that their obligations under the Merger Agreement to consummate the merger or any of the other transactions contemplated, are not subject to, or conditioned on, the receipt or availability of any funds or financing (including the debt financing).
Cooperation of Exterran
Exterran has agreed to use its reasonable best efforts, and will cause each of its subsidiaries to use its reasonable best efforts, and each of them will use their reasonable best efforts to cause their respective representatives to use their reasonable best efforts, to provide customary, reasonable and timely cooperation, to the extent reasonably requested by Enerflex, in connection with the offering, arrangement, syndication, marketing, consummation, issuance or sale of any debt financing or alternative financing (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of Exterran or its affiliates), including, to the extent so requested, using reasonable best efforts to:

•
as promptly as reasonably practical, furnish Enerflex, merger sub and the financing parties (and their respective representatives, as applicable) with the required financing information and such further information as may be reasonably necessary for the required financing information to remain compliant and such other customary financial and other information regarding Exterran and its subsidiaries as may be reasonably requested by, and is necessary for, Enerflex or merger sub to fulfill its conditions and obligations under the debt commitment letters;

•
provide reasonable and customary assistance to Enerflex, merger sub and the financing parties (and their respective representatives, agents and advisors, as applicable) in their preparation of (A) offering documents, offering memoranda, offering circulars, private placement memoranda, registration statements, prospectuses, syndication documents and other syndication materials, including information memoranda, lender and investor presentations, bank books and other marketing documents, and similar documents to be used in connection with any portion of the debt financing and (B) materials for rating agency presentations, including (but subject to the limitation set forth below) by providing any financial information and other data required to prepare any pro forma financial statements that are required under applicable securities laws to be included in, or as may otherwise be reasonably required for and are customarily included in the foregoing financing materials;

•
make senior management of Exterran available, at reasonable times and locations and upon reasonable prior notice, to participate in meetings, drafting sessions, presentations, road shows, rating agency presentations and due diligence sessions and other customary syndication activities;

•
cause Exterran’s independent registered accounting firm to provide customary assistance, including by using reasonable best efforts to cause Exterran’s independent registered accounting firm (A) to provide customary comfort letters (including “negative assurance” comfort) in connection with any capital markets transaction comprising a part of the debt financing to the applicable financing parties, (B) to provide any necessary consent to the inclusion of its audit report in respect of any financial statements of Exterran included or incorporated in any of the applicable financing materials, and (C) to participate in a reasonable number of due diligence sessions at reasonable times and locations and upon reasonable prior notice;

•	provide customary authorization letters authorizing the distribution of Exterran’s information to prospective lenders in connection with a syndicated bank financing;

•	assist Enerflex, merger sub and the financing parties in obtaining or updating corporate, facility and issue credit ratings;

•
assist in the negotiation, preparation and (contingent upon the closing) execution and delivery of any credit agreement, indenture, note, debenture or other debt security, purchase, underwriting, or agency agreement, guarantees, security documents, including any required information schedules or disclosures thereto, cash management agreements, hedging agreements, other supporting documents and customary closing certificates, and any other definitive and ancillary documentation for the debt financing as may be reasonably requested by Enerflex, in each case as contemplated in connection with the debt financing;

•	make introductions of Enerflex to Exterran’s existing lenders and facilitate relevant coordination between Enerflex and such lenders;

•
cooperate with the due diligence of the financing parties and their representatives in connection with the debt financing, to the extent customary and reasonable, including the provision of all such information requested with respect to the property and assets of Exterran and its subsidiaries and by providing to internal and external counsel of Enerflex, merger sub and the financing parties, as applicable, customary back-up
certificates and factual information to support any legal opinion that such counsel may be required to deliver in connection with the debt financing; provided, that, Exterran and its affiliates will not be required to deliver or cause the delivery of any legal opinions related to the debt financing;

•
deliver, at least seven business days prior to closing of the transaction, to the extent reasonably requested in writing at least ten business days prior to closing, all documentation and other information regarding Exterran and its subsidiaries that any financing party reasonably determines is required by domestic and foreign regulatory authorities under applicable “know your customer” and domestic and foreign anti-money-laundering rules and regulations and, to the extent required by any financing party, beneficial ownership certificates;

•
cooperate with and use reasonable best efforts to provide all reasonable assistance to Enerflex in connection with any steps Enerflex may determine are necessary or desirable to take to prepay some or all amounts outstanding under Exterran existing credit facility, including (A) prepare and submit customary notices in respect of any such prepayment; provided that such prepayment will be contingent upon the occurrence of the closing unless otherwise agreed in writing by Exterran; (B) obtain from the agent a customary payoff letter in respect of Enerflex’s existing credit facility; and (C) cooperate in the discharge and release of liens securing indebtedness referenced in this section, including obtaining customary lien termination and other instruments of discharge, in each case in a form reasonably acceptable to Enerflex;

•
to the extent requested by Enerflex, provide guarantees and facilitate the pledging of collateral and granting of security interests in connection with the debt financing (which discharges, releases, guarantees and security interests will not be required to take effect before the closing);

•
as soon as reasonably practical following the receipt of written request of Enerflex, (A) commence one or more consent solicitations to the holders of the Exterran’s senior notes, to waive, amend or remove any applicable change of control provisions, defaults or other covenants that would apply in connection with, or otherwise restrict the ability of the parties to consummate, the merger or the debt financing as contemplated in the Merger Agreement or the debt commitment letters, as applicable, (B) commence one or more offers to purchase Exterran’s senior notes, (C) issue a notice of optional redemption to redeem Exterran’s senior notes pursuant to the terms, or (D) take such other actions as may be permitted or required by the terms of Exterran’s senior notes to satisfy and discharge, or defease any or all obligations under Exterran’s senior notes, in each case on the terms and conditions specified by Enerflex; provided that Exterran will not be required to commence any debt transaction until Enerflex has provided the necessary consent solicitation statement, offer to purchase, related letter of transmittal, supplemental indenture, redemption notice and other related documents; Enerflex will also consult with Exterran regarding the timing of any debt transaction in light of the regular financial reporting schedule of Exterran and the requirements of applicable law; and

•
consent to the use of Exterran’s and its subsidiaries’ trademarks, trade names and logos in connection with the debt financing; provided that such trademarks, trade names and logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage Exterran or its subsidiaries or their respective reputation or goodwill.

Neither Exterran nor any of its affiliates will be required to take any of the actions listed above that would require certain extraordinary measures or cause certain extraordinary results, in each case as set forth in the Merger Agreement. Furthermore, Exterran’s breach of any of the covenants required to be performed by it under this section will not be considered in determining the satisfaction of the condition set forth in the fifth bullet in the section entitled “
The Merger Agreement—Conditions that Must be Satisfied or Waived for the Transaction to Occur—Conditions to the Obligations of Enerflex and Merger Sub,
” on page [    ], unless such breach is the primary cause of Enerflex being unable to consummate, and obtain the proceeds of, the debt financing at or prior to closing.
Employee Matters
From the effective time until December 31, 2022, Enerflex will or will cause the surviving corporation or one of its subsidiaries, as applicable, to provide to each employee of Exterran and its subsidiaries, for so long as such employee remains employed by Enerflex or its subsidiaries during such period with (i) at least the same annual base salary or wage rate provided to such employee by Exterran or the Exterran subsidiaries immediately prior to the effective time, (ii) the opportunity to earn at least the same economic value for the short term incentives provided to such employee by Exterran or the Exterran subsidiaries for the calendar year 2021, (iii) continuing medical, dental, vision, disability and life insurance benefits that are no less favorable than those provided under the Enerflex benefit plans for similarly situated employees of Enerflex or any of its subsidiaries, and (iv) the same severance and post-termination benefits that an Exterran continuing employee would have received for a termination of employment immediately prior to the effective time. Each Exterran continuing employee will retain all of such employee’s accrued but unpaid vacation, sick time or other paid time off as of the effective time, to be administered in accordance with the policies in effect when such vacation or other paid time off is used during 2022 by each such Exterran continuing employee. With respect to the continuing medical, dental, vision, disability and life insurance benefits under this section, Enerflex will cause the applicable Enerflex benefit plan to: (x) waive all pre-existing
conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such Exterran continuing employees, to the extent such pre-existing
conditions, exclusions or waiting periods were satisfied under the similar Exterran benefit plan in effect immediately before the effective time; and (y) provide each such Exterran continuing employee with credit for any co-payments
and deductibles paid (to the same extent such credit was given for the year under the similar Exterran benefit plan in effect immediately before the effective time) in satisfying any applicable deductible or out-of-pocket
requirements.

With respect to any Enerflex benefit plan, excluding any retiree health plans or programs maintained by Enerflex or any of its subsidiaries, if any, any defined benefit retirement plans or programs maintained by Enerflex or any of its subsidiaries, if any, and any equity compensation arrangements maintained by Enerflex or any of its subsidiaries, Enerflex will, or will cause the surviving corporation to, with respect to the continuing Exterran employees, credit all years of service of such individuals with Exterran or any of its subsidiaries as if such service were with Enerflex, for purposes of eligibility to participate (but not for purposes of vesting or benefit accrual, except for vacation, if applicable) for full or partial years of service in any applicable Enerflex benefit plan in which such Exterran continuing employees may be eligible to participate after the effective time; provided, that such service will not be credited to the extent that: (i) such crediting would result in a duplication of benefits; (ii) such service was not credited under the corresponding Exterran employee plan, or (iii) such crediting is not allowed by the terms of such Enerflex benefit plan.
Exterran will terminate the Exterran
non-qualified
deferred compensation plan effective no later than the day immediately prior to the closing date. Enerflex has its own 401(k) plan, therefore, effective as of no later than the day immediately prior to the closing date, Exterran will, if requested by Enerflex in its sole discretion, freeze and terminate Exterran’s 401(k) plan with Fidelity Investments. Effective no later than the day immediately preceding the closing date, Exterran will terminate any employee plans maintained by Exterran or its subsidiaries that Enerflex has requested to be terminated by providing a written notice to Exterran at least five (5) days prior to the closing date, provided, that such Exterran employee plans can be terminated in accordance with their terms and applicable law. For greater certainty, the provisions of this section do not affect the Exterran equity awards.
Without limiting the foregoing, the provisions in the “
Employee Matters
” section under the Merger Agreement are solely for the benefit of the parties to the Merger Agreement, and no current or former director, employee or consultant or any other person will be a third-party beneficiary of the Merger Agreement, and nothing in the Merger Agreement will prevent Enerflex, the surviving corporation or any of their affiliates from terminating the employment of any Exterran continuing employee.
Enerflex, merger sub and Exterran acknowledge and agree that (i) the merger will constitute a “change in control” (or concept of similar import) under the Exterran benefit plans identified in the Exterran disclosure schedules and (ii) as a result of the merger, the individuals identified in the Exterran disclosure schedules will be deemed to have experienced a “good reason” event (or similar concept), as applicable, as defined under such Exterran benefit plans.
With respect to matters described in this “
Employee Matters
” section, Exterran will not send any written notices or other written communication materials to Exterran employees without the prior written consent of Enerflex. Exterran will cooperate and collaborate with Enerflex on any such notices or communications.
Indemnification and Insurance
Enerflex, merger sub and Exterran agree that all rights to indemnification and related rights to reimbursement of expenses, if any, (in each case, solely with respect to claims arising from actions taken or not taken in good faith within the scope of their employment or service with Exterran or its subsidiaries prior to closing) now existing in favor of the present directors, officers or employees of Exterran or its subsidiaries (in each case, solely with respect to such claims when acting in such capacity and scope) as provided in their respective organizational documents or in certain agreement as disclosed in the disclosure schedules will survive the transaction and will continue in full force and effect for six years following the effective time and will not be amended, restated or otherwise modified by the transaction.
Prior to the effective time, Exterran may purchase prepaid
non-cancellable
runoff directors’ and officers’ liability insurance providing equivalent coverage and amounts for a period of six years from the closing date with respect to claims arising from or related to facts or events that occur on or before the closing date. The total cost of such run-off
directors’ and officers’ liability insurance will not exceed 300% of the current annual aggregate premium for directors’ and officers’ liability insurance currently maintained by Exterran.

The indemnification and insurance provisions contained in the Merger Agreement will survive the effective time and are expressly intended to benefit, and are enforceable by, each of the indemnified parties. If the surviving corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers all or substantially all of its assets to any other person or engages in any similar transaction, then in each such case, the surviving corporation will cause proper provision to be made so that the successors and assigns of the surviving corporation will expressly assume the obligations set forth in this section.
Regulatory Filings and Efforts; Other Actions
General Obligations
Subject to the Merger Agreement, each of the parties thereto will (and will cause each of their subsidiaries to) use their respective reasonable best efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under the Merger Agreement and applicable laws to cause the closing conditions to be satisfied and to consummate, and make the merger and the transactions contemplated by the Merger Agreement effective as promptly as practicable after the date of the Merger Agreement, and in any event prior to the end date, including by preparing and filing with all governmental entities as promptly as practicable after the date of the Merger Agreement all applications, notices, petitions, filings, ruling requests, and other documents necessary to consummate the merger, and to obtain as promptly as practicable after the date of the Merger Agreement all permits, consents, waivers, approvals, clearances, authorizations and expirations or terminations of waiting periods necessary to be obtained from the antitrust authorities and any other governmental entity in order to consummate the merger.
Except as otherwise permitted under the Merger Agreement, Enerflex will not, and will cause the Enerflex subsidiaries not to, and Exterran will not, and will cause the Exterran subsidiaries not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division, or otherwise acquire or agree to acquire any assets, or take any other action, if the entering into a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation, or the taking of any other action, would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorizations, consents, orders, clearances or approvals of any governmental entity necessary to consummate the transactions contemplated by the Merger Agreement or the expiration or termination of any applicable waiting period; (ii) increase, in any material respect, the risk of any governmental entity entering an order prohibiting the consummation of the transactions contemplated by the Merger Agreement; (iii) increase the risk, in any material respect, of not being able to remove any such order on appeal or otherwise; or (iv) prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement.
Regulatory Filings and Obligations
Exterran, Enerflex and each of their subsidiaries will:

•	make an appropriate and complete filing of a notification and report form pursuant to the HSR Act with respect to the merger within ten (10) business days of the date of the Merger Agreement;

•	make all other filings that are required to be made in order to consummate the merger with the antitrust authorities;

•
not extend any waiting period under the HSR Act or the applicable laws of other applicable
non-U.S.
jurisdictions of the antitrust authorities, if required to have a waiting period, or enter into any agreement with the antitrust authorities or any other governmental entity not to consummate the merger, without consulting with the other party in good faith; and

•
supply as promptly as practicable any additional information or documentation that may be requested by the antitrust authorities and use their respective reasonable best efforts to take all other actions necessary, proper or advisable to obtain the required antitrust approvals or to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other antitrust law as soon as practicable (including complying with any “second request” for information or similar request from a governmental entity pursuant to other regulatory laws).

Cooperation and Consultation
In connection with obtaining all required governmental approvals for the merger under the antitrust laws, each of Enerflex and Exterran will:

•
cooperate in all respects with each other in connection with any material communication, filing or submission and in connection with any investigation or other inquiry, including any action initiated by a private party;

•
keep the other party and its counsel promptly informed of any material communication received by such party from, or given by such party to, the antitrust authorities or other governmental entity and of any material communication received or given in connection with any action by a private party, in each case regarding the merger;

•
consult with each other in advance of any meeting or conference with the antitrust authorities or any other governmental entity or, in connection with any action by a private party, with any other person, and to the extent permitted by the antitrust authorities or such other governmental entity or other person, give the other party or its counsel the opportunity to attend and participate in such meetings and conferences; and

•
permit the other party and its counsel to review in advance any submission, filing or material communication (and documents submitted therewith) intended to be given by it to the antitrust authorities or any other governmental entity; provided that materials may be redacted to remove business secrets and other confidential material so long as the disclosing party acts reasonably in identifying such material for redaction. Enerflex and Exterran may, as each deems advisable and necessary, reasonably designate any competitively sensitive material to be provided to the other party as “Antitrust Counsel Only Material.” Such materials and the information contained therein will be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Enerflex or Exterran, as the case may be) or its legal counsel.

In furtherance and not in limitation of the other covenants of the parties in the Merger Agreement, if Enerflex determines, in its sole discretion, to defend through litigation on the merits any claim asserted in any court or other governmental body with respect to the merger by the Federal Trade Commission, the Department of Justice or any other applicable governmental entity, Exterran will use its reasonable best efforts to cooperate with and support Enerflex’s efforts.
In furtherance of the parties’ reasonable best efforts, each of Enerflex and the Enerflex subsidiaries, on the one hand, and each of Exterran and the Exterran subsidiaries, on the other hand, to the extent required to obtain required antitrust approvals or any necessary governmental approvals, will:

•
propose, negotiate or offer to effect, or consent or commit to, any sale, leasing, licensing, transfer, disposal, divestiture or other encumbrance, or holding separate, of any assets, licenses, operations, rights, product lines, businesses or interest therein (which we refer to as a “divestiture”); and

•
take or agree to take any other action, agree or consent to, make any concession in respect of, or permit or suffer to exist any condition or requirement setting forth, any limitations or restrictions on freedom of actions with respect to, or its ability to retain, or make changes in, any assets, licenses, operations, rights, product lines, businesses or interest therein (which we refer to as a “remedy”).

Notwithstanding the foregoing, Exterran and the Exterran subsidiaries may not take any such action without Enerflex’s express prior written consent; and no such divestiture or remedy will be required if (1) such divestiture or remedy would, in the good faith reasonable judgment of Enerflex, be reasonably expected to materially impair or diminish the benefits or advantages it expects to receive from the merger and the transactions contemplated by the Merger Agreement, or (2) such divestiture or remedy would have a material adverse effect on the business of (x) Enerflex and the Enerflex subsidiaries, taken as a whole, or (y) Exterran and the Exterran subsidiaries, taken as a whole, and no party or any of their respective subsidiaries will be required to take any of the actions referred to above with respect to a divestiture or remedy unless the effectiveness is conditioned on the occurrence of the closing.
Enerflex will have the right to direct all matters with any governmental entity consistent with its obligations under the Merger Agreement. Notwithstanding anything to the contrary in the Merger Agreement, Enerflex will make all strategic decisions and lead all discussions, negotiations and other proceedings, and coordinate all activities with respect to any requests that may be made by, or any actions, consents, undertakings, approvals, or waivers that may be sought by or from, any governmental entity, in connection with obtaining governmental approvals for the merger under the antitrust laws, including determining the strategy for contesting, litigating or otherwise responding to objections to, or proceedings challenging, the consummation of the merger, in each case subject to good faith consultations with Exterran reasonably in advance and in consideration of Exterran’s views. Prior to the effective time, Exterran will also cooperate with Enerflex in good faith with a view to preparing filings that may need to be made post-closing under any applicable antitrust laws, including promptly providing all information that may be required or reasonably requested in connection with the preparation of such filings and supplying any additional information that may be required or reasonably requested by the applicable governmental entity in connection with such filings.
Other Covenants and Agreements
Enerflex and Exterran have agreed in the Merger Agreement to various other covenants and agreements regarding various matters, including with respect to:

•
each party providing the other party with reasonable access, subject to compliance with applicable laws, to such party’s businesses, properties, personnel, agents, contracts, commitments, books and records and other reasonably requested information during the period prior to the effective time;

•
cooperation between Enerflex and Exterran in the preparation and filing of this proxy statement/prospectus and the management information circular and coordination of the Exterran special meeting and Enerflex special meeting, including commercially reasonable efforts to cause the respective record dates and dates and times of the two meetings to occur on the same calendar day (and in any event as close in time as possible);

•
each party taking such actions as are necessary to complete the transactions contemplated by the Merger Agreement if any takeover statute is or may become applicable to the transactions contemplated by the Merger Agreement;

•	cooperation between Exterran, Enerflex and merger sub in connection with public announcements regarding the transactions contemplated by the Merger Agreement;

•
cooperation with Enerflex and the use of reasonable best efforts by Exterran to delist Exterran common stock from the NYSE and deregister Exterran common stock under the U.S. Exchange Act as promptly as practicable after the effective time;

•
the use of reasonable best efforts by Enerflex to cause the Enerflex common shares that are to be issued in the merger to be listed on the NYSE or Nasdaq, subject to official notice of issuance, and the TSX, subject to customary listing conditions, prior to the effective time;

•
each party taking reasonably necessary or advisable steps to cause any dispositions of Exterran equity securities and any acquisitions of Enerflex equity securities, pursuant to the transactions contemplated by the Merger Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the U.S. Exchange Act to be exempt under Rule 16b-3 promulgated under the U.S. Exchange Act;

•
Exterran giving Enerflex the reasonable opportunity to participate in the defense or settlement of any stockholder litigation brought against Exterran or the Exterran board relating to the transactions contemplated by the Merger Agreement and Exterran refraining from compromising or settling, or agreeing to compromise or settle, any such stockholder litigation without the prior written consent of Enerflex (which will not be unreasonably withheld, conditioned or delayed);

•	certain tax matters;

•	coordination between the parties of the declaration, setting of record dates and payment dates of dividends on Exterran common stock; and

•	Enerflex executing and delivering written stockholder consent of merger sub adopting and approving the Merger Agreement.
Termination or Abandonment of the Merger Agreement
The Merger Agreement may be terminated and abandoned at any time prior to the effective time whether before or after any approval by Exterran stockholders or Enerflex shareholders of the matters presented in connection with the transaction:

•	by mutual written consent of Exterran and Enerflex;

•	by either Exterran or Enerflex, if:

•
the effective time has not occurred on or before the end date; however, if the conditions in the Merger Agreement have not been satisfied or the debt financing has not been obtained on or prior to the end date, then the end date will be automatically extended for thirty (30) days. Further, if the marketing period has started within fifteen (15) calendar days of the end date but has not ended or will not end on or prior to the end date, the end date will be automatically extended to the next business date after the last scheduled day of such marketing period. The right to terminate the Merger Agreement pursuant to this prong is not available to the party if the failure of closing to occur by the end date is due to such party’s failure to perform its obligations, covenants or agreement set forth in the Merger Agreement;

•
any court or other governmental entity of competent jurisdiction that must grant a required antitrust approval has denied approval of the merger and such denial has become final and nonappealable, or any governmental entity of competent jurisdiction has issued a final and nonappealable order permanently enjoining or otherwise prohibiting or making illegal the consummation of the transaction; unless the failure to obtain a required antitrust approval is due to the failure of the party seeking termination to perform or observe its obligations, covenants or agreement set forth in the Merger Agreement;

•	Exterran stockholder approval is not obtained at Exterran special meeting or at any adjournment or postponement thereof; or

•	Enerflex shareholder approval is not obtained at Enerflex special meeting or at any adjournment or postponement thereof; or

•	by Exterran:

•
if there has been a breach or failure to perform in any material respect by Enerflex or merger sub of any representation, warranty, covenant or agreement set forth in the Merger Agreement and such breach or failure (A) would result in a failure of certain conditions to closing and (B) is not curable prior to the end date, or if curable prior to the end date, has not been cured within 20 business days after the giving of notice thereof by Exterran; however, the right to terminate the Merger Agreement due to such a breach or failure will not be available to Exterran if Exterran is in material breach of any representation, warranty, agreement or covenant contained in the Merger Agreement;

•
prior to receipt of Exterran stockholder approval, in order to enter into a definitive agreement providing for a superior proposal in respect of Exterran to the extent permitted and subject to compliance with the terms of the Merger Agreement; however, immediately prior to or contemporaneously with the termination of the Merger Agreement, Exterran will pay to Enerflex the Exterran termination fee;

•
prior to receipt of Enerflex shareholder approval, if Enerflex board has effected a change of recommendation or Enerflex materially breaches its non-solicitation
obligations under the Merger Agreement; or

•
if all the conditions to the merger under the Merger Agreement have been satisfied (other than conditions which by their nature cannot be satisfied until closing), Enerflex and merger sub fail to consummate the closing on the anticipated closing date due to failure of all or a portion of the debt financing to be funded at closing for any reason, and Exterran has delivered to Enerflex written notice confirming that the conditions to merger have been satisfied or waived, as applicable, and Exterran is ready to close but Enerflex and merger sub fail to consummate the closing within five business days following the later of the date the closing should have occurred and receipt of the written notice by Exterran; or

•	by Enerflex:

•
if there has been a breach or failure to perform in any material respect by Exterran of any representation, warranty, covenant or agreement set forth in the Merger Agreement and such breach or failure (A) would result in a failure of certain conditions to closing and (B) is not curable prior to the end date, or if curable prior to the end date, has not been cured within 20 business days after the giving of notice thereof by Enerflex; however, the right to terminate the Merger Agreement due to such a breach or failure will not be available to Enerflex if Enerflex or merger sub is in material breach of any representation, warranty, agreement or covenant contained in the Merger Agreement;

•
prior to the receipt of Enerflex shareholder approval, in order to enter into an agreement providing for an Enerflex superior proposal in accordance with the terms of the Merger Agreement; however, immediately prior to or contemporaneously with the termination of the Merger Agreement, Enerflex pays to Exterran the Enerflex termination fee; or

•
prior to receipt of Exterran stockholder approval, if Exterran board has effected a change of recommendation, or Exterran materially breaches its non-solicitation
obligations under the Merger Agreement.

Notice of Termination; Effect of Termination
Except as described in the section below entitled “
The Merger Agreement—Termination or Abandonment of the Merger Agreement—Termination Fees
,” on page
[    ]
, if the Merger Agreement is validly terminated in accordance with its terms, the Merger Agreement will be null and void and there will be no liability on the part of Exterran, Enerflex, merger sub or their respective subsidiaries or affiliates, except that (i) certain provisions of the Merger Agreement will survive such termination, including those relating to termination payments and confidentiality, (ii) no such termination will relieve any party for liability for such party’s fraud or willful and material breach of any covenant or obligation contained in the Merger Agreement prior to its termination, and (iii) the confidentiality agreement, the expense reimbursement and indemnification provisions, the termination provisions and the miscellaneous provisions will survive the termination.

Termination Fees
Exterran has agreed to pay a termination payment of US$10.0 million to Enerflex, less any amounts required to be withheld or deducted on account of taxes, in consideration for Enerflex’s disposition of its contractual rights under the Merger Agreement, if:

•
the Merger Agreement is terminated by Exterran prior to receipt of Exterran stockholder approval, in order to enter into a definitive agreement providing for a superior proposal in respect of Exterran;

•	the Merger Agreement is terminated by Enerflex because, prior to receipt of Exterran stockholder approval, Exterran board has effected a change of recommendation; or

•
after the date of the Merger Agreement, a qualifying transaction in respect of Exterran is publicly proposed or publicly disclosed prior to, and not publicly withdrawn at least two business days prior to, the Exterran special meeting; (ii) the Merger Agreement is terminated by (A) either party as a result of the occurrence of the end date prior to receipt of Exterran stockholder approval or due to the failure to obtain Exterran stockholder approval or (B) Enerflex for Exterran having breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreement contained in the Merger Agreement (as described above); and (iii) concurrently with or within 12 months after such termination Exterran consummates a qualifying transaction or enters into a definitive agreement providing for a qualifying transaction and later consummates such transaction.

Enerflex has agreed to pay or cause to be paid a termination payment of US$20.0 million to Exterran, less any amounts required to be withheld or deducted on account of taxes, in consideration for Exterran’s disposition of its contractual rights under the Merger Agreement, if:

•
the Merger Agreement is terminated by Enerflex prior to receipt of the Enerflex Shareholder Approval, in order to enter into a definitive agreement providing for a superior proposal in respect of Enerflex;

•	the Merger Agreement is terminated by Exterran prior to receipt of Enerflex shareholder approval because the Enerflex board has effected a change of recommendation; or

•
after the date of the Merger Agreement, a qualifying transaction in respect of Enerflex is publicly proposed or publicly disclosed prior to, and not publicly withdrawn at least two business days prior to, the Enerflex special meeting; (ii) the Merger Agreement is terminated by (A) either party for the effective time not occurring on or before the end date prior to the receipt of the Enerflex shareholder approval or due to the failure to obtain the Enerflex shareholder approval or (B) Exterran for Enerflex or merger sub having breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements contained in the Merger Agreement (as described above); and (iii) concurrently with or within 12 months after such termination Enerflex consummates a qualifying transaction or enters into a definitive agreement providing for a qualifying transaction and later consummates such transaction.

Enerflex has also agreed to pay or cause to be paid a termination payment of US$30.0 million to Exterran less any amounts required to be withheld or deducted on account of taxes, if Exterran terminates the Merger Agreement in connection with Enerflex’s failure to secure all, or any portion of, the debt financing to be funded at closing for any reason; provided that Exterran has to provide written notice to Enerflex stating Exterran’s readiness to consummate the transaction and Enerflex fails to consummate the transaction within five business days after such termination.
Any termination payment payable will be paid as proceeds in consideration for the disposition of the receiving party’s rights under the Merger Agreement.

Expenses
Except as set forth in the Merger Agreement, whether or not the merger is consummated, all costs and expenses incurred in connection with the merger, the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring or required to incur such expenses, except that all filing fees paid by any party in respect of the regulatory filing under the antitrust laws will be borne equally by Enerflex and Exterran.
Amendment; Waivers
At any time prior to the effective time, whether before or after receipt of Exterran stockholder approval and the Enerflex shareholder approval, any provision of the Merger Agreement may be amended or waived only if such amendment or waiver is in writing and signed, in the case of an amendment, by Exterran, Enerflex and merger sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, that (a) after receipt of Exterran stockholder approval, if any such amendment or waiver will by applicable law or in accordance with the rules and regulations of the NYSE, require further approval of the stockholders of Exterran, the effectiveness of such amendment or waiver will be subject to the approval of the stockholders of Exterran and (b) after receipt of the Enerflex shareholder approval, if any such amendment or waiver will by applicable law or in accordance with the rules and regulations of the NYSE or Nasdaq, as applicable, or the TSX require further approval of the shareholders of Enerflex, the effectiveness of such amendment or waiver will be subject to the approval of the shareholders of Enerflex. No failure or delay by any party in exercising any right under the Merger Agreement will operate as a waiver of such right nor will any single or partial exercise thereof preclude any other or further exercise of any other right under the Merger Agreement. The rights and remedies therein provided will be cumulative and not exclusive of any rights or remedies provided by law.
Specific Enforcement; Remedies
Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in the Merger Agreement, the non-breaching
party will be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach.
While Exterran may pursue both a grant of specific performance and the payment of the financing termination fee under the Merger Agreement, under no circumstances is Exterran permitted or entitled to receive both (i) a grant of specific performance that permits the consummation of the transactions contemplated by the Merger Agreement, including the merger, and (ii) monetary damages in connection with the Merger Agreement or any termination of the such agreement, including any portion of the financing termination fee.
Each party further agrees that no other party or any other person will be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in the specific performance section of the Merger Agreement, as summarized above, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
Governing Law
The Merger Agreement is governed by the law of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

THE VOTING AGREEMENTS
On January 24, 2022, in connection with the execution of the Merger Agreement, Enerflex entered into the voting agreements with the supporting stockholders and all of the directors and officers of Exterran. The following is a summary of selected material provisions of the voting agreements. This summary is qualified in its entirety by reference to the voting agreements, which are attached as
 Annexes
 C and D
 to this proxy statemen/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the voting agreements and not by this summary or any other information contained in this proxy statement/prospectus. Exterran urges you to carefully read the voting agreements in their entirety before making any decisions regarding the merger.
Generally
In order to induce Enerflex to enter into the Merger Agreement, concurrently with the execution and delivery of the Merger Agreement, Enerflex entered into the voting agreements with the supporting stockholders and all of the directors and officers of Exterran. The voting agreements cover a total of 9,375,827 shares of Exterran common stock owned by the stockholders that are parties to the voting agreements, representing approximately 28.24% of the outstanding shares of Exterran common stock.
Agreement to Vote
Pursuant to the voting agreements, the supporting stockholders and all of the directors and officers of Exterran have agreed that, during the term of the voting agreements at any annual or special meeting of Exterran’s stockholders with respect to the following matters (and at every adjournment or postponement thereof), and on any action or approval of Exterran’s stockholders by written consent or consents with respect to any of the following matters, each such stockholder will vote (including via proxy) all of the shares beneficially owned by that stockholder at such time, which we refer to as the “covered shares” (or cause the holder of record on any applicable record date to vote (including via proxy) of the covered shares):

•	in favor of (i) the proposal to adopt the Merger Agreement and (ii) the proposal to adjourn or postpone such meeting if necessary or appropriate; and

•
against (i) any action, proposal, transaction or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty, or any other obligation or agreement of Exterran under the Merger Agreement or of such stockholder under the voting agreements, (ii) any Exterran acquisition proposal, or any of the other transactions contemplated thereby other than the Merger Agreement and (iii) any other action, proposal, transaction, agreement which could reasonably be expected to delay, postpone or adversely affect the timely consummation of the merger or the fulfillment of Exterran’s, Enerflex’s, or merger sub’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of Exterran (including any amendments to Exterran’s certificate of incorporation and bylaws).

Each supporting stockholder and the director and officer of Exterran has also agreed to be represented in person (including virtually) or by proxy at every meeting of the Exterran’s stockholders (and at every adjournment or postponement thereof) in order for its covered shares to be counted as present for purposes of establishing a quorum.
Transfer Restrictions
The supporting stockholders and the directors and officers of Exterran also have agreed to certain restrictions on the transfer of their respective covered shares prior to the adoption of the Merger Agreement by the Exterran stockholders. Each has agreed not to, directly or indirectly, without the prior written consent of Enerflex, transfer, sell, offer, exchange, assign, pledge, convey any record or beneficial ownership in or otherwise dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law, or otherwise), or encumber (which we refer to collectively as a “transfer”), any of the covered shares or enter into any contract, option, or other agreement with respect to, or consent to, a transfer of, any of the covered shares or such stockholder’s voting or economic interest therein. However, the transfer restrictions will not prohibit (a) a transfer of the covered shares pursuant to certain exceptions for existing pledge agreements; and (b) transfers to an affiliate and if such stockholder is an individual, to any immediate family member (including a trust for such immediate family member’s benefit), or upon the death of such stockholder, provided that the transferee agrees to be bound by the applicable voting agreement.
Non-Solicitation
Additionally, until the earlier to occur of the effective time of the merger, the termination of the Merger Agreement, the termination of the voting agreements, December 23, 2022, and the election of an applicable stockholder to terminate the applicable voting agreement due to certain amendments to the consideration payable pursuant to the Merger Agreement, each supporting stockholder and director and officer of Exterran (solely in its capacity as a stockholder of Exterran) has agreed not to, and to use its reasonable best efforts to cause its controlled affiliates (if any) and representatives not to, directly or indirectly:
(i) solicit, initiate or knowingly encourage or knowingly facilitate any inquiry regarding, or the making or submission of any proposal, offer or indication of interest that constitutes, or would reasonably be expected to lead to, or result in, an Exterran acquisition proposal;
(ii) engage in, knowingly encourage, continue or otherwise participate in any discussions or negotiations with any person other than Enerflex, merger sub, Exterran and their respective affiliates and representatives (which we refer to any such person as a “third party”) regarding an Exterran acquisition proposal or any inquiry, proposal, offer or indication of interest that would reasonably be expected to lead to, or result in, an Exterran acquisition proposal;
(iii) furnish to any third party any nonpublic information relating to Exterran or its subsidiaries in connection with or for the purpose of facilitating an Exterran acquisition proposal or any inquiry, proposal, offer or indication of interest that would reasonably be expected to lead to, or result in, an Exterran acquisition proposal;
(iv) recommend or enter into any other letter of intent, memorandum of understandings, agreement in principle, option agreement, acquisition agreement, Merger Agreement, joint venture agreement, partnership agreement or other similar agreement with respect to an Exterran acquisition proposal (except for confidentiality agreements permitted thereunder);
(v) solicit proxies with respect to an Exterran acquisition proposal (other than the merger and the Merger Agreement) or otherwise knowingly encourage or assist any person in taking or planning any action that could reasonably be expected to compete with, restrain, or otherwise serve to interfere with or inhibit the timely consummation of the merger in accordance with the terms of the Merger Agreement;
(vi) knowingly encourage or recommend any other holder of Exterran common stock to not adopt the Merger Agreement or approve the transactions contemplated by the Merger Agreement, including the merger, or make any public statement approving or recommending an Exterran acquisition proposal;
(vii) initiate a stockholders’ vote or action by written consent of Exterran’s stockholders with respect to an Exterran acquisition proposal; and
(viii) approve, authorize or agree to do any of the foregoing or otherwise knowingly facilitate any effort or attempt to make an Exterran acquisition proposal.

However, notwithstanding the preceding obligations, if Exterran is permitted, as described in the section entitled “
The Agreement and Plan of Merger—Restrictions on Solicitation of Exterran Acquisition Proposals
” beginning on page [ ], to have discussions or negotiations with respect to an Exterran acquisition proposal, the supporting stockholders, directors and officers and their respective representatives may participate in discussions or negotiations with such person or group making such Exterran acquisition proposal, to the same extent as Exterran is permitted to do so under the terms of the Merger Agreement.
Termination
The voting agreements terminate automatically upon the earlier of:

•	the effective time of the merger;

•	the termination of the Merger Agreement in accordance with its terms;

•	the termination of the voting agreements by mutual written consent of the parties;

•	December 23, 2022; and

•
with respect to each stockholder, the election of such stockholder in its sole discretion to terminate the applicable voting agreement promptly following any amendment of any term of the Merger Agreement that reduces or changes the form of consideration payable pursuant to the Merger Agreement.

Governing Law
The voting agreements are governed by Delaware law.

UNAUDITED PRO FORMA FINANCIAL INFORMATION
The following unaudited pro forma financial information has been derived from the audited historical financial statements of Enerflex and Exterran for the fiscal year ended December 31, 2021 and the unaudited historical financial statements of Enerflex and Exterran as at and for the three months ended March 31, 2022 incorporated by reference or included elsewhere in this form. The unaudited pro forma statement of financial position as at March 31, 2022 presents the financial positions of Enerflex and Exterran giving pro forma effect to the transaction described below as if these events occurred on March 31, 2022. The unaudited pro forma statements of earnings for the year ended December 31, 2021 and the three months ended March 31, 2022 present the results of operations of Enerflex and Exterran giving pro forma effect to the transaction described below as if these events occurred on January 1, 2021 (collectively the “unaudited pro forma financial information”).
The Enerflex unaudited consolidated statement of financial position as at March 31, 2022, the Enerflex unaudited consolidated statement of earnings for the three months ended March 31, 2022, and the Enerflex audited consolidated statement of earnings for the year ended December 31, 2021 were prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). The Exterran unaudited consolidated balance sheet as at March 31, 2022 the Exterran unaudited consolidated statement of operations for the three months ended March 31, 2022 and the Exterran audited consolidated statement of operations for the year ended December 31, 2021 were prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The unaudited consolidated pro forma information is presented in accordance with IFRS.
The transaction
The unaudited pro forma consolidated financial information should not be relied upon as being indicative of the results of operations had the transaction occurred on the dates indicated. The unaudited pro forma financial information also does not project results of operations or the financial position of Enerflex for any future period or date. The actual financial position and results of operations may differ significantly from the unaudited pro forma amounts reflected herein due to a variety of factors.
The unaudited pro forma financial information includes the following adjustments for the transaction:

•
an estimated purchase price of $210.6 million comprised of the non-cash
estimated share value of share conversion of $198.9 million based on 33,315,011 outstanding Exterran common stock and Enerflex’s closing share price of $5.97 on July 8, 2022, the non-cash
estimated share value of the share-based awards of $7.5 million and the estimated fractional share amount of approximately $4.2 million in cash as merger consideration;

•
the use of proceeds of $1,155.9 million (USD $925.0 million) from the bridge loan, $53.6 million drawn from the new revolving credit facility, and existing cash in Exterran and Enerflex of $72.5 million to fund a portion of the merger consideration as above, to repay existing indebtedness of Exterran of $797.8 million (USD $638.5 million) and existing indebtedness of Enerflex of $342.3 million, and to pay related fees and expenses;

•
the payment of financing costs of approximately $68.1 million related to cancellation, make-whole, bridge financing and debt costs, $10.1 million of financing costs capitalized as part of the issuance of the new financing facilities, $5.7 million related to the settlement of share-based compensation awards liabilities, $23.3 million in post-combination expenses such as severances and $30.4 million in advisory, legal fees and other transaction costs;

•	adjustments to convert the historical financial statements of Exterran prepared in accordance with GAAP to IFRS and to conform to the accounting policies used by Enerflex;

•	adjustments to translate the Exterran unaudited consolidated balance sheet as at March 31, 2022 and the Exterran unaudited consolidated statement of operations for the three months ended March 31,

2022 into Canadian dollars at a rate of USD$1.00 = CAD$1.25 and USD$1.00 = CAD$1.27, respectively and translate the Exterran audited consolidated statement of operations for the year ended December 31, 2021 into Canadian dollars at a rate of USD$1.00 = CAD$1.25; and

•
changes in the carrying values of certain assets and liabilities of Exterran to reflect their preliminary, estimated fair values at the date of closing of the transaction, as well as values assigned to previously unrecognized intangible assets and related changes in amortization expenses.

The statements contained herein do not reflect the costs of any integration activities or benefits that may result from the realization of future cost savings from operating efficiencies, or any other synergies that may result from the transaction.
The unaudited pro forma adjustments are based upon available information and certain assumptions as described in the accompanying notes to the unaudited pro forma financial information, which management believes are reasonable. The unaudited pro forma financial information is presented for informational purposes only and does not purport to represent what the actual combined financial information would have been if the transaction actually occurred on the dates indicated, nor are they necessarily indicative of future combined results of operations or combined financial condition. Actual results may differ materially from the estimates used within the accompanying unaudited pro forma financial information.
The unaudited pro forma financial information has been prepared using the acquisition method of accounting, which will establish a new basis of accounting for all of the Exterran identifiable assets acquired and liabilities that will be assumed at fair value as of the date control is obtained and are subject to change. Enerflex will be the acquirer for accounting purposes and Exterran will be the acquiree, based on factors considered at the time of preparation of this form. The acquisition accounting is dependent upon certain valuations, changes in Enerflex’s share price, and other studies that have yet to progress to a stage where there is sufficient information for a definitive measurement. Enerflex intends to complete the valuations and other assessments upon completion of the merger and will finalize the purchase price allocation as soon as practicable. The various assets and liabilities of Exterran have been measured based on preliminary estimates using assumptions that Enerflex believes are reasonable and based on information that is currently available. Differences between these preliminary estimates and the final acquisition accounting will occur, and these differences could have a material impact on the accompanying unaudited pro forma financial statements and the future results of operations and financial results of Enerflex.
The unaudited pro forma financial information should be read together with the Enerflex and Exterran “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and related notes incorporated by reference or included elsewhere in this form.

Unaudited Pro Forma Consolidated Statement of Financial Position
As of March 31, 2022
(dollars in thousands)

	Historical					Transaction Accounting Adjustments
	CAD Enerflex (IFRS)	USD Exterran (US GAAP)	CAD Exterran (US GAAP)	Presentation- conforming adjustments	Notes	Pro forma adjustments	Notes	Pro forma consolidated (IFRS)
Assets
Current assets:
Cash and cash equivalents	$133,214	$60,001	$74,977	$—		$(72,835)	4,5a	$135,356
Restricted cash	—	8,718	10,894	—		—		10,894
Accounts receivable	222,046	165,221	206,460	—		—		428,506
Contract assets	114,178	57,771	72,192	104	3c	—		186,474
Inventories	195,559	80,092	100,084	18,856	3c	3,355	5b	317,854
Work-in-progress related to finance leases	32,377	—	—	—		—		32,377
Current portion of finance leases receivable	20,235	—	—	—		—		20,235
Income taxes receivable	3,545	—	—	—		—		3,545
Derivative financial instruments	258	—	—	—		—		258
Other current assets	13,713	26,428	33,024	—		—		46,737
Current assets associated with discontinued operations	—	15,626	19,526	(18,960)	3c	(566)	5e	—

Total current assets	735,125	413,857	517,157	—		(70,046)		1,182,236
Property, plant, and equipment	93,509	607,144	758,687	(19,363)	3b	—		832,833
Rental equipment	594,040	—	—	—		—		594,040
Lease right-of-use assets	47,280	21,654	27,059	—		12,171	5c	86,510
Finance leases receivable	117,322	—	—	—		—		117,322
Deferred tax assets	9,261	9,392	11,736	19,151	3d	—		40,148
Other assets	58,824	63,159	78,923	131,585	3d	(3,325)	5f	266,007
Long-term contract assets	—	105,302	131,585	(131,585)	3d	—		—
Intangible assets	8,399	—	—	19,363	3b	881	5d	28,643
Goodwill	563,215	—	—	—		—	4	563,215
Long-term assets associated with discontinued operations	—	1,687	2,108	—		(2,108)	5e	—

Total assets	$2,226,975	$1,222,195	$1,527,255	$19,151		$(62,427)		$3,710,954

Unaudited Pro Forma Consolidated Statement of Financial Position
As of March 31, 2022
(dollars in thousands)

	Historical					Transaction Accounting Adjustments
	CAD Enerflex (IFRS)	USD Exterran (US GAAP)	CAD Exterran (US GAAP)	Presentation- conforming adjustments	Notes	Pro forma adjustments	Notes	Pro forma consolidated (IFRS)
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$256,296	$206,789	$258,403	$92	3c	$(3,223)	4	$511,568
Warranty provision	5,608	—	—	—		—		5,608
Income taxes payable	10,976	—	—	19,151	3d	—		30,127
Deferred revenues	109,217	76,944	96,149	31	3c	(2,049)	5g	203,348
Current portion of lease liabilities	13,286	5,084	6,353	—		—		19,639
Derivative financial instruments	409	—	—	—		—		409
Current liabilities associated with discontinued operations	—	1,823	2,278	(124)	3c	—		2,154

Total current liabilities	395,792	290,640	363,183	19,150		(5,272)		772,853
Long-term debt	339,126	635,529	794,157	—		66,054	5f	1,199,337
Lease liabilities	41,157	26,310	32,877	—		—		74,034
Deferred tax liabilities	90,796	844	1,055	—		2,343	5h	94,194
Other liabilities	18,002	45,265	56,563	81,160	3c,d	(1,663)	5g	154,062
Long-term contract liabilities	—	64,655	80,793	(80,793)	3d	—		—
Long-term liabilities associated with discontinued operations	—	947	1,183	(366)	3c	—		817

Total liabilities	884,873	1,064,190	1,329,811	19,151		61,462		2,295,297
Shareholders’ equity:
Share capital	375,540	381	476	—		198,415	5i	574,431
Contributed surplus	659,067	753,340	941,374	—		(941,374)	5i	659,067
Retained earnings	272,351	(560,882)	(700,878)	—		575,542	5i	147,015
Accumulated other comprehensive income	35,144	23,083	28,845	—		(28,845)	5i	35,144
Treasury stock	—	(57,917)	(72,373)	—		72,373	5i	—

Total shareholders’ equity	1,342,102	158,005	197,444	—		(123,889)		1,415,657

Total liabilities and shareholders’ equity	$2,226,975	$1,222,195	$1,527,255	$19,151		$(62,427)		$3,710,954

See the accompanying notes to the unaudited pro forma consolidated financial information

Unaudited Pro Forma Consolidated Statement of Earnings
For the Three Months Ended March 31, 2022
(dollars in thousands, except per share amounts)

	Historical					Transaction Accounting Adjustments
	CAD Enerflex (IFRS)	USD Exterran (US GAAP)	CAD Exterran (US GAAP)	Presentation- conforming adjustments	Notes	Pro forma adjustments	Notes	Pro forma consolidated (IFRS)
Revenue	$323,069	$191,748	$242,791	$—		$(286)	6a	$565,574
Cost of goods sold	269,426	119,463	151,264	54,747	3c,e,g	(7,190)	6b	468,247

Gross margin	53,643	72,285	91,527	(54,747)		6,904		97,327
Selling and administrative expenses	46,804	41,880	53,028	(3,078)	3e,g	55	6c	96,809
Depreciation and amortization	—	40,355	51,098	(51,098)	3e	—		—
Impairment	—	—	—	—		—		—
Restructuring and other charges	—	—	—	—		—		—
Interest expense	—	11,049	13,990	(13,990)	3h	—		—
Transaction related costs	—	3,988	5,050	—		—		5,050
Other (income) expense, net	—	(1,630)	(2,064)	—		—		(2,064)

Operating income (loss)	6,839	(23,357)	(29,575)	13,419		6,849		(2,468)

Gain (loss) on disposal of property, plant and equipment	—	—	—	—		—		—
Equity earnings from associate and joint venture	284	—	—	—		—		284

Earnings (loss) before finance costs and income taxes	7,123	(23,357)	(29,575)	13,419		6,849		(2,184)
Net finance costs	3,871	—	—	13,990	3h	8,085	6e	25,946

Earnings (loss) before income taxes	3,252	(23,357)	(29,575)	(571)		(1,236)		(28,130)
Income taxes	3,621	5,769	7,305	—		—		10,926

Net earnings (loss) from continuing operations	(369)	(29,126)	(36,880)	(571)		(1,236)		(39,056)

Gain (loss) from discontinued operations	$—	$(519)	$(657)	$571	3c	$—		$(86)

Net income (loss)	$(369)	$(29,645)	$(37,537)	$—		$(1,236)		$(39,142)

Earnings (loss) per share:
Basic	$(0.00)	$(0.89)	$—	$—		$—		$(0.32)
Diluted	(0.00)	(0.89)	—	—		—		(0.32)

Weighted average number of shares:
Basic	89,679,811	33,317,000					6g	122,994,822
Diluted	89,679,811	33,317,000					6g	122,994,822
See the accompanying notes to the unaudited pro forma consolidated financial information

Unaudited Pro Forma Consolidated Statement of Earnings
For the Year Ended December 31, 2021
(dollars in thousands, except per share amounts)

	Historical					Transaction Accounting Adjustments
	CAD Enerflex (IFRS)	USD Exterran (US GAAP)	CAD Exterran (US GAAP)	Presentation- conforming adjustments	Notes	Pro forma adjustments	Notes	Pro forma consolidated (IFRS)
Revenue	$960,156	$630,245	$790,012	$7,705	3c	$(2,055)	6a	$1,755,818
Cost of goods sold	757,934	353,779	443,462	233,498	3c,e,g	(9,032)	6b	1,425,862

Gross margin	202,222	276,466	346,550	(225,793)		6,977		329,956
Selling and administrative expenses	147,931	132,510	166,101	(3,760)	3c,e,g	664	6c	310,936
Depreciation and amortization	—	175,063	219,441	(219,441)	3e	—		—
Impairment	—	7,959	9,977	—		—		9,977
Restructuring and other charges	—	1,338	1,677	(1,677)	3f	—		—
Interest expense	—	41,574	52,113	(52,113)	3h
Transaction related costs	—	—	—	1,677	3f	125,336	6d	127,013
Other (income) expense, net	—	(1,292)	(1,620)	(74)	3c	—		(1,694)

Operating income (loss)	54,291	(80,686)	(101,139)	49,595		(119,023)		(116,276)
Gain (loss) on disposal of property, plant and equipment	135	—	—	—		—		135
Equity earnings from associate and joint venture	671	—	—	—		—		671

Earnings (loss) before finance costs and income taxes	55,097	(80,686)	(101,139)	49,595		(119,023)		(115,470)
Net finance costs	16,995			52,113	3h	34,215	6e	103,323

Earnings (loss) before income taxes	38,102	(80,686)	(101,139)	(2,518)		(153,238)		(218,793)
Income taxes	56,557	30,238	37,903	—		—		94,460

Net earnings (loss) from continuing operations	(18,455)	(110,924)	(139,042)	(2,518)		(153,238)		(313,253)

Gain (loss) from discontinued operations	$—	$(1,784)	$(2,236)	$2,518	3c	$—		$282

Net income (loss)	$(18,455)	$(112,708)	$(141,278)	$—		$(153,238)		$(312,971)

Earnings (loss) per share:
Basic	$(0.21)	$(3.38)	$—	$—		$—		$(2.54)
Diluted	(0.21)	(3.38)	—	—		—		(2.54)

Weighted average number of shares:
Basic	89,679,811	33,315,011					6g	122,994,822
Diluted	89,679,811	33,315,011					6g	122,994,822
See the accompanying notes to the unaudited pro forma consolidated financial information

Notes to Unaudited Pro Forma Consolidated Financial Information

1.	Description of the Transaction
On January 24, 2022, Enerflex Corporation, Enerflex Ltd. (“Enerflex” or the “Company”) and its wholly owned subsidiary Enerflex US Holdings Inc. (“merger sub”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Exterran Corporation (“Exterran”). On closing, pursuant to the Merger Agreement and subject to the satisfaction or waiver of conditions set forth in the Merger Agreement, merger sub will merge with and into Exterran (“merger”), with Exterran surviving the merger as a direct wholly owned subsidiary of Enerflex. To effect the merger, all the common stock of Exterran shall be converted into the right to receive a number of common shares of Enerflex equal to an exchange ratio of 1.021 per common stock and cash consideration for any fractional share amounts on conversion representing a holder’s proportionate interest (collectively the “merger consideration”). The merger consideration has been estimated to be valued at approximately $210.6 million and is subject to certain adjustments set forth in the Merger Agreement related to the treatment and conversion of both parties’ share based awards. The merger consideration will be calculated based on the TSX trading price of Enerflex at the closing of the transaction estimated to occur in the second half of 2022.
Enerflex has entered a bridge loan facility with borrowing capacity up to USD $925 million bearing interest at SOFR plus a spread with 90-day step-ups (the “bridge loan”) and will be replaced with a permanent financing facility that has not yet been determined. In addition, the 3-year USD $600 million revolving credit facility has been increased to a fully committed USD $700 million revolving credit facility bearing interest of SOFR plus a spread per a net leverage-based pricing grid maturing on the third anniversary of the closing of the merger (the “New Bank Facility”).
For the purposes of this pro forma financial information, Enerflex has assumed the use of the proceeds from the bridge loan and a draw from the New Bank Facility of $53.6 million to pay the cash consideration portion of the Merger Consideration, refinance and extinguish the existing debt at both Enerflex and Exterran and pay related fees and expenses. The merger, the financing transactions described above, and the payment of related fees and expenses are collectively referred to as the “transaction”.

2.	Basis of presentation
The unaudited pro forma financial information has been derived from the historical financial statements of Enerflex and Exterran as follows:

i.
Enerflex consolidated statement of financial position as at March 31, 2022, the Enerflex consolidated statement of earnings for the three months ended March 31, 2022, and the Enerflex consolidated statement of earnings for the year ended December 31, 2021 (collectively referred to as the ‘‘Enerflex historical consolidated financial statements”); and

ii.
Exterran consolidated balance sheet as at March 31, 2022, and the Exterran consolidated statement of operations for the three months ended March 31, 2022 and for the year ended December 31, 2021 (collectively referred to as the ‘‘Exterran historical consolidated financial statements’’).

The unaudited pro forma statement of financial position as at March 31, 2022 presents the financial position of Enerflex and Exterran giving pro forma effect to the transaction described below as if these events occurred on March 31, 2022. The unaudited pro forma statement of earnings for the three months ended March 31, 2022 and the year ended December 31, 2021 present the results of operations of Enerflex and Exterran giving pro forma effect to the transaction described below as if these events occurred on January 1, 2021 (collectively the “unaudited pro forma financial information”). The unaudited pro forma financial information reflects the adjustments and assumptions outlined in the notes below.
The Enerflex historical consolidated financial statements were prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) and presented in Canadian dollars (CAD). The Exterran historical consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“US

GAAP”) and presented in United States dollars (USD). For purposes of preparing the unaudited pro forma financial information, adjustments have been made to the Exterran historical consolidated financial statements to convert those financial statements to IFRS and present the information in CAD. In addition, adjustments have been made to conform the accounting policies of Exterran to the accounting policies used by Enerflex as described in the notes to the Enerflex historical consolidated financial statements. Details on these adjustments are described in note 3, Reconciliation from US GAAP to IFRS and Conforming Adjustments.
The unaudited pro forma financial information has been prepared using the acquisition method of accounting in accordance with IFRS 3,
Business Combinations
(“IFRS 3”), which will establish a new basis of accounting for all of the Exterran identifiable assets acquired and liabilities that will be assumed at fair value as of the date control is obtained and are subject to change. Enerflex will be the acquirer for accounting purposes and Exterran will the acquiree, based on factors considered at the time of preparation. The purchase price accounting is dependent upon certain valuations and other studies that have yet to progress to a stage where there is sufficient information for a definitive measurement. Enerflex intends to complete the valuations and other assessments upon completion of the merger and will finalize the purchase price allocation as soon as practicable. The various assets and liabilities of Exterran have been measured based on preliminary estimates.
Differences between these preliminary estimates and the final accounting will occur, and these differences could have a material impact on the accompanying unaudited pro forma financial information and the future results of operations and financial results of Enerflex. The unaudited pro forma financial information has not been adjusted to give effect to certain expected financial benefits of the merger, such as tax savings, cost synergies or revenue enhancements, or the anticipated costs to achieve these benefits, including the cost of integration or restructuring activities.
The unaudited pro forma adjustments are based upon available information and certain assumptions as described in the accompanying notes to the unaudited pro forma consolidated financial information, which management believes are reasonable. The unaudited pro forma financial information is presented for informational purposes only and does not purport to represent what the actual combined financial information would have been if the merger and related financing actually occurred on the dates indicated, nor are they necessarily indicative of future combined results of operations or combined financial condition. If the proposed transaction is completed, the actual adjustments to the consolidated financial statements of Enerflex will depend on a number of factors and actual results may differ materially from the estimates used within the accompanying unaudited pro forma financial information.

3.	Reconciliation from US GAAP to IFRS and Conforming Adjustments
The Exterran historical consolidated financial statements were prepared in accordance with US GAAP presented in USD. For purposes of the unaudited pro forma consolidated financial information, those financial statements have been adjusted to conform to the recognition, measurement, and presentation requirements of IFRS presented in CAD, which is the presentation currency of Enerflex. The adjustments made to the Exterran historical consolidated financial statements are described below including certain conforming adjustments to align with Enerflex’s presentation and accounting policies. Enerflex has not had access to commercial sensitive documents such as Exterran’s customer contracts and has been unable to assess whether there will be any additional reconciling adjustments for such items between US GAAP and IFRS:

(a)
The Exterran consolidated balance sheet as at March 31, 2022 was translated from USD to CAD using the period end exchange rate of $1.25 whereas the Exterran consolidated statement of operations for the three months ended March 31, 2022 was translated from USD to CAD using the average exchange rate of $1.27 and the Exterran consolidated statement of operations for the year ended December 31, 2021 was translated from USD to CAD using the average exchange rate of $1.25.

(b)	Reflects a reclassification of computer software from property, plant and equipment to intangible assets as required under IAS 38, Intangible Assets .

(c)
Reflects a reclassification of certain discontinued operations in the Exterran historical consolidated financial statements related to the U.S. compression fabrication business that is core to the overall business of Enerflex and will no longer be considered discontinued operations upon completion of the merger. Approximately $19.0 million in assets have been reclassified into inventory and contract assets and approximately $0.5 million in liabilities have been reclassified to accounts payables and accrued liabilities, deferred revenues and other liabilities in the unaudited pro forma consolidated financial position as at March 31, 2022. Approximately $0.6 million in income from discontinued operations has also been reclassified to operating income and expenses in the unaudited pro forma consolidated statement of earnings for the three months ended March 31, 2022 and $2.5 million for the year ended December 31, 2021. The remaining assets and liabilities have been adjusted to fair value in the preliminary purchase price allocation as described in note 5(e).

(d)
Reflects presentation conforming adjustments to reclassify and combine certain asset and liability balances presented separately on the face of the Exterran consolidated balance sheet as at March 31, 2022 that are presented as a single line-item in the Enerflex consolidated financial position as at March 31, 2022.

(e)
Reflects a presentation conforming adjustment to reclassify depreciation and amortization expense presented separately on the face of the Exterran consolidated statement of operations for the three months ended March 31, 2022 and for the year ended December 31, 2021 into both cost of goods sold and selling and administrative expenses consistent with the Enerflex consolidated statement of earnings for the three months ended March 31, 2022 and for the year ended December 31, 2021.

(f)
Reflects a presentation conforming adjustment to reclassify legal fees incurred related to the merger recorded in restructuring and other related charges in the Exterran unaudited consolidated statement of operations for the year ended December 31, 2021 into merger expenses consistent with the Enerflex consolidated statement of earnings for the year ended December 31, 2021. No such reclassification was required for the Exterran consolidated statement of operations for the three months ended March 31, 2022.

(g)
Reflects a presentation conforming adjustment to reclassify sales taxes recorded in selling and administrative expenses in the Exterran consolidated statement of operations for the three months ended March 31, 2022 and for the year ended December 31, 2021 into cost of goods sold consistent with the Enerflex consolidated statement of earnings for the three months ended March 31, 2022 and for the year ended December 31, 2021.

(h)
Reflects a presentation conforming adjustment to reclassify interest expense recorded in interest expense in the Exterran consolidated statement of operations for the three months ended March 31, 2022 and for the year ended December 31, 2021 into net finance costs consistent with the Enerflex consolidated statement of earnings for the three months ended March 31, 2022 and for the year ended December 31, 2021.

4.	Estimated preliminary purchase price allocation
The unaudited pro forma financial information includes various assumptions, including those related to the preliminary purchase price allocation to the assets acquired and liabilities assumed of Exterran based on management’s preliminary estimates of fair value. The final purchase price allocation may vary based on final appraisals, valuations, and analyses of the fair value of the acquired assets and assumed liabilities. Accordingly, the unaudited pro forma adjustments are preliminary and have been made solely for illustrative purposes.

The following represents the effect of purchase accounting based on a preliminary basis. The following shows the preliminary allocation of the purchase price for Exterran to the acquired identifiable assets, liabilities assumed and pro forma goodwill (dollars in millions):

Purchase Price
Non-cash estimated fair value of share conversion	198.9
Estimated fractional share amount cash consideration	4.2
Estimated fair value of vested share-based awards	7.5

Total merger consideration	$210.6

Recognized amounts of identifiable assets acquired and liabilities assumed 1

Net book value of assets acquired as at March 31, 2022	197.4

Adjustments to fair value:
Increase in inventories	3.4
Increase in right-of-use assets	12.2
Derecognize existing intangible assets	(3.4)
Identifiable intangible assets	4.3
Increase in deferred tax liabilities	(2.3)
Derecognition of deferred financing fees	(7.1)
Decrease of assets associated with discontinued operations	(2.7)
Decrease of share-based compensation awards liability	5.1
Decrease in deferred revenue and other liabilities	3.7

Total goodwill	$—

1	Represents USD converted to CAD at a rate of $1.25 to reflect the merger in the presentation currency of Enerflex.
The estimated merger consideration of approximately $210.6 million includes the non-cash considerations, the estimated fair value of vested portion of the share-based awards and the fractional share amount cash consideration. The non-cash estimated fair value of the share conversion was calculated based on 33,315,011 outstanding Exterran common stock converted using the exchange ratio of 1.021 provided in the Merger Agreement based on Enerflex’s closing share price of $5.97 on July 8, 2022, which is the most recent practicable date for the preparation of these pro forma financial statements. The estimated vested share-based awards of $7.5 million were calculated based on an estimated fair value of the vested portion of the outstanding share-based compensation awards as recorded in the Exterran historical consolidated financial statements. The estimated fractional share amount of $4.2 million was calculated assuming that the total outstanding common stock of Exterran was converted applying the maximum cash payout for any fractional shares.
The merger consideration will depend on the market price of Enerflex’s common shares when the merger is completed. The respective equity and cash components of the merger consideration will be contingent on the number of shares and fractional shares of Exterran held by third parties and the number of vested share-based awards on the closing date of the merger. Enerflex believes that a 15% fluctuation in the market price of its common shares is reasonably possible and the potential effect on the merger consideration would be $30.5 million. Since the announcement of the merger until July 8, 2022, the Enerflex common shares have traded in a market price range from $9.55 to $5.58.
As described in note 2, the purchase price allocation presented above has been developed based on preliminary estimates of the fair values of the assets acquired and liabilities assumed, including estimates of the fair value of identifiable intangible assets acquired. The carrying value of cash and cash equivalents, accounts receivables, contract assets, accounts payables and accrued liabilities, contract liabilities, and certain portions of other assets and liabilities assumed was presumed by management to materially approximate their respective fair values as at March 31, 2022.

There has been no determination as to the fair value of property, plant and equipment to be acquired based on information received to date. As such, the historical carrying value has been used in the preliminary purchase price allocation reflected in the unaudited pro forma consolidated statement of financial position as at March 31, 2022. No adjustment was made to the unaudited pro forma consolidated statement of earnings, but any difference between the fair value and the historical carrying value would have a direct impact to future earnings via depreciation expense.
Goodwill is calculated as the difference between the acquisition date fair value of the consideration expected to be transferred and the preliminary values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized and is not currently assumed to be deductible for tax purposes. Goodwill could materially change based on changes in estimates in the fair value of the assets acquired and liabilities assumed. Based on the preliminary values, the Company has not recognized any goodwill.
As described in Note 2, the final allocation of the purchase price will be determined as of the merger date and is dependent on a number of factors, including discount rates and the final valuation of the tangible and identifiable intangible assets acquired and liabilities assumed of Exterran. Adjustments resulting from the final allocation of purchase price may be material.

5.	Pro forma adjustments to the consolidated statement of financial position of Enerflex
The pro forma adjustments are based on preliminary estimates and assumptions of Exterran that are subject to change. The following adjustments have been reflected in the unaudited pro forma consolidated financial position as at March 31, 2022:

(a)	Cash and cash equivalents
Reflects the pro forma adjustment to cash representing the sources and uses of cash to close the transaction as if the transaction had occurred on March 31, 2022, as follows (dollars in millions):

Sources of Funds
New Bank Facility (i)	53.6
Bridge loan (ii)	1,155.9
Existing cash (iii)	72.5

Total sources	$1,282.0

Uses of Funds
Estimated cash consideration of the Merger Consideration (iv)	4.2
Repayment Exterran debt (v)	797.9
Repayment of Enerflex debt (vi)	342.3
Transaction related costs (including financing fees) (vii)	137.6

Total uses	$1,282.0

i.
Concurrently with the closing of the merger, for the purposes of the pro forma financial information, Enerflex has assumed it will draw from the bridge loan to fund the merger, repay all the outstanding debt of both Enerflex and Exterran and certain transaction fees and expenses. The total bridge loan of $1,155.9 million (USD $925.0 million) is expected to be fully withdrawn upon the closing date.

ii.
Concurrently with the closing of the merger, Enerflex will enter into the New Bank Facility with expected borrowing capacity of USD $700.0 million. Enerflex has assumed it will draw from the New Bank Facility to the extent the bridge loan isn’t sufficient to fund the merger, repay all the outstanding debt of both Enerflex and Exterran and certain transaction fees and expenses. As such, a total amount of $53.6 million (USD $42.9 million) is expected to be drawn from the New Bank Facility.

iii.	A total amount of $72.5 million of existing cash in Exterran and Enerflex is expected to be utilized for the merger.

iv.	Represents the estimated cash consideration payable on the closing date of the merger related to the fractional share amounts.
v.
Represents approximately $360.5 million (USD $288.5 million) aggregate principal amount of Exterran’s revolving credit facility due October 2023 and approximately $437.4 million (USD $350.0 million) of 8.125% senior notes due May 2025 expected to be repaid in connection with the transaction.

vi.
Represents approximately $46.2 million aggregate principal amount of Enerflex’s revolving credit facility, approximately $32.4 million of the U.S. asset-based credit facility, approximately $146.2 million of senior notes due December 2024 and approximately $117.5 million of senior notes due December 2027, expected to be repaid in connection with the transaction.

vii.
Represents the estimated fees and expenses associated with the transaction including financing costs of approximately $68.1 million related to cancellation, make-whole, bridge financing and debt costs, $10.1 million of financing costs capitalized as part of the issuance of the new financing facilities, $5.7 million related to the settlement of share-based compensation awards liabilities, $23.3 million in post-combination expenses such as severances and $30.4 million in advisory, legal fees and other transaction costs.

(b)	Inventories
Reflects an increase of $3.4 million to the carrying value of certain Exterran inventory related to work-in-progress to adjust it to its preliminary estimated fair value based on the estimated selling price of the inventory less a normal profit margin. There has been no determination as to the fair value of inventory to be acquired related to parts and supplies based on information received to date nor the carrying value of $18.9 million in inventory related to the U.S. compression fabrication business reclassified from discontinued operations as described in note 3(b). This remaining inventory will be valued in conjunction with the valuation of property, plant and equipment.

(c)	Right-of-Use assets
Reflects an increase of $12.2 million to the carrying amount of the right-of-use assets related to Exterran acting as the lessee to correspond with the lease liability in accordance with IFRS 3.

(d)	Intangible assets
Reflects an increase in identifiable intangible assets of $0.9 million to $4.3 million, which represent a preliminary estimate of the value of customer relationships with an average weighted useful life of 10 years acquired at the close of the merger.

(e)	Assets and liabilities associated with discontinued operations
Reflects a decrease of $2.7 million related to the fair value adjustments of certain accounts receivables, intangibles, and other assets in the Belleli EPC business. The liabilities associated with the discontinued operations is assumed to materially approximate their respective carrying values consistent with other liabilities as disclosed in note 4.

(f)	Debt
Reflects a net increase in total debt of $66.1 million related the drawing of the bridge loan and New Bank Facility and corresponding extinguishment of both Enerflex and Exterran’s historical debt, consisting of:

i.	an increase of $1,155.9 million aggregate principal amount of debt relating to the bridge loan and $53.6 relating to the New Bank Facility;

ii.
a decrease of $1,140.2 million net book value of debt expected to be repaid in the transaction consisting of $342.3 million of Enerflex’s debt and $797.9 million of Exterran’s debt, and an increase of $6.9 million relating to the elimination of historical debt issuance costs of Enerflex and Exterran as of March 31, 2022; and

iii.
a decrease of $10.1 million relating to the incurrence of new debt issuance costs for the bridge loan, which are capitalized against the debt and recognized as non-cash interest expense periodically over the estimated life of the related debt obligations.

(g)	Deferred revenue and other liabilities
Reflects a decrease of $3.7 million of the carrying value of the assumed performance obligations to its preliminary fair value based on the estimated costs to fulfill the remaining extended performance obligations plus a normal profit margin.

(h)	Deferred tax liability
Reflects an increase in deferred tax liabilities of $2.3 million in relation to the fair value adjustment on intangible assets, right-of-use assets, inventories, and deferred financing costs at Exterran’s estimated effective tax rate of 25% for the three months ended March 31, 2022. There has been no determination as to the fair value of uncertain tax positions to be acquired based on information received to date.

(i)	Total equity
Adjustments to equity reflect a net decrease in the amount of $123.9 million, consisting of:

i.	a net decrease $269.8 million to reflect the elimination of Exterran historical common stock, additional paid-in capital, accumulated deficit and accumulated other comprehensive income;

ii.	an increase of $72.4 million to reflect the elimination of 4,771,565 common shares held as treasury stock that is cancelled as part of the merger;

iii.	an increase of $198.9 million to reflect the non-cash estimated fair value of share conversion; and

iv.	a decrease of $125.4 million in retained earnings to reflect the costs incurred related to the transaction and the refinancing.

6.	Pro forma adjustments to the consolidated statement of earnings of Enerflex
The following adjustments have been reflected in the unaudited pro forma consolidated statement of earnings for the three months ended March 31, 2022 and for the year ended December 31, 2021 giving effect to the transaction as if these events occurred on January 1, 2021:

(a)	Revenue
Reflects a decrease of $0.3 million for the three months ended March 31, 2022 and $2.1 million for the year ended December 31, 2021 resulting from the adjustment of deferred revenue to fair value to reflect the difference between prepayments related to extended service arrangements and the fair value of the assumed performance obligations as they are satisfied as described in note 5(g).

(b)	Cost of goods sold
Reflects a net decrease of $7.2 million in total cost of goods sold for the three months ended March 31, 2022 and $9.0 million for the year ended December 31, 2021 consisting of:

i.
An increase of $0.1 million in amortization expense for three months ended March 31, 2022 and $0.4 million for year ended December 31, 2021 resulting from the adjustment of the identifiable intangible assets to fair value in connection with purchase accounting as described in note 5(d). The preliminary amortization expense was calculated on a straight-line basis over the respective estimated weighted-average lives of all intangible assets. For a 10% change in the valuation of the definite-lived intangible assets, assuming a weighted average useful life of 10 years, amortization expense would increase or decrease by $0.01 million for the three months ended March 31, 2022 and $0.04 million for the year ended December 31, 2021;

ii.
A decrease of $0.5 million in amortization expense for the three months ended March 31, 2022 and $1.7 million for the year ended December 31, 2021 to eliminate the historical amortization of intangible assets;

iii.
A net decrease in compensation expense of $9.4 million for the three months ended March 31, 2022 ($8.6 million for the year ended December 31, 2021) resulting from the difference between Exterran’s historical stock-based compensation expense of approximately $9.6 million ($10.1 million for the year ended December 31, 2021) and the estimated share-based post-combination compensation expense of approximately $0.2 million ($1.5 million for the year ended December 31, 2021) related to replacement awards issued to continuing employees as part of the Merger Agreement. The fair value of the replacement awards (including restricted stock units and performance units) was determined based on the most recent share price and the exchange ratio of 1.021 and will be recognized ratably over the post-combination service weighted average vesting period of 1 year. The Enerflex replacement awards are subject to the same terms and conditions (including settlement terms) as the corresponding stock-based payment awards of Exterran on the Closing Date;

iv.
An estimated prorated increase of $0.3 million for the three months ended March 31, 2022 and $0.9 million for the year ended December 31, 2021 in amortization resulting from the adjustment to the right-of-use asset as described in note 5(c); and

v.	An estimated increase of $2.3 million for the three months ended March 31, 2022 resulting from the work-in-progress inventory that is expected to be sold in this period.

(c)	Selling and administrative expenses
Reflects a net increase of $0.06 million for the three months ended March 31, 2022 and $0.7 million for the year ended December 31, 2021 in total selling and administrative expenses consisting of:

i.
An increase of $3 thousand for the three months ended March 31, 2022 and $24 thousand for the year ended December 31, 2021 in amortization expense resulting from the adjustment of the identifiable intangible assets to fair value in connection with purchase accounting as described in note 5(d). The preliminary amortization expense was calculated on a straight-line basis over the respective estimated weighted-average lives of all intangible assets;

ii.
A decrease of $11.0 thousand in amortization expense for the three months ended March 31, 2022 and $0.1 million for the year ended December 31, 2021 to eliminate the historical amortization of intangible assets; and

iii.
An estimated prorated increase of $63.0 thousand in amortization for the three months ended March 31, 2022 and $0.74 million for the year ended December 31, 2021 resulting from the adjustment to the right-of-use asset as described in note 5(c).

(d)	Transaction related costs (including financing fees)
Reflects the estimated fees and expenses associated with the transaction including financing costs for the year ended December 31, 2021 of approximately $71.6 million related to cancellation, make-whole, bridge financing and debt costs not capitalized as part of the issuance of the new financing facilities, $23.3 million in post-combination expenses such as severances and $30.4 million in advisory, legal fees and other transaction costs. The severance costs are based on the expected required cash payment for all executive officers and non-officers for which the entity has decided to terminate or as per the Exterran severance policy. The amounts have been calculated in accordance with the change in control provisions in each respective employment agreement. The advisory, legal fees and other transaction costs are estimates that represent all the expected costs to complete the transaction and are not expected to recur beyond twelve months.

(e)	Interest expenses
Reflects a net increase of $8.1 million in interest expense for the three months ended March 31, 2022 and $34.2 million for the year-ended December 31, 2021, consisting of a decrease in aggregate historical interest expense of $17.8 million for the three months ended March 31, 2022 and $69.4 million for the year ended December 31, 2021 due to the repayment of the historical debt of Enerflex and Exterran and an increase of interest expense of $25.9 million for the three months ended March 31, 2022 and $103.6 million for the year ended December 31, 2021 based on interest rate of approximately 8.6% and 2.3% related to withdrawal from the bridge loan and New Bank Facility respectively and includes the non-cash amortization debt issuance costs of $0.8 million for the three months ended March 31, 2022 and $3.1 million for the year ended December 31, 2021.
For each increase or decrease in assumed interest rates of 0.125% related to the approximate $1,155.9 million in bridge loan to be issued on a pro forma basis as part of the transaction, annual interest expense would increase or decrease by approximately $0.4 million.

(f)	Income tax expenses
Reflects the calculated tax effect of the pro forma adjustments at an estimated effective tax rate of 25% of Enerflex and Exterran for the three months ended March 31, 2022 and for the year ended December 31, 2021. As Enerflex did not recognize deductible temporary differences for which it is unlikely that sufficient future taxable income will be available to offset against, no income tax gain has been recognized. The actual tax effects of the transaction will differ from the pro forma adjustments, and the differences may be material.

(g)	Pro forma earnings per share
The weighted average common shares outstanding of 122,994,822 for the three months ended March 31, 2022 and for year ended December 31, 2021 used to calculate pro forma basic and diluted earnings per share was based on the historical weighted average common shares outstanding of 89,679,811 for the three months ended March 31, 2022 and the common shares of Enerflex to be issued to finance the merger of 33,315,011 for the three months ended March 31, 2022 and for the year ended December 31, 2021.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ENERFLEX
DISCUSSION FOR THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR FISCAL YEAR ENDED DECEMBER 31, 2021
The following discussion should be read in conjunction with the unaudited interim condensed consolidated financial statements for the three months ended March 31, 2022 and 2021, Enerflex’s 2021 Annual Report, the Annual Information Form for the year ended December 31, 2021, and Enerflex’s consolidated financial statements and the related notes included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements that are subject to known and unknown risks and uncertainties. Actual results and the timing of events may differ significantly from those expressed or implied in such forward-looking statements due to a number of factors, including those set forth in the section entitled “Risk Factors” and elsewhere in this proxy statement/prospectus. You should read the following discussion in conjunction with the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”
The financial information reported herein has been prepared in accordance with International Financial Reporting Standards, or IFRS, and is presented in Canadian dollars unless otherwise stated.
The MD&A focuses on information and key statistics from the interim unaudited condensed consolidated financial statements, and considers known risks and uncertainties relating to the oil and gas services sector. This discussion should not be considered all-inclusive,
as it excludes possible future changes that may occur in general economic, political, and environmental conditions. Additionally, other elements may or may not occur which could affect industry conditions and/or Enerflex in the future. Additional information relating to the Company can be found in Enerflex’s Annual Information Form and Management Information Circular, which are available on SEDAR at www.sedar.com.
Amendment and Restatement of the Consolidated Financial Statements
Subsequent to the issuance of the audited Consolidated Financial Statements for the years ended December 31, 2021, 2020, and 2019, the Company identified a reclassification that required the restatement of amounts within the Statement of Cash Flows. Users of the Company’s financial statements should note that the adjustments do not change the Company’s overall cash position, and do not impact the Company’s Statement of Financial Position, the Company’s Statement of Earnings, or earnings before finance costs, income taxes, depreciation and amortization (“EBITDA”) calculations.
The amendment and restatement is the result of a material weakness noted in the operation of the control over review of financial statement presentation and disclosure, primarily related to the Statement of Cash Flows. This MD&A and the associated audited Consolidated Financial Statements for the years ended December 31, 2021, 2020, and 2019 have been amended and restated for this reclassification.
Full details of the numerical amendments can be found in Note 36 of the Consolidated Financial Statements, while a fulsome description of the material weakness and remediation steps can be found in the “Internal Control over Financial Reporting” section of this MD&A.
THE COMPANY
Enerflex is a single-source supplier of natural gas compression, oil and gas processing, refrigeration systems, energy transition solutions, and electric power generation equipment with related in-house engineering and mechanical services expertise. The Company’s broad in-house resources provide the capability to engineer, design, manufacture, construct, commission, and service hydrocarbon and other gas handling systems. Enerflex’s expertise encompasses field production facilities, compression and natural gas processing plants, gas-lift compression, refrigeration systems, energy transition solutions, and electric power equipment serving the natural gas production industry.

Headquartered in Calgary, Alberta, Canada, the Company has approximately 2,100 employees worldwide. Enerflex, its subsidiaries, interests in associates and joint operations, operate in Canada, the United States of America (“USA”), Argentina, Bolivia, Brazil, Colombia, Mexico, the United Kingdom, Bahrain, Kuwait, Oman, the United Arab Emirates (“UAE”), Australia, New Zealand, Indonesia, Malaysia, and Thailand. Through Enerflex’s owned natural gas infrastructure, the Company transforms over 3.1 billion cubic feet of natural gas per day, globally.
Enerflex has fabrication and workshop facilities in Calgary, Alberta; Houston, Texas; and Brisbane, Queensland; that supply custom fabricated and standard equipment to customers worldwide. Enerflex is one of the leading suppliers of natural gas compression within the rental market in Canada, the USA, Latin America, and the Middle East, with a global rental fleet of approximately 800,000 horsepower. The Company is a highly-qualified service provider with industry-certified mechanics and technicians strategically situated across a network of 53 service locations in Canada, the USA, Latin America, the Middle East, and Asia Pacific.
Enerflex operates three business segments: USA, Rest of World (“ROW”), and Canada. Each regional business segment has three main product lines: Engineered Systems, Service, and Energy Infrastructure (formerly Rentals). A summary of the business segments and product lines is included below:
USA

•
The Engineered Systems product line consists of custom and standard compression packages for reciprocating and screw compressor applications from Enerflex’s manufacturing facility located in Houston, Texas. In addition, the Company engineers, designs, manufactures, constructs, and installs modular natural gas processing equipment, energy transition solutions, refrigeration systems, and electric power solutions. Retrofit provides re-engineering, re-configuration, and re-packaging of compressors for various field applications.

•
The Service product line provides mechanical services and parts, as well as maintenance solutions to the oil and natural gas industry in the USA. The Company packages CAT engines and is also a Platinum Tier Gas Compression Solution Provider of INNIO Waukesha, providing worldwide access to parts and service for both products. Enerflex’s USA service branches are located in Colorado, Louisiana, New Mexico, North Dakota, Oklahoma, Pennsylvania, Texas, West Virginia, and Wyoming.

•
The Energy Infrastructure product line provides natural gas compression equipment rentals to oil and natural gas customers in the USA under its Contract Compression operations, primarily operating in the Permian and SCOOP/STACK formations utilizing a fleet of low- to high-horsepower packages. These compressor packages are typically used in wellhead, gas-lift and natural gas gathering systems, and other applications primarily in connection with natural gas and oil production. In addition, power generation rental solutions are also available in the USA region. The Energy Infrastructure product line in the USA operates out of the Houston, Texas head office facility along with branches in West Texas, New Mexico and Oklahoma.

REST OF WORLD

•	The Rest of World segment deploys products typically fabricated by Enerflex’s Engineered Systems division in Houston, Texas.

•
The Latin America region, with locations in Argentina, Bolivia, Brazil, Colombia, and Mexico, provides Engineered Systems products, including integrated turnkey natural gas compression, processing, and electric power solutions, with local construction and installation capabilities. The Service product line in the region focuses on after-market services, parts, and components, as well as operations, maintenance, and overhaul services. The Energy Infrastructure product line provides natural gas compression and processing equipment for rent to oil and gas customers in the region.

Enerflex has several operating Build-Own-Operate-Maintain (“BOOM”) facilities of varying size and scope in this region, providing customers with alternate solutions to meet their natural gas compression, processing, and electric power needs. These BOOM facilities can be treated as either operating or finance leases.

•
The Middle East/Africa (“MEA”) region, through its operations in Bahrain, Oman, Kuwait, and the UAE, provides engineering, design, procurement, project management, and construction services for compression, process, and power generation equipment, as well as rentals, after-market service, parts, and operations and maintenance services for gas compression, power generation, and processing facilities in the region. The Energy Infrastructure product line provides natural gas compression, power generation, and processing equipment for rent to oil and gas customers in the region. Enerflex has several BOOM facilities of varying size and scope in this region providing customers with alternate solutions to meet their natural gas compression, processing, and electric power needs. These BOOM facilities can be treated as either operating or finance leases.

•
The Australia region is headquartered in Brisbane, Queensland with additional locations in Queensland, Western Australia, and New Zealand providing after-market services, equipment supply, parts supply, and general asset management. The Brisbane facility also packages power generation equipment for use across the region.

•	The Asia region, with locations and operations in Indonesia, Malaysia, and Thailand, provides Engineered Systems, as well as after-market services and parts through the Company’s local operations.

•	Through its location in the United Kingdom, the Company provides customized compression, processing, and high-end refrigeration solutions in the Europe region.

•
As a Platinum Tier Gas Compression Solution Provider of INNIO Waukesha engines, the Company provides factory-direct access to Waukesha engines and parts in its Rest of World regions. This region also packages CAT engines and parts.

CANADA

•
The Engineered Systems product line is comprised of compression, process, energy transition, and electric power solutions. Enerflex provides custom and standard compression packages for reciprocating and screw compressor applications. It also engineers, designs, manufactures, constructs, and installs modular processing equipment and waste gas systems for natural gas facilities. Enerflex provides integrated turnkey (“ITK”) power generation, gas compression, and processing facilities. Retrofit solutions provide re-engineering, re-configuration, and re-packaging of compressors for various field applications. Enerflex has a manufacturing facility in Calgary, Alberta and retrofit facilities in Calgary, Grand Prairie, and Red Deer, Alberta.

•
The Service product line provides after-market mechanical service and parts distribution. As a Platinum Tier Gas Compression Solution Provider of INNIO Waukesha, the Company has worldwide factory-direct access to Waukesha engines and parts. In addition, Enerflex is also the authorized distributor and service provider of INNIO’s Jenbacher gas engines and parts in Canada. The Company also packages CAT and MAN engines and parts. The Service product line operates out of service branches located in Alberta, British Columbia, Ontario, and Quebec.

•
The Energy Infrastructure product line provides reciprocating and rotary screw natural gas compression packages ranging from 50 horsepower to 2,000 horsepower, as well as electric power equipment for rent to customers.

ENGINEERED SYSTEMS
The Engineered Systems product line is comprised of four product offerings: compression, process, energy transition, and electric power. Enerflex is able to combine one or more of these product offerings into an integrated turnkey solution, including civil works, piping and structural fabrication, and electrical, instrumentation, controls, and automation, as well as installation and commissioning. Enerflex’s ITK offering allows customers to simplify their supply chain, eliminate interface risk, and reduce the concept-to-commissioning cycle time of major projects.
Compression packages are offered from 20 horsepower to 10,000 plus horsepower and ranging from low specification field compressors to high specification process compressors for onshore and offshore applications. The Company also provides retrofit solutions which includes re-engineering, reconfiguration, and repackaging of compressors for various field applications. Processing equipment includes dehydration and liquids recovery, refrigeration and cryogenic processing, oil and natural gas separators, and amine sweetening to remove H2S or CO2.
For electric power, a typical power generation unit is comprised of a natural gas reciprocating engine driver, a generator, and control devices.
Facilities dedicated to the Engineered Systems product line occupy approximately 250,000 square feet of manufacturing space in Canada and approximately 315,000 square feet of manufacturing space in the USA. In addition, the Company has approximately 40,000 square feet of shop space in Australia that is devoted to retrofit, service, and overhaul activities.
SERVICE
Enerflex’s Service division provides after-market services, parts distribution, operations and maintenance solutions, equipment optimization and maintenance programs, manufacturer warranties, exchange components, and technical services to our global customers. The product line operates through an extensive network of branch offices and generally provides its services at the customer’s wellsite location using trained technicians and mechanics. Enerflex is a Platinum Tier Gas Compression Solution Provider of INNIO Waukesha, which allows the Company to package and service Waukesha engines for its customers worldwide. Additionally, the Company is an authorized distributor and service provider of INNIO’s Jenbacher gas engines and parts in Canada. Enerflex is also the authorized distributor for Altronic, a leading manufacturer of electric ignition and control systems, in all of its operating regions. Enerflex’s after-market service and support business includes distribution and remanufacturing facilities, with 53 outlets situated in active natural gas producing areas, over 400 service vehicles, hundreds of skilled mechanics, and a sizable inventory of original equipment manufacturer parts from key manufacturers.
ENERGY INFRASTRUCTURE
The Energy Infrastructure product line includes a variety of rental and leasing alternatives for natural gas compression, processing, and electric power equipment. The rental fleet is deployed across Canada, the USA, Argentina, Brazil, Colombia, Mexico, Bahrain, and Oman, and provides comprehensive contract operations services to customers in each of those regions. In addition to Enerflex’s asset fleet, this product line provides customers with trained personnel, equipment, tools, materials, and supplies to meet their natural gas compression, processing, and power generation needs, as well as designing, sourcing, installing, operating, servicing, repairing, and maintaining equipment owned by the Company necessary to provide these services. The Energy Infrastructure product line encompasses a fleet of natural gas compressors totalling approximately 800,000 horsepower on rent or available for rent globally

FINANCIAL OVERVIEW

	Twelve months ended December 31,
($ Canadian thousands, except percentages)	2021 1	2020 1	2019 1
Revenue	$960,156	$1,217,052	$2,045,422
Gross margin	202,222	279,322	414,223
Selling and administrative expenses	147,931	163,310	182,315

Operating income	54,291	116,012	231,908
Earnings before finance costs and income taxes (“EBIT”)	55,097	118,052	233,902
Net earnings (loss)	$(18,455)	$88,257	$152,128

Key Financial Performance Indicators 2
Engineered Systems bookings	$768,703	$273,782	$508,916
Engineered Systems backlog	557,549	142,973	467,757
Recurring revenue growth 3	(2.0)%	3.6%	14.5%
Gross margin as a percentage of revenue	21.1%	23.0%	20.3%
EBIT as a percentage of revenue	5.7%	9.7%	11.4%
Earnings before finance costs, income taxes, depreciation and amortization (“EBITDA”)	$142,719	$203,317	$320,461
Return on capital employed (“ROCE”)	3.5%	6.6%	15.8%
Rental horsepower	800,271	713,929	674,153

1
Certain balances have been reclassified between COGS and SG&A following management’s continuing review of the function of expenditures incurred. Please refer to Note 2(a) of the notes to the consolidated financial statements for additional details.

2	These key financial performance indicators are Non-IFRS measures. Further detail is provided in the Non-IFRS Measures section.
3
Recurring revenue is comprised of revenue from the Service and Energy Infrastructure product lines, which are typically contracted and extend into the future. While the contracts are subject to cancellation or have varying lengths, the Company does not believe these characteristics preclude them from being considered recurring in nature. Growth in recurring revenue is calculated on a period-over-period basis.

OVERVIEW
For the twelve months ended December 31, 2021 compared to the twelve months ended December 31, 2020:

•
Engineered Systems bookings totaled $768.7 million, up from $273.8 million in the same period last year reflecting improving conditions for customers and renewed optimism in the oil and gas sector. The movement in foreign exchange rates resulted in an increase of $5.7 million on foreign currency denominated backlog during the twelve months of 2021, compared to $7.5 million in the comparable period.

•
Operating income was lower than the prior year, primarily due to reduced Engineered Systems revenue on lower opening backlog, the recognition of large finance leases in the prior year, significantly higher share-based compensation costs, reduced contribution from certain large, high margin Engineered Systems projects that were largely completed by the third quarter of 2020 and lower government grants received. These impacts were partially offset by improved Service revenues, increased contribution from higher margin recurring revenue product offerings, and lower SG&A due to the bad debt expense in the prior year.

•
During the fourth quarter of 2021, the Company negotiated an extension of an existing contract on a significant BOOM asset. The extension is accounted for as a finance lease and is similar to the extensions that were signed in the fourth quarter of 2020 but has a lower impact in the current year and is the primary driver in the decrease in recurring revenues for the year.

•
Engineered Systems backlog at December 31, 2021 is $557.5 million, an increase of $414.5 million, compared to the backlog of $143.0 million on December 31, 2020 due to Engineered Systems bookings outpacing revenue recognized in the period, and favourable foreign exchange impacts of $5.7 million.

•
SG&A costs of $147.9 million in the twelve months of 2021 were down from $163.3 million in the same period last year. This favourable variance was the result of lower bad debt provisions, decreased compensation expense on reduced average headcount, and decreased profit share on lower operational results, partially offset by higher share-based compensation, and lower cost recoveries from government subsidies. The movement in share price resulted in $12.9 million of share-based compensation expense, compared to $1.8 million in the twelve months ended 2020 – a net increase of $11.1 million period-over-period.

•
The Company derecognized $44.7 million of deferred tax assets. This non-cash event related to unused tax losses and other deductible temporary differences in Canada. The derecognized tax assets have a finite life and the continued challenging market conditions create uncertainty whether sufficient taxable income will be available to offset these unused tax losses prior to expiry.

•
Inventory levels decreased $39.6 million when compared to December 31, 2020 as the Company continued to realize major equipment inventory into Engineered Systems projects and new contract compression units throughout 2021.

•	The Company invested $52.2 million in rental assets; the majority of which was used to fund the organic expansion of the USA contract compression fleet.

•	At December 31, 2021, the USA contract compression fleet totaled approximately 400,000 horsepower with an average fleet utilization of 86 percent for the twelve months ended December 31, 2021.

•	The Company has also invested $36.2 million towards construction of natural gas infrastructure assets, which will be accounted for as a finance lease.

•	During the third quarter of 2021, the Company extended $660.0 million of its Bank Facility to June 30, 2025, under substantially the same terms and conditions.

•
The Company maintained balance sheet strength by managing working capital, reducing debt, and continuing to exercise capital discipline. We exited the quarter financially strong, with a bank-adjusted net debt to EBITDA ratio of 1.0:1, compared to a maximum ratio of 3:1. This leverage ratio excludes the non-recourse debt. Enerflex has substantial undrawn credit capacity and cash on hand.

•
Subsequent to December 31, 2021, the Company’s Board of Directors approved its quarterly dividend of $0.025 per share, payable on April 7, 2022, to shareholders of record on March 10, 2022. The Board will continue to evaluate dividend payments on a quarterly basis, based on the availability of cash flow and anticipated market conditions.

•
On January 24, 2022, Enerflex and Exterran Corporation (NYSE: EXTN) announced they have entered into a definitive agreement to combine the companies in an all-share transaction to create a premier integrated global provider of energy infrastructure. Upon completion of the transaction, which will require shareholder and regulatory approval, the combined entity will operate as Enerflex Ltd. Subject to all approvals, the transaction is expected to close in the second half of 2022.

For the twelve months ended December 31, 2020 compared to the twelve months ended December 31, 2019:

•
Engineered Systems booking activity was lower in the twelve months of 2020 versus the comparative period due to restrained spending within the oil and gas industry. Bookings totaled $273.8 million, down from $508.9 million in the comparative period. During the year we recognized $19.8 million of previous bookings in the Canada segment that were de-booked. The de-booking largely related to a project initially recorded in a prior year that the customer deferred. The initial deposit was allocated to other projects that the Company had been awarded with the same customer. The movement in exchange rates resulted in an increase of $7.5 million on foreign currency denominated backlog during the twelve months of 2020, compared to a $35.0 million decrease in the comparable period – a $42.5 million period-over-period increase.

•
Operating income decreased over the comparative period, due largely to lower Engineered Systems revenue and increased bad debt provisions in the USA and ROW segments, partially offset by the impact of the finance lease transaction, as described below, as well as improved gross margin percentage and lower overall SG&A costs. Both the current period and the comparative period also include the impact of higher estimated costs to complete certain projects; however, the effect on the current year was lower than the comparative period. In addition, the comparative period also includes a write-down of equipment. Gross margin percentage is higher as a result of increased contributions from recurring revenue product lines and the proportionately higher contribution of the previously mentioned high margin Engineered Systems projects that were largely completed by the third quarter of 2020.

•
At December 31, 2020, the Company finalized the extension of two contracts with a customer, which were previously recognized as BOOM projects, for an additional 10 years. These contracts were previously scheduled to end in 2021 and 2024. Under the new agreements, the Company will continue providing, operating, and maintaining the existing equipment for approximately 10 years, after which ownership of the equipment will transfer to the customer. Upon commencement of the new leases, the Company recognized Energy Infrastructure revenue, based on the fair value of the underlying assets, and the associated cost of goods sold, determined to be the net book value of those assets, in the consolidated statements of earnings. The amount of this revenue reflects the amount that the Company would otherwise recognize on a sale of those assets.

•
SG&A costs of $163.3 million in the twelve months of 2020 were down from $182.3 million in the same period of 2019. The decrease in SG&A is driven by lower compensation expense on lower headcount and profit share, as well as mark-to-market
impacts on share-based compensation and recoveries related to government assistance programs, partially offset by increased bad debt provisions, driven by expected credit losses in the USA and ROW segments.

•
Engineered Systems backlog at December 31, 2020 decreased compared to December 31, 2019 due to Engineered Systems revenue recognized in the period outpacing bookings, partially offset by favourable foreign exchange impacts.

•
The Company invested $123.9 million in rental assets to fund both the organic expansion of the USA contract compression fleet and continued construction of a previously announced BOOM project in MEA. At December 31, 2020, the USA contract compression fleet totaled over 350,000 horsepower with an average fleet utilization of 83 percent for the twelve months ended December 31, 2020.

ADJUSTED EBITDA
The Company’s results include items that are unique and items that management and users of the financial statements adjust for when evaluating the Company’s results. The presentation of Adjusted EBITDA should not be considered in isolation from EBIT or EBITDA as determined under IFRS. Adjusted EBITDA may not be comparable to similar measures presented by other companies and should not be considered in isolation or as a replacement for measures prepared as determined under IFRS.
The items that have historically been adjusted for presentation purposes relate generally to four categories: 1) impairment or gains on idle facilities (not including rental asset impairments); 2) severance costs associated with restructuring activities and cost reduction activities undertaken in response to the
COVID-19
pandemic; 3) transaction costs related to M&A activity; and 4) share-based compensation. Enerflex has presented the impact of share-based compensation as it is an item that can fluctuate significantly with share price changes during a period based on factors that are not specific to the long-term performance of the Company. The disposal of idle facilities is isolated within Adjusted EBITDA as they are not reflective of the ongoing operations of the Company and are idled as a result of restructuring activities.
The Company added an additional adjustment related to government grants, most notably the Canada Emergency Wage Subsidy in the second quarter of 2020, the Canada Emergency Rent Subsidy in the first quarter of 2021, and the
Hardest-Hit
Business Recovery Program in the fourth quarter of 2021. The subsidies received have been recorded as a reduction in cost of goods sold and selling and administrative expenses within the consolidated statements of earnings in accordance with where the associated expenses were recognized. Enerflex considers this to be a unique item as these temporary grants relate to the recent
COVID-19
pandemic and are not anticipated to be part of the ongoing financial results of the Company.
Management believes that identification of these items allows for a better understanding of the underlying operations of the Company based on the current assets and structure.

	Twelve months ended December 31, 2021
($ Canadian thousands)	Total	USA	ROW	Canada
Reported EBIT	$55,097	$14,442	$36,385	$4,270
Severance costs in COGS and SG&A	749	112	202	435
Government grants in COGS and SG&A	(16,361)	(1,645)	(10)	(14,706)
Share-based compensation	12,937	5,540	4,942	2,455
Depreciation and amortization	87,622	42,702	37,293	7,627

Adjusted EBITDA	$140,044	$61,151	$78,812	$81

	Twelve months ended December 31, 2020
($ Canadian thousands)	Total	USA	ROW	Canada
Reported EBIT	$118,052	$56,496	$40,542	$21,014
Severance costs in COGS and SG&A	5,718	1,437	725	3,556
Government grants in COGS and SG&A	(19,569)	—	(2,246)	(17,323)
Share-based compensation	1,816	1,035	727	54
Depreciation and amortization	85,265	41,312	35,107	8,846

Adjusted EBITDA	$191,282	$100,280	$74,855	$16,147

	Twelve months ended December 31, 2019
($ Canadian thousands)	Total	USA	ROW	Canada
Reported EBIT	$233,902	$193,825	$537	$39,540
Write-off of rental equipment in COGS	14,489	—	14,489	—
Write-off of facility and equipment in COGS	2,654	—	2,654	—
Restructuring costs in COGS and SG&A	869	—	—	869
Gain on disposal of idle facilities	(434)	—	—	(434)
Share-based compensation	7,749	3,838	1,888	2,023
Depreciation and amortization	86,559	33,381	42,846	10,332

Adjusted EBITDA	$345,788	$231,044	$62,414	$52,330

Please refer to the section “Segmented Results” for additional information about results by geographic location.
ENGINEERED SYSTEMS BOOKINGS AND BACKLOG
Bookings and backlog are monitored by Enerflex as an indicator of future revenue and business activity levels for the Engineered Systems product line. Bookings are recorded in the period when a firm commitment or order is received from customers. Bookings increase backlog in the period they are received. Revenue recognized on Engineered Systems products decreases backlog in the period the revenue is recognized. As a result, backlog is an indication of revenue to be recognized in future periods.

The following tables set forth the Engineered Systems bookings and backlog by reporting segment for the following periods:

	Twelve months ended December 31,
($ Canadian thousands)	2021	2020
Bookings
USA	$404,717	$146,902
Rest of World	185,979	47,720
Canada	178,007	79,160

Total bookings	$768,703	$273,782

($ Canadian thousands)	December 31, 2021	December 31, 2020
Backlog
USA	$262,937	$76,778
Rest of World	179,655	16,176
Canada	114,957	50,019

Total backlog	$557,549	$142,973

Engineered Systems bookings were significantly improved during 2021. The Company’s bookings and backlog include newly manufactured equipment that will be accounted for as finance leases and will be fully realized in 2022. Improvements in supply and demand fundamentals and in the commodity price environment has led to an improved pipeline of opportunities and new bookings. While Enerflex’s customers remain focused on capital discipline and there is some uncertainty in the pace of recovery from pandemic lows, as well as uncertainty around energy development due to certain environmental pressures in the regions we operate, Enerflex is cautiously optimistic about the trajectory of the recovery.
Backlog at December 31, 2021 was higher than at December 31, 2020 due to Engineered Systems bookings outpacing revenue recognized in the period, and favourable foreign exchange impacts. The movement in exchange rates resulted in an increase of $5.7 million during the twelve months of 2021 on foreign currency denominated backlog, compared to an increase of $7.5 million in the same period of 2020.
SEGMENTED RESULTS
Enerflex has identified three reportable operating segments as outlined below, each supported by the Corporate function. Corporate overheads are allocated to the operating segments primarily based on revenue. In assessing its operating segments, the Company considered economic characteristics, the nature of products and services provided, the nature of production processes, the type of customer for its products and services, and distribution methods used.
The following summary describes the operations of each of the Company’s reportable segments:

•
USA generates revenue from manufacturing natural gas compression, processing, refrigeration, energy transition, and electric power equipment, including custom and standard compression packages and modular natural gas processing equipment and refrigeration systems, in addition to generating revenue from mechanical services, parts, and maintenance solutions, and contract compression rentals;

•
Rest of World generates revenue from manufacturing (focusing on large-scale process equipment), after-market services, including parts and components, as well as operations, maintenance, and overhaul services, and rentals of compression and processing equipment. The Rest of World segment has been successful in securing BOOM, ITK, and other long-term finance leases; and

•
Canada generates revenue from manufacturing both custom and standard natural gas compression, processing, energy transition, and electric power equipment, as well as providing after-market mechanical service, parts, and compression and power generation rentals.

USA SEGMENT RESULTS

	Twelve months ended December 31,
($ Canadian thousands)	2021	2020	2019
Engineered Systems bookings	$404,717	$146,902	$340,552
Engineered Systems backlog	262,937	76,778	320,054

Segment revenue	$497,630	$649,133	$1,243,760
Intersegment revenue	(27,247)	(16,847)	(48,091)

Revenue	$470,383	$632,286	$1,195,669

Revenue – Engineered Systems	$218,558	$390,178	$947,451
Revenue – Service	$153,722	$150,939	$172,130
Revenue – Energy Infrastructure	$98,103	$91,169	$76,088
Operating income	$14,442	$56,504	$194,010
EBIT	$14,442	$56,496	$193,825
EBITDA	$57,144	$97,808	$227,206
Segment revenue as a % of total revenue	49.0%	52.0%	58.5%
Recurring revenue growth	4.0%	(2.5)%	25.7%
Operating income as a % of segment revenue	3.1%	8.9%	16.2%
EBIT as a % of segment revenue	3.1%	8.9%	16.2%
EBITDA as a % of segment revenue	12.1%	15.5%	19.0%
2021
Engineered Systems bookings of $404.7 million in 2021 represents an increase of $257.8 million compared to the prior year. The Company believes it is seeing signs of economic recovery, and with the recent improvement in activity levels, remain cautiously optimistic that this will translate into a steady increase in bookings into 2022. While activity levels have been improving, the competition for bookings and pricing pressures remains high, which will continue to put pressure on margins on new bookings, even as the bookings recover.
Revenue decreased $161.9 million in the twelve months of 2021 compared to 2020. This is primarily due to lower Engineered Systems revenue on lower opening backlog. Service revenues were higher compared to last year from increasing volumes of work, and Energy Infrastructure revenue was higher than the comparative period with a larger rental fleet and higher utilization.
SG&A was lower in 2021 compared to the same period last year due to the reduced bad debt provisions, reduced compensation expenses on lower average headcount and salaries, and decreased profit share on lower operational results, partially offset by mark-to-market impacts on share-based compensation.
Operating income for the twelve months of 2021 decreased by $42.1 million compared to the prior year due to lower gross margins than prior year due to tighter margins on recently booked Engineered Systems projects, as well as the reduced contribution from certain large, high margin Engineered Systems projects that were largely completed by the third quarter of 2020.
At December 31, 2021, the USA contract compression fleet totaled approximately 400,000 horsepower, compared to approximately 350,000 horsepower at December 31, 2020. The average utilization of the USA contract compression fleet for the twelve months ended December 31, 2021 was 86 percent, compared to 83 percent in 2020.
2020
Engineered Systems bookings of $146.9 million in 2020 represents a decrease of $193.7 million compared to the comparative period. Bookings activity continued to be lower than historical levels due to several factors, including a severe downturn in oil prices caused by shifting supply and demand dynamics, as well as market uncertainty caused by the COVID-19 pandemic. These factors are in addition to previously disclosed difficulties facing the industry, including producers having made a general shift to funding growth capital expenditures from free cash flow, constrained access to capital for producers, uncertainty around global trade dynamics, and political uncertainty.
Revenue decreased by $563.4 million in the twelve months of 2020 compared to the same period of 2019 due largely to lower Engineered Systems and Service revenue, partially offset by higher Energy Infrastructure revenue. Engineered Systems revenue decreased due to lower opening backlog on reduced bookings in recent periods, while Service was lower due to travel restrictions related to COVID-19 and pricing pressure on certain Service offerings. Energy Infrastructure revenue increased due to the organic growth of the contract compression fleet, which grew by 15.4 percent on a horsepower basis in the last year.
Operating income was lower in the twelve months of 2020 compared to the prior year by $137.5 million, primarily due to lower gross margins. Gross margins decreased due to lower revenue on soft bookings throughout 2020, as well as the reduced contribution from certain large, high margin Engineered Systems projects that were booked during the second half of 2018 that were largely completed by the third quarter of 2020. Decreased margins were partially offset by lower SG&A costs due to lower overall compensation costs, driven by mark-to-market impacts on share-based compensation and decreased profit share on lower operational results, as well as lower travel costs, partially offset by bad debt provisions taken in the second quarter of 2020.
At December 31, 2020, the USA contract compression fleet totaled over 350,000 horsepower, compared to approximately 310,000 horsepower at December 31, 2019. The average utilization of the USA contract compression fleet for the twelve months ended December 31, 2020 was 83 percent, compared to 87 percent in 2019.

REST OF WORLD SEGMENT RESULTS

	Twelve months ended December 31,
($ Canadian thousands)	2021	2020	2019
Engineered Systems bookings	$185,979	$47,720	$20,179
Engineered Systems backlog	179,655	16,176	8,941

Segment revenue	$309,695	$353,210	$354,680
Intersegment revenue	(138)	(199)	(7,846)

Revenue	$309,557	$353,011	$346,834

Revenue – Engineered Systems	$22,500	$40,485	$76,813
Revenue – Service 1	$111,500	$96,092	$111,357
Revenue – Energy Infrastructure 1	$175,557	$216,434	$158,664
Operating income	$36,250	$40,488	$511
EBIT	$36,385	$40,542	$537
EBITDA	$73,678	$75,649	$43,383
Segment revenue as a % of total revenue	32.2%	29.0%	17.0%
Recurring revenue growth 2	(8.1)%	15.7%	6.5%
Operating income as a % of segment revenue	11.7%	11.5%	0.1%
EBIT as a % of segment revenue	11.8%	11.5%	0.2%
EBITDA as a % of segment revenue	23.8%	21.4%	12.5%

1
Revenues from the operation and maintenance of BOOM contracts have been reclassified from the Service to Energy Infrastructure product line including $11,717 previously disclosed during the first quarter of 2020. For the twelve months ended December 31, 2019, $43,594 have been reclassified. Please refer to Note 23 of the audited consolidated financial statements for further details.

2
Recurring revenue growth includes revenue recognized on the commencement of a finance lease in the fourth quarter of 2021 and two finance leases in the fourth quarter of 2020. The amount of this revenue reflects the amount that the Company would otherwise recognize on a sale of those assets. Without the effect of these transactions, recurring revenue growth in the Rest of World segment would have increased to 6.9% for the year ended December 31, 2021 and decreased to (7.9)% for the year ended December 31, 2020.

2021
Engineered Systems bookings were higher in the twelve months of 2021 compared to the comparative period. The increase is largely due to a new
10-year
natural gas infrastructure contract that was awarded to Enerflex during the fourth quarter of 2021. The Company has determined that this contract will be accounted for as an Engineered Systems sale under finance lease accounting. When an agreement to build new equipment has been reached with a customer and that contract will be accounted for as a finance lease, the Company will recognize the booking in Engineered Systems. Revenue and gross margin from these contracts are recognized at the commencement of the lease. The finance lease interest portion will be recognized in the Energy Infrastructure product line over the lease term. Engineered Systems bookings in the Rest of World segment are typically larger in nature and scope and as a result are less frequent.
During the twelve months ended December 31, 2021, Rest of World revenues have decreased by $43.5 million relative to the comparative period. Engineered Systems and Energy Infrastructure revenues decreased, partially offset by improved Service revenues. Engineered Systems revenue declined based on the timing of new bookings, which have not yet hit revenue recognition. The Company recognized revenue on the extension of a previous BOOM contract that is now recorded as a finance lease. The contribution is lower than the two finance leases recorded in the same quarter last year which is the primary reason for the lower Energy Infrastructure revenue and the regression in recurring revenue growth in 2021. These decreases were offset by an increase in Service revenues on higher activity levels in Argentina, Brazil, the Middle East, and Australia.

Operating income decreased by $4.2 million during the twelve months ended December 31, 2021 compared to the same period in 2020, due to lower gross margins on lower Engineered Systems and Energy Infrastructure revenue, partially offset by improved Service revenues and lower SG&A. For the twelve months of 2021, the lower SG&A costs compared to the prior year is due to the reduced bad debt provisions, partially offset with higher share-based compensation on mark-to-market
movement and higher compensation due to the effect of the temporary cost savings measures that were removed in the second half of 2021.
2020
Rest of World revenue increased by $6.2 million in the twelve months of 2020 relative to the comparative period on higher Energy Infrastructure revenue primarily due to recognition of finance leases in the fourth quarter. At December 31, 2020, the Company finalized the extension of two contracts with a customer, which were previously recognized as BOOM projects, for an additional 10 years. These contracts were previously scheduled to end in 2021 and 2024. Under the new agreements, the Company will continue providing, operating, and maintaining the existing equipment, after which ownership of the equipment will transfer to the customer. Upon commencement of the new leases, the Company derecognized rental assets and recognized Energy Infrastructure revenue, based on the fair value of the underlying assets, in the consolidated statements of earnings. ROW also had increased Energy Infrastructure revenues on contributions from BOOM projects in Latin America. This was partially offset by decreased Service revenue, as well as lower Engineered Systems revenue for the year due to timing of project work, as bookings from recent periods began contributing to operating results in the second half of 2020, while Engineered Systems revenue in the prior year reflected continued progress made on projects included in the opening backlog. Service revenues decreased due to reduced activity levels and a reduction in parts and equipment sales.
Operating income increased by $40.0 million in the twelve months of 2020 compared to the same period of 2019. This improvement is due to the recognition of margin on the commencement of finance leases in the period, as well as the non-recurrence
of impairments recognized on certain rental assets in the prior year. Current period SG&A costs were consistent with the comparable period in 2019. For the twelve months of 2020, bad debt provisions taken in the third quarter were offset by lower share-based compensation on mark-to-market
movement, reduced travel costs, cost recoveries related to government assistance programs, and lower allocation of corporate costs.

CANADA SEGMENT RESULTS

	Twelve months ended December 31,
($ Canadian thousands)	2021	2020	2019
Engineered Systems bookings	$178,007	$79,160	$148,185
Engineered Systems backlog	114,957	50,019	138,762

Segment revenue	$194,439	$247,390	$518,042
Intersegment revenue	(14,223)	(15,635)	(15,123)

Revenue	$180,216	$231,755	$502,919

Revenue – Engineered Systems	$113,069	$167,903	$424,239
Revenue – Service	$62,154	$56,238	$67,505
Revenue – Energy Infrastructure	$4,993	$7,614	$11,175
Operating income	$3,599	$19,020	$37,387
EBIT	$4,270	$21,014	$39,540
EBITDA	$11,897	$29,860	$49,872
Segment revenue as a % of total revenue	18.8%	19.0%	24.6%
Recurring revenue growth	5.2%	(18.8)%	12.0%
Operating income as a % of segment revenue	2.0%	8.2%	7.4%
EBIT as a % of segment revenue	2.4%	9.1%	7.9%
EBITDA as a % of segment revenue	6.6%	12.9%	9.9%
2021
Bookings in 2021 increased to $178.0 million compared to $79.2 million last year. The Company has seen an improvement in activity levels and is cautiously optimistic that this will continue to translate into new bookings in 2022. While activity levels have been improving, the competition for bookings and pricing pressures for the Canadian region also remain high, which will continue to put pressure on margins on new bookings.
Revenue for the twelve months ended December 31, 2021 decreased by $51.5 million compared to the prior year primarily due to lower Engineered Systems revenues as a result of certain large projects that were completed and recognized in 2020 which did not repeat in 2021. Energy Infrastructure revenue decreased due to certain rental units being returned. Service revenue was higher due to stronger parts sales throughout the year compared to last year.
The Canadian segment recorded operating income of $3.6 million for the year ended December 31, 2021 compared to $19.0 million in 2020. For the twelve months of 2021, operating income decreased due to lower Engineered Systems and Energy Infrastructure revenues, reduced government grants, and higher share-based compensation expense on mark-to-market
movements.
2020
Bookings in 2020 decreased to $79.2 million from $148.2 million in the comparative period. Bookings were negatively impacted by restrained spending within the oil and gas industry due to shifting supply and demand dynamics and the uncertainty caused by the COVID-19 pandemic. These factors are in addition to previously disclosed difficulties facing the industry, including producers having made a general shift to funding growth capital expenditures from free cash flow, constrained access to capital for producers, uncertainty around global trade dynamics, and political uncertainty. In addition, the Company de-recognized $19.8 million of previous bookings in the fourth quarter of 2020. These bookings largely related to a project initially recorded in 2019 that the customer deferred. The initial deposit for the project was allocated to other projects that the Company had been awarded with the same customer. Without the effect of this de-recognition, bookings in Canada would have improved over the comparative quarter, and the fourth quarter of 2020 would represent the strongest bookings quarter in the region since the second quarter of 2019.

Revenue decreased $271.2 million compared to the same period in 2019, primarily due to lower Engineered Systems revenue on a lower opening backlog and reduced bookings throughout 2020. For the twelve months of 2020, Service and Energy Infrastructure revenues were down due to lower equipment sales and reseller activity, Service branches performing more light-duty work as opposed to overhauls, and the return of certain rental units.
The Canadian segment recorded an operating income of $19.0 million compared to $37.4 million in 2019. For the twelve months of 2020, operating income decreased due to lower gross margin on reduced revenue and increased bad debt provisions, partially offset by reduced compensation expenses on lower headcount, lower share-based compensation on mark-to-market
impacts, decreased profit share on lower operational results, and cost recoveries related to government assistance programs.
GROSS MARGIN BY PRODUCT LINE
Enerflex operates three business segments, and each regional business segment has three main product lines: Engineered Systems, Service, and Energy Infrastructure. The Engineered Systems product line consists of the supply of equipment systems, typically involving engineering, design, manufacturing, installation, construction, and the start-up
of equipment. Additionally, this product line also includes the sale of new equipment under long-term finance leases. The Service product line provides after-market services, parts distribution, operations and maintenance solutions, equipment optimization and maintenance programs, manufacturer warranties, exchange components, and technical services. The Energy Infrastructure product line encompasses a fleet of natural gas compression, processing, and electric power equipment totalling approximately 800,000 horsepower on rent or available for rent globally, generating revenue from rental agreements, and the sale of rental equipment to customers. In addition to Enerflex’s rental fleet, the Company’s Energy Infrastructure product line provides customers with personnel, equipment, tools, materials, and supplies to meet their natural gas compression, processing, and electric power needs, as well as designing, sourcing, owning, installing, operating, servicing, repairing, and maintaining equipment owned by the Company necessary to provide these services, including providing operation and maintenance as part of a BOOM agreement.
Recurring revenue is comprised of revenue from the Service and Energy Infrastructure product lines, which are typically contracted and extend into the future. The Company aims to diversify and expand Service and Energy Infrastructure offerings, which we believe offer longer-term stability in earnings compared to Engineered Systems revenue, which historically has been dependent on cyclical demand for new compression, process, and electric power equipment. While individual Service and Energy Infrastructure contracts are subject to cancellation or have varying lengths, the Company does not believe these characteristics preclude these product lines from being considered recurring in nature.

	Twelve months ended December 31, 2021 1
($ Canadian thousands)	Total	Engineered Systems	Service	Energy Infrastructure
Revenue	$960,156	$354,127	$327,376	$278,653
Cost of goods sold:
Operating expenses	682,574	308,334	264,133	110,107
Depreciation and amortization	75,360	9,923	10,679	54,758

Gross margin	$202,222	$35,870	$52,564	$113,788

Gross margin %	21.1%	10.1%	16.1%	40.8%

	Twelve months ended December 31, 2020 1
($ Canadian thousands)	Total	Engineered Systems	Service	Energy Infrastructure
Revenue	$1,217,052	$598,566	$303,269	$315,217
Cost of goods sold:
Operating expenses	865,490	477,741	244,852	142,897
Depreciation and amortization	72,240	8,469	9,120	54,651

Gross margin	$279,322	$112,356	$49,297	$117,669

Gross margin %	23.0%	18.8%	16.3%	37.3%

	Twelve months ended December 31, 2019 1
($ Canadian thousands)	Total	Engineered Systems	Service	Energy Infrastructure
Revenue	$2,045,422	$1,448,503	$350,992	$245,927
Cost of goods sold:
Operating expenses	1,559,574	1,157,594	280,134	121,846
Depreciation and amortization	71,625	6,681	7,986	56,958

Gross margin	$414,223	$284,228	$62,872	$67,123	2

Gross margin %	20.3%	19.6%	17.9%	27.3%

1	Certain balances have been reclassified between COGS and SG&A. Please refer to Note 2(a) of the notes to the consolidated financial statements for additional details .
2
In the twelve months of 2019, Enerflex recognized $26.4 million of write-offs and impairment charges on rental equipment. Of the total value recognized, $14.5 million relates to the write-off
of specialized rental assets acquired as part of a business combination in 2014 that we have now determined cannot be redeployed and have never been utilized or generated revenue for Enerflex.

INCOME TAXES
2021
Income tax expense totaled $56.6 million for the twelve months of 2021, compared to an income tax expense of $7.3 million in the same period of 2020. Income tax expense for 2021 included a $44.7 million derecognition of deferred tax assets in Canada. Despite the optimism in the Company’s bookings and backlog, the derecognition of certain deferred tax assets in Canada was due to a combination of factors which include losses in recent prior periods, current period losses and continued challenging market conditions. The derecognized tax assets possess a finite life, and as we enter the third year of the pandemic the likelihood of sufficient future taxable income to use against these tax losses is deemed to be low. During the fourth quarter of 2020, lower Alberta corporate income tax rates became substantively enacted. The Alberta corporate income tax rates are 11.5 percent for 2019, 9.0 percent for 2020 and 8.0 percent for 2021 and thereafter.
2020
Income tax expense totaled $7.3 million for the twelve months of 2020, compared to an income tax expense of $63.2 million in the same period of 2019. Income tax expense and the effective tax rate for the twelve months of 2020 were lower primarily due to reduced earnings before tax, a lower statutory rate, the exchange rate effects on tax basis, the effect of earnings taxed in foreign jurisdictions, and the effects of prior year revaluation of Canadian deferred tax assets, partially offset by amounts not deductible for tax purposes. During the second quarter of 2019 and fourth quarter of 2020, lower Alberta corporate income tax rates became substantively enacted.

OUTLOOK
The outlook for Exploration & Production (“E&P”) capital spending has been steadily improving since mid-2020
when budgets were reset during the
COVID-19
pandemic. Commodity prices have risen to a five-year high, and E&P and Midstream balance sheets and free-cash-flow positions have been improving. Oil and gas demand has been recovering, despite some continued effects of the
COVID-19
pandemic and evolving regulatory risks associated with the curtailment of hydrocarbons at the regional, national, and international levels. As a result, Enerflex expects customer capital expenditures to increase as fundamentals improve in 2022. This trend can be seen in Enerflex’s bookings which have trended upward since the third quarter of 2020. Although customers continue to show discipline in spending within their cash flow and returning money to shareholders, we are cautiously optimistic that this trend should continue given the current fundamentals outlook.
In addition, an “Energy Transition” towards less carbon-intensive energy sources is presenting new opportunities for the Company in several regions, leveraging the strength of Enerflex in providing modularized engineer-to-order
solutions for the energy industry. The Company is working with existing and new customers to advance projects that: 1) decarbonize core operations; 2) capture carbon; 3) build infrastructure for biofuels; and 4) explore new hydrogen opportunities.
On January 24, 2022 the Company announced the acquisition of Exterran for $735 million USD. The transaction will exchange 1.021 shares of Enerflex for each share of Exterran. Management expects the deal to close in the second or third quarter of 2022 after shareholder votes for Exterran and Enerflex respectively, regulatory approvals, and other conditions customary for the transaction of this type. The Company will continue to preserve the strength of its balance sheet and maximize cash flow through disciplined capital spending, with investments prioritizing higher-margin, less-cyclical businesses with attractive returns. Once approved and closed, the acquisition of Exterran will result in accelerated growth of recurring revenues, expected to account for approximately 70 percent of the combined entity’s pro forma gross margin when excluding the impact of depreciation and amortization, as well as approximately doubling EBITDA. Leverage will temporarily rise to fund four major in-flight
projects. We expect these projects to be completed in late 2022 or early 2023 and excess cash flow after completion of these projects will be used to lower leverage ratios. Enerflex’s Board of Directors will continue to evaluate dividend payments on a quarterly basis, based on the availability of cash flow and anticipated market conditions.
Enerflex remains focused on providing a safe working environment for all employees, while positioning the Company to capitalize on increased industry spending. Given the current environment, the Company is carefully assessing project spending, with a focus on ensuring future projects provide maximum returns on invested capital. In the longer term, the Company continues to balance the expected impacts of broader market factors, such as volatility in realized commodity prices, political and economic uncertainty, and consistent access to market, against the projected increases in global demand for natural gas, particularly as an energy transition fuel to support decarbonization. Enerflex continues to assess the effects of these contributing factors and the corresponding impact on customer activity levels, which will drive the demand for the Company’s products and services in future periods.
OUTLOOK BY SEGMENT
USA
The Company continues to see improving fundamentals that should drive better activity for Engineered Systems. Natural gas prices have increased approximately 62 percent between December 31, 2020 and December 31, 2021 with prices continuing a steady pace. Oil prices steadily increased throughout the year, hitting its highest price of approximately $85/bbl in October before closing out the year at $75/bbl, compared to $49/bbl at the end of 2020, despite the increased production OPEC is bringing to the market. In North America, this improving backdrop has resulted in rigs increasing by over 100 percent versus the 2020 trough. While operator balance sheets have strengthened, there is still some hesitation to increase spending too quickly due to investor sentiment and some uncertainty in the speed of recovery from the
COVID-19
pandemic. E&P companies are also facing pressure to increase cash returns to shareholders through increased dividends and share buy-backs.
In aggregate, however, the Company is seeing improved operator spending and, therefore the demand for Enerflex products and services is growing.
Recurring revenues, both in terms of after-market service and contract compression demand, have proven stable in terms of overall performance. Utilization rates in contract compression have been restored to pre-pandemic
levels. Strengthening after-market service customer demand for equipment maintenance has been tempered with sporadic OEM supply chain challenges providing parts. While U.S. oil and gas production has been impacted by global events, the Company believes that the increased presence of larger, more patient producers in basins such as the Permian is supportive for long-term value creation.
Energy Transition could provide significant opportunity for the Company in the USA. Our customers have started to adopt electric motor drive compression which entirely eliminates Scope 1 emissions from engine driven compression. In addition, carbon capture is getting additional attention and is supported through the federal government’s
45-Q
tax incentive.
Low-carbon
fuel initiatives are being adopted across the USA which have the potential of increasing demand for the Company’s core competency of technical excellence in providing and maintaining modular equipment solutions.
Rest of World
In the Rest of World segment, the Company expects to continue generating strong recurring revenues in both the Middle East and Latin America regions through its existing rental fleet and new large-scale long-term projects, with earnings set to increase with a new
10-year
natural gas infrastructure contract in the Middle East signed early in 2021 and commenced operations early in 2022, and a new investment awarded later in 2021 for a
10-year
natural gas infrastructure contract, also in the Middle East.
The Company continues to see demand for large-scale long-term rental assets and ITK projects in the Middle East, including the natural gas-fired
power generation. These large-scale assets with long-term contracts can be accounted for as BOOM projects or finance leases. The Company continues to explore new markets and opportunities within this region, focusing on projects containing products engineered and manufactured by Enerflex, that provide long-term, stable cash flows.
In Latin America, the Company successfully completed its first flare to power project in Colombia delivering 12 megawatts of power while substantially reducing emissions during the fourth quarter of 2021. Enerflex remains cautiously optimistic about the outlook in Latin America as many countries have indicated a renewed desire to develop oil and natural gas in recent periods. Short-term, however, this region is still feeling the impacts of the
COVID-19
pandemic. The Company is well positioned to provide products and services throughout the region as activity takes place in its key markets, particularly Argentina, Bolivia, Brazil, Colombia, and Mexico.
In Australia, demand for Enerflex service and maintenance support remains solid. Liquified natural gas (“LNG”) supply contracts are providing a stable demand for gas from producers. Downward pressure on production costs is increasing customers’ desire to improve equipment reliability and efficiency, and Enerflex is well positioned to support production equipment optimization and improve reliability. Capital equipment demand in the Australian market has seen a slowdown in response to the current economic environment; however, multiple new opportunities have been approved by customers, including an award to package power generation equipment in Enerflex’s Brisbane facility, which will support activity in this region throughout 2022.
Canada
A sustained increase in rig count, as well as steadily increasing oil and gas prices, are positive indicators for this region. While the standard gas compression equipment market has provided modest opportunities, the Company has secured several gas processing opportunities in the third and fourth quarters of 2021. Opportunities in the electric power generation market have also been converted to orders in the latter part of the current quarter, with additional growth in this segment expected throughout 2022.
The Company continues to evaluate various markets in Energy Transition. For Canada, the Company is seeing a lot of discussion around carbon capture and biofuels. These markets are dependent on supporting government policy and we are hopeful that this clarity will be provided in the next 12 to 24 months. Canada and various provincial governments are also evaluating hydrogen strategies which could also present a growth market for Enerflex.
The after-market service product line has seen some major maintenance deferrals in the first half of 2021. The second half of 2021 saw a notable increase in maintenance activity in the market. The Company has capitalized on the increased activity assisting to drive after-market service revenues through the fourth quarter. The Company expects activity to increase steadily through 2022.
ENERFLEX STRATEGY
Enerflex’s global vision is “
Transforming Energy for a Sustainable Future
”. The Company’s strategy to support this vision centers on being an operationally focused, diversified, financially strong, dividend-paying company that delivers profitable growth by serving an expanding energy industry in seven gas producing regions worldwide. Enerflex believes that worldwide diversification and growth enhances shareholder value. This strategy has allowed the Company to overcome previous downturns and endure recent uncertainty while still delivering strong operating results. With a positive long-term outlook for natural gas, a cleaner burning fuel that can provide a practical reduction in carbon emissions as the global economy transitions to a growing proportion of renewable sources of energy, Enerflex aims to provide superior returns through the continued implementation of this strategy. The pending combination with Exterran is consistent with our strategy. The Company is working closely with our customers as they strive to reduce greenhouse gas emissions. The Company’s core competency of technological excellence in all aspects of modularized energy systems is expected to allow us to partner with customers on the various solutions being explored, which include projects related to carbon capture, flare gas-to-power,
electrification of gas processing and compression solutions, renewable natural gas, and hydrogen.
Across the Company, Enerflex looks to leverage its diversified international positioning to compete for projects in growing natural gas markets, and to offer integrated solutions spanning all phases of a project’s life-cycle from engineering and design through to after-market service, with a focus on recurring revenue from Service and Energy Infrastructure offerings. The Company works to leverage its Enterprise-wide collaborative approach to deploy key expertise worldwide and generate repeat business from internationally active customers. The Company also targets growth areas in the traditional natural gas industry, including the increasing global demand for natural gas-fired
power generation. Enerflex has developed regional strategies to support its Company-wide goals.
In the USA segment, Enerflex has concentrated its efforts on key regions and basins, driven by the U.S.’s increasingly complex natural gas sector. The Company has looked to build on its successes for gas processing solutions for liquids-rich plays in the region and support the development of upstream resources and midstream infrastructure required to feed local demand and an export-focused LNG industry. Our Engineered Systems business designs, engineers, and builds modularized solutions for the natural gas industry across the United States. The focus for the Service business has been on servicing the installed base of over 20 million horsepower across the country with a cost-effective service organization. For the Energy Infrastructure product line, the organic expansion of the contract compression fleet has allowed Enerflex to increase recurring revenues, while the Company’s ability to design, engineer, and build contract compression units positions Enerflex well to respond to future growth in the segment. The Company believes that the long-term impact of continued focus on these recurring revenue product lines will be increased predictability and stability in earnings and cash flows, while strategic investment in the contract compression fleet should drive growth and strong returns for the Energy Infrastructure business.

Enerflex has focused its efforts in the ROW segment on growing primarily in the Middle East and Latin America regions, through the sales, rental, and service of its products. In these regions, the Company has targeted ITK and BOOM solutions of varying size and scope, including projects requiring construction and installation support at site. Enerflex underscores the importance of BOOM and other long-term leases in this segment, as multi-year contracts for rental and maintenance of equipment align with the emphasis on growing recurring revenue streams and customers in this segment have proven to be receptive to these solutions. The Company has also seen increased interest in electric power solutions in many of the regions within the ROW segment and looks to leverage expertise developed across the organization to meet this demand. Elsewhere in the segment, Enerflex has expanded the capability of the Company’s Australian Service line in response to activity levels, which are projected to remain high on the strength of increasing demand for natural gas, contributing to recurring revenue.
Enerflex has aimed its efforts in Canada on leveraging its capabilities and expertise to expand market share in the natural gas sector, particularly in liquids-rich reservoirs, and to support the development of natural gas resources for a future LNG industry. In addition, the Company has looked to build on its successes in the electric power market given sustained low natural gas prices and the resulting increase in demand for natural gas-fired
power generation. Enerflex offers electric power solutions for purchase or for rent, the latter of which allows the Company to offer flexibility and provide maintenance while increasing recurring revenues. Lastly, there has been a focus on signing long-term service and maintenance contracts with customers to secure stability in Service revenues.
Enerflex seeks to continue to diversify its revenue streams from multiple markets, grow its backlog, and ensure profitable margins globally by aggressively managing costs, with a medium-term goal of achieving a 10 percent EBIT margin. In addition, we are focused on expanding the diversification of its product lines, with a goal to increase recurring revenue by 10 percent annually. Enerflex recognizes that the current economic conditions may make it challenging to meet these goals in the near-term but believes these remain appropriate as medium-term and longer-term goals.
DEFINITIONS
The success of the Company and its business unit strategies is measured using several key financial performance indicators, some of which are outlined below. Some of these indicators do not have a standardized meaning as prescribed by IFRS and are therefore unlikely to be comparable to similar measures presented by other companies. These
Non-IFRS
measures are Engineered Systems bookings and backlog, recurring revenue, operating income, EBIT, EBITDA, net debt to EBITDA ratio, and return on capital employed (“ROCE”). Further information on these
Non-IFRS
measures is provided in the section,
Non-IFRS
Measures
.
Bookings and Backlog
Bookings and backlog are monitored by Enerflex as an indicator of future revenue and business activity levels for the Engineered Systems product line. Bookings are recorded in the period when a firm commitment or order is received from customers. Bookings increase backlog in the period that they are received. Revenue recognized on Engineered Systems products decreases backlog in the period that the revenue is recognized. As a result, backlog is an indication of revenue to be recognized in future periods using percentage-of-completion
accounting. Revenue from contracts that have been classified as finance leases for newly built equipment is recorded as Engineered Systems bookings. The full amount of revenue is removed from backlog at the commencement of the lease.
Recurring Revenue
Recurring revenue is defined as revenue from the Service and Energy Infrastructure product lines. These revenue streams are typically contracted and extend into the future, rather than only being recognized as a single transaction. Service revenues are derived from the ongoing maintenance of equipment that produces gas over the life of a field. Energy Infrastructure revenues relate to compression, processing, and electric power equipment. This classification is to contrast revenue from these product lines with the Company’s Engineered Systems revenues, which are for the manufacturing and delivery of equipment and do not have any recurring aspect once the goods are delivered. While the contracts are subject to cancellation or have varying lengths, the Company does not believe that these characteristics preclude them from being considered recurring in nature.
Operating Income
Operating income assists the reader in understanding the net contributions made from the Company’s core businesses after considering all SG&A expenses. Each operating segment assumes responsibility for its operating results as measured by, amongst other factors, operating income, which is defined as income before income taxes, interest (or finance) costs (net of interest income), equity earnings or loss, and gain or loss on sale of assets. Financing and related charges cannot be attributed to business segments on a meaningful basis that is comparable to other companies. Business segments and income tax jurisdictions are not synonymous, and it is believed that the allocation of income taxes distorts the historical comparability of the operating performance of business segments.
EBIT
EBIT provides the results generated by the Company’s primary business activities prior to consideration of how those activities are financed or taxed in the various jurisdictions that the Company operates in.
EBITDA
EBITDA provides the results generated by the Company’s primary business activities prior to consideration of how those activities are financed, how assets are amortized, or how the results are taxed in various jurisdictions.
Net Debt to EBITDA
Net debt is defined as short- and long-term debt less cash and cash equivalents at the end of the period which is then divided by the annualized EBITDA.
ROCE
ROCE is a measure to analyze operating performance and efficiency of the Company’s capital allocation process. The ratio is calculated by taking EBIT for the
12-month
trailing period divided by capital employed. Capital employed is debt and equity less cash for the trailing four quarters.

NON-IFRS
MEASURES
The success of the Company and its business unit strategies is measured using a number of key performance indicators, some of which do not have a standardized meaning as prescribed by IFRS and are therefore unlikely to be comparable to similar measures presented by other companies. These
Non-IFRS
measures are also used by management in its assessment of relative investments in operations and include Engineered Systems bookings and backlog, recurring revenue, EBITDA, net debt to EBITDA ratio, and ROCE. They should not be considered as an alternative to net earnings or any other measure of performance under IFRS. The reconciliation of these
Non-IFRS
measures to the most directly comparable measure calculated in accordance with IFRS is provided below where appropriate. Engineered Systems bookings and backlog do not have a directly comparable IFRS measure.

	Twelve months ended December 31,
($ Canadian thousands)	2021	2020	2019
EBITDA
EBIT	$55,097	$118,052	$233,902
Depreciation and amortization	87,622	85,265	86,559

EBITDA	$142,719	$203,317	$320,461

Recurring Revenue
Service 1	$327,376	$303,269	$350,992
Energy Infrastructure 1	278,653	315,217	245,927

Total Recurring Revenue	$606,029	$618,486	$596,919

ROCE
Trailing 12-month EBIT	$55,097	$118,052	$233,902

Capital Employed – beginning of period
Net debt 2	$294,036	$334,232	$117,848
Shareholders’ equity	1,396,695	1,342,787	1,282,519

	$1,690,731	$1,677,019	$1,400,367
Capital Employed – end of period
Net debt 2	$158,664	$294,036	$334,232
Shareholders’ equity	1,353,754	1,396,695	1,342,787

	$1,512,418	$1,690,731	$1,677,019

Average Capital Employed 3	$1,595,281	$1,777,890	$1,483,919
Return on Capital Employed	3.5%	6.6%	15.8%

1
Revenues from the operation and maintenance of BOOM contracts have been reclassified from the Service to Energy Infrastructure product line including $11,717 previously disclosed during the first quarter of 2020. For the twelve months ended December 31, 2019, $43,594 have been reclassified. Please refer to Note 23 of the audited consolidated financial statements for further details.

2	Net debt is defined as short- and long-term debt less cash and cash equivalents.
3	Based on a trailing four-quarter average.

FINANCIAL POSITION
The following table outlines significant changes in the Statements of Financial Position as at December 31, 2021 compared to December 31, 2020:

($ Canadian millions)	Increase (Decrease)	Explanation
Current assets	$85.4	The increase in current assets is primarily due to higher cash and contract assets due to increased activity, and work-in-progress
		related to finance leases. Offsetting these increases, the Company had lower inventories as the Company is utilizing its stock on increased activity and lower income taxes receivable.

Rental equipment	$(27.5)	The decrease is largely due to the extension of a previous BOOM contract in ROW being treated as a sale of the rental equipment under finance lease accounting. Rental equipment also decreased due to higher depreciation compared to last year. This decrease was partially offset by additions during the year, primarily for the contract compression fleet in the USA and a BOOM project in ROW.

Finance leases receivable	$26.9	The increase in finance leases receivable is due to the recognition of the above noted finance lease transaction that occurred in the fourth quarter of 2021.

Deferred tax assets	$(38.9)	The decrease in deferred tax assets is due to the derecognition of $44.7 million of unused tax losses and other deductible temporary differences in Canada. It is unlikely that sufficient taxable income will be available to offset these unused tax losses prior to expiry, nor will we have any available offsets to use against the deductible temporary differences.

Current liabilities	$67.8	The increase in current liabilities is due to higher accounts payable, accrued liabilities, and deferred revenues on higher activity levels, and an increase in income taxes payable. These increases are partially offset by the repayment of the $40.0 million debt that had been classified as current at December 31, 2020, and lower warranty provisions.

Long-term debt	$(18.3)	The decrease in long-term debt is due to repayments made on the Bank Facility, partially offset by drawings on the Asset-Based Facility.

Shareholders’ equity	$(42.9)	Shareholders’ equity decreased primarily due to $18.5 million net loss and $18.6 million impact on unrealized loss on translation of foreign operations and foreign denominated debt, and dividends of $7.6 million. This was partially offset by $1.8 million of stock options.
LIQUIDITY
The Company expects that continued cash flows from operations in 2022, together with cash and cash equivalents on hand and currently available credit facilities, will be more than sufficient to fund its requirements for investments in working capital and capital assets. As at December 31, 2021, the Company held cash and cash equivalents of $172.8 million and had cash drawings of $67.9 million against the Bank and Asset-Based Facilities leaving it with access to $681.5 million for future drawings. The Company continues to meet the covenant requirements of its funded debt, including the Bank Facility and the Company’s unsecured notes (the

“Senior Notes”), with a bank-adjusted net debt to EBITDA ratio, excluding the non-recourse
debt, of 1.0:1 compared to a maximum ratio of 3:1, and an interest coverage ratio of 8:1 compared to a minimum ratio of 3:1. The interest coverage ratio is calculated by dividing the trailing
12-month
bank-adjusted EBITDA, as defined by the Company’s lenders, by interest expense over the same timeframe.
SUMMARIZED STATEMENTS OF CASH FLOW

	Twelve months ended December 31,
($ Canadian thousands)	Restated 1 2021	Restated 1 2020	Restated 1 2019
Cash, beginning of period	$95,676	$96,255	$326,864
Cash provided by (used in):
Operating activities	208,194	247,309	66,921
Investing activities	(48,861)	(170,497)	(249,831)
Financing activities	(80,456)	(77,321)	(44,238)
Exchange rate changes on foreign currency cash	(1,795)	(70)	(3,461)

Cash, end of period	$172,758	$95,676	$96,255

1	Please refer to note 36 of the consolidated financial statements for the details of this restatement.
Operating Activities
For the twelve months ended December 31, 2021, cash provided by operating activities decreased over the same period in 2020, primarily due to the net loss in 2021 compared with net earnings in 2020, partially offset by positive movements in working capital. Movements in working capital and other are explained in the “Financial Position” section of this MD&A.
For the twelve months ended December 31, 2020, cash provided by operating activities improved over the same period in 2019, with positive movements in working capital partially offset by lower net earnings.
Investing Activities
Cash used in investing activities in the twelve months ended December 31, 2021 decreased due to lower capital expenditures on the rental fleet and property, plant and equipment compared to last year, partially offset by the net of the change in accounts payable related to the addition of PP&E and rental equipment.
For the twelve months ended December 31, 2020, cash used in investing activities decreased due to lower capital expenditures on the rental fleet and property, plant and equipment along with the net of the change in accounts payable related to the addition of PP&E and rental equipment, partially offset by lower proceeds on disposal of property, plant and equipment.
Financing Activities
For the twelve months ended December 31, 2021, cash used in financing activities increased primarily due to higher repayments of long-term debt, including a repayment of one of its Senior Notes, which was offset by the proceeds on the Asset-Based Facility. Cash used in financing activities was further offset by a reduction in dividends paid.
For the twelve months ended December 31, 2020, cash used in financing activities increased primarily due to higher repayments of long-term debt, partially offset by lower dividends paid.

QUARTERLY SUMMARY

($ Canadian thousands, except per share amounts)	Revenue	Net earnings	Earnings per share – basic	Earnings per share – diluted
December 31, 2021	$321,347	$(32,707)	$(0.36)	$(0.36)
September 30, 2021	231,097	6,958	0.08	0.08
June 30, 2021	204,507	4,291	0.05	0.05
March 31, 2021	203,205	3,003	0.03	0.03
December 31, 2020	298,837	32,668	0.36	0.36
September 30, 2020	265,037	10,736	0.12	0.12
June 30, 2020	287,438	7,415	0.08	0.08
March 31, 2020	365,740	37,438	0.42	0.42
December 31, 2019	474,362	31,436	0.35	0.35
September 30, 2019	544,284	63,074	0.71	0.70
June 30, 2019	541,874	40,649	0.45	0.45
March 31, 2019	484,902	16,969	0.19	0.19
SELECTED ANNUAL INFORMATION

($ Canadian thousands, except per share amounts)	Total Assets	Total Non-Current Financial Liabilities	Cash Dividends Declared Per Share
December 31, 2021	$2,191,442	$331,422	$0.085
December 31, 2020	2,179,576	349,712	0.175
December 31, 2019	2,381,008	430,487	0.430
RISK FACTORS
In the normal course of business, the Company is exposed to financial and operating risks that may potentially impact its operating results. The Company employs risk management strategies with a view to mitigating these risks on a cost-effective basis. The Company enters into derivative financial agreements to manage exposure to fluctuations in exchange rates and interest rates, but not for speculative purposes.
Energy Prices, Industry Conditions, and the Cyclical Nature of the Energy Industry
The oil and gas service industry is highly reliant on the levels of capital expenditures made by oil and gas producers and explorers. The capital expenditures of these companies, along with those midstream companies who service these oil and gas explorers and producers, impact the demand for Enerflex’s equipment and services. Capital expenditure decisions are based on various factors, including but not limited to: demand for hydrocarbons and prices of related products; exploration and development prospects in various jurisdictions; reserve production levels; oil and natural gas prices; and access to capital — none of which can be accurately predicted. Any downturn in commodity prices may lead to reduced levels of growth capital expenditures, which may negatively impact the demand for the products and services that Enerflex offers. Even the perception of lower oil or gas prices over the long term can result in a decision to cancel or postpone exploration and production capital expenditures, which may lead to a reduced demand for products and services offered by Enerflex.
The supply and demand for oil and gas is influenced by a number of factors, including the outlook for worldwide economies, as well as the activities of the Organization of Petroleum Exporting Countries (“OPEC”). Changing political, economic, or military circumstances throughout the energy producing regions of the world may impact the demand for oil and natural gas for extended periods of time, which in turn impacts the price of oil and natural gas. If economic conditions or international markets decline unexpectedly and oil and gas producing customers decide to cancel or postpone major capital expenditures, the Company’s business may be adversely impacted.

Competition
The business in which Enerflex operates is highly competitive and there are low barriers to entry, especially for natural gas compression services, contract compression, and the compression fabrication business. Several companies target the same customers as Enerflex in markets where margins can be low and contract negotiations can be challenging. Enerflex has a number of competitors in all aspects of its business, both domestically and abroad. Some of these competitors, particularly in the Engineered Systems division, are also large, multi-national companies. The Company’s competitors may be able to adapt more quickly to technological changes within the industry or changes in economic and market conditions, more readily take advantage of acquisitions and other opportunities, and adopt more aggressive pricing policies. In addition, the Company could face significant competition from new entrants. Some of Enerflex’s existing competitors or new entrants may expand or fabricate new equipment that would create additional competition for the products, equipment, or services that Enerflex offers to customers. Further, the Company may not be able to take advantage of certain opportunities or make certain investments because of capital constraints, debt levels and other obligations.
Any of these competitive pressures could have a material adverse effect on the Company’s business, financial condition, and results of operations.
Project Execution Risk
Enerflex engineers, designs, manufactures, constructs, commissions, operates, and services systems that process and/or compress products in a gaseous state. Enerflex’s expertise encompasses field production facilities, gas compression and processing plants, gas lift compression, refrigeration systems, and electric power equipment, primarily serving the natural gas production industry. The Company participates in some projects that have a relatively larger size and scope than the majority of its projects, which may translate into more technically challenging conditions or performance specifications for its products and services. These projects typically specify delivery dates, performance criteria, and penalties for the failure to perform. The Company’s ability to profitably execute on these solutions for customers is dependent on numerous factors which include, but are not limited to: changes in project scope; the availability and timeliness of external approvals and other required permits; skilled labour availability and productivity; availability and cost of material and services; the accuracy of design, engineering, and construction; the ability to access the job site; and the availability of contractors to support execution of the Company’s scope on these projects. Any failure to execute on these larger projects in a timely and cost-effective manner could have a material adverse effect on the business, financial condition, results of operations, and cash flows of the Company.
The Company pursues continuous improvement initiatives to achieve accurate, complete, and timely provision of deliverables. Nonetheless, project risks can translate into performance issues and project delays, as well as project costs exceeding cost estimates. While the Company will assess the recoverability of any cost overruns, there can be no assurance that these costs will be reimbursed, which may result in a material adverse effect on the Company’s business, financial condition, results of operations, and cash flows.
Climate Change Risks
Regulatory and Policy Risks
Climate change policy is evolving at regional, national, and international levels, and political and economic events may significantly affect the scope and timing of climate change measures that are ultimately put in place. While Enerflex does not currently exceed the applicable thresholds for reduction initiatives in its jurisdictions of operations, there is a global trend in recent periods towards greater regulation of GHG emissions. Although it is not possible at this time to predict how new laws or regulations would impact the Company’s business, any such future requirements imposing carbon pricing schemes, carbon taxes, or emissions reduction obligations on the Company’s equipment and operations could require it to incur costs to reduce emissions or to purchase emission credits or offsets and may cause delays or restrictions in its ability to offer its products and services. Failure to comply with such laws and regulations could result in significant liabilities or penalties being imposed on Enerflex. Any such laws or regulations could also increase the costs of compliance for Enerflex’s customers, and thereby negatively impact demand for the Company’s products and services.
The direct or indirect costs of compliance with such laws or regulations may have a material adverse effect on the business, financial condition, results of operations, and prospects of the Company. Given the evolving nature of the debate related to climate change and the control of GHGs and resulting regulatory requirements, it is not possible to predict with certainty the impact on the Company and its operations and financial condition.
Physical Risks
There has been public discussion that climate change may be associated with extreme weather conditions such as more intense hurricanes, droughts, forest fires, thunderstorms, tornados, and snow or ice storms, as well as rising sea levels and other acute (event-driven) and chronic (long-term) climate events. Another possible consequence of climate change is increased volatility in seasonal temperatures. Some studies indicate that climate change could cause some areas to experience temperatures substantially colder or warmer than their historical averages.
To the extent there are significant climate changes in the markets Enerflex serves or areas where Company assets reside, Enerflex could incur increased costs, its assets could be damaged, it could experience supply chain disruption, operations could be materially impacted (such as shut-down requirements), there may be health implications for its employees, and its customers may experience operational disruptions causing reduced demand for the Company’s products. At this time, the Company is unable to determine the extent to which climate change may affect its operations.
Technological Risks
Demand for the Company’s products may also be affected by the development and demand for new technologies in response to global climate change. Many governments provide, or may in the future provide, tax incentives and other subsidies to support the use and development of alternative energy technologies. Technological advances and cost declines in alternative energy sources (such as hydrogen and renewables), electric grids, electric vehicles, and batteries may reduce demand for hydrocarbon, which could lead to a lower demand for the Company’s low-carbon
products and services. If customer preferences shift, the Company may also be required to develop new technologies, requiring significant investments of capital and resources, which may or may not be recoverable in the marketplace and which could result in certain products becoming less profitable or uneconomic. At this time, the Company is unable to determine the extent to which such technological risks may detrimentally impact its business prospects, financial condition, and reputation.
ESG and Investor Sentiment
A number of factors, including the impact of oil and natural gas operations on the environment, the effects of the use of hydrocarbons on climate change, ecological damage relating to spills of petroleum products during production and transportation, and human rights, have affected certain investors’ sentiments towards investing in the oil and natural gas industry. As a result of these concerns, some institutional, retail, and governmental investors have announced that they are no longer willing to fund or invest in companies in the oil and natural gas industry, or are reducing the amount thereof over time. Any reduction in the investor base interested or willing to invest in the oil and natural gas industry may result in limiting Enerflex’s access to capital, increasing its cost of capital, and decreasing the price and liquidity of Enerflex’s securities.
In addition, practices and disclosures relating to ESG matters (including but not limited to climate change and emissions, diversity and inclusion, data security and privacy, ethical sourcing, and water, waste and ecological management) are attracting increasing scrutiny by stakeholders. Certain stakeholders are requesting that issuers develop and implement more robust ESG policies and practices. Developing and implementing such policies and practices can involve significant costs and require a significant time commitment from the Board of Directors, Executive Management Team, and employees of Enerflex. Failing to implement the policies and practices, as requested or expected by Enerflex’s stakeholders, may result in such investors reducing their investment in Enerflex, or not investing in Enerflex at all. The Company’s response to addressing ESG matters and any negative perception thereof can also impact Enerflex’s reputation, business prospects, ability to hire and retain qualified employees, and vulnerability to activist shareholders. Such risks could adversely affect Enerflex’s business, future operations, and profitability.
Customer Credit Risk
A substantial portion of Enerflex’s accounts receivable balances are with customers involved in the oil and natural gas industry. Many customers finance their exploration and development activities through cash flow from operations, the incurrence of debt, or the issuance of equity. During times when the oil or natural gas markets weaken, customers may experience decreased cash flow from operations, or a reduction in their ability to access capital. A reduction in borrowing bases under reserve-based credit facilities, the lack of availability of debt or equity financing or other factors that negatively impact customers’ financial condition may impair their ability to pay for products or services rendered. Enerflex may extend credit to certain customers for products and services that it provides during its normal course of business. Enerflex monitors its credit exposure to its customers, but there can be no certainty that a credit-related loss will not materialize or have a material adverse impact on the organization. The consolidation of energy producers and increased number of smaller start-up
exploration and production companies may alter Enerflex’s exposure to credit risk. The financial failure of a customer may impair the Company’s ability to collect on all or a portion of the accounts receivable balance from that customer.
The Company has remained vigilant during 2021 in monitoring the aging of receivables and proactively collecting outstanding balances. To address the challenging economic conditions confronted by the oil and natural gas industry in recent years, Enerflex has implemented additional monitoring processes in assessing the creditworthiness of its customers.
Public Health Crises, Including
COVID-19
The Company’s business, operations, and financial condition could be materially adversely affected by the outbreak of epidemics or pandemics, or other health crises, including the ongoing
COVID-19
pandemic which prevailed throughout 2021. Such public health crises may adversely affect Enerflex, causing a slowdown or temporary suspension of Enerflex’s operations in geographic locations impacted by an outbreak, including due to:

•
reduced global economic activity and a corresponding decrease in demand for oil and natural gas, which could result in producers being forced to shut-in
production and serve to lower demand for the Company’s products and services;

•	impaired supply chain as a result of mass quarantines, lockdowns, or border closures, thereby limiting the supply and increasing the cost of goods and services used in Enerflex’s operations; and

•	restricted workforce as a result of quarantines and health impacts, rendering employees unable to work or travel.
Any limitations imposed on the mobility of Enerflex’s employees may have an impact on the Company’s ability to complete projects, including BOOM or ITK projects requiring installation in the field. In the event that Enerflex is unable to meet contractual requirements due to such public health crises, and is unable to claim force majeure relief under the applicable contract or otherwise secure concessions from counterparties, the Company’s operational or financial results may be adversely impacted.
In addition to the overall slowdown in economic activity during the
COVID-19
pandemic, the pandemic continued to impact the Company’s operations throughout 2021. COVID-related restrictions on travel and in-person
gatherings remained in place in many parts of our operations, however business disruptions were not material, and the Company did not have to shut down any facilities or operations. Workforce COVID positivity rates were monitored to identify possible trends or operational vulnerabilities and the Company implemented continuity plans to mitigate the risk of business interruption. The Company was also able to maintain operations and otherwise mitigate COVID impacts by leveraging technologies which enable remote work arrangements, by proactively monitoring COVID cases and regulations in the communities in which we operate and by working with customers and supply chain partners to minimize disruptions. Enhanced cleaning protocols remained in place at Company facilities and the Company undertook efforts to ensure its workforce had access to advice from healthcare professionals. Where possible, the Company provided support to enable employees and their families to access vaccines.
Contract Compression Operations
The duration of Enerflex’s rental contracts with customers vary based on operating conditions and customer needs. Initial contract terms typically are not long enough to enable the Company to recoup the cost of the equipment deployed in the Energy Infrastructure segment. Many of Enerflex’s North American rental contracts have short initial terms and after the initial term are cancelable on short notice. While these contracts are frequently extended beyond their initial terms, Enerflex cannot accurately predict which of these contracts will be extended or renewed beyond the initial term or that any customer will continue to contract with Enerflex. The inability to negotiate extensions or renew a substantial portion of the Company’s rental contracts, the renewal of such contracts at reduced rates, the inability to contract for additional services with customers, or the loss of all or a significant portion of the rental contracts with any significant customer could lead to a reduction in revenues and net income and could result in asset impairments. This could have a material adverse effect upon Enerflex’s business, financial condition, results of operations and cash flows.
Contracted Revenue
Many of Enerflex’s customers finance their exploration and development activities through cash flow from operations, incurrence of debt, or issuance of equity. If customers experience decreased cash flow from operations and limitations on their ability to incur debt or raise equity, for example due to weak oil or natural gas prices or reservoir underperformance, then they may seek to preserve capital by pursuing price concessions on revenue contracts, cancelling contracts, or determining not to renew contracts. Under these circumstances, the Company may be unable to renew recurring revenue contracts with customers on favorable commercial terms, if at all. Terms of new contracts or renegotiated contracts may also transfer additional risk of liquidated damages, consequential loss, liability caps, and indemnities to the Company. These factors may lead to a reduction in revenue and net income, which could have a material adverse effect on Enerflex’s business, financial condition, results from operations and cash flows.
Compliance with HSE Regulations
The Company and many of its customers are subject to a variety of federal, provincial, state, local, and international laws and regulations relating to HSE. These laws and regulations are complex, subject to periodic revision, and are becoming increasingly stringent. The cost of compliance with these requirements may increase over time thereby increasing the Company’s operating costs or negatively impacting the demand for the Company’s products and services. Failure to comply with these laws and regulations may result in reputational damage, as well as the imposition of administrative, civil, and criminal enforcement measures, including assessment of monetary penalties, imposition of remedial requirements, and issuance of injunctions as to future compliance.
Compliance with environmental laws is a continuous priority across Enerflex operations and in the manufacturing of the Company’s products, as the Company uses and stores hazardous substances in its operations. In addition, many of the Company’s current and former properties are or have been used for industrial purposes. Certain environmental laws may impose joint and several and strict liability for environmental contamination, which may render the Company liable for remediation costs, natural resource damages, and other damages as a result of Company conduct or the conduct of, or conditions caused by, prior owners or operators or other third parties. In addition, where contamination may be present, it is possible that neighboring landowners and other third parties may file claims for personal injury, property damage, and recovery of response costs. Remediation costs and other damages arising as a result of environmental laws and regulations could be substantial and could negatively impact financial condition, profitability and results of operations.
Enerflex may need to apply for or amend facility permits or licenses from time to time with respect to storm water, waste handling, or air emissions relating to manufacturing activities or equipment operations, which may subject Enerflex to new or revised permitting conditions. These permits and authorizations may contain numerous compliance requirements, including monitoring and reporting obligations and operational restrictions, such as emission limits, which may be onerous or costly to comply with. Given the large number of facilities in which Enerflex operates, and the numerous environmental permits and other authorizations that are applicable to its operations, the Company may occasionally identify or be notified of technical violations of certain compliance requirements and could be subject to penalties related thereto.
The adoption of new HSE laws or regulations, or more vigorous enforcement of existing laws or regulations, may also negatively impact Enerflex’s customers and demand for the Company’s products and services, which in turn would have a negative impact on the Company’s financial results and operations.
The Company is also subject to various federal, provincial, state, and local laws and regulations relating to safety and health conditions in its manufacturing facilities and other operations. Those laws and regulations may also subject the Company to material financial penalties or liabilities for any noncompliance, as well as potential business disruption if any of its facilities, or a portion of any facility, is required to be temporarily closed as a result of any violation of those laws and regulations. Any such financial liability or business disruption could have a material adverse effect on the Company’s projections, business, results of operations, and financial condition.
Health and Safety Risks
Enerflex’s operations are susceptible to health and safety risks inherent in manufacturing, construction, and operations. These risks include but are not limited to: explosions caused by natural gas leaks; fires; severe weather and natural disasters; malfunctioning or improperly used tools and equipment; and vehicle collisions and other transportation incidents.
Failure to prevent or appropriately respond to a safety or health incident could result in injuries or fatalities among employees, contractors, visitors, or residents in communities near Company operations. Such incidents may lead to liabilities arising out of personal injuries or death, operational interruptions, and shutdown or abandonment of affected facilities, including government imposed orders to remedy unsafe conditions or circumstances, penalties associated with the contravention of applicable health and safety legislation, and potential civil liability. Preventing or responding to accidents could require Enerflex to expend significant time and effort, as well as financial resources to remediate safety issues, compensate injured parties, and repair damaged facilities. Any of the foregoing could have an adverse impact on the Company’s operations, financial results and reputation.
International Operations
Enerflex’s operations in countries outside of North America account for a significant amount of the Company’s revenue. Enerflex is exposed to risks inherent in conducting international operations, including but not limited to: social, political, and economic instability; changes in foreign government policies, laws, regulations, and regulatory requirements, or the interpretation, application and/or enforcement thereof; tax increases or changes in tax laws or in the interpretation, application and/or enforcement thereof; difficulties in staffing and managing foreign operations including logistical, safety, security, and communication challenges; difficulties, delays, and expenses that may be experienced or incurred in connection with the movement and clearance of personnel and goods through the customs and immigration authorities of multiple jurisdictions; recessions and other economic crises that may impact the Company’s cost of conducting business in those countries; the adoption of new, or the expansion of existing, trade restrictions, or embargoes; limitations on the Company’s ability to repatriate cash, funds, or capital invested or held in jurisdictions outside Canada; difficulty or expense of enforcing contractual rights due to the lack of a developed legal system or otherwise; confiscation, expropriation, or nationalization of property without fair compensation; difficulties in engaging third-party agents to interface with clients or otherwise act on the Company’s behalf in certain jurisdictions; and failure to comply with applicable anti-corruption, anti-bribery, sanctions, and trade laws.
In addition, Enerflex may expand the business to markets where the Company has not previously conducted business. The risks inherent in establishing new business ventures, especially in international markets where local customs, laws, and business procedures present special challenges, may affect Enerflex’s ability to be successful in these ventures.
To the extent Enerflex’s international operations are affected by unexpected or adverse economic, political, and other conditions, the Company’s business, financial condition, and results of operations may be adversely affected.
Corruption, Sanctions, Trade Compliance
The Company is required to comply with Canadian, U.S., and international laws and regulations regarding corruption, anti-bribery, sanctions, and trade compliance. Enerflex conducts business in many parts of the world that experience high levels of corruption, relies on third party agents to interface with its clients and otherwise act on the Company’s behalf in some jurisdictions where the Company does not have a presence, and is subject to various laws that govern the import and export of its equipment from country to country.
While Enerflex has developed policies, procedures and training designed to achieve and maintain compliance with applicable laws, the Company could be exposed to investigations, claims, and other regulatory proceedings for alleged or actual violations of laws related to Company operations, including anti-corruption and anti-bribery legislation, trade laws, and sanctions laws. The Canadian government, the U.S. Department of Justice, the Securities and Exchange Commission (SEC), the U.S. Office of Foreign Assets Control, and similar agencies and authorities in other jurisdictions have a broad range of civil and criminal penalties they may seek to impose against companies and individuals for such violations, including injunctive relief, disgorgement, fines, penalties, and modifications to business practices and compliance programs, among other things. While Enerflex cannot accurately predict the impact of any of these factors, if any of those risks materialize, it could have a material adverse effect on the Company’s reputation, business, financial condition, results of operations, and cash flow.
Litigation Risk and Liability Claims
The Company’s operations entail inherent risks, including but not limited to equipment defects, malfunctions and failures, and natural disasters that could result in uncontrollable flows of natural gas or well fluids, fires, and explosions. Some of the Company’s products are used in hazardous applications where an accident or a failure of a product could cause personal injury or loss of life, or damage to property, equipment, or the environment, as well as the suspension of the end-user’s
operations. If the Company’s products were to be involved in any of these incidents, the Company could face litigation and may be held liable for those losses. In the normal course of Enerflex’s operations, it may become involved in, named as a party to, or be the subject of various legal proceedings, including regulatory proceedings, tax proceedings, and legal actions related to contract disputes, property damage, environmental matters, employment matters, and personal injury. The Company may not be able to adequately protect itself contractually and insurance coverage may not be available or adequate in risk coverage or policy limits to cover all losses or liabilities that it may incur. Moreover, the Company may not be able to maintain insurance in the future at levels of risk coverage or policy limits that management deems adequate. Any Claims made under the Company’s policies may cause its premiums to increase. Any future damages deemed to be caused by the Company’s products or services that are not covered by insurance, or that are in excess of policy limits or subject to substantial deductibles, could have a material adverse effect on the Company’s projections, business, results of operations, and financial condition.
Defense and settlement costs associated with lawsuits and claims can be substantial, even with respect to lawsuits and claims that have no merit. Due to the inherent uncertainty of the litigation process, the resolution of any particular legal proceeding could have an adverse effect on Enerflex’s operating results or financial performance.
Information Technology and Information Security
The Company is dependent upon the availability, capacity, reliability, and security of information technology infrastructure and the Company’s ability to expand and continually update this infrastructure, to conduct daily operations. Information technology assets and protocols become increasingly important to Enerflex as it continues to expand internationally, provide information technology access to global personnel, develop web-based
applications and monitoring products, and improve its business software applications. If any such programs or systems were to fail or create erroneous information in the Company’s hardware or software network infrastructure, it could have a material adverse effect on the Company’s business activities and reputation.
Enerflex may be threatened by or subjected to cyberattack risks such as cyber-fraud, viruses, malware infections, or social engineering activities like phishing and employee impersonation, which may result in adverse outcomes including, but not limited to, the exposure of sensitive data, disruption of operations and diminished operating results. In recent years, cyberattacks have become more prevalent and much harder to detect and defend against. These threats may arise from a variety of sources, all ranging in sophistication from an individual hacker to alleged state-sponsored attacks. A cyberattack may be generic, or it may be custom-crafted to target the specific information technology used by Enerflex. The occurrence of any such cyberattacks could adversely affect the Company’s financial condition, operating results, and reputation.
The Company may be targeted by parties using fraudulent spoof and phishing emails to misappropriate Enerflex information, or the information of customers and suppliers, or to introduce viruses or other malware through “trojan horse” programs into computer networks of the Company, its customers or suppliers. These phishing emails may appear upon a cursory review to be legitimate emails sent by a member of Enerflex, its customers or suppliers. If a member of Enerflex or a member of one of its customers or suppliers fails to recognize that a phishing email has been sent or received and responds to or forwards the phishing email, the attack could corrupt the computer networks and/or access confidential information of Enerflex, its customers, employees, and/or suppliers, including passwords, through email or downloaded malware. In addition to spoof and phishing emails, network and storage applications may be subject to unauthorized access by hackers or breached due to operator error, malfeasance, or other system disruptions. It is often difficult to anticipate or immediately detect such incidents and the damage caused by them.
Security measures, such as incident monitoring, vulnerability testing, and response planning, and employee education and training have been implemented to protect the Company’s information security and network infrastructure. However, the Company’s mitigation measures cannot provide absolute security, and the information technology infrastructure may be vulnerable to criminal cyberattacks or data security incidents due to employee or customer error, malfeasance, or other vulnerabilities. Additionally, Enerflex is reliant on third-party service providers for certain information technology applications. While the Company conducts due-diligence
and believes that these third-party service providers have adequate security measures, there can be no assurance that these security measures will prevent any cyber events or computer viruses from impacting the applications that Enerflex relies on.

If Enerflex’s information technology systems were to fail and the Company was unable to recover in a timely way, the Company might be unable to fulfill critical business functions, which could damage the Company’s reputation and have a material adverse effect on the business, financial condition, and results of operations. A breach of Enerflex’s information security measures or controls could result in losses of material or confidential information, reputational consequences, financial damages, breaches of privacy laws, higher insurance premiums, damage to assets, safety issues, operational downtime or delays, and revenue losses. The significance of any such event is difficult to quantify, but may in certain circumstances be material to the Company and could have adverse effects on the Company’s business, financial condition and results of operations.
Availability of Raw Materials, Component Parts, or Finished Products
Enerflex purchases a broad range of materials and components in connection with its manufacturing and service activities. Some of the components used in Enerflex’s products are obtained from a single source or a limited group of suppliers. While Enerflex and its people make it a priority to maintain and enhance these strategic relationships in its supply chain, there can be no assurance that these relationships will continue and reliance on suppliers involves several risks, including price increases, delivery delays, inferior component quality, and unilateral termination. In particular, long lead times for high demand components, such as engines, can result in project delays. While Enerflex has long standing relationships with recognized and reputable suppliers, it does not have long-term contracts with all of them, and the partial or complete loss of certain of these sources could have a negative impact on Enerflex’s results of operations and could damage customer relationships. Further, a significant increase in the price of one or more of these components could have a negative impact on Enerflex’s operational or financial results.
Though Enerflex is generally not dependent on any single source of supply, the ability of suppliers to meet performance, quality specifications, and delivery schedules is important to the maintenance of Enerflex customer satisfaction. If the availability of certain OEM components and repair parts, which are generally in steady demand, is constrained or delayed, certain of Enerflex’s operational or financial results may be adversely impacted.
Personnel and Contractors
The Company’s ability to attract and retain qualified personnel and provide the necessary organizational structure, programs, and culture to engage and develop employees is crucial to its growth and achieving its business results.
Enerflex’s Engineered Systems product line requires skilled engineers and design professionals in order to maintain customer satisfaction through industry leading design, build, and installation of the Company’s product offering. Enerflex competes for these professionals, not only with other companies in the same industry, but with oil and natural gas producers and other industries. In periods of high activity, demand for the skills and expertise of these professionals increases, making the hiring and retention of these individuals more difficult.
Enerflex’s Service product line relies on the skills and availability of trained and experienced tradespeople, mechanics, and technicians to provide efficient and appropriate services to Enerflex and its customers. Hiring and retaining such individuals is critical to the success of Enerflex’s business. Demographic trends are reducing the number of individuals entering the trades, making Enerflex’s access to skilled individuals more difficult.
There are certain jurisdictions where Enerflex relies on third-party contractors to carry out the operation and maintenance of its equipment. The ability of third-party contractors to find and retain individuals with the proper technical background and training is critical to the continued success of the contracted operations in these jurisdictions. If Enerflex’s third-party contractors are unable to find and retain qualified operators, or the cost of these qualified operators increases substantially, the contract operations business could be materially impacted.

Additionally, in increasing measures, Enerflex is dependent upon the skills and availability of various professional and administrative personnel to meet the increasing demands of the requirements and regulations of various professional and governmental bodies.
There are few barriers to entry in a number of Enerflex’s businesses, so retention of qualified staff is essential in order to differentiate Enerflex’s businesses and compete in its various markets. Enerflex’s success depends on key personnel and its ability to hire and retain skilled personnel. The loss of skilled personnel could delay the completion of certain projects or otherwise adversely impact certain operational and financial results.
Inflationary Pressures
Strong economic conditions and competition for available personnel, materials, and major components may result in significant increases in the cost of obtaining such resources. To the greatest extent possible, Enerflex passes such cost increases on to its customers and it attempts to reduce these pressures through proactive supply chain and human resource practices. Should these efforts not be successful, the gross margin and profitability of Enerflex could be adversely affected.
Insurance
Enerflex’s operations are subject to risks inherent in the oil and natural gas services industry, such as equipment defects, malfunctions and failures, and natural disasters with resultant uncontrollable flows of oil and natural gas, fires, spills, and explosions. These risks could expose Enerflex to substantial liability for personal injury, loss of life, business interruption, property damage, pollution, and other liabilities. Enerflex carries prudent levels of insurance to protect the Company against these unforeseen events, subject to appropriate deductibles and the availability of coverage. In addition, the Company has procured a dedicated cyber insurance policy designed to help mitigate against the risk of cyber-related events and executive liability insurance to limit exposure to unforeseen incidents. However, there can be no assurance that any such insurance policies will cover all loses or liabilities that may arise from the operation of Enerflex’s business. An annual review of insurance coverage is completed to assess the risk of loss and risk mitigation alternatives.
Extreme weather conditions, natural occurrences, and terrorist activity have strained insurance markets leading to substantial increases in insurance costs and limitations on coverage. It is anticipated that appropriate insurance coverage will be maintained in the future, but there can be no assurance that such insurance coverage will be available on commercially reasonable terms or on terms as favourable as Enerflex’s current arrangements. The occurrence of a significant event outside of the scope of coverage of the Enerflex insurance policies could have a material adverse effect on the results of the organization.
Access to Capital
Enerflex relies on its cash, as well as the credit and capital markets to provide some of the capital required to continue operations. Enerflex relies on its Bank Facility, Asset-Based Facility and Senior Notes to meet its funding and liquidity requirements. Of the Company’s $725.0 million Bank Facility, which is senior unsecured indebtedness and is subject to floating rates of interest, $660.0 million is due on June 30, 2025 while the remaining $65.0 million is due on June 30, 2023 and may be renewed annually with the consent of the lenders. The Asset-Based Facility, which is subject to floating interest rates, is secured by certain assets of an Enerflex subsidiary and is non-recourse
to the Company. The Senior Notes, which are also senior unsecured indebtedness of the organization, mature as follows: U$105.0 million and C$15.0 million of seven-year notes mature on December 15, 2024; and U$70.0 million and C$30.0 million of ten-year
notes mature on December 15, 2027. As of December 31, 2021, the Company had $266.9 million in Senior Notes issued and outstanding, $37.4 million outstanding on its Asset-Based Facility, and $30.5 million outstanding on its Bank Facility.
Significant instability or disruptions to the capital markets, including the credit markets, may impact the Company’s ability to successfully renegotiate all or part of its Bank Facility prior to its due date which could have important adverse consequences including: making it more difficult to satisfy contractual obligations; increasing vulnerability to general adverse economic conditions and industry conditions; limiting the ability to fund future working capital, capital expenditures or acquisitions; limiting the ability to refinance debt in the future or borrow additional funds to fund ongoing operations; and paying future dividends to shareholders.
As at December 31, 2021, the Company had $681.5 million combined available in borrowing base on its Bank Facility and Asset-Based Facility.
The Company’s Bank Facility and the Note Purchase Agreement also contain a number of covenants and restrictions with which Enerflex and its subsidiaries must comply, including, but not limited to, use of proceeds, limitations on the ability to incur additional indebtedness, transactions with affiliates, mergers and acquisitions, and the Company’s ability to sell assets. The Company’s ability to comply with these covenants and restrictions may be affected by events beyond its control, including prevailing economic, financial, and industry conditions. If market or other economic conditions deteriorate, the Company’s ability to comply with these covenants may be impaired. Failure to meet any of these covenants, financial ratios, or financial tests could result in events of default under each agreement which require the Company to repay its indebtedness under those agreements and could impair the Company’s ability to access the capital markets for financing. While Enerflex is currently in compliance with all covenants, financial ratios, and financial tests, there can be no assurance that it will be able to comply with these covenants, financial ratios, and financial tests in future periods. These events could restrict the Company’s and other guarantors’ ability to fund its operations, meet its obligations associated with financial liabilities, or declare and pay dividends.
Future Acquisitions
Enerflex may, from time to time, seek to expand the Business and its operations by acquiring or developing additional businesses or assets in existing or new markets. Enerflex expects to realize strategic opportunities and other benefits as a result of its acquisitions. However, there can be no assurances as to whether, or to what extent, such benefits or opportunities will be realized. Enerflex can not predict whether it will be able to successfully identify, acquire, develop or profitably manage additional acquisitions, or successfully integrate any acquired business or assets into Enerflex’s business, or to adjust to an increased scope of operations as a result of such acquisitions. There is a risk that any future acquisitions could adversely impact Enerflex’s operations and results.
Payment of Future Cash Dividends
The amount and frequency of future cash dividends paid by the Company, if any, is subject to the discretion of the Board of Directors and may vary depending on a variety of factors and conditions existing from time to time, including, among other things, significant declines and volatility in commodity prices, demand for Enerflex products and services, restricted cash flows, capital expenditure requirements, debt service requirements, operating costs, foreign exchange rates, the risk factors described in the Annual Information Form and the satisfaction of the liquidity and solvency tests imposed by applicable corporate law for the declaration and payment of dividends. Depending on these and various other factors, many of which are beyond the control of Enerflex, future cash dividends could be reduced or suspended entirely or made less frequently. The market value of the Common Shares may deteriorate if cash dividends are reduced or suspended.
Foreign Exchange
Enerflex reports its financial results to the public in Canadian dollars; however, a significant percentage of its revenues and expenses are denominated in currencies other than Canadian dollars. The Company identifies and hedges all significant transactional currency risks and its hedging policy remains unchanged in the current year. Further information on Enerflex’s hedging activities is provided in Note 28 in the audited consolidated financial statements for the year ended December 31, 2021.

Transaction Exposure
The Canadian operations of the Company source the majority of their products and major components from the United States. Consequently, reported costs of inventory and the transaction prices charged to customers for equipment and parts are affected by the relative strength of the Canadian dollar. The Company also sells compression and processing packages in foreign currencies, primarily the U.S. dollar. Most of Enerflex’s international orders are manufactured in the United States where the contracts are primarily denominated in U.S. dollars. This minimizes the Company’s foreign currency exposure on these contracts.
The Company has implemented a hedging policy, applicable primarily to the Canadian operations, with the objective of securing the margins earned on awarded contracts denominated in currencies other than Canadian dollars. In addition, the Company may hedge input costs that are paid in a currency other than the home currency of the subsidiary executing the contract. The Company utilizes a combination of foreign denominated debt and currency forward contracts to meet its hedging objective.
Translation Exposure
The Company’s earnings from and net investment in foreign subsidiaries are exposed to fluctuations in exchange rates. The currencies with the most significant impact are the U.S. dollar, Australian dollar, and Brazilian real.
Assets and liabilities of foreign subsidiaries are translated into Canadian dollars using the exchange rates in effect at the balance sheet dates. Unrealized translation gains and losses are deferred and included in accumulated other comprehensive income. The cumulative currency translation adjustments are recognized in earnings when there has been a reduction in the net investment in the foreign operations.
Earnings from foreign operations are translated into Canadian dollars each period at average exchange rates for the period. As a result, fluctuations in the value of the Canadian dollar relative to these other currencies will impact reported net earnings. Such exchange rate fluctuations could be material year-over-year relative to the overall earnings or financial position of the Company.
Tax Matters
The Company and its subsidiaries are subject to income and other taxes in Canada, the United States and numerous foreign jurisdictions. Changes in tax laws or interpretations thereof or tax rates in the jurisdictions in which the Company or its subsidiaries do business could adversely affect the Company’s results from operations, returns to shareholders, and cash flow. Our effective tax rates could also be affected by changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities, or changes in tax laws or their interpretation. While management believes the Company and its subsidiaries are in compliance with current prevailing tax laws and requirements, one or more taxing jurisdictions could seek to impose incremental or new taxes on the Company or its subsidiaries, or the Company or its subsidiaries could be subject to assessment, reassessment, audit, investigation, inquiry or judicial or administrative proceedings by any such taxing jurisdiction. The timing or impacts of any such assessment, reassessment, audit, investigation, inquiry or judicial or administrative proceedings or any future changes in tax laws, including the impacts of proposed regulations, cannot be predicted. Any adverse tax developments, including legislative changes, judicial holdings or administrative interpretations, could have a material and adverse effect on the results of operations, financial condition and cash flows of the Company.
Interest Rate Risk
The Company’s liabilities include long-term debt that may be subject to fluctuations in interest rates. The Company’s Senior Notes outstanding at December 31, 2021 are at fixed interest rates and therefore will not be impacted by fluctuations in market interest rates. The Company’s Bank and Asset-Based Facilities, however, is subject to changes in market interest rates. As at December 31, 2021 the Company had $67.9 million of indebtedness that is effectively subject to floating interest rates. Changes in economic conditions outside of Enerflex’s control could result in higher interest rates, thereby increasing Enerflex’s interest expense which may have a material adverse impact on Enerflex’s financial results, financial condition, or ability to declare and pay dividends.
For each one percent change in the rate of interest on the Bank and Asset-Based Facilities, the change in interest expense for the twelve months ended December 31, 2021 would be approximately $0.7 million. All interest charges are recorded in finance costs on the consolidated statements of earnings. Any increase in market interest rates could have a material adverse impact on the Company’s financial results, financial condition, or ability to declare and pay dividends.
Terrorism
Terrorist activities (including environmental terrorism), anti-terrorist efforts, and other armed conflicts may adversely affect the global economies and could prevent the Company from meeting its financial and other obligations to the extent such conflicts impact operations. If any of these events occur, the resulting political instability and societal disruption could reduce overall demand for oil and natural gas, potentially putting downward pressure on demand for the Company’s products and services and causing a reduction in the Company’s revenues. In addition, the Company’s assets may be direct targets of terrorist attacks that could disrupt Enerflex’s ability to service its customers. The Company may be required by regulators or by the future terrorist threat environment to make investments in security that cannot be predicted. The implementation of security guidelines and measures and the maintenance of insurance, to the extent available, to address such activities could increase Enerflex’s costs. These types of events could materially adversely affect the Company’s business and results of operations.
Seasonal Factors and Demand
Demand for natural gas fluctuates largely with the heating and electric power requirements caused by the changing seasons in North America. Hot summers and cold winters typically increase demand for, and the price of, natural gas. This increases customers’ cash flow, which can have a positive impact on Enerflex. At the same time, access to many western Canadian oil and natural gas properties is limited to the period when the ground is frozen so that heavy equipment can be transported. As a result, the first quarter of the year is generally accompanied by increased winter deliveries of equipment. Warm winters in western Canada, however, can both reduce demand for natural gas and make it difficult for producers to reach well locations. This restricts drilling and development operations, reduces the ability to supply natural gas production in the short-term, and can negatively impact the demand for Enerflex’s products and services.
CAPITAL RESOURCES
On January 31, 2022, Enerflex had 89,678,845 shares outstanding. Enerflex has not established a formal dividend policy and the Board of Directors anticipates setting the quarterly dividends based on the availability of cash flow and anticipated market conditions, taking into consideration business opportunities and the need for growth capital. Subsequent to the fourth quarter of 2021, the Company declared a quarterly dividend of $0.025 per share. Enerflex’s Board of Directors will continue to evaluate dividend payments on a quarterly basis, based on the availability of cash flow and anticipated market conditions.
At December 31, 2021, the Company had drawn $67.9 million against the Bank and Asset-Based Facilities (December 31, 2020 – $84.4 million). The weighted average interest rate on the Bank and Asset-Based Facilities at December 31, 2021 was 2.1 percent and 3.0 percent (December 31, 2020 – 2.3 percent and nil).

The composition of the borrowings on the Bank and Asset-Based Facilities and the Senior Notes was as follows:

($ Canadian thousands)	December 31, 2021	December 31, 2020
Drawings on Bank Facility	$30,522	$84,369
Drawings on Asset-Based Facility	37,411	—
Notes due June 22, 2021	—	40,000
Notes due December 15, 2024	148,119	148,686
Notes due December 15, 2027	118,746	119,124
Deferred transaction costs	(3,376)	(2,467)

	$331,422	$389,712

Current portion of long-term debt	$—	$40,000
Non-current portion of long-term debt	331,422	349,712

	$331,422	$389,712

At December 31, 2021, without considering renewal at similar terms, the Canadian dollar equivalent principal payments due over the next five years are $216.1 million, and $118.7 million thereafter.
CONTRACTUAL OBLIGATIONS, COMMITTED CAPITAL INVESTMENT, AND
OFF-BALANCE
SHEET ARRANGEMENTS
The Company’s contractual obligations are contained in the following table:

($ Canadian thousands)	Leases	Purchase Obligations	Total
2022	$15,448	$243,737	$259,185
2023	11,167	2,904	14,071
2024	8,192	125	8,317
2025	6,313	—	6,313
2026	4,561	—	4,561
Thereafter	22,817	—	22,817

Total contractual obligations	$68,498	$246,766	$315,264

The Company’s lease commitments are operating leases for premises, equipment, and service vehicles.
The majority of the Company’s purchase commitments relate to major components for the Engineered Systems and Energy Infrastructure product lines and to long-term information technology and communications contracts entered into in order to reduce the overall cost of services received.
The Company does not have
off-balance
sheet arrangements that have, or are reasonably likely to have, a current or future material effect on the Company’s financial condition, results of operations, liquidity, or capital expenditures.
RELATED PARTIES
Enerflex transacts with certain related parties as a normal course of business. Related parties include Roska DBO, and the Company’s 65 percent interest in a joint venture in Brazil.

All transactions occurring with related parties were in the normal course of business operations under the same terms and conditions as transactions with unrelated companies. A summary of the financial statement impacts of all transactions with all related parties is as follows:

Years ended December 31,	2021	2020	2019
Associate – Roska DBO
Revenue	$352	$558	$509
Purchases	—	—	—
Accounts receivable	128	1	4
Accounts payable	—	56	—

Joint Operation – Geogas
Revenue	$—	$—	$62
Purchases	—	—	74
Accounts receivable	—	—	19
Accounts payable	—	—	—
All related party transactions are settled in cash.
There were no related party transactions with the joint venture in Brazil.
SIGNIFICANT ACCOUNTING ESTIMATES
The timely preparation of financial statements requires that management make estimates and assumptions and use judgment. Estimates and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.
Uncertainty about these assumptions and estimates could however result in outcomes that require a material adjustment to the carrying amount of the asset or liability affected in future periods. In the process of applying the Company’s accounting policies, management has made the following judgments, estimates and assumptions which have a significant effect on the amounts recognized in the consolidated financial statements:
Revenue Recognition – Performance Obligation Satisfied Over Time
The Company reflects revenues relating to performance obligations satisfied over time using the percentage-of-completion
approach of accounting. The Company uses the input method of percentage-of-completion
accounting, whereby actual input costs as a percentage of estimated total costs is used as the basis for determining the extent to which performance obligations are satisfied. The input method of percentage-of-completion
accounting provides a faithful depiction of the transfer of control to the customer, as the Company is able to recover costs incurred relating to the satisfaction of the associated performance obligation. This approach to revenue recognition requires management to make a number of estimates and assumptions surrounding the expected profitability of the contract, the estimated degree of completion based on cost progression, and other detailed factors. Although these factors are routinely reviewed as part of the project management process, changes in these estimates or assumptions could lead to changes in the revenues recognized in a given period.
Certain contracts also include aspects of variable consideration, such as liquidated damages on project delays. For these contracts, management must make estimations as to the likelihood of the variable consideration being recognized or constrained, based on the status of each project, the potential value of variable consideration, communication received from the customer, and other factors. Enerflex continues to monitor these factors. Changes in estimated cost or revenue associated with a project, including variable consideration, could result in material changes to revenue and gross margin recognized on certain projects.

Revenue Recognition – Performance Obligation Satisfied at a Point in Time
The Company reflects revenues relating to performance obligations satisfied at a point in time when control – indicated by transfer of the legal title, physical possession, significant risks and rewards of ownership, or any combination of these indicators – is transferred to the customer.
Provisions for Warranty
Provisions set aside for warranty exposures either relate to amounts provided systematically based on historical experience under contractual warranty obligations or specific provisions created in respect of individual customer issues undergoing commercial resolution and negotiation. Amounts set aside represent management’s best estimate of the likely settlement and the timing of any resolution with the relevant customer.
Business Acquisitions
In a business acquisition, the Company may acquire assets and assume certain liabilities of an acquired entity. Estimates are made as to the fair value of property, plant and equipment, intangible assets, and goodwill, among other items. In certain circumstances, such as the valuation of property, plant and equipment and intangible assets acquired, the Company relies on independent third-party valuators. The determination of these fair values involves a variety of assumptions, including revenue growth rates, projected cash flows, discount rates, and earnings multiples.
Property, Plant and Equipment and Rental Equipment
Property, plant and equipment and rental equipment is stated at cost less accumulated depreciation and any impairment losses. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. The estimated useful lives of property, plant and equipment and rental equipment is reviewed on an annual basis. Assessing the reasonableness of the estimated useful lives of property, plant and equipment and rental equipment requires judgment and is based on currently available information. Property, plant and equipment and rental equipment is also reviewed for potential impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.
Changes in circumstances, such as technological advances and changes to business strategy can result in actual useful lives differing significantly from estimates. The assumptions used, including rates and methodologies, are reviewed on an ongoing basis to ensure they continue to be appropriate. Revisions to the estimated useful lives of property, plant and equipment and rental equipment constitutes a change in accounting estimate and are applied prospectively.
Right-of-Use
Asset and Lease Liability
The Company determines the
right-of-use
asset and lease liability for each lease upon commencement. In calculating the right-of-use
asset and lease liability, the Company is required to determine a suitable discount rate in order to calculate the present value of the contractual payments for the right to use the underlying asset during the lease term. In addition, the Company is required to assess the term of the lease, including if the Company is reasonably certain to exercise options to extend the lease or terminate the lease. Discount rates and lease assumptions are reassessed on a periodic basis.
Finance Lease Receivables
In calculating the value of the Company’s finance lease receivables, the Company is required to determine the fair value of the underlying assets included in the finance lease transaction, or, if lower, the present value of the lease payments discounted using a market rate of interest. The fair value of the underlying assets should reflect the amount that the Company would otherwise recognize on a sale of those assets.

Allowance for Doubtful Accounts
Amounts included in allowance for doubtful accounts reflect the full lifetime expected credit losses for trade receivables. The Company determines allowances based on management’s best estimate of future expected credit losses, considering historical default rates, current economic conditions, and forecasts of future economic conditions. The impact of
COVID-19
and negative economic factors surrounding the oil and gas industry on expected credit losses requires significant judgment, as it is not directly comparable with any recent similar events. Future economic conditions, especially around the oil and gas industry, may have a significant impact on the collectability of trade receivables from customers and the corresponding expected credit losses. Management has implemented additional monitoring processes in assessing the creditworthiness of customers and believes the current provision appropriately reflects the best estimate of its future expected credit losses. Significant or unanticipated changes in economic conditions could impact the magnitude of future expected credit losses.
Impairment of Inventories
The Company regularly reviews the nature and quantities of inventory on hand and evaluates the net realizable value of items based on historical usage patterns, known changes to equipment or processes, and customer demand for specific products. Significant or unanticipated changes in business conditions could impact the magnitude and timing of impairment recognized.
Impairment of
Non-Financial
Assets
Impairment exists when the carrying value of an asset or group of assets exceeds its recoverable amount, which is the higher of its fair value less costs to sell and its value-in-use.
The fair value less costs to sell calculation is based on available data from binding sales transactions in an arm’s length transaction of similar assets or observable market prices less incremental costs for disposing of the asset. The value-in-use
calculation is based on a discounted cash flow model, which requires the Company to estimate future cash flows and use judgment to determine a suitable discount rate to calculate the present value of those cash flows.
Impairment of Goodwill
The Company tests goodwill for impairment at least on an annual basis, or when there is any indication that goodwill may be impaired. This requires an estimation of the value-in-use
of the groups of cash generating units (“CGUs”) to which the goodwill is allocated. Estimating the value-in-use
requires an estimate of the expected future cash flows from each group of CGUs and use judgment to determine a suitable discount rate in order to calculate the present value of those cash flows. The methodology and assumptions used, as well as the results of the assessment performed are detailed in Note 14 in the notes to the consolidated financial statements.
Income Taxes
Uncertainties exist with respect to the interpretation of complex tax regulations and the amount and timing of future taxable income. Given the wide range of international business relationships and the long-term nature and complexity of existing contractual agreements, differences arising between the actual results and the assumptions made, or future changes to such assumptions, could necessitate future adjustments to taxable income. The Company establishes provisions, based on reasonable estimates, for possible consequences of audits by the tax authorities of the respective countries in which it operates. The amount of such provisions is based on various factors, such as experience of previous tax audits and differing interpretations of tax regulations by the taxable entity and the responsible tax authority. Such differences of interpretation may arise on a wide variety of issues depending on the conditions prevailing in the respective company’s domicile.
Deferred tax assets are recognized for all unused tax losses, carried forward tax credits or other deductible temporary differences to the extent that it is probable that taxable profit will be available against which these deferred tax assets can be utilized. Significant judgment is required to determine the amount of deferred tax assets that can be recognized, based upon the timing of reversal, expiry of losses and the level of future taxable profits together with future tax planning strategies. The basis for this estimate is management’s cash flow projections. To the extent the Company determines the recoverability of deferred tax assets is unlikely, the deferred tax asset is not recognized. Management regularly assesses the unrecognized deferred tax asset to determine what portion can be recognized in response to changing economic conditions or recent events.
Share-Based Compensation
The Company employs the fair value method of accounting for stock options and phantom share entitlement. The determination of the share-based compensation expense for stock options and phantom share entitlement requires the use of estimates and assumptions based on exercise prices, market conditions, vesting criteria, length of employment, and past experiences of the Company. Changes in these estimates and future events could alter the determination of the provision for such compensation. Details concerning the assumptions used are described in Note 24 in the notes to the consolidated financial statements.
Government Grants
In response to the
COVID-19
pandemic and associated restrictions, including mandated quarantines, business closures, and travel restrictions, governments in certain jurisdictions in which the Company does business have established programs to assist companies and individuals through the period for which these restrictions are in place. During the year, the Company continued to qualify for government grants in several jurisdictions, primarily the Canada Emergency Wage Subsidy, Canada Emergency Rent Subsidy,
Hardest-Hit
Business Recovery Program, and the Employee Retention Credit program in USA. Subsidies received have been recorded as a reduction in cost of goods sold and selling and administrative expenses within the consolidated statements of earnings in accordance with where the associated expense was recognized. There are no unfulfilled conditions or other contingencies relating to government assistance that has been recognized. Total subsidies received is in Note 34 in the notes to the consolidated financial statements.
NEW ACCOUNTING POLICIES
The Company has reviewed amendments to existing accounting standards and determined that no amendments would have a material impact on the financial statements.
FUTURE ACCOUNTING PRONOUNCEMENTS
The Company has reviewed new and revised accounting pronouncements that have been issued but are not yet effective and determined that no pronouncements or amendments would be expected to have a material impact on future financial statements.
RESPONSIBILITY OF MANAGEMENT AND THE BOARD OF DIRECTORS
Management is responsible for the information disclosed in this MD&A and the accompanying audited consolidated financial statements, and has in place appropriate information systems, procedures, and controls to ensure that information used internally by management and disclosed externally is materially complete and reliable. In addition, the Company’s Audit Committee, on behalf of the Board of Directors, provides an oversight role with respect to all public financial disclosures made by the Company, and has reviewed and approved this MD&A and the audited consolidated financial statements. The Audit Committee is also responsible for determining that management fulfills its responsibilities in the financial control of operations, including disclosure controls and procedures (“DC&P”) and internal control over financial reporting (“ICFR”).

INTERNAL CONTROL OVER FINANCIAL REPORTING
The Chief Executive Officer and the Chief Financial Officer, together with other members of management, evaluate the effectiveness of the Company’s disclosure controls and procedures and internal controls over financial reporting using the internal control integrated framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013. Based on this review, the Company has concluded that its DC&P and ICFR was not effective for the years ended December 31, 2021, 2020 and 2019, due to a material weakness as described below. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis.
Management identified a material weakness in design and operation of the control over review of financial statement presentation and disclosure, which led to the amendment and restatement of its audited Consolidated Financial Statements for the years ended December 31, 2021, 2020 and 2019. This deficiency was due to reliance on system automation to correctly classify and present amounts in the financial statements and insufficient precision of financial statement review controls to have identified a material misstatement in the financial statements. Due to this material weakness, certain financial statement presentation was incorrect which included the misclassification of certain cash flows, and non-cash items being reflected as transfers between Operating, Investing, and Financing cash flows. The Statement of Cash Flows and related disclosures have been adjusted for this misclassification and these non-cash transfers.
The Company has taken and will continue to take a number of actions to remediate this material weakness. During Q2 2022, the Company developed and implemented a remediation plan to address this material weakness that identifies areas where enhanced precision will help detect and prevent material misstatements. This remediation plan includes, but is not limited to:

•	a new reconciliation process that will identify any new transactions being reflected in the Statement of Cash Flows;

•	a robust review methodology for complex and non-normal course transactions which includes all aspects of presentation and disclosure;

•	a proof to ensure that non-cash transfers are no longer reflected within the Statement of Cash Flows; and

•	plans to use outside resources to enhance the business process documentation.
The material weaknesses cannot be considered remediated until the applicable relevant controls operate for a sufficient period of time and management has concluded, through testing, that these controls are operating effectively. Although the Company can give no assurance that these actions will remediate this material weakness in internal controls or that additional material weaknesses in our ICFR will not be identified in the future, management believes the foregoing efforts will effectively remediate the identified material weakness. Management will take additional remedial actions as necessary as they continue to evaluate and work to improve the Company’s ICFR environment.
Outside of the material weakness noted above, there have been no significant changes in the design of the Company’s ICFR during the the years ended December 31, 2021, 2020 and 2019, that would materially affect, or is reasonably likely to materially affect, the Company’s ICFR.
While the Officers of the Company have designed the Company’s disclosure controls and procedures and internal controls over financial reporting, they expect that these controls and procedures may not prevent all errors and fraud. A control system, no matter how well conceived or operated, can only provide reasonable, not absolute, assurance that the objectives of the control system are met.

SUBSEQUENT EVENTS
Subsequent to December 31, 2021, Enerflex declared a quarterly dividend of $0.025 per share, payable on April 7, 2022, to shareholders of record on March 10, 2022. Enerflex’s Board of Directors continues to evaluate dividend payments on a quarterly basis, based on the availability of cash flow and anticipated market conditions.
On January 24, 2022, Enerflex and Exterran Corporation (NYSE: EXTN) announced they have entered into a definitive agreement to combine the companies in an all-share
transaction to create a premier integrated global provider of energy infrastructure. Upon completion of the transaction, which will require shareholder and regulatory approval, the combined entity will operate as Enerflex Ltd. Subject to all approvals, the transaction is expected to close in the second half of 2022.
Subsequent to March 31, 2022, Enerflex declared a quarterly dividend of $0.025 per share, payable on July 7, 2022, to shareholders of record on May 19, 2022.
FORWARD-LOOKING STATEMENTS
This MD&A contains forward-looking information within the meaning of applicable Canadian securities laws. All statements other than statements of historical fact are forward-looking statements. The use of any of the words “anticipate”, “plan”, “contemplate”, “continue”, “estimate”, “expect”, “intend”, “propose”, “might”, “may”, “will”, “shall”, “project”, “should”, “could”, “would”, “believe”, “predict”, “forecast”, “pursue”, “potential”, “objective” and “capable” and similar expressions are intended to identify forward-looking information. In particular, this MD&A includes (without limitation) forward-looking information pertaining to: anticipated financial performance; future capital expenditures, including the amount and nature thereof; bookings and backlog; oil and gas prices and the impact of such prices on demand for Enerflex products and services; development trends in the oil and gas industry; seasonal variations in the activity levels of certain oil and gas markets; business prospects and strategy; expansion and growth of the business and operations, including market share and position in the energy service markets; the ability to raise capital; the ability of existing and expected cash flows and other cash resources to fund investments in working capital and capital assets; the impact of economic conditions on accounts receivable; expectations regarding future dividends; and implications of changes in government regulation, laws and income taxes; the effectiveness of the actions taken to remediate the identified material weakness; and the anticipated outcomes of Enerflex’s proposed combination with Exterran Corporation, including the combined entity’s accelerated generation of recurring gross margins to approximately 70 percent of total when excluding the impact of depreciation and amortization, approximate doubling of EBITDA, and capital allocation priorities following the completion of in-flight
projects in 2022 and 2023.
This forward-looking information is based on assumptions, estimates and analysis made in the light of the Company’s experience and its perception of trends, current conditions and expected developments, as well as other factors that are believed by the Company to be reasonable and relevant in the circumstances. All forward-looking information in this MD&A, primarily in the Outlook and Enerflex Strategy sections, is subject to important risks, uncertainties, and assumptions, which are difficult to predict and which may affect the Company’s operations, including, without limitation: the impact of economic conditions including volatility in the price of oil, gas, and gas liquids, interest rates and foreign exchange rates; industry conditions including supply and demand fundamentals for oil and gas, and the related infrastructure including new environmental, taxation and other laws and regulations; business disruptions resulting from the
COVID-19
pandemic; the ability to continue to build and improve on proven manufacturing capabilities and innovate into new product lines and markets; increased competition; insufficient funds to support capital investments required to grow the business; the lack of availability of qualified personnel or management; political unrest; and other factors, many of which are beyond the Company’s control. Readers are cautioned that the foregoing list of assumptions and risk factors should not be construed as exhaustive. While the Company believes that there is a reasonable basis for the forward-looking information and statements included in this MD&A, as a result of such known and unknown risks, uncertainties and other factors, actual results, performance, or achievements could differ materially from those expressed in, or implied by, these statements, and readers are cautioned not to unduly rely upon forward-looking information.
This MD&A contains information that may constitute future-oriented financial information or financial outlook information (“FOFI”) about Enerflex and the entity resulting from its combination with Exterran, including with respect to the combined entity’s prospective financial performance, financial position or cash flows, all of which is subject to the same assumptions, risk factors, limitations and qualifications as set forth above. Readers are cautioned that the assumptions used in the preparation of such information, although considered reasonable at the time of preparation, may provide to be imprecise or inaccurate and, as such, undue reliance should not be placed on FOFI. Enerflex, Exterran or the combined entity’s actual results, performance and achievements could differ materially from those expressed in, or implied by, FOFI. Enerflex has included FOFI in this MD&A in order to provide readers with a more complete perspective on the combined entity’s future operations and management’s current expectations regarding the combined entity’s future performance. Readers are cautioned that such information may not be appropriate for other purposes.
The forward-looking information and FOFI contained herein is expressly qualified in its entirety by the above cautionary statement. The forward-looking information included in this MD&A is made as of the date of this MD&A and, other than as required by law, the Company disclaims any intention or obligation to update or revise any forward-looking
information, whether as a result of new information, future events or otherwise.

DISCUSSION FOR THE INTERIM CONDENSED FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED MARCH 31, 2022
The Management’s Discussion and Analysis (“MD&A”) for Enerflex Ltd. (“Enerflex” or “the Company” or “we” or “our”) should be read in conjunction with the unaudited interim condensed consolidated financial statements for the three months ended March 31, 2022 and 2021, the Company’s 2021 Annual Report, the Annual Information Form for the year ended December 31, 2021, and the cautionary statement regarding forward looking information in the “Forward-Looking Statements” section of this report.
The financial information reported herein has been prepared in accordance with International Financial Reporting Standards (“IFRS”) and is presented in Canadian dollars unless otherwise stated.
The MD&A focuses on information and key statistics from the interim condensed consolidated financial statements, and considers known risks and uncertainties relating to the oil and gas services sector. This discussion should not be considered all-inclusive,
as it excludes possible future changes that may occur in general economic, political, and environmental conditions. Additionally, other elements may or may not occur which could affect industry conditions and/or Enerflex in the future. Additional information relating to the Company can be found in the Company’s Annual Information Form and Management Information Circular, which are available on SEDAR at www.sedar.com.
Amendment and Restatement of Interim Condensed Consolidated Financial Statements
Subsequent to the issuance of the unaudited Interim Condensed Consolidated Financial Statements for the three months ended March 31, 2022 and 2021, the Company identified a reclassification that requires the restatement of amounts within the Statement of Cash Flows. Users of the Company’s financial statements should note that the adjustments do not change the Company’s overall cash position, and do not impact the Company’s Statement of Financial Position, the Company’s Statement of Earnings, or earnings before finance costs, income taxes, depreciation and amortization (“EBITDA”) calculations.
The amendment and restatement is the result of a material weakness noted in the operation of the control over review of financial statement presentation and disclosure, primarily related to the Statement of Cash Flows. This MD&A and the associated unaudited Interim Condensed Consolidated Financial Statements for the three months ended March 31, 2022, and 2021 have been amended and restated for this reclassification.
Full details of the numerical amendments can be found in Note 22 of the unaudited Interim Condensed Consolidated Financial Statements, while a fulsome description of the material weakness and remediation steps can be found in the “Internal Control over Financial Reporting” section of this MD&A.
FINANCIAL OVERVIEW

	Three months ended March 31,
($ Canadian thousands, except percentages)	2022	2021 1
Revenue	$323,069	$203,205
Gross margin	53,643	45,476
Selling and administrative expenses (“SG&A”)	46,804	38,455

Operating income	6,839	7,021
Earnings before finance costs and income taxes (“EBIT”)	7,123	6,584
Net earnings (loss)	$(369)	$3,003

	Three months ended March 31,
($ Canadian thousands, except percentages)	2022	2021 1
Key Financial Performance Indicators 2
Engineered Systems bookings	$236,870	$98,692
Engineered Systems backlog	619,988	169,433
Recurring revenue growth	13.5%	(6.7)%
Gross margin as a percentage of revenue	16.6%	22.4%
EBIT as a percentage of revenue 3	5.2%	7.1%
Earnings before finance costs, income taxes, depreciation and amortization (“EBITDA”)	$29,013	$27,656
Adjusted EBITDA	$38,739	$29,611
Return on capital employed (“ROCE”) 3	3.5%	4.3%
Rental horsepower	833,872	767,842

1
Certain prior period amounts have been reclassified between COGS and SG&A following management’s continuing review of the function of expenditures incurred. Please refer to Note 1 of the interim condensed consolidated financial statements for additional details.

2	These key financial performance indicators are Non-IFRS measures. Further detail is provided in the Non-IFRS Measures section.
3	Determined by taking the trailing 12-month period.
FIRST QUARTER 2022 OVERVIEW
For the three months ended March 31, 2022:

•
Bookings totaled $236.9 million, up significantly from $98.7 million in the same period last year, reflecting the increased activity in our Engineered Systems business. Movement in foreign exchange rates resulted in a decrease of $6.0 million on foreign currency denominated backlog during the first quarter of 2022.

•
Engineered Systems backlog at March 31, 2022 is $620.0 million compared to the backlog of $557.5 million at December 31, 2021. This $62.5 million increase is due to the higher Engineered Systems bookings outpacing revenue recognized in the period, offset by unfavourable foreign exchange impacts of $6.0 million.

•
The Company experienced a healthy increase in revenue in the current quarter at $323.1 million compared to $203.2 million in the comparable quarter. This increase is mainly due to a stronger opening backlog, revenue recognition on the previously announced
10-year
natural gas infrastructure project, higher rental utilizations, and the increased volume of work in all segments. Gross margin was $53.6 million or 16.6 percent for the first quarter of 2022 compared to $45.5 million or 22.4 percent for the comparable period. The higher gross margin in the current quarter is primarily due to the increased volume of work. However, the Company reported a lower gross margin percent due to a shift in the product mix, less government grants received, and competitive pricing pressures on materials and labour.

•
SG&A costs of $46.8 million in the first quarter of 2022 were up from $38.5 million in the same period last year. The increase is primarily due to the transaction costs associated with the pending Exterran transaction and the reduced cost recoveries from government subsidies. These increases are partially offset by lower share-based compensation.

•
Operating income was lower than the prior period, primarily due to higher SG&A and competitive margin pressures, partially offset by increased gross margin from higher revenue. Excluding the transaction costs, the Company’s operating income would have been higher than the prior period.

•
The Company invested $29.2 million towards construction of a natural gas infrastructure asset that was awarded in the fourth quarter of 2021 and will be accounted for as a finance lease. The Company also invested $2.5 million in rental assets; the majority used to fund the organic expansion of the USA contract compression fleet. At March 31, 2022, the USA contract compression fleet totaled approximately 405,000 horsepower with an average fleet utilization of 91 percent for the quarter.

•
The Company continues to maintain a strong balance sheet and our bank-adjusted net debt to EBITDA ratio is 1.43:1, compared to a maximum ratio of 3:1. This leverage ratio excludes the non-recourse
debt. Enerflex has substantial undrawn credit capacity and cash on hand.

•
Subsequent to March 31, 2022, Enerflex declared a quarterly dividend of $0.025 per share, payable on July 7, 2022, to shareholders of record on May 19, 2022. The Board will continue to evaluate dividend payments on a quarterly basis, based on the availability of cash flow and anticipated market conditions.

ADJUSTED EBITDA
The Company’s results include items that are unique and items that management and users of the financial statements adjust for when evaluating the Company’s results. The presentation of Adjusted EBITDA should not be considered in isolation from EBIT or EBITDA as determined under IFRS. Adjusted EBITDA may not be comparable to similar measures presented by other companies and should not be considered in isolation or as a replacement for measures prepared as determined under IFRS.
The items that have historically been adjusted for presentation purposes relate generally to five categories: 1) impairment or gains on idle facilities (not including rental asset impairments); 2) severance costs associated with restructuring activities and cost reduction activities undertaken in response to the
COVID-19
pandemic; 3) grants received from Federal governments in response to the
COVID-19
pandemic; 4) transaction costs related to M&A activity; and 5) share-based compensation. Enerflex has presented the impact of share-based compensation as it is an item that can fluctuate significantly with share price changes during a period based on factors that are not specific to the long-term performance of the Company. The disposal of idle facilities is isolated within Adjusted EBITDA as they are not reflective of the ongoing operations of the Company and are idled as a result of restructuring activities.
Management believes that identification of these items allows for a better understanding of the underlying operations of the Company based on the current assets and structure.

	Three months ended March 31, 2022
($ Canadian thousands)	Total	USA	ROW	Canada
Reported EBIT	$7,123	$345	$10,282	$(3,504)
Transaction costs	5,677	2,591	1,921	1,165
Share-based compensation	4,049	1,817	1,522	710
Depreciation and amortization	21,890	11,695	8,230	1,965

Adjusted EBITDA	$38,739	$16,448	$21,955	$336

	Three months ended March 31, 2021
($ Canadian thousands)	Total	USA	ROW	Canada
Reported EBIT	$6,584	$366	$4,703	$1,515
Severance costs in COGS and SG&A	749	112	202	435
Government grants in COGS and SG&A	(4,061)	(504)	—	(3,557)
Share-based compensation	5,267	2,184	2,102	981
Depreciation and amortization	21,072	10,204	8,884	1,984

Adjusted EBITDA	$29,611	$12,362	$15,891	$1,358

Please refer to the section “Segmented Results” for additional information about results by geographic location.

ENGINEERED SYSTEMS BOOKINGS AND BACKLOG
Bookings and backlog are monitored by Enerflex as an indicator of future revenue and business activity levels for the Engineered Systems product line. Bookings are recorded in the period when a firm commitment or order is received from customers. Bookings increase backlog in the period they are received. Revenue recognized on Engineered Systems products decreases backlog in the period the revenue is recognized. As a result, backlog is an indication of revenue to be recognized in future periods.
The following tables set forth the Engineered Systems bookings and backlog by reporting segment for the following periods:

	Three months ended March 31,
($ Canadian thousands)	2022	2021
Bookings
USA	$177,584	$42,736
Rest of World	29,928	41,489
Canada	29,358	14,467

Total bookings	$236,870	$98,692

($ Canadian thousands)	March 31, 2022	December 31, 2021
Backlog
USA	$362,889	$262,937
Rest of World	160,291	179,655
Canada	96,808	114,957

Total backlog	$619,988	$557,549

The Company managed to secure significant Engineered Systems projects during the first quarter of 2022 leading to a much-improved bookings total when compared to the comparable quarter. The Company’s ability to secure a higher volume of projects is a function of robust supply and demand fundamentals in the oil and gas industry. However, Enerflex’s customers remain focused on capital discipline and there is some uncertainty in the pace of recovery from pandemic lows, as well as uncertainty around energy development due to certain macro economic pressures in the regions we operate, but Enerflex is cautiously optimistic about the trajectory of the recovery.
Backlog at March 31, 2022 is higher than at December 31, 2021 due to Engineered Systems bookings outpacing revenue recognized in the period, offset by unfavourable foreign exchange impacts. The movement in exchange rates resulted in a decrease of $6.0 million during the first three months of 2022 on foreign currency denominated backlog, compared to a decrease of $1.3 million in the same period of 2021.
SEGMENTED RESULTS
Enerflex has identified three reportable operating segments as outlined below, each supported by the Corporate function. Corporate overheads are allocated to the operating segments based on revenue. In assessing its operating segments, the Company considered economic characteristics, the nature of products and services provided, the nature of production processes, the type of customer for its products and services, and distribution methods used.
The following summary describes the operations of each of the Company’s reportable segments:

•
USA generates revenue from manufacturing natural gas compression, processing, refrigeration, and electric power equipment, including custom and standard compression packages and modular natural gas processing equipment and refrigeration systems, in addition to generating revenue from mechanical services, parts, and maintenance solutions, and contract compression rentals;

•
Rest of World (“ROW”) generates revenue from manufacturing (focusing on large-scale process equipment), after-market services, including parts and components, as well as operations, maintenance, and overhaul services, and rentals of compression and processing equipment. The ROW segment has been successful in securing BOOM and integrated turnkey (“ITK”) projects; and

•
Canada generates revenue from manufacturing both custom and standard natural gas compression, processing, and electric power equipment, as well as providing after-market mechanical service, parts, and compression and power generation rentals.

USA SEGMENT RESULTS

	Three months ended March 31,
($ Canadian thousands)	2022	2021
Engineered Systems bookings	$177,584	$42,736
Engineered Systems backlog	362,889	90,274

Segment revenue	$182,755	$84,965
Intersegment revenue	(35,291)	(3,019)

Revenue	$147,464	$81,946

Revenue – Engineered Systems	$77,632	$29,240
Revenue – Service	$42,249	$30,114
Revenue – Energy Infrastructure	$27,583	$22,592
Operating income	$345	$366
EBIT	$345	$366
EBITDA	$12,040	$10,570
USA revenue as a % of consolidated revenue	45.6%	40.3%
Recurring revenue growth	32.5%	(14.3)%
Operating income as a % of revenue	0.2%	0.4%
EBIT as a % of revenue	0.2%	0.4%
EBITDA as a % of revenue	8.2%	12.9%
USA had total Engineered Systems bookings of $177.6 million in the first quarter of 2022, which is a healthy increase of $134.8 million compared to the same period in the prior year. The Company was able to book some significant projects as a result of improved activity levels in the oil and gas industry as our customers increase their capital spending. While activity levels are improving, the competition for bookings and pricing pressures remains high, which will continue to put pressure on margins on new bookings, even as the bookings recover.
Revenue increased by $65.5 million in the first quarter compared to last year. This increase is primarily due to higher Engineered Systems revenue on improved activity levels and stronger opening backlog; higher Service revenues on increased volume of work when compared to the same quarter last year which was impacted by inclement weather; and higher Energy Infrastructure revenue from improved utilizations.
SG&A was higher in the first quarter of 2022 compared to the same period last year as a result of the allocated transaction costs related to the previously announced Exterran transaction, and higher total compensation due to increased headcount.
Operating income for the current quarter was slightly lower than the same quarter last year due to higher SG&A, partially offset by improved revenues in all three product lines.
At March 31, 2022, the USA contract compression fleet totaled approximately 405,000 horsepower, compared to approximately 400,000 horsepower at December 31, 2021. The average utilization of the USA contract compression fleet for the three months ended March 31, 2022 was 91 percent, compared to 82 percent in the same quarter last year.
REST OF WORLD SEGMENT RESULTS

	Three months ended March 31,
($ Canadian thousands)	2022	2021
Engineered Systems bookings	$29,928	$41,489
Engineered Systems backlog	160,291	49,223

Segment revenue	$109,394	$70,517
Intersegment revenue	(78)	(6)

Revenue	$109,316	$70,511

Revenue – Engineered Systems	$49,292	$8,442
Revenue – Service	$23,034	$25,911
Revenue – Energy Infrastructure	$36,990	$36,158
Operating income	$10,282	$4,728
EBIT	$10,282	$4,703
EBITDA	$18,512	$13,587
ROW revenue as a % of consolidated revenue	33.8%	34.7%
Recurring revenue growth	(3.3)%	(2.4)%
Operating income as a % of revenue	9.4%	6.7%
EBIT as a % of revenue	9.4%	6.7%
EBITDA as a % of revenue	16.9%	19.3%
Engineered Systems bookings were lower in the first quarter of 2022 compared to the first quarter of 2021 by $11.6 million. The bookings in the current quarter are coming from Latin America. The significant backlog for the current quarter includes the previously announced
10-year
natural gas infrastructure contracts that were awarded to Enerflex during the fourth quarter of 2021, which has been determined to be accounted for as an Engineered Systems sale under finance lease accounting. Engineered Systems bookings in the Rest of World segment are typically larger in nature and scope and as a result are less frequent.
During the three months ended March 31, 2022, Rest of World revenues increased by $38.8 million when compared to the same period last year. This is driven by the increase in Engineered Systems revenue, primarily from a previously announced
10-year
natural gas infrastructure project in the Middle East that began operations at the beginning of the year and accounted for as a finance lease. Energy Infrastructure revenues slightly increased during the first quarter of 2021 helped by the interest income on the aforementioned finance lease project, offset by lower Service revenues.
The slight increase in SG&A costs are primarily due to the segment’s allocated share of transactions costs related to the previously announced Exterran transaction, and increased total compensation expense, partially offset by lower share-based compensation on mark-to-market
movement, and foreign exchange impacts.
Operating income increased by $5.6 million in the first quarter of 2022 compared to the same period in 2021, primarily due to higher gross margins on higher Engineered Systems and Energy Infrastructure revenue, partially offset by slightly higher SG&A.

CANADA SEGMENT RESULTS

	Three months ended March 31,
($ Canadian thousands)	2022	2021
Engineered Systems bookings	$29,358	$14,467
Engineered Systems backlog	96,808	29,936

Segment revenue	$67,124	$51,629
Intersegment revenue	(835)	(881)

Revenue	$66,289	$50,748

Revenue – Engineered Systems	$47,507	$34,550
Revenue – Service	$17,903	$14,511
Revenue – Energy Infrastructure	$879	$1,687
Operating income (loss)	$(3,788)	$1,927
EBIT	$(3,504)	$1,515
EBITDA	$(1,539)	$3,499
Canada revenue as a % of consolidated revenue	20.5%	25.0%
Recurring revenue growth	16.0%	6.3%
Operating income as a % of revenue	(5.7)%	3.8%
EBIT as a % of revenue	(5.3)%	3.0%
EBITDA as a % of revenue	(2.3)%	6.9%
Bookings in the first quarter of 2022 increased to $29.4 million in the first quarter of 2022 from $14.9 million in the comparable period. The Company remains cautiously optimistic as the recovery in this segment has been slower than the other segments. The Company is confident that further economic recovery will continue to translate into new bookings throughout 2022 and remains well positioned to capitalize on pending projects. Competition for bookings and pricing pressures for the Canadian region continue to remain high, which will continue to put pressure on margins on new bookings.
Revenue increased by $15.5 million during the first quarter of 2022 compared to the same period last year primarily due to higher Engineered Systems revenue based on the strength of higher opening backlog. Service revenues have increased due to a number of maintenance service agreements and large parts sales. Energy Infrastructure revenue decreased due to lower utilization of available rental units based on lower demand. Canada did see a decrease in gross margins in the first quarter of 2022 compared to the same period last year, primarily driven by reduced government grants; continued lower margin projects; and margin erosion from unanticipated cost overruns.
SG&A was higher in the first quarter of 2022 compared to the same period last year as a result of the segment’s allocated share of transactions costs related to the previously announced Exterran transaction, and reduced government grants.
The Canadian segment recorded an operating loss of $3.8 million for the first quarter of 2022 compared to operating income of $1.9 million in the same period of 2021. The decrease is primarily due to lower gross margins and higher SG&A costs as discussed above.
GROSS MARGIN BY PRODUCT LINE
Enerflex operates three business segments, and each regional business segment has three main product lines: Engineered Systems, Service, and Energy Infrastructure. The Engineered Systems product line consists of the supply of equipment systems, typically involving engineering, design, manufacturing, construction, installation, and the start-up
of equipment. The Service product line provides after-market services, parts distribution, operations and maintenance solutions, equipment optimization and maintenance programs, manufacturer warranties, exchange components, and technical services. The Energy Infrastructure product line encompasses a fleet of natural gas compression, processing, and electric power equipment totalling over 830,000 horsepower available for rent or lease; generating revenue from rental and lease agreements, and the sale of rental equipment to customers. In addition to Enerflex’s rental fleet, the Company’s Energy Infrastructure product line provides customers with personnel, equipment, tools, materials, and supplies to meet their natural gas compression, processing, and electric power needs, as well as designing, sourcing, owning, installing, operating, servicing, repairing, and maintaining equipment owned by the Company necessary to provide these services, including providing operation and maintenance as part of a BOOM agreement.
Recurring revenue is comprised of revenue from the Service and Energy Infrastructure product lines, which are typically contracted and extend into the future. The Company aims to diversify and expand Service and Energy Infrastructure offerings, which we believe offer longer-term stability in earnings compared to Engineered Systems revenue, which historically has been dependent on cyclical demand for new compression, process, and electric power equipment. While individual Service and Energy Infrastructure contracts are subject to cancellation or have varying lengths, the Company does not believe these characteristics preclude these product lines from being considered recurring in nature.

	Three months ended March 31, 2022
($ Canadian thousands)	Total	Engineered Systems	Service	Energy Infrastructure
Revenue	$323,069	$174,431	$83,186	$65,452
Cost of goods sold:
Operating expenses	250,541	154,751	70,256	25,534
Depreciation and amortization	18,885	2,446	2,679	13,760

Gross margin	$53,643	$17,234	$10,251	$26,158

Gross margin %	16.6%	9.9%	12.3%	40.0%

	Three months ended March 31, 2021 1
($ Canadian thousands)	Total	Engineered Systems	Service	Energy Infrastructure
Revenue	$203,205	$72,232	$70,536	$60,437
Cost of goods sold:
Operating expenses	139,935	61,511	55,911	22,513
Depreciation and amortization	17,794	2,072	2,171	13,551

Gross margin	$45,476	$8,649	$12,454	$24,373

Gross margin %	22.4%	12.0%	17.7%	40.3%

1	Certain prior period amounts have been reclassified between COGS and SG&A. Please refer to Note 1 of the interim condensed consolidated financial statements for additional details.
INCOME TAXES
Income tax expense totaled $3.6 million for the first quarter of 2022, compared to a recovery of $1.4 million in the same period of 2021. Income tax expense for the first quarter of 2022 was due to the Company no longer recognizing any deferred tax asset in Canada and the effect of earnings taxed in foreign jurisdictions, partially offset by the exchange rate effects on tax basis. The Company is no longer recognizing deferred tax recoveries in Canada, as it is unlikely that sufficient future taxable income will be available to offset against the existing deductible temporary differences and any unused Canadian tax losses or credits.
EXTERRAN TRANSACTION UPDATE
On January 24, 2022 the Company announced an
all-share
acquisition of Exterran in which Enerflex would acquire all of the outstanding shares of common stock of Exterran by issuing 1.021 common shares of Enerflex in exchange for each share of Exterran. The Company will continue to preserve the strength of its balance sheet and maximize cash flow through disciplined capital spending, with investments prioritizing higher-margin, less-cyclical businesses with attractive returns. Once closed, the acquisition of Exterran by Enerflex will result in accelerated growth of recurring revenues, which are expected to account for approximately 70 percent of the combined business’ pro forma gross margin when excluding the impact of depreciation and amortization, as well as approximately doubling EBITDA. Leverage of the Company will temporarily rise to fund four major in-flight
projects. We expect these projects to be completed in late 2022 through to mid-2023
and excess cash flow after completion of these projects will be used to lower leverage ratios. Enerflex’s Board of Directors will continue to evaluate dividend payments on a quarterly basis, based on the availability of cash flow and anticipated market conditions.
The closing of the transaction is subject to obtaining regulatory approvals and approval by shareholders of Exterran and Enerflex, and satisfying other conditions that are customary for a transaction of this type, which are fully described in the Merger Agreement that has been entered into by Enerflex and Exterran and is available under our electronic profile on SEDAR at www.sedar.com as well as Enerflex’s website. The Company continues to progress all matters that need to be addressed to close the Transaction, including the submission of required notifications and the filing of all applications that are necessary to obtain the required regulatory approvals and clearances. A number of the required regulatory approvals have already been obtained and we are currently not aware of any reason that would result in our not obtaining all of the required regulatory approvals.
Following the execution of the Merger Agreement by Enerflex and Exterran, the Company was made aware of a ruling issued by a Local Labor Board in the State of Tabasco in Mexico which awarded a former employee of one of Exterran’s subsidiaries approximately $119 million USD in connection with a dispute relating to such employee’s severance pay following his termination of employment. Exterran has advised that it is of the view that the Local Labor Board erred in granting such order and the employee’s case is without merit and that although Exterran may incur some loss with respect to such matter, the ultimate resolution of this matter will not be material to Exterran. We are currently monitoring this dispute.
In the coming months, Enerflex expects to deliver to its shareholders an information circular (the “Circular”) for the special meeting of Enerflex shareholders that will consider the Transaction. The Circular will contain a detailed description of the Transaction and will be available under our electronic profile on SEDAR at www.sedar.com as well as Enerflex’s website. All Enerflex shareholders are urged to read the Circular once available as it will contain important information concerning the Transaction. Pending satisfaction of the terms and conditions as set forth in the Merger Agreement, Enerflex anticipates closing the Transaction during the second half of 2022.
During the quarter, Enerflex also completed the syndication of a new senior secured revolving credit facility for a
3-year
term. Enerflex elected to upsize the credit facility from $600 million USD to $700 million USD to provide enhanced liquidity and is in addition to the fully committed $925 million
5-year
bridge loan facility. Additionally, S&P Global Ratings (“S&P”) and Fitch Ratings Ltd. (“Fitch”) have each provided an initial credit rating for the pro forma combination of Enerflex and Exterran. S&P’s initial corporate credit rating is
BB-
with a stable outlook and Fitch’s initial long-term issuer rating is
BB-
with a stable outlook. The ratings will be used to support our previously announced high yield debt offering that we intend to pursue.
OUTLOOK
The outlook for Exploration & Production (“E&P”) capital spending has been steadily improving since mid-2020
when budgets were reset during the
COVID-19
pandemic. Commodity prices have risen on strengthening supply/demand fundamentals and a renewed focus on energy security in light of Russia’s invasion of Ukraine, and E&P and Midstream balance sheets and free-cash-flow positions have been improving. Oil and gas demand has been recovering, despite some continued effects of the
COVID-19
pandemic and evolving regulatory risks associated with a continued focus on ESG factors. As a result, Enerflex expects customer capital expenditures to increase modestly as fundamentals continue to improve. This trend can be seen in Enerflex’s bookings which have trended upward since the third quarter of 2020. Although customers continue to show discipline in spending within their cash flow and returning money to shareholders, we are cautiously optimistic that this trend should continue given the current fundamentals outlook.
In addition, an “Energy Transition” towards less carbon-intensive energy sources is presenting new opportunities for the Company in several regions, leveraging the strength of Enerflex in providing modularized engineer-to-order
process solutions for the energy industry. The Company is working with existing and new customers to advance projects that: 1) decarbonize core operations; 2) providing a path for electrification; 3) capture carbon; 4) build infrastructure for Renewable Natural Gas (RNG) and biofuels; and 5) new hydrogen opportunities.
Enerflex remains focused on providing a safe working environment for all employees, while positioning the Company to capitalize on increased industry spending. Given the current environment, the Company is carefully assessing project spending, with a focus on ensuring future projects provide maximum returns on invested capital. In the longer term, the Company continues to balance the expected impacts of broader market factors, such as volatility in realized commodity prices, political and economic uncertainty, and consistent access to market, against the projected increases in global demand for natural gas, particularly as an energy transition fuel to support decarbonization. Enerflex continues to assess the effects of these contributing factors and the corresponding impact on customer activity levels, which will drive the demand for the Company’s products and services in future periods.
OUTLOOK BY SEGMENT
USA
The Company continues to see improving fundamentals that should maintain healthy activity for Engineered Systems. Natural gas prices have remained over $6/MMBTU and oil prices have steadily hovered around $100/bbl despite coordinated releases from strategic reserves globally. In North America, this improving backdrop has resulted in rig counts continuing to increase. While operator balance sheets have strengthened, there is still some hesitation to increase spending too quickly due to investor sentiment and some uncertainty in demand recovery due to economic conditions. E&P companies are also facing pressure to increase cash returns to shareholders through increased dividends and share buy-backs.
In aggregate, however, the Company is seeing improved operator spending and, therefore the demand for Enerflex products and services is growing.
Recurring revenues, both in terms of after-market service and contract compression demand, have proven stable in terms of overall performance. Utilization rates in contract compression have been restored to pre-pandemic
levels. Strengthening after-market service customer demand for equipment maintenance has been tempered with broad-based OEM supply chain challenges with timely parts delivery, along with inflationary operating cost pressures. While U.S. oil and gas production has been impacted by global events, the Company believes that the increased presence of larger, more patient producers in basins such as the Permian is supportive for long-term value creation.
Energy Transition could provide significant opportunity for the Company in the USA. Our customers have started to adopt electric motor drive compression which entirely eliminates Scope 1 emissions from engine driven compression. In addition, carbon capture is getting additional attention and is supported through the federal government’s
45-Q
tax incentive.
Low-carbon
fuel initiatives are being adopted across the USA which have the potential of increasing demand for the Company’s core competency of technical excellence in providing and maintaining modular equipment solutions.
Rest of World
In the Rest of World segment, the Company expects to continue generating strong recurring revenues in both the Middle East and Latin America regions through its existing rental fleet and new large-scale long-term projects.

The Company is happy to state that a previously announced
10-year
natural gas infrastructure contract in the Middle East commenced commercial operations at the beginning of 2022. We are also well underway in the construction phase for another previously announced
10-year
natural gas infrastructure contract signed in late 2021, which consists of two projects in the Middle East. These investments are on track to become fully operational later in 2022.
The Company continues to see demand for large-scale long-term rental assets and ITK projects in the Middle East, including natural gas-fired
power generation. These large-scale assets with long-term contracts can be accounted for as BOOM projects or finance leases. The Company continues to explore new markets and opportunities within this region, focusing on projects containing products engineered and manufactured by Enerflex, that provide long-term, stable cash flows.
In Latin America, the Company secured some rental asset and ITK projects in Argentina, Brazil and Mexico. However, Enerflex remains cautiously optimistic about the outlook in Latin America as many countries have indicated a renewed desire to develop oil and natural gas in recent periods, while also facing certain geopolitical uncertainties. The Company is well positioned to provide products and services throughout the region as activity takes place in its key markets, particularly Argentina, Bolivia, Brazil, Colombia, and Mexico.
In Australia, demand for Enerflex service and maintenance support remains solid. Liquified natural gas (“LNG”) supply contracts are providing a stable demand for gas from producers. Downward pressure on production costs is increasing customers’ desire to improve equipment reliability and efficiency, and Enerflex is well positioned to support production equipment optimization and improve reliability. Capital equipment demand in the Australian market has seen a slowdown in response to the current economic environment; however, multiple new opportunities have been approved by customers, including an award to package power generation equipment in Enerflex’s Brisbane facility, which will continue to support activity in this region throughout 2022.
Canada
A sustained increase in rig count, as well as favourable oil and gas prices, are positive indicators for this region. Gas egress constraints to international markets appears to be slowing investment in expanding gas gathering and production asset bases. In addition, land use disputes with the indigenous population in Northeastern British Columbia has temporarily halted investment in gas gathering and processing developments. Global supply chain challenges remain a potential threat to timely delivery of products and materials required to execute projects. Natural gas liquids pricing has been performing well, resulting in increased investment in this market. The Company remains well positioned to capitalize on growth in this sector of the market.
The standard gas compression new equipment market remains highly competitive and somewhat commoditised. The Company has secured a number of orders for electric power generation equipment through the first quarter of 2022, delivering on expectations of growth in this part of the business.
The Company continues to evaluate various markets in Energy Transition. For Canada, the Company is seeing a lot of discussion around carbon capture and biofuels. These markets are dependent on supporting government policy and we are hopeful that this clarity will be provided in the next 12 to 24 months. Canada and various provincial governments are also evaluating hydrogen strategies which could present a growth market for Enerflex. Additionally, the Canadian federal government announced a CCUS Investment Tax Credit in their recent budget. The budget proposes a refundable tax credit for businesses that incur eligible CCUS expenses, starting in 2022.
The Service product line got off to a slow start in 2022. The back-end
of the current quarter saw a marked uptick in activity within the Service business that is expected to continue through the remainder of the year. Broad-based OEM supply chain challenges along with inflationary pressures have resulted in increased parts costs, late delivery of parts and components, and increases in operating costs.

ENERFLEX STRATEGY
Enerflex’s global vision is “
Transforming Energy for a Sustainable Future
”. The Company’s strategy to support this vision centers on being an operationally focused, diversified, financially strong, dividend-paying company that delivers profitable growth by serving an expanding energy industry in seven gas producing regions worldwide. Enerflex believes that worldwide diversification and growth enhances shareholder value. This strategy has allowed the Company to overcome previous downturns and endure recent uncertainty while still delivering strong operating results. With a positive long-term outlook for natural gas, a cleaner burning fuel that can provide a practical reduction in carbon emissions as the global economy transitions to a growing proportion of renewable sources of energy, Enerflex aims to provide superior returns through the continued implementation of this strategy. The pending combination with Exterran is consistent with our strategy. The Company is working closely with our customers as they strive to reduce greenhouse gas emissions. The Company’s core competency of technological excellence in all aspects of modularized energy systems is expected to allow us to partner with customers on the various solutions being explored, which include projects related to carbon capture, flare gas-to-power,
electrification of gas processing and compression solutions, renewable natural gas, and hydrogen.
Across the Company, Enerflex looks to leverage its diversified international positioning to compete for projects in growing natural gas markets, and to offer integrated solutions spanning all phases of a project’s life-cycle from engineering and design through to after-market service, with a focus on recurring revenue from Service and Energy Infrastructure offerings. The Company works to leverage its Enterprise-wide collaborative approach to deploy key expertise worldwide and generate repeat business from internationally active customers. The Company also targets growth areas in the traditional natural gas industry, including the increasing global demand for natural gas-fired
power generation. Enerflex has developed regional strategies to support its Company-wide goals.
In the USA segment, Enerflex has concentrated its efforts on key regions and basins, driven by the U.S.’s increasingly complex natural gas sector. The Company has looked to build on its successes for gas processing solutions for liquids-rich plays in the region and support the development of upstream resources and midstream infrastructure required to feed local demand and an export-focused LNG industry. Our Engineered Systems business designs, engineers, and builds modularized solutions for the natural gas industry across the United States. The focus for the Service business has been on servicing the installed base of over 20 million horsepower across the country with a cost-effective service organization. For the Energy Infrastructure product line, the organic expansion of the contract compression fleet has allowed Enerflex to increase recurring revenues, while the Company’s ability to design, engineer, and build contract compression units positions Enerflex well to respond to future growth in the segment. The Company believes that the long-term impact of continued focus on these recurring revenue product lines will be increased predictability and stability in earnings and cash flows, while strategic investment in the contract compression fleet should drive growth and strong returns for the Energy Infrastructure business.
Enerflex has focused its efforts in the ROW segment on growing primarily in the Middle East and Latin America regions, through the sales, and service of its products, and through ownership of energy infrastructure. In these regions, the Company has targeted ITK and BOOM solutions of varying size and scope, including projects requiring construction and installation support at site. Enerflex underscores the importance of BOOM and other long-term leases in this segment, as multi-year contracts for rental and maintenance of equipment align with the emphasis on growing recurring revenue streams and customers in this segment have proven to be receptive to these solutions. The Company has also seen increased interest in electric power solutions in many of the regions within the ROW segment and looks to leverage expertise developed across the organization to meet this demand. Elsewhere in the segment, Enerflex has expanded the capability of the Company’s Australian Service line in response to activity levels, which are projected to remain high on the strength of increasing demand for natural gas, contributing to recurring revenue.
Enerflex has aimed its efforts in Canada on leveraging its capabilities and expertise to expand market share in the natural gas sector, particularly in liquids-rich reservoirs, and to support the development of natural gas resources for a future LNG industry. In addition, the Company has looked to build on its successes in the electric power market given sustained low natural gas prices and the resulting increase in demand for natural gas-fired
power generation. Enerflex offers electric power solutions for purchase or for rent, the latter of which allows the Company to offer flexibility and provide maintenance while increasing recurring revenues. Lastly, there has been a focus on signing long-term service and maintenance contracts with customers to secure stability in Service revenues.
Enerflex seeks to continue to diversify its revenue streams from multiple markets, grow its backlog, and ensure profitable margins globally by aggressively managing costs, with a medium-term goal of achieving a 10 percent EBIT margin. In addition, we are focused on expanding the diversification of our product lines, with a goal to increase recurring revenue by 10 percent annually. Enerflex recognizes that the current economic conditions may make it challenging to meet these goals in the near-term but believes these remain appropriate as medium-term and longer-term goals.
NON-IFRS
MEASURES
The success of the Company and its business unit strategies is measured using a number of key performance indicators, some of which do not have a standardized meaning as prescribed by IFRS and are therefore unlikely to be comparable to similar measures presented by other companies. These non-IFRS
measures are also used by management in its assessment of relative investments in operations and include Engineered Systems bookings and backlog, recurring revenue, EBITDA, net debt to EBITDA ratio, and ROCE. They should not be considered as an alternative to net earnings or any other measure of performance under IFRS. The reconciliation of these non-IFRS
measures to the most directly comparable measure calculated in accordance with IFRS is provided below where appropriate. Engineered Systems bookings and backlog do not have a directly comparable IFRS measure.

	Three months ended March 31,
($ Canadian thousands)	2022	2021
EBITDA
EBIT	$7,123	$6,584
Depreciation and amortization	21,890	21,072

EBITDA	$29,013	$27,656

Recurring Revenue
Service	$83,186	$70,536
Energy Infrastructure	65,452	60,437

Total Recurring Revenue	$148,638	$130,973

ROCE
Trailing 12-month EBIT	$55,636	$74,624
Capital Employed – beginning of period
Net debt 1	$158,664	$294,036
Shareholders’ equity	1,353,754	1,396,695

	$1,512,418	$1,690,731

Capital Employed – end of period
Net debt 1	$205,912	$251,503
Shareholders’ equity	1,342,102	1,377,396

	$1,548,014	$1,628,899

Average Capital Employed 2	$1,575,060	$1,717,619
Return on Capital Employed	3.5%	4.3%

1	Net debt is defined as short- and long-term debt less cash and cash equivalents.
2	Based on a trailing four-quarter average.

FINANCIAL POSITION
The following table outlines significant changes in the Statements of Financial Position as at March 31, 2022 compared to December 31, 2021:

($ Canadian millions)	Increase (Decrease)	Explanation
Current assets	$25.4	The increase in current assets is primarily due to higher contract assets, inventories, and accounts receivable from increased activity levels. Offsetting these increases, the Company had lower cash and work-in-progress
		related to finance leases.

Rental equipment	$(16.3)	Rental equipment decreased due to higher depreciation compared to last year, as well as the unfavourable impact of foreign exchange. These decreases were partially offset by additions during the year, primarily for the contract compression fleet in the USA.

Finance leases receivable	$29.2	The increase in finance leases receivable is due to the recognition of one of our
10-year
		natural gas infrastructure projects in the Middle East that is considered a finance lease transaction and began operations during the first quarter of 2022.

Current liabilities	$40.4	The increase in current liabilities is primarily driven by increases in accounts payable and accrued liabilities, and deferred revenues which is based on the increased level of activity.

Total shareholders’ equity	$(11.7)	Shareholders’ equity decreased primarily due to the $9.5 million impact on unrealized loss on translation of foreign operations and foreign denominated debt; dividends of $2.2 million and $0.4 million net loss, offset by $0.4 million of stock options.
LIQUIDITY
The Company expects that continued cash flows from operations in 2022, together with cash and cash equivalents on hand and currently available credit facilities, will be more than sufficient to fund its requirements for investments in working capital and capital assets. As at March 31, 2022, the Company held cash and cash equivalents of $133.2 million and had cash drawings of $78.6 million against the Bank and Asset-Based Facilities leaving it with access to $671.9 million for future drawings. The Company continues to meet the covenant requirements of its funded debt, including the Bank Facility and the Company’s unsecured notes (“Notes”), with a bank-adjusted net debt to EBITDA ratio, excluding the non-recourse
debt, of 1.43:1 compared to a maximum ratio of 3:1, and an interest coverage ratio of 9:1 compared to a minimum ratio of 3:1. The interest coverage ratio is calculated by dividing the trailing
12-month
bank-adjusted EBITDA, as defined by the Company’s lenders, by interest expense over the same timeframe.

SUMMARIZED STATEMENTS OF CASH FLOW

	Three months ended March 31,
($ Canadian thousands)	Restated 2022 1	Restated 2021 1
Cash, beginning of period	$172,758	$95,676
Cash provided by (used in):
Operating activities	(22,712)	58,577
Investing activities	(16,885)	(12,570)
Financing activities	1,385	(30,043)
Exchange rate changes on foreign currency cash	(1,332)	(998)

Cash, end of period	$133,214	$110,642

1	Please refer to note 22 of the interim condensed consolidated financial statements for the details of this restatement
Operating Activities
For the three months ended March 31, 2022, cash used in operating activities is significantly lower than the comparative period. The primary driver of this unfavourable variance is due to net change in working capital and other during the current quarter relative to the improvements that were seen in the first quarter of 2021. Movements in working capital and other are discussed in the “Financial Position” section of this MD&A. The Company’s net loss during the current quarter compared to net earnings in the comparable quarter also contributed to the unfavourable variance.
Investing Activities
For the three months ended March 31, 2022, cash used in investing activities increased primarily due to higher capital expenditures in the quarter net of the change in accounts payable related to the addition of PP&E and rental equipment.
Financing Activities
For the three months ended March 31, 2022, cash provided by financing activities increased primarily due to higher net proceeds received on long-term debt compared to the net repayments on long-term debt in the same quarter of 2021, partially offset by cash paid on other deferred transaction costs which is related to the new senior secured revolved credit facility related to the Exterran transaction, and higher dividend payments made in the current quarter compared to the first quarter of 2021.
QUARTERLY SUMMARY

($ Canadian thousands, except per share amounts)	Revenue	Net earnings (loss)	Earnings (loss) per share – basic	Earnings (loss) per share – diluted
March 31, 2022	$323,069	$(369)	$(0.00)	$(0.00)
December 31, 2021	321,347	(32,707)	(0.36)	(0.36)
September 30, 2021	231,097	6,958	0.08	0.08
June 30, 2021	204,507	4,291	0.05	0.05
March 31, 2021	203,205	3,003	0.03	0.03
December 31, 2020	298,837	32,668	0.36	0.36
September 30, 2020	265,037	10,736	0.12	0.12
June 30, 2020	287,438	7,415	0.08	0.08
March 31, 2020	365,740	37,438	0.42	0.42
December 31, 2019	474,362	31,436	0.35	0.35
September 30, 2019	544,284	63,074	0.71	0.70
June 30, 2019	541,874	40,649	0.45	0.45

CAPITAL RESOURCES
On April 29, 2022, Enerflex had 89,680,965 shares outstanding. Enerflex has not established a formal dividend policy and the Board of Directors anticipates setting the quarterly dividends based on the availability of cash flow and anticipated market conditions, taking into consideration business opportunities and the need for growth capital. Subsequent to the first quarter of 2022, the Company declared a quarterly dividend of $0.025 per share. Enerflex’s Board of Directors will continue to evaluate dividend payments on a quarterly basis, based on the availability of cash flow and anticipated market conditions.
At March 31, 2022, the Company had drawn $78.6 million against the Bank and Asset-Based Facilities (December 31, 2021 – $67.9 million). The weighted average interest rate on the Bank and Asset-Based Facilities at March 31, 2021 was 2.1 percent and 3.0 percent (December 31, 2021 – 2.1 percent and 3.0 percent).
The composition of the borrowings on the Bank Facility, Asset-Based Facility and the Company’s Notes was as follows:

($ Canadian thousands)	March 31, 2022	December 31, 2021
Drawings on Bank Facility	$46,246	$30,522
Drawings on Asset-Based Facility	32,363	37,411
Senior Notes due December 15, 2024	146,208	148,119
Senior Notes due December 15, 2027	117,472	118,746
Deferred transaction costs	(3,163)	(3,376)

	$339,126	$331,422

At March 31, 2022, without considering renewal at similar terms, the Canadian dollar equivalent principal payments due over the next five years are $224.8 million, and $117.5 million thereafter.
RESPONSIBILITY OF MANAGEMENT AND THE BOARD OF DIRECTORS
Management is responsible for the information disclosed in this MD&A and the accompanying interim condensed consolidated financial statements, and has in place appropriate information systems, procedures, and controls to ensure that information used internally by management and disclosed externally is materially complete and reliable. In addition, the Company’s Audit Committee, on behalf of the Board of Directors, provides an oversight role with respect to all public financial disclosures made by the Company, and has reviewed and approved this MD&A and the interim condensed consolidated financial statements. The Audit Committee is also responsible for determining that management fulfills its responsibilities in the financial control of operations, including disclosure controls and procedures (“DC&P”) and internal control over financial reporting (“ICFR”).
INTERNAL CONTROL OVER FINANCIAL REPORTING
The Chief Executive Officer and the Chief Financial Officer, together with other members of management, evaluate the effectiveness of the Company’s disclosure controls and procedures and internal controls over financial reporting using the internal control integrated framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013. Based on this review, the Company has concluded that its DC&P and ICFR was not effective for the three months ended March 31, 2022 and 2021, due to a material weakness as described below. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis.
Management identified a material weakness in design and operation of the control over review of financial statement presentation and disclosure, which led to the amendment and restatement of its unaudited Interim

Condensed Consolidated Financial Statements for the three months ended March 31, 2022 and 2021. This deficiency was due to reliance on system automation to correctly classify and present amounts in the financial statements and insufficient precision of financial statement review controls to have identified a material misstatement in the financial statements. Due to this material weakness, certain financial statement presentation was incorrect which included the misclassification of certain cash flows, and non-cash items being reflected as transfers between Operating, Investing, and Financing cash flows. The Statement of Cash Flows and related disclosures have been adjusted for this misclassification and these non-cash transfers.
The Company has taken and will continue to take a number of actions to remediate this material weakness. During Q2 2022, the Company developed and implemented a remediation plan to address this material weakness that identifies areas where enhanced precision will help detect and prevent material misstatements. This remediation plan includes, but is not limited to:

•	a new reconciliation process that will identify any new transactions being reflected in the Statement of Cash Flows;

•	a robust review methodology for complex and non-normal course transactions which includes all aspects of presentation and disclosure;

•	a proof to ensure that non-cash transfers are no longer reflected within the Statement of Cash Flows; and

•	plans to use outside resources to enhance the business process documentation.
The material weakness cannot be considered remediated until the applicable relevant controls operate for a sufficient period of time and management has concluded, through testing, that these controls are operating effectively. Although the Company can give no assurance that these actions will remediate this material weakness in internal controls or that additional material weaknesses in our ICFR will not be identified in the future, management believes the foregoing efforts will effectively remediate the identified material weakness. Management will take additional remedial actions as necessary as they continue to evaluate and work to improve the Company’s ICFR environment.
Outside of the material weakness noted above, there have been no significant changes in the design of the Company’s ICFR during the three months ended March 31, 2022 and 2021, that would materially affect, or is reasonably likely to materially affect, the Company’s ICFR.
While the Officers of the Company have designed the Company’s disclosure controls and procedures and internal controls over financial reporting, they expect that these controls and procedures may not prevent all errors and fraud. A control system, no matter how well conceived or operated, can only provide reasonable, not absolute, assurance that the objectives of the control system are met.
SUBSEQUENT EVENTS
Subsequent to March 31, 2022, Enerflex declared a quarterly dividend of $0.025 per share, payable on July 7, 2022, to shareholders of record on May 19, 2022. Enerflex’s Board of Directors will continue to evaluate dividend payments on a quarterly basis, based on the availability of cash flow and anticipated market conditions.
FORWARD-LOOKING STATEMENTS
This MD&A contains forward-looking information within the meaning of applicable Canadian securities laws. All statements other than statements of historical fact are forward-looking statements. The use of any of the words “anticipate”, “plan”, “contemplate”, “continue”, “estimate”, “expect”, “intend”, “propose”, “might”, “may”, “will”, “shall”, “project”, “should”, “could”, “would”, “believe”, “predict”, “forecast”, “pursue”, “potential”, “objective” and “capable” and similar expressions are intended to identify forward-looking information. In particular, this MD&A includes (without limitation) forward-looking information pertaining to:

anticipated financial performance; future capital expenditures, including the amount and nature thereof; bookings and backlog; oil and gas prices and the impact of such prices on demand for Enerflex products and services; development trends in the oil and gas industry; seasonal variations in the activity levels of certain oil and gas markets; business prospects and strategy; expansion and growth of the business and operations, including market share and position in the energy service markets; the ability to raise capital; our plans and intentions in connection with a high yield debt offering and the timing associated therewith; the ability of existing and expected cash flows and other cash resources to fund investments in working capital and capital assets; the impact of economic conditions on accounts receivable; expectations regarding future dividends; and implications of changes in government regulation, laws and income taxes; statements made in the section titled “Outlook” and “Outlook by Segment”; the effectiveness of the actions taken to remediate the identified material weakness; and the anticipated outcomes and when we expect to close our previously announced combination with Exterran Corporation, including the combined entity’s accelerated generation of recurring gross margins to approximately 70 percent of total when excluding the impact of depreciation and amortization, approximate doubling of EBITDA, and capital allocation priorities following the completion of in-flight
projects in 2022 and 2023.
This forward-looking information is based on assumptions, estimates and analysis made in the light of the Company’s experience and its perception of trends, current conditions and expected developments, as well as other factors that are believed by the Company to be reasonable and relevant in the circumstances. All forward-looking information in this MD&A, primarily in the Outlook and Enerflex Strategy sections, is subject to important risks, uncertainties, and assumptions, which are difficult to predict and which may affect the Company’s operations, including, without limitation: the impact of economic conditions including volatility in the price of oil, gas, and gas liquids; supply chain interruptions leading to delays in receiving materials and parts to produce equipment; interest rates and foreign exchange rates; industry conditions including supply and demand fundamentals for oil and gas, and the related infrastructure including new environmental, taxation and other laws and regulations; business disruptions resulting from the
COVID-19
pandemic; the ability to continue to build and improve on proven manufacturing capabilities and innovate into new product lines and markets; increased competition; insufficient funds to support capital investments required to grow the business; the lack of availability of qualified personnel or management; political unrest; and other factors, many of which are beyond the Company’s control. Readers are cautioned that the foregoing list of assumptions and risk factors should not be construed as exhaustive. While the Company believes that there is a reasonable basis for the forward-looking information and statements included in this MD&A, as a result of such known and unknown risks, uncertainties and other factors, actual results, performance, or achievements could differ materially from those expressed in, or implied by, these statements, and readers are cautioned not to unduly rely upon forward-looking information.
This MD&A contains information that may constitute future-oriented financial information or financial outlook information (“FOFI”) about Enerflex and the entity resulting from its combination with Exterran, including with respect to the combined entity’s prospective financial performance, financial position or cash flows, all of which is subject to the same assumptions, risk factors, limitations and qualifications as set forth above. Readers are cautioned that the assumptions used in the preparation of such information, although considered reasonable at the time of preparation, may provide to be imprecise or inaccurate and, as such, undue reliance should not be placed on FOFI. Enerflex, Exterran or the combined entity’s actual results, performance and achievements could differ materially from those expressed in, or implied by, FOFI. Enerflex has included FOFI in this MD&A in order to provide readers with a more complete perspective on the combined entity’s future operations and management’s current expectations regarding the combined entity’s future performance. Readers are cautioned that such information may not be appropriate for other purposes.
The forward-looking information and FOFI contained herein is expressly qualified in its entirety by the above cautionary statement. The forward-looking information included in this MD&A is made as of the date of this MD&A and, other than as required by law, the Company disclaims any intention or obligation to update or revise any forward-looking information, whether as a result of new information, future events or otherwise.

ADDITIONAL INFORMATION ABOUT ENERFLEX
Description of Business
Enerflex is a single-source supplier of natural gas compression, oil and gas processing, refrigeration systems, energy transition solutions, and electric power generation equipment – plus related in-house
engineering and mechanical services expertise. Enerflex’s broad in-house
resources provide the capability to engineer, design, manufacture, construct, commission, service, and operate hydrocarbon and other gas handling systems. Enerflex’s expertise encompasses field production facilities, compression and natural gas processing plants, gas lift compression, refrigeration systems, energy transition solutions, and electric power solutions serving the natural gas production industry.
Headquartered in Calgary, Alberta, Canada, Enerflex has approximately 2,100 employees worldwide. Enerflex, its subsidiaries, interests in associates, and joint operations operate in Canada, the U.S., Argentina, Bolivia, Brazil, Colombia, Mexico, the United Kingdom, Bahrain, Kuwait, Oman, the UAE, Australia, New Zealand, Indonesia, Malaysia, and Thailand. Through Enerflex’s owned natural gas infrastructure, Enerflex transforms over 3.1 billion cubic feet of natural gas per day, globally.
Enerflex has fabrication and workshop facilities in Calgary, Alberta; Houston, Texas; and Brisbane, Queensland, that supply custom fabricated and standard equipment to customers worldwide. Enerflex is one of the leading suppliers of natural gas compression within the rental market in Canada, the U.S., Latin America, and the Middle East, with a global rental fleet of approximately 800,000 HP. Enerflex is a highly-qualified service provider with industry-certified mechanics and technicians strategically situated across a network of 53 service locations in Canada, the U.S., Latin America, the Middle East, and Asia Pacific.
Enerflex’s revenue is derived from the sale of natural
gas-related
products and services, including:

•	Engineering, design, and fabrication of hydrocarbon production and processing facilities, natural gas compression equipment, energy transition solutions, and electric power facilities;

•	Rental of natural gas compression, processing, and electric power equipment;

•
After-market service, operations and maintenance, and parts distribution, for compression, process, refrigeration, and power generation equipment, as well as retrofit solutions for compression and power generation equipment; and

•	ITK systems and BOOM solutions for natural gas compression, processing, and power generation. Certain BOOM contracts are accounted for as finance leases.
Through Enerflex’s ability to provide these products and services in an integrated manner, or as stand-alone offerings, Enerflex offers customers a unique value proposition well suited to address their changing needs.
Geographic Markets
Enerflex has three reporting segments – U.S., Rest of World, and Canada. Each of Enerflex’s three business segments are organized into product lines as described below.
U.S.

•
The engineered systems product line consists of custom and standard compression packages for reciprocating and screw compressor applications from Enerflex’s manufacturing facility located in Houston, Texas. In addition, Enerflex engineers, designs, manufactures, constructs, and installs modular natural gas processing equipment, energy transition solutions, refrigeration systems, and electric power solutions. Retrofit provides re-engineering,
re-configuration,
and
re-packaging
of compressors for various field applications.

•
The service product line provides mechanical services and parts, as well as maintenance solutions to the oil and natural gas industry in the U.S. Enerflex is a platinum tier gas compression solution provider of INNIO Waukesha, providing worldwide factory-direct access to Waukesha engines and parts. In addition, Enerflex packages CAT engines and parts. Enerflex’s U.S. service branches are located in Colorado, Louisiana, New Mexico, North Dakota, Oklahoma, Pennsylvania, Texas, West Virginia, and Wyoming.

•
The energy infrastructure product line provides natural gas compression equipment rentals to oil and natural gas customers in the U.S. (under its contract compression operations), primarily operating in the Permian and SCOOP/STACK formations utilizing a fleet of low-
to high-horsepower packages. These compressor packages are typically used in wellhead, gas-lift
and natural gas gathering systems, and other applications primarily in connection with natural gas and oil production. In addition, power generation rental solutions are also available in the U.S. region. The energy infrastructure product line in the U.S. operates out of Enerflex’s Houston, Texas facility.

Rest of World

•	The Rest of World segment deploys products typically fabricated by Enerflex’s engineered systems division in Houston, Texas.

•
The Latin America region, with locations in Argentina, Bolivia, Brazil, Colombia, and Mexico provides engineered systems products, including integrated turnkey natural gas compression, processing, low-carbon,
and electric power solutions, with local construction and installation capabilities. The service product line in the region focuses on after-market services, parts, and components, as well as operations, maintenance, and overhaul services. Enerflex’s energy infrastructure product line provides natural gas compression and processing equipment for rent to oil and gas customers in the region. Enerflex has a number of BOOM facilities of varying size and scope in this region providing customers with alternate solutions to meet their natural gas compression, processing, and electric power needs.

•
The Middle East/Africa (which we refer to as the “MEA”) region, through its operations in Bahrain, Oman, Kuwait, and the UAE, provides engineering, design, procurement, and construction services for compression, process, low-carbon,
and power generation equipment, as well as rentals, after-market service, parts, and operations and maintenance services for gas compression and processing facilities in the region. The energy infrastructure product line provides natural gas compression and processing equipment for rent to oil and gas customers in the region. Enerflex has a number of BOOM facilities of varying size and scope in this region providing customers with alternate solutions to meet their natural gas compression, processing, and electric power needs.

•
The Australia region is headquartered in Brisbane, Queensland with additional locations in Queensland, Western Australia, and New Zealand providing after-market services, equipment and parts supply, and general asset management.

•	The Asia region, with locations and operations in Indonesia, Malaysia, and Thailand, provides engineered systems, as well as after-market services and parts through Enerflex’s local operations.

•	Through its location in the United Kingdom, Enerflex provides customized compression, processing, and high-end refrigeration solutions in the Europe region.

•
As a platinum tier gas compression solution provider of INNIO Waukesha engines, Enerflex provides factory-direct access to Waukesha engines and parts in its Rest of World regions. This region also packages CAT engines and parts.

Canada

•
The engineered systems product line is comprised of compression, process, low-carbon,
and electric power solutions. Enerflex provides custom and standard compression packages for reciprocating and screw compressor applications. It also engineers, designs, manufactures, constructs, and installs modular processing equipment and waste gas systems for natural gas facilities. Enerflex provides integrated turnkey power generation solutions and gas compression and processing facilities. Retrofit solutions provide re-engineering,
re-configuration,
and
re-packaging
of compressors for various field applications. Enerflex has a manufacturing facility in Calgary, Alberta and retrofit facilities in Calgary, Grand Prairie, and Red Deer, Alberta.

•
The service product line provides after-market mechanical service and parts distribution. As a platinum tier gas compression solution provider of INNIO Waukesha, Enerflex has worldwide factory-direct access to Waukesha engines and parts. In addition, Enerflex is also the authorized distributor and service provider of INNIO’s Jenbacher gas engines and parts in Canada. Enerflex also packages CAT and MAN engines and parts. The service product line operates out of service branches located in Alberta, British Columbia, Ontario, and Quebec.

•
The energy infrastructure product line provides reciprocating and rotary screw natural gas compression packages ranging from 50 HP to 2,000 HP, as well as electric power equipment for rent to customers.

Product Lines
As noted above, Enerflex’s operations in each of its geographical business segments are generally structured along three main product lines: engineered systems, service, and energy infrastructure.
Engineered Systems
Enerflex’s engineered systems product line includes engineering, design, fabrication, and assembly of standard and custom-designed compression, processing, low-carbon,
refrigeration, and electric power solutions. Facilities dedicated to the engineered systems product line occupy approximately 250,000 square feet of manufacturing space in Canada and 315,000 square feet of manufacturing space in the U.S. In addition, Enerflex has approximately 40,000 square feet of shop space in Australia that is devoted to retrofit, service, and overhaul activities. The engineered systems product line is comprised of four product offerings: compression, process, energy transition, and electric power. Enerflex is able to combine one or more of these product offerings into an integrated solution, including civil works, piping and structural fabrication, electrical, instrumentation, controls, and automation, as well as installation and commissioning. Enerflex’s ITK offering allows customers to simplify their supply chain, eliminate interface risk, and reduce the concept-to-commissioning
cycle time of major projects.
Compression
Enerflex is a leading supplier of natural gas compression packages which are powered by gas-fuelled
engines or electric motors. These natural gas compression packages typically consist of reciprocating or screw compressors, cooling fans, piping, and instrumentation and controls. A typical compressor package consists of a steel skid, a natural gas compressor, a driver (such as a reciprocating engine, gas turbine, or electric motor), a natural gas cooler, a liquid and/or particulate separator, piping, and a control system. Compressor packages destined for use in colder climates are often enclosed in an insulated building. Applications include natural gas gathering compression, gas lift compression, inlet and residue compression in processing facilities, compression for natural gas storage, and pipeline compression.
Enerflex engineers, designs, fabricates, constructs, commissions, operates, and services a wide variety of natural gas compression packages for customers domestically and internationally from facilities in Calgary, Alberta and Houston, Texas, which are standard or custom-designed with major components supplied by leaders and innovators within the industry. Enerflex offers compression packages from 20 HP to 10,000 plus HP, ranging from low specification field compressors to high specification process compressors for onshore and offshore applications.

Enerflex also provides
re-engineering
and refurbishment of existing compression equipment at customer field locations, as well as in its own global facilities.
Enerflex’s customers for compression equipment range from small independent producers to majors, as well as midstream and third-party processing providers. Key North American markets include, but are not limited to, the Permian, Marcellus, SCOOP/STACK, Bakken, Woodford, and Eagle Ford plays in the U.S., as well as the Montney and Duvernay plays in Canada. Enerflex also provides compression equipment to the international market, which represents a significant proportion of Enerflex’s overall business.
Natural gas is found in naturally occurring underground reservoirs, coal seams, and shale seams. The pressure of the natural gas at the wellhead is generally too low to enable the natural gas to be transported to its ultimate market without assistance. For this reason, virtually every cubic foot of natural gas requires compression at some point in the production, transportation, and processing cycles. Compression equipment is used to increase the pressure within natural gas gathering systems and processing plants to facilitate transportation and processing of the natural gas. Generally, several compressors are required to sustain the pressure required to deliver natural gas from a typical field to the mainline high-pressure transmission facility and to its end use.
Demand for compression occurs when new natural gas wells are drilled or when reservoir pressures decline in existing natural gas fields. A combination of additional compression and development drilling is invariably required to offset the decline in reservoir pressures. This is particularly evident in shallow gas reservoirs and Coal Seam Gas fields, which often experience low initial production pressure or rapid declines in production due to decreases in reservoir pressure.
Processing
Enerflex engineers, designs, fabricates, constructs, commissions, operates, and services oil and natural gas processing equipment. Complete oil and natural gas processing modules are designed and fabricated at Enerflex’s facilities located in Calgary, Alberta and Houston, Texas. Modular fabrication facilitates delivery to a global market from these facilities. Enerflex also provides supervision and project management services across the world with respect to the installation, commissioning, and start-up
of such products and facilities. Process applications include dehydration, natural gas liquids (which we refer to as “NGL”) recovery, refrigeration, cryogenic processing, condensate stabilization, dew point control, and amine sweetening.
In North America, Enerflex’s processing customers include small to large producers and midstream processing providers. Internationally, processing customers range from regionally significant players to some of the world’s largest producers, including national oil companies. Gas processing facilities outside North America tend to be large and complex, requiring worldwide logistics capability, plus the technical expertise to provide design guarantees. Key markets include Latin America and Arabian Gulf nations such as Bahrain, Oman, Kuwait, and the UAE.
Processing prepares natural gas for transportation by pipeline for end-use
consumption. Substantially all newly produced natural gas requires the removal of water, CO
2,
and other impurities. Gas containing NGLs (ethane, propane, butane, and condensate) typically requires more complex processing. The North American producing sector’s increased focus on liquids-rich gas opportunities has generated new demand for processing facilities, including cryogenic processing facilities. Enerflex has historically focused on dew point processing, however, the natural gas sector’s current drive to optimize production economics by maximizing liquids recovery creates attractive opportunities in cryogenic processing. Enerflex has a dedicated engineering and design team, plus the resources and fabrication capabilities to provide complete cryogenic processing facilities for deep-cut
liquids extraction. These systems are engineered to dry and recover NGLs for natural gas feedstock flow rates of 30 MMSCFD to 200 MMSCFD utilizing the recycle-split-vapor process, or the gas subcooled process, depending on desired recovery rates. The facilities use turboexpanders to achieve an ultra-low
temperature allowing

recovery rates of 95+% of the inlet stream’s ethane, 99.8+% of propane, and 100% of the butane. Enerflex’s core configuration for cryogenic plants includes inlet dehydration using molecular sieve equipment, cryogenic gas processing system, and turbo-expander/re-compressor
skid.
Energy Transition Solutions
Building on Enerflex’s strong foundation of technical excellence in modular equipment, Enerflex has extended its core competencies to support the industry’s decarbonization goals. Since the early 1980s, Enerflex has engineered, designed, fabricated, and constructed energy transition solutions, including projects related to carbon capture utilization and sequestration (which we refer to as “CCUS”), renewable natural gas (which we refer to as “RNG”), electrification, and hydrogen.
To date, Enerflex has completed over 150 CCUS projects globally, with a total combined capacity of approximately 5 million tonnes per year of CO
2
. CCUS is a key avenue to achieve deep decarbonization and technology is rapidly advancing. However, even with an optimistic market outlook and being inherently aligned within Enerflex’s capabilities, project feasibility in CCUS will be the highest in areas where long-term carbon tax credits and other incentives exist.
Bioenergy is a form of renewable energy that is derived from organic materials known as biomass. Enerflex has been successfully implementing many bioenergy solutions – from landfill gas to biogas, wastewater, and wood gas – and will continue to focus attention on these growing areas.
There are many developments geared towards unlocking new markets for hydrogen, including steel manufacturing, clean ammonia, and heavy-duty trucks. Hydrogen is seen as a key vector to achieve net-zero
targets and deep decarbonization. Compression solutions are required across the hydrogen value chain and Enerflex brings global knowledge of this solution, having installed over 200,000 HP.
In addition to these three solutions, Enerflex has also been actively involved in the
e-compression
space for decades, having packaged over 3 million HP of electric drive compression, and completed a multitude of retrofits. This space consists of a growing list of customers who look to decarbonize their facilities with low-carbon
new builds – and includes Enerflex’s own growing Electric Motor Drive fleet. Adding to
e-compression
with solar self-generation, Enerflex continues to expand into the renewable space with these highly economical and complimentary solutions.
Electric Power
Enerflex provides electric power solutions and after-market services required for on-going
life cycle support of this equipment. Enerflex’s typical power generation units range from 20 kW to 50 MW using natural gas reciprocating engines, a generator, and control devices. Power generation equipment may operate on multiple gaseous fuel sources including natural gas, biogas, sewage gas, landfill gas, syngas, solution gas, flare gas, propane, or a combination of these fuels. The power systems provided to the market by Enerflex are used for the generation of power in island-mode prime power, fast response peak shaving applications, and co-generation
and
tri-generation
– combined heat and power. In the latter process, waste heat produced by the engine is captured and used for space heating in applications such as greenhouses, where the exhaust from the engine is also treated to capture the waste CO
2
for fertilization of agricultural products. In addition, Enerflex provides temporary, standby, and backup power for construction sites, pipeline pumping stations, and electrical grids.
Enerflex’s electric power packages are powered by Waukesha, Jenbacher, or MAN engines. Each engine manufacturer is continually evolving its technologies to improve operating efficiency and environmental performance. Enerflex provides field construction, installation, and commissioning for an integrated electric power solution, taking advantage of Enerflex’s reputation in gas-fuelled
engines and its skills in modular engineering, fabrication, and after-market support.

Enerflex’s electric power solutions cover the oil and gas, industrial, institutional, greenhouse, data centres, mining, renewables, and agriculture sectors across the world. Customers range from pulp and paper mills, landfill sites, hospitals, city facilities, beverage facilities, greenhouses, utilities and power companies, and a range of oil and gas producers.
Service
Enerflex’s service product line provides after-market services, parts distribution, operations and maintenance solutions, equipment optimization and maintenance programs, manufacturer warranties, exchange components, long-term service agreements, and technical services to its global customers. The product line operates through an extensive network of branch offices and generally provides its services at the customer’s wellsite location using trained technicians and mechanics. Enerflex’s after-market service and support business includes distribution and remanufacturing facilities, with 53 outlets situated in active natural gas producing areas, over 400 service vehicles, hundreds of skilled mechanics, and a sizable inventory of OEM parts from key manufacturers.
Enerflex services a large base of natural gas compression and storage facilities installed in North America, Latin America, the Middle East, and Asia Pacific. The workshop facility in Brisbane supports Enerflex’s retrofit, service, and overhaul activities in the Asia Pacific region. In addition, Enerflex provides contract operations and maintenance for large natural gas facilities in the Middle East, Latin America, and other markets.
Enerflex’s customers range from independent producers, regionally significant players, and some of the world’s largest producers to midstream companies who service these oil and gas explorers and producers. Maintenance contracts are managed by a team of dedicated engineers and planners using remote monitoring and on-site
specialist personnel to carry out the work required.
Enerflex has entered into distribution and service agreements with INNIO, pursuant to which Enerflex is a platinum tier gas compression solution provider of INNIO Waukesha engines and parts. Additionally, Enerflex is a distributor for INNIO’s Jenbacher gas engines and parts in Canada. INNIO produces high-quality reciprocating gas-fuelled
engines, sold under the brand name Waukesha primarily for natural gas compression and power generation applications, and the brand name Jenbacher for power generation.
Enerflex is also the authorized distributor for Altronic, a leading manufacturer of ignition and control systems, in all its operating regions.
Energy Infrastructure
Enerflex’s energy infrastructure product line offers a variety of rental and leasing alternatives for natural gas compression, processing, and electric power equipment. The rental fleet is deployed across Canada, the U.S., Argentina, Brazil, Colombia, Mexico, Bahrain, and Oman, and provides comprehensive contract operations services to customers in each of those regions. In addition to Enerflex’s asset fleet, this product line provides customers with trained personnel, equipment, tools, materials, and supplies to meet their natural gas compression, processing, and power generation needs, as well as designing, sourcing, installing, operating, servicing, repairing, and maintaining equipment owned by Enerflex necessary to provide these services. The energy infrastructure product line encompasses a fleet of natural gas compressors totalling approximately 800,000 HP on rent or available for rent globally. Rental customers range from independent producers and regionally significant players to some of the world’s largest producers, including national oil companies.
When Enerflex enters into a rental contract with a customer, the initial term of the commitment generally ranges between one to five years, however, in some cases, initial terms or extensions to initial terms can result in the customer renting the equipment for greater than 10 years. These rental contracts typically require Enerflex to provide all the engineering, design, and installation services in order to bring the rental equipment online, and these arrangements require Enerflex to make a significant investment in equipment, facilities, and related installation costs. These projects may include several compressor units on one site or entire facilities designed to process and treat oil or natural gas to make it suitable for end use. Customers generally are required to pay a monthly service fee even during periods of limited or disrupted oil or natural gas flows, which enhances the stability and predictability of Enerflex’s cash flows. Additionally, Enerflex does not have direct exposure to the fluctuations in commodity prices due to the fact that Enerflex provides an up-time
guarantee and does not take title to the oil or natural gas being compressed, processed, or treated.
The energy infrastructure fleet is maintained in accordance with established maintenance schedules and OEM guidelines. These maintenance procedures are updated as technology changes and as new techniques and procedures are developed. In addition, because Enerflex field technicians provide maintenance on Enerflex’s contract operations equipment, they are familiar with the condition of the equipment and can readily identify potential problems. It is Enerflex’s experience that these maintenance procedures maximize equipment life and unit availability, minimize avoidable downtime, and lower the overall maintenance expenditures over the equipment life.
In the U.S., Enerflex provides contract compression rental services in a number of shale plays including the Permian Basin and the SCOOP/STACK. The demand for Enerflex’s products and services is driven by domestic production of natural gas and crude oil, where compression is typically required to move produced volumes from the wellhead and through gathering systems. In addition, contract compression can also improve performance in maturing fields.
Enerflex also leverages its extensive expertise in engineering, designing, manufacturing, constructing, operating, and maintaining natural gas compression and processing infrastructure solutions on a BOOM basis. Enerflex’s BOOM project model provides customers with an operational partnership that mitigates risk while keeping objectives aligned. Through this model, Enerflex handles all phases of a project, including the up-front
cost of, and responsibility for, construction and commissioning, ensuring quality, safety, and reliability are consistent through the project life. Customers then pay a monthly fee to benefit from world-class facilities, without the challenges typically posed by ownership, operations and maintenance. Enerflex’s success with BOOM projects stems from its collaborative approach to delivering reliable solutions with reduced risk for its customers.
Segmented Revenue Details
Enerflex’s 2021 and 2020 revenue, by business segment and by product line, is set forth in the following table:

$ Thousands (unaudited) as at December 31,	2021 Revenue $000%		2020 Revenue $000%
Business Segment
U.S.	470,383	49	632,286	52
Rest of World	309,557	32	353,011	29
Canada	180,216	19	231,755	19

Total	$960,156	100%	$1,217,052	100%

Product Line
Engineered Systems	354,127	37	598,566	49
Service	327,376	34	303,269	25
Energy Infrastructure	278,653	29	315,217	26

Total	$960,156	100%	$1,217,052	100%

Engineered Systems
U.S.	218,558	62	390,178	65
Rest of World	22,500	6	40,485	7
Canada	113,069	32	167,903	28

	$354,127	100%	$598,566	100%

$ Thousands (unaudited) as at December 31,	2021 Revenue $000%		2020 Revenue $000%
Service
U.S.	153,722	47	150,939	50
Rest of World	111,500	34	96,092	32
Canada	62,154	19	56,238	18

	$327,376	100%	$303,269	100%

Energy Infrastructure
U.S.	98,103	35	91,169	29
Rest of World	175,557	63	216,434	69
Canada	4,993	2	7,614	2

	$278,653	100%	$315,217	100%

Total	$960,156	100%	$1,217,052	100%
Enerflex’s Facilities
Enerflex has 57 locations worldwide. Enerflex has 14 locations in Canada, 9 of which are located in Alberta including the head office and one manufacturing facility in Calgary, Alberta, primarily serving the Canadian market. Enerflex also has 24 locations throughout the U.S., including Enerflex’s manufacturing facility located in Houston, Texas, serving the U.S. and international markets. In Latin America, Enerflex has 6 locations. In Australia and New Zealand, Enerflex has 5 locations including a facility in Brisbane that is devoted to retrofit, services, and overhaul activities. There are 4 locations across the Asia region, 4 locations throughout the Middle East/Africa, and 1 location in Europe. See “
Description of the Business – Geographic Markets
” beginning on page [    ] for further details.
Enerflex’s Customers
The Enerflex customer base consists primarily of companies engaged in all aspects of the oil and natural gas industry, including small to large independent producers, integrated oil and natural gas companies, midstream and petrochemical companies, power generation companies, users of natural gas-fired
electric power, and carbon capture players. Certain customers may from time-to-time
account for over 10 percent of the Enerflex’s business in a given year. For the year ended December 31, 2021, Enerflex had no individual customers which accounted for more than 10 percent of its revenue.
Sources and Availability of Components and Raw Materials
Raw materials, components, parts, and engines used by Enerflex’s equipment/package operations are generally available from a variety of sources. Enerflex acquires most of its natural gas engines through OEM agreements with INNIO, Finning CAT (Finning International Inc.), and Mustang CAT. Enerflex also has relationships with the Ariel Corporation, the Howden Group, and the Frick Company (Johnson Controls Inc.) for the provision of reciprocating and rotary screw compressors. Enerflex purchases coolers for its natural gas compression units from a select number of suppliers.
Competitive Conditions
The demand for Enerflex’s products and services are influenced by several factors that impact its customers, including: the price of and demand for oil and natural gas; demand for associated infrastructure; transportation costs; access to qualified personnel; the availability and pricing of materials and component parts; the availability and access to capital; regional and global politics; regional and global economic conditions; local, national, and international laws and regulations including taxation, royalty frameworks, and environmental laws and regulations; and commodity price speculation in the investment markets. As a result, Enerflex’s customers are constantly assessing ways to reduce the costs associated with their operations. To accommodate customer needs and demand for Enerflex’s products and services, Enerflex regularly reviews its business strategy and product offerings in light of trends in the markets in which it operates.
Enerflex views its competitive landscape by region. In the U.S. during 2021, the principal competitors for Engineered Systems project work were SNC Lavalin, SEC Energy Services, and AG Equipment Co., and a number of private U.S.-based corporations; and the principal competitors for Energy Infrastructure and Service offerings were USA Compression Partners, Archrock, CSI Compressco, and a number of private U.S.-based corporations, including Kodiak Gas Services. In the Rest of World segment during 2021, the principal competitors were Exterran Corporation, SNC Lavalin, Thermo Design Engineering, Euro Gas Systems, UOP, and Schlumberger, as well as local competitors in each of the countries in which Enerflex operates. In Canada during 2021, the principal competitors were a number of private Canadian based corporations that are able to provide some combination of products and services similar to Enerflex’s Engineered Systems, Service, and Energy Infrastructure offerings. See
“Risk Factors – Enerflex has a number of competition in all aspects of its business and could face increasing competition from new entrants, which could in turn adversely impact Enerflex’s results of operations.”
Competitive Issues in the Oil and Natural Gas Service Industry
The availability of major components used in the fabrication of Enerflex’s products and access to skilled personnel to meet the technical and trade requirements for designing and assembling these products are under increasing pressure on a worldwide basis. Enerflex’s global footprint assists Enerflex in managing these issues by broadening the markets in which personnel can be accessed and allowing Enerflex to manage its inventory levels on a larger scale thus improving its supply chain. In addition to the various business risk factors outlined in the section of this Form F-4 entitled “Risk Factors” beginning on page [    ], investors should be aware of the following competitive issues in the U.S., Rest of World, and Canada segments.
U.S.
There are several global competitors in the compression and processing fabrication business, and a number of smaller regional competitors in the U.S. and globally. Larger companies are able to compete across more regions while offering many products and services that compete with Enerflex, whereas typically smaller companies are able to focus their resources on one competitive offering for a specific region.
For Engineered Systems, Enerflex’s management believes that the United States market will continue to provide Enerflex with opportunities to expand its business through the supply of compression, processing, low carbon, electric power, and integrated turnkey solutions, from its Houston, Texas fabrication facility. Enerflex is also able to effectively leverage this capability to serve both Rest of World and Energy Transition Infrastructure project opportunities, achieving synergies via this vertical integration.
Similar to the Engineered Systems business, the Energy Infrastructure market in the U.S. is highly competitive, with both very large and small contract compression companies vying for the same customers as Enerflex. These competitors may adapt more quickly to changes within the industry and changes in economic conditions as a whole and adopt more aggressive pricing policies. Management believes that the U.S. contract compression rental market will continue to grow. By continuing to offer customers competitively priced and readily available equipment, availability guarantees, exceptional customer service, and flexibility in meeting customers’ needs, Enerflex expects to continue to grow its market share in the contract compression rental business.
Rest of World
In the Rest of World segment, Enerflex generally faces the same competitors as in North America. Many significant North American compression and processing equipment fabricators pursue international opportunities. Enerflex has increased the size and scope of its international business, particularly in the Middle East and Latin American markets, by leveraging its Engineered Systems products, either as standalone projects or ITK or BOOM projects with associated operations and maintenance contracts.

Enerflex continues to anticipate growth in the MEA market, with opportunities in Engineered Systems, ITK, and BOOM projects, as well as after-market service opportunities. Enerflex is well positioned to offer equipment and facility sales, rental equipment, and after-market services, including operations and maintenance contracts, through its branch network covering the MEA region.
In Latin America, the development and buildout of natural gas infrastructure in key gas producing markets such as Argentina, Bolivia, Brazil, Colombia, and Mexico provide opportunities for Enerflex to expand across all product offerings. Enerflex believes that Latin America will continue to offer opportunities to expand as customers look to grow natural gas production for domestic consumption. Enerflex sees demand for projects related to gas treatment and processing, compression, and electric power generation, as well as potential for gas storage and export capabilities.
In Asia Pacific, Enerflex is well positioned to service and maintain the compression equipment installed in the region and to capitalize on the expanding natural gas infrastructure and power generation needs of the region. Enerflex has a history of successfully supplying and servicing natural gas production, distribution, and storage facility projects.
Canada
The Canadian compression and processing equipment fabrication markets are very competitive. To be successful, Enerflex must compete on the basis of product quality and variety, strong relationships, and exceptional service, all while remaining price competitive. The general downturn in the oil and gas industry over the past two years appears to be reversing and we are optimistic for a return to growth for our Engineered Systems business.
The Canadian region has developed expertise in electric power solutions. This expertise has been leveraged to secure gas fired power generation opportunities in the oil and gas industry, as well as a multitude of non-related
industries, such as greenhouses, malting applications, and landfill gas-to-power.
We expect to see increased growth via this product platform for our business in Canada and in other operating areas.
While there are a number of public and private competitors for after-market services, Enerflex is a market leader in Canada with an extensive branch network to maintain proximity to customer locations. In addition, Enerflex aims to drive recurring revenue through an increased focus on long-term service agreements for compression, processing, and electric power solutions.
In Canada, the majority of compression equipment is owned by producers, rather than contracted. Enerflex has the ability and strong track record to reconfigure or retrofit, replace, or upgrade gas engines, electric motors, and compression equipment to reduce emissions and optimize performance as the future production profile changes.
Intangible Properties
Internally developed product designs, specifications, fabrication processes and techniques, and customer relationships are of significant value to Enerflex. These intangible assets combine to form the intrinsic value associated with the various products and brand names employed by Enerflex. The effectiveness of Enerflex’s business and, indirectly, the brand and product names are reflected in the revenues and gross margin attained in the corresponding business units.
Cycles and Seasonality
While demand for Enerflex’s products and services is largely a function of the supply, demand, and price of natural gas, other factors may affect the business, either positively or negatively. Energy prices generally affect Enerflex, as most customers generate cash flow from the production and sale of oil and natural gas. Natural gas prices are determined by supply, demand, and government regulations relating to natural gas production and processing. The market for capital goods used by natural gas producers is cyclical and, at times, highly volatile. Enerflex is structured to be profitable in both high and low periods of the energy cycle. This is achieved through product breadth, international diversification, and a flexible workforce.
The oil and natural gas service sector in Canada and in northern U.S. has a distinct seasonal trend in activity levels which results from well-site access and drilling pattern adjustments to take advantage of weather conditions. Generally, Enerflex’s Engineered Systems product line has experienced higher revenues in the fourth quarter of each year while Service and Energy Infrastructure product line revenues tend to be stable throughout the year. Energy Infrastructure revenues are also impacted by both the Enerflex’s and its customers’ capital investment decisions. The southern U.S. and Rest of World segments are not significantly impacted by seasonal variations. Variations from these trends usually occur when hydrocarbon energy fundamentals are either improving or deteriorating. As Enerflex has increased its international presence, the overall impact of seasonal revenue variations has been reduced.
Economic Dependence
For the year ended December 31, 2021, Enerflex’s had no individual customers which accounted for more than 10 percent of its revenue.
Enerflex is committed to building strong relationships with suppliers and recognizes that success is achieved by fostering trust and respect between the parties. Enerflex has developed an effective, competitive bidding process to provide opportunities for all new and existing suppliers. Enerflex is not substantially dependent on any single supplier.
Changes to Contracts
There is no aspect of Enerflex’s business reasonably expected to be materially affected by renegotiation or termination of contracts or sub-contracts.
Environmental Protection and Emissions
Enerflex works to meet or exceed industry guidelines, as well as national, regional, and local laws, regulations, and protocols regarding environmental protection in all operating areas. Control of environmental hazards is a continuous priority across Enerflex’s operations. Enerflex’s designs, manufactures, and operates its facilities and assets, and performs its services, in compliance with applicable federal, provincial, state, local, and foreign requirements relating to the protection of the environment, including the regulation of GHG emissions. To the extent more stringent regulations are enacted, Enerflex intends to continue to address them in a proactive manner. Enerflex monitors regulatory trends to understand how potential changes could affect its business and operations.
Code of Conduct
Enerflex also strives to maintain a culture of integrity, ethical business conduct, transparency, and compliance. As part of these efforts, Enerflex maintains a written Business Code of Conduct (which we refer to as the “COC”), applicable to directors, officers, employees, and independent contractors of Enerflex and its subsidiaries. The COC provides guidance on areas such as conflicts of interest, outside employment, outside directorships, non-profit
and professional associations, entertainment, gifts and favors, corporate property, anti-corruption, competition and anti-trust legislation, communication devices and related matters, proprietary and confidential information, corporate communications, insider trading, health, safety, and environment, human rights and respectful workplace, business and accounting practices, corporate donations, and political participation. The COC is reviewed annually by the NCG committee and updated as necessary or advisable. Most recently, the COC was updated in 2021 to enhance the importance of ensuring compliance with applicable sanctions and trade controls laws, as well as Enerflex’s Respectful Workplace Policy. The Enerflex board, through the Audit committee and the HRC committee, receives regular reports regarding compliance with the COC. Orientation sessions for new employees include training in respect of the COC. In accordance with the compliance provisions and Enerflex’s training initiatives, directors, officers, and all Enerflex managers are required to acknowledge annually their compliance with the provisions of the COC. Company-wide certification occurs at least every 24 months, most recently in the fall of 2020. The COC has been translated into Arabic, English, French, Indonesian, Portuguese, and Spanish to ensure that Enerflex employees have the opportunity to read and understand its provisions in their native language.
Employees
Enerflex had approximately 2,000 employees worldwide as at December 31, 2021.
Additional information about Enerflex can be found on its website at
www.enerflex.com and under Enerflex’s electronic profile on SEDAR’s website
. The information contained in, or that can be accessed through, Enerflex’s website and/or SEDAR’s website is not intended to be incorporated in this proxy statement/prospectus. For additional information about Enerflex, see the section entitled “
Where You Can Find Additional Information
” on page [    ].
Management of Enerflex
All of Enerflex’s directors’ terms of office will expire at the earliest of their resignation, the close of the next annual shareholder meeting called for the election of directors, or on such other date as they may be removed according to the CBCA. Each director will devote the amount of time as is required to fulfill his or her obligations to Enerflex. Enerflex’s officers are appointed by and serve at the discretion of the Enerflex board.
In 2013, the Enerflex board approved a board retirement policy pursuant to which nominees for directors are not eligible to stand for election or be appointed as a director if such director has attained the age of 72 or has served as an Enerflex director for 12 years since 2013. Although the Enerflex board retains discretion to waive the application of the board retirement policy if it is in the best interests of Enerflex to do so, the Enerflex board is of the view that imposing such limits is an important mechanism for ensuring board renewal. Therefore, in accordance with the retirement policy, neither Mr. Savidant nor Mr. Boswell was eligible to stand for election as directors at the annual meeting of the shareholders of Enerflex held on May 3, 2022, as each had attained the age of 72. As both retirements had been anticipated by the Enerflex board, the Enerflex board took steps beginning in 2020 to bring on additional directors to ensure a smooth transition.
In addition, during 2021, Ms. Wesley was appointed President of a Florida-based utility company and in conjunction with the additional responsibilities associated with that appointment, Ms. Wesley decided to step down from the Enerflex board. Accordingly, having served as an Enerflex director for the past nine years, Ms. Wesley did not stand for re-election
at the annual meeting of the shareholders of Enerflex held on May 3, 2022.
As of December 31, 2021, the directors and executive officers of Enerflex as a group owned, controlled or directed, directly or indirectly, an aggregate of 569,915 Enerflex common shares, representing approximately 0.64 percent of the issued and outstanding Enerflex common shares.
The following table contains information with respect to each of the current directors of Enerflex as of the date hereof. Mr. Dunn, Mr. Marshall, and Mr. Weill were appointed as members of the Enerflex board effective June 1, 2011 pursuant to the arrangement completed under the provisions of section 192 of the CBCA pursuant to a plan of arrangement among Toromont Industries Ltd., its shareholders, Enerflex, and 77877014 Canada Inc., which became effective on June 1, 2011. Ms. Cormier Jackson and Mr. Reinhart were appointed as members of the Enerflex board effective May 17, 2017, Mr. Villegas was appointed to the Enerflex board effective May 29,

2019, Mr. Assing was appointed to the Enerflex board effective August 6, 2020, and Ms. Hale was appointed as a member of the Enerflex board effective October 18, 2021.
Directors

Name, Municipality, Country of Residence, and Position with Enerflex	Principal Occupation
Marc E. Rossiter Calgary, Alberta, Canada Director, President, and Chief Executive Officer	President and Chief Executive Officer, Enerflex Ltd.

Fernando Assing (6) Houston, Texas, USA Director	President and Chief Executive Officer, Centurion Group Limited

Maureen Cormier Jackson (2) Calgary, Alberta, Canada Director	Independent Businesswoman and Corporate Director

W. Byron Dunn (6)(7) Dallas, Texas, USA Director	Chief Executive Officer, Tubular Synergy Group, LP

Mona Hale (5) Edmonton, Alberta, Canada Director	Independent Businesswoman and Corporate Director

H. Stanley Marshall (3)(7) Paradise, Newfoundland, Canada Director	Independent Businessman and Corporate Director

Kevin Reinhart (1) Calgary, Alberta, Canada Director	Independent Businessman and Corporate Director

Juan Carlos Villegas (6)(7) Vitacura, Región Metropolitana, Chile Director	Independent Businessman and Corporate Director

Michael A. Weill (4)(5) Houston, Texas, USA Director	Independent Businessman and Corporate Director
Notes:
(1)	Chair of the Enerflex board.
(2)	Chair of the Audit Committee.
(3)	Chair of the HRC Committee.
(4)	Chair of the NCG Committee.
(5)	Member of the Audit Committee.
(6)	Member of the HRC Committee.
(7)	Member of the NCG Committee.
Kevin J. Reinhart
is an independent businessman with over 35 years of executive and financial experience in international energy company operations. After an early career in public accounting, Mr. Reinhart joined Nexen Inc. (which we refer to as “Nexen”) in 1994 and held a number of senior roles in financial reporting, treasury, risk management, corporate planning, and business development before becoming Nexen’s Chief Financial Officer in 2009 and its Interim President and Chief Executive Officer in 2012. Following the sale of Nexen to CNOOC Limited (a Chinese state-owned enterprise) in 2013, Mr. Reinhart continued as President of their western-world operations until his retirement in 2014. Mr. Reinhart has served as a director of three publicly-listed companies. He is a Chartered Professional Accountant and holds a Bachelor of Commerce degree from Saint Mary’s University.
Marc E. Rossiter
is the President and Chief Executive Officer of Enerflex and is responsible for Enerflex’s value creation and global growth strategy across Enerflex’s regions and through its three operating segments: engineered systems, After-Market Service, and energy infrastructure. Together with the executive management team, he concentrates on sustainable growth opportunities while executing Enerflex’s vision of
“Transforming energy for a sustainable future.”
With more than 25 years of experience at Enerflex in a progression of leadership roles, Mr. Rossiter, a Professional Engineer in the province of Alberta, brings an entrepreneurial mindset with a depth of leadership that is essential to Enerflex’s success. Until his appointment to President and Chief Executive Officer in May 2019, Mr. Rossiter was Enerflex’s Executive Vice President and Chief Operating Officer, where he was critical in driving revenue growth, while safely delivering reliable solutions. Mr. Rossiter joined Enerflex in Calgary as a Project Engineer and moved to the United States in 2003. Before his appointment as Executive Vice President and Chief Operating Officer in April 2018, Mr. Rossiter was President of the U.S. region and worked in a variety of engineering and sales management roles. Mr. Rossiter graduated from the Royal Military College of Canada with a Bachelor of Engineering in Chemical and Materials Engineering and served the country as an officer in the Canadian Army.
Fernando Assing
is the President and Chief Executive Officer of Centurion Group Limited, the global rental, services, and infrastructure platform of SCF Partners. He has 30 years of experience in the EPC and oilfield service industries, including senior management roles in marketing, business development, commercial, and project and operations management. Prior to joining Centurion Group Limited, Mr. Assing was President and Chief Executive Officer of Tesco Corporation until its sale to Nabors Industries, and prior thereto he served in multiple global and regional positions with Schlumberger and Technip. He has extensive international experience in the energy industry, including operations in the United States, Canada, Latin America, the Middle East, Africa, Southeast Asia, Australia, and Europe. Mr. Assing holds a Bachelor of Civil Engineering from Jose Maria Vargas University and serves on the Centurion Group Limited board.
Maureen Cormier Jackson
is an independent businessperson with over 36 years of executive, financial, and operational expertise in the oil and gas industry. From 2012 and until her retirement in 2014, Ms. Cormier Jackson was Senior Vice President, Chief Process and Information Officer at Suncor Energy Inc. (which we refer to as “Suncor”). Her career spanned numerous roles at Suncor which provided experience in the areas of accounting and financial controls, environment, health and safety, and project management. Ms. Cormier Jackson also serves on the Dean’s Advisory Board of Dean of Medicine at the University of Calgary. She was previously a director of Obsidian Energy Ltd. as well as a privately-owned family business for more than 15 years and has been involved in several non-profit
organizations in various capacities during her career. Ms. Cormier Jackson is a Chartered Professional Accountant and holds a Bachelor of Commerce from Memorial University. She also holds a Directors Designation from the Institute of Corporate Directors.
W. Byron Dunn
is the Chief Executive Officer and Founding Partner of Tubular Synergy Group, LP which acts as a sales, marketing, and supply chain services provider of tubular products targeted toward the oil and gas industry. Prior thereto, Mr. Dunn had a
32-year
career with Lone Star Steel Company of which he was Chief Executive Officer, President, and a Director from 1997 to 2007. Mr. Dunn holds a Bachelor of Arts in Management from Texas Christian University and an Executive Master of Business Administration from the Edwin L. Cox School of Business at Southern Methodist University.
Mona Hale
is an independent businesswoman with over 35 years of executive, financial, and operational leadership experience across the oil and gas, mining, and telecommunication sectors. She was the Senior Vice-President, Global Commercial and Financial Performance Management at Finning International Inc. until her retirement in 2020. Prior thereto, Ms. Hale was the Chief Financial Officer for Edmonton Economic Development Corporation and held senior executive leadership positions at Prairie Mines & Royalty Ltd. and

TELUS. Over the course of her career, Ms. Hale had roles providing experience in accounting and financial controls, commercial management, operational leadership, and corporate strategic planning. Ms. Hale currently serves as a director of Edmonton Airports, FortisAlberta Inc., and the University of Alberta. She holds a Bachelor of Commerce from the University of Alberta and resides in Edmonton, Alberta. Ms. Hale is a Fellow of the Chartered Professional Accountants of Alberta and a past recipient of the YWCA Women of Distinction Business Entrepreneur Award.
H. Stanley Marshall
is an independent businessperson who retired as the Chief Executive Officer of Nalcor Energy, an electricity, oil and natural gas, and industrial fabrication and energy marketing company in June 2021. Prior to joining Nalcor Energy in 2016, Mr. Marshall was the President and Chief Executive Officer of Fortis Inc. from 1996 until he retired in 2014. He is a director of Trans Mountain Corporation and Chair of the Expansion Project Oversight Committee of the Board which is responsible for oversight of the pipeline expansion project. He is also a former Director of Fortis Inc. and several of its subsidiaries. Mr. Marshall holds a Bachelor of Applied Science in Chemical Engineering from the University of Waterloo and a Bachelor of Laws from Dalhousie University.
Juan Carlos Villegas
is an independent businessperson with 41 years of executive and operational leadership experience in the industrial services sector across North America and Latin America. After an early career with Cummins and Komatsu in Latin America, Mr. Villegas joined Finning International Inc. and held numerous senior executive roles which provided experience in corporate planning, business development, operations leadership, and risk management. Until his retirement in December 2018, Mr. Villegas was President and Chief Operating Officer of Finning Canada and prior thereto was Chief Operating Officer for Finning International. Mr. Villegas was educated in Chile and attended the University of California at Irvine. Until his retirement in December 2018, Mr. Villegas sat on the Caterpillar Global Mining Counsel.
Michael A. Weill
Mr. Weill is and independent businessperson with over 40 years of business and executive experience. Most recently he has been Chief Executive Officer of Global Deepwater Partners LLC, a private company consulting to National Oil Companies. From 1996 to 2007, Mr. Weill served in various positions with BHP Billiton Petroleum including as President, Production Americas, and as President Operations and Technology, Americas/Australia, based in Houston. He also served as President, Integrated Business Development based in Melbourne, Australia. Prior thereto, Mr. Weill served in various technical and commercial positions with Royal Dutch Shell in Houston, New Orleans, and The Hague from 1980 to 1996. Mr. Weill holds a Bachelor of Science degree in Chemical Engineering from Cornell University.
Executive Officers
The following section contains information with respect to each of the executive officers of Enerflex as of the date hereof.

Name, Municipality, and Country of Residence	Principal Occupation
Marc E. Rossiter (1) Calgary, Alberta, Canada	President and Chief Executive Officer

Sanjay Bishnoi Calgary, Alberta, Canada	Senior Vice President and Chief Financial Officer

Helmuth Witulski Calgary, Alberta, Canada	President, Canada

Patricia Martinez Houston, Texas, USA	Chief Energy Transition Officer

Gregory Stewart Houston, Texas, USA	President, United States of America

Name, Municipality, and Country of Residence	Principal Occupation

Phil Pyle Abu Dhabi, United Arab Emirates	President, International

Mauricio Meineri Houston, Texas, USA	President, Latin America

David H. Izett Calgary, Alberta, Canada	Senior Vice President, General Counsel
Note:
(1)	For Mr. Rossiter’s biography, see the section entitled “ Directors ” above.
Mr.
 Sanjay Bishnoi
, Senior Vice President and Chief Financial Officer, oversees all aspects of Enerflex’s financial affairs, including reporting, compliance, treasury, corporate governance, and capital market activity, in addition to guiding strategy, corporate development and investor relations functions. Working alongside the executive management team, Mr. Bishnoi provides direction and financial guidance for Enerflex’s growth and development strategy. Mr. Bishnoi demonstrated track-record of enhancing shareholder value through financial discipline, strategic corporate development, and the adoption of performance measurements driving growth serves Enerflex well. Mr. Bishnoi also serves on the board of directors of ESGEN Acquisition Corporation (Nasdaq: ESACU). Mr. Bishnoi is a proven Chief Financial Officer with over 20 years of financial and leadership experience in the energy and professional services sectors, with deep capabilities in the North American asset ownership space. Mr. Bishnoi joined Enerflex from Caprock Midstream, a Houston-based, private-equity natural gas, oil, and water oriented midstream venture, where he was the co-founder
and Chief Financial Officer for five years. Prior to this role at Caprock Midstream, Mr. Bishnoi served as Managing Director for GE Corporate Ventures, and Vice President with GE Energy Financial Services Natural Resources platform. Mr. Bishnoi also held financial and operational roles with The Dow Chemical Company, El Paso Corporation, The Boston Consulting Group, and Imperial Oil Resources. Mr. Bishnoi holds an MBA from the University of Chicago, a Ph.D. in Chemical Engineering from the University of Texas at Austin, and a Bachelor of Science in Chemical Engineering from the University of Calgary.
Mr.
 Helmuth Witulski
, President, Canada is responsible for providing strategic and operational leadership across the Canadian region with a focus on delivering and servicing natural gas processing, compression, and electric power solutions. He is a valued member of Enerflex’s executive management team and charged with ensuring alignment of Enerflex’s core business offerings across the natural gas value chain. Mr. Witulski is a proven leader, with over 25 years of experience, whose roots are in gas compression, processing, and refrigeration. Prior to his appointment as Canadian President, Mr. Witulski was Enerflex’s Regional Director, Asia Pacific. Under his strategic direction, Enerflex remained the dominant player in the Asia Pacific market – an experience that afforded him the opportunity to develop a deep understanding of our business processes, products and services, and unique customer value drivers.
Prior to joining Enerflex in 2011, Mr. Witulski held several leadership positions with York International and Johnson Controls in South Africa and Australia, as well as worked with Grenco (GEA) South Africa. He holds a Master of Business Administration A and a Graduate Diploma in Business Administration from the University of Queensland, as well as a Diploma in Industrial Compression from OTTC in South Africa.
Ms.
 Patricia Martinez
is the Chief Energy Transition Officer and President, Latin America. As an instrumental member of Enerflex’s leadership team and as President, Latin America is responsible for driving the growth of Enerflex’s Latin American business. In addition to her regional operating responsibilities, in 2021, Ms. Martinez was appointed Chief Energy Transition Officer. In this role, Ms. Martinez is accountable for Enerflex’s global strategy on Energy Transition space, focused on delivering low-carbon
energy solutions and positioning Enerflex for long-term success. Prior to joining Enerflex, Ms. Martinez Senior Vice President of International Contract Services for Axip Energy Services LP, where she oversaw the management and growth of Axip’s international business, which included operations in Latin America, Southeast Asia, and the Middle East. Prior to that role, Ms. Martinez was Vice President of Latin America and Director of International Ventures for Valerus Compression Services, Axip’s predecessor company. She also held several sales and marketing positions over a number of years, working with Shell U.S. and Conoco Argentina. Ms. Martinez holds a Master of Business Administration from Houston Baptist University and a Bachelor of Business Administration degree from Universidad Argentina de la Empresa in Buenos Aires. She is a board member of the Instituto Argentino del Petroleo y Gas – Houston and until the recent merger with Galaxy served on the Board of Orocobre Limited, a global lithium carbonate producer and established producer of boron. She is also a member of the Young Presidents Organization.
Mr.
 Gregory Stewart
is the President, United States of America and is responsible for guiding the strategic direction, operations, and business development for Enerflex’s U.S. region. He is a member of Enerflex’s executive management team and is tasked with facilitating the growth of the U.S. region, while also supporting the Rest of World regional requirements for engineered systems products and solutions. Prior to his appointment as President of the U.S. region, Mr. Stewart was Enerflex’s Executive Vice President, Corporate Services and Chief Information Officer. While in that role for over nine years, he was responsible for the development and implementation of Enerflex-wide shared services strategies to support regional growth. Before joining Enerflex, Mr. Stewart was Vice President Business Services with Superior Propane for eight years and held numerous positions of increasing responsibility over a
14-year
career in Information Services at Canadian Pacific Railway. He holds a Master of Business Administration with a specialization in Information Systems, BA (French), along with HRCCC and C.Dir. designations from McMaster University. In addition, Mr. Stewart holds a Bachelor of Business Administration (Brock University) and Diplome d’Etudes Françaises (Université de Franche-Comté).
Mr.
 Phil Pyle
is the President, International. Mr. Pyle leads Enerflex’s operations in Asia Pacific, the Middle East, Africa, and the Europe region. Drawing on his more than 35 years of international industry experience, and as a member of the executive management team, Mr. Pyle guides the development of Enerflex’s international business to meet the demands of the oil and gas industry. Prior to joining Enerflex, Mr. Pyle held numerous senior positions over an eight-year career with Fluor, serving most recently as their Regional Director for the Middle East and Asia where he was responsible for developing and maintaining joint venture companies with local partners for long-term, site-oriented, service, engineering, and projects contracts in Mongolia, Russia, Kazakhstan, Qatar, Saudi, and Indonesia. In addition to his years at Fluor, Mr. Pyle gained extensive industrial leadership experience at companies like BHP Billiton and the Water Corporation of Western Australia. Mr. Pyle holds a Master of Business Administration from the University of New England in Australia and a Bachelor of Mechanical Engineering from the University of Western Australia.
Mauricio Meineri
, the President, Latin America, is responsible for driving the growth of Enerflex’s Latin American business, while preserving the Enerflex culture of delivering strong operational performance and discipline, and outstanding HSE. He is a valued member of Enerflex’s Executive Management Team and charged with ensuring alignment of Enerflex’s core business offerings across the natural gas value chain – including expanding Energy Infrastructure, increasing market share for Engineered Systems, executing Integrated Turnkey Projects, and providing first-class After-Market Services. Mauricio, a Chemical Engineer graduate from Universidad Nacional del Comahue, is a strategic leader with more than 25 years of expertise in the natural gas industry across Latin America, including working for key producers such as YPF and Petrobras. His roots are deep in gas processing and compression, as well as in engineering, project management, and business development. Since joining Enerflex, Mauricio has been successful in the award and execution of multiple BOOM and ITK projects, while gaining invaluable insight into supporting customers with an offering from a centralized core of excellence. Prior to his appointment to President, Latin America, Mauricio was the region’s Vice President of Operations.
Mr.
 David
 H. Izett
, the Senior Vice President, General Counsel, is responsible for leading Enerflex’s global legal, governance, and compliance affairs. Mr. Izett also has executive oversight of Enerflex’s global HSE group. He is a member of the Law Society of Alberta and has over 19 years of experience in energy, manufacturing, and mining sectors across the globe. As an integral member of the executive management team, Mr. Izett’s extensive experience in complex project development, project management, joint ventures, risk management and international operations serves Enerflex well as it strengthens its asset ownership focus and diversifies its business model. Mr. Izett joined Enerflex in 2019 from Nutrien, a provider of crop inputs, services, and solutions where he served most recently as Assistant General Counsel, Nitrogen and International, and previously as Chief Legal Counsel for the Wholesale business unit of Agrium, one of Nutrien’s predecessor entities. Prior to his leadership roles at Nutrien, Mr. Izett acted as legal counsel and held various leadership roles within Occidental Petroleum, supporting several of its oil and gas business units across the Middle East. Mr. Izett holds his Juris Doctor from Dalhousie University and his Bachelor of Arts in Religious Studies from the University of Calgary.
Audit Committee
Composition of the Audit Committee
As at the date of this Form F-4, the Audit committee of Enerflex is comprised of Maureen Cormier Jackson (Chair), Michael A. Weill, and Mona Hale, and all of whom are financially literate and considered by the Enerflex board to be independent within the meaning of National Instrument 52-110 – Audit Committees. In addition, Ms. Cormier Jackson, and Ms. Hale are each “financial experts” within the meaning set forth by Glass Lewis (having experience as a certified public accountant, CFO or corporate controller of similar experience, or demonstrably meaningful experience overseeing such functions as senior executive officer).
Mandate of the Audit Committee
The principal duties of the Audit committee include: oversight responsibility for financial statements and related disclosures, reports to shareholders and other related communications; establishing appropriate financial policies; ensuring the integrity of accounting systems and internal controls; approving all audit and non-audit
services provided by the independent auditor; consulting with the auditor independent of management and overseeing the work of the independent auditor; monitoring and directing, as appropriate, the activities of Enerflex’s internal audit group; and overseeing Enerflex’s cyber-security and information technology programs.
Relevant Education and Experience of Audit Committee Members
In addition to each member’s general business experience, the education and experience of each Audit committee member that is relevant to the performance of their responsibilities as an Audit committee member is as follows:

Audit Committee Member	Relevant Education and Experience

Maureen Cormier Jackson	Ms. Cormier Jackson held numerous roles at Suncor Energy Inc., including Senior Vice President, Chief Process and Information Officer, and Vice President, Corporate Controller. She holds a Bachelor of Commerce from Memorial University and is a Chartered Professional Accountant. She also holds a Directors Designation from the Institute of Corporate Directors.

Michael A. Weill	Mr. Weill is the former Chief Executive Officer of Global Deepwater Partners LLC and former President of BHP Billiton Petroleum. Mr. Weill holds a Bachelor of Science in Chemical Engineering from Cornell University.

Mona Hale	Ms. Hale has over 35 years of executive, financial, and operational leadership experience across the oil and gas, mining, and telecommunication sectors. Over the course of her career, Ms. Hale had roles providing experience in accounting and financial controls, commercial management, operational leadership, and corporate strategic planning. Ms. Hale holds a Bachelor of Commerce from the University of Alberta and is a Fellow of the Chartered Professional Accountants of Alberta.

Pre-Approval
Policies and Procedures
Under the terms of reference of the Audit committee, the Audit committee is required to review and pre-approve
the objectives and scope of the external audit work and proposed fees. In addition, the Audit committee is required to review and pre-approve
all
non-audit
services which Enerflex’s external auditor is to perform, and fees associated therewith. The Audit committee may delegate this approval to one or more of its members, but such services must be presented to the full Audit committee at its next scheduled meeting.
Remuneration of Auditors
The following table sets out the aggregate fees paid or accrued by Enerflex and its subsidiaries to the external auditors, Ernst & Young LLP, for the fiscal years ended December 31, 2021 and December 31, 2020.

	2021	2020
Audit Fees (1)	$1,864,023	$1,714,000
Audit Related Fees (2)	$—	$19,000
Tax Fees (3)	$502,000	$533,900
All other Fees (4)	$—	$—
Notes:
(1)
“Audit Fees” include fees necessary to perform the annual audit and quarterly reviews of Enerflex’s consolidated financial statements. Audit Fees include fees for review of tax provisions and for accounting consultations on matters reflected in the financial statements. Audit Fees also include audit or other attest services required by legislation or regulation, such as comfort letters, consents, reviews of securities filings and statutory audits.

(2)
“Audit-Related Fees” include services that are traditionally performed by the auditor. These audit-related services include employee benefit audits, due diligence assistance, accounting consultations on proposed transactions, internal control reviews and audit or attest services not required by legislation or regulation.

(3)
“Tax Fees” include fees for all tax services other than those included in “Audit Fees” and “Audit-Related Fees”. This category includes fees for tax compliance, tax planning and tax advice. Tax planning and tax advice includes assistance with tax audits and appeals, tax advice related to mergers and acquisitions, and requests for rulings or technical advice from tax authorities and guidance to employees transferred internationally.

(4)	“All Other Fees” include all other non-audit services.
Compensation of Directors and Officers of Enerflex
Role and Responsibility of the Nominating and Corporate Governance Committee Regarding Director Compensation
The NCG committee oversees, among other things, the compensation of the Enerflex directors. On an annual basis, the NCG committee director compensation, including that of the Chair of the Enerflex board, and a recommendation is made to the full Enerflex board for approval. The review includes both the individual components of director compensation, as well as the overall total compensation package to ensure that these components and levels are appropriate for directors of a company the size and scope of Enerflex. The NCG committee reviews director compensation information primarily by comparing Enerflex director compensation with that of other companies in Enerflex’s peer group. As needed, the NCG committee engages Hugessen Consulting to provide independent advice and analysis regarding director compensation. As at the date hereof, the Nominating and Corporate Governance Committee is comprised of Michael A. Weill (Chair), W. Byron Dunn, H. Stanley Marshall, and Juan Carlos Villegas.
Effective July 1, 2020 through December 31, 2020, the Enerflex board reduced the annual cash retainer component of director compensation by 10%, in light of market conditions and in parallel with the 10% reduction to executive base pay. In February 2021, the Enerflex board extended this 10% director compensation reduction, effective January 1, 2021 through December 31, 2021, subject to review throughout 2021. In light of improved market conditions and the global economy, the Enerflex board removed the 10% reduction effective July 1, 2021.
Director Compensation Objectives
Enerflex’s objectives for director compensation are to:

•	recruit and retain qualified individuals to contribute to Enerflex’s overall success through service as members of the Enerflex board, recognizing the global nature of the company;

•	align the interests of directors with those of Enerflex shareholders over the long term; and

•	offer competitive compensation by positioning director compensation at or slightly above the median of director compensation paid by companies in Enerflex’s peer group.
The total compensation package for
non-management
directors currently consists of annual cash and equity retainers and meeting attendance fees. The NCG committee believes these components appropriately compensate directors and align their interests with those of Enerflex shareholders.
Highlights in 2021

•
Effective July 1, 2020 through December 31, 2020, the Enerflex board reduced the annual cash retainer component of director compensation by 10%, in light of market conditions and in parallel with the 10% reduction to executive base pay. The reduction was extended in February 2021, effective January 1, 2021, to December 31, 2021 subject to continued review. In light of improved market conditions and the global economy, the Enerflex board removed the 10% reduction effective July 1, 2021.

•	All directors meet or exceed, or are on pace to meet or exceed, the minimum share ownership requirements.

•	Six of the eleven directors eligible to receive director compensation elected to receive 100% of their compensation in the form of DSUs in 2021.
Annual Cash and Equity Retainers and Meeting Fees
Non-management
director compensation as of December 31, 2021, was as follows:

Director Remuneration	Amount (6)
Annual Equity Retainers (1)
Chair of the Board	C$	130,000
Directors	C$	100,000

Annual Cash Retainers (2, 3)
Chair of the Board	US$	112,100
Directors	US$	38,950
Audit Committee Chair	US$	17,100
Audit Committee Member	US$	4,750
HRC Committee Chair	US$	11,400
HRC Committee Member	US$	4,750
NCG Committee Chair	US$	9,500
NCG Committee Member	US$	4,750

Meeting Fees (per meeting attended) (3, 4)
Board Meeting	US$	2,000
Committee Meeting (5)	US$	2,000

Notes:

1.
A
non-management
director may elect to receive his or her annual equity retainer in DSUs, Enerflex common shares, or a combination of both. For 2021 compensation, all such directors elected to receive 100% of the annual equity retainer component in deferred stock units.

2.
The annual cash retainer was reduced by 10% in light of market conditions, effective July 1, 2020 through December 31, 2020. In February 2021, due to the ongoing impact of the
COVID-19
pandemic, the Enerflex board extended this director compensation reduction, effective January 1, 2021 through June 30, 2021. In light of improving market conditions and the improving global economy, the 10% reduction was removed effective July 1, 2021.

3.
A
non-management
director may elect to receive his or her annual cash retainer and meeting fees in cash, DSUs, or a combination of both. For 2021 compensation, Messrs. Savidant, Assing, Dunn, Reinhart, and Villegas, and Ms. Hale elected to receive 100% of their annual cash retainer and meeting fees in the form of DSUs.

4.	Committee meeting fees are paid only to those non-management directors who are members of the committee.
5.	In addition to paying standing committee members a fee of USD $2,000 per meeting attended, Enerflex pays each member of the Ad Hoc Risk Committee a fee of USD $2,000 per meeting attended.
6.	Amount reflects the 10% reduction in director compensation for the period January 1, 2021 through June 30, 2021. The 10% reduction was terminated effective July 1, 2021.
Enerflex also pays for reasonable travel and other
out-of-pocket
expenses of directors that relate to their duties as directors.
The following table summarizes the amounts paid to each
non-management
director for the year ending December 31, 2021, excluding dividends:

	Annual Equity Retainers (1) ($)		Annual Cash Retainers (1, 2) ($)			Meeting Fees (1, 2) ($)		% of Total Comp Paid in Shares or DSUs (3)
Director	Board Chair	Director	Board or Committee Chair	Director	Committee Member	Board	Committee
Mr. Assing	—	100,000	—	49,088	5,986	37,933	30,086	100%
Mr. Boswell (5)	—	100,000	11,996	49,185	5,998	38,092	25,172	72%
Ms. Cormier Jackson	—	100,000	—	49,185	5,998	38,092	22,536	73%
Mr. Dunn	—	100,000	—	49,088	11,973	37,933	25,162	100%
Ms. Hale (4)	—	20,380	—	10,594	—	15,214	—	100%
Mr. Marshall	—	100,000	14,424	49,282	6,010	38,252	25,183	43%
Mr. Reinhart	—	100,000	21,551	49,088	—	37,933	22,544	100%
Mr. Savidant (5)	130,000	—	141,279	—	—	37,933	—	100%
Mr. Villegas	—	100,000	—	49,088	5,986	37,933	17,620	100%
Mr. Weill	—	100,000	—	49,282	8,630	38,252	22,528	46%
Ms. Wesley (5)	—	100,000	—	49,282	12,020	35,673	17,648	47%
Notes:

1.
For 2021 compensation, all eligible
(non-management)
directors elected to receive 100% of their annual equity retainer in the form of DSUs. For 2021 compensation, Messrs. Savidant, Assing, Dunn, Reinhart, and Villegas, and Ms. Hale elected to receive 100% of their annual cash retainer and meeting fees in the form of DSUs. Effective January 1, 2018, all directors receive the annual cash retainers and meeting fees in USD. For the directors who receive 100% of their annual cash retainer and meeting fees in the form of DSUs, the amount shown above converts the USD amounts to CAD on the quarterly DSU payment date at the exchange rates of US$1.0000 = C$1.2575, US$1.0000 = C$1.2394, US$1.0000 = C$1.2741, and US$1.0000 = C$1.2678, respectively.

2.
For 2021 compensation, Messrs. Marshall and Weill and Ms. Wesley elected to receive 100% their annual cash retainer amounts and meeting fees in the form of cash, and Mr. Boswell and Ms. Cormier Jackson elected to receive 50% in cash and 50% in DSUs. The amount shown above converts the form of cash USD amounts to CAD on the quarterly USD payment date at the exchange rates of US$1.000 = C$1.2581, US$1.000 = C$1.2303, US$1.000 = C$1.2790, and US$1.000 = C$1.2895, respectively.

3.	The percentage noted in the table reflects the percentage of total compensation paid in DSUs.
4.	Ms. Hale joined the Enerflex board on October 18, 2021.
5.	Mr. Boswell, Mr. Savidant, and Ms. Wesley did not stand for re-election at the annual meeting of the shareholders of Enerflex held May 3, 2022.
6.	Compensation in the above table reflects the 10% reduction in director compensation for the period January 1, 2021 through June 30, 2021. The 10% reduction was terminated effective July 1, 2021.
Deferred Share Units
The DSU Plan allows directors to elect to take all or a portion of the annual equity retainer in the form of DSUs, Enerflex common shares, or a combination of both. In addition, the DSU Plan allows directors to elect to receive all or a portion of their annual cash retainers (both Enerflex board and committee retainers) and meeting attendance fees in the form of DSUs instead of cash. Enerflex directors make such elections related to their annual equity retainer, annual cash retainer, and attendance fees prior to December 15 of each financial year for effect in the immediately succeeding financial year.
DSUs are credited at the end of each quarter by dividing the relevant retainers and attendance fees by the fair market value as of the quarterly DSU grant date. Additional DSUs are credited on the regular dividend payment dates as all dividends are assumed to be reinvested. DSUs vest when they are credited to a director’s account. DSUs may be redeemed only upon the departure of the director from Enerflex, either by resignation, termination, or retirement. When a director retires, he/she must redeem the DSUs in his/her account at a date (or two dates) no later than December 31 of the first calendar year following the year of his/her departure from the Enerflex board. In the event of death, termination, or resignation, he/she must redeem the DSUs in his/her account within 60 days of the departure date. The value of DSUs that may be redeemed is equal to the number of DSUs credited to the director’s account on the date (or two dates) of redemption, multiplied by the fair market value of the Enerflex common shares as of the redemption date. The amount is paid to the director in cash on an after-tax
basis.
Options
Non-management
directors are not entitled to receive option grants.
Share Ownership Guidelines
Enerflex has share ownership guidelines in place for its directors to align their interests with Enerflex shareholder interests. Each director is required to own Enerflex common shares equivalent in value to three times the sum of the director’s annual cash and equity retainer, and to achieve this level of ownership within five years following election or appointment as a director, with a minimum of 20% of such amount to be acquired in each of the five years following election or appointment. Based on the current compensation program, this results in an ownership requirement for all non-management
directors between $447,265 and $813,836. Share ownership requirements can be met by ownership of DSUs or Enerflex common shares. Enerflex’s share ownership guidelines prohibit directors from engaging in transactions that could limit or reduce their economic risk with respect to their holdings of any securities of Enerflex (including Enerflex common shares and DSUs), including hedging strategies, equity monetization transactions, transactions using short sales, puts, calls, exchange contracts, derivatives and other types of financial instruments, and limited recourse loans to the directors secured by Enerflex common shares.

The following table summarizes the Enerflex share ownership requirement for each non-management
director and the level of attainment achieved as of December 31, 2021.

	Share Ownership Requirement		Share Ownership Attained
Director	($ Annual Cash Retainer (1) + $ Equity Retainer) x 3	$ Amount	$ Amount (2)	Attained
Mr. Assing	(49,088 + 100,000) x 3	447,265	311,849	Yes	(3)
Mr. Boswell (4)	(49,185 + 100,000) x 3	447,555	1,416,978	Yes
Ms. Cormier Jackson	(49,185 + 100,000) x 3	447,555	1,028,072	Yes
Mr. Dunn	(49,088 + 100,000) x 3	447,265	2,337,187	Yes
Ms. Hale	(49,088 + 100,000) x 3	447,265	46,734	Yes	(4)
Mr. Marshall	(49,282 + 100,000) x 3	447,846	2,762,212	Yes
Mr. Reinhart	(49,088 + 100,000) x 3	447,265	1,585,491	Yes
Mr. Savidant (4)	(141,279 + 130,000) x 3	813,836	3,407,638	Yes
Mr. Villegas	(49,088 + 100,000) x 3	447,265	920,372	Yes
Mr. Weill	(49,282 + 100,000) x 3	447,846	1,127,938	Yes
Ms. Wesley (4)	(49,282 + 100,000) x 3	447,846	1,561,637	Yes
Notes:

1.
The annual cash retainer was reduced by 10% in light of market conditions, effective July 1, 2020 and removed effective July 1, 2021. This reduction is reflected in the ownership requirement above. For the directors who elected to receive their annual cash retainer in the form of DSUs, the amount shown above converts the USD amounts to CAD on the quarterly DSU payment date at the exchange rates of USD $1.0000 = CAD $1.2575, USD $1.0000 = CAD $1.2394, USD $1.0000 = CAD $1.2741, and USD $1.0000 = CAD $1.2678, respectively. For the directors who elected to receive their annual cash retainer in the form of cash, the amount shown above converts the USD amounts to CAD on the quarterly USD payment date at the exchange rates of USD $1.000 = CAD $1.2581, USD $1.000 = CAD $1.2303, USD $1.000 = CAD $1.2790, and USD $1.000 = CAD $1.2895, respectively.

2.
The dollar value for ownership is calculated as the greater of the value of the DSU or Enerflex share on the grant or acquisition date, and the closing value of the security as of December 31, 2021 ($7.66).

3.
As a new appointee to the Enerflex board effective August 6, 2020, Mr. Assing has five years following the date of his appointment to achieve the requisite ownership level, with 20% of such amount to be achieved in each of the five years following his appointment. Thus, he must attain a minimum of $89,453 in each of 2021, 2022, 2023, 2024, and 2025. As of December 31, 2021, Mr. Assing’s ownership level is $311,849.

4.	Mr. Boswell, Mr. Savidant, and Ms. Wesley did not stand for re-election at the annual meeting of the shareholders of Enerflex held May 3, 2022.
5.
As a new appointee to the Enerflex board effective October 18, 2021, Ms. Hale has five years following the date of her appointment to achieve the requisite ownership level, with 20% of such amount to be achieved in each of the five years following her appointment. Thus, she must attain a minimum of $89,453 in each of 2022, 2023, 2024, 2025, and 2026. As of December 31, 2021, Ms. Hale’s ownership level is $46,734.

The Enerflex directors as at March 4, 2022 own, directly or indirectly, an aggregate of 390,642 Enerflex common shares, representing 0.44% of the issued and outstanding Enerflex common shares, with a market value of $3,086,072 (based on a fair market value of $7.90 per share as of March 4, 2022). As of the date hereof, no proposed director or that director’s associates or affiliates beneficially owned, controlled, or directed, directly or indirectly, securities carrying more than 10% of the voting rights attached to all voting securities of Enerflex.

2021 Director Compensation Table
The following table summarizes the compensation paid to each non-executive
director of Enerflex in 2021.

Director	Fees Earned (1) ($)	Share-Based Awards (2) ($)	Option-Based Awards ($)	Total Compensation ($)
Mr. Assing	123,093	101,154	—	224,248
Mr. Boswell (3)	130,444	104,540	—	234,984
Ms. Cormier Jackson	115,811	105,827	—	221,638
Mr. Dunn	124,155	111,646	—	235,801
Ms. Hale	25,807	20,380	—	46,188
Mr. Marshall	133,151	109,254	—	242,405
Mr. Reinhart	131,116	106,428	—	237,544
Mr. Savidant (3)	179,211	148,328	—	327,540
Mr. Villegas	110,627	103,852	—	214,479
Mr. Weill	118,691	105,861	—	224,552
Ms. Wesley (3)	114,623	109,539	—	224,162
Notes:

1.	The fees earned under this column are comprised of:

a.	annual cash retainer fees (excluding the equity retainer, which is shown under the Share-Based Awards column); and

b.	meeting attendance fees earned in 2021.
Each of which is payable in cash unless a director has elected otherwise. Messrs. Savidant, Assing, Dunn, Reinhart, and Villegas and Ms. Hale elected to take all their annual cash retainer and attendance fees earned in 2021 in the form of DSUs. Mr. Boswell and Ms. Cormier Jackson each elected to take 50% of such amount in DSUs and 50% in cash. For the Enerflex directors who receive 100% of their annual cash retainer and meeting fees in the form of DSUs, the amount shown above converts the USD amounts to CAD on the quarterly DSU payment date at the exchange rates of US$1.0000 = C$1.2575, US$1.0000 = C$1.2394, US$1.0000 = C$1.2741, and US$1.0000 = C$1.2678, respectively. For the Enerflex directors who elected to receive their annual cash retainer in the form of cash, the amount shown above converts the USD amounts to CAD on the quarterly USD payment date at the exchange rates of US$1.000 = C$1.2581, US$1.000 = C$1.2303, US$1.000 = C$1.2790, and US$1.000 = C$1.2895.

2.	Share-based awards consist of DSUs, which are granted at the end of each quarter. The value shown is the sum of:

a.	the dollar amount of the annual equity retainer paid to each director; and

b.
the value of the notional dividends credited based on dividends paid in 2021 (determined by multiplying the number of DSUs granted by the grant date fair value on the dividend payment date). The grant date fair value is calculated as the fair market value as of the dividend payment date.

3.	Mr. Boswell, Mr. Savidant, and Ms. Wesley did not stand for re-election at the annual meeting of the shareholders of Enerflex held May 3, 2022.

Outstanding Option-based Awards and Share-based Awards
The following table sets forth information concerning DSUs granted to each non-management
director of Enerflex that remained outstanding as at December 31, 2021.

	Option-Based Awards (1)				Share-Based Awards
Director	# of Securities Underlying Unexercised Options (#)	Option Exercise Price (#)	Option Expiration Date	Value of Unexercised In-The-Money Options ($)	Market or Payout Value of Vested Share- Based Awards Not Paid Out or Distributed (2) ($)
Mr. Assing	—	—	—	—	294,366
Mr. Boswell (3)	—	—	—	—	570,891
Ms. Cormier Jackson	—	—	—	—	700,423
Mr. Dunn	—	—	—	—	1,307,008
Ms. Hale	—	—	—	—	46,734
Mr. Marshall	—	—	—	—	974,088
Mr. Reinhart	—	—	—	—	810,681
Mr. Savidant (3)	—	—	—	—	2,024,179
Mr. Villegas	—	—	—	—	544,480
Mr. Weill	—	—	—	—	644,916
Ms. Wesley (3)	—	—	—	—	1,006,557
Notes:

1.	Non-management directors of Enerflex do not receive option grants.
2.
The amount shown reflects the value of all accumulated DSUs held by Enerflex directors as at December 31, 2021 (including notional dividends awarded). All such DSUs are vested but do not pay out until after the Enerflex director resigns or retires. The DSUs are valued at $7.66 per DSU, the closing price of the Enerflex common shares on the TSX on December 31, 2021. The Enerflex directors do not hold any Enerflex common shares or units of Enerflex common shares that have not vested.

3.	Mr. Boswell, Mr. Savidant, and Ms. Wesley did not stand for re-election at the annual meeting of the shareholders of Enerflex held May 3, 2022.
Incentive Plan Awards — Value Vested or Earned During the Year
The following table sets forth information regarding the value of vested share-based awards in 2021 for each non-management
director of Enerflex.

	Value Vested During the Year
Director	Option-Based Awards ($)	Share-Based Awards (1) ($)
Mr. Assing	—	224,520
Mr. Boswell (2)	—	169,946
Ms. Cormier Jackson	—	163,910
Mr. Dunn	—	236,317
Ms. Hale		46,734
Mr. Marshall	—	109,577
Mr. Reinhart	—	237,954
Mr. Savidant (2)	—	328,424
Mr. Villegas	—	214,871
Mr. Weill	—	106,127
Ms. Wesley (2)	—	109,860

Notes:

1.
The value vested during the year reflects the value of DSUs awarded and corresponding dividends credited during the year (all such DSUs are vested but do not pay out until after the Enerflex director resigns or retires). The value of the DSUs is calculated using the closing price of Enerflex common shares on the TSX on the applicable quarterly grant dates (or the nearest preceding trading day) for each quarterly award of DSUs. The notional dividends value is calculated based on the closing price of Enerflex common shares on the applicable dividend payment date.

2.	Mr. Boswell, Mr. Savidant, and Ms. Wesley did not stand for re-election at the annual meeting of the shareholders of Enerflex held May 3, 2022.
Compensation Discussion and Analysis
Named Executive Officers
For 2021, the Enerflex NEOs are:

•	Marc E. Rossiter, President and CEO;

•	Sanjay Bishnoi, SVP, CFO;

•	Patricia Martinez, President, Latin America and CETO;

•	Philip A.J. Pyle, President, International; and

•	Gregory Stewart, President, U.S.
Executive Compensation Program Objectives
Consistent with Enerflex’s vision and values, Enerflex’s compensation philosophy is to provide competitive pay for competitive performance. Enerflex believes that executive compensation must reward strong performance and contributions to regional and enterprise success. Enerflex’s executive compensation framework aligns executive performance with business objectives by:

•	supporting the achievement of Enerflex’s annual and long-term objectives and the enhancement of Enerflex shareholder value by tying awards to key performance metrics;

•	delivering a meaningful proportion of total compensation using variable pay vehicles, including long-term incentives vesting over varying performance periods;

•	providing market-competitive compensation opportunities to facilitate attraction, motivation, and retention of qualified individuals with desired leadership and management skills;

•	motivating executives to achieve excellence within their respective areas of responsibility and together as a cohesive team; and

•	applying compensation principles in an equitable manner.
In addition to Enerflex’s financial performance, Enerflex considers Enerflex shareholder input and market pay practices when determining the appropriate compensation levels for executive employees. To ensure executive pay is aligned with Enerflex’s overall business strategy, the executive compensation program is driven by a set of core principles. While actual performance targets may vary each year, these underlying principles remain constant.

Shareholder Value	The HRC committee seeks to focus the executive team on several key financial metrics that it considers to be key drivers of Enerflex shareholder value, such as Earnings Before Interest and Taxes for the trailing
12-month
period EBIT %, Absolute EBIT, ROCE, and gEPS.

Performance-Based	Individual total compensation varies each year depending on enterprise, regional, and individual performance results, and incentive programs do not pay out when unwarranted by performance.

Pay at Risk	Executive compensation includes elements of
pay-at-risk:
performance thresholds must be met before any such compensation is earned and while it may increase as performance exceeds target, payouts are capped at 200% of target.

Business Growth	Long-term incentive plans focus on achieving enterprise objectives and strategic plans with a medium- to long-term view.

Workplace Health, Safety, and Environment	Safety of Enerflex people is integral to Enerflex. Safety performance, as measured using leading and lagging indicators, is reported on a quarterly basis to the HRC committee and TRIR is an environmental, social and governance metric for Enerflex.

Incentive Structure	Specific metrics are primarily quantitative in nature and focus on financial measures that the executives have a reasonable ability to influence.

Teamwork	For regionally based executives, portions of their short-term bonus ties to both enterprise and regional performance.

Risk Mitigation	Executive compensation includes both fixed and variable pay. Performance metrics align with Enerflex’s business strategy. Maximum payouts under the incentive programs are capped, a clawback policy is in place, and executives are required to meet Enerflex share ownership requirements.
Executive Compensation Governance and Risk Management
On an annual basis, or otherwise more frequently as circumstances require, the HRC committee considers whether the executive compensation programs create or incentivize any inappropriate risk-taking. Accordingly, the HRC committee ensures that safeguards are in place and that these safeguards are adequate and sufficiently robust to address and mitigate compensation-related risks.
The nature of the business in which Enerflex operates requires some level of risk-taking to achieve desired growth and outcomes in the best interests of the Enerflex shareholders. The review process that the HRC committee conducts considers such risks, the business philosophy and strategy, pay mix balance, incentives and performance measures, stock-based compensation, and Enerflex share ownership requirements. The mix and balance of these various measures, including the limits to variable compensation plans, are also reviewed. In addition, the HRC committee receives management’s analysis and stress testing of factors included in the annual budget. The result is performance targets set within Enerflex’s risk appetite, which provide sufficient incentive for executives to pursue enterprise objectives.

Enerflex uses the following practices to discourage or mitigate excessive risk-taking:

We Do:	Pay for Performance	Effective Oversight	Risk Mitigation	Shareholder Alignment	Attract & Retain
Maintain a pay-for-performance philosophy, aligning pay with financial, operational, and individual performance results based on pre-defined metrics that reflect Enerflex’s strategic priorities.	✓			✓	✓

Conduct annual risk assessments, reviewing compensation programs to ensure the Enerflex directors do not encourage inappropriate or excessive risk-taking.		✓	✓	✓

Hold an annual say on pay advisory vote.		✓		✓

Provide total compensation through both fixed and variable pay programs based on short- and long-term performance for all executives, including NEOs: 53% to 83% of total direct compensation is in the form of variable pay.
	✓				✓

Annually set targets for the short- and long-term incentive awards, using both qualitative and quantitative measures within Enerflex’s risk profile focusing the Enerflex executives including NEOs’ on achieving corporate objectives.
	✓	✓	✓

Benchmark NEOs’ total compensation relative to a peer group comprised of companies similar to Enerflex, headquartered in either Canada or the U.S., ideally with global operations.		✓		✓	✓

Base the STI Plan on the achievement of certain financial metrics, including EBIT and ROCE, thereby managing payouts based on profitability and performance thresholds, below which payout is zero. Payouts are capped at 200% to avoid excessive risk-taking.
	✓	✓	✓		✓

Maintain consistency and Board oversight year-over-year in any STIP funding calculation adjustments.	✓	✓	✓

Provide NEOs and certain key employees the option to elect to defer awards under the STIP Plan, in whole or in part, in favor of DSUs which can be used to meet Enerflex share ownership requirements and drives long-term performance.
	✓		✓	✓	✓

Have overlapping performance cycles in the PSU plan, which serves to encourage improved performance over time. The PSU plan caps awards to executives at 200% of target.	✓			✓	✓

Establish share ownership requirements for executives, exposing them to the same long-term stock price volatility that Shareholders experience.		✓	✓	✓

Prohibit all executives, including NEOs, from hedging against or offsetting declines in the market value of equity securities received as compensation.		✓	✓	✓

Have a clawback policy applicable to all variable compensation, whereby in the event a restatement of Enerflex’s financial statements is necessary due to an executive’s fraud or intentional misconduct and the incentive compensation would have been lower had the financial statements been properly reported, the executive may be required to pay back the excess incentive compensation received.
		✓	✓	✓

Have a double-trigger change of control provision for executives, including all NEOs. Both a change in control and the termination of employment must occur before long- term incentives are payable.		✓	✓

We Do:	Pay for Performance	Effective Oversight	Risk Mitigation	Shareholder Alignment	Attract & Retain

Have a code of conduct for all employees, officers, and directors to ensure Enerflex’s assets are protected and the company acts ethically and responsibly, upholding Enerflex’s value to “do the right thing.”
		✓	✓	✓	✓

Have an insider trading policy and reporting guidelines, restricting insiders and others who have a special relationship with Enerflex from trading Enerflex securities on material undisclosed information or during blackout periods.
		✓	✓	✓

We Do NOT:	Pay for Performance	Effective Oversight	Risk Mitigation	Shareholder Alignment
Pay out incentive programs when unwarranted by performance.	✓	✓		✓

Allow repricing of underwater options.		✓	✓	✓

Allow hedging or pledging of any Enerflex securities by executive officers or directors.		✓	✓	✓

Guarantee bonuses or annual increases to base salary.	✓		✓	✓

Provide tax gross ups.			✓

Provide excessive perquisites.	✓	✓

Include PSUs nor unvested or unexercised stock options towards share ownership requirements.			✓	✓

Grant loans to directors or executives.		✓	✓	✓

Grant stock options to independent directors.		✓	✓	✓
Because of these factors, the HRC committee believes that the executive compensation program does not encourage management to take unreasonable or excessive risks relating to Enerflex’s business and that Enerflex has the proper practices in place to effectively identify and mitigate potential risk.
Compensation Decision-Making Process
Compensation decisions are made using a multi-step process that ensures executive compensation is appropriate, effective, pays for performance, and does not encourage inappropriate or excessive risk-taking. The Enerflex board, HRC committee, the chief executive officer, and independent compensation consultants work closely in managing Enerflex’s executive compensation program. A summary of each of their roles and responsibilities is reflected below:

Enerflex board	•	Approves all compensation policies and plans, including the share ownership guidelines, option plan, PSU plan, RSU plan, DSU plan, and pension plans.

•	Approves all executive appointments, compensation, awards, and payments.

•	Reviews quarterly reports from the HRC committee.

HRC committee	•	Evaluates and manages executive compensation philosophy and programs. Approval of these programs, particularly those related to performance metrics and incentive payments for all executive officers, lies with the HRC committee and the Enerflex board.

•
Establishes goals and objectives for the chief executive officer based on Enerflex’s business strategy. Oversees the annual review of enterprise and regional performance and objectives applicable to the compensation of executives.

•	Reviews and recommends Enerflex board approval for executive appointments, and individual compensation decisions, including hire packages for new executive officers.

•	Assesses EMT diversity.

•	Assesses executive performance against the following criteria:

•	Contributions to the development and execution of Enerflex’s business plans and strategies;

•	Performance of the EMTs’ regional business units/functional areas including the achievement of their 2021 top five priorities;

•	Tenure in current role;

•	Demonstrated leadership ability and teamwork; and

•	Demonstrated commitment to the Enerflex vision and values.

•
Reviews NEO compensation annually, taking into consideration past performance and expected future contributions, changing responsibilities, external factors, such as inflation and market competitiveness, and the appropriate level of pay differentiation between roles based on position, scope, and level of responsibility.

•	Oversees cash-based and equity-based compensation plans, programs, and grants, recommending Enerflex board approval for executives.

•	Reviews, at least annually, the selection of companies in the peer group in order to determine the competitiveness of executive total direct compensation.

•
Is authorized to retain the services of independent advisors and consultants to assist with the completion of its responsibilities. The HRC committee and Enerflex board take into consideration the advice received from these consultants, ultimately making their own decisions about such matters.

Chief Executive Officer	•	The chief executive officer reviews salary, bonuses, and other compensation for executives (excluding himself) and makes recommendations with respect to compensation.

•	Establishes individual goals with each of his direct reports, which support the business’ annual, mid-, and long-term strategies, and aligns with the chief executive officer’s goals.

•
Reviews the performance of executives and updates the HRC committee on these assessments, including an analysis of individual performance against his/her goals and objectives based on demonstrated delivery of results, execution of the strategic plan, and alignment to Enerflex’s values.

•	Reviews market data gathered by the independent consultants along with Enerflex performance when making compensation recommendations to the HRC committee.

Independent Compensation Consultants	•	Since 2010, the HRC committee and management have engaged the services of Mercer (Canada) Limited primarily for advice in respect of Enerflex’s compensation programs.

•
Since the end of 2016, the HRC committee has retained Hugessen Consulting as its independent advisor on executive compensation matters. Without duplicating Mercer (Canada) Limited’s efforts, Hugessen Consulting oversees the reasonableness and completeness of management’s data and analysis and independently advises the HRC committee.

•
Helps the HRC committee establish procedures so that the HRC committee is confident that the advice received from the compensation consultants is objective, and not influenced by any relationships with management.

•	Reviews market trends and issues and prepares market analyses for the HRC committee.

•	Assists analyzing and evaluating the STI plan and LTIP metrics and target setting.

•	Reviews and makes recommendations for updates to the peer group.

•	Assists analyzing and evaluating the executive compensation packages, including the compensation mix (base salary, short-, and long-term pay) for each executive.

The following table summarizes the fees paid by Enerflex to Mercer (Canada) Limited and Hugessen Consulting for director and executive compensation-related matters and other fees not related to director or executive compensation during the periods indicated.

	Fees Paid In:
	2021	2020
Mercer (Canada) Limited	196,394	242,149
Director and Executive Compensation-Related Fees	86,000	90,659
All Other Fees (1)	110,394	151,490
Hugessen Consulting	42,018	43,518
Director and Executive Compensation-Related Fees	42,018	43,518
All Other Fees	—	—

Note:

(1)
These fees were paid for consulting advice provided by Mercer in connection with salary surveys, non-executive regional compensation reviews, and advisory services. Under Company’s policies, the Board and the HRC Committee are not required to pre-approve these additional services provided by Mercer.

The following describes the annual compensation cycle:
Research and Benchmarking
The HRC committee employs a single, global peer group, believing it reflects Enerflex’s current and future business and talent requirements and supports both internal and external market compensation principles. Most of Enerflex’s peers use this approach. This single peer group helps drive internal equity, as all EMT positions have exposure to the same U.S. and Canada peer group data. Approximately 20% of overall revenues are generated in Canada, about 50% is from U.S. operations and just over 30% of revenues are generated in the Rest of World operations. Given the international scope of Enerflex’s business, this single peer group more closely mirrors the current and anticipated future mix of domestic and international revenue and operations.
The HRC committee uses the following guiding principles when developing and reviewing the executive compensation peer group:

•	The peer group should reflect those companies with a potential pool from which Enerflex could draw executive talent.

•
Peers should be selected from industries that best represent Enerflex’s business, and the labour and capital markets in which Enerflex operates, including oil and gas equipment and services, midstream, contract compression, and energy infrastructure companies that are based in Canada and the U.S., and ideally with global operations.

•
The inclusion of drilling and engineering, procurement, and construction companies should be restricted or excluded, as their alignment with Enerflex’s business is limited, from an industry and operational standpoint.

•	Companies should be within approximately one-third to three times Enerflex’s size, measured in terms of revenue, and have reasonably similar assets, market capitalization, and enterprise value.
These guiding principles and single peer group approach provides the HRC committee with the ability to select the most relevant comparator companies from both the U.S. and Canada.
Enerflex’s current peer group is comprised of six Canada-based companies and eight U.S.-based companies:

Company Name	Country	Company Name	Country
CES Energy Solutions Corp.	Canada	Dril-Quip, Inc.	U.S.
Finning International Inc.	Canada	Exterran Corporation	U.S.
Gibson Energy Inc.	Canada	Forum Energy Technologies, Inc.	U.S.
Keyera Corp.	Canada	Newpark Resources, Inc.	U.S.
Secure Energy Services Inc.	Canada	Oil States International, Inc.	U.S.
Shawcor Ltd.	Canada	Tetra Technologies, Inc.	U.S.
Archrock, Inc.	U.S.	USA Compression, LP	U.S.

The following chart represents Enerflex’s current position relative to the median of the peer companies on four dimensions (based on publicly available information as of December 31, 2021):

Criteria (1)	Peer Group Median	Enerflex Results	Enerflex’s Percentile Rank (2)
Enterprise Value (3)	$850	$990	54%
Market Capitalization (3)	$695	$687	50%
Assets (4)	$1,440	$2,143	56%
Revenue (4)	$888	$938	52%
Notes:

1.
Peer group data as provided by Mercer (Canada) Limited. All dollar figures are shown in millions of Canadian dollars for 2021 and all USD values converted to CAD at the 2021 average exchange rate (US$1.0000 = C$1.254).

2.	Percentile ranking within peer group.
3.	Market capitalization and enterprise value as of December 31, 2021.
4.	Trailing 12-month revenue and most recently reported total assets.
Target Compensation
The HRC committee believes that Enerflex should remunerate its NEOs at a level reflective of Enerflex’s financial performance and at the market rate for executives with similar levels of responsibility in similar companies.
Enerflex’s approach to executive compensation targets the median market rate at the 50 th
percentile (P50) and considers executive compensation between 90% and 110% of P50 to be pay at market based on the peer group outlined above. This approach provides management, the HRC committee, and the Enerflex board the ability to consider employee tenure, employee performance, internal equity, geographic location, local economic conditions, complexity and size of operations, and operational and financial results in setting individual executive compensation.
Enerflex will consider compensation exceeding P50 through higher incentive payouts when performance exceeds expectations and, conversely, compensation below the median through lower payouts when performance is below expectations. The HRC committee continues the work required to align target total compensation closer to both Enerflex’s articulated compensation philosophy and median pay positioning within the peer group.

Enerflex Performance Relative to S&P/TSX Composite Index
The following graph compares the cumulative TSR for $100.00 invested in Enerflex common shares over the period, assuming Enerflex common shares have been traded on the TSX, from January 1, 2017 to December 31, 2021, and the reinvestment of all dividends, with the cumulative total return on the S&P/TSX composite index:

	12/31/2017	12/31/2018	12/31/2019	12/31/2020	12/31/2021
Enerflex	$118	$126	$99	$55	$65
TSX Composite	$125	$110	$131	$134	$163
This graph demonstrates the cyclical nature of the industry in which Enerflex operates. From January 1, 2017 until December 31, 2021, assuming reinvestment of all dividends, cumulative total shareholder return on Enerflex common shares was approximately
-1.3%
as compared to a cumulative total return of 28.2% on the S&P/TSX composite index over the same period.
The compensation philosophy of Enerflex does not easily lend itself to comparisons with total shareholder return in isolation. Enerflex recognizes financial performance is not the only factor influencing the market price of the Enerflex common shares. Many external factors outside of an executive’s control may impact total shareholder return, and market and industry explain less than 30% of Enerflex’s total shareholder return volatility. Enerflex believes that performance indicators such as ROCE, EBIT %, Absolute EBIT, gEPS, and TRIR (only some of which relate to total shareholder return) better ensure employees are focused on overall regional and enterprise results and are rewarded with incentive compensation when financial performance warrants. Further, given the complexity of its business, it is difficult to find sufficient similar or suitable peers for benchmarking relative performance from both an operational and business standpoint.
During the period noted above, executive compensation remained relatively flat. There was an upward adjustment in 2017 to better align executive compensation with market, and in 2018, notwithstanding promotions at the
EMT-level,
moderate increases were provided. This approach continued in 2019, where adjustments to executive compensation were designed to improve alignment within the Enerflex peer group. In 2020, initially increases were provided, however in response to the pandemic and challenging economic times, base pay was reduced by 10% for executives, including NEOs. In July 2021, these rollbacks were removed for executives, including NEOs.

Elements of the Executive Compensation Program
The executive compensation program is comprised of direct and indirect compensation elements to drive the achievement of Enerflex and regional objectives, aligning management’s interests with those of Enerflex shareholders. In combination, these elements are designed to recognize those activities of the executive officers that advance the short- and long-term business objectives of Enerflex.

Pay Mix
Creating Enerflex shareholder value over the long-term and continuously improving Enerflex’s financial performance plays significant roles in determining an executive’s total compensation as reflected in the emphasis given to variable compensation:

•	Each executive’s individual goals and objectives are aligned with the enterprise’s annual, mid-, and long-term strategic plans;

•	A sizeable portion of each executive’s compensation is variable, based on the individual’s ability to influence business outcomes and financial performance; and

•
Variable pay is linked to enterprise, individual, and regional performance, and paid only when Enerflex realizes a profit and performance metric thresholds are met or exceeded, at the discretion of the HRC committee and Enerflex board.

For NEOs, base salary targets are between 17% and 47% of total direct compensation, depending on position. Variable compensation is also position-dependent. Short-term incentive targets (such as annual bonuses under the STI plan) range between 17% and 30% of total direct compensation and long-term incentive targets (options,

PSUs, and RSUs) range between 23% and 65%. The following charts show the respective target pay mix for NEOs in 2021:

Discretion
The Enerflex board retains discretion to ensure compensation and incentive plan designs achieve the intended pay for performance result. The Enerflex board requires any application of upward or downward discretion to be based on concrete measures and solid business judgement aligned with good governance principles.
With the uncertainty in 2021 due to the continuing
COVID-19
pandemic and the economy in recovery, the Enerflex board recognized it was still not “business as usual” at Enerflex. In assessing the potential use of discretion for 2021 executive compensation, the Enerflex board’s guiding principles included:

•	The need to balance Enerflex shareholder interests with those of Enerflex, the EMT, the broader employee and stakeholder base, and the communities where Enerflex operates.

•	Incentives need to link to value creation, foster retention, and the associated metrics need to reflect business strategy.

•	Transparency and communication are vital.

•	Caution around setting any unintended precedents.
The Enerflex board sought feedback from its compensation consultants. The Enerflex board believes Enerflex has well-built and strongly governed compensation programs that reflect best practices and that are designed to provide reduced payments when metric targets are not achieved and above target payments when they are exceeded. While the Enerflex board believes these programs remain relevant and determined to not exercise any upward discretion under any of the compensation plans, they did implement a STIP pool cap for 2021.
Base Salary
Base salary is provided through cash, based on the market value of the position and the degree of accountability inherent in the role, providing a fixed level of income. Base salary is the only portion of total direct compensation that is not “at risk.” Salary levels are determined primarily on the HRC committee’s assessment of the nature of the position and contribution of each NEO. As described above, when establishing base salaries for the NEOs, the HRC committee considers:

•	Peer group data to estimate what Enerflex would have to pay to recruit executive officers with the required qualifications and experience;

•	Data and recommendations provided by both the compensation consultants and the chief executive officer, including current market trends and business environments; and

•	The position held by each NEO, time in the role, demonstrated level of leadership competence, and oversight of strategic initiatives.
In July 2021, the Enerflex board removed the 10% reduction originally implemented in 2020 for all impacted employees and executives, including NEOs. In assessing the current market conditions, and in consultation with the compensation consultants, along with the increase in business activity, the growing competition for talent, and the increased rate of voluntary departures, all indicators supported this removal. No other adjustments to compensation where made.
Short-Term Incentive Plan
This annual cash bonus is “at risk” compensation designed to reward the achievement of business objectives in the short-term. Each individual’s target incentive is set as a percentage of base salary.

•
Using a “sum of targets” approach to determine the funding pool available for distribution under the STI plan through a combination of enterprise and regional financial and operational metrics, each metric is individually weighted and has threshold and stretch components.

•	These performance metrics must meet thresholds in order to contribute to the bonus pool. Payouts are capped at 200% when performance exceeds stretch measures.

•	Payout occurs only with Enerflex board’s approval and when the organization realizes a profit, regardless of how well Enerflex performs on any of the metrics.

•
When the overall Enerflex realizes a profit yet does not meet the thresholds on any of the enterprise and/or regional performance metrics, there is an opportunity to provide a partial bonus based solely on individual performance and corresponding payout range.

•	The HRC committee and the Enerflex board retain the ultimate authority to approve or withhold STIP payments, regardless of targets being achieved.
Each NEO may elect to receive all or a portion of this cash bonus in DSUs, and thus defer payment until departure from Enerflex.
Enerflex uses the following performance metrics in its “sum of targets” calculation at both the regional and enterprise level:
Return on Capital Employed
: ROCE is a measure that management uses to analyze operating performance and efficiency of Enerflex’s capital allocation process. ROCE reflects the efficiency and profitability of an entity or region’s capital investments by measuring the level of earnings generated under a given capital structure. It also provides a balanced management approach that encourages prudent entrepreneurial risk and efficient capital deployment. Enterprise ROCE is calculated as debt plus equity less cash. With the intention to better focus operations on managing their regional return on assets, regional ROCE is regional EBIT for the 12-month trailing period divided by average regional capital employed for the trailing four quarters. Regional capital employed is all long-term liabilities plus equity less cash.
Absolute EBIT
: EBIT provides the results generated by Enerflex’s primary business activities prior to consideration of how those activities are financed or taxed in the various jurisdictions in which Enerflex operates. The HRC committee believes that EBIT best reflects the financial health and performance of the business and is a key metric used by similar businesses in the Enerflex peer group.
EBIT Percentage
: EBIT % evaluates a company’s profitability as a percentage of revenue before taking into consideration capital structure or taxation. This metric allows stakeholders to understand Enerflex’s ability to earn operating profits relative to its activity levels and requires management to manage every line item on the annual consolidated financial statements. EBIT % is calculated by taking Enerflex’s EBIT divided by revenue.

Total Recordable Injury Rate
: The inclusion of this ESG metric reinforces Enerflex’s commitment to protect the health and safety of its employees, contractors, clients, and other third-party personnel in the communities in which Enerflex operates. The use of TRIR brings to life Enerflex’s safety motto, “Everyone Home Safe”, making health and safety management a core part of the organization’s culture. TRIR, as a global safety performance metric, is calculated by multiplying the number of recordable occupational injuries and illnesses incurred during the year by 200,000 and dividing that product by the total number of hours worked by employees. The 200,000 used in this calculation is equivalent to the number of hours for 100 employees working 40 hours per week for 50 weeks.
These metrics and their targets are reviewed and approved by the HRC committee each year for appropriateness. Quarterly, the chief executive officer reviews with the HRC committee ongoing progress relative to the achievement of these STIP performance metrics.
Individual STIP amounts are based on the combination of individual, enterprise, and regional performance, as follows:

Position	STIP Target (1)	Performance Weighting (2)
		Enterprise	Region	Individual
President and CEO	100	80	—	20
SVP, CFO	70	80	—	20
President, Latin America and CETO	65	50	30	20
President, International	65	50	30	20
President, U.S.	65	50	30	20
Notes:

1.	STIP target as a percentage (%) of base salary.
2.	Performance weighting as a percentage (%) of STIP target.
Individual performance, as assessed through the performance management program, is quantified as follows:

Performance Assessed As:	% of Individual Performance Target Achieved:
Not Meeting Expectations	0
Developing	Up to 75
Meeting Expectations	Up to 125
Exceeding Expectations	Up to 175
Short-Term Incentive Plan Payout Calculation
The STI plan payout is calculated by factoring the weightings above with the performance results achieved: enterprise-wide, within the NEOs’ specific region, and individually. Under the 2020 STI plan, the HRC committee determined the payouts to the NEOs using the following formula:

STIP Target x (Performance Weighting x Enterprise Results)	+	STIP Target x (Performance Weighting x Regional Results)	+	STIP Target x (Performance Weighting x Individual Results)	=	STIP Award

Based on the achievement of the performance metrics, the 2021 potential STIP payout range for each of the NEOs, as a percentage of base salary (rounded to the nearest integer), is:

Executive	STIP Award Opportunity
	Below Threshold	Threshold	Target	Maximum
Mr. Rossiter	0%	50%	100%	195%
Mr. Bishnoi	0%	35%	70%	137%
Ms. Martinez	0%	33%	65%	127%
Mr. Pyle	0%	33%	65%	127%
Mr. Stewart	0%	33%	65%	127%
Since the STI plan implementation in 2013, these performance metrics and targets along with the calculation methodology applied to determine performance results and NEO STIP awards have remained consistent.
STIP targets are based primarily on the current year budget in order to align with the STIP objective to reward current year performance. These targets are derived from an analysis of the previous year’s actual performance, anticipated future company performance (including growth plans), and industry trends.
2021 Performance Results for STIP
As described above, the STIP program rewards executives for achieving ROCE, EBIT %, Absolute EBIT, and TRIR performance metrics over the course of a year. The following chart describes the 2021 enterprise performance metrics, each metric’s weighting, and 2021 results:

Metric	Weighting	Threshold	Target (1)	Stretch	2021 Results	% of Target Achieved (2)	Contribution to STIP Pool (2)
ROCE	30%	1.91%	3.83%	5.74%	2.76%	72.2%	21.7%
Absolute EBIT (3)	30%	31,815	63,631	95,446	44,425	69.8%	20.9%
EBIT%	30%	2.89%	5.78%	8.67%	4.63%	80.1%	24.0%
TRIR	10%	0.84	0.50	0.42	0.50	100.0%	10.0%

Total / Payout %	100%	50%	100%	200%			76.6%

Notes:

1.
The 2021 STIP targets are based on budget. Results have been normalized for unusual items such as gains/losses on the disposal of fixed assets, goodwill impairments, onerous leases, and severance costs related to restructuring.

2.	Rounded to the nearest integer.
3.	In thousands.
Based on the weighting for each metric described above and the percentage of regional targets achieved, the contribution by metric type to the regional portion of the STIP payout in 2021 is:

Measure	Canada	International (1)	Latin America	U.S.
ROCE
% of Target Achieved (2)	0%	102.8%	118.9%	57.8%
Contribution (2,3)	0%	30.9%	35.7%	17.3%
Absolute EBIT
% of Target Achieved (2)	0%	117.4%	96.7%	58.4%
Contribution (2,3)	0%	35.2%	29.0%	17.5%

Measure	Canada	International (1)	Latin America	U.S.
EBIT%
% of Target Achieved (2)	0%	121.9%	100.0%	68.4%
Contribution (2,3)	0%	36.6%	30%	20.5%
TRIR
% of Target Achieved (2)	50%	200.0%	70.6%	100.0%
Contribution (2,3)	5%	20.0%	7.1%	10.0%

Total Regional Contribution:	5%	122.7%	101.7%	65.4%

Notes:

1.	International region includes Europe, Middle East and Africa, and Asia Pacific.
2.	Rounded to the nearest integer.
3.	Calculated by multiplying the weighting in the previous table by the percentage of target achieved to determine the contribution each metric makes to the regional portion of the STI plan payout.
Normalization
The HRC committee and audit committee both reviewed this scorecard and conducted a line-by-line
reconciliation of performance results with financial results. Both committees are responsible for vetting and scrutinizing the appropriateness of any funding calculation normalizations proposed by management, and this review process occurs annually prior to Enerflex board approval of the STIP pool funding. Normalizations are calculated in a consistent manner from period to period and typically include adjusting EBIT for gains/losses on the disposal of fixed assets, goodwill impairments, severance costs, foreign exchange impacts in Latin America, and other one-time
non-recurring
items. The HRC committee and the audit committee have determined that it is appropriate to adjust the STIP calculations for such items as they are not indicative of Enerflex’s ongoing operating performance.
For the 2021 sum of targets funding calculation, EBIT was normalized for the items listed above, aside from goodwill impairments of which none were incurred during the year. Additionally, the HRC committee and the audit committee have determined that it was appropriate for the 2021 STIP calculation to adjust EBIT for pandemic-related government grants received in Canada and the ROW segments. These grants are primarily related to the Canadian emergency wage subsidy program. Therefore, these wage subsidies were not included in the EBIT calculations related to the performance results for the 2021 STIP.
2021 STIP Award
The HRC committee did not adjust the 2021 metrics or targets. Based on Enerflex’s 2021 performance resulting in an overall enterprise score of 76.6% and combined with the regional results, the HRC committee determined that the overall bonus available would be 80.7% of a fully funded STI pool, the “Projected Sum of Targets Total”, (whereby all metrics must be met to achieve a 100% funded pool). However, to ensure the STI pool was better reflective of Enerflex shareholder experience and the sluggish recovery of the economy while balancing recognition of the good work that happened throughout the year, keeping in mind retention efforts, the Enerflex board exercised downward discretion, and capped the 2021 pool to 93% of the earned pool (75% of the Projected Sum of Targets Total).

The 2021 STIP awards for all eligible employees, including the EMT, were based actual salaries paid in the year. The 2021 STIP award payments to the NEOs were as follows:

Executive	STIP Target (1)	Potential Payout Range (1)	Potential Award Range (2)	Overall Weighted Score Achieved (3)	Actual STIP Earned
					% (1)	$ (2)
Mr. Rossiter	100%	0% – 195%	0 – 1,462,500	74%	74%	527,800
Mr. Bishnoi	70%	0% – 137%	0 – 647,420	76%	53%	238,900
Ms. Martinez	65%	0% – 127%	0 – 572,143	81%	53%	225,541
Mr. Pyle	65%	0% – 127%	0 – 721,276	92%	60%	322,076
Mr. Stewart	65%	0% – 127%	0 – 567,296	75%	49%	207,237
Notes:

1.	Rounded to the nearest integer and expressed in percent of base salary.
2.	In dollars. Enerflex used the average rate for 2021 (US$1.0000 = C$1.2537) for calculation purposes.
3.
As a percentage of STIP target, using the formula outlined under “
Short-Term Incentive Plan Payout Calculation
”, based on enterprise, regional, and individual performance results, with the downward discretion the Enerflex board exercised factored in. Please refer to the
“Executive Compensation” section
for information regarding each’s NEO’s 2021 performance.

Deferred Share Unit Plan
DSUs are notional Enerflex common shares equivalent in value to Enerflex common shares and NEOs may participate in the DSU plan in the following ways:

•
NEOs may elect to receive all or part of their STIP payment in the form of DSUs. If so elected, all or part of the annual bonus can be settled with DSUs by dividing the relevant bonus by the fair market value immediately preceding the conversion date. The conversion date is a date after the annual bonus is awarded and at least five trading days after the release of year-end
or interim results. Additional DSUs are credited to key employee participants on the regular dividend payment dates as all dividends are assumed to be reinvested. No NEOs elected to receive any portion of their 2021 STIP in the form of DSUs.

•
The Enerflex board has the authority to grant DSUs on a discretionary basis to key employees, including NEOs, in recognition of taking on additional roles or as part of a retention package. Discretionary grants under the DSU Plan are extraordinary awards and are not a primary component of long-term compensation. The Enerflex board did not grant DSUs under this provision in 2021 and has not done so in the last seven years.

DSUs vest when they are credited to a participant’s account. DSUs may be redeemed only upon the departure of the employee from Enerflex, either by resignation, termination, or retirement. When an employee retires, he/she must redeem the DSUs in his/her account at a date (or two dates) no later than December 31 of the first calendar year following the year of his/her departure. In the event of death, termination, or resignation, he/she must redeem the DSUs in his/her account within 60 days of the departure date. The NEO is entitled to a lump sum cash payment as soon as practicable after the redemption date equal to the fair market value of the Enerflex common shares as of the redemption date multiplied by the number of DSUs credited to the NEO’s account on the date of redemption, less any required withholding.
Long-Term Incentive Plans
Enerflex’s long-term incentives reward employees for creating sustained Enerflex shareholder value with payout “at risk.” The significant elements of LTIP compensation awarded to NEOs, as a percentage of base salary, are

PSUs, RSUs (settled in Enerflex common shares purchased on the open market once vested for EMT members, including NEOs) and, depending on the NEO’s location, options or PSEs.
The following table provides information about the primary plans that comprise NEO long-term compensation: PSUs, Options/PSEs, and RSUs.

LTI Plan	Features	Vesting	Recipients
Options
•  Granted in August, pending blackout restrictions.

•  Grant requests are reviewed by the HRC committee and recommended to the Enerflex board for approval.

•  In determining the number of options to be granted to an individual, the HRC committee considers the person’s level of responsibility and past and expected future contributions to Enerflex.

•  NEOs receive value only if the Enerflex share price appreciates, as options have value only if the price of the underlying Enerflex common shares is higher at the time of exercise than it was at the time of grant.

•  Vest in equal amounts over 5 years beginning on the date determined by the Enerflex board. Options expire on the 7 th
anniversary of the grant.

•  Pursuant to the option plan, and subject to conditions imposed by the Enerflex board, unvested options held by an EMT member fully vest on the second anniversary of the EMT member’s retirement date and are exercisable within three years of the retirement date.
• Members of the EMT and other designated participants residing in Canada or the U.S., including NEOs.

PSEs	• The PSE plan operates in the same fashion as the option plans in terms of grant timing, determination of grant amount, vesting schedules, and approvals required.	• Same as pursuant to option plans.	• Members of the EMT and other designated participants residing outside of Canada or the U.S., including NEOs.

PSUs
•  PSUs, and any dividends based thereon, are notional Enerflex common shares, which are used to determine the value of potential future payments.

•  The final number of PSUs that vest may vary from 0% to 200% of the initial grant (plus any dividends) based on the three-year average of the LTIP performance

•  PSUs cliff vest 3 years after the date of grant.

•  In accordance with the retirement policy, the Enerflex board has discretion to accelerate vesting of PSUs upon an Enerflex board-approved retirement of an EMT member.
• Members of the EMT, including all NEOs.

LTI Plan	Features	Vesting	Recipients

metrics used to determine enterprise performance.

•  The HRC committee recommends the percent of PSUs to vest for Enerflex board approval. Enerflex, at its sole discretion, may satisfy its cash payment obligation under the PSU plan, in whole or in part, by instructing an independent broker to acquire a number of fully paid Shares in the open market.

RSUs
•  RSUs, and any dividends based thereon, are notional Enerflex common shares, which are used to determine the value of potential future payments.

•  The final number of RSUs that vest (plus any dividends) is based on the fair market value of Enerflex common shares at the time of vesting.

•  Once vested, Enerflex will satisfy its payment obligation under the RSU plan for executives, including all NEOs, in whole, by instructing an independent broker to acquire a number of fully paid Enerflex common shares in the open market on behalf of the participant. For all other participants, Enerflex, at its sole discretion, may satisfy its payment obligation under the RSU plan in either cash or in fully paid Enerflex common shares acquired in the open market.

•  RSUs vest in equal tranches over 3 years after the date of grant.

•  In accordance with the retirement policy, the Enerflex board has discretion to accelerate vesting of RSUs upon an Enerflex board-approved retirement of an EMT member.
• Members of the EMT, including all NEOs and other designated participants residing in the International Canadian, and Latin American regions.

The following table shows the percentage of base salary targeted to be awarded in the form of PSUs, RSUs, and options/PSEs, as a percentage of base salary.

Executive	Percentage of Base Salary
	LTIP Target	Provided in PSUs	Provided in RSUs	Provided in Options/PSEs
Mr. Rossiter	375%	187%	94%	94%
Mr. Bishnoi	200%	100%	50%	50%
Ms. Martinez	180%	90%	45%	45%
Mr. Pyle	50%	25%	13%	13%
Mr. Stewart	180%	90%	45%	45%
2021 LTIP Grants
The table below sets forth the combined grant of PSUs, RSUs, and options or PSEs, as applicable, to the NEOs in 2021 as approved by the Enerflex board.

Executive	PSUs Granted (1)		RSUs Granted (1)		Options Granted (2)		PSEs Granted (2)		Total Value of Grants (3) ($)
	$	# of Units	$	# of Units	$	# of Units	$	# of Units
Mr. Rossiter	1,406,249	179,140	703,125	89,570	703,126	243,684	—	—	2,812,499
Mr. Bishnoi	474,297	60,420	237,149	30,210	237,151	82,190	—	—	948,597
Ms. Martinez	407,289	51,884	203,645	25,942	203,646	70,578	—	—	814,580
Mr. Pyle	142,627	18,169	71,317	9,085	—	—	71,313	24,715	285,257
Mr. Stewart	403,843	51,445	201,918	25,722	201,920	69,980	—	—	807,681
Notes:

1.	The fair market value of Enerflex common shares used in the PSU and RSU grants on August 16, 2021 was $7.85.
2.
Enerflex uses the Black-Scholes method of valuation to derive the fair value for the option and PSE grants. For grants conducted on August 16, 2021, the Black-Scholes Value was $2.89. The value is calculated by multiplying the FMV by the number of units granted.

3.	Enerflex used the average rate for 2021 (US$1.0000 = C$1.2537) for calculation purposes. The value is calculated by multiplying the BSV by the number of Options/PSEs granted.
2021 PSU Award Payment
The overlapping performance cycles in the PSU plan serve to encourage sustained performance over time. For grants prior to 2020, the future vesting and subsequent payout amount is determined by the three-year average of actual enterprise performance for ROCE, EBIT %, Absolute EBIT, and TRIR, as follows:

PSU Grant Date	Annual Performance Results					3 Year Average	Vesting Year
	2018	2019	2020	2021	2022
20 Aug 2018	149.3%	168.7%	89.8%			135.9%	2021
19 Aug 2019		168.7%	89.8%	76.6%		111.7%	2022
The fair market value at the date of the 2018 PSU grant was $16.12 and at the date of vesting was $7.36. After reviewing the 2021 results based on the three-year average performance for ROCE, EBIT %, Absolute EBIT, and TRIR for 2018, 2019, and 2020, the HRC committee recommended and the Enerflex board approved vesting all of granted PSUs and dividends earned. In addition, with the performance result exceeding 100%, notional PSUs were used to calculate what would be payable to each eligible executive, including NEOs. Thus, the following

PSU award payments, which occurred in August 2021, are based on fully vesting all PSUs and dividends accumulated, along with these notional PSUs:

Executive (1)	Amount Granted (2)		Dividends Earned (#)	Total Accumulated (#)	Notional Units (3) (#)	Total Vested (4) (#)	Payout ($)
	$	#
Mr. Rossiter	636,919	39,511	3,221	42,732	15,352	58,084	427,498
Ms. Martinez	392,087	24,323	1,982	26,305	9,451	35,756	263,164
Mr. Pyle	139,534	8,656	705	9,361	3,363	12,724	93,649
Mr. Stewart	382,151	23,707	1,932	25,639	9,211	34,850	256,496
Notes:

1.	Mr. Bishnoi joined Enerflex in September 2019 and thus does not hold any 2018 PSUs.
2.	At the time of the grant, Enerflex used the August 20, 2018 rate (US$1.0000 = C$1.3065).
3.	Notional units were calculated by multiplying the total accumulated by the performance result in order to calculate the amount payable. No actual additional PSUs were granted/vested.
4.	The total vested amount includes vested PSUs, notional units, and dividends for the purposes of calculating the payout amount.
While the performance result exceeded 100%, the change in fair market value resulted in a vesting value 67% of the value of the PSUs at grant. The Enerflex board may exercise discretion on awarding PSUs, and, in the absence of attaining performance goals may either increase or decrease awards on a discretionary basis. The Enerflex board has not exercised such discretion to date.
PSU plan Updates
Enerflex has chosen to use internal metrics as opposed to external relativity metrics to ensure compensation payouts are reflective of enterprise performance and not influenced by factors outside of the control of management, such as commodity prices. Historically, Enerflex’s targets for STIP were also used to measure performance for PSUs: the three-year average of overall enterprise performance for ROCE, Absolute EBIT, EBIT %, and TRIR determined the PSU payout at vesting. As a result of the comprehensive LTIP plan review conducted by Mercer (Canada) Limited and confirmed by Hugessen Consulting in 2019, Enerflex developed, and the Enerflex board approved new metrics to measure performance for the PSU plan. In order to better align with the LTIP objective of rewarding improvements in mid-
to long-term enterprise performance, effective for the 2020 grant, the HRC committee approved ROCE and gEPS as the PSU performance measures on a go-forward
basis.
Part of Enerflex’s strategic plan is to deliver sector-leading results. Motivating the executive team to outperform the peer group is a primary driver in setting the ROCE target. This is balanced with the cyclical nature of the industry and recognizing the shift in Enerflex’s business from primarily manufacturing towards increasing recurring revenue. The HRC committee stress-tested the approach to ensure this metric is achievable with enough stretch to be challenging and realistic. ROCE will be calculated by taking EBIT for the
12-month
trailing period divided by capital employed. gEPS measures growth in profitability. The HRC committee also stress-tested this metric to ensure it would provide enough stretch to be challenging while ensuring it could also be achievable, acknowledging individual year-to-year
results are volatile. In setting the ROCE and gEPS targets, the HRC committee reviewed the historic and projected results, noting both the high and low points in performance over several years to establish target, threshold, and stretch measures. The first PSU payment to be made using these new metrics will be in 2023 when the 2020 grant vests.
Additionally, the HRC committee reviewed the performance threshold, target and stretch targets to be used to determine the payout of PSUs at vesting. The ROCE threshold was reduced from 7% to 3.5% for 2021, as well as the contribution of threshold performance to the PSU payout pool, from 50% to 25% for 2021. It is common for organizations to recalibrate targets each year to reflect achievability in a cyclical industry.

For the 2021 PSU grant, the PSU metrics and targets are:

Metric	Weighting	Threshold	Target	Stretch
ROCE	50%	3.5%	10%	15%
gEPS	50%	-10%	8%	40%

Total / Contribution	100%	25%	100%	200%

There remains overlapping performance cycles in the PSU plan that continue to encourage sustained performance over time. As the PSU plan has a three-year cliff vesting schedule, the annual results for both ROCE and gEPS will be averaged over the three-year period, crystalizing the contribution of the metric each year. The HRC committee believes establishing an annual result and averaging these results over the three-year vesting period will address the industry’s cyclical nature. As with the STIP, the HRC committee will continue to review both the metrics and the target measures for appropriateness and relevance on an annual basis, conferring with the audit committee to conduct a line-by-line
reconciliation of performance results with financial results.
2021 RSU Award Settlement
Once vested, Enerflex will satisfy its payment obligation under the RSU plan for executives, including all NEOs, in whole, by instructing an independent broker to acquire a number of fully paid Enerflex common shares in the open market on behalf of the participant, using the after-tax
value of the vested RSUs. The fair market value at the date of the 2020 RSU grant was $5.51 and at the date of vesting was $7.85. The vesting RSU awards were settled as follows:

Executive	Amount Granted in 2020 (#) (1)	Dividends Earned (#)	Total Accumulated (#)	Vested to Date (#)	Units Vesting in 2021 (#) (2)	Settled in Stock (3)
						#	$
Mr. Rossiter	127,609	1,520	129,129	0	43,043	22,382	175,699
Mr. Bishnoi	43,040	513	43,553	0	14,518	7,549	59,260
Ms. Martinez	38,835	462	39,297	0	13,099	9,975	78,304
Mr. Pyle	13,599	162	13,761	0	4,587	4,587	36,008
Mr. Stewart	38,506	459	38,965	0	12,988	10,130	79,521
Notes:

1.	At the time of the grant, Enerflex used the August 17, 2020 rate (US$1.0000 = C$1.3207).
2.	The total vested amount includes vested RSUs and dividends earned for the purposes of calculating the payout amount.
3.	The total settled in stock reflects the number of Enerflex common shares purchased on the open market on behalf of the NEO by an independent broker using after-tax values.
Retirement and Pension Programs
The Enerflex retirement and pension programs are designed to attract and retain employees, providing an important source of income at retirement.
Enerflex offers two retirement savings programs:

•
Pension plans through a defined contribution pension plan for Canada employees in Canada and a 401(k)-matched savings plan in the U.S. (collectively, what we refer to as “DCP”), open to eligible employees of Enerflex and certain of its subsidiaries; and

•	The supplemental employee retirement plans in Canada and the U.S., offered to key employees, including NEOs.

Enerflex maintains the DCP to provide periodic payments to eligible employees of Enerflex and certain of its subsidiaries after retirement and until death in respect of their service as employees. Each NEO participates in the DCP on substantially the same terms as all employees of Enerflex.
Under the terms of each DCP, contributions totaling 5% of pensionable earnings are made into an account for each employee who does not participate in the supplemental employee retirement plans. For key employees, including NEOs participating in the supplemental employee retirement plans, the contributions made to each employee’s account by Enerflex totals 10% of pensionable earnings plus an amount equal to 10% of the lesser of the actual or target payout under the STI plan. Within the DCP, Enerflex makes a specified number of investment options available. Enerflex contributes to the DCP up to the limits permitted under a defined contribution pension plan for Canada employees or 401(k) Plan, as applicable.
The supplemental employee retirement plan was designed to complement the DCP where
Income Tax Act
(Canada) rules and
Internal Revenue Code
(U.S.) rules limit the amount of money that can be contributed annually to a registered pension plan on the employee’s behalf.
Interest income for any particular year is credited to each individual’s supplementary account at the end of each fiscal year, based on a rate equivalent to the lesser of: (a) the prior year’s annual rate of increase in the Canadian consumer price index plus 4%; and (b) 9%, multiplied by the beginning account balance for such year. Enerflex’s contributions vest after two years of participation in the supplemental employee retirement plan. As the annual rate of increase in the Canadian consumer price index in the 2021 fiscal year was 4.8% the applicable rate applied to the account balance for 2021 was 8.8%. The total 2021 supplemental employee retirement plan contributions were $307,098. The accrued liability under the supplemental employee retirement plan is $2,266,614 as at December 31, 2021.
2021 Pension Plan Benefits
The following table sets forth the pension benefits for the NEOs under the DCP and/or supplemental employee retirement plan as of December 31, 2021:

Executive	Accumulated Value at the Start of the Year (1) ($)	Compensatory (2) ($)	Accumulated Value at the End of the Year (3) ($)
Mr. Rossiter	1,745,271	193,469	2,040,635
Mr. Bishnoi	106,386	68,281	194,335
Ms. Martinez	1,052,873	97,315	1,285,321
Mr. Pyle (4)	510,581	79,798	590,378
Mr. Stewart	868,790	97,858	1,030,216
Notes:

1.
Accumulated value of defined contribution pension plan for Canada employees or 401(k) (employer and employee contributions) plus supplemental employee retirement plans balance (including interest) at the start of 2021. The accumulated value at the start of the year uses the 2021-year end rate (US$1.000 = C$1.2732).

2.	2021 DCPP, 401(k), and supplemental employee retirement plans employer contributions plus interest. All contributions use the 2021 average rate (US$1.0000 = C$1.2537).
3.	Includes investment gains and losses. The accumulated value at the end of the year uses the 2021-year end rate (US$1.0000 = C$1.2678).
4.
Mr. Pyle’s accumulated values reflect DSU grants in lieu of his participation in the supplemental employee retirement plans. As an Australian citizen on an expatriate assignment in the U.A.E. where a pension plan arrangement does not exist, 9.25% of actual 2021 salary plus STIP is reflective of superannuation were Mr. Pyle’s employment located in Australia.

Benefits and Perquisites
Enerflex provides executive benefits and perquisites to NEOs within a competitive total compensation package to enable them to focus on their daily responsibilities and the achievement of Enerflex’s objectives. The perquisites provided to the NEOs consist of an executive medical benefits allowance, financial and legal consulting services, life insurance premiums, automobile allowances and associated expenses, and club membership dues (the value of all, except for the medical benefits, is included as taxable income to the executive). The HRC committee does not believe that these perquisites and benefits represent a significant portion of the NEOs’ compensation packages. Further, such perquisites are limited in amount with restricted eligibility. The HRC committee recognizes these benefits assist Enerflex in achieving its goal of supporting the health and wellbeing of its executives such that they can devote the time and energy necessary to Enerflex’s business, continuing its growth and development. Additionally, not all NEOs access all perquisites. In 2021, perquisites and other benefits averaged 3.1% of total direct compensation for executives, including NEOs.
Employee Share Purchase Plan
Enerflex offers an ESPP to encourage Canada- and U.S.-based employees to become Enerflex shareholders. Funds contributed to the ESPP are used to buy Enerflex common shares on the open market. Executives, including the NEOs, participate in the same plan as employees, contributing up to 10% of their base salary to the ESPP. Enerflex will contribute $1.00 for every $3.00 employee contribution to a maximum of $1,000 per year. Enerflex common shares within the ESPP are subject to certain withdrawal restrictions. When restricted Enerflex common shares are withdrawn, a penalty is applied, and the employee loses the Enerflex matching contribution for a minimum
12-month
period.
Anticipated Compensation Changes in 2022
The HRC committee has engaged the external compensation consultants to complete a review of current executive total direct compensation, including that of the NEOs, with the peer group, and will assess all factors of compensation (base pay, STI targets, and LTI targets). The intention is to ensure Enerflex continues to compensate the executives, including NEOs at competitive rates. No other changes to Enerflex’s compensation programs, policies, or practices have been decided for 2022.
Share Ownership Guidelines
Enerflex has share ownership guidelines in place for all executives, including NEOs. Enerflex believes that the interests of Enerflex shareholders and NEOs are better aligned when executives directly hold securities of Enerflex.
Under the share ownership guidelines, Enerflex common shares, RSUs, and DSUs owned by the executive count towards the ownership requirements. Options, PSEs, and PSUs are not included. Executives are expected to meet the share ownership requirement within five years of appointment to their executive position. If the ownership requirements are further increased due to promotion, an increase to base salary greater than or equal to 15% and/or a policy change, the executive must meet the new guideline within three years as of the ownership requirement increase. When a salary increase is less than 15% of base pay, the executive must achieve the ownership threshold within one year The HRC committee annually reviews the share ownership guidelines for the executives and updates as applicable.
In 2021, the HRC committee approved an increase in ownership requirements for the chief executive officer from three times base salary to five times, and for the chief financial officer from two times base salary to three times. Due to this increase in ownership requirements, the Enerflex board approved a three-year extension to the timeline for Mr. Rossiter and Mr. Bishnoi to meet these new requirements. The following table summarizes the share ownership attained for each current NEO as at December 31, 2021.

Executive	Share Ownership Requirement		Total Ownership Attained (1) ($)	Requirement Achieved
	Multiple of Base Pay	$ Amount
Mr. Rossiter	5 x	3,750,000	4.40	Yes	(2)
Mr. Bishnoi	3 x	1,422,900	1.66	Yes	(2)
Ms. Martinez	2 x	902,789	3.13	Yes
Mr. Pyle	2 x	1,138,109	2.76	Yes
Mr. Stewart	2 x	895,142	3.15	Yes
Notes:

1.
The value of a Share, RSU, or DSU held by a NEO is calculated as the greater of the value of the security on the grant or acquisition date, and the closing price of the security as of December 31, 2021 ($7.66).

2.
Pursuant to the share ownership guidelines, Mr. Rossiter and Mr. Bishnoi have until August 4, 2027 to achieve their respective ownership requirements. Both NEOs are on track to meet these requirements.

Anti-Hedging Protection
The insider trading policy prohibits directors, officers, employees, and consultants of Enerflex, as well as anyone else who qualifies as an insider under applicable securities laws, from engaging in transactions that could reduce or limit their economic risk with respect to their holdings of securities of Enerflex, including Enerflex common shares, options, PSEs, PSUs, DSUs, and RSUs. Prohibited transactions include hedging strategies, equity monetization transactions, transactions using short sales, puts, calls, exchange contracts, derivatives, and other types of financial instruments (including, but not limited to, prepaid variable forward contracts, equity swaps, collars, and exchange funds), and limited recourse loans to the directors or executives secured by Shares.
Clawback Policy
The Enerflex executive compensation clawback policy applies to current and former executives of Enerflex and provides in the event that:

•	Enerflex has materially restated the financial information;

•	the Enerflex board has granted incentive compensation based on the achievement of results in the financial information originally filed;

•	the executive engaged in fraud or intentional misconduct that caused or substantially contributed to such restatement; and

•
the Enerflex board has determined that it is in the best interests of Enerflex to require the executive to reimburse or forfeit incentive compensation received; then the Enerflex board shall seek reimbursement or forfeiture of the excess incentive compensation paid during the three-year period preceding the date on which the restatement is filed. Incentive compensation under the policy includes any short- or long-term incentive and retention-based compensation, including bonuses, options, PSEs, RSUs, and PSUs approved, awarded, or granted to the executive, the amount, payment and/or vesting of which was based wholly or in part on the achievement of results set forth in the financial statements.

Summary Compensation Table
The following table sets forth information concerning the compensation provided by Enerflex or a subsidiary thereof to each NEO for the 2019, 2020, and 2021 fiscal years.

Executive / Year (1)	Salary ($)	Share- Based Option Awards (2) ($)	Option- Based Awards (3) ($)	Annual Incentive Plans (4) ($)	Long Term Incentive Plans ($)	Pension Value ($)	All Other Compensation (5) ($)	Total Compensation ($)
Marc E. Rossiter, President and Chief Executive Officer
2021	712,500	2,168,748	703,126	527,800	—	193,469	59,072	4,364,715
2020	712,500	2,197,441	703,125	711,300	—	178,486	258,382	4,761,234
2019 (6)	589,199	2,361,593	595,605	979,319	—	147,239	237,749	4,910,703

Sanjay Bishnoi, Senior Vice President, Chief Financial Officer
2021	450,585	726,595	237,151	238,900	—	68,281	64,264	1,785,776
2020	450,585	724,536	237,149	332,010	—	71,291	362,385	2,177,956
2019 (7)	143,959	477,822	452,173	156,150	—	12,519	38,986	1,281,608

Patricia Martinez, President, Latin America and Chief Energy Transition Officer
2021 (8)	428,825	630,375	203,646	225,541	—	97,315	65,045	1,650,747
2020 (9)	458,754	685,816	213,983	386,869	—	90,683	77,143	1,913,248
2019 (6)	468,360	486,183	422,095	431,210	—	95,274	68,904	1,972,026

Phil Pyle, President, International
2021 (8)	540,602	222,667	71,313	322,076	—	79,798	347,831	1,584,285
2020 (9)	578,332	241,539	74,934	295,254	—	80,807	407,223	1,678,089
2019 (6)	590,426	168,705	147,807	475,525	—	90,111	285,575	1,758,150

Gregory Stewart, President, U.S.
2021 (8)	426,738	623,163	201,920	207,237	—	97,858	89,590	1,646,507
2020 (9)	454,868	666,151	212,171	309,348	—	95,161	164,550	1,902,248
2019 (6)	464,380	454,226	418,508	518,314	—	89,819	118,541	2,063,788
Notes:

1.
Enerflex is required to report all amounts in CAD which is the same currency used for financial reporting purposes. Unless otherwise stated, USD compensation for Messrs. Rossiter, Pyle, and Stewart, and Ms. Martinez, has been converted to CAD.

2.
This column aggregates the theoretical expected value of PSUs, DSUs, and RSUs and notional dividends earned thereon. The value of the PSU, DSU, and RSU awards is calculated as the sum of the applicable grant date fair value of each share-based award plus notional dividends earned thereon. The determination of fair value for share-based awards in this column is consistent with the accounting treatment of share-based awards. This column does not include STI Plan DSU elections (these are set out under the column “Annual Incentive Plans”); however, it does include dividends earned on STI Plan DSU elections. The fair value is calculated by multiplying the number of share-based awards by the fair market value as of the grant date and by multiplying the number of notional dividends by the fair market value as of the dividend payment date.

3.	Enerflex uses the Black-Scholes method of valuation to derive the grant date fair value for the option grants:

Option Grant	Exercise Price ($)	BSV ($)	Expected Life (Years)	Volatility (%)	Dividend Yield (%)	Risk Free Rate (%)	Forfeiture Rate (%)
2021	7.85	2.89	5.26	44.4	1.0	1.1	3.9
2020	5.51	2.15	5.34	43.6	1.4	0.5	3.6
2019	13.38	2.87	5.28	33.9	3.2	1.2	4.1

4.
Amounts shown were made pursuant to the STI plan for all NEOs. STIP is earned in each respective fiscal year but paid in the following year. Certain NEOs elected to receive their 2018, 2019, and 2020 STIP awards, in whole or in part, in the form of DSUs as outlined below. Due to certain NEOs’ elections to receive their STIP in the form of DSUs, the actual amounts noted in the Summary Compensation Table may not have been paid out in cash.

Executive	Percentage of STIP to be Paid in DSUs
	2019	2020	2021
Mr. Rossiter	50%	0%	0%

5.
“All Other Compensation” for 2021 reflects perquisites that in aggregate are worth $50,000 or more or are worth 10% or more of an NEO’s salary for the year. The perquisites paid to the NEOs in 2021 include but are not limited to the following:

a.	Mr. Rossiter: $16,200 automobile allowance, $19,409 medical allowance, $17,930 financial planning/legal allowance, and $5,534 memberships.
b.	Mr. Bishnoi: $16,200 automobile allowance, $16,000 medical allowance, $15,000 memberships, $5,644 financial planning/legal allowance, and $11,420 for relocation-related expenses.
c.	Ms. Martinez: $20,310 automobile allowance, $12,705 medical allowance, $12,537 financial planning/legal allowance, and $19,493 memberships.
d.
Mr. Pyle: $48,323 vehicle allowance, $16,990 medical allowance, $12,532 financial planning/legal allowance, $22,814 memberships, $247,172 location-related allowances (due to his expatriate assignment).

e.	Mr. Stewart: $20,310 automobile allowance, $15,421 medical allowance, and $53,859 relocation-related expenses (due to his change in role and subsequent relocation).
6.	Converting USD to CAD for 2019, the average rate was used (USD $1.0000 = CAD $1.3268).
7.	Mr. Bishnoi joined Enerflex in September 2019.
8.
Converting USD to CAD for 2021, the average rate was used (USD $1.0000 = CAD $1.2537). Additionally, converting Mr. Pyle’s 2021 expenses from AED to CAD, the average rate was used (AED $1.0000 = CAD $0.3412) as applicable.

9.
Converting USD to CAD for 2020, the average rate was used (USD $1.0000 = CAD $1.3412). Additionally, converting Mr. Pyle’s 2020 expenses from AED to CAD, the average rate was used (AED $1.0000 = CAD $0.3650) as applicable.

Outstanding Share-Based Awards and Option-Based Awards
In the following table, reflecting outstanding awards at the end of 2021, Enerflex share-based awards refer to PSUs, DSUs, and RSUs. Option-based awards include all unexercised options and unvested PSEs.

Executive / Grant Date	Option-Based Awards				Share-Based Awards
	# of Securities (1,2)	Exercise Price (3)	Expiration Date	Value of In-The-Money Options (4)	# of Unvested Units (5)	Market / Payout Value of:
						Unvested Awards (6)	Vested Awards Not Paid Out (7)

Marc Rossiter
16-Aug-21	243,684	7.85	15-Aug-28	$703,125	793,790	$4,244,886	$691,361
17-Aug-20	327,035	5.51	15-Aug-27
19-Aug-19	205,381	13.74	15-Aug-26
20-Aug-18	159,606	16.12	9-Aug-25
21-Aug-17	108,072	15.75	9-Aug-24
12-Aug-16	79,906	13.27	9-Aug-23
17-Aug-15	99,174	11.69	9-Aug-22

Sanjay Bishnoi
16-Aug-21	82,190	7.85	15-Aug-28	$237,149	247,629	$1,431,713	$0
17-Aug-20	110,302	5.51	15-Aug-27
9-Sept-19	160,345	12.40	15-Aug-26

Patricia Martinez
16-Aug-21	70,578	7.85	15-Aug-28	$213,983	215,525	$1,264,302	$442,403
17-Aug-20	99,527	5.51	15-Aug-27
19-Aug-19	145,550	13.74	15-Aug-26
20-Aug-18	98,254	16.12	9-Aug-25
21-Aug-17	76,852	15.75	9-Aug-24
12-Aug-16	41,095	13.27	9-Aug-23
17-Aug-15	34,003	11.69	9-Aug-22

Phil Pyle
16-Aug-21	24,715	7.85	15-Aug-28	$74,934	75,473	$442,744	$357,102
17-Aug-20	34,853	5.51	15-Aug-27
19-Aug-19	50,968	13.74	15-Aug-26
20-Aug-18	34,996	16.12	9-Aug-25
21-Aug-17	27,352	15.75	9-Aug-24
12-Aug-16	27,397	13.27	9-Aug-23
17-Aug-15	22,669	11.69	9-Aug-22

Gregory Stewart
16-Aug-21	69,980	7.85	15-Aug-28	$212,171	213,701	$1,253,594	$259,873
17-Aug-20	98,684	5.51	15-Aug-27
19-Aug-19	114,313	13.74	15-Aug-26
20-Aug-18	95,764	16.12	9-Aug-25
21-Aug-17	54,377	15.75	9-Aug-24
12-Aug-16	47,703	13.27	9-Aug-23
17-Aug-15	64,935	11.69	9-Aug-22

Notes:

1.	This column includes the number of securities underlying unexercised options or PSEs. The PSE award being applicable to Mr. Pyle only.
2.	No vested options or PSEs were exercised in 2021. All options vesting in 2021 were underwater with the exception of the August 17, 2020 grant.
3.	For option or PSE grants the exercise price is the fair market value immediately preceding the date of grant.
4.	The in-the-money value of unexercised options or PSEs is calculated using the difference between the exercise price of the options and the closing market price at December 31, 2021 ($7.66).
5.
This column includes the number of Enerflex share-based unvested awards. The number shown reflects all awarded PSUs and RSUs held by NEOs (including notional dividends paid) as of December 31, 2021. Such PSUs do not vest until 2022, 2023, or 2024 as applicable. The RSUs granted in 2020 and 2021 vest in three equal tranches on the anniversary of the grant date.

6.
For PSUs granted in 2019, 2020, and 2021, and for the RSUs granted in 2020 and 2021, the values were calculated using the closing market price at December 31, 2021 ($7.66 CAD). PSUs granted in 2021 were assumed to be at target performance for 2022 and 2023; those granted 2020 were assumed to be at target performance for 2022. For PSUs granted in 2019, the values reflect a 111.7% PSU scorecard result: the average performance for 2019, 2020, and 2021.

7.
This column includes the number of Share-based vested awards that are not paid out or distributed. The amounts shown reflect the value of all accumulated DSUs and notional dividends credited as of December 31, 2021 ($7.66).

Incentive Plan Awards — Value Vested or Earned During The Year
The following table sets forth information regarding the value of vested option-based awards, share based awards, and non-equity
incentive plan compensation for each of the NEOs in 2021:

Executive	Value Vested During the Year
	Option-Based Awards (1) ($)	Share-Based Awards (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)
Mr. Rossiter	151,744	772,667	527,800
Mr. Bishnoi	51,179	113,966	238,900
Ms. Martinez	46,180	370,658	225,541
Mr. Pyle	16,173	218,634	322,076
Mr. Stewart	45,790	361,192	207,237
Notes:

1.
The value vested during the year is calculated on the assumption that all options and PSEs that vested in 2021 were exercised on their respective vesting dates. If the vesting date was a holiday, the closing price of Enerflex common shares on the nearest preceding trading day was used. The closing price for options that vested on August 9, 2021 was $7.63 and on August 15, 2021 was $7.83. All options vesting in 2021 were underwater except for the August 17, 2020 grant.

2.
The value shown reflects the value of vested PSU and RSU awards. The RSUs were settled in Enerflex common shares purchased on the open market. It also includes any DSU awards, and notional dividends accumulated in 2021, based on the closing price of Enerflex common shares on the TSX on the vesting date. The closing price on the TSX on date DSUs were awarded to Mr. Pyle was $9.47. For the notional dividends accumulated, the closing price on the applicable dividend payment date was used.

3.
Non-equity
incentive plan compensation refers to awards earned under the STI plan in 2021. The award is paid in 2022. The dollar amount noted does not consider the effect of any elections to have all or a portion of the STIP paid in the form of DSUs.

Payments On Termination Other Than In Connection With a Change Of Control
Other than in connection with a change of control, as discussed below under the heading “
Payments on Termination and in Connection with a Change of Control
”, Enerflex does not have any employment or other agreements or arrangements that provide for payments to be made to executive officers following a termination of employment, and Enerflex does not have a formal severance policy for the NEOs. However, the NEOs will receive certain benefits under Enerflex’s compensation plans and programs upon termination of employment, absent a change of control, as follows:

Resignation, Termination without Cause	Termination with Cause	Retirement	Death

Base Salary
Ends as of the resignation date.	Ends as of the termination date.	Ends as of the retirement date.	Ends as of the date of death.

Benefits
Pending local legislation, ends as of the resignation date.	Ends as of the termination date.	Ends as of the retirement date.	Ends as of the date of death. Certain benefits may be extended to eligible dependents in accordance with plan provisions.

Perquisites
Ends as of the resignation date.	Ends as of the termination date.	Ends as of the retirement date.	Ends as of the date of death.

STI Plan
Ends as of the resignation date and no payment is made.	Ends as of the termination date and no payment is made.	Ends as of the retirement date and no payment is made, but the Board has discretion to approve a retirement bonus in lieu of any current year STIP entitlements, in accordance with the retirement policy.	Estate receives pro-rated amount based on proportion of the fiscal year completed as of the date of death.

Option Plan
Unvested options are forfeited as of the resignation date. Vested options are exercisable any time within 90 days of the resignation or termination date.	All vested and unvested options terminate immediately.	Unvested options are forfeited and vested options are exercisable any time within 90 days of the retirement date. For EMT participants, subject to conditions imposed by the Enerflex board, unvested options fully vest on the second anniversary of the	Unvested options fully vest and are exercisable at any time within 120 days of the date of death.

Resignation, Termination without Cause	Termination with Cause	Retirement	Death
retirement date and are exercisable within three years of the retirement date.

DSU Plan
DSUs are paid out within 60 days of the resignation or termination date.	DSUs are paid out within 60 days of the termination date.	DSUs are paid out not later than the last day of the calendar year following the year of retirement.	DSUs are paid out within 60 days of death.

PSU plan
Subject to Enerflex board discretion, all unvested PSUs are forfeited, provided that in the case of termination without cause, any PSUs that would have vested within 60 days of such termination are deemed to be vested. Vested PSUs are paid out within 60 days of resignation/termination.	Subject to Enerflex board discretion, all unvested PSUs are forfeited. Vested PSUs are paid out within 60 days of the termination date.	All unvested PSUs are forfeited, unless the Enerflex board approves any accelerated vesting in accordance with the retirement policy. Vested PSUs are paid out within 60 days of the retirement date.	All unvested PSUs vest are payable based on average performance measures for the period that has elapsed between the award date and the date of death.

RSU Plan
Subject to Enerflex board discretion, all unvested RSUs are forfeited, provided that in the case of termination without cause, any RSUs that would have vested within 60 days of such termination are deemed to be vested. Vested RSUs are paid out within 60 days of the resignation/termination.	Subject to Enerflex board discretion, all unvested RSUs are forfeited. Vested RSUs are paid out within 60 days of the termination date.	All unvested RSUs are forfeited, but the Enerflex board has discretion to approve a retirement bonus up to the value of the forfeited RSUs, in accordance with the retirement policy. Vested RSUs are paid out within 60 days of the termination date.	Unvested RSUs fully vest and are paid out within 60 days of the date of death.

PSE Plan
Unvested PSEs are forfeited as of the resignation date. Vested PSEs are exercisable any time within 90 days of the resignation or termination date.	All vested and unvested PSEs terminate immediately.	Unvested PSEs are forfeited as of the retirement date and vested PSEs are exercisable any time within 90 days of the retirement date. EMT participants, subject to conditions imposed by the Enerflex board, unvested PSEs fully vest	Unvested PSEs fully vest and are exercisable at any time within 120 days of the date of death.

Resignation, Termination without Cause	Termination with Cause	Retirement	Death
on the second anniversary of the retirement date and are exercisable within three years of the retirement date.

Pension Plan
The employee receives all employee and Company contributions.	The employee receives all employee and Company contributions.	Upon retirement, the employee is entitled to receive a pension consisting of the employee and Enerflex contributions as defined in the DCP.	The Estate / designated beneficiary receives all employee and Company contributions.
Payments On Termination And In Connection With A Change Of Control
Each of the NEOs has a five-year renewable change of control agreement in place with Enerflex (the “change of control agreements”).
For purposes of the change of control agreements, a “control change” will occur if:

(i)	an individual or group acquires securities of Enerflex or associated rights that attach voting rights sufficient to cast more than 35% of the votes to elect directors of Enerflex;

(ii)	incumbent directors cease to constitute a majority of the Enerflex board;

(iii)
approval by Enerflex shareholders of a transaction pursuant to which the Enerflex shareholders immediately prior to the transaction do not immediately after completion of the transaction hold Enerflex common shares entitling them to cast more than 50% of the votes attached to Enerflex common shares in the capital of the continuing corporation to elect directors of that corporation; or

(iv)
a liquidation, dissolution, or winding up of Enerflex, or sale, lease, or other disposition of all or substantially all the assets of Enerflex (other than to a subsidiary or which does not result in a change in the ultimate Enerflex shareholders of Enerflex or such subsidiary).

Pursuant to the change of control agreements:

•	“just cause” for dismissal will arise in the event of willful failure to perform duties, willfully engaging in any act, which is injurious to Enerflex, or willfully engaging in certain illegal acts.

•	“good reason” will arise if Enerflex or its subsidiaries:

(i)	materially reduces or modifies the executive’s position, responsibilities, or authority, or the executive is effectively prevented from carrying out duties;

(ii)
reduces any form of remuneration of the executive, adversely changes the basis upon which such remuneration is determined or fails to increase remuneration in a manner consistent with policies prior to a control change;

(iii)
fails to continue in effect any benefits, bonus, compensation plan, stock option plan or other purchase plan, life insurance, disability plan, pension plan, or retirement plan which the executive is participating in or entitled to participate in prior to the control change, or fails to take action or takes action which adversely affects these rights;

(iv)	relocates the executive from the location of employment prior to the control change;

(v)	takes action to deprive the executive of any material fringe or other benefit or entitlement enjoyed before the control change; or

(vi)	breaches the change of control agreements.

•
“disability” means an executive’s failure to perform substantially his duties for Enerflex on a full-time basis for a period of six months out of any
18-month
period where such inability is a result of a physical or mental illness or disability.

•	“retirement” means retirement by an executive the date on which he/she turns 65 years of age.

•	“change of control period” means the three-year period following a control change.

•	A “trigger event” occurs where the executive’s employment is terminated:

(i)	subsequent to a control change during the change of control period; or

(ii)	prior to the date on which a control change occurs; and

(iii)
it is reasonably demonstrated that such termination was at the request of a third party who has taken steps reasonably calculated to effect a control change or otherwise arose in connection with or anticipation of a control change.

If a trigger event occurs and the executive’s employment is terminated by Enerflex other than for just cause, disability, retirement, or death; or by the executive for good reason, the executive is entitled to the following payments by Enerflex, within 10 days of such termination:

(i)	the portion of the annual salary earned by or payable to the executive and other amounts that the executive is entitled to receive as of the date of termination;

(ii)	two times the sum of the annual base salary (the “two-year salary”);

(iii)	an amount equal to 15% of the two-year salary, as compensation for the loss of benefits;

(iv)	an amount equal to two times the average annual bonus over the previous 24 months;

(v)	equity security treatment in accordance with the applicable equity policies or plans of Enerflex as of the date of termination; and

(vi)
an amount on account of pension benefits to which he/she otherwise would have been entitled plus any pension benefits to which the executive would be entitled had his/her employment continued until the earlier of his/her normal retirement, death, or two years following the date of termination of employment.

If a trigger event occurs and the executive’s employment is terminated by Enerflex for just cause, or by the executive other than for good reason, Enerflex must pay the portion of the annual salary earned by or payable to the executive and other amounts that the executive is entitled to receive as of the date of termination.
If a trigger event occurs for reasons of retirement, death, or disability, the executive or his/her family shall be entitled to receive the applicable benefits in a manner consistent with and at least equal to those provided by Enerflex to senior executives as at such date of termination.
Under the PSU plan, if a trigger event occurs and such termination of employment was for any reason whatsoever other than death or just cause, the unvested part of any outstanding PSU awards immediately vests (at 100% or such higher percent as may be determined by the HRC committee or Enerflex board). The Enerflex board also has discretion under the PSU plan to accelerate the vesting of any or all outstanding PSUs upon the completion of a control change.

Under the RSU Plan, if a trigger event occurs and such termination of employment was for any reason whatsoever other than death or just cause, all unvested RSUs immediately vest. The Enerflex board also has discretion under the RSU plan to accelerate the vesting of any or all outstanding RSUs upon the completion of a control change.
Under the option plan and under the PSE plan, if a trigger event occurs and such termination of employment was for any reason whatsoever other than death, just cause or voluntary resignation, all unvested options and PSEs, respectively, immediately vest.
The following table illustrates the incremental payments that would be received by each NEO under the specified circumstance. For the purposes of this table, the termination date of each NEO and the date of the change of control event, as applicable, is assumed to be December 31, 2021, and the value of Shares reflects the December 31, 2021 closing market price of $7.66.

Executive	Change of Control and Termination	Termination with Cause	Termination without Cause (1)	Retirement
Marc E. Rossiter
Severance (2,3)	1,425,000	(4)	(4)	—
Bonus (5)	1,239,100	—	—	—
Benefits and Pension (6)	600,688	—	—	—
Option-Based Awards (unvested and accelerated) (7)	562,500	—	—	—
Share-Based Awards (unvested and accelerated) (8)	6,080,431	—	—	—
Total Payment	9,907,720	—	—	—

Sanjay Bishnoi
Severance (2,3)	901,170	(4)	(4)	—
Bonus (5)	570,910	—	—	—
Benefits and Pension (6)	271,737	—	—	—
Option-Based Awards (unvested and accelerated) (7)	189,720	—	—	—
Share-Based Awards (unvested and accelerated) (8)	1,896,838	—	—	—
Total Payment	3,830,375	—	—	—

Patricia Martinez (9)
Severance (2,3)	857,650	(4)	(4)	—
Bonus (5)	587,170	—	—	—
Benefits and Pension (6)	323,278	—	—	—
Option-Based Awards (unvested and accelerated) (7)	171,187	—	—	—
Share-Based Awards (unvested and accelerated) (8)	1,650,922	—	—	—
Total Payment	3,590,207	—	—	—

Philip A.J. Pyle (9)
Severance (2,3)	1,081,203	(4)	(4)	—
Bonus (5)	598,068	—	—	—
Benefits and Pension (6)	321,776	—	—	—
Option-Based Awards (unvested and accelerated) (7)	59,946	—	—	—
Share-Based Awards (unvested and accelerated) (8)	578,123	—	—	—
Total Payment	2,639,116	—	—	—

Gregory Stewart (9)
Severance (2,3)	853,476	(4)	(4)	—
Bonus (5)	496,403	—	—	6,269	(10)
Benefits and Pension (6)	323,738	—	—		(11)
Option-Based Awards (unvested and accelerated) (7)	169,736	—	—		(12)
Share-Based Awards (unvested and accelerated) (8)	1,636,950	—	—	545,650	(13)
Total Payment	3,480,303	—	—	551,918

Notes:

1.
“termination without cause” includes termination without cause by Enerflex and resignation by the NEO but does not include any retirement that qualifies as normal or early retirement under the retirement policy.

2.	Enerflex has a change of control agreement with each NEO but does not have employment agreements with any of its NEOs.
3.	The amount shown is equal to two times the annual base salary pursuant to the NEO’s change of control agreement.
4.	Any severance amount would be as determined under applicable law.
5.	The amount shown is an amount equal to two times the average annual bonus earned in the 24 months preceding the date of termination, pursuant to the NEO’s change of control agreement.
6.
The amount shown is equal to 15% of two times the annual base salary as compensation for the loss of benefits plus the equivalent of any pension benefits to which the NEO would have been entitled had the NEO’s employment continued for two years following the date of termination, pursuant to the NEO’s change of control agreement.

7.
Value shown includes the incremental value of
“in-the-money”
unvested options/PSEs as of December 31, 2021, calculated using the closing market price of an Enerflex share on December 31, 2021. The in-the-money
amount with respect to options/PSEs is the positive difference (if any) of the closing market price of an Enerflex share on December 31, 2021 and the exercise price of the award. In the event of a control change and termination, all unvested options/PSEs vest. For a termination with cause, all vested and unvested options/PSEs are forfeited. For a termination without cause, unvested options/PSEs are forfeited, and vested options/PSEs must be exercised within 90 days.

8.
Value shown includes the incremental value of all unvested PSU and RSU awards calculated by using the closing market price of an Enerflex share on December 31, 2021 in accordance with the applicable plan provisions.

9.	Messrs. Pyle and Stewart, and Ms. Martinez’s USD compensation has been converted to CAD using the average rate for 2021 (US$1.0000 = C$1.2537).
10.
The amount shown reflects the retirement bonus based on years of service pursuant to the terms of the retirement policy in effect as of December 31, 2021. The amount of any retirement bonus for an executive officer is subject to Enerflex board discretion. Mr. Stewart is the only NEO whose retirement effective December 31, 2021 would qualify as an early retirement under the retirement policy. If Messrs. Rossiter, Bishnoi, Pyle, or Ms. Martinez retired effective December 31, 2021, their retirement would be treated as a resignation.

11.	In the absence of a retiree benefit program and under special circumstances, the Enerflex board has discretion to provide up to 15% of the annual base salary as compensation for the loss of benefits.
12.
No options would be early vested as of the retirement date. Pursuant to the terms of the option plan, all unvested options continue to vest during the two-year
period following the retirement date; on the second anniversary of the retirement date any unvested options immediately vest; and the NEO has three years from the retirement date to exercise any vested options.

13.
Value shown reflects the value of 1/3 unvested PSUs and RSUs held by Mr. Stewart, which would be early vested in accordance with the provisions of the retirement policy, subject to Enerflex board discretion to vest all outstanding PSUs and RSUs. Mr. Stewart had no vested PSU or RSU awards at December 31, 2021.

Securities Authorized For Issuance Under Equity Compensation Plans
The option plan is Enerflex’s only compensation plan under which equity securities have been authorized for issuance. As of December 31, 2021, there were 4,456,444 options outstanding under the option plan (representing 4.97% of the issued and outstanding Enerflex common shares ), the details of which are as follows:

Plan Category	# of Securities to be issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options ($)	# of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (1)
Equity Compensation Plans Approved by Security Holders	4,456,444	$11.66	4,342,732	(2)
Equity Compensation Plans Not Approved by Security Holders	Nil	Nil	Nil

Total	4,456,444	$11.66	4,342,732	(2)

Notes:

1.	Excluding securities reflected in column (a).
2.	Representing 4.84% of the issued and outstanding Shares as of December 31, 2021.
Annual Burn Rate
The annual burn rate for each security-based compensation arrangement for the three most recently completed fiscal years, expressed as a percentage, and calculated by dividing the number of awards granted under the arrangement during the applicable fiscal year by the weighted average number of Enerflex common shares outstanding for the applicable fiscal year, is set forth in the following table:

Security-Based Compensation Arrangement	2021	2020	2019
Option Plan	0.730%	0.936%	0.995%
Stock Option Plan
The following table outlines the option plan provisions.

Provision	Option Plan
Administration	The Enerflex board administers the option plan.

Eligible Participants	Officers and other key full-time employees. Non-employee directors are not eligible to participate.

Exercise Price	The exercise price is fixed by the Enerflex board at the time a grant of options is approved and shall be equal to the fair market value as of the date determined by the Enerflex board.

Vesting	Vesting provisions are as determined by the Enerflex board.

Granting and Exercising During a Blackout	If an expiry date of any option falls within any blackout period, then the expiry date of such option is extended to the ten business days after the date that any blackout period ends.

Provision	Option Plan

Change of Control	The unexercised options will become vested in circumstances where the participant’s employment is terminated in connection with a control change (as defined in the option plan).

Assignment	Options may not be assigned but may be exercised by the legal representative or estate of the recipient.

Termination Provisions	When a participant ceases to be a director, officer, or full-time employee of Enerflex, that participant ceases to be entitled to receive options and may only exercise vested options within the time limits specified in the option plan.

Expiry	Options must be exercised no later than seven years from the date of the grant.

Recoupment	All grants of options are subject to the Enerflex clawback policy.

Option Plan Limits
There is a fixed maximum of 8,799,176 Enerflex common shares reserved for issuance under the option plan, representing 9.81% of the Enerflex common shares as at December 31, 2021. As of December 31, 2021, Enerflex has 4,342,732 options available for future grant, representing 4.84% of the Enerflex common shares.

No one person is entitled to receive options representing more than 5% of the currently outstanding Enerflex common shares.

The aggregate number of Enerflex common shares issued to insiders within a one-year
period or issuable to insiders at any time shall not exceed 10% of the issued and outstanding Enerflex common shares (insider participation limit).

Amendment Provisions
Shareholder approval is required for the following amendments: (i) any amendment to the amending provision; (ii) any increase in the maximum number of Enerflex common shares issuable under the plan; (iii) any reduction in the option price or extension in the period during which an option may be exercised (including a cancellation and re-grant
of an option to achieve the foregoing, and a substitution of an option with cash or other award the terms of which are more favorable to the recipient); (iv) any amendment to the definition of participant; (v) any amendment to the assignability of options provision; and (vi) any amendment to remove or exceed the insider participation limit.

Subject to the above amendments that require Enerflex shareholder approval, the Enerflex board may amend the option plan or any option granted thereunder for any other purpose (provided that any material, adverse amendment to an outstanding option requires the consent of the holder), including for example: (i) to ensure compliance with applicable laws; (ii) amendments of a housekeeping nature; (iii) changing vesting provisions of the option plan or of any option; (iv) changing the termination provisions of the option plan or any option provided such amendment does not entail an extension beyond the originally scheduled expiry date; and (v) adding a cashless exercise feature.

History and Amendments	The option plan was approved by the Enerflex shareholders on April 16, 2014. On December 6, 2017, the Enerflex board amended and restated the option plan to clarify the treatment of options in the event that an EMT participant retires as a “good leaver.” The good leaver provision provides that if, before the expiry of an option in accordance with the terms thereof, an EMT participant retires with Enerflex board approval in accordance with the retirement policy, unvested options will fully vest by the second anniversary of the retirement date, subject to any conditions imposed by the Enerflex board in connection with the retirement, and are exercisable until the third anniversary of the retirement date, subject to any conditions imposed by the Enerflex board in connection with the retirement. On February 21, 2020, the Enerflex board further amended and restated the option plan to: (a) remove the 1% annual cap on option grants; (b) make housekeeping changes to remove references to the legacy 2011

Provision	Option Plan
option plan (as there are no further options outstanding under that plan) and to clarify the wording of the eligibility and amendment provisions (without amending the substance of those provisions); and (c) replenish and increase the fixed maximum number of Enerflex common shares available for options granted under the option plan (which increase was approved by the Enerflex shareholders on May 8, 2020).
Certain Relationships and Related Party Transactions
None.
Description of Enerflex’s Share Capital
Set forth below is a summary of the material terms of Enerflex’s share capital and certain provisions of the CBCA and Enerflex’s restated articles of incorporation as they relate to Enerflex’s share capital. The following summary is not complete and is qualified in its entirety by the CBCA, Enerflex’s restated articles of incorporation and the actual terms and conditions of such shares.
General
Enerflex is authorized to issue an unlimited number of Enerflex common shares and an unlimited number of preferred shares. As of [                ], 2022, there were [    ] Enerflex common shares issued and outstanding and no preferred shares outstanding. The following is a summary of the rights, privileges, restrictions, and conditions attached to the common shares and preferred shares.
Enerflex Common Shares
The holders of Enerflex common shares are entitled to one vote per share at meetings of Enerflex shareholders, to receive dividends if, as and when declared by the Enerflex board and to receive pro rata the remaining property and assets of Enerflex upon its dissolution, liquidation, winding-up
or distribution for the purpose of winding up, subject to the rights of any shares having priority over the Enerflex common shares.
Preferred Shares
Enerflex currently has no preferred shares outstanding, but preferred shares may at any time and from time to time be issued in one or more series, each series to consist of such number of shares as may, before the issue thereof, be determined by resolution of the board of directors. Subject to the provisions of the CBCA, the Enerflex board may by resolution fix, from time to time before the issue thereof, the designation, rights, privileges, restrictions, and conditions attached to each series of the preferred shares. Holders of Enerflex preferred shares are not entitled to vote at any meeting of the Enerflex shareholders, but may be entitled to vote if Enerflex fails to pay dividends on that series of preferred shares.
Dividends
The declaration of dividends is at the sole discretion of the Enerflex board and is considered quarterly. The current practice of Enerflex is to make quarterly dividend payments to shareholders from its available cash, without impairing its growth potential. Enerflex may make additional dividends in excess of quarterly dividends during the year, as the Enerflex board may determine from time to time.
Ownership and Exchange Controls
Subject to limited exceptions. an acquisition of control over or of a significant interest in Enerflex may be reviewed by the Commissioner of Competition (which we refer to as the “Commissioner”) under the Competition

Act (Canada). Under this legislation, the Commissioner has jurisdiction for up to one year after such an acquisition has been substantially completed to challenge it on the basis that it would, or would be likely to, substantially prevent or lessen competition, unless he has issued an advance ruling certificate for the transaction.
In addition, subject to limited exceptions, an acquisition of Enerflex’s shares will be subject to notification to the Commissioner under the Competition Act if certain financial thresholds are exceeded and if the acquirer (and their affiliates) would hold voting shares that in the aggregate carry more than 20% of the votes attached to all of Enerflex’s outstanding voting shares. If a person already holds shares that in the aggregate carry more than 20% of the votes attached to all of the outstanding voting shares, a notification must be filed when the acquisition of additional shares would bring that person’s (and their affiliates) holdings to over 50%, if certain financial thresholds are exceeded and if no exemption applies. Where a notification is required, the legislation prohibits completion of the acquisition until the expiration of a statutory waiting period, unless compliance with the waiting period has been waived or terminated early by the Commissioner.
There is no limitation imposed by Enerflex’s restated articles of incorporation on the right of non-Canadians
to hold or vote Enerflex common shares. The Investment Canada Act requires any person that is not a “Canadian” (as defined in the Investment Canada Act) who acquires “control” (as defined in the Investment Canada Act) of an existing Canadian business to file either a pre-closing
application for review or a post-closing notification with the Director of Investments appointed by the Minster responsible for the administration of the Investment Canada Act. Whether an acquisition is reviewable or notifiable depends on a number of factors, including the structure of the transaction, the value and nature of the Canadian business being acquired, and the country from which the acquiring entity is controlled. With limited exceptions, the federal Canadian government must be satisfied that a reviewable transaction ‘is likely to be of net benefit to Canada’ before closing can proceed; notifiable transactions only require that the investor submit a report after closing.
The acquisition of a majority of the votes attached to all of the voting shares of a corporation is deemed to be acquisition of “control” of that entity. The acquisition of less than a majority but one-third
or more of the voting shares of a corporation or of an equivalent undivided ownership interest in the total number of votes attached to all of the voting shares of the corporation is presumed to be an acquisition of control of that corporation unless it can be established that, on the acquisition, the corporation is not controlled in fact by the acquirer through the ownership of voting shares. The acquisition of less than one-third
of the voting shares of a corporation or of an equivalent undivided ownership interest in the total number of votes attached to all of the voting shares of the corporation is deemed not to be acquisition of control of that corporation, subject to certain discretionary rights vested in the Minister responsible for the administration of the Investment Canada Act relative to investments involving state owned enterprises.
The threshold for review of a direct acquisition of control of a non-cultural
Canadian business varies depending on the type of investor and their country of origin. For private sector investors from certain countries with which Canada has trade agreements, the review threshold is $1.711 billion (2022 threshold, subject to annual adjustment) in enterprise value of the Canadian business. For purposes of the acquisition of shares of a publicly traded company, the enterprise value of a Canadian business is equal to the market capitalization of the entity, plus its liabilities (excluding its operating liabilities), minus its cash and cash equivalents.
As such, an acquisition of control of Enerflex for purposes of the Investment Canada Act through the acquisition of its common shares by a non-Canadian
who is a private sector trade agreement investor under the Act, including a U.S. investor, would be reviewable only if the enterprise value of Enerflex exceeds the specified threshold for review.
Separately, the Investment Canada Act has a national security regime under which the federal government may review a much broader range of investments by a non-Canadian.
The relevant test is whether such an investment by a
non-Canadian
could be “injurious to national security.” Where a review on national security grounds occurs pre-closing,
the legislation prohibits completion of the acquisition until completion of the review process.

Advance Notice Requirements for Shareholder Proposals and Director Nominations
Under the CBCA, a shareholder of Enerflex who is entitled to vote at an annual meeting of shareholders may submit to Enerflex notice of a matter that the shareholder proposes to raise at the upcoming annual shareholder meeting, and any such shareholder proposal submitted in compliance with the requirements of the CBCA will be set out in or attached to the management information circular for the relevant shareholder meeting. A shareholder proposal may include nominations for the election of directors where the proposal is signed by one or more holders of shares representing in the aggregate not less than 5% of the Enerflex common shares or 5% of the shares of a class or series of shares of Enerflex entitled to vote at the meeting to which the proposal is to be presented. See the section entitled “
Comparison of Rights of Enerflex Shareholders and Exterran Stockholders
” beginning on page [ ] of this proxy statement/prospectus.
Enerflex is not required to include or attach a shareholder proposal to its management information circular unless: (i) the proposal is not submitted to Enerflex at least 90 days before the anniversary date of the previous annual meeting of shareholders; (ii) it clearly appears that the proposal is submitted by the shareholder primarily for the purpose of enforcing a personal claim or redressing a personal grievance against Enerflex or its directors, officers or security holders; (iii) it clearly appears that the proposal does not relate in a significant way to the business or affairs of Enerflex; (iv) Enerflex, at the shareholder’s request, included a proposal in a management information circular relating to a meeting of shareholders held within two years preceding the receipt of the request, and the shareholder failed to present the proposal, in person or by proxy, at the meeting; (v) substantially the same proposal was submitted to shareholders in a management information circular or a dissident’s proxy circular relating to a meeting of shareholders held within five years preceding the receipt of the shareholder’s request and the proposal was defeated; or (vi) the rights conferred by the CBCA with respect to shareholder proposals are being abused to secure publicity.
Enerflex adopted Amended and Restated
By-Law
No. 3, an advance notice
by-law,
effective August 9, 2018. Shareholders wishing to nominate for election directors to the Enerflex board must comply with this by-law
in order for such a nomination to be effective. See “
Comparison of Rights of Enerflex Shareholders and Exterran Stockholders – Notice of Shareholder Nominations and Proposals.
”
Enerflex’s Transfer Agent
Upon the closing of the merger, the transfer agent and registrar for the Enerflex common shares in Canada will be TSX Trust Company at its principal office in Calgary, Alberta and the co-transfer
agent and
co-registrar
in the United States will be [    ] at its principal office in [    ].
Listing of Enerflex Common Shares
Enerflex intends to apply to list the Enerflex common shares, including the Enerflex common shares to be received by Exterran stockholders in the merger, on the NYSE or Nasdaq. The Enerflex common shares are currently listed on the TSX and Enerflex intends to apply to the TSX to list the Enerflex common shares to be received by Exterran stockholders in the merger. The Enerflex common shares will trade in U.S. dollars on either the NYSE or Nasdaq under the symbol “[    ]” and in Canadian dollars on the TSX under the symbol “EFX.”
BENEFICIAL OWNERSHIP OF SECURITIES
Security Ownership of Certain Beneficial Owners and Management of Exterran
To Exterran’s knowledge, the following table sets forth certain information regarding the beneficial ownership of Exterran common stock as of [    ], 2022 (except as noted in the footnotes below) with respect to: (i) each person known by Exterran to beneficially own more than 5% of the shares of Exterran common stock issued and outstanding, (ii) each member of the Exterran board, (iii) each named executive officer of Exterran, and (iv) all current directors and executive officers as a group. Exterran has determined beneficial ownership in accordance with the rules of the SEC.

No officer or director of Exterran owns any equity securities of any subsidiary of Exterran. Beneficial ownership is generally defined as either the sole or shared power to vote or dispose of the shares. Except as otherwise noted, the beneficial owners have the sole power to vote and dispose of the Exterran common stock.

Beneficial Owners	Common Stock (1)	Percent of Class (1)
Chai Trust Co LLC (2)	8,157,415	24.57%
Dimensional Fund Advisors LP (3)	1,640,092	5.1%
Goodyear, William	177,591	*
Gouin, James	54,865	*
Ryan, John	127,514	*
Soliman, Hatem	45,680	*
Seaver, Christopher	131,542	*
Sotir, Mark	139,165	*
Ieda, Yell	75,387	*

Executive Officers	Common Stock (1)	Percent of Class (1)
Barta, David	86,489	*
Battle, Kelly	20,550	*
George, Roger	45,905	*
Peyton, Kerric	0	*
Way, Andrew	448,496	*
Wineinger, Tara	26,092	*

Executive Officers	Common Stock (1)	Percent of Class (1)
All Directors and Executive Officers as a Group (13 Persons)	1,379,276	4.2%

*	Less than 1% of the outstanding shares.
(1)
This column includes Exterran common stock, including restricted shares and deferred director shares, beneficially owned by officers, directors, nominees for director and beneficial owners of more than 5% of Exterran common stock. In accordance with SEC rules, this column also includes shares that may be acquired upon the exercise of options or other convertible securities that are exercisable or convertible on the record date, or will become exercisable or convertible within 60 days of that date, which are considered beneficially owned. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares subject to options or other convertible securities held by that person that are exercisable or convertible on the record date, or exercisable or convertible within 60 days of the record date, are deemed outstanding. These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person. In addition, under applicable law, shares that are held indirectly are considered beneficially owned. Directors, nominees for director and executive officers may also be deemed to own, beneficially, shares included in the amounts shown above which are held in other capacities. The holders may disclaim beneficial ownership of shares included under certain circumstances. A list of Exterran executive officers is included in Exterran’s Annual Report on Form 10-K for the year ended December 31, 2021. See page [     ] of this proxy statement/prospectus for instructions on how to obtain copies of the Form 10-K or Form 10-Q.

(2)
Based solely on a review of the Schedule 13D filed by Chai Trust and certain other related reporting persons on January 24, 2022 and a Statement of Changes in Beneficial Ownership (Form 4) filed on March 9, 2020. Chai Trust is the non-member manager of EGI-Fund (05-07) Investors, L.L.C., a Delaware limited liability company (“Fund 05-07”), EGI-Fund (08-10) Investors, L.L.C., a Delaware limited liability company (“Fund 08-10”) and EGI-Fund (11-13) Investors, L.L.C., a Delaware limited liability company (“Fund
11-13”),
and the managing member of EGI-Fund B, L.L.C., a Delaware limited liability company (“Fund B”); and EGI-Fund C, L.L.C., a Delaware limited liability company (“Fund C”). In such capacity, Chai Trust may be deemed to beneficially own the shares of Exterran common stock held directly by Fund 05-07, Fund 08-10, Fund 11-13, Fund B and Fund C. The shares of common stock beneficially owned by Chai Trust include 447,567 shares of Common Stock held by Fund 05-07, 332,327 shares of Common Stock held by Fund 08-10, 908,742 shares of Common Stock held by Fund 11- 13, 1,849,806 shares of Common Stock held by Fund B; and 4,618,973 shares of Common Stock held by Fund C. Mark Sotir, Vice President of Chai Trust, and President of the EGI Division of Chai Trust, has the requisite authority to make investment decisions on behalf of Chai Trust in connection with Chai Trust’s holdings in Exterran.
(3)
Based solely on a review of the Schedule 13G filed by Dimensional Fund Advisors LP (“Dimensional”) on February 12, 2021. Dimensional provides investment advice to four registered investment companies and acts as investment manager or sub-advisor to certain other commingled funds, group trusts and separate accounts (collectively, the “Funds”). In certain cases, subsidiaries of Dimensional may act as an advisor or sub-adviser to certain Funds. In its role as investment adviser, sub-adviser and/or manager, Dimensional or its subsidiaries may possess voting and/or investment power over the securities of the issuer that are owned by the Funds, and may be deemed to be the beneficial owner of the shares. However, all shares are owned by the Funds, and Dimensional disclaims beneficial ownership of such shares. Based solely on a review of Dimensional’s publicly available information, Dimensional’s global leadership team consists of David Booth, Dave Butler, Gerard K. O’Reilly, Stephen A. Clark, Lisa Dallmer, Aaron Marcus, Catherine L. Newell and Selwyn Notelovitz. Additionally, Dimensional’s general partner is Dimensional Holdings Inc., whose board of directors consists of David Booth, Eugene Fama, Kenneth French, John McQuown, Gerard K. O’Reilly and Dave Butler. The foregoing individuals may make investment decisions on behalf of Dimensional or their respective funds or fund groups.

Security Ownership of Certain Beneficial Owners and Management of Enerflex
As of [    ], 2022, there were [    ] holders of Enerflex common shares in the United States. To Enerflex’s knowledge, the following table sets forth certain information regarding the beneficial ownership of Enerflex common shares as of [    ], 2022, by (i) each person known by Enerflex to beneficially own more than 5% of the Enerflex common shares, (ii) each director (who was serving as a director as of December 31, 2021) and nominee for director, (iii) each named executive officer of Enerflex and (iv) all current directors and executive officers as a group. Enerflex has determined beneficial ownership in accordance with the rules of the SEC. The percentage of shares beneficially owned is based on [    ] common shares outstanding as of [    ], 2022.

Beneficial Owners	Common Shares	Percent of Class
Robert S. Boswell	44,441	*
Maureen Cormier Jackson	5,000	*
W. Byron Dunn (1)	30,000	*
H. Stanley Marshall	99,000	*
Kevin J. Reinhart	41,250	*
Marc E. Rossiter (2)	103,151	*
Stephen J. Savidant	25,000	*
Juan Carlos Villegas	28,800	*
Michael A. Weill (3)	14,000	*
Sanjay Bishnoi	25,000	*
David Izett	10,597	*
Patricia Martinez	19,402	*
Phil Pyle (4)	74,266	*
Greg Stewart	47,303	*
Directors and officers as a group	569,915	0.636%

*	Represents less than 1% of the outstanding common shares.
(1)	Mr. Dunn holds [ ] of common shares directly and [ ] of common shares through [ ], which he has control over the voting power and the disposition of the common shares.
(2)	Mr. Rossiter holds [ ] of common shares directly and [ ] of common shares through [ ], which he has control over the voting power and the disposition of the common shares.

(3)	Mr. Weill is the [trustee] of [ ], which holds the 14,000 common shares and he controls the voting power and the disposition of the common shares.
(4)	Mr. Pyle is the [trustee] of [ ], which holds the 14,000 common shares and he controls the voting power and the disposition of the common shares.
COMPARISON OF RIGHTS OF ENERFLEX SHAREHOLDERS AND EXTERRAN STOCKHOLDERS
General
Enerflex is organized under the federal laws of Canada and, accordingly, the rights of Enerflex shareholders will be governed principally by the CBCA, Enerflex’s restated articles of incorporation, as amended (which we refer to as “Enerflex’s articles”), and
Enerflex’s By-Law No. 1,
By-Law No. 2
and amended and restated
By-Law
No. 3, as amended (which we refer to collectively as
“Enerflex’s by-laws”). Exterran
is incorporated in the State of Delaware, and the rights of Exterran stockholders are governed by the DGCL and the Exterran certificate of incorporation, as amended and restated (which we refer to as Exterran’s “certificate of incorporation”), and bylaws, as amended and restated (which we refer to as Exterran’s “bylaws”). At the effective time, each share of Exterran common stock (other than certain excluded shares as described in the Merger Agreement) that is issued and outstanding immediately prior to the effective time will be converted into the right to receive the merger consideration. As a result, Exterran stockholders will become shareholders of Enerflex and their rights will be governed principally by the CBCA, Enerflex’s articles and
Enerflex’s by-laws.
Material Differences Between the Rights of Shareholders of Enerflex and Stockholders of Exterran
The following is a summary of material differences between the rights of Enerflex shareholders under the CBCA, Enerflex’s articles and
Enerflex’s by-laws and
the existing rights of Exterran stockholders under the DGCL, Exterran’s certificate of incorporation and Exterran’s bylaws. While Exterran and Enerflex believe that the following summary covers all of the material differences, it may not contain all of the information that is important to you. The following summary does not include a complete description of all differences between the rights of Enerflex shareholders and Exterran stockholders, nor does it include a complete discussion of the respective rights of Enerflex shareholders and Exterran stockholders.

The following summary is qualified in its entirety by reference to the CBCA, Enerflex’s articles and
Enerflex’s by-laws, the
DGCL, Exterran’s certificate of incorporation and bylaws and the various other documents referred to in this summary. You are urged to carefully read this entire proxy statement/prospectus, the relevant provisions of the CBCA and the DGCL, Enerflex’s articles and by-laws, Exterran’s
certificate of incorporation and bylaws, and each other document referred to in this proxy statement/prospectus for a more complete understanding of the differences between the rights of an Exterran stockholder and the rights of an Enerflex shareholder. Exterran has filed with the SEC its certificate of incorporation and bylaws referenced in this summary of shareholder rights, and Enerflex has filed with SEDAR Enerflex’s articles and
Enerflex’s by-laws referenced
in this summary comparison of shareholder rights. For more information, see the section entitled “
Where You Can Find Additional Information
,” on page [    ]. References to a “holder” in the following summary are to the registered holder of the applicable shares.

Provision	Enerflex	Exterran
Authorized Share Capital
Enerflex is authorized to issue an unlimited number of common shares and an unlimited number of preferred shares.

Holders of Enerflex common shares and preferred shares are entitled to all of the applicable rights and obligations provided under the CBCA, Enerflex’s articles and
Enerflex’s by-laws.

The aggregate number of shares of stock that Exterran has the authority to issue is 300 million, consisting of 250 million shares of Exterran common stock, par value one cent ($0.01) per share, and 50 million shares of Exterran preferred stock, par value one cent ($0.01) per share.
Preferred Shares
The preferred shares may at any time or from time to time each be issued in one or more series. The Enerflex board may by resolution of the directors (and without further resolution of shareholders) fix from time to time before the issue thereof the number of shares in, and determine the designation, rights, privileges, restrictions and conditions attaching to the shares of, each series of preferred shares.

Holders of preferred shares will not be entitled to receive notice of or to attend any Enerflex shareholder meetings and will not be entitled to vote at such meetings, except as required by law.

In addition to the rights attaching to any series of preferred shares, holders of Enerflex’s preferred shares are entitled to all of the applicable rights and obligations provided under the CBCA and Enerflex’s articles and Enerflex’s by-laws.
The Exterran board is authorized (without further resolution of stockholders) to issue up to 50 million shares of preferred stock in one or more series and to fix and determine the number of shares of preferred stock of any series, to determine the designation of any such series, and to determine the rights, preferences, privileges and restrictions granted to or imposed upon any such series. As of the date of this proxy statement, there are currently no shares of preferred stock outstanding.

Variation of Rights Attaching to a Class or Series of Shares	Under the CBCA, the rights attaching to Enerflex common shares and preferred shares may be varied only through an amendment of Enerflex’s articles authorized by special resolution of Enerflex’s shareholders, including, if applicable, a	Under the DGCL, the rights attaching to Exterran common stock may be varied only through an approved amendment of Exterran’s certificate of incorporation. The process for amending Exterran’s

Provision	Enerflex	Exterran

separate special resolution of the holders of the affected class or series of shares in accordance with the provisions of the CBCA. For purposes of the CBCA, a “special resolution” is generally a resolution passed by a majority of not less than two-thirds
(2/3) of the votes cast by the shareholders entitled to vote in respect of that resolution.

Under the Enerflex articles, in addition to the above requirements of the CBCA, the rights attaching to the Enerflex preferred shares may be varied only with the prior approval of the holders of not less than two-thirds
(2/3) of the preferred shares then outstanding at a meeting called in accordance with the provisions of the Enerflex articles.

certificate of incorporation is summarized below.
Consolidation and Division; Subdivision
Under the CBCA, the issued shares of a class or series of Enerflex common shares may be changed into a different number of shares of the same class or series or into the same or a different number of shares of other classes or series through an amendment to its articles authorized by special resolution of Enerflex shareholders, including, if applicable, a separate special resolution of the holders of the affected class or series of shares in accordance with the provisions of the CBCA.

Under the DGCL, the issued shares of Exterran common stock may be reclassified, including by being combined into a smaller number of shares or split into a greater number of shares through an amendment to Exterran’s certificate of incorporation.
Reduction of Share Capital	Under the CBCA, Enerflex may, by a special resolution of Enerflex shareholders, reduce its stated capital for a class or series of shares for any reason, provided there are no reasonable grounds for believing that (i) Enerflex is, or after the proposed reduction of its stated capital would be, unable to pay its liabilities as they become due, or (ii) after the proposed reduction of its stated capital, the realizable value of Enerflex’s assets would be less than the aggregate of its liabilities and stated capital of all classes of Enerflex’s shares.	Under the DGCL, Exterran, by resolution of the Exterran board, may reduce its capital by (i) reducing or eliminating the capital associated with shares of capital stock that have been retired, (ii) applying to an otherwise authorized purchase, redemption, conversion or exchange of outstanding shares of its capital stock some or all of the capital represented by the shares being purchased, redeemed, converted or exchanged, or any capital that has not been allocated to any particular class of its capital stock (in the case of a conversion or exchange, to the extent that such capital in the aggregate exceeds the total aggregate par value of the stated capital of any previously unissued shares issuable upon such

Provision	Enerflex	Exterran
conversion or exchange) or (iii) transferring to surplus some or all of the capital not represented by any particular class of its capital stock or some or all of the capital represented by certain shares of its stock. No reduction of capital may be made unless the assets of Exterran remaining after the reduction are sufficient to pay any debts for which payment has not otherwise been provided.

Distributions and Dividends; Repurchases and Redemptions
Distributions/Dividends

Under the CBCA, Enerflex shareholders are entitled to receive dividends if, as and when declared by the directors of Enerflex, subject to prior satisfaction of preferential dividends applicable to any preferred shares.

Under the CBCA, the Enerflex board may declare and pay dividends to the holders of Enerflex common shares or Enerflex preferred shares provided there are no reasonable grounds for believing that: (i) Enerflex is, or would after the payment be, unable to pay its liabilities as they become due; and (ii) the realizable value of Enerflex’s assets would as a result of the payment be less than the aggregate of Enerflex’s liabilities and the stated capital of all classes of Enerflex’s shares.

Under Enerflex’s articles, subject to the rights of the holders of any other class of shares of Enerflex entitled to receive dividends in priority to or ratably with the holders of Enerflex common shares, the Enerflex board may in its sole discretion declare dividends on the Enerflex common shares to the exclusion of any other class of shares of Enerflex.

With respect to the payment of dividends and the distribution of assets of Enerflex in the event of any liquidation, dissolution or winding up of Enerflex or the other distribution of the assets of Enerflex among its shareholders for the purpose of winding up its affairs, the preferred shares of each series are entitled to preference over

Distributions/Dividends

Under the DGCL, Exterran stockholders are entitled to receive dividends if, as and when declared by the Exterran board. The Exterran board may declare and pay a dividend to Exterran stockholders (i) out of surplus or, (ii) if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the immediately preceding fiscal year except when the capital is diminished to an amount less than the aggregate amount of capital represented by issued and outstanding stock having a preference on the distribution of assets. A dividend may be paid in cash, in shares of stock or in other property.

Repurchases/Redemptions

Under the DGCL, Exterran may redeem or repurchase shares of its own common stock, except that generally it may not redeem or repurchase those shares if the capital of Exterran is impaired at the time or would become impaired as a result of the redemption or repurchase of such shares. If Exterran were to designate and issue shares of a series of preferred stock that is redeemable in accordance with its terms, such terms would govern the redemption of such shares. Repurchased and redeemed shares may be retired or held as treasury shares. Shares that have been repurchased but have not been retired may be resold by Exterran for such

Provision	Enerflex	Exterran

Enerflex common shares to the extent of the amount paid up on the preferred shares together with an amount equal to the accrued and unpaid dividends thereon and no more. The preferred shares of each series may also be given such other preferences over the common shares as may be determined as to the respective series authorized to be issued.

The preferred shares of each series will rank on parity with the preferred shares of each other series with respect to priority in payment of dividends and in the distribution of assets in the event of the liquidation, dissolution or winding up of Enerflex.

No dividends (other than stock dividends in shares of Enerflex ranking junior to the preferred shares) shall be declared or paid on or set apart for payment on the common shares or any shares ranking junior to the preferred shares unless all dividends up to and including the dividend payment for the last completed period for which such dividends shall be payable on each series of the preferred shares then issued and outstanding shall have been declared and paid or set apart for payment at the date of such declaration or payment or setting apart for payment on the common shares or such other shares of Enerflex ranking junior to the preferred shares; nor shall Enerflex call for redemption or purchase for cancellation any of the preferred shares (less than the total number of preferred shares then outstanding) or any shares of Enerflex ranking junior to the preferred shares unless all dividends up to and including the dividends which shall then be payable on each series of the preferred shares then issued and outstanding shall have been declared and paid or set apart for payment at the date of such call for redemption or purchase.

Repurchases/Redemptions

Under the CBCA, Enerflex may repurchase its own shares, provided there are no reasonable grounds for believing that (i) Enerflex is, or would be after the consideration as the Exterran board may determine in its discretion.

Purchases by Subsidiaries of Exterran

Under the DGCL, Exterran common stock may be acquired by subsidiaries of Exterran without stockholder approval. Shares of such common stock owned by a majority-owned or otherwise controlled subsidiary are neither entitled to vote nor counted as outstanding for quorum purposes.

Provision	Enerflex	Exterran

payment for the purchase of such shares, unable to pay its liabilities as they become due or (ii) the realizable value of Enerflex’s assets would after the payment for the purchase of such shares be less than the aggregate of Enerflex’s liabilities and the stated capital of all classes of Enerflex’s shares.

Under the CBCA, Enerflex may purchase or redeem any redeemable shares issued by it at prices not exceeding the redemption price, or as calculated according to a formula, stated in Enerflex’s articles; provided Enerflex may only purchase or redeem its redeemable shares if there are no reasonable grounds for believing that (i) Enerflex is, or would be after the payment for the purchase or redemption of such shares, unable to pay its liabilities as they become due or (ii) the realizable value of Enerflex’s assets would after the payment for the purchase or redemption of such shares be less than the aggregate of Enerflex’s liabilities and the amount that would be required to pay the holders of Enerflex’s shares that have a right to be paid, on a redemption or in a liquidation, ratably with or before the holders of the shares to be purchased or redeemed, to the extent that the amount has not been included in its liabilities.

Under the CBCA, neither Enerflex nor subsidiaries of Enerflex may hold Enerflex common shares , unless it is holding such shares solely in the capacity of a personal representative with no beneficial interest in the shares, or by way of security for the purposes of a transaction entered into in the ordinary course of business that includes the lending of money.

Lien on Shares, Calls on Shares and Forfeiture of Shares	Under the CBCA, shares must be fully paid prior to issue, and are non-assessable.
	Enerflex common shares will not be issued until the consideration for the shares is fully paid in money or in property or past services that are not less in value than the fair equivalent of the money that Enerflex would have received if the shares had been issued for money. The determination of	Under the DGCL, Exterran may issue the whole or any part of its shares of common stock or preferred stock as partly paid and subject to call for the remainder of the consideration to be paid therefor. When the whole of the consideration payable for shares of Exterran has not been paid in full, and the assets of Exterran are insufficient to

Provision	Enerflex	Exterran
	whether property or past services are the fair equivalent of monetary consideration will be made by the Enerflex board.	satisfy the claims of creditors, each holder of shares not paid in full will be bound to pay the unpaid balance due for such shares.

Voting Rights
The holders of Enerflex common shares are entitled to receive notice of and to attend all annual and special meetings of the shareholders of Enerflex and to one vote in respect of each common share held at all such meetings, except at separate meetings of or on separate votes by the holders of another class or series of shares of Enerflex.

The holders of preferred shares will not be entitled to receive notice of or to attend any meeting of the shareholders of Enerflex and will not be entitled to vote at any such meeting, except as may be required by law.
Each share of Exterran common stock entitles the holder to one vote in the election of each director and on all other matters voted on generally by Exterran stockholders, other than any matter that solely relates to the terms of any outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to the Exterran certificate of incorporation.

Number of Directors	Under Enerflex’s articles, the actual number of directors on the Enerflex board may be determined from time to time by resolution of the directors, provided that the Enerflex board consists of at least three (3) and at most twelve (12) directors.
Delaware law provides that a corporation’s board of directors must consist of one or more members and that the number of directors will be fixed by, or in the manner provided in, the corporation’s bylaws, or the certificate of incorporation.

Exterran’s certificate of incorporation and bylaws provide that the number of directors constituting its board of directors is determined from time to time by resolution adopted by a majority of the “whole board” of directors, meaning the total number of directors that Exterran would have if there were no vacancies or unfilled newly created directorships. Eight directors currently serve on the Exterran board.

Qualification of Directors	No person will be elected or appointed a director if the person is disqualified from being a director under the CBCA. A director ceases to hold office at the end of an expressly stated term, or if not elected for an expressly stated term, at the close of the first annual meeting of shareholders or when the director ceases to be qualified as a director under the CBCA or Enerflex’s articles.
Under the DGCL, directors need not be stockholders and the certificate of incorporation or bylaws may prescribe other qualifications for directors. Exterran’s certificate of incorporation and bylaws do not provide for any other qualifications for directors.

No person nominated for election as a director at a meeting of stockholders shall be eligible to serve as director unless

Provision	Enerflex	Exterran

No person will be eligible for election as a director of Enerflex unless nominated in accordance with the nomination procedures provided for in
Enerflex’s by-laws.

Nomination Procedures

Nominations of persons for election to the Enerflex board may be made at any annual meeting of shareholders, or at any special meeting of shareholders if one of the purposes for which the special meeting was called is the election of directors:

(i) by or at the direction of the Enerflex board, including pursuant to a notice of meeting;

(ii)  by or at the direction or request of one or more shareholders pursuant to a proposal made in accordance with the provisions of the CBCA, or a requisition of the shareholders made in accordance with the provisions of the CBCA; or

(iii)  by any person (which we refer to as a “Nominating Shareholder”): (A) who, at the close of business on the date of the giving of the notice provided for in
Enerflex’s by-laws and
on the record date for notice of such meeting of shareholders, is entered in the securities register as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting; and (B) who has given timely notice in proper written form as set forth in
Enerflex’s by-laws (see
the information set forth in the table below in the section entitled “
Notice of Shareholder Nominations and Proposals
”).

nominated in accordance with the procedures set forth in Exterran’s bylaws.

Nomination Procedures

Nominations of persons for election to the Exterran board may be made at an annual meeting of stockholders:

(a)                pursuant to Exterran’s notice of meeting delivered pursuant to the bylaws (or any supplement thereto);

(b)                by or at the direction of the board or any committee thereof; or

(c)                by any Exterran stockholder who (i) was a stockholder of record at the time of giving of notice provided for in Exterran’s bylaws and at the time of the meeting (including any postponement or adjournment thereof), (ii) is entitled to vote at the meeting, and (iii) complies with the notice and other procedures set forth in Exterran’s bylaws as to such nomination.

In addition, nominations for persons for election to the Exterran board may be made at a special meeting of stockholders at which directors are to be elected pursuant to Exterran’s notice of meeting:

(a) by or at the direction of the Board of Directors; or

(b) by any Exterran stockholder who (i) was a stockholder of record at the time of giving of notice provided for in Exterran’s bylaws and at the time of the meeting (including any postponement or adjournment thereof) (ii) is entitled to vote at the meeting and (iii) complies with the notice and other procedures set forth in Exterran’s bylaws as to such nomination.

Citizenship and Residency of Directors	The CBCA requires that at least 25% of the directors of Enerflex (or if Enerflex ever has less than four directors, at least one director) must be resident Canadians.	Not applicable.

Provision	Enerflex	Exterran
Election of Directors
Subject to the CBCA and Enerflex’s articles,
Enerflex’s by-laws provide
that nominations of persons for election to the Enerflex board may be made at any annual meeting of shareholders, or at any special meeting of shareholders if one of the purposes for which the special meeting was called is the election of directors.

Under the CBCA, the Enerflex board has the ability to appoint additional directors between shareholder meetings without shareholder approval, provided that such additional number does not exceed one third of the number of directors elected at the most recent shareholder meeting.

Per the requirements of the TSX, Enerflex has a majority voting policy, which requires any director nominee who does not receive at least a majority of votes in their favor in an uncontested election to tender their resignation for consideration by the Nominating and Corporate Governance Committee of the Enerflex board. Upon receipt of such a resignation, the NCG Committee will consider the relevant facts and circumstances and make a recommendation to the Enerflex board of the action to be taken with respect to the offer of resignation. This policy does not apply to contested elections in which the number of director nominees for election is greater than the number of director positions on the board, in which case directors are elected by a plurality of votes cast. There are amendments to the CBCA pending that, once in force, will require a majority voting standard be used for uncontested elections of directors of distributing corporations governed by the CBCA, such as Enerflex.
Directors are elected at the annual meeting of stockholders or at a special meeting called for such purpose and hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. Directors of Exterran are elected by a plurality of the votes cast at an annual or special meeting called for the election of directors; provided that, in uncontested elections (meaning elections in which the number of individuals nominated does not exceed the number of directors to be elected in such election as of the date which is five days prior to the date that Exterran first mails notice of the meeting), a majority of the votes cast is required to elect each director. Exterran’s bylaws contemplate that, in an uncontested election, any director who receives a greater number of “against” votes than “for” votes must submit his or her resignation for consideration by the Exterran board.

Cumulative Voting	Under the CBCA, cumulative voting is only permitted if the articles of a corporation specifically provide for it. Enerflex’s articles do not provide for cumulative voting.	Under the DGCL, cumulative voting is only permitted if the certificate of incorporation specifically provides for it. Exterran’s certificate of incorporation does not provide for cumulative voting.

Provision	Enerflex	Exterran

Vacancies	The CBCA generally allows a vacancy on the board of directors to be filled by a quorum of directors, except a vacancy resulting from an increase in the number or the minimum or maximum number of directors or a failure to elect the number or minimum number of directors provided for in the articles.	Under Exterran’s certificate of incorporation, the Exterran board has the exclusive power to fill all vacancies and newly created directorships by resolution adopted by a majority of the whole board.

Votes to Govern	At all meetings of the Enerflex board, every question must be decided by a majority of the votes cast. The chairman of any meeting may vote as a director.	Under Exterran’s bylaws, a majority of Exterran’s whole board at a meeting duly assembled constitutes a quorum for the transaction of business. The vote of a majority of the directors present at a meeting at which a quorum is present will be the act of the Exterran board unless otherwise provided by the Exterran Certificate of Incorporation or required by law or the Exterran Bylaws. In the absence of a quorum, a majority of the directors present may adjourn the meeting to another place, date or time without further notice or waiver thereof.

Duties of Directors
Under the CBCA, the directors of Enerflex owe a statutory fiduciary duty to Enerflex. The directors have a duty to manage, or supervise the management of, the business and affairs of Enerflex. In exercising their powers and discharging their duties, the directors must: (i) act honestly and in good faith with a view to the best interests of Enerflex; and (ii) exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. When acting with a view to the best interests of Enerflex, the directors may consider, but are not limited to, the following factors: (a) the interests of shareholders, employees, retirees and pensioners, creditors, consumers and governments; (b) the environment; and (c) the long-term interests of Enerflex.

Under the CBCA, the directors of Enerflex may delegate their duties to a managing director who is a resident Canadian or committee of directors and delegate to such managing director or committee any of the powers of the directors, or to an officer of
Under Delaware law, the directors of Exterran owe a duty of care and a duty of loyalty. The duty of care requires that directors act on an informed basis after appropriate deliberation and that they inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing the business of the corporation. The duty of loyalty requires directors to act in good faith and in what they reasonably believe to be the best interests of Exterran and its stockholders and not in their own interests. A party challenging the propriety of a decision of a board of directors typically bears the burden of rebutting the applicability of the “business judgment rule” presumption, which presumes that directors acted in accordance with the duties of care and loyalty. Notwithstanding the foregoing, Delaware courts may subject directors’ conduct to enhanced scrutiny of, among other matters, defensive actions taken in

Provision	Enerflex	Exterran

Enerflex; provided, that the directors may not delegate the power to:

(i)  submit to the Enerflex shareholders any question or matter requiring the approval of the shareholders;

(ii)  fill a vacancy among the directors or in the office of auditor, or appoint additional directors;

(iii)   issue securities except as authorized by the directors;

(iv) issue shares of a series except as authorized by the directors;

(v)   declare dividends;

(vi) purchase, redeem or otherwise acquire shares issued by Enerflex;

(vii)  pay a commission to any person in consideration of the person’s purchasing or agreeing to purchase shares of Enerflex from Enerflex or from any other person, or procuring or agreeing to procure purchasers for any such shares except as authorized by the directors;

(viii)  approve a management information circular;

(ix)   approve a takeover bid circular or directors’ circular;

(x)  approve any financial statements of Enerflex; or

(xi)   adopt, amend or
repeal by-laws.

response to a threat to corporate control and approval of a transaction resulting in a “sale of control” of the corporation, as the term “sale of control” is used in Delaware caselaw.

Under Delaware law, a member of the board of directors, or a member of any committee designated by the board of directors, shall, in the performance of such member’s duties, be fully protected in relying in good faith upon the records of the corporation and upon such information, opinions, reports or statements presented to the corporation by any of the corporation’s officers or employees, or committees of the board of directors, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation.

Conflicts of Interest of Directors and Officers
Under the CBCA, each of the directors and officers of Enerflex must disclose to Enerflex, the nature and extent of any interest that he or she has in a material contract or material transaction, whether made or proposed, with Enerflex, if the director or officer (i) is a party to the contract or transaction, (ii) is a director or an officer, or an individual acting in a similar capacity, of a party to the contract or transaction, or (iii) has a material interest in a party to the contract or transaction.

In the case of a director, such disclosure must be made (i) at the meeting at which a
Under Delaware law, a contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers or have a financial interest will not be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee which authorizes the contract or transaction, or solely because any such director’s or officer’s votes are

Provision	Enerflex	Exterran

proposed contract or transaction is first considered, (ii) if the director was not, at the time of the meeting, interested in a proposed contract or transaction, at the first meeting after he or she becomes so interested, (iii) if the director becomes interested after a contract or transaction is made, at the first meeting after he or she becomes so interested, or (iv) if an individual who is interested in a contract or transaction later becomes a director, at the first meeting after he or she becomes a director.

In the case of an officer who is not a director, such disclosure must be made (i) immediately after he or she becomes aware that the contract, transaction, proposed contract or proposed transaction is to be considered or has been considered at a meeting, (ii) if the officer becomes interested after a contract or transaction is made, immediately after he or she becomes so interested, or (iii) if an individual who is interested in a contract later becomes an officer, immediately after he or she becomes an officer.

If the contract or material transaction, whether entered into or proposed, is one that, in the ordinary course of Enerflex’s business, would not require approval by the directors or shareholders, a director or officer shall disclose in writing to Enerflex or request to have it entered into the minutes of meetings of directors or meetings of committees of directors, the nature and extent of his or her interest immediately after he or she becomes aware of the contract or transaction.

A director who discloses such a conflict of interest will not vote on any resolution to approve the contract or transaction, unless the contract or transaction relates primarily to his or her remuneration as a director, officer, employee, agent or mandatory of Enerflex or an affiliate, is for indemnity or insurance of directors of Enerflex, or is with an affiliate of Enerflex.
counted for such purpose if (i) the material facts about such interested director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board or committee in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors (even if the disinterested directors are less than a quorum), (ii) the material facts about such interested director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders, or (iii) the transaction is fair to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee that authorizes the contract or transaction.

Provision	Enerflex	Exterran

Where Enerflex enters into a contract or transaction with a director of Enerflex, or with another person or entity of which a director of Enerflex is a director or officer or in which a director of Enerflex has a material interest, the director or officer is not accountable to Enerflex or its shareholders if (i) disclosure of the interest was made as described above, (ii) the directors of Enerflex approved the contract or transaction, and (iii) the contract or transaction was reasonable and fair to Enerflex when it was approved.

Despite the foregoing, even if the conditions described immediately above are not met, provided the director was acting honestly and in good faith, such director is not accountable to Enerflex or to its shareholders in respect of a transaction or contract in which the director has an interest; provided, that:

(i) the contract or transaction is approved or confirmed by special resolution at a meeting of the Enerflex shareholders;

(ii)  disclosure of the interest was made to the Enerflex shareholders in a manner sufficient to indicate its nature before the contract or transaction was approved or confirmed; and

(iii)  the contract or transaction was reasonable and fair to Enerflex when it was approved or confirmed.

Shareholders’ Disclosure of Interests in Shares
Enerflex shareholders are not required to disclose their interests in shares of Enerflex, except in limited circumstances, including when nominating a candidate for election as a director, making certain other shareholder proposals or requisitioning a meeting of shareholders in accordance with each of the CBCA and
Enerflex’s by-laws.

Under the U.S. Exchange Act, all beneficial owners of holders of 5% or greater of Enerflex’s outstanding share capital must report their holdings to the SEC on “Schedule 13G” if the holdings are passive and held not with an intent to acquire control and on “Schedule 13D” if the

Neither the DGCL nor Exterran’s certificate of incorporation or bylaws impose an obligation with respect to disclosure by stockholders of their interests in Exterran common stock, except, in the case of Exterran’s bylaws, as part of a stockholders’ nomination of a director or proposal of business to be made at a stockholder meeting.

Under the U.S. Exchange Act, all beneficial owners of holders of 5% or greater of the outstanding shares of Exterran’s capital stock must report their holdings to the SEC on “Schedule 13G” if the holdings are passive and held not

Provision	Enerflex	Exterran

holdings are
non-passive
and held with an intent to acquire control.

In accordance with applicable Canadian securities laws, an Enerflex shareholder is required to disclose their interest in Enerflex’s shares where such shareholder’s holdings equal or exceed 10% of the voting rights attached to the voting securities.

with an intent to acquire control and on “Schedule 13D” if the holdings are non-passive and held with an intent to acquire control.
Record Dates
Under the CBCA, the Enerflex board may fix a record date for the purpose of determining shareholders entitled to receive payment of a dividend or entitled to participate in a liquidation distribution or for any other purpose, other than to establish a shareholder’s right to receive notice of or to vote at a meeting, which record date must be not more than 60 days before the day on which the particular action is to be taken. If no record date is fixed by the Enerflex board, the record date will be at the close of business on the day on which the directors pass the resolution in respect of the applicable action.

Under the CBCA, the Enerflex board may fix a record date for the purpose of determining shareholders entitled to receive notice of and vote at a meeting of shareholders, which record date must be not less than 21 days and not more than 60 days before the date of the meeting. If no record date is fixed by the Enerflex board, the record date for the determination of shareholders entitled to receive notice of or vote at a meeting of shareholders will be at the close of business on the day immediately preceding the day on which the notice is given, or if no notice is given, the day on which the meeting is held.

If a record date is fixed, unless notice of the record date is waived in writing by every holder of a share of the class or series affected, notice thereof will be given, not less than seven days before the date so fixed, (i) by advertisement in a newspaper published or distributed in the place where Enerflex has its registered office and in each

Under Exterran’s bylaws and the DGCL, the directors may fix a record date to determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, which record date must not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which record date must be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose will be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

Under Exterran’s bylaws and the DGCL, the directors may fix a record date to determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, which record date must not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which record date must not be more than 60 nor less than 10 days before the date of such meeting. If the board of directors so fixes a date, such date will also be the record date for determining the stockholders entitled to vote at such meeting unless the board of directors determines, at the time it fixes such record date, that a later date on or before

Provision	Enerflex	Exterran
place in Canada where it has a transfer agent or where a transfer of its shares may be recorded; and (ii) by written notice to each stock exchange in Canada on which the shares of Enerflex are listed for trading.
the date of the meeting will be the date for making such determination. If no record date is fixed by the board of directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders will be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders will apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case will also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting.

Annual Meetings of Shareholders
Under the CBCA and Enerflex’s articles, the Enerflex board must call an annual meeting of shareholders not later than 15 months after holding the last preceding annual meeting but no later than six months after the end of Enerflex’s preceding financial year.

Under the CBCA and Enerflex’s articles, meetings of Enerflex shareholders will be held at such place in Canada as the directors may determine, or at a place outside Canada if all the shareholders entitled to vote at the meeting agree that the meeting is to be held at that place.

At an annual meeting, shareholders will receive the financial statements of Enerflex and the auditor’s report, elect directors of Enerflex and appoint Enerflex’s auditor. All other business that may properly come before an annual meeting of shareholders or any business coming before a special meeting of shareholders is considered special business.

Under the DGCL, an annual meeting of stockholders is required for the election of directors and for such other proper business as may be conducted thereat. If there is a failure to hold the annual meeting for a period of 30 days after the date designated for the annual meeting, or if no date has been designated, for a period of 13 months after its last annual meeting, the Delaware Court of Chancery may order a meeting to be held upon the application of any stockholder or director.

The Exterran bylaws provide that the annual meeting of stockholders will be held at the time and place determined by Exterran’s board, and that meetings of the stockholders may be within or without the State of Delaware.

Provision	Enerflex	Exterran
Meeting Notice Provisions
Under the CBCA, notice of the time and place of a meeting of Enerflex shareholders must be given not less than 21 days and not more than 60 days before the meeting to each director, to the auditor and to each shareholder entitled to vote at the meeting.

Notice of a meeting of shareholders at which special business is to be transacted must state (i) the nature of that business in sufficient detail to permit the shareholder to form a reasoned judgment thereon; and (ii) the text of any special resolution to be submitted to the meeting.

Method of Giving Notices

Any notice, communication or document to be given, sent, delivered or served under the CBCA, the regulations thereunder, Enerflex’s articles,
Enerflex’s by-laws or
otherwise, to a shareholder, director, officer or auditor may be delivered personally or sent by prepaid mail to the shareholder or director, as applicable, at their latest address as shown in the records of Enerflex or its transfer agent. A notice or document so delivered will be deemed to be received at the time it would be delivered in the ordinary course of mail unless there are reasonable grounds for believing that the shareholder or director did not receive the notice or document at that time or at all.

Under the CBCA, a requirement to provide a person with a notice, document or other information may be satisfied by the provision of an electronic document where the addressee consents and has designated an information system for the receipt of the electronic document and the electronic document is provided to such designated information system, unless otherwise prescribed.

Under the DGCL and the Exterran bylaws, notice of annual and special meetings of Exterran stockholders must be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

The Exterran bylaws provide that notice of an annual and special meeting of stockholders must be in writing or given by electronic transmission and, in the case of special meetings, state the purpose for which the special meeting is called.

Notice of Shareholder Nominations and Proposals	Under the CBCA, a shareholder of Enerflex who is entitled to vote at an annual meeting of shareholders may submit to Enerflex notice of a matter that the shareholder proposes to raise at the upcoming annual shareholder meeting, and any such shareholder proposal submitted in	Under Exterran’s bylaws, an Exterran stockholder wishing to nominate a director for election to the Exterran board, or make a proposal for business other than the nomination of directors, must provide written notice, in proper form, within the following time periods:

Provision	Enerflex	Exterran

compliance with the requirements of the CBCA will be set out in or attached to the management information circular for the relevant shareholder meeting. See “
Advance Notice Requirements for Shareholder Proposals and Director Nominations
”.

A shareholder proposal submitted in accordance with the CBCA must be submitted to Enerflex at least 90 days before the anniversary date of the previous annual meeting of shareholders and comply with the other requirements set forth in the CBCA for shareholder proposals. See “
Advance Notice Requirements for Shareholder Proposals and Director Nominations
”.

In addition to the applicable requirements under the CBCA, Nominating Shareholders wishing to elect nominees for election to the Enerflex’s board must comply with Enerflex’s amended and restated
By-Law
No. 3 which requires that notice of a nomination of a director must be timely and in proper written form.

For a nomination made by a Nominating Shareholder to be a timely notice as required by Enerflex’s by-laws,
the Nominating Shareholder’s notice must be received by the corporate secretary of Enerflex and must be made:

(i) in the case of an annual meeting of shareholders, not less than 30 days prior to the date of the annual meeting of shareholders; provided, however, that in the event that the annual meeting of shareholders is to be held on a date that is less than 50 days after the date on which the first public announcement of the date of the annual meeting was made, notice by the Nominating Shareholder may be made not later than the close of business on the tenth day following the notice date; and

(ii)  in the case of a special meeting (which is not also an annual meeting) of shareholders called for the purpose of

(i)
annual meetings
: not less than 90 nor more than 120 days prior to the first anniversary of the date on which Exterran first mailed its proxy materials for the preceding year’s annual meeting, provided that in the event that the date of the annual meeting is more than 30 days before or more than 30 days after the anniversary of the preceding year’s annual meeting, notice must be so delivered not later than the close of business on the later of (i) the 120th day prior to the annual meeting or (ii) if the first public announcement of the date of such annual meeting is less than 130 days prior to the date of such annual meeting, the tenth day following the day on which public announcement of the date of such meeting is first made by Exterran; and

(ii)

special meetings
: not earlier than the close of business on the 120th day before such special meeting and not later than the close of business on the 90th day prior to such special meeting or, if the first public announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, the 10th day following the day on which the date of the special meeting and the nominees to be elected is first announced.

In the case of special meetings, the time periods are applicable only with respect to nominations of persons for election at a special meeting at which directors are to be elected pursuant to Exterran’s notice of meeting. Only such business shall be conducted at a special meeting as shall have been brought before the meeting pursuant to Exterran’s notice of meeting.

In the event that the number of directors to be elected to the Exterran board at the annual meeting is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased board made by Exterran at least 100 days prior to the

Provision	Enerflex	Exterran

electing directors (whether or not called for other purposes as well), not later than the close of business on the fifteenth day following the day on which the first public announcement of the date of the special meeting of shareholders was made.

Notwithstanding the above, in either instance, if
notice-and-access
(as defined in National Instrument 54 -
101-
Communication with Beneficial Owners of Securities of a Reporting Issuer) is used for delivery of proxy related materials in respect of a meeting and the Notice Date in respect of the meeting is not less than 50 days before the date of the applicable meeting, the notice must be received not later than the close of business on the 40th day before the date of the applicable meeting.

To be in proper written form, a Nominating Shareholder’s notice to the secretary of Enerflex must set forth:

(i) as to each person whom the Nominating Shareholder proposes to nominate for election as a director: (A) the name, age, business address and residential address of the person, principal occupation or employment for the past five (5) years, status as a “resident Canadian”; (B) their direct or indirect beneficial ownership in, or control over, any class of securities of Enerflex; (C) any relationships between the proposed nominee and the Nominating Shareholder; (D) their written consent to being named as a nominee and to serving as a director of Enerflex, if directed; and (E) any other information relating to the person that would be required to be disclosed in a dissident proxy circular in connection with solicitations of proxies for election of directors in accordance with the CBCA and applicable Canadian securities laws; and

anniversary of the date on which Exterran first mailed its proxy materials for the preceding year’s annual meeting, a stockholder’s notice shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if delivered not later than the close of business on the 10th day following the day on which such public announcement is first made by Exterran.

The public announcement of an adjournment or postponement of an annual meeting of stockholders will not commence a new time period for the giving of a stockholder’s notice as described above.

To be in proper form, the notice must include certain information about the stockholder making such nomination or proposal (including any beneficial owner on whose behalf the nomination or proposal is made or their affiliates, associates or others acting in concert therewith) and, in the case of a nomination, the nominee, and in the case of a proposal other than the nomination of directors, a description of the business, the reasons for conducting such business and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made. The notice must also state whether either the stockholder, or beneficial owner on whose behalf a nomination or proposal is made, intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of Exterran’s common stock required by law to carry the proposal or, in the case of a nomination, a sufficient number of holders of Exterran’s common stock to elect such nominees, and such stockholder or beneficial owner must have acted consistent with such statement in order to make such

Provision	Enerflex	Exterran

(ii)  as to the Nominating Shareholder giving the notice: (A) their name, business and residential address, direct or indirect beneficial ownership in, or control or direction over, any class or series of securities of Enerflex; (B) their interests in, or rights or obligations associated with, agreements which alter the person’s economic interest in a security of Enerflex; (C) any proxy pursuant to which such person has any interests, rights or obligations relating to the voting of any securities of Enerflex or the nomination of directors to the Enerflex board; (D) any relationships between the proposed nominee and the Nominating Shareholder; (E) a representation as to whether such person intends to deliver a proxy circular and/or form of proxy to any shareholder of Enerflex in connection with such nomination or otherwise solicit proxies or votes from shareholders of Enerflex in support of such nomination; and (F) any information relating to such Nominating Shareholder that would be required to be made in a dissident’s proxy circular in connection with solicitations of proxies for election of directors in accordance with the CBCA and applicable Canadian securities laws.

All information to be provided in a timely notice must be provided as of the date of such notice. A Nominating Shareholder’s notice shall be promptly updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct in all material respects as of the date that is ten (10) business days prior to the date of the meeting, or any adjournment or postponement thereof.

Notice given to the secretary of Enerflex pursuant to
Enerflex’s by-laws may
only be given by personal delivery, facsimile transmission or by email (to the secretary of Enerflex), and is deemed to have been given and made only at the time it is served by personal delivery, email or sent by facsimile proposal or nomination. Information included in the notice must be supplemented, if necessary, so that the information provided or required to be provided is true and correct as of the record date for the meeting and as of the date that is ten business days prior to the meeting or any adjournment or postponement thereof, within the time periods contemplated by the Exterran bylaws.

With respect to any proposed nominee for director, Exterran may require such proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director.

A stockholder must also comply with all applicable requirements of the Securities Exchange Act of 1934.

Provision	Enerflex	Exterran

transmission (provided that receipt of confirmation of such transmission has been received) to the secretary at the address of the principal executive offices of Enerflex; provided, that if such delivery or electronic communication is made on a day which is a not a business day or later than 5:00 p.m. (Calgary time) on a day which is a business day, then such delivery or electronic communication will be deemed to have been made on the subsequent day that is a business day.

Notwithstanding the foregoing, Enerflex may, in its sole discretion, waive any requirement described in this section of the table entitled “
Notice of Shareholder Nominations
” pursuant to
Enerflex’s by-laws.

Proxy Access
Under the CBCA, Enerflex shareholders may nominate candidates for election to the board through the shareholder proposal mechanism provided for under the CBCA (provided such shareholder either owns, as registered or beneficial holder, or has the support of shareholders who own, as registered or beneficial holders, such number of shares either equal to 1% of the outstanding voting shares of Enerflex or having a fair market value of at least C$2,000 for a period of at least six months immediately prior to the day on which the shareholder submits the proposal) and provided such shareholder complies with the notice procedures in Enerflex’s by-laws
(see the information set forth in the table above in the section entitled “
Notice of Shareholder Nominations and Proposals
”).

Delaware law authorizes the bylaws of any corporation to require that, if the corporation solicits proxies with respect to an election of directors, it include in its proxy solicitation materials (including any form of proxy it distributes), in addition to individuals nominated by the board of directors, one or more individuals nominated by a stockholder.

Exterran’s bylaws do not provide for such proxy access. Exterran’s bylaws provide that the nomination procedures set forth therein shall not be deemed to affect any rights of stockholders to request inclusion of proposals in Exterran’s proxy statement pursuant to Rule
14a-8
under the Exchange Act.

Calling Special Meetings of Shareholders	Under the CBCA, the Enerflex board may call a special meeting of shareholders at any time. In addition, holders of 5% or more of the outstanding shares of Enerflex that carry the right to vote at a meeting sought to be held may requisition a shareholders meeting. The requisition must be sent to Enerflex and each of its directors and state the business to be transacted at the meeting. The Enerflex board must call a meeting of shareholders to transact the business stated
Under Delaware law, a special meeting of stockholders may be called only by a corporation’s board of directors or other persons authorized in the corporation’s certificate of incorporation or bylaws.

Exterran’s certificate of incorporation provides that special meetings of stockholders for any purpose or purposes may be called only by the chair of the Exterran board, any

Provision	Enerflex	Exterran

in the requisition within 21 days of receiving the requisition; otherwise the shareholder may call the meeting. The Enerflex board is not required to call a meeting upon receiving a requisition by a shareholder if (i) the business stated in the requisition is of a proscribed nature, (ii) a record date has already been fixed and notice provided in respect of a meeting, or (iii) the Enerflex board has already called a meeting and given notice of such meeting.

Vice Chairman or President, or by a resolution adopted by a majority of the whole board. Only such business shall be conducted at a special meeting as shall have been brought before the meeting pursuant to Exterran’s notice of meeting.
Shareholder Action by Written Consent	Except where a written statement is submitted by a director or by an auditor in accordance with the CBCA, the CBCA allows any matters required to be voted on at a meeting of shareholders to be approved by Enerflex shareholders via written resolution signed by all of the shareholders entitled to vote on the matter.
Under Delaware law, unless otherwise provided in a corporation’s certificate of incorporation, any action that may be taken at a meeting of stockholders may be taken without a meeting and without prior notice if a consent in writing is signed by the holders of the minimum number of votes necessary to authorize the action at a meeting at which all shares entitled to vote were present and voted.

Exterran’s certificate of incorporation provides that no actions may be taken by stockholders by written consent in lieu of a meeting.

Quorum of Shareholders
Two persons present in person, each holding or representing by proxy at least one issued share of Enerflex shall be a quorum of any meeting of shareholders for the choice of a chair of the meeting and for the adjournment of the meeting to a fixed time and place but may not transact any other business.

For all other purposes, a quorum for any meeting shall be not less than two persons present and holding or representing by proxy not less than 10% of the total number of Enerflex common shares entitled to be voted at the meeting.

Exterran’s bylaws provide that the holders of a majority of the voting power of all of the outstanding shares of the stock entitled to vote at the meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business at all meetings of the stockholders, except to the extent that the presence of a larger number may be required by law or Exterran’s certificate of incorporation. Where a separate vote by a class or classes or series is required, the holders of a majority of the voting power of all of the outstanding shares of such class or classes or series, present in person or represented by proxy, will constitute a quorum entitled to take action with respect to that vote on that matter.

Provision	Enerflex	Exterran
Adjournment of Shareholder Meetings	Under the CBCA, the shareholders may adjourn the meeting if a quorum is not present at the opening of the meeting. If a meeting of the Enerflex shareholders is adjourned for less than 30 days it will not be necessary to give notice of the adjourned meeting, other than by announcement at the meeting that it is adjourned. If a meeting of Enerflex shareholders is adjourned by one or more adjournments for an aggregate of 30 days or more, notice of the adjourned meeting will be given as for an original meeting, in accordance with the provisions of the CBCA.
Exterran’s bylaws provide that if a quorum is not present or represented at any meeting of the stockholders, then either (i) the chair of the meeting, or (ii) the stockholders present at such meeting, by the affirmative vote of the holders of a majority in voting power thereof, will have power to adjourn the meeting to another place, if any, date or time, until a quorum is present. At such adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted at the meeting as originally noticed.

When a meeting is adjourned to another time and/or place, unless Exterran’s bylaws otherwise require, notice need not be given of the adjourned meeting if the time and place (if any) thereof, and the means of remote communications (if any) by which stockholders and proxyholders may be deemed to be present in person and vote at such adjournment meeting, are announced at the meeting at which the adjournment is taken. If the date of any adjourned meeting is more than 30 days after the date for which the meeting was originally noticed, or a new record date for stockholders entitled to vote is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Amendments to Articles or Certificate of Incorporation	Under the CBCA, an amendment to Enerflex’s articles requires approval by special resolution, being a majority of not less than two-thirds (2/3)
	of the votes cast, in person or by proxy, in respect of the resolution at a meeting of Enerflex shareholders, including, if applicable, a separate special resolution of the holders of any separately affected class of shares in accordance with the provisions of the CBCA.	Generally, a proposal to amend, alter, change or repeal any provision of Exterran’s certificate of incorporation, requires approval by the Exterran board and the holders of a majority of the voting power of all of the shares of Exterran’s capital stock entitled to vote thereon and, if applicable, the holders of a majority of the voting power of each class entitled to vote thereon as a separate class, provided that no such stockholder vote is required to amend

Provision	Enerflex	Exterran

the certificate of incorporation to change the name of the corporation. However, except as otherwise required by law, holders of common stock, as such, are not entitled to vote on any amendment to Exterran’s certificate of incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to applicable law or Exterran’s certificate of incorporation.

Amendments to By-laws
The Enerflex board may, by resolution, make, amend or repeal any by-law that
regulates the business or affairs of Enerflex. Where the directors make, amend or repeal a by-law,
they are required under the CBCA to submit the
by-law,
or the amendment or repeal of a
by-law,
to the Enerflex shareholders at the next meeting of shareholders and the shareholders may confirm, reject or amend the by-law,
by an ordinary resolution. If the
by-law,
amendment or repeal is rejected by the shareholders, or the directors do not submit the by-law,
amendment or repeal to the shareholders as required, the
by-law,
amendment or repeal ceases to be effective and no subsequent resolution of the directors to make, amend or repeal a by-law
having substantially the same purpose or effect is effective until it is confirmed or confirmed as amended by the shareholders.

Delaware law provides that the stockholders entitled to vote have the power to adopt, amend or repeal bylaws. A corporation may also confer, in its certificate of incorporation, that power upon the board of directors.

Exterran’s certificate of incorporation confers upon the board of directors the power to adopt, amend or repeal the Exterran bylaws. Exterran’s certificate of incorporation requires that any amendment to the Exterran bylaws by stockholders be approved by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the Exterran capital stock entitled to vote generally in the election of directors, voting together as a single class.

Shareholder Suits
Derivative Action
: Under the CBCA, a “complainant” (as such term is defined in this table under “
Oppression Remedy
	” below) may apply to a court for leave to bring a derivative action in the name and on behalf of Enerflex or any of its subsidiaries, or to intervene in an existing action to which Enerflex or any of its subsidiaries, for the purpose of prosecuting, defending or discontinuing the action on behalf of Enerflex or its subsidiary. However, under the CBCA, no action may be brought and no intervention in an action may be made unless a court is satisfied that: (i) the	Under Delaware law, a stockholder may bring a derivative action on behalf of, and for the benefit of, a corporation. Generally, a person may institute and maintain such a suit only if such person was a stockholder at the time of the transaction that is the subject of the suit or his or her shares thereafter devolved upon him or her by operation of law. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff,

Provision	Enerflex	Exterran

complainant has given notice to the Enerflex board or its subsidiary of the complainant’s intention to apply to the court for such leave not less than 14 days before bringing the application if the Enerflex board or its subsidiary do not bring, diligently prosecute or defend or discontinue the action; (ii) the complainant is acting in good faith; and (iii) it appears to be in the interests of Enerflex or its subsidiary that the action be brought, prosecuted, defended or discontinued.

Under the CBCA, the court in a derivative action may make any order it determines to be appropriate, including, without limitation, an order authorizing the complainant or any other person to control the conduct of the action, an order giving directions for the conduct of the action, an order directing that any amount determined to be payable by a defendant in the action will be paid, in whole or in part, directly to former and present security holders of Enerflex or its subsidiary instead of to Enerflex or its subsidiary and an order requiring Enerflex or its subsidiary to pay reasonable legal fees incurred by the complainant in connection with the action. A complainant is not required to give security for costs in a derivative action.

Oppression Remedy
: A complainant may apply to the court for an oppression order. The CBCA provides an oppression remedy that enables a court to make any order, including, without limitation, an order:

(i)  restraining the conduct complained of;

(ii)  appointing a receiver or receiver-manager;

(iii)   to regulate Enerflex’s affairs by amending Enerflex’s articles or
Enerflex’s by-laws or
creating or amending a unanimous shareholder agreement;

(iv) directing an issue or exchange of securities;

unless such demand would be futile. In certain circumstances, class action lawsuits are available to stockholders.

The DGCL does not provide for a remedy similar to the oppression remedy under the CBCA; however, stockholders may be entitled to remedies for violation of a director’s fiduciary duties under Delaware common law.

Exterran’s certificate of incorporation provides that, unless Exterran consents in writing to the selection of an alternate forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on Exterran’s behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee or stockholder to Exterran or Exterran’s stockholders, (iii) any action asserting a claim against Exterran arising pursuant to any provision of the DGCL, Exterran’s certificate of incorporation or Exterran’s bylaws, or as to which the DGCL confers jurisdiction on the Court of Chancery, or (iv) any action asserting a claim governed by the internal affairs doctrine.

Provision	Enerflex	Exterran

(v)   appointing directors in place of or in addition to all or any of the directors then in office;

(vi) directing Enerflex or any other person, to purchase securities of a security holder;

(vii)  directing Enerflex or any other person, to pay a security holder any part of the monies that the security holder paid for securities;

(viii)  varying or setting aside a transaction or contract to which Enerflex is a party and compensating Enerflex or any other party to the transaction or contract;

(ix) requiring Enerflex, within a time specified by the court, to produce to the court or an interested person financial statements in the required form or an accounting in such other form as the court may determine;

(x)   compensating an aggrieved person;

(xi) directing rectification of the registers or other records of Enerflex;

(xii)  liquidating and dissolving Enerflex;

(xiii)  directing an investigation under the CBCA to be made; and

(xiv) requiring the trial of any issue.

An application under the oppression remedy may be made by a “complainant,” which means:

(i) a registered holder or beneficial owner, and a former registered holder or former beneficial owner, of a security of Enerflex or any of its affiliates;

(ii)  a director or an officer or a former director or former officer of Enerflex or any of its affiliates;

(iii)  the director appointed under the CBCA; or

(iv) any other person who, in the discretion of a court, is a proper person to make such an application.

Provision	Enerflex	Exterran
Enforcement of Civil Liabilities Against Foreign Persons
A judgment for the payment of money rendered by a federal or provincial court in Canada based on civil liability would generally be enforceable elsewhere in Canada.

A judgment for the payment of money rendered by a court in the United States based on civil liability would not be automatically enforceable in federal or provincial courts of Canada. The party seeking enforcement would first have to commence proceedings at the appropriate level of court in the Canadian jurisdiction in which enforcement is sought and obtain an order from that court for the recognition and enforcement of the judgment.

The following requirements must generally be met before the foreign monetary judgment will be recognized and enforceable in a Canadian court:

(i) the foreign court must have properly asserted jurisdiction;

(ii)  the judgment must not have been obtained by fraud or in a manner contrary to natural justice;

(iii)  the judgment must be final and conclusive; and

(iv) the judgment is not for a penalty, taxes or enforcement of a foreign public law, or otherwise contrary to Canadian public policy.

A judgment for the payment of money rendered by a U.S. federal court or any state court based on civil liability generally would be enforceable elsewhere in the U.S.
Limitation of Personal Liability of Directors and Officers
Under the CBCA, no provision in a contract, Enerflex’s articles,
Enerflex’s by-laws or
a resolution of the Enerflex board or shareholders relieves a director or officer of Enerflex from the duty to act in accordance with the CBCA or the regulations thereunder or relieves them from liability for a breach thereof.

Under the CBCA, directors of a corporation who vote for or consent to any resolution authorizing (i) the issuance of shares for consideration other than money are liable to the corporation for any amount by which the consideration received is less than the
Exterran’s certificate of incorporation provides that, to the fullest extent permitted by the DGCL, a director of Exterran will not be personally liable to Exterran or its stockholders for monetary damages for breach of fiduciary duty as a director. If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of each director shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Provision	Enerflex	Exterran

fair equivalent of the money that the corporation would have received if the share had been issued for money on the date of the resolution, and (ii) among other things, will be liable to restore to Enerflex any amounts distributed or paid and not otherwise recovered with respect to a purchase or redemption of shares, a payment of a dividend on shares, a commission contrary to the provisions of the CBCA, a payment to a shareholder contrary to the provisions of the CBCA or the payment of an indemnity to a director or officer contrary to the provisions of the CBCA. In addition, subject to certain conditions, directors of a corporation are liable to its employees for all debts not exceeding six months wages payable to such employees for services performed for the corporation while they are directors.

Indemnification of Directors and Officers
Under the CBCA, Enerflex may indemnify its directors and officers, its former directors and officers or another individual who acts or acted at Enerflex’s request as a director or officer, or an individual acting in a similar capacity, of another entity (which we refer to as an “indemnifiable person”) against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the indemnifiable person in respect of any civil, criminal, administrative, investigative or other proceeding in which the indemnifiable person is involved because of that association with Enerflex or other entity, provided that:

(i) the indemnifiable person acted honestly and in good faith with a view to the best interests of Enerflex, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at Enerflex’s request; and

(ii)  in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the indemnifiable person had reasonable grounds for believing that
Section 145 of the DGCL provides that a corporation may indemnify any person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party or threatened to be made a party by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity (other than an action by or in the right of Exterran), if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A similar standard is applicable in the case of actions by or in the right of Exterran, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the

Provision	Enerflex	Exterran

the indemnifiable person’s conduct was lawful.

Enerflex may advance funds to an indemnifiable person for the costs, charges and expenses of a proceeding referred to above; provided, however, that the indemnifiable person will repay the funds if the individual does not fulfill the above-mentioned conditions.

An indemnifiable person is also entitled to indemnity from Enerflex in respect of all costs, charges and expenses reasonably incurred by the indemnifiable person in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the indemnifiable person is subject because of the indemnifiable person’s association with Enerflex or other entity, if the indemnifiable person:

(i) was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the indemnifiable person ought to have done; and

(ii)  fulfills the conditions first set out above.

In the case of a derivative action, indemnity may be made only with court approval, if the indemnifiable person fulfills the requirements first mentioned above.

In addition, Enerflex may, under the CBCA, purchase and maintain insurance for the benefit of an indemnifiable person.

Under Enerflex’s
By-Laws
No. 1, Enerflex shall indemnify a director or officer of Enerflex, a former director or officer of Enerflex or a person who acts or acted at Enerflex’s request as a director or officer, or an individual acting in a similar capacity, of another entity, to the extent permitted by the CBCA.

statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by Exterran’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

In addition, Exterran may purchase and maintain insurance against liability asserted against or incurred by any of the persons referred to above whether or not it would have the power to indemnify them against such liability under Delaware law.

A corporation must indemnify directors and officers (as defined in the statute) to the extent they are successful on the merits or otherwise in defense of the action or matter at issue.

In addition, Delaware law allows for the advance payment of expenses prior to final disposition of an action, so long as, in the case of a current director or officer, the person undertakes to repay any amount advanced if it is later determined that the person is not entitled to indemnification.

The Exterran bylaws provide that, to the full extent permitted by Delaware law, Exterran will indemnify each person who was or is or is threatened to be or is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of Exterran, or while serving in such capacity, is or was serving at the request of Exterran as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity,

Provision	Enerflex	Exterran

against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred in connection with any such action, suit or proceeding, except with respect to certain proceedings initiated by such persons without authorization by the Exterran board. Such right also includes the right to advance payment of expenses prior to the final disposition of an action to the fullest extent permitted by Delaware law.

Appraisal/Dissent Rights
The CBCA provides that Enerflex shareholders are entitled to exercise dissent rights in certain situations and to be paid the fair value of their shares as determined in accordance with the provisions of the CBCA by following the dissent procedures set out therein, if Enerflex:

(i) is subject to an order in respect of an “arrangement” (as such term is defined in the CBCA) in accordance with the provisions of the CBCA;

(ii)  resolves to amend its articles to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of that class;

(iii)  resolves to amend its articles to add, change or remove any restriction on the business or businesses that Enerflex may carry on;

(iv) resolves to amalgamate, other than an amalgamation with a parent or a subsidiary or an amalgamation with a sister corporation, in each case in accordance with the provisions of the CBCA;

(v)   resolves to be continued under the laws of another jurisdiction;

(vi) resolves to sell, lease or exchange all or substantially all its property other than in the ordinary course of business; or

(vii) resolves to carry out a going-private transaction or a squeeze-out

Delaware law provides that a holder of shares of any class or series has the right, in specified circumstances, to dissent from a merger or consolidation by demanding payment in cash for the stockholder’s shares equal to the fair value of those shares, as determined by the Delaware Court of Chancery in an action timely brought by the corporation or a dissenting stockholder. Delaware law grants these appraisal rights only in the case of mergers or consolidations and not in the case of a sale or transfer of assets or a purchase of assets for stock. Further, no appraisal rights are available for shares of any class or series that is listed on a national securities exchange or held of record by more than 2,000 stockholders, unless the agreement of merger or consolidation requires the holders to accept for their shares anything other than:

•  Shares of stock of the surviving corporation;

•  Shares of stock of another corporation that are either listed on a national securities exchange or held of record by more than 2,000 stockholders;

•  Cash in lieu of fractional shares of the stock described in the two precedent clauses; or

•  Any combination of the above.

Provision	Enerflex	Exterran

transaction (as such terms are defined in the CBCA).

A shareholder is not entitled to dissent if an amendment to Enerflex’s articles is effected by a court order approving a reorganization (as defined in the CBCA) or by a court order made in connection with an action for an oppression remedy.

Enerflex shareholders are not entitled to dissent or appraisal rights under the CBCA in connection with the transactions contemplated by the Merger Agreement.

In order to exercise any dissent rights pursuant to the CBCA, Enerflex shareholders will be required to follow the terms and process as outlined in the CBCA.

In addition, appraisal rights are not available to holders of shares of the surviving corporation in specified mergers that do not require the vote of the stockholders of the surviving corporation.

The Exterran certificate of incorporation does not provide for appraisal rights in any additional circumstance.

Approval of Extraordinary Transactions; Anti-Takeover Provisions
Under the CBCA, a merger, consolidation, sale, lease, exchange or other disposition of all or substantially all of the property of Enerflex other than in the ordinary course of business of Enerflex, including an amalgamation (other than an amalgamation with a parent or a subsidiary or an amalgamation with a sister corporation in accordance with the provisions of the CBCA) and an arrangement (as defined in the CBCA), or a dissolution of Enerflex, is generally required to be approved by special resolution, being a majority of not less than two-thirds (2/3)
of the votes cast, in person or by proxy, in respect of the resolution at a meeting of Enerflex shareholders.

Additionally, Multilateral Instrument 61-101—
Protection of Minority Security Holders in Special
Transactions
(which we refer to as
“MI 61-101”) of
the Canadian Securities Administrators contains detailed requirements in connection with, among other transactions, “related party transactions” and “business combinations.” A related party transaction means, generally, any transaction by which an issuer, directly or indirectly, consummates one or more specified transactions with a related party, including purchasing or disposing of an asset, issuing securities or assuming liabilities.

A sale, lease or exchange of all or substantially all of a corporation’s assets, a merger or consolidation of a corporation with another corporation or a dissolution of a corporation generally requires the approval of the corporation’s board of directors and, with limited exceptions, the affirmative vote of at least a majority of the shares of Exterran common stock outstanding as of the record date and entitled to vote.

Exterran is subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with any interested stockholder for a three-year period following the time that such stockholder becomes an interested stockholder, unless (i) the board of directors approves the business combination or the transaction by which such stockholder becomes an interested stockholder, in either case, before the stockholder becomes an interested stockholder, (ii) the interested stockholder acquires 85% of the corporation’s outstanding voting stock in the transaction by which such stockholder becomes an interested

Provision	Enerflex	Exterran

“Related party,” as defined in
MI 61-101, includes
(i) directors and senior officers of the issuer, (ii) holders of voting securities of the issuer carrying more than 10% of the voting rights attached to all the issuer’s outstanding voting securities and (iii) holders of a sufficient number of any securities of the issuer to materially affect control of the issuer. A “business combination” means, generally, any amalgamation, arrangement, consolidation, amendment to share terms or other transaction, as a consequence of which the interest of a holder of an equity security may be terminated without the holder’s consent.

MI 61-101 requires,
subject to certain exceptions, specific detailed disclosure in the proxy (information) circular sent to security holders in connection with a related party transaction or business combination where a meeting is required and, subject to certain exceptions, the preparation of a formal valuation of the subject matter of the related party transaction or business combination and any non-cash
consideration offered in connection therewith, and the inclusion of a summary of the valuation in the proxy circular.
MI 61-101 also
requires, subject to certain exceptions, that an issuer not engage in a related party transaction or business combination unless, in addition to any other required shareholder approvals, the disinterested shareholders of the issuer have approved the related party transaction or business combination by a simple majority of the votes cast.

stockholder, or (iii) the business combination is subsequently approved by the board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds (2/3)
of the corporation’s outstanding voting stock not owned by the interested stockholder.
Compulsory Acquisitions	The CBCA provides that if an offer is made to shareholders of a distributing corporation (as defined in the CBCA), such as Enerflex, at approximately the same time to acquire all of the shares of a class of issued shares, including an offer made by a distributing corporation to repurchase all of the shares of a class of its shares (which we refer to as a “takeover bid”) and such offer is accepted within 120 days of the takeover bid by holders of not less than 90% of the shares (other than the shares held by the offeror or	Not applicable.

Provision	Enerflex	Exterran

an affiliate or associate of the offeror) of any class of shares to which the takeover bid relates, then the offeror is entitled to acquire the shares held by those holders of securities of that class who did not accept the takeover bid either on the same terms on which the offeror acquired shares under the takeover bid or for payment of the fair value of such holder’s shares as determined in accordance with the dissent right procedures under the CBCA.

Rights Upon Liquidation
Under the CBCA, Enerflex may liquidate and dissolve by special resolution of the holders of each class of Enerflex common shares , whether or not such Enerflex shareholders are otherwise entitled to vote.

In the event of the liquidation, dissolution, or winding up of Enerflex or other distribution of assets of Enerflex among its shareholders for the purpose of winding up its affairs, the holders of Enerflex common shares are, subject to the rights of the holders of any other class of shares of Enerflex entitled to receive the assets of Enerflex upon such a distribution in priority to or ratably with the holders of Enerflex common shares, entitled to participate ratably in any distribution of the assets of Enerflex.

Under Enerflex’s articles, with respect to any distribution of assets of Enerflex in the event of any liquidation, dissolution or winding up of Enerflex or the other distribution of the assets of Enerflex among its shareholders for the purpose of winding up its affairs, the preferred shares of each series are entitled to priority over the Enerflex common shares to the extent of the amount paid up on the preferred shares together with an amount equal to the accrued and unpaid dividends thereon and no more. The preferred shares of each series may also be given such other preferences over the Enerflex common shares as may be determined as to the respective series authorized to be issued.

Under Enerflex’s articles, the preferred shares of each series shall rank on a parity
In case of liquidation or dissolution of Exterran, subject to the rights of the holders of Exterran preferred stock, if any, the remaining assets and funds of Exterran available for distribution will be paid to the holders of common stock.

Provision	Enerflex	Exterran
with the preferred shares of every other series with respect to priority in payment of dividends and in the distribution of assets in the event of the liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, or any other distribution of the assets of Enerflex among its shareholders for the purpose of winding up its affairs.

LEGAL MATTERS
Norton Rose Fulbright Canada LLP, Canadian counsel to Enerflex, has opined upon the validity of the Enerflex common shares offered by this proxy statement/prospectus. Certain U.S. federal income tax consequences relating to the merger will be passed upon for Enerflex by Norton Rose Fulbright US LLP.
EXPERTS
Enerflex
The financial statements of Enerflex Ltd. included in this proxy statement/prospectus have been so included in reliance on the report of Ernst & Young LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
Exterran
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this proxy statement/prospectus by reference to the Annual Report on
Form 10-K for
the year ended December 31, 2021 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
ENFORCEABILITY OF CIVIL LIABILITIES
Enerflex is organized under the laws of Canada. A substantial portion of Enerflex’s assets is located outside the U.S., and many of Enerflex’s directors and officers and some of the experts named in this proxy statement/prospectus are residents of jurisdictions outside of the U.S. As a result, it may be difficult for investors to effect service within the U.S. upon Enerflex and those directors, officers and experts, or to realize in the U.S. upon judgments of courts of the U.S. predicated upon civil liability of Enerflex and such directors, officers or experts under U.S. federal securities laws. There is uncertainty as to the enforceability in Canada by a court in original actions, or in actions to enforce judgments of U.S. courts, of the civil liabilities predicated upon U.S. federal securities laws.
OTHER MATTERS
As of the date of this proxy statement/prospectus, the Exterran board knows of no matters that will be presented for consideration at the Exterran special meeting other than as described in this proxy statement/prospectus. If any other matters properly come before Exterran stockholders at the Exterran special meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters. The individuals named as proxies intend to vote in accordance with the recommendation of the Exterran board.
FUTURE SHAREHOLDER PROPOSALS
Exterran
The transaction is expected to be completed in the second half of 2022. Until the transaction is completed, Exterran’s stockholders will continue to be entitled to attend and participate in Exterran stockholder meetings, including the annual meeting, if any. If the transaction is completed, Exterran will have no public stockholders and there will be no public participation in any future meetings of the stockholders of Exterran. However, if the transaction is not completed, Exterran stockholders will continue to be entitled to attend and participate in Exterran stockholder meetings.
The Exterran bylaws set forth the advance notice requirements that stockholders must follow in order to either make a director nomination or bring any other business at any annual or special meeting of the Exterran stockholders, and explicitly provide that the procedure provided in the Exterran bylaws is the exclusive means for a stockholder to make such nominations or proposals (other than proposals submitted for inclusion in the proxy statement governed by
Rule 14a-8 of
the Exchange Act). The Exterran bylaws provide that to be properly brought before a meeting, a proposal must be brought (i) pursuant to Exterran’s proxy materials with respect to such meeting, (ii) by or at the direction of the Exterran board or any committee thereof or (iii) by an Exterran stockholder who (A) was a stockholder of record both at the time of giving notice for the meeting and at the time of the meeting and is entitled to vote at the meeting and (B) has timely complied in proper written form with the procedures set forth in the Exterran bylaws. In addition, the Exterran bylaws (x) require disclosure regarding Exterran stockholders making proposals or nominations to include, among other things, disclosure of all ownership interests, class and number of shares owned, derivative and/or short positions, or other profit interests, options, any voting or dividend rights with respect to any shares of securities of Exterran and any material interests of such stockholder (and beneficial owner, if any) in the proposal, and (y) require an Exterran stockholder nominating a person for election as a director to include in the advance notice, among other things, all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Regulation 14A under the Exchange Act and the rules and regulations promulgated thereunder, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.
Exterran stockholders who intend to present a proposal or nominate candidates for election to the Exterran board at Exterran’s 2022 Annual Meeting of Stockholders, without including such proposal in Exterran’s proxy statement, must provide Exterran’s Corporate Secretary with written notice of such proposal not earlier than the close of business on [    ], 2022 and not later than the open of business on [    ], 2022; provided, however, that if an annual meeting is to be held more than 30 days before, or more than 30 days after [    ], 2022, notice by the stockholder to be timely must be delivered not later than the close of business on the later of the 120th day prior to such annual meeting or if the first public announcement of the date of such annual meeting is less than 130 days prior to the date of such annual meeting, the 10 th
day following the day on which the public announcement of the date of such meeting is first made by Exterran.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Exterran and some brokers “household” proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or Exterran that they or Exterran will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, you may direct such requests to our Transfer Agent at the following address: American Stock Transfer, Shareholder Services Department, 6201 15th Avenue, Brooklyn, New York, 11219, or you may call (800)
937-5449
or email info@ASTfinancial.com.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
Exterran files annual, quarterly and current reports, proxy statements and other information with the SEC. Subsequent to the filing of this registration statement, Enerflex will file or furnish annual reports, current reports and other information with the SEC under the U.S. Exchange Act. As Enerflex is a “foreign private issuer,” under the rules adopted under the U.S. Exchange Act it is exempt from certain of the requirements of the U.S. Exchange Act, including the proxy and information provisions of Section 14 of the U.S. Exchange Act and the reporting and liability provisions applicable to officers, directors and significant stockholders under Section 16 of the U.S. Exchange Act.
You may read and copy these reports, statements or other information filed by Exterran or Enerflex at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Call the SEC
at 1-800-SEC-0330 for
further information on the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates, from commercial document retrieval services, and at the website maintained by the SEC at www.sec.gov. The information contained on the SEC’s website is not incorporated by reference into this proxy statement/prospectus, except as described below.
You may also access the SEC filings and obtain other information about Exterran through the website maintained by Exterran at www.exterran.com/EXTN and Enerflex at www.enerflex.com/Investors/index.php. The information contained in those websites is not incorporated by reference into, or in any way part of, this proxy statement/prospectus. You should not rely on such information in deciding whether to approve the Exterran merger proposal unless such information is in this proxy statement/prospectus or has been incorporated by reference into this proxy statement/prospectus.
Enerflex files reports, statements and other information with the applicable Canadian Securities Administrators. Enerflex’s filings are electronically available to the public from SEDAR website at www.sedar.com. The information contained on the SEDAR website is not incorporated by reference into this proxy statement/prospectus.
Incorporation of Certain Documents by Reference
The SEC allows Exterran to “incorporate by reference” information into this proxy statement/prospectus. This means that Exterran can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus or incorporated by reference subsequent to the date of this proxy statement/prospectus.
This proxy statement/prospectus incorporates by reference the documents listed below that Exterran have previously filed with the SEC. They contain important information about the companies and their financial condition. The following documents, which were filed by the companies with the SEC, are incorporated by reference into this proxy statement/prospectus (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

Exterran Filings with the SEC (File No. 001-36875)	Period and/or Filing Date
Annual Report on Form 10-K	Year ended December 31, 2021
Quarterly Report on Form 10-Q	Quarter ended March 31, 2022
Current Reports on Form 8-K	Filed January 24, and February 18, 2022, [ ], and [ ]

*	Other than the portions of those documents not deemed to be filed.

All documents filed by Exterran and Enerflex under Section 13(a), 13(c), 14 or 15(d) of the U.S. Exchange Act from the date of this proxy statement/prospectus to the completion of the offering will also be deemed to be incorporated in this proxy statement/prospectus by reference other than the portions of those documents not deemed to be filed. These documents include periodic reports, such as Annual Reports on
Form 10-K, Quarterly
Reports on Form 10-Q, Current Reports on
Form 8-K (excluding
any information furnished pursuant to Item 2.02 or Item 7.01 of any current report on
Form 8-K under
the U.S. Exchange Act), and proxy statements.
Exterran and Enerflex also incorporate by reference the Merger Agreement attached to this proxy statement/prospectus as Annex A.
Enerflex has supplied all information contained into this proxy statement/prospectus relating to Enerflex, and Exterran has supplied all information contained in or incorporated by reference into this proxy statement/prospectus relating to Exterran.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.
You may also obtain copies of any document incorporated in this proxy statement/prospectus, without charge, by requesting them in writing or by telephone from the appropriate company at the addresses below, or from the SEC through the SEC’s website at www.sec.gov. Exterran stockholders and Enerflex shareholders may request a copy of such documents by contacting:

Exterran Corporation 11000 Equity Drive Houston, Texas 77041 Attention: Corporate Secretary Telephone: (281) 836-7000	Enerflex Ltd. 1331 Macleod Trail SE, Suite 904 Calgary, Alberta, Canada T2G 0K3 Attention: Office of the Corporate Secretary and Associate General Counsel, Corporate Telephone: (403) 261-4280
In addition, you may obtain copies of any document incorporated in this proxy statement/prospectus, without charge, by visiting the websites maintained by Exterran and Enerflex at www.exterran.com and
www.enerflex.com
, respectively.
If you would like to request documents, please do so by [    ], 2022, to receive them before the Exterran special meeting.
 If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.
Exterran and Enerflex have not authorized anyone to give any information or make any representation about the transaction, the Exterran special meeting or Exterran and Enerflex that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that Exterran and Enerflex have incorporated in this proxy statement/prospectus by reference. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus is accurate only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies, and neither the mailing of this proxy statement/prospectus to stockholders nor the issuance of Enerflex common shares in the transaction should create any implication to the contrary.

ENERFLEX LTD.

Ernst & Young LLP 2200, 215 2nd St SW Calgary, AB T2P 1M4	Tel: +1 403 206 5000 Fax: +1 403 290 4265 ey.com/ca
Report of Independent Registered Public Accounting Firm
To the Board of Directors of Enerflex Ltd.
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated statements of financial position of Enerflex Ltd. (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of earnings, comprehensive income, cash flows and changes in equity, for each of the three years in the period ended December 31, 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the financial performance and its cash flows for each of the three years in the period ended December 31, 2021, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.
Restatement of 2021, 2020 and 2019 Financial Statements
As discussed in Note 36 to the consolidated financial statements, the 2021, 2020 and 2019 consolidated financial statements have been restated to correct a misstatement.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matters
The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Measurement of revenue recognized from the supply of engineered systems products

Description of the Matter	As described in Note 3q, 5, and 23 to the consolidated financial statements, revenues from the supply of engineered systems involving design, manufacture, installation and start-up are recognized using the percentage of completion method, based on total costs incurred as a proportion of expected total costs of the project. During the year ended December 31, 2021, revenue from the supply of engineered systems was $354 million.

How We Addressed the Matter in Our Audit
Auditing the Company’s measurement of the revenue recognized on projects where the Company has not fulfilled all performance obligations of the contract’s scope of work as at December 31, 2021 was identified as a critical audit matter due to the significant judgment and estimation uncertainty relating to several estimates including expected margin to be earned on the contract and the estimated remaining costs to complete.

Our audit procedures, among others, included comparing estimated costs to complete for in-progress jobs to actual costs incurred on similar completed projects and comparing to third-party vendor quotes or price sheets for estimated costs to complete for in-progress jobs. We assessed the historical accuracy of management’s forecasts by comparing them with actual results and assessed monthly trending for significant changes in gross margin.

Valuation of goodwill

Description of the Matter
As described in Notes 3f, 5, and 14 to the consolidated financial statements, the carrying value of $566 million of goodwill is assessed against the estimated recoverable amount of each operating segment, at least annually or at any time an indicator of impairment exists.

Auditing the recoverable amounts in the goodwill impairment test was determined to be a critical audit matter due to the significant level of judgment applied by management and the subjectivity of the significant assumptions in determining the recoverable amount. Significant assumptions included cash flow projections, revenue growth rate, earnings margins, and discount rate, which are affected by expectations about future market and economic conditions.

How We Addressed the Matter in Our Audit	Our audit procedures included, among others, comparing assumptions incorporated into the estimated recoverable amount such as revenue forecasts and growth rates to publicly available data and historically realized results. We assessed the historical accuracy of management’s gross margin forecasts by comparing them with actual results and performed a sensitivity analysis to evaluate the assumptions that were most significant to the determination of the recoverable amount. We evaluated the Company’s determination of the industry outlook on price by comparing to externally available third-party future price estimates. We also involved our internal valuation specialists to assist in our evaluation of the methodology and our evaluation of select key assumptions in management’s estimation of the recoverable amounts, such as the discount rate.
/s/ Ernst & Young LLP
Chartered Professional Accountants
We have served as the Company’s auditor since 2010.
Calgary, Canada
July 11, 2022

CONSOLIDATED FINANCIAL STATEMENTS
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

($ Canadian thousands)	December 31, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$172,758	$95,676
Accounts receivable (Note 7)	212,206	213,375
Contract assets (Note 7)	82,760	66,722
Inventories (Note 8)	172,687	212,251
Work-in-progress related to finance leases (Note 8)	36,169	—
Current portion of finance leases receivable (Note 11)	15,248	3,047
Income taxes receivable	3,732	23,718
Derivative financial instruments (Note 28)	294	491
Other current assets	13,853	9,047

Total current assets	709,707	624,327
Property, plant and equipment (Note 9)	96,414	102,636
Rental equipment (Note 9)	610,328	637,814
Lease right-of-use assets (Note 10)	49,887	54,184
Finance leases receivable (Note 11)	88,110	61,227
Deferred tax assets (Note 20)	9,293	48,216
Other assets (Note 12)	51,315	58,600
Intangible assets (Note 13)	10,118	16,544
Goodwill (Note 14)	566,270	576,028

Total assets	$2,191,442	$2,179,576

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and accrued liabilities (Note 15)	$240,747	$182,152
Warranty provisions (Note 16)	6,636	10,549
Income taxes payable	9,318	4,387
Deferred revenues (Note 17)	84,614	35,409
Current portion of long-term debt (Note 18)	—	40,000
Current portion of lease liabilities (Note 19)	13,906	14,693
Derivative financial instruments (Note 28)	180	371

Total current liabilities	355,401	287,561
Long-term debt (Note 18)	331,422	349,712
Lease liabilities (Note 19)	43,108	47,233
Deferred tax liabilities (Note 20)	91,972	87,408
Other liabilities	15,785	10,967

Total liabilities	$837,688	$782,881

Shareholders’ equity
Share capital (Note 21)	$375,524	$375,524
Contributed surplus (Note 22)	658,615	656,832
Retained earnings	274,962	301,040
Accumulated other comprehensive income	44,653	63,299

Total shareholders’ equity	1,353,754	1,396,695

Total liabilities and shareholders’ equity	$2,191,442	$2,179,576

See accompanying Notes to the consolidated financial statements, including guarantees, commitments, and contingencies (Note 31).

F-
4

CONSOLIDATED STATEMENTS OF EARNINGS

	Years ended December 31,
($ Canadian thousands, except per share amounts)	2021 1	2020 1	2019 1
Revenue (Note 23)	$960,156	$1,217,052	$2,045,422
Cost of goods sold	757,934	937,730	1,631,199

Gross margin	202,222	279,322	414,223
Selling and administrative expenses	147,931	163,310	182,315

Operating income	54,291	116,012	231,908
Gain on disposal of property, plant and equipment (Note 9)	135	45	302
Equity earnings from associate and joint venture	671	1,995	1,692

Earnings before finance costs and income taxes	55,097	118,052	233,902
Net finance costs (Note 26)	16,995	22,493	18,578

Earnings before income taxes	38,102	95,559	215,324
Income taxes (Note 20)	56,557	7,302	63,196

Net earnings (loss)	$(18,455)	$88,257	$152,128

Net earnings (loss) attributable to:
Controlling interest	$(18,455)	$88,080	$151,647
Non-controlling interest	—	177	481

	$(18,455)	$88,257	$152,128

Earnings (loss) per share – basic (Note 27)	$(0.21)	$0.98	$1.70
Earnings (loss) per share – diluted (Note 27)	$(0.21)	$0.98	$1.70
Weighted average number of shares – basic	89,678,845	89,678,845	89,500,829
Weighted average number of shares – diluted	89,678,845	89,678,845	89,709,745

See accompanying Notes to the consolidated financial statements.

1	Certain balances have been reclassified. Refer to Note 2(a) for additional details.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Years ended December 31,
($ Canadian thousands)	2021	2020	2019
Net earnings (loss)	$(18,455)	$88,257	$152,128
Other comprehensive income (loss):
Other comprehensive income (loss) that may be reclassified to profit or loss in subsequent periods:
Change in fair value of derivatives designated as cash flow hedges, net of income tax recovery	247	545	(815)
Gain (loss) on derivatives designated as cash flow hedges transferred to net earnings (loss), net of income tax expense	(167)	465	905
Unrealized gain on translation of foreign denominated debt	232	1,613	3,845
Unrealized loss on translation of financial statements of foreign operations	(18,958)	(21,323)	(65,044)

Other comprehensive income (loss)	$(18,646)	$(18,700)	$(61,109)

Total comprehensive income (loss)	$(37,101)	$69,557	$91,019

Other comprehensive income (loss) attributable to:
Controlling interest	$(18,646)	$(18,480)	$(60,713)
Non-controlling interest	—	(220)	(396)

	$(18,646)	$(18,700)	$(61,109)

See accompanying Notes to the consolidated financial statements.

F-
6

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
($ Canadian thousands)	Restated (Note 36) 2021	Restated (Note 36) 2020	Restated (Note 36) 2019
Operating Activities
Net earnings (loss)	$(18,455)	$88,257	$152,128
Items not requiring cash and cash equivalents:
Depreciation and amortization	87,622	85,265	86,559
Equity earnings from associate and joint venture	(671)	(1,995)	(1,692)
Deferred income taxes (Note 20)	43,422	14,174	31,476
Share-based compensation expense (Note 24)	12,937	1,816	7,749
Gain on disposal of property, plant and equipment (Note 9)	(135)	(45)	(302)
Impairment on property, plant and equipment and rental equipment (Note 9 )	537	2,607	26,414

	125,257	190,079	302,332
Net change in working capital and other (Note 30)	82,937	57,230	(235,411)

Cash provided by operating activities	$208,194	$247,309	$66,921

Investing Activities
Additions to:
Property, plant and equipment (Note 9)	$(5,154)	$(9,874)	$(46,322)
Rental equipment (Note 9)	(52,187)	(123,879)	(217,068)
Proceeds on disposal of:
Property, plant and equipment (Note 9)	220	115	9,205
Rental equipment (Note 9)	4,670	4,592	6,442
Investment in associates and joint ventures	(130)	(1,939)	(3,630)
Net change in accounts payable related to the addition of property, plant and equipment, and rental equipment	3,720	(39,512)	1,542

Cash used in investing activities	$(48,861)	$(170,497)	$(249,831)

Financing Activities
Net repayment of the Bank Facility (Note 18 )	(53,891)	(40,081)	(812)
Net proceeds from the Asset-Based Facility (Note 18 )	36,916	—	—
Repayment of the Senior Notes (Note 18 )	(40,000)	—	—
Lease liability principal repayment (Note 19)	(14,215)	(12,770)	(12,551)
Dividends	(7,171)	(24,212)	(37,548)
Stock option exercises	—	—	7,453
Debt refinancing and transaction costs (Note 30)	(2,095)	(258)	(780)

Cash used in financing activities	$(80,456)	$(77,321)	$(44,238)

Effect of exchange rate changes on cash and cash equivalents denominated in foreign currencies	$(1,795)	$(70)	$(3,461)
Increase (decrease) in cash and cash equivalents	77,082	(579)	(230,609)
Cash and cash equivalents, beginning of period	95,676	96,255	326,864

Cash and cash equivalents, end of period	$172,758	$95,676	$96,255

See accompanying Notes to the consolidated financial statements.

F-
7

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

($ Canadian thousands)	Share capital	Contributed surplus	Retained earnings	Foreign currency translation adjustments	Hedging reserve	Accumulated other comprehensive income	Total shareholders’ equity before non-controlling interest	Non-controlling interest	Total
At January 1, 2019	$366,120	$654,324	$115,705	$143,563	$(1,071)	$142,492	$1,278,641	$1,449	$1,280,090
Net earnings	—	—	151,647	—	—	—	151,647	481	152,128
Other comprehensive income (loss)	—	—	—	(60,803)	90	(60,713)	(60,713)	(396)	(61,109)
Effect of stock option plans	9,404	783	—	—	—	—	10,187	—	10,187
Dividends	—	—	(38,509)	—	—	—	(38,509)	—	(38,509)

At December 31, 2019	$375,524	$655,107	$228,843	$82,760	$(981)	$81,779	$1,341,253	$1,534	$1,342,787

Net earnings	—	—	88,080	—	—	—	88,080	177	88,257
Other comprehensive income (loss)	—	—	—	(19,490)	1,010	(18,480)	(18,480)	(220)	(18,700)
Purchase of non-controlling interest	—	—	(189)	—	—	—	(189)	(1,491)	(1,680)
Effect of stock option plans	—	1,725	—	—	—	—	1,725	—	1,725
Dividends	—	—	(15,694)	—	—	—	(15,694)	—	(15,694)

At December 31, 2020	$375,524	$656,832	$301,040	$63,270	$29	$63,299	$1,396,695	$—	$1,396,695

Net loss	—	—	(18,455)	—	—	—	(18,455)	—	(18,455)
Other comprehensive income (loss)	—	—	—	(18,726)	80	(18,646)	(18,646)	—	(18,646)
Effect of stock option plans	—	1,783	—	—	—	—	1,783	—	1,783
Dividends	—	—	(7,623)	—	—	—	(7,623)	—	(7,623)

At December 31, 2021	$375,524	$658,615	$274,962	$44,544	$109	$44,653	$1,353,754	$—	$1,353,754

See accompanying Notes to the consolidated financial statements.

NOTES TO THE CONSOLIDATED
FINANCIAL STATEMENTS
(All amounts in thousands of Canadian dollars, except per share amounts or as otherwise noted.)
NOTE 1. NATURE AND DESCRIPTION OF THE COMPANY
Enerflex Ltd. (“Enerflex” or “the Company”) is a single-source supplier of natural gas compression, oil and gas processing, refrigeration systems, and electric power generation equipment – plus related in-house
engineering and mechanical services expertise. The Company’s broad in-house
resources provide the capability to engineer, design, manufacture, construct, commission, service, and operate hydrocarbon handling systems. Enerflex’s expertise encompasses field production facilities, compression and natural gas processing plants, gas-lift
compression, refrigeration systems, and electric power solutions serving the natural gas production industry.
Headquartered in Calgary, Alberta, Canada, the registered office is located at 904, 1331 Macleod Trail SE, Calgary, Canada
. Enerflex has approximately 2,100
employees worldwide. Enerflex, its subsidiaries, interests in associates, and joint operations, operate in Canada, the United States of America (“USA”), Argentina, Bolivia, Brazil, Colombia, Mexico, the United Kingdom, Bahrain, Kuwait, Oman, the United Arab Emirates (“UAE”), Australia, New Zealand, Indonesia, Malaysia, and Thailand. Enerflex operates three business segments: USA, Rest of World (“ROW”), and Canada.
The following table represents material subsidiaries of the Company:

Name	Jurisdiction of Incorporation	Ownership	Operating Segment
Enerflex Ltd.	Canada	Public Shareholders	Canada
Enerflex Energy Systems Inc.	Delaware, USA	100.0 percent	USA
Enerflex Middle East LLC	Oman	70.0 percent 1	Rest of World
Enerflex Middle East SPC	Bahrain	100.0 percent	Rest of World

1	Enerflex indirectly owns 100.0 percent of Enerflex Middle East LLC.
NOTE 2. BASIS OF PRESENTATION

(a)	Statement of Compliance
These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and were approved and authorized for issue by the Board of Directors on

July 11, 2022.

Certain prior year amounts have been reclassified to conform with the current period’s presentation.

F-
9

Management has performed a continuing review of the classification of the function of expenditures incurred. Following its review, management has corrected the classification of certain costs related to facilities, insurance, and compensation, resulting in a net reclassification of costs from selling and administrative expenses (“SG&A”) to cost of goods sold (“COGS”). This correction provides more relevant information and reflects costs that are directly attributable to the production of goods or the supply of services. The impact of the net reclassification on COGS and gross margin for the twelve-months ended December 31, 2021 is $
17.3
million; the twelve-months ended December 31, 2020 is $
18.9
million; and the twelve-months ended December 31, 2019 is $
14.9
million. There is no impact to net earnings or earnings per share.
These reclassifications are summarized in the tables below:

Excerpt from the consolidated statements of earnings for the year ended December 31, 2021 ($ Canadian thousands)	As previously reported	Reclassification	Revised
Revenue	$960,156	$—	$960,156
COGS	740,602	17,332	757,934
Gross margin	219,554	(17,332)	202,222
SG&A	165,263	(17,332)	147,931
Net earnings	(18,455)	—	(18,455)

Excerpt from the consolidated statements of earnings for the year ended December 31, 2020 ($ Canadian thousands)	As previously reported	Reclassification	Revised
Revenue	$1,217,052	$—	$1,217,052
COGS	918,873	18,857	937,730
Gross margin	298,179	(18,857)	279,322
SG&A	182,167	(18,857)	163,310
Net earnings	88,257	—	88,257

Excerpt from the consolidated statements of earnings for the year ended December 31, 2019 ($ Canadian thousands)	As previously reported	Reclassification	Revised
Revenue	$2,045,422	$—	$2,045,422
COGS	1,616,337	14,862	1,631,199
Gross margin	429,085	(14,862)	414,223
SG&A	197,177	(14,862)	182,315
Net earnings	152,128	—	152,128

(b)	Basis of Measurement
The consolidated financial statements are prepared on a historical cost basis except as detailed in the accounting policies disclosed in Note 3. The accounting policies described in Note 3 and Note 4 have been applied consistently to all periods presented in these consolidated financial statements. Standards and guidelines issues but not yet effective for the current accounting period are described in Note 6.

(c)	Functional Currency and Presentation Currency
These consolidated financial statements are presented in Canadian dollars, which is the Company’s presentation currency. Transactions of the Company’s individual entities are recorded in their own functional currency based on the primary economic environment in which it operates.

(d)	Use of Estimates and Judgment
The timely preparation of financial statements requires that management make estimates and assumptions and use judgment. Accordingly, actual results may differ from estimated amounts as future confirming events occur. Significant estimates and judgment used in the preparation of the financial statements are described in Note 5.

(e)	Basis of Consolidation
These consolidated financial statements include the accounts of the Company and its subsidiaries. Subsidiaries are fully consolidated from the date of acquisition and continue to be consolidated until the date that control ceases. The financial statements of the subsidiaries are prepared for the same reporting period as the parent Company, using consistent accounting policies. All intra-group balances, income and expenses, and unrealized gains and losses resulting from intra-group transactions are eliminated in full.
NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Investments in Associates and Joint Ventures
The Company uses the equity method to account for its 45 percent investment in Roska DBO Inc. (“Roska DBO”) and its 65 percent investment in a joint venture in Brazil. Under the equity method, the investment is carried on the consolidated statements of financial position at cost plus post acquisition changes in the Company’s share of net assets of the associate or joint venture.
The consolidated statements of earnings reflect the Company’s share of the results of operations of associates and joint ventures. Unrealized gains and losses resulting from transactions between the Company and associates are eliminated to the extent of the interest in the associate or joint venture.
The Company’s share of profits from associates and joint ventures is shown on the face of the consolidated statements of earnings. This is the profit attributable to equity holders of the associate and joint venture partners and, therefore, is profit after tax and non-controlling
interests in the subsidiaries of the associates and joint ventures.

(b)	Foreign Currency Translation
In the accounts of individual subsidiaries, transactions in currencies other than the Company’s functional currency are recorded at the prevailing rate of exchange at the date of the transaction. At year end, monetary assets and liabilities denominated in foreign currencies are translated at the rates of exchange prevailing at that date.
Non-monetary
items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates at the dates of the initial transactions.
Non-monetary
assets and liabilities measured at fair value in a foreign currency are translated using the rates of exchange at the date the fair value was determined.
The assets and liabilities on the statements of financial position of foreign subsidiaries are translated into Canadian dollars at the rates of exchange prevailing at the reporting date. The statements of earnings of foreign subsidiaries are translated at average exchange rates for the reporting period. Exchange differences arising on the translation of net assets are taken to accumulated other comprehensive income.
All foreign exchange gains and losses are taken to the consolidated statements of earnings with the exception of exchange differences arising on monetary assets and liabilities that form part of the Company’s net investment in subsidiaries. These are taken directly to other comprehensive income until the disposal of the foreign subsidiary at which time the unrealized gain or loss is recognized in the consolidated statements of earnings.
On the disposal of a foreign subsidiary, accumulated exchange differences are recognized in the consolidated statements of earnings as a component of the gain or loss on disposal.

(c)	Business Combinations
Business combinations are accounted for using the acquisition method. The cost of an acquisition is measured as the aggregate of the consideration transferred, measured at fair value on the date of the acquisition. Acquisition costs incurred are expensed and included in selling and administrative expenses, except for those associated with the issuance of debt, which are included in the initial carrying amount of the liability.
Goodwill is initially measured at cost, being the excess of the aggregate of the consideration transferred over the net identifiable assets acquired and liabilities assumed.

(d)	Property, Plant and Equipment
Property, plant and equipment are stated at cost less accumulated depreciation and any accumulated impairment losses. Cost comprises the purchase price or construction cost and any costs directly attributable to making the asset capable of operating as intended. Depreciation is provided using the straight-line method over the estimated useful lives of the various classes of assets and commences when the assets are ready for intended use.

Asset Class	Estimated Useful Life Range
Buildings	5 to 20 years
Equipment	2 to 20 years
Major renewals and improvements are capitalized when they are expected to provide future economic benefit. When significant components of property, plant and equipment are required to be replaced at intervals, the Company derecognizes the replaced part, and recognizes the new part with its own associated useful life and depreciation. No depreciation is charged on land or assets under construction. Repairs and maintenance costs are charged to operations as incurred.
The carrying amount of an item of property, plant and equipment is derecognized on disposal or when no future economic benefits are expected from its use or disposal. The gain or loss arising from derecognition of property, plant and equipment is included in the consolidated statements of earnings when the item is derecognized.
Each asset’s estimated useful life, residual value, and method of depreciation are reviewed and adjusted, if appropriate, at each year end, or when factors and circumstances suggest a different useful life for the asset.

(e)	Rental Equipment
Rental equipment is stated at cost less accumulated depreciation and any accumulated impairment losses. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which are generally between 5 and 20 years.
When the Company is responsible for major maintenance and overhauls, the actual overhaul cost is capitalized and depreciated over the estimated useful life of the overhaul, generally between 2 and 5 years. Repairs and maintenance costs are charged to operations as incurred.
Each asset’s estimated useful life, residual value, and method of depreciation are reviewed and adjusted, if appropriate, at each year end, or when factors and circumstances suggest a different useful life for the asset.

(f)	Goodwill
Goodwill arising on an acquisition of a business is initially measured at
cost, being the excess of the aggregate of the consideration transferred over the net identifiable assets acquired and liabilities assumed. Following initial recognition, goodwill is measured at cost less any accumulated impairment losses.
Goodwill allocated to a group of cash generating units (“CGUs”) is reviewed for impairment annually, or when there is an indication that a related group of CGUs may be impaired. Impairment is determined by assessing the recoverable amount of the group of CGUs to which the goodwill relates. Where the recoverable amount of the group of CGUs is less than the carrying amount of the CGUs and related goodwill, an impairment loss is recognized in the consolidated statements of earnings. Impairment losses on goodwill are not reversed.

(g)	Intangible Assets
Intangible assets are carried at cost less accumulated amortization and any accumulated impairment losses. Intangible assets with a finite life are amortized on a straight-line basis over management’s best estimate of their expected useful lives. The amortization charge is included in selling and administrative expenses in the consolidated statements of earnings. The expected useful lives and amortization method are reviewed on an annual basis with any change in the useful life or pattern of consumption adjusted at year end. Intangible assets are tested for impairment whenever there is an indication that the asset may be impaired.
Acquired identifiable intangible assets with finite lives are amortized on a straight-line basis over their estimated useful lives. Customer relationships, software, and other intangible assets have an estimated useful life range of 3 to 8 years.

(h)	Impairment of Non-Financial Assets (excluding Goodwill)
At least annually, the Company reviews the carrying amounts of its tangible and intangible assets with finite lives to assess whether there is an indication that those assets may be impaired. If any such indication exists, the Company makes an estimate of the asset’s recoverable amount. An asset’s recoverable amount is the higher of an asset’s fair value less costs to sell and its value-in-use.
In assessing its
value-in-use,
the estimated future cash flows attributable to the asset are discounted to their present value using a pre-tax
discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.
If the recoverable amount of an asset is estimated to be less than its carrying amount, the carrying amount of the asset is reduced to its recoverable amount. A corresponding impairment loss is recognized in the consolidated statements of earnings.
Where an impairment loss subsequently reverses, the carrying amount of the asset is increased to the revised estimate of its recoverable amount, but only to the extent that the increased carrying amount does not exceed the original carrying amount that would have been determined, net of depreciation, had no impairment loss been recognized for the asset in prior years. Any impairment reversal is recognized in the consolidated statements of earnings.

(i)	Inventories
Inventories are valued at the lower of cost and net realizable value. Serialized inventory is determined on a first-in
first-out
basis.
Non-serialized
inventory is determined based on a weighted average cost.
Cost of equipment, repair and distribution parts, and direct materials, include purchase costs and costs incurred in bringing each product to its present location and condition.
Cost of
work-in-progress
includes cost of direct materials, labour, and an allocation of overheads, based on normal operating capacity. Costs of work-in-progress
related to finance leases pertain to the construction of projects that will be accounted for as finance leases. Once the project is completed and enters service the costs will be reclassified to cost of goods sold.
Cost of inventories includes the transfer from accumulated other comprehensive income of gains and losses on qualifying cash flow hedges in respect of the purchase of inventory.
Net realizable value is the estimated selling price in the ordinary course of business, less estimated costs of completion and the estimated costs necessary to make the sale.

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Inventories are written down to net realizable value when the cost of inventories is estimated to be unrecoverable due to obsolescence, damage, or declining selling prices. Inventories are not written down below cost if the finished products in which they will be incorporated are expected to be sold at or above cost. When circumstances that previously caused inventories to be written down below cost no
longer exist or when there is clear evidence of an increase in selling prices, the amount of the write down previously recorded is reversed.

(j)	Trade Receivables
Trade receivables are recognized and carried at original invoice amount less an
allowance for any amounts estimated to be uncollectible. The Company calculates an expected credit loss based on historical experience of bad debts and specific provisions created when there is objective evidence that the collection of the full amount of a receivable is no longer probable under the terms of the original invoice. The amount of this allowance represents management’s best estimate of expected credit losses. Trade receivables are derecognized when they are assessed as uncollectible.

(k)	Cash
Cash includes cash and cash equivalents, which are defined as highly liquid investments with original maturities of three months or less.

(l)	Provisions
Provisions are recognized when the Company has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation.

(m)	Onerous Contracts
A provision for onerous contracts is recognized when the expected benefits to be derived by the Company from a contract are lower than the unavoidable cost of meeting its obligations under the contract. The provision is measured at the present value of the lower of the expected cost of terminating the contract and the expected net cost of continuing with the contract. Before a provision is established, the Company recognizes any impairment loss on the assets associated with that contract.

(n)	Employee Future Benefits
The Company sponsors various defined contribution pension plans, which cover substantially all employees and are funded in accordance with applicable plan and regulatory requirements. Regular contributions are made by the Company to the employees’ individual accounts, which are administered by a plan trustee, in accordance with the plan document. The actual cost of providing benefits through defined contribution pension and the 401(k) matched savings plans is charged to earnings in the period in respect of which contributions become payable.

(o)	Share-Based Payments
Equity-Settled Share-Based Payments
The Company offers a Stock Option Plan to key employees, measured at the fair value of the equity instrument at the grant date. Details regarding the determination of the fair value of equity-settled share-based transactions are set out in Note 24.
The fair value of equity-settled share-based payments is expensed over a five-year vesting period with a corresponding increase in equity. Stock options have a seven-year expiry and are exercisable at the designated common share price, which is determined by the average of the market price of the Company’s shares on the five days preceding the date of the grant. The cumulative expense recognized for equity-settled transactions at each reporting date until the vesting date reflects the extent to which the vesting period has expired and the Company’s best estimate of the number of equity instruments that will ultimately vest.
Cash-Settled Share-Based Payments
The Company offers Deferred Share Unit (“DSU”), Performance Share Unit (“PSU”), Restricted Share Unit (“RSU”), and Cash Performance Target (“CPT”) plans to certain employees. The Company also offers the DSU plan to non-employee
directors. For each cash-settled share-based payment plan, a liability is recognized at the fair value of the liability. At the end of each reporting period until the liability is settled, and at the date of settlement, the fair value of the liability is remeasured, with changes in fair value recognized in the consolidated statements of earnings.
The Company also offers a Phantom Share Entitlement (“PSE”) plan to certain employees of affiliates located in Australia and the UAE. PSEs are measured at the fair value of the equity instrument at the grant date and expensed over a five-year vesting period and expire on the seventh anniversary. The exercise price of each PSE equals the average of the market price of the Company’s shares on the five days preceding the date of the grant. At the end of each reporting period until the liability is settled, and at the date of settlement, the fair value of the liability is remeasured, with changes in fair value recognized in the consolidated statements of earnings. The award entitlements for increases in the share trading value of the Company are to be paid to the recipient in cash upon exercise.

(p)	Leases
Company as a Lessee
A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. To assess whether a contract conveys the right to control the use of an identified asset, the Company assesses whether:

•	The contract involves the use of an identified asset, either explicitly or implicitly, and whether the supplier has a substantive substitution right for the asset;

•	The Company has the right to obtain substantially all the economic benefits from the use of the asset throughout the period; and

•	The Company has the right to direct the use of the identified asset.
The Company determines if a contractual arrangement is a lease at the inception of the contract term. The Company has identified leases for the following asset types: land and buildings (including manufacturing facilities, office space, and rental accommodations) and equipment (including vehicles, office equipment, and shop equipment). The Company recognizes a right-of-use
asset and a lease liability to reflect the benefit the Company obtains from the underlying asset in the lease and the requirement to pay the amounts included in the lease contract, respectively.
The
right-of-use
asset is initially measured at cost, which comprises the initial amount of the lease liability, adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to decommission the underlying asset, less any lease incentives received. The right-of-use
asset is subsequently depreciated using the straight-line method over the lesser of lease term or the useful life of the underlying asset, where appropriate.
The lease liability is initially measured at the present value of remaining lease payments, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company’s incremental borrowing rate.

Lease payments included in the measurement of the lease liability include fixed payments, variable lease payments that depend on an index or rate, amounts expected to be payable under a residual value guarantee, and amounts owing under purchase or termination options, if the Company is reasonably certain to exercise these options. If the lease contains an extension option that the Company is reasonably certain to exercise, all payments in the renewal period are also included in determining the lease liability.
The lease liability is measured at amortized cost using the effective interest method. The amount of the liability is remeasured when there is a change in future lease payments arising from a change in an index or rate, if there is a change in the Company’s estimate of the amount expected to be payable under a residual value guarantee, or if the Company changes its assessment of whether it will exercise a purchase, extension, or termination option. When the lease liability is remeasured, a corresponding adjustment is made to the carrying value of the right-of-use
asset or is recorded on the consolidated statements of earnings if the carrying amount of the right-of-use
asset has been reduced to zero.
The Company has elected not to recognize
right-of-use
assets and lease liabilities for short-term and
low-value
leases. Lease payments associated with these leases will be recognized as an expense on a straight-line basis over the lease term. Certain leases include both lease and non-lease
components, which are generally accounted for separately. For certain equipment leases, the Company applies a portfolio approach to effectively account for the lease right-of-use
assets and lease liabilities.
Company as a Lessor
Leases in which the Company is the lessor are assessed upon commencement and are classified as either an operating lease or a finance lease. An operating lease does not transfer substantially all the risks and rewards of the leased asset to the customer. Lease payments from operating leases are recorded as income on a straight-line basis over the life of the lease. A finance lease exists when the terms of the lease transfer substantially all the risks and rewards incidental to ownership of the leased asset to the lessee.
Amounts due from lessees under finance leases are recorded as finance lease receivables. Finance leases are initially recognized at amounts equal to the net investment in the lease, determined to be the fair value of the underlying asset, or, if lower, the present value of the lease payments discounted using a market rate of interest. Payments that are part of the leasing arrangement are divided between a reduction in the finance lease receivable and finance lease income. Finance lease income is recognized to produce a constant rate of return on the Company’s investment in the lease and is included in revenues.

(q)	Revenue Recognition
Revenue is recognized as the Company satisfies its performance obligations by transferring promised goods or services to customers, regardless of when payment is received. Revenue is measured at the amount of consideration to which the Company expects to be entitled in exchange for transferring promised goods or services to a customer, excluding amounts collected on behalf of third parties, and may include fixed amounts, variable amounts, or both. Variable amounts are recorded using either the “expected value approach” or the “most likely outcome approach”, as determined upon initial recognition of the contract, and are reassessed at each reporting period. The expected value approach measures variable consideration by probability weighting all the potential outcomes. The most likely outcome approach measures variable consideration as management’s best estimate of the variable component. In estimating variable consideration, the Company reviews any potential for returns, refunds, and other similar obligations. For contracts containing multiple performance obligations, the amount of consideration to which the Company expects to be entitled is allocated to individual performance obligations proportionately based on the stand-alone selling price.
Engineered Systems
Revenue from the supply of equipment systems – contracts typically involving engineering, design, manufacture, installation, and start-up
of equipment – is accounted for as Engineered Systems revenue. Such

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revenue is recognized on a
percentage-of-completion
basis proportionate to the costs incurred in the construction of the project. At the completion of the contract, any remaining profit on the contract is recognized as revenue. When it is probable that total contract costs will exceed total contract revenue, the expected loss is recognized as an expense immediately. Revenue from Engineered Systems includes the supply of compression, processing, and electric power equipment, as well as retrofit work and construction on integrated turnkey projects. The Company also provides a warranty on manufactured equipment as part of the standard terms and conditions of the contract. No options are provided for the customer to purchase a warranty separately.
For Engineered Systems contracts, the Company generally requires customers to pay based on milestones as manufacturing progresses. These milestones are generally structured to keep the Company cash flow positive. Contracts are also generally structured to ensure the Company is made whole for costs incurred in the event of cancellation of a contract.
Revenue from contracts that have been classified as finance leases for newly manufactured equipment are recorded as Engineered Systems revenue. At the inception of a contract, all leases are classified as either an operating or finance lease. A lease is classified as a finance lease if it transfers substantially all the risk and rewards incidental to ownership of an underlying asset. Whether a lease is an operating or finance lease depends on the substance of the transaction rather than the form of the contract. Examples of situations, which typically would lead to a lease being classified as a finance lease include but are not limited to:

a)	the lease transfers ownership of the underlying asset to the lessee by the end of the lease term;

b)
the lessee has the option to purchase the underlying asset at a price that is expected to be sufficiently lower than the fair value at the date the option becomes exercisable for it to be reasonably certain, at the inception date, that the option will be exercised;

c)	the lease term is for the major part of the economic life of the underlying asset even if title is not transferred;

d)	at the inception date, the present value of the lease payments amounts to at least substantially all of the fair value of the underlying asset; and

e)	the underlying asset is of such a specialised nature that only the lessee can use it without major modifications.
Upon commencement of a new finance lease, the Company recognizes revenue, based on the fair value of the underlying assets, and cost of goods sold, determined to be the net book value of those assets, in the consolidated statements of earnings. The finance lease interest portion will be recognized in the Energy Infrastructure product line over the lease term.
Engineered Systems projects are typically completed within a year; however, this timing can be impacted by both internal and external factors such as shop loading and customer delivery requests.
Service
Service revenues include the sales of parts and equipment, as well as the servicing and maintenance of equipment. For the sale of parts and equipment, revenue is recognized when the transfer of control passes, which is typically at the point of shipping. For servicing and maintenance of equipment, revenue is recognized on a straight-line basis based on performance of the contracted-upon service.
Revenue from long-term service contracts is recognized on a stage of completion basis proportionate to the service work that has been performed based on parts and labour service provided. Payments are typically required on a monthly basis or as work is performed, with no unusual payment terms. At the completion of the contract, any remaining profit on the contract is recognized as revenue. Any expected losses on such projects are charged to operations when determined. Long-term service contracts include scheduled milestone maintenance, corrective or crash maintenance, the supply of parts, and the operation of equipment.

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Energy Infrastructure (formerly Rentals)
Revenue from equipment rentals is recognized in accordance with the terms of the relevant agreement with the customer on a straight-line basis over the term of the agreement. Payments are typically required on a monthly basis with no unusual payment terms. Certain rental contracts contain an option for the customer to purchase the equipment at the end of the rental period. Should the customer exercise this option to purchase, revenue from the sale of the equipment is recognized directly in the consolidated statements of earnings.

Revenue from contracts that have been classified as finance leases related to existing or pre-owned
equipment, are recorded as Energy Infrastructure revenue. At the inception of a contract, all leases are classified as either an operating or finance lease. A lease is classified as a finance lease if it transfers substantially all the risk and rewards incidental to ownership of an underlying asset. Whether a lease is an operating or finance lease depends on the substance of the transaction rather than the form of the contract. Examples of situations, which typically would lead to a lease being classified as a finance lease include but are not limited to:

a)	the lease transfers ownership of the underlying asset to the lessee by the end of the lease term;

b)
the lessee has the option to purchase the underlying asset at a price that is expected to be sufficiently lower than the fair value at the date the option becomes exercisable for it to be reasonably certain, at the inception date, that the option will be exercised;

c)	the lease term is for the major part of the economic life of the underlying asset even if title is not transferred;

d)	at the inception date, the present value of the lease payments amounts to at least substantially all of the fair value of the underlying asset; and

e)	the underlying asset is of such a specialised nature that only the lessee can use it without major modifications.
At the commencement of these finance leases, the Company recognizes revenue and a finance lease receivable equal to the net investment in the lease. Finance income is recognized in Energy Infrastructure revenue reflecting a constant periodic rate of return on the Company’s net investment in the lease over the lease term.
Practical Expedients
The Company has elected to use the practical expedients in IFRS 15
Revenue from contracts with customers
paragraphs 63 and 94 with regards to the existence of a significant financing component in the contract and incremental costs of obtaining a contract, respectively. For the years ended December 31, 2021, 2020, and 2019 the Company had no contracts with a significant financing component that is considered material. Incremental costs of obtaining a contract predominantly relate to commission costs on Engineered Systems projects, which are typically completed within one year. Accordingly, the Company did not recognize commission costs incurred as an asset in the consolidated statements of financial position.

(r)	Financial Instruments
Financial instruments are measured at fair value on initial recognition of the instrument, plus or minus transaction costs that are directly attributable to the acquisition or issue of the financial asset or financial liability. For the purposes of measuring financial assets after initial recognition, the Company classifies financial assets as either amortized cost, fair value through other comprehensive income (“FVOCI”) or fair value through profit or loss (“FVTPL”), based on the contractual cash flow characteristics and the Company’s business model for managing the financial asset. For the purposes of measuring financial liabilities after initial recognition, the Company classifies all financial liabilities as amortized cost, except certain financial liabilities, such as derivatives, which are classified as FVTPL.

Preferred shares included as long-term receivables in Other assets were recorded at fair value at inception and are subsequently measured at amortized cost.
The Company primarily applies the market approach for recurring fair value measurements. Three levels of inputs may be used to measure fair value:

•
Level 1: Fair value measurements are those derived from quoted prices (unadjusted) in active markets for identical assets or liabilities. Active markets are those in which transactions occur in sufficient frequency and volume to provide pricing information on an on-going
basis;

•
Level 2: Fair value measurements are those derived from inputs, other than quoted prices included in Level 1, that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices); and

•
Level 3: Fair value measurements are those derived from inputs for the asset or liability that are not based on observable market data (unobservable inputs). In these instances, internally developed methodologies are used to determine fair value.

The level in the fair value hierarchy within which the fair value measurement is categorized in its entirety is determined on the basis of the lowest level input that is significant to the fair value measurement in its entirety. Assessing the significance of a particular input to the fair value measurement in its entirety requires judgment, considering factors specific to the asset or liability and may affect placement within.
The Company has made the following classifications:

•	Cash and cash equivalents are measured at fair value through profit or loss. Gains and losses resulting from the periodic revaluation are recorded in the consolidated statements of earnings;

•	Accounts receivable and preferred shares are recorded at amortized cost using the effective interest rate method; and

•	Accounts payable, accrued liabilities, and long-term debt are recorded at amortized cost using the effective interest rate method.
Transaction costs are expensed as incurred for financial instruments classified or designated as FVTPL. Transaction costs related to other financial liabilities are added to the value of the instrument at acquisition and taken into the consolidated statements of earnings using the effective interest rate method.

(s)	Derivative Financial Instruments and Hedge Accounting
The Company formally documents its risk management objectives and strategies to manage exposures to fluctuations in foreign currency exchange rates and interest rates. The risk management policy permits the use of certain derivative financial instruments, including forward foreign exchange contracts and interest rate swaps, to manage these fluctuations. The Company does not enter into derivative financial agreements for speculative purposes.
Derivative financial instruments are measured at their fair value upon initial recognition and are remeasured to their fair value at the end of each reporting period. The fair value of quoted derivatives is equal to their positive or negative market value. Derivatives are carried as assets when the fair value is positive and as liabilities when the fair value is negative.
The Company elected to apply hedge accounting for foreign exchange forward contracts for anticipated transactions. These are designated as cash flow hedges. For cash flow hedges, fair value changes of the effective portion of the hedging instrument are recognized in accumulated other comprehensive income, net of taxes. The ineffective portion of the fair value changes is recognized in the consolidated statements of earnings. Amounts charged to accumulated other comprehensive income are reclassified to the consolidated statements of earnings when the hedged transaction affects the consolidated statements of earnings.
The Company’s U.S. dollar denominated long-term debt has been designated as a hedge of net investment in self-sustaining foreign operations. As a result, a portion of unrealized foreign exchange gains and losses on the U.S. dollar denominated long-term debt are included in the cumulative translation account in other comprehensive income.
On an ongoing basis, an assessment is made as to whether the designated derivative financial instruments continue to be effective in offsetting changes in cash flows of the hedged transactions.

(t)	Income Taxes
Income tax expense represents the sum of current income tax and deferred tax.
Current income tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from or paid to the taxation authorities. Taxable earnings differ from earnings as reported in the consolidated statements of earnings as it excludes temporary and permanent differences. The Company’s current tax assets and liabilities are calculated by using tax rates that have been enacted or substantively enacted at the reporting date.
Deferred income tax is recognized on all temporary differences at the reporting date based on the difference between the carrying amounts of assets and liabilities in the consolidated financial statements and the corresponding tax bases used in the computation of taxable profit, with the following exceptions:

•
Where the temporary difference arises from the initial recognition of goodwill or of an asset or liability in a transaction that is not a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss;

•
In respect of taxable temporary differences associated with investments in subsidiaries, associates and joint ventures, where the timing of the reversal of the temporary difference can be controlled and it is probable that the temporary difference will not reverse in the foreseeable future; and

•
Deferred income tax assets are recognized only to the extent that it is probable that a taxable profit will be available against which the deductible temporary differences, carried forward tax credits or tax losses can be utilized.

The carrying amount of deferred income tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred income tax assets to be utilized. Unrecognized deferred income tax assets are reassessed at each reporting date and are recognized to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered.
Deferred income tax assets and liabilities are measured on an undiscounted basis at the tax rates that are expected to apply when the asset is realized or the liability is settled, based on tax rates and tax laws enacted or substantively enacted at the reporting date.
Current and deferred income taxes are charged or credited directly to equity if it relates to items that are credited or charged to equity in the same period. Otherwise, income tax is recognized in the consolidated statements of earnings.
In accordance with IAS 12
Income taxes
, where an entity’s tax return is prepared in a currency other than its functional currency, changes in the exchange rate between the two currencies create temporary differences with respect to the valuation of non-monetary
assets and liabilities. As a result, deferred tax is recognized in the consolidated statements of earnings and the consolidated statement of financial position.

(u)	Earnings Per Share
Basic earnings per share is calculated by dividing the net earnings for the period by the weighted average number of common shares outstanding during the period.
Diluted earnings per share is calculated by adjusting the weighted average number of common shares outstanding for dilutive common shares related to the Company’s equity share-based compensation plan.

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(v)	Finance Income and Costs
Finance income comprises interest income on funds invested. Finance income is recognized as it accrues in profit or loss, using the effective interest rate method.
Finance costs comprise interest expense on borrowings and interest incurred on lease liabilities.

(w)	Government Grants
Government grants are recorded as a reduction in cost of goods sold and selling and administrative expense within the consolidated statements of earnings in accordance with where the associated expense was recognized. Government grants are recognized when there is reasonable assurance that the grant will be received, and all related conditions are complied with.
NOTE 4. CHANGES IN ACCOUNTING POLICIES
IFRS 3 Business Combinations (“IFRS 3”)
Effective January 1, 2020, the definition of a business was amended under IFRS 3. Under the amended definition, to be considered a business an acquisition must include an input and a substantive process that together significantly contribute to the ability to create outputs. The new guidance provides a framework to evaluate when an input and a substantive process are present.
Under the prior definition, IFRS 3 stated that a business need not include all of the inputs or processes that the seller used in operating that business “
if market participants are capable of acquiring the business and continuing to produce outputs, for example, by integrating the business with their own inputs and processes
”. The reference to such integration is now deleted from IFRS 3 in the proposed amendment and the assessment must be based on what has been acquired in its current state and condition.
This amendment will be applied prospectively to future acquisitions. While there are no immediate impacts resulting from this amendment, this change will likely result in more acquisitions being accounted for as asset acquisitions. Application of the change could also affect the accounting for disposal transactions.
The Company applied the amendments beginning January 1, 2020, with no changes to the Company’s consolidated financial statements.
NOTE 5. SIGNIFICANT ACCOUNTING ESTIMATES AND JUDGMENT
The timely preparation of financial statements requires that management make estimates and assumptions and use judgment. Estimates and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.
Uncertainty about these assumptions and estimates could however result in outcomes that require a material adjustment to the carrying amount of the asset or liability affected in future periods. In the process of applying the Company’s accounting policies, management has made the following judgments, estimates and assumptions which have a significant effect on the amounts recognized in the consolidated financial statements:
Revenue Recognition – Performance Obligation Satisfied Over Time
The Company reflects revenues relating to performance obligations satisfied over time using the percentage-of-completion
approach of accounting. The Company uses the input method of percentage-of-completion
accounting, whereby actual input costs as a percentage of estimated total costs is used as the basis for determining the extent to which performance obligations are satisfied. The input method of percentage-of-completion
accounting provides a faithful depiction of the transfer of control to the customer, as the Company is able to recover costs incurred relating to the satisfaction of the associated performance obligation. This approach to revenue recognition requires management to make a number of estimates and assumptions surrounding the expected profitability of the contract, the estimated degree of completion based on cost progression, and other detailed factors. Although these factors are routinely reviewed as part of the project management process, changes in these estimates or assumptions could lead to changes in the revenues recognized in a given period.
Certain contracts also include aspects of variable consideration, such as liquidated damages on project delays. For these contracts, management must make estimations as to the likelihood of the variable consideration being recognized or constrained, based on the status of each project, the potential value of variable consideration, communication received from the customer, and other factors. Enerflex continues to monitor these factors. Changes in estimated cost or revenue associated with a project, including variable consideration, could result in material changes to revenue and gross margin recognized on certain projects.
Revenue Recognition – Performance Obligation Satisfied at a Point in Time
The Company reflects revenues relating to performance obligations satisfied at a point in time when control – indicated by transfer of the legal title, physical possession, significant risks and rewards of ownership, or any combination of these indicators – is transferred to the customer.
Provisions for Warranty
Provisions set aside for warranty exposures either relate to amounts provided systematically based on historical experience under contractual warranty obligations or specific provisions created in respect of individual customer issues undergoing commercial resolution and negotiation. Amounts set aside represent management’s best estimate of the likely settlement and the timing of any resolution with the relevant customer.
Business Acquisitions
In a business acquisition, the Company may acquire assets and assume certain liabilities of an acquired entity. Estimates are made as to the fair value of property, plant and equipment, intangible assets, and goodwill, among other items. In certain circumstances, such as the valuation of property, plant and equipment and intangible assets acquired, the Company relies on independent third-party valuators. The determination of these fair values involves a variety of assumptions, including revenue growth rates, projected cash flows, discount rates, and earnings multiples.
Property, Plant and Equipment and Rental Equipment
Property, plant and equipment and rental equipment is stated at cost less accumulated depreciation and any impairment losses. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. The estimated useful lives of property, plant and equipment and rental equipment is reviewed on an annual basis. Assessing the reasonableness of the estimated useful lives of property, plant and equipment and rental equipment requires judgment and is based on currently available information. Property, plant and equipment and rental equipment is also reviewed for potential impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.
Changes in circumstances, such as technological advances and changes to business strategy can result in actual useful lives differing significantly from estimates. The assumptions used, including rates and methodologies, are reviewed on an ongoing basis to ensure they continue to be appropriate. Revisions to the estimated useful lives of property, plant and equipment and rental equipment constitutes a change in accounting estimate and are applied prospectively.

F-
2
2

Right-of-Use
Asset and Lease Liability
The Company determines the
right-of-use
asset and lease liability for each lease upon commencement. In calculating the right-of-use
asset and lease liability, the Company is required to determine a suitable discount rate in order to calculate the present value of the contractual payments for the right to use the underlying asset during the lease term. In addition, the Company is required to assess the term of the lease, including if the Company is reasonably certain to exercise options to extend the lease or terminate the lease. Discount rates and lease assumptions are reassessed on a periodic basis.
Finance Lease Receivables
In calculating the value of the Company’s finance lease receivables, the Company is required to determine the fair value of the underlying assets included in the finance lease transaction, or, if lower, the present value of the lease payments discounted using a market rate of interest. The fair value of the underlying assets should reflect the amount that the Company would otherwise recognize on a sale of those assets.
Allowance for Doubtful Accounts
Amounts included in allowance for doubtful accounts reflect the full lifetime expected credit losses for trade receivables. The Company determines allowances based on management’s best estimate of future expected credit losses, considering historical default rates, current economic conditions, and forecasts of future economic conditions. Future economic conditions, especially around the oil and gas industry, may have a significant impact on the collectability of trade receivables from customers and the corresponding expected credit losses. Management has implemented additional monitoring processes in assessing the creditworthiness of customers and believes the current provision appropriately reflects the best estimate of its future expected credit losses. Significant or unanticipated changes in economic conditions could impact the magnitude of future expected credit losses.
Impairment of Inventories
The Company regularly reviews the nature and quantities of inventory on hand and evaluates the net realizable value of items based on historical usage patterns, known changes to equipment or processes, and customer demand for specific products. Significant or unanticipated changes in business conditions could impact the magnitude and timing of impairment recognized.
Impairment of
Non-Financial
Assets
Impairment exists when the carrying value of an asset or group of assets exceeds its recoverable amount, which is the higher of its fair value less costs to sell and its value-in-use.
The fair value less costs to sell calculation is based on available data from binding sales transactions in an arm’s length transaction of similar assets or observable market prices less incremental costs for disposing of the asset. The value-in-use
calculation is based on a discounted cash flow model, which requires the Company to estimate future cash flows and use judgment to determine a suitable discount rate to calculate the present value of those cash flows.
Impairment of Goodwill
The Company tests goodwill for impairment at least on an annual basis, or when there is any indication that goodwill may be impaired. This requires an estimation of the value-in-use
of the groups of CGUs to which the goodwill is allocated. Estimating the value-in-use
requires an estimate of the expected future cash flows from each group of CGUs and use judgment to determine a suitable discount rate in order to calculate the present value of those cash flows. The methodology and assumptions used, as well as the results of the assessment performed are detailed in Note 14.

F-2
3

Income Taxes
Uncertainties exist with respect to the interpretation of complex tax regulations and the amount and timing of future taxable income. Given the wide range of international business relationships and the long-term nature and complexity of existing contractual agreements, differences arising between the actual results and the assumptions made, or future changes to such assumptions, could necessitate future adjustments to taxable income. The Company establishes provisions, based on reasonable estimates, for possible consequences of audits by the tax authorities of the respective countries in which it operates. The amount of such provisions is based on various factors, such as experience of previous tax audits and differing interpretations of tax regulations by the taxable entity and the responsible tax authority. Such differences of interpretation may arise on a wide variety of issues depending on the conditions prevailing in the respective company’s domicile.
Deferred tax assets are recognized for all unused tax losses, carried forward tax credits or other deductible temporary differences to the extent that it is probable that taxable profit will be available against which these deferred tax assets can be utilized. Significant judgment is required to determine the amount of deferred tax assets that can be recognized, based upon the timing of reversal, expiry of losses and the level of future taxable profits together with future tax planning strategies. The basis for this estimate is management’s cash flow projections. To the extent the Company determines the recoverability of deferred tax assets is unlikely, the deferred tax asset is not recognized. Management regularly assesses the unrecognized deferred tax asset to determine what portion can be recognized in response to changing economic conditions or recent events.
Share-Based Compensation
The Company employs the fair value method of accounting for stock options and phantom share entitlement. The determination of the share-based compensation expense for stock options and phantom share entitlement requires the use of estimates and assumptions based on exercise prices, market conditions, vesting criteria, length of employment, and past experiences of the Company. Changes in these estimates and future events could alter the determination of the provision for such compensation. Details concerning the assumptions used are described in Note 24.
Government Grants
In response to the
COVID-19
pandemic and associated restrictions, including mandated quarantines, business closures, and travel restrictions, governments in certain jurisdictions in which the Company does business have established programs to assist companies and individuals through the period for which these restrictions are in place. During the year, the Company continued to qualify for government grants in several jurisdictions, primarily the Canada Emergency Wage Subsidy, Canada Emergency Rent Subsidy,
Hardest-Hit
Business Recovery Program, and the Employee Retention Credit program in USA. Subsidies received have been recorded as a reduction in cost of goods sold and selling and administrative expenses within the consolidated statements of earnings in accordance with where the associated expense was recognized. There are no unfulfilled conditions or other contingencies relating to government assistance that has been recognized. Total subsidies received is in Note 34.
NOTE 6. NEW POLICIES, STANDARDS, INTERPRETATIONS, AND AMENDMENTS
The Company has reviewed new and revised accounting pronouncements that have been issued but are not yet effective and determined that no pronouncements or amendments would be expected to have a material impact on future financial statements.

F-2
4

NOTE 7. ACCOUNTS RECEIVABLE AND CONTRACT ASSETS
Accounts receivable consisted of the following:

December 31,	2021	2020
Trade receivables	$213,815	$194,777
Less: allowance for doubtful accounts 1	(10,334)	(11,439)

Trade receivables, net	$203,481	$183,338
Other receivables	8,725	30,037

Total accounts receivable	$212,206	$213,375

1
During the third quarter of 2020, management identified certain receivable balances in the Rest of World segment that may be at higher risk of credit loss, leading to an increase in the allowance for doubtful accounts provision at September
 30, 2020. The value of the provision relating to these receivables at December
 31, 2020 represents only the outstanding amounts owed to
Enerflex
, as the total value of the associated contract was recognized and largely collected prior to 2020.

Aging of trade receivables:

December 31,	2021	2020
Current to 90 days	$183,105	$152,285
Over 90 days	30,710	42,492

	$213,815	$194,777

Movement in allowance for doubtful accounts:

December 31,	2021	2020
Balance, January 1	$11,439	$2,144
Impairment provision additions on receivables	275	21,072
Amounts settled and derecognized during the year	(1,317)	(11,071)
Currency translation effects	(63)	(706)

	$10,334	$11,439

Movement in contract assets:

December 31,	2021	2020
Balance, January 1	$66,722	$130,392
Unbilled revenue recognized	244,372	238,300
Amounts billed	(228,327)	(281,145)
Amounts transferred to other assets	—	(26,625)
Currency translation effects	(7)	5,800

	$82,760	$66,722

Amounts recognized as contract assets are typically billed to customers within three months.

F-2
5

NOTE 8. INVENTORIES
Inventories consists of the following:

December 31,	2021	2020
Direct materials	$83,943	$119,342
Repair and distribution parts	54,156	52,125
Work-in-progress	31,298	25,185
Equipment	3,290	15,599

Total inventories	$172,687	$212,251

December 31,	2021	2020
Work-in-progress related to finance leases	$36,169	$—
The amount of inventory and overhead costs recognized as an expense and included in cost of goods sold
during 2021 was $757.9 million (December 31, 2020 – $937.7 million; December 31, 2019 – $1,631.2 million). Cost of goods sold is made up of direct materials, direct labour, depreciation on manufacturing assets, post-manufacturing expenses, and overhead. Cost of goods sold also includes inventory write-downs pertaining to obsolesce nce
and aging

together with recoveries of past write-downs upon disposition. The net amount of inventory write-downs charged to the consolidated statements of earnings and included in cost of goods sold for the year ended December
31
,
2021
was $
6.1
 million (
December 31, 2020
–
$
5.4
 million; December
31
,
2019
–
$
5.9
million).
The costs related to the construction of rental assets determined to be finance leases are accounted for as work-in-progress
related to finance leases. Once the project is completed and enters service it will be reclassified to cost of goods sold. During the year ended December 31, 2021 the Company spent $36.2 million (December 31, 2020 – nil) related to finance leases.

F-2
6

NOTE 9. PROPERTY, PLANT AND EQUIPMENT AND RENTAL EQUIPMENT

	Land	Building	Equipment	Assets under construction	Total property, plant and equipment	Rental equipment
Cost
January 1, 2021	$18,471	$112,179	$63,844	$4,050	$198,544	$881,684
Additions	—	—	831	4,323	5,154	52,187
Reclassification	—	2,327	2,566	(5,297)	(404)	—
Disposals	—	(66)	(2,436)	—	(2,502)	(82,304)
Currency translation effects	(60)	(419)	(313)	(8)	(800)	(11,833)

December 31, 2021	$18,411	$114,021	$64,492	$3,068	$199,992	$839,734

Accumulated depreciation
January 1, 2021	$—	$(44,334)	$(51,574)	$—	$(95,908)	$(243,870)
Depreciation charge	—	(5,956)	(4,451)	—	(10,407)	(55,466)
Impairment	—	—	—	—	—	(537)
Disposals	—	66	2,351	—	2,417	62,990
Currency translation effects	—	137	183	—	320	7,477

December 31, 2021	$—	$(50,087)	$(53,491)	$—	$(103,578)	$(229,406)

Net book value – December 31, 2021	$18,411	$63,934	$11,001	$3,068	$96,414	$610,328

	Land	Building	Equipment	Assets under construction	Total property, plant and equipment	Rental equipment
Cost
January 1, 2020	$18,756	$105,130	$63,386	$10,304	$197,576	$917,204
Additions	—	198	1,176	8,500	9,874	123,879
Reclassification	—	9,213	3,324	(14,956)	(2,419)	—
Disposals	—	(76)	(3,120)	—	(3,196)	(119,251)
Currency translation effects	(285)	(2,286)	(922)	202	(3,291)	(40,148)

December 31, 2020	$18,471	$112,179	$63,844	$4,050	$198,544	$881,684

Accumulated depreciation
January 1, 2020	$—	$(39,262)	$(49,763)	$—	$(89,025)	$(275,109)
Depreciation charge	—	(5,945)	(5,558)	—	(11,503)	(51,360)
Impairment	—	—	—	—	—	(2,607)
Disposals	—	71	3,055	—	3,126	67,054
Currency translation effects	—	802	692	—	1,494	18,152

December 31, 2020	$—	$(44,334)	$(51,574)	$—	$(95,908)	$(243,870)

Net book value – December 31, 2020	$18,471	$67,845	$12,270	$4,050	$102,636	$637,814

F-2
7

	Land	Building	Equipment	Assets under construction	Total property, plant and equipment	Rental equipment
Cost
January 1, 2019	$23,034	$88,668	$59,685	$11,641	$183,028	$798,999
Additions	—	1,557	1,283	43,482	46,322	217,068
Reclassification	—	33,403	8,167	(44,338)	(2,768)	—
Disposals	(3,531)	(14,663)	(3,898)	—	(22,092)	(51,811)
Currency translation effects	(747)	(3,835)	(1,851)	(481)	(6,914)	(47,052)

December 31, 2019	$18,756	$105,130	$63,386	$10,304	$197,576	$917,204

Accumulated depreciation
January 1, 2019	$—	$(45,216)	$(49,106)	$—	$(94,322)	$(260,510)
Depreciation charge	—	(5,039)	(5,740)	—	(10,779)	(52,916)
Impairment	—	—	—	—	—	(26,414)
Disposals	—	9,441	3,748	—	13,189	45,969
Currency translation effects	—	1,552	1,335	—	2,887	18,762

December 31, 2019	$—	$(39,262)	$(49,763)	$—	$(89,025)	$(275,109)

Net book value – December 31, 2019	$18,756	$65,868	$13,623	$10,304	$108,551	$642,095

During the fourth quarter of 2021 and 2020, the Company recorded a disposition of certain rental equipment that was recognized as a finance lease. Refer to Note 11 for further details on these finance lease transactions.
Depreciation of property, plant and equipment and rental equipment included in earnings (loss) for the year ended December 31
, 2021
was $65.9
 million (December 31, 2020
–
$62.9
 million; December 31
, 2019
–
$63.7
million), of which $64.1
 million was included in cost of goods sold (December 31, 2020
–
$61.2
 million; December 31
, 2019
–
$61.7
million) and $1.8
 million was included in selling and administrative expenses (December 31, 2020
–
$1.7
 million; December 31
, 2019
–
$2.0
million).
Impairment of rental equipment included in earnings for the year ended December 31, 2021 was $0.5 million (December 31, 2020 – $2.6 million; December 31, 2019 – $26.4 million).
The Company reclassified certain amounts between cost of goods sold and selling and administrative expenses, refer to Note 2(a) for more details. The impact of the reclassification on property, plant and equipment depreciation from selling and administrative expenses to cost of goods sold is $1.9 million for the year ended December 31, 2021 (December 31, 2020 – $2.0 million; December 31, 2019 – $1.6
million).

F-2
8

NOTE 10. LEASE
RIGHT-OF-USE
ASSETS

	Land and buildings	Equipment	Total lease right-of-use assets
Cost
January 1, 2021	$56,242	$19,360	$75,602
Additions	4,097	6,778	10,875
Disposal	(1,644)	(1,583)	(3,227)
Currency translation effects	(315)	(196)	(511)

December 31, 2021	$58,380	$24,359	$82,739

Accumulated depreciation
January 1, 2021	$(13,527)	$(7,891)	$(21,418)
Depreciation charge	(8,350)	(5,492)	(13,842)
Disposal	1,535	714	2,249
Currency translation effects	144	15	159

December 31, 2021	$(20,198)	$(12,654)	$(32,852)

Net book value – December 31, 2021	$38,182	$11,705	$49,887

	Land and buildings	Equipment	Total lease right-of-use assets
Cost
January 1, 2020	$55,463	$17,104	$72,567
Additions	3,923	4,389	8,312
Disposal	(3,069)	(1,821)	(4,890)
Currency translation effects	(75)	(312)	(387)

December 31, 2020	$56,242	$19,360	$75,602

Accumulated depreciation
January 1, 2020	$(8,028)	$(4,251)	$(12,279)
Depreciation charge	(8,106)	(5,601)	(13,707)
Disposal	2,513	1,779	4,292
Currency translation effects	94	182	276

December 31, 2020	$(13,527)	$(7,891)	$(21,418)

Net book value – December 31, 2020	$42,715	$11,469	$54,184

F-2
9

	Land and buildings	Equipment	Total lease right-of-use assets
Cost
January 1, 2019	$23,017	$8,968	$31,985
Additions	32,896	8,579	41,475
Disposal	(74)	(152)	(226)
Currency translation effects	(376)	(291)	(667)

December 31, 2019	$55,463	$17,104	$72,567

Accumulated depreciation
January 1, 2019	$—	$—	$—
Depreciation charge	(8,198)	(4,457)	(12,655)
Disposal	74	152	226
Currency translation effects	96	54	150

December 31, 2019	$(8,028)	$(4,251)	$(12,279)

Net book value – December 31, 2019	$47,435	$12,853	$60,288

Depreciation of lease

right-of-use

assets included in earnings for the year ended December 31, 2021 was $13.8 million (December 31, 2020 – $13.7 million; December 31, 2019 – $12.7 million), of which $11.2 million was included in cost of goods sold (December 31, 2020 – $11.0 million; December 31, 2019 – $10.0 million) and $2.6 million was included in selling and administrative expenses (December 31, 2020 – $2.7 million; December 31, 2019 – $2.7 million).
The Company reclassified certain amounts between cost of goods sold and selling and administrative expenses, refer to Note 2(a) for more details. The impact of the reclassification on lease right-of-use depreciation from selling and administrative expenses to cost of goods sold is $3.8 million for the year ended December 31, 2021 (December 31, 2020 – $3.9 million; December 31, 2019 – $3.8 million).
NOTE 11. FINANCE LEASES RECEIVABLE
The Company entered into finance lease arrangements for certain of its rental assets. The terms of the leases entered into range from three to 10 years.
During the fourth quarter of 2021, the Company entered into an agreement to extend an existing contract. The new arrangement has been determined to be accounted for as a finance lease. Enerflex, as a manufacturer lessor, recognizes selling profit or loss on a finance lease at the commencement date. Revenue from contracts that have been classified as finance leases for newly built equipment is recorded as Engineered Systems revenue. Revenue from contracts that have been classified as finance leases related to existing or pre-owned
equipment, is recorded as Energy Infrastructure revenue. Upon commencement of the new lease, the Company recognizes revenue, based on the fair value of the underlying assets, and cost of goods sold, determined to be the net book value of those assets, in the consolidated statements of earnings. The finance lease interest portion will be recognized in the Energy Infrastructure product line over the lease term. In addition, the Company recognizes a finance lease receivable equal to the revenue recognized and derecognized the net book value of the underlying assets from rental equipment.

F-
30

The value of the finance lease receivable is comprised of the following:

	Minimum lease payments		Present value of minimum lease payments
December 31,	2021	2020	2021	2020
Less than one year	$16,420	$3,047	$15,248	$2,928
Between one and five years	64,739	42,129	49,546	34,020
Later than five years	62,827	45,445	38,564	27,326

	$143,986	$90,621	$103,358	$64,274
Less: unearned finance income	(40,628)	(26,347)	—	—

	$103,358	$64,274	$103,358	$64,274

December 31,	2021	2020
Balance, January 1	$64,274	$900
Additions	40,154	64,270
Interest income	5,417	80
Billings and payments	(6,597)	(639)
Currency translation effects	110	(337)

	$103,358	$64,274

During the year ended December 31, 2021, the Company recognized $6.2 million of selling profit related to the commencement of finance leases (December 31, 2020 – $14.7 million; December 31, 2019 – nil). Additionally, during the twelve months ended 2021, the Company recognized $5.4 million of interest income on the finance lease receivable (December 31, 2020 – $0.1 million; December 31, 2019 – $0.1 million). Income related to variable lease payments was nominal during the years ended December 31, 2021, 2020, and 2
0
19.
The average interest rates implicit in the leases are fixed at the contract date for the entire lease term. At December 31, 2021 the average interest rate was 8.0 percent per annum (December 31, 2020 – 7.5 percent
). The finance lease receivables at the end of reporting period are neither past due nor impaired.
NOTE 12. OTHER ASSETS

December 31,	2021	2020
Investment in associates and joint ventures	$27,064	$26,566
Long-term receivables	24,172	31,910
Prepaid deposits	79	124

	$51,315	$58,600

F-
3
1

NOTE 13. INTANGIBLE ASSETS

	Customer relationships and other	Software	Total intangible assets
Cost
January 1, 2021	$69,824	$48,698	$118,522
Reclassification	—	404	404
Currency translation effects	(230)	(33)	(263)

December 31, 2021	$69,594	$49,069	$118,663

Accumulated amortization
January 1, 2021	$(59,296)	$(42,682)	$(101,978)
Amortization charge	(4,642)	(2,079)	(6,721)
Currency translation effects	121	33	154

December 31, 2021	$(63,817)	$(44,728)	$(108,545)

Net book value – December 31, 2021	$5,777	$4,341	$10,118

	Customer relationships and other	Software	Total intangible assets
Cost
January 1, 2020	$70,895	$51,283	$122,178
Reclassification	—	2,419	2,419
Disposal	—	(5,045)	(5,045)
Currency translation effects	(1,071)	41	(1,030)

December 31, 2020	$69,824	$48,698	$118,522

Accumulated amortization
January 1, 2020	$(55,232)	$(44,888)	$(100,120)
Amortization charge	(4,974)	(2,798)	(7,772)
Disposal	—	5,045	5,045
Currency translation effects	910	(41)	869

December 31, 2020	$(59,296)	$(42,682)	$(101,978)

Net book value – December 31, 2020	$10,528	$6,016	$16,544

	Customer relationships and other	Software	Total intangible assets
Cost
January 1, 2019	$72,899	$49,564	$122,463
Additions	—	13	13
Reclassification	—	2,768	2,768
Disposal	—	(431)	(431)
Currency translation effects	(2,004)	(631)	(2,635)

December 31, 2019	$70,895	$51,283	$122,178

Accumulated amortization
January 1, 2019	$(51,326)	$(42,255)	$(93,581)
Amortization charge	(4,966)	(3,694)	(8,660)
Disposal	—	431	431
Currency translation effects	1,060	630	1,690

December 31, 2019	$(55,232)	$(44,888)	$(100,120)

Net book value – December 31, 2019	$15,663	$6,395	$22,058

F-
3
2

NOTE 14. GOODWILL AND IMPAIRMENT REVIEW OF GOODWILL

December 31,	2021	2020
Balance, January 1	$576,028	$573,928
Currency translation effects	(9,758)	2,100

	$566,270	$576,028

Goodwill acquired through business combinations was allocated to the USA, Rest of World, and Canada business segments, and represents the lowest level at which goodwill is monitored for internal management purposes. At December 31, 2021, the Company determined that there were no indicators of impairment, and performed an annual assessment comparing the carrying amount and recoverable amount for each segment in accordance with IAS 36.10(b).
In assessing whether goodwill has been impaired, the carrying amount of the segment (including goodwill) is compared with its recoverable amount. The recoverable amount is the higher of the fair value less costs to sell and value-in-use.
The recoverable amounts for the segments have been determined based on value-in-use
calculations, using discounted cash flow projections as at December 31, 2021. Management has adopted a five-year projection period to assess each segment’s value-in-use.
A terminal value is then determined using a perpetual growth methodology based on the fifth year. This five-year projection includes the financial budgets approved by the Board of Directors for 2022 and management’s expectations of cash flows for 2023 to 2026.
Key Assumptions Used in
Value-In-Use
Calculations:
The Company completed its annual assessment for goodwill impairment and determined that the recoverable amount for the USA, Rest of World, and Canada segments exceeded the carrying amount using a 9.4 percent (December 31, 2020 – 9.6 percent),
12.6
percent (December 31, 2020 –
12.8
percent), and
10.7 percent (December 31, 2020 – 10.9
percent)
post-tax
discount rate, respectively.
The estimation of
value-in-use
involved significant judgment in the determination of inputs to the discounted cash flow model and is most sensitive to changes in terminal growth and discount rates. These key assumptions were tested for sensitivity by applying a reasonable possible change to those assumptions. Future earnings before finance costs and taxes were changed by ten percent while the discount rate was changed by one percent.

•
Earnings Before Finance Costs and Taxes: Management has made estimates relating to the amount and timing of revenue recognition for projects included in backlog, and the assessment of the likelihood of maintaining and growing market share. For each ten percent change in earnings before finance costs and taxes, the impact on the value-in-use
would be $17.1 million for the Canada segment and $91.0 million for the ROW segment. This ten percent change in earnings before finance costs and taxes would trigger an impairment in the Canada and ROW segments.

•
Discount Rate: Management determines a discount rate for each segment based on the estimated weighted average cost of capital of the Company, using the five-year average of the Company’s peer group debt to total enterprise value, adjusted for a number of risk factors specific to each segment. This discount rate has been calculated using an estimated risk-free rate of return adjusted for the Company’s estimated equity market risk premium, the Company’s cost of debt, and the tax rate in the local jurisdiction. For each one percent change in the discount rate, the impact on the value-in-use
would be $21.1 million for the Canada segment and $118.6 million for the ROW segment. This one percent change in weighted average cost of capital would trigger an impairment in the Canada and ROW segments.

F-
3
3

Management will continue to assess the long-term
projected
cash flows, as certain factors may cause a material variance from previously used cash flow projections. Management notes that there is a potential for future impairments as more certainty around future cash flows is achieved.
NOTE 15. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

December 31,	2021	2020
Accounts payable and accrued liabilities	$234,212	$178,303
Accrued dividend payable	2,242	1,794
Cash-settled share-based payments	4,293	2,055

	$240,747	$182,152

NOTE 16. WARRANTY PROVISIONS

December 31,	2021	2020
Balance, January 1	$10,549	$15,563
Additions during the year	849	8,203
Amounts settled and released in the year	(4,681)	(13,232)
Currency translation effects	(81)	15

	$6,636	$10,549

NOTE 17. DEFERRED REVENUES

December 31,	2021	2020
Balance, January 1	$35,409	$89,409
Cash received in advance of revenue recognition	167,956	247,100
Revenue subsequently recognized	(118,438)	(306,334)
Currency translation effects	(313)	5,234

	$84,614	$35,409

Amounts recognized as deferred revenues are typically recognized into revenue within six months.
NOTE 18. LONG-TERM DEBT
Through private placement, the Company has $266.9 million of senior unsecured notes (“Notes”) issued and outstanding. These Notes consist of $105.0 million U.S. dollar and $15.0 million Canadian dollar maturing December 15, 2024 bearing an interest rate of 4.67 percent and 4.50 percent respectively, and $70.0 million U.S. dollar and $30.0 million Canadian dollar maturing December 15, 2027 bearing an interest rate of 4.87 percent and 4.79 percent respectively.
During the third quarter of 2021, Enerflex successfully extended the maturity date for $660.0 million of $725.0 million in commitments to its amended and restated syndicated revolving credit facility (“Bank Facility”) to June 30, 2025 (the “Maturity Date”). The maturity date for the other $65.0 million in commitments to the Bank Facility remains June 30, 2023. In addition, the Bank Facility may be increased by $150.0 million at the request of the Company, subject to the lenders’ consent. There are no required or scheduled repayment of principal until the maturity date of the Bank Facility. Drawings on the Bank Facility are available by way of Prime Rate loans, U.S. Base Rate loans, London Interbank Offered Rate (“LIBOR”) loans, and Bankers’ Acceptance notes. The Company may also draw on the Bank Facility through bank overdrafts in either Canadian or U.S. dollars and issue letters of credit under the Bank Facility.

F-3
4

Pursuant to the terms and conditions of the Bank Facility, a margin is applied to drawings on the Bank Facility in addition to the quoted interest rate. The margin is established in basis points and is based on a consolidated net debt to earnings before finance costs, income taxes, depreciation and amortization (“EBITDA”) ratio. The margin is adjusted effective the first day of the third month following the end of each fiscal quarter based on the above ratio.
The Bank Facility is unsecured and ranks pari passu with the Notes. The Company is required to maintain certain covenants on the Bank Facility and the Notes. As at December 31, 2021, the Company was in compliance with these covenants.
During the second quarter of 2021, a subsidiary of the Company finalized access to a credit facility, secured by certain assets of the subsidiary, of up to $52.5 million U.S. dollars (the “Asset-Based Facility”). This new credit facility is non-recourse to the Company. Under the terms of the Asset-Based Facility, the Company is required to maintain certain covenants. As at December 31, 2021, the Company was in compliance with these covenants. Pursuant to the terms and conditions of the Asset-Based Facility, a margin is applied to drawings on the Asset-Based Facility in addition to the quoted interest rate.
The margin is established as a percentage and is based on a consolidated total funded debt to EBITDA ratio. The composition of the borrowings on the Bank Facility, Asset-Based Facility, and the Company’s Notes is as follows:

December 31,	2021	2020
Drawings on Bank Facility	$30,522	$84,369
Drawings on Asset-Based Facility	37,411	—
Notes due June 22, 2021	—	40,000
Notes due December 15, 2024	148,119	148,686
Notes due December 15, 2027	118,746	119,124
Deferred transaction costs	(3,376)	(2,467)

	$331,422	$389,712

Current portion of long-term debt	$—	$40,000
Non-current portion of long-term debt	331,422	349,712

	$331,422	$389,712

During the second quarter of 2021, the Company repaid $40.0 million of 6.0 percent senior unsecured notes that were due June 22, 2021. The repayment was financed by cash on hand and drawings on the Bank Facility.
The weighted average interest rate on the Bank Facility for the year ended December 31, 2021 was 2.1 percent (December 31, 2020 – 2.3 percent). The weighted average interest rate on the Asset-Based Facility for the year ended December 31, 2021 was
 3.0 percent (December 31, 2020 – nil
). At December 31, 2021 without considering renewal at similar terms, the Canadian dollar equivalent principal payments due over the next five years are
$216.1 million, and $118.7
million thereafter.

NOTE 19. LEASE LIABILITIES

December 31,	2021	2020
Balance, January 1	$61,926	$67,000
Additions	9,721	8,065
Lease interest	3,029	3,371
Payments made against lease liabilities	(17,244)	(16,141)
Currency translation effects and other	(418)	(369)

Closing balance	$57,014	$61,926

Current portion of lease liabilities	$13,906	$14,693
Non-current portion of lease liabilities	43,108	47,233

	$57,014	$61,926

In addition to the lease payments made above, during the year ended December 31, 2021, the Company paid $0.3 million (December 31, 2020 – $1.0 million; December 31, 2019 – $1.7 million) relating to short-term and low-value
leases which were expensed as incurred. During year ended December 31, 2021, the Company also paid $3.0 million (December 31, 2020 – $1.6 million; December 31, 2019 – $1.7 million) in variable lease payments not included in the measurement of lease liabilities, of which $1.8 million (December 31, 2020 – $0.7 million; December 31, 2019 – $0.4 million) was included in cost of goods sold and $1.2 million (December 31, 2020 – $0.9 million; December 31, 2019 – $1.3 million) was included in selling and administrative expenses. Interest expense on lease liabilities was $3.0 million for the year ended December 31, 2021 (December 31, 2020 – $3.4 million; December 31, 2019 – $2.6 million). Total cash outflow for leases for the year ended December 31, 2021 was $20.5 million (December 31, 2020 – $18.7 million; December 31, 2019 – $19.1 million).
Future minimum lease payments under
non-cancellable
leases is as follows:

December 31, 2021
2022	$15,448
2023	11,167
2024	8,192
2025	6,313
2026	4,561
Thereafter	22,817

$68,498
Less:
Imputed interest	11,273
Short-term leases	165
Low-value leases	46

$57,014

NOTE 20. INCOME TAXES

(a)	Income Tax Recognized in Net Earnings
The components of income tax expense were as follows:

Years ended December 31,	2021	2020	2019
Current income taxes	$13,135	$(6,872)	$31,720
Deferred income taxes	43,422	14,174	31,476

	$56,557	$7,302	$63,196

(b)	Reconciliation of Tax Expense
The provision for income taxes differs from that which would be expected by applying Canadian statutory rates. A reconciliation of the difference is as follows:

Years ended December 31,	2021	2020	2019
Earnings before income taxes	$38,102	$95,559	$215,324
Canadian statutory rate	23.8%	24.4%	26.5%

Expected income tax provision	$9,068	$23,316	$57,061
Add (deduct):
Exchange rate effects on tax basis	(2,269)	(4,007)	2,125
Earnings taxed in foreign jurisdictions	2,313	(14,505)	(1,129)
Revaluation of Canadian deferred tax assets due to change in statutory rate	(660)	597	5,040
Withholding tax on dividends received from foreign subsidiaries	2,763	—	—
Amounts not deductible (taxable) for tax purposes	811	2,426	723
Impact of accounting for associates and joint ventures	(160)	(530)	(575)
Change in recognized deferred tax assets	44,704	—	—
Other	(13)	5	(49)

Income tax expense from continuing operations	$56,557	$7,302	$63,196

The applicable statutory tax rate is the aggregate of the Canadian federal income tax rate of 15.0 percent (2020 – 15.0 percent; 2019 – 15.0 percent) and provincial income tax rates of 8.8 percent (2020 – 9.4 percent; 2019 – 11.5 percent). During the fourth quarter of 2020, lower Alberta corporate income tax rates became substantively
enacted. The Alberta corporate income tax rates are 11.5 percent for 2019, 8.99 percent for 2020, and 8.0 percent thereafter.
The Company’s effective tax rate is subject to fluctuations in the Argentine peso and Mexican peso exchange rate against the U.S. dollar. Since the Company holds significant rental assets in Argentina and Mexico, the tax base of these assets is denominated in Argentine peso and Mexican peso, respectively. The functional currency is, however, the U.S. dollar and as a result, the related local currency tax bases are revalued periodically to reflect the closing U.S. dollar rate against these currencies. Any movement in the exchange rate results in a corresponding unrealized exchange rate gain or loss being recorded as part of deferred income tax expense or recovery. During periods of large fluctuation or devaluation of the local currency against the U.S. dollar, these amounts may be significant but are unrealized and may reverse in the future. Recognition of these amounts is required by IFRS, even though the revalued tax basis does not generate any cash tax obligation or liability in the future.

(c)	Income Tax Recognized in Other Comprehensive Income

Years ended December 31,	2021	2020	2019
Deferred Tax
Arising on income and expenses recognized in other comprehensive income:
Fair value remeasurement of hedging instruments entered into for cash flow hedges	$77	$186	$(286)
Arising on income and expenses reclassified from other comprehensive income to net earnings:
Relating to cash flow hedges	(53)	158	276
Arising on foreign exchange movement on long-term debt:
Relating to net investment hedge	—	61	—

Total income tax recognized in other comprehensive income	$24	$405	$(10)

(d)	Net Deferred Tax Assets (Liabilities)
Deferred tax assets and liabilities arise from the following:

	Accounting provisions and accruals	Tax losses	Long-term assets	Other	Exchange rate effects on tax bases	Cash flow hedges	Total 1

January 1, 2021	$18,058	$28,969	$(73,956)	$544	$(12,799)	$(8)	$(39,192)
Charged to net earnings	(10,945)	(21,808)	(12,398)	(572)	2,269	32	(43,422)
Charged to OCI	—	—	—	—	—	(24)	(24)
Exchange differences	(91)	(642)	99	539	54	—	(41)

December 31, 2021	$7,022	$6,519	$(86,255)	$511	$(10,476)	$—	$(82,679)

1	Net deferred tax liabilities at December 31, 2021 of $82.7 million consist of liabilities of $92.0 million net of assets of $9.3 million.

	Accounting provisions and accruals	Tax losses	Long-term assets	Other	Exchange rate effects on tax bases	Cash flow hedges	Total 1
January 1, 2020	$19,449	$26,082	$(57,684)	$1,330	$(17,144)	$335	$(27,632)
Charged to net earnings	(2,080)	2,661	(18,003)	(756)	4,007	—	(14,171)
Charged to OCI	—	—	—	(61)	—	(344)	(405)
Exchange differences	689	226	1,731	31	338	1	3,016

December 31, 2020	$18,058	$28,969	$(73,956)	$544	$(12,799)	$(8)	$(39,192)

1	Net deferred tax liabilities at December 31, 2020 of $39.2 million consist of liabilities of $87.4 million net of assets of $48.2 million.

(e)	Unrecognized Deferred Tax Assets
As at December 31, 2021, the Company did not recognize deductible temporary differences of $225.9 million (December 31, 2020 – $49.7 million) and unused Canadian tax credits of
$1.1 million (December 31, 2020 – nil
) for which it is unlikely that sufficient future taxable income will be available to offset against. The derecognition of certain deferred tax assets in Canada was due to a combination of factors which include losses in recent prior periods
, current period losses and continued challenging market conditions. The deductible temporary differences consist of:

Years ended December 31,	2021	2020
Canadian:
Tax losses	$138,408	$—
Capital assets	22,758	—
Accounting provisions & other accruals	26,363	—
Foreign:
Tax losses	38,374	49,667

	$225,903	$49,667

The Company’s unused tax losses and tax credits are subject to expiration in the years 2022 through 2041.
NOTE 21. SHARE CAPITAL AUTHORIZED
The Company is authorized to issue an unlimited number of common shares. Share capital comprises only one class of ordinary shares. The ordinary shares carry a voting right and a right to a dividend.

Issued and Outstanding

	2021		2020
Years ended December 31,	Number of common shares	Common share capital	Number of common shares	Common share capital
Balance, January 1	89,678,845	$375,524	89,678,845	$375,524
Exercise of stock options	—	—	—	—

	89,678,845	$375,524	89,678,845	$375,524

Total dividends declared in the year were $7.6 million, or $0.02 per share during the first three
quarters and $0.025 per share in the fourth quarter of 2021 (December 31, 2020 – $15.7 million, or $0.115 in the first quarter and $0.02 per share during the last three quarters of 2020).
NOTE 22. CONTRIBUTED SURPLUS
Contributed surplus consists of accumulated stock option expense less the fair value of the options at the grant date that have been exercised and reclassified to share capital. Changes in contributed surplus were as follows:

Years ended December 31,	2021	2020
Balance, January 1	$656,832	$655,107
Share-based compensation	1,783	1,725
Exercise of stock options	—	—

	$658,615	$656,832

NOTE 23. REVENUE

Years ended December 31,	2021	2020	2019
Engineered Systems	$354,127	$598,566	$1,448,503
Service 1	327,376	303,269	350,992
Energy Infrastructure 1,2,3	278,653	315,217	245,927

Total revenue	$960,156	$1,217,052	$2,045,422

1
During the second quarter of 2020, revenues from the operation and maintenance of BOOM contracts have been reclassified from the Service to
Energy
I
nfrast
ructure
product line, including $11,717 previously disclosed during the first quarter of 2020. For the year ended December 31, 2019, $43,594 of revenues have been reclassified from Service to
Energy
I
nfrastructure
.

This new classification creates better alignment with management’s internal metrics, as the operations and maintenance of these facilities are considered costs and revenue associated with the rental of the facilities.

2
Energy Infrastructure revenue for 2021 and 2020 includes the recognition of revenue from finance lease transactions in the fourth quarter of the same period. Upon commencement of the renegotiated leases, the Company recognized the sale of the related rental assets and a corresponding finance lease receivable. Refer to Note 11 for further details on finance leases.

3
During the year ended December 31, 2021, the Company recognized $68.2 million of revenue related to operating leases in its Canada and ROW segments (December 31, 2020 - $86.6 million
;
December 31, 2019 - $92.3 million). Additionally, the Company recognized $98.1 million of revenue related to its USA contract compression fleet (December 31, 2020 - $91.1 million
;
December 31, 2019 - $76.1 million).

Revenue by geographic location, which is attributed by destination of sale, is as follows:

Years ended December 31,	2021	2020	2019
United States	$451,675	$549,854	$954,350
Canada	173,181	206,508	484,251
Oman	84,486	53,664	105,721
Australia	61,520	65,683	71,592
Bahrain	40,361	108,358	42,864
Argentina	34,321	21,276	24,522
Mexico	27,355	32,945	46,300
Colombia	17,795	32,671	17,375
Brazil	17,289	11,130	10,953
Nigeria	7,853	92,334	256,177
Bolivia	7,775	6,264	4,037
Other	36,545	36,365	27,280

Total revenue	$960,156	$1,217,052	$2,045,422

The following table outlines the Company’s unsatisfied performance obligations, by product line, as at December 31, 2021:

	Less than one year	One to two years	Greater than two years	Total
Engineered Systems	$556,844	$705	$—	$557,549
Service	33,192	13,437	44,665	91,294
Energy Infrastructure	158,616	141,366	709,555	1,009,537

	$748,652	$155,508	$754,220	$1,658,380

NOTE 24. SHARE-BASED COMPENSATION

(a)	Share-Based Compensation Expense
The share-based compensation expense includ
e
d in the determination of net earnings was:

Years ended December 31,	2021	2020	2019
Equity settled share-based payments	$1,783	$1,725	$2,735
Deferred share units	3,053	(1,830)	(720)
Phantom share entitlement plan	102	(54)	(449)
Performance share units	3,470	667	2,754
Restricted share units	2,751	755	2,199
Cash performance target	1,778	553	1,230

Share-based compensation expense	$12,937	$1,816	$7,749

(b)	Equity-Settled Share-Based Payments

	2021		2020
Years ended December 31,	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price
Options outstanding, beginning of period	4,057,142	$12.78	3,565,521	$14.67
Granted	654,847	7.85	839,478	5.51
Forfeited	(24,267)	9.25	(121,547)	15.20
Expired	(231,278)	20.75	(226,310)	14.33

Options outstanding, end of period	4,456,444	$11.66	4,057,142	$12.78

Options exercisable, end of period	2,445,230	$13.62	1,810,577	$14.73

1	No options were exercised for the years ended December 31, 2021 and 2020.
The Company granted 654,847 stock options for the year ended December 31, 2021 (December 31, 2020 – 839,478
). Using the Black-Scholes option pricing model, the weighted average fair value of stock options granted for the year ended December 31, 2021 was
$2.89
per option (December 31, 2020 -
$2.15).
The weighted average assumptions used in determinations of fair values are noted below:

Years ended December 31,	2021	2020
Expected life (years)	5.26	5.34
Expected volatility 1	44.4%	43.6%
Dividend yield	1.0%	1.4%
Risk-free rate	1.1%	0.5%
Estimated forfeiture rate	3.9%	3.6%

1	Expected volatility is based on the historical volatility of Enerflex over a five-year period, consistent with the expected life of the option.

The following table summarizes options outstanding and exercisable at December 31, 2021:

	Options Outstanding			Options Exercisable
Range of exercise prices	Number outstanding	Weighted average remaining life (years)	Weighted average exercise price	Number outstanding	Weighted average remaining life (years)	Weighted average exercise price
$5.51 – $9.77	1,477,950	6.06	$6.53	167,895	5.62	$5.51
$9.78 – $14.75	1,677,399	2.61	12.85	1,194,130	1.79	12.65
$14.76 – $16.12	1,301,095	1.86	15.95	1,083,205	1.56	15.94

Total	4,456,444	3.53	$11.66	2,445,230	1.95	$13.62

(c)	Deferred Share Units
The Company offers a DSU plan for executives and
non-employee
directors, whereby they may elect on an annual basis to receive all or a portion of their annual bonus, or retainer and fees, respectively, in DSUs. In addition, the Board may grant discretionary DSUs to executives. A specified component of non-employee
directors’ compensation must be received in DSUs. A DSU is a notional unit that entitles the holder to receive payment, as described below, from the Company equal to the implied market value calculated as the number of DSUs multiplied by the weighted average price per share on the Toronto Stock Exchange (“TSX”) for the five trading days immediately preceding the grant.

Additional Enerflex DSUs will be credited on the regular dividend payment dates as all dividends are assumed to be reinvested.
DSUs may be granted to eligible participants on an annual basis and will vest upon being credited to the executive or non-employee
director’s account. Participants are not able to cash in their DSUs until they are no longer employed by or cease to be directors of Enerflex. The Company satisfies its payment obligation through cash payments to the participant.
DSUs represent an indexed liability of the Company relative to the Company’s share price. For the year ended December 31, 2021, the value of directors’ compensation and executive bonuses elected to be received in DSUs totalled $2.1 million (December 31, 2020 – $2.6 million).

	Number of DSUs	Weighted average grant date fair value per unit
DSUs outstanding, January 1, 2021	1,147,182	$11.01
Granted	247,317	8.33
In lieu of dividends	11,671	8.15

DSUs outstanding, December 31, 2021	1,406,170	$10.51

The carrying
 amount of the liability relating to DSUs at December 31, 2021 included in other long-term liabilities was $10.8 million (December 31, 2020 – $7.5 million).

(d)	Phantom Share Entitlement Plan
The Company utilizes a PSE plan for key employees of affiliates located in the UAE, for whom the Company’s Stock Option Plan would have negative personal taxation consequences.
The exercise price of each PSE equals the average of the market price of the Company’s shares on the TSX for the five days preceding the date of the grant. The PSEs vest at a rate of one-fifth
on each of the first five anniversaries of the date of the grant and expire on the seventh anniversary. The award entitlements for increases in the share trading value of the Company are to be paid to the recipient in cash upon exercise.

In 2021, the Board of Directors granted 24,715 PSEs (December 31, 2020 – 34,853
). The intrinsic value of the vested awards at December 31, 2021 was
$0.9 million (December 31, 2020 – nil).

	Number of PSEs	Weighted average grant date fair value per unit
PSEs outstanding, January 1, 2021	198,205	$12.69
Granted	24,715	7.85

PSEs outstanding, December 31, 2021	222,920	$12.15

The carrying amount of the liability relating to the PSEs as at December 31, 2021 included in current liabilities was $0.2 million (December 31, 2020 – $0.1 million) and in other long-term liabilities was $0.1 million (December 31, 2020 – less than $0.1 million).

(e)	Performance Share Units
The Company offers a PSU plan for executive officers of the Company. The PSU is a notional unit that entitles the holder to receive payment, as described below, from the Company equal to the number of vested PSUs multiplied by the weighted average price per share on the TSX during the last five trading days immediately preceding the grant. Vesting is based on the achievement of performance measures and objectives specified by the Board of Directors. The Board of Directors assesses performance to determine the vesting percentage, which can range from zero percent to 200 percent. Within 14 days after the determination of the vesting percentage, the holder will be paid for the vested PSUs either in cash or in shares of the Company acquired on the open market on behalf of the holder, at the discretion of the Company.
Additional Enerflex PSUs will be credited on the regular dividend payment dates as all dividends are assumed to be reinvested.
The Company paid $1.0 million for the year ended December 31, 2021 representing units vested in the year (December 31, 2020 – $0.5 million).

	Number of PSUs	Weighted average grant date fair value per unit
PSUs outstanding, January 1, 2021	982,835	$9.35
Granted	419,195	7.85
In lieu of dividends	10,423	8.18
Vested	(104,037)	7.36

PSUs outstanding, December 31, 2021	1,308,416	$9.02

The carrying amount of the liability relating to PSUs at December 31, 2021 included in current liabilities was $2.0 million
(December 31, 2020 –
$0.6
million) and in other long-term liabilities was
$2.6 million (December 31, 2020 – $1.5 million).

(f)	Restricted Share Units
The Company offers a RSU plan to executive officers and other key employees of the Company or its related entities. RSUs may be granted at the discretion of the Board of Directors. An RSU is a notional unit that entitles the holder to receive payment, as described below, from the Company equal to the number of vested RSUs multiplied by the weighted average price per share on the TSX during the last five trading days immediately preceding the vesting date. Unless otherwise determined by the Board, RSUs vest at a rate of one-third
on the first, second, and third anniversaries of the award date. Within 30 days of the vesting date, the holder will be paid for the vested RSUs. Executive officers receive payment in the form of Company shares acquired on the open market, and other key employees receive either cash or Company shares, at the discretion of the Company.

Additional Enerflex RSUs will be credited on the regular dividend payment dates as all dividends are assumed to be reinvested.
During
2021, the Board of Directors granted 472,819 RSUs to executive officers and other key employees of the Company (2020 – 680,200
)
. The Company paid $2.3 million for the year ended December 31, 2021 representing units vested in the year (December 31, 2020 – $0.8 million).

	Number of RSUs	Weighted average grant date fair value per unit
RSUs outstanding, January 1, 2021	782,517	$7.52
Granted	472,819	7.85
In lieu of dividends	8,021	8.15
Vested	(292,205)	7.79
Forfeited	(74,678)	7.37

RSUs outstanding, December 31, 2021	896,474	$7.62

The carrying amount of the liability included in current liabilities relating to RSUs at December 31, 2021 was $1.3 million (December 31, 2020 – $0.9 million).

(g)	Cash Performance Target Plan
The Company offers a CPT plan to certain
non-executive,
U.S.-based employees of the Company or its related entities. The plan is denominated in U.S. dollars and may be granted at the discretion of the Board of Directors. Although the liability associated with the CPT plan follows Enerflex’s share performance, no actual shares or securities are issued under the plan. The cash payment fluctuates based on the percentage of appreciation or depreciation in the share price over the life of the award, which is calculated using the last five days immediately preceding the vesting date. The cash grants are held for three years, and vest at a rate of one-third
on the first, second, and third anniversaries of the award date. Within 30 days of the vesting date, the holder will be paid for the vested cash grants, at the discretion of the Company.
During 2021, the Board of Directors distributed $2.2 million of CPT cash grants (2020 – $2.4 million). The Company paid
$1.5
million for the year ended December 31, 2021 representing units vested in the year (December 31, 2020 –

$0.5
million).
The weighted average grant fair value per unit was
$7.85 (December 31, 2020 – $5.51
),
using the average share price over the five days preceding the grant date.
The carrying amount of the liability included in current liabilities relating to CPT plan at December 31, 2021 was $0.8 million (December 31, 2020 – $0.5 million).

(h)	Employee Share Purchase Plan
The Company offers an employee share purchase plan whereby employees who meet the eligibility criteria can purchase shares by way of payroll deductions. There is a Company match of up to $1,000 per employee per annum based on contributions by the Company of $1 for every $3 contributed by the employee. Company contributions vest to the employee immediately. Company contributions are charged to selling and administrative expense when paid. This plan is administered by a third party.

NOTE 25. RETIREMENT BENEFITS PLAN
The Company sponsors arrangements for substantially all of its employees through defined contribution plans in Canada, UK, Asia, and Australia, and a 401(k) matched savings plan in the United States. In the case of the defined contribution plans, regular contributions are made to the employees’ individual accounts, which are administered by a plan trustee, in accordance with the plan document. Both in the case of
the defined contribution plans and the 401(k) matched savings plan, the pension expenses recorded in earnings are the amounts of actual contributions the Company is required to make in accordance with the terms of the plans.

Years ended December 31,	2021	2020	2019
Defined contribution plans	$4,567	$4,514	$5,485
401(k) matched savings plan	3,025	3,912	4,556

Net pension expense	$7,592	$8,426	$10,041

NOTE 26. FINANCE COSTS AND INCOME

Years ended December 31,	2021	2020	2019
Finance Costs
Short and long-term borrowings	$17,252	$19,993	$19,679
Interest on lease liability	3,029	3,371	2,586

Total finance costs	$20,281	$23,364	$22,265

Finance Income
Interest income	$3,286	$871	$3,687

Net finance costs	$16,995	$22,493	$18,578

NOTE 27.
RECONCILIATION OF EARNINGS PER SHARE CALCULATIONS

Year ended December 31, 2021	Net earnings	Weighted average shares outstanding	Per share
Basic	$(18,455)	89,678,845	$(0.21)
Dilutive effect of stock option conversion	—	—	—

Diluted	$(18,455)	89,678,845	$(0.21)

Year ended December 31, 2020	Net earnings	Weighted average shares outstanding	Per share
Basic	$88,257	89,678,845	$0.98
Dilutive effect of stock option conversion	—	—	—

Diluted	$88,257	89,678,845	$0.98

Year ended December 31, 2019	Net earnings	Weighted average shares outstanding	Per share
Basic	$152,128	89,500,829	$1.70
Dilutive effect of stock option conversion	—	208,916	—

Diluted	$152,128	89,709,745	$1.70

NOTE 28. FINANCIAL INSTRUMENTS
The Company has designated its financial instruments
as
follows:

December 31, 2021	Carrying value	Estimated fair value
Financial Assets
Cash and cash equivalents	$172,758	$172,758
Derivative instruments in designated hedge accounting relationships	294	294
Loans and receivables:
Accounts receivable	212,206	212,206
Contract assets	82,760	82,760
Long-term receivables	24,172	27,471

Financial Liabilities
Derivative instruments in designated hedge accounting relationships	180	180
Other financial liabilities:
Accounts payable and accrued liabilities	240,747	240,747
Long-term debt – Bank Facility	30,522	30,522
Long-term debt – Asset-Based Facility	37,411	37,411
Long-term debt – Notes	266,865	280,295
Other long-term liabilities	15,785	15,785

December 31, 2020	Ca rrying valu e	Estimated fair value
Financial Assets
Cash and cash equivalents	$95,676	$95,676
Derivative instruments in designated hedge accounting relationships	491	491
Loans and receivables:
Accounts receivable	213,375	213,375
Contract assets	66,722	66,722
Long-term receivables	31,910	35,696

Financial Liabilities
Derivative instruments in designated hedge accounting relationships	371	371
Other financial liabilities:
Accounts payable and accrued liabilities	182,152	182,152
Current portion of long-term debt - Notes	40,000	40,610
Long-term debt – Bank Facility	84,369	84,369
Long-term debt – Notes	267,810	284,605
Other long-term liabilities	10,967	10,967

Fair
Values of Financial Assets and Liabilities
The following table presents information about the Company’s financial assets and financial liabilities measured at fair value on a recurring basis as at December 31, 2021 and indicates the fair value hierarchy of the valuation techniques used to determine such fair value. During the year ended December 31, 2021, there were no transfers between Level 1 and Level 2 fair value measurements.
Fair values are determined using inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. Fair values determined using inputs including forward market rates and credit spreads that are readily observable and reliable, or for which unobservable inputs are determined not to be significant to the fair value, are categorized as Level 2. If there is no active market, fair value is established using valuation techniques, including discounted cash flow models. The inputs to these models are taken from observable market data where possible, including recent arm’s-length
market transactions, and comparisons to the current fair value of similar instruments. Where this is not feasible, inputs such as liquidity risk, credit risk, and volatility are used.

	Carrying value	Fair Value
		Level 1	Level 2	Level 3
Financial Assets
Derivative financial instruments	$294	$—	$294	$—
Long-term receivables	$24,172	$—	$27,471	$—

Financial Liabilities
Derivative financial instruments	$180	$—	$180	$—
Long-term debt – Notes	$266,865	$—	$280,295	$—
Cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, and other liabilities are reported at amounts approximating their fair values on the consolidated statement of financial position. The fair values approximate the carrying values for these instruments due to their short-term nature.
The fair value of derivative financial instruments is measured using the discounted value of the difference between the contract’s value at maturity based on the contracted foreign exchange rate and the contract’s value at maturity based on prevailing exchange rates. The financial institution’s credit risk is also taken into consideration in determining fair value.
Long-term debt associated with the Company’s Notes is recorded at amortized cost using the effective interest rate method. The amortized cost of the Notes is equal to the face value as there were no premiums or discounts on the issuance of the debt. Transaction costs associated with the debt were deducted from the debt and are being recognized using the effective interest rate method over the life of the related debt. The fair value of these Notes, determined on a discounted cash flow basis using a weighted average discount rate of 3.5 percent, was $280.3 million at December 31, 2021.
Preferred Shares
During the third quarter of 2020, the Company accepted preferred shares from a customer in exchange for products and services. The preferred shares were initially recorded at fair value and subsequently measured at amortized cost and recognized as long-term receivables in Other assets. The carrying value and estimated fair value of the preferred shares at December 31, 2021 was $24.2 million and $27.5 million (December 31, 2020 – $22.0 million and $25.7 million).
Derivative Financial Instruments and Hedge Accounting
Foreign exchange contracts are transacted with financial institutions to hedge foreign currency denominated obligations and cash receipts related to purchases of inventory and sales of products.

The following table summarizes the Company’s commitments to buy and sell forei
g
n currencies as at December 31, 2021:

		Notional amount	Maturity
Canadian Dollar Denominated Contracts
Purchase contracts	USD	16,119	January 2022 – June 2022
Sales contracts	USD	(10,849)	January 2022 – September 2022
Purchase contracts	EUR	1,091	June 2022
Sales contracts	EUR	(641)	June 2022
Management estimates that a gain of $0.1 million
would be realized if the contracts were terminated on December 31, 2021. Certain of these forward contracts are designated as cash flow hedges and accordingly, a gain of $0.2 million has been included in other comprehensive income for the year ended December 31, 2021 (December 31, 2020 – gain of $0.5 million; December 31, 2019 – loss of $0.8 million). These gains are not expected to affect net earnings as the gains will be reclassified to net earnings and will offset losses recorded on the underlying hedged items, namely foreign currency denominated accounts payable and accounts receivable. The amount removed from other comprehensive income during the year and included in the carrying amount of the hedged items for the year ended December 31, 2021 was a loss of $0.2 million (December 31, 2020 – gain of $0.5 million; December 31, 2019 – gain of $0.9 million).
All hedging relationships are formally documented, including the risk management objective and strategy. On an on-going
basis, an assessment is made as to whether the designated derivative financial instruments continue to be effective in offsetting changes in cash flows of the hedged transactions.
Risks Arising from Financial Instruments and Risk Management
In the normal course of business, the Company is exposed to financial risks that may potentially impact its operating results in any or all of its business segments. The Company employs risk management strategies with a view to mitigating these risks on a cost-effective basis. Derivative financial agreements are used to manage exposure to fluctuations in exchange rates and interest rates. The Company does not enter into derivative financial agreements for speculative purposes.
Foreign Currency Translation Exposure
In the normal course of operations, the Company is exposed to movements in the U.S. dollar, the Australian dollar, and the Brazilian real. In addition, Enerflex has significant international exposure through export from its Canadian operations, as well as a number of foreign subsidiaries, the most significant of which are located in the United States, Argentina, Brazil, Colombia, Mexico, Bahrain, Oman, the UAE, and Australia.
The types of foreign exchange risk and the Company’s related risk management strategies are as follows:
Transaction Exposure
The Canadian operations of the Company source the majority of its products and major components from the United States. Consequently, reported costs of inventory and the transaction prices charged to customers for equipment and parts are affected by the relative strength of the Canadian dollar. The Company also sells compression and processing packages in foreign currencies, primarily the U.S. dollar. Most of Enerflex’s international orders are manufactured in the United States if the contract is denominated in U.S. dollars. This minimizes the Company’s foreign currency exposure on these contracts.
The Company identifies and hedges all significant transactional currency risks. The Company has implemented a hedging policy, applicable primarily to the Canadian domiciled business units, with the objective of securing the margins earned on awarded contracts denominated in currencies other than Canadian dollars. In addition, the Company may hedge input costs that are paid in a currency other than the home currency of the subsidiary executing the contract.
Translation Exposure
The Company’s earnings from and net investment in foreign subsidiaries are exposed to fluctuations in exchange rates. The currencies with the most significant impact are the U.S. dollar, Australian dollar, and Brazilian real.
Monetary assets and liabilities denominated in foreign currencies are translated into Canadian dollars using the exchange rates in effect at the reporting dates.
Non-monetary
assets and liabilities measured at historical cost are translated using the rates of exchange at the date of the transaction. Unrealized translation gains and losses are deferred and included in accumulated other comprehensive income. The cumulative currency translation adjustments are recognized in earnings when there has been a reduction in the net investment in the foreign operations.
Earnings from foreign operations are translated into Canadian dollars each period at average exchange rates for the period. As a result, fluctuations in the value of the Canadian dollar relative to these other currencies will impact reported net earnings. The following table shows the effect of a five percent weakening of the Canadian dollar against the U.S. dollar, Australian dollar, and Brazilian real on net earnings before tax for the year ended December 31, 2021, all else being equal. A five percent strengthening of the Canadian dollar would have an equal and opposite effect. This sensitivity analysis is provided as an indicative range in a volatile currency en
v
ironment.

Canadian dollar weakens by 5 percent	USD	AUD	BRL
Earnings before income taxes	$1,776	$(90)	$167
Sensitivity Analysis
The following sensitivity analysis is intended to illustrate the sensitivity to changes in foreign exchange rates
on the Company’s financial instruments and show the impact on net earnings and other comprehensive income. Financial instruments affected by currency risk include cash and cash equivalents, accounts receivable, accounts payable, and derivative financial instruments. The following table shows the Company’s sensitivity to a five percent weakening of the Canadian dollar against the U.S. dollar, Australian dollar, and Brazilian real. A five percent strengthening of the Canadian dollar would have an equal and opposite effect. This sensitivity analysis relates to the position as at December 31, 2021 and for the year then ended.

Canadian dollar weakens by 5 percent	USD	AUD	BRL
Financial instruments held in foreign operations
Other comprehensive income	$14,019	$908	$221

Financial instruments held in Canadian operations
Earnings before income taxes	$(9,633)	$—	$—
The movement in net earnings before tax in Canadian operations is a result of a change in the fair values of financial instruments. The majority of these financial instruments are hedged.
Interest Rate Risk
The Company’s liabilities include long-term debt that is subject to fluctuations in interest rates. The Company’s Notes outstanding at December 31, 2021 include interest rates that are fixed and therefore the related interest expense will not be impacted by fluctuations in interest rates. The Company’s Bank and Asset-Based Facilities, however, is subject to changes in market interest rates.

For each one percent change in the rate of interest on the Bank and Asset-Based Facilities, the change in annual interest expense would be $0.7 million. All interest charges are recorded on the consolidated statements of earnings as finance costs.
Credit Risk
Financial instruments that potentially subject the Company to credit risk consist of cash equivalents, accounts receivable, net investment in finance lease, and derivative financial instruments.
The Company has accounts receivable from clients engaged in various industries. These specific industries may be affected by economic factors that may impact accounts receivable. Credit quality of the customer is assessed based on an extensive credit rating scorecard and individual credit limits are defined in accordance with this assessment. Credit is extended based on an evaluation of the customer’s financial condition and, generally, advance payment is not required. Outstanding customer receivables are regularly monitored and an allowance for doubtful accounts is established based expected credit losses.
The Company evaluates the concentration of risk at December 31, 2021 with respect to trade receivables as low, as its customers are located in several jurisdictions and industries and operate in largely independent markets. At December 31, 2021, the Company had no individual customers which accounted to more than 10 percent of its revenue or receivables (December 31, 2020 – the Company had no individual customers which accounted to more than 10 percent of its revenue or receivables). The maximum exposure to credit risk at the reporting date is the carrying value of each class of financial assets disclosed in this note. The Company does not hold collateral as security
.
The credit risk associated with the net investment in finance leases arises from the possibility that the counterparties may default on their obligations. In order to minimize this risk, the Company enters into finance lease transactions only in select circumstances. Close contact is maintained with the customer over the duration of the lease to ensure visibility to issues as and if they arise.
The credit risk associated with derivative financial instruments arises from the possibility that the counterparties may default on their obligations. In order to minimize this risk, the Company enters into derivative transactions only with highly-rated financial institutions.
Liquidity Risk
Liquidity risk is the risk that the Company may encounter difficulties in meeting obligations associated with
financial liabilities. In managing liquidity risk, the Company has access to a significant portion of its Bank and Asset-Based Facilities for future drawings to meet the Company’s future growth targets and to pay its obligations as they come due. As at December 31, 2021, the Company held cash and cash equivalents of $172.8 million and had drawn $67.9 million against the Bank and Asset-Based Facilities, leaving it with access to $681.5 million for future drawings. The Company continues to meet the covenant requirements of its funded debt, including the Bank Facility and Notes, with a bank-adjusted net debt to EBITDA ratio of 1.0:1 compared to a maximum ratio of 3:1, and an interest coverage ratio of 8:1 compared to a minimum ratio of 3:1. The interest coverage ratio is calculated by dividing the trailing
12-month
bank-adjusted EBITDA, as defined by the Company’s lenders, by interest expense over the same time frame.

A liquidity analysis of the Company’s financial instruments has been completed on a maturity basis. The following table outlines the cash flows, including interest associated with the maturity of the Company’s financial liabilities, as at December 31, 2021:

	Less than 3 months	3 months to 1 year	Greater than 1 year	Total
Derivative financial instruments
Foreign currency forward contracts	$124	$56	$—	$180
Accounts payable and accrued liabilities	240,747	—	—	240,747
Long-term debt – Bank Facility	—	—	30,522	30,522
Long-term debt – Asset-Based Facility	—	—	37,411	37,411
Long-term debt – Notes	—	—	266,865	266,865
Other long-term liabilities	—	—	15,785	15,785
The Company expects that cash flows from operations in 2022, together with cash
and
cash equivalents on hand and credit facilities, will be more than sufficient to fund its requirements for investments in working capital and capital assets.

NOTE 29. CAPITAL DISCLOSURES

The capital structure of the Company consists of shareholders’ equity plus net debt. The Company manages its capital to ensure that entities in the Company will be able to continue to grow while maximizing the return to shareholders through the optimization of the debt and equity balances. The Company makes adjustments to its capital structure in light of changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust the capital structure, the Company may adjust the amount of dividends paid to shareholders, issue new Company shares, or access debt markets.

The Company formally reviews the capital structure on an annual basis and monitors
it on an
on-going
basis. As part of this review, the cost of capital and the risks associated with each class of capital are considered. The Company uses the following measure to monitor its capital structure:

Net Debt to EBITDA Ratio
Net debt to EBITDA is defined as short and long-term debt less c
a
sh and cash equivalents at the end of the period, divided by annualized EBITDA. At December 31, 2021, the net debt to EBITDA ratio was:

Years ended December 31,	2021	2020
Long-term debt	$331,422	$389,712
Cash and cash equivalents	(172,758)	(95,676)

Net debt	$158,664	$294,036

Earnings before finance costs and income taxes	$55,097	$118,052
Depreciation and amortization	87,622	85,265

EBITDA	$142,719	$203,317

Net debt to EBITDA ratio	1.11:1	1.45:1

The net debt to EBITDA ratio, as defined above is not equivalent to the net debt to EBITDA as defined by the Company’s lenders. The bank-adjusted net debt to EBITDA ratio at December 31, 2021 was 1.00. As at December 31, 2021, the Company is in compliance with its covenants
.

NOTE 30. SUPPLEMENTAL CASH FLOW INFORMATION

Years ended December 31,	Restated (Note 36) 2021	Restated (Note 36) 2020	Restated (Note 36) 2019
Net change in working capital and other
Accounts receivable	$1,169	$170,646	$85,316
Contract assets	(16,038)	63,670	27,635
Inventories	39,564	57,134	(93,179)
Work-in-progress related to finance leases	(36,169)	—	—
Finance leases receivable	(39,084)	(63,374)	754
Income taxes receivable	19,986	(17,092)	2,431
Deferred revenue	49,205	(54,000)	(259,395)
Accounts payable and accrued liabilities, provisions, and income taxes payable 1	55,441	(114,811)	20,620
Foreign currency and other	8,863	15,057	(19,593)

	$82,937	$57,230	$(235,411)

1	The change in accounts payable and accrued liabilities, provisions, and income taxes payable represents only the portion relating to operating activities.
Cash interest and taxes paid and received during the period:

Years ended December 31,	2021	2020	2019
Interest paid – short- and long-term borrowings	$17,315	$19,311	$19,330
Interest paid – lease liabilities	3,029	3,371	2,586

Total interest paid	$20,344	$22,682	$21,916
Interest received	454	308	3,518
Taxes paid	13,725	18,825	29,855
Taxes received	23,137	5,566	421
Changes in liabilities arising from financing activities during the period:

Years ended December 31,	2021	2020	2019
Long-term debt, opening balance	$389,712	$430,487	$444,712
Changes from financing cash flows	(56,975)	(40,081)	(812)
The effect of changes in foreign exchange rates	(406)	(1,358)	(14,156)
Amortization of deferred transaction costs	1,186	922	1,523
Debt refinancing and transaction costs	(2,095)	(258)	(780)

Long-term debt, closing balance	$331,422	$389,712	$430,487

NOTE 31. GUARANTEES, COMMITMENTS, AND CONTINGENCIES
At December 31, 2021, the Company had outstanding letters of credit of $42.1 million (December 31, 2020 – $47.5 million).
The Company is involved in litigation and claims associated with normal operations against which certain provisions may be made in the consolidated financial statements. At December 31, 2021, the Company did not record any legal provisions (December 31, 2020 – nil
).
 Management is of the opinion that any resulting settlement arising from the litigation would not materially affect the consolidated financial position, results of operations, or liquidity of the
Company.

The Company has purchase obligations over the next three years as follows:

2022	$243,737
2023	2,904
2024	125
NOTE 32. RELATED PARTIES
Enerflex transacts with certain related parties as a normal course of business. Related parties include Roska DBO, the Company’s 45 percent equity investment, the Company’s 50 percent controlling interest in Geogas consortium, and the Company’s 65 percent interest in a joint venture in Brazil.
On December 22, 2020, Enerflex entered into an agreement to terminate an entity and to purchase the assets of that entity for net consideration of $6.7 million Brazilian real ($1.7 million Canadian dollars). This purchase was recorded as a transaction between shareholders. The entity had previously been fully consolidated and a non-controlling
interest had been recorded in equity and net earnings. Upon termination of the entity, the related non-controlling
interest was reduced to nil, and a retained earnings adjustment of $0.2 million was recorded to reflect the difference between the purchase price and the amount by which the non-controlling
interest was adjusted.
All
 transactions occurring with related parties were in the normal course of business operations under the same terms and conditions as transactions with unrelated companies. A summary of the financial statement impacts of all transactions with all related parties is as follows:

Years ended December 31,	2021	2020	2019
Associate – Roska DBO
Revenue	$352	$558	$509
Purchases	—	—	—
Accounts receivable	128	1	4
Accounts Payable	—	56	—

Joint Operation – Geogas
Revenue	$—	$—	$62
Purchases	—	—	74
Accounts receivable	—	—	19
Accounts payable	—	—	—
All related party transactions are settled in cash.
There were no transactions with the joint venture in Brazil.
The remuneration of directors and other key management personnel was as follows:

Years ended December 31,	2021	2020	2019
Short-term compensation	$5,711	$6,344	$4,747
Post-employment compensation	580	515	413
Share-based payments	6,979	8,011	7,857
The remuneration of directors and key executives is determined by the Board of Directors having regard to the performance of individuals and market trends.
NOTE 33. SEASONALITY
The oil and natural gas service sector in Canada and in some parts of the USA has a distinct seasonal trend in activity levels which results from well-site access and drilling pattern adjustments to take advantage of weather

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3

conditions. Generally, Enerflex’s Engineered Systems product line has experienced higher revenues in the fourth quarter of each year while Service and Energy Infrastructure product line revenues have been stable throughout the year. Energy Infrastructure revenues are also impacted by both the Company’s and its customers’ capital investment decisions. The USA and Rest of World segments are not significantly impacted by seasonal variations. Variations from these trends usually occur when hydrocarbon energy fundamentals are either improving or deteriorating.
NOTE 34. SEGMENTED INFORMATION
Enerflex has identified three reportable operating segments as outlined below, each supported by the Corporate head office. Corporate overheads are allocated to the operating segments based on revenue. In assessing its operating segments, the Company considered economic characteristics, the nature of products and services provided, the nature of production processes, the type of customer for its products and services, and distribution methods used. For each of the operating segments, the Chief Operating Decision Maker reviews internal management reports on at least a quarterly basis. For the year ended December 31, 2021, the Company had no individual customers which accounted for more than 10 percent of its revenue (For the year ended December 31, 2020, the Company had no individual customers which accounted for more than 10 percent of its revenue. For the year ended December 31, 2019, the Company recognized $262.5 million of revenue from one customer in the USA and Canada segments, which represented
12.8 percent of total consolidated revenue for the period. At December 31, 2019, amounts owing from the customer included in accounts receivable and contract assets was $68.0 million, which represented 12.0 percent of the total balance of accounts receivable and contract assets).
The following summary describes the operations of each of the Company’s reportable segments:

•
USA generates revenue from manufacturing natural gas compression, refrigeration, processing, and electric power equipment, including custom and standard compression packages and modular natural gas processing equipment and refrigeration systems, in addition to generating revenue from mechanical services and parts, operations and maintenance solutions, and contract compression rentals;

•
Rest of World generates revenue from manufacturing (focusing on large-scale process equipment), after-market services, including parts and components, as well as operations, maintenance, and overhaul services, and rentals of compression and processing equipment. The Rest of World segment has been successful in securing build-own-operate-maintain
and integrated turnkey projects; and

•
Canada generates revenue from manufacturing both custom and standard natural gas compression, processing, and electric power equipment, as well as providing after-market mechanical service, parts, and compression and power generation rentals.

The accounting policies of
the reportable operating segments are the same as those described in the summary of significant accounting policies.

	USA		Rest of World		Canada		Total
Years ended December 31,	2021	2020	2021	2020	2021	2020	2021	2020
Segment revenue	$497,630	$649,133	$309,695	$353,210	$194,439	$247,390	$1,001,764	$1,249,733
Intersegment revenue	(27,247)	(16,847)	(138)	(199)	(14,223)	(15,635)	(41,608)	(32,681)

Revenue	$470,383	$632,286	$309,557	$353,011	$180,216	$231,755	$960,156	$1,217,052
Revenue – Engineered Systems	218,558	390,178	22,500	40,485	113,069	167,903	354,127	598,566
Revenue – Service	153,722	150,939	111,500	96,092	62,154	56,238	327,376	303,269
Revenue – Energy Infrastructure 1	98,103	91,169	175,557	216,434	4,993	7,614	278,653	315,217
Operating income 2	$14,442	$56,504	$36,250	$40,488	$3,599	$19,020	$54,291	$116,012

1
Energy Infrastructure revenue for 2021 includes the recognition of revenue from a finance lease transaction in the fourth quarter of 2021 and 2020. Upon commencement of the renegotiated lease, the Company recognized the sale of the related rental assets and a corresponding finance lease receivable. Refer to Note 11 for further details on finance leases.

2
In the year ended December 31, 2021, the Company recognized $16.4 million of government grants (December 31, 2020 – $19.6 million; December 31, 2019 – nil). The subsidies received have been recorded as a reduction in cost of goods sold and selling and administrative expenses within the consolidated statements of earnings in accordance with where the associated expenses were recognized.

	USA		Rest of World		Canada		Total
Years ended December 31,	2020	2019	2020	2019	2020	2019	2020	2019
Segment revenue	$649,133	$1,243,760	$353,210	$354,680	$247,390	$518,042	$1,249,733	$2,116,482
Intersegment revenue	(16,847)	(48,091)	(199)	(7,846)	(15,635)	(15,123)	(32,681)	(71,060)

Revenue	$632,286	$1,195,669	$353,011	$346,834	$231,755	$502,919	$1,217,052	$2,045,422
Revenue – Engineered Systems	390,178	947,451	40,485	76,813	167,903	424,239	598,566	1,448,503
Revenue – Service 1	150,939	172,130	96,092	111,357	56,238	67,505	303,269	350,992
Revenue – Energy Infrastructure 1,2	91,169	76,088	216,434	158,664	7,614	11,175	315,217	245,927
Operating income	$56,504	$194,010	$40,488	$511	$19,020	$37,387	$116,012	$231,908

1
Revenues from the operation and maintenance of BOOM contracts have been reclassified from the Service to Energy Infrastructure product line including $11,717 previously disclosed during the first quarter of 2020. For the year ended December 31, 2019 the amount reclassified was $43,594. Please refer to Note 23 for further details.

2
Energy Infrastructure revenue for 2020 includes the recognition of revenue from a finance lease transaction in the fourth quarter of 2020. Upon commencement of the renegotiated leases, the Company recognized the sale of the related rental assets and a corresponding finance lease receivable. Refer to Note 11 for further details on finance leases.

	USA		Rest of World		Canada		Total
As at December 31,	2021	2020	2021	2020	2021	2020	2021	2020
Segment assets	$1,000,755	$895,022	$654,969	$610,597	$546,250	$525,510	$2,201,974	$2,031,129
Goodwill	154,437	155,094	323,466	332,567	88,367	88,367	566,270	576,028
Corporate	—	—	—	—	—	—	(576,802)	(427,581)

Total segment assets	$1,155,192	$1,050,116	$978,435	$943,164	$634,617	$613,877	$2,191,442	$2,179,576

NOTE 35. SUBSEQUENT EVENTS
Subsequent to December 31, 2021, Enerflex declared a quarterly dividend of $
0.025

per share, payable on April 7, 2022, to shareholders of record on March 10, 2022. Enerflex’s Board of Directors continues to evaluate dividend payments on a quarterly basis, based on the availability of cash flow and anticipated market conditions.
On January 24, 2022, Enerflex and Exterran Corporation (NYSE: EXTN) announced they have entered into a definitive agreement to combine the companies in an all-share
transaction to create a premier integrated global provider of energy infrastructure. Upon completion of the transaction, which will require shareholder and regulatory approval, the combined entity will operate as Enerflex Ltd. Subject to all approvals, the transaction is expected to close in the second half of 2022.
Subsequent to March 31, 2022, Enerflex declared a quarterly dividend of $0.025 per share, payable on July 7, 2022, to shareholders of record on May 19, 2022.

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5

NOTE 36. RESTATEMENT OF THE CONSOLIDATED STATEMENTS OF CASH FLOWS
The Company has determined that certain
non-cash
items were reflected as transfers between Operating, Investing, and Financing cash flows. These non-cash
items should not be reflected as part of the cash flow statement and the Statements of Cash Flows and related disclosures have been adjusted to remove the non-cash
items. For the year ended December 31, 2021, this adjustment results in a decrease in Operating cash flows of $17.0 million, with Investing and Financing cash flows increasing by $14.7 million and $3.4 million, respectively. For the year ended December 31, 2020, the adjustment resulted in an increase in Operating and Financing cash flows of
$27.1 million and $4.7
million, respectively, with a decrease in Investing cash flows of
$32.7 million. For the year ended December 31, 2019, the adjustment resulted in an increase in Operating and Financing cash flows of $12.8 million and $16.7 million, respectively, with a decrease in Investing cash flows of
$27.0
 million. The adjustments do not change the Company’s overall cash position, nor does it impact the Statement of Financial Position, the Statement of Earnings, or earnings before finance costs, income taxes, depreciation and amortization (“EBITDA”) calculations.

		Year ended December 31, 2021
($ Canadian thousands)	As previously reported	Re-statement	As restated
Operating Activities
Net earnings (loss)	$(18,455)	$—	$(18,455)
Items not requiring cash and cash equivalents:
Depreciation and amortization	87,622	—	87,622
Equity earnings from associate and joint venture	(671)	—	(671)
Deferred income taxes (Note 20)	43,422	—	43,422
Share-based compensation expense (Note 24)	12,937	—	12,937
Gain on disposal of property, plant and equipment (Note 9)	(135)	—	(135)
Impairment on PP&E and rental equipment (Note 9)	—	537	537

	124,720	537	125,257
Net change in working capital and other (Note 30)	100,435	(17,498)	82,937

Cash provided by operating activities	$225,155	$(16,961)	$208,194

Investing Activities
Additions to:
Property, plant and equipment (Note 9)	$(5,154)	$—	$(5,154)
Rental equipment (Note 9)	(52,187)	—	(52,187)
Proceeds on disposal of:
Property, plant and equipment (Note 9)	220	—	220
Rental equipment (Note 9)	3,692	978	4,670
Change in other assets	(10,101)	10,101	—
Investment in associates and joint ventures	—	(130)	(130)
Net change in accounts payable related to the addition of property, plant and equipment, and rental equipment	—	3,720	3,720

Cash used in investing activities	$(63,530)	$14,669	$(48,861)

Financing Activities
Repayment of long-term debt (Note 18 )	$(59,476)	$59,476	$—
Net repayment of the Bank Facility (Note 18 )	—	(53,891)	(53,891)
Net proceeds from the Asset-Based Facility (Note 18 )	—	36,916	36,916
Repayment of the Senior Notes (Note 18 )	—	(40,000)	(40,000)
Lease liability principal repayment (Note 19)	(14,215)	—	(14,215)
Lease interest (Note 19)	(3,029)	3,029	—
Dividends	(7,171)	—	(7,171)
Debt refinancing and transaction costs (Note 30)	—	(2,095)	(2,095)

Cash provided by (used in) financing activities	$(83,891)	$3,435	$(80,456)

Effect of exchange rate changes on cash and cash equivalents denominated in foreign currencies	$(652)	$(1,143)	$(1,795)
Increase (decrease) in cash and cash equivalents	77,082	—	77,082
Cash and cash equivalents, beginning of period	95,676	—	95,676

Cash and cash equivalents, end of period	$172,758	$—	$172,758

		Year ended December 31, 2020
($ Canadian thousands)	As previously reported	Re-statement	As restated
Operating Activities
Net earnings (loss)	$88,257	$—	$88,257
Items not requiring cash and cash equivalents:
Depreciation and amortization	85,265	—	85,265
Equity earnings from associate and joint venture	(1,995)	—	(1,995)
Deferred income taxes (Note 20)	14,174	—	14,174
Share-based compensation expense (Note 24)	1,816	—	1,816
Gain on disposal of property, plant and equipment (Note 9)	(45)	—	(45)
Impairment on property, plant and equipment and rental equipment (Note 9)	—	2,607	2,607

	187,472	2,607	190,079
Net change in working capital and other (Note 30)	32,776	24,454	57,230

Cash provided by operating activities	$220,248	$27,061	$247,309

Investing Activities
Additions to:
Property, plant and equipment (Note 9)	$(9,874)	$—	$(9,874)
Rental equipment (Note 9)	(123,879)	—	(123,879)
Proceeds on disposal of:
Property, plant and equipment (Note 9)	115	—	115
Rental equipment (Note 9)	3,121	1,471	4,592
Change in other assets	(7,242)	7,242	—
Investment in associates and joint ventures	—	(1,939)	(1,939)
Net change in accounts payable related to the addition of property, plant and equipment, and rental equipment	—	(39,512)	(39,512)

Cash used in investing activities	$(137,759)	$(32,738)	$(170,497)

Financing Activities
Repayment of long-term debt (Note 18 )	$(41,697)	$41,697	$—
Net repayment of the Bank Facility (Note 18 )	—	(40,081)	(40,081)
Lease liability principal repayment (Note 19)	(12,770)	—	(12,770)
Lease interest (Note 19)	(3,371)	3,371	—
Dividends	(24,212)	—	(24,212)
Debt refinancing and transaction costs (Note 30)	—	(258)	(258)

Cash provided by (used in) financing activities	$(82,050)	$4,729	$(77,321)

Effect of exchange rate changes on cash and cash equivalents denominated in foreign currencies	$(1,018)	$948	$(70)
Increase (decrease) in cash and cash equivalents	(579)	—	(579)
Cash and cash equivalents, beginning of period	96,255	—	96,255

Cash and cash equivalents, end of period	$95,676	$—	$95,676

		Year ended December 31, 2019
($ Canadian thousands)	As previously reported	Re-statement	As restated
Operating Activities
Net earnings (loss)	$152,128	$—	$152,128
Items not requiring cash and cash equivalents:
Depreciation and amortization	86,559	—	86,559
Equity earnings from associate and joint venture	(1,692)	—	(1,692)
Deferred income taxes (Note 20)	31,476	—	31,476
Share-based compensation expense (Note 24)	7,749	—	7,749
Gain on disposal of property, plant and equipment (Note 9)	(302)	—	(302)
Impairment on property, plant and equipment and rental equipment (Note 9)	—	26,414	26,414

	275,918	26,414	302,332
Net change in working capital and other (Note 30)	(221,749)	(13,662)	(235,411)

Cash provided by operating activities	$54,169	$12,752	$66,921

Investing Activities
Additions to:
Property, plant and equipment (Note 9)	$(46,322)	$—	$(46,322)
Rental equipment (Note 9)	(217,068)	—	(217,068)
Proceeds on disposal of:
Property, plant and equipment (Note 9)	9,205	—	9,205
Rental equipment (Note 9)	4,454	1,988	6,442
Change in other assets	26,911	(26,911)	—
Investment in associates and joint ventures	—	(3,630)	(3,630)
Net change in accounts payable related to the addition of property, plant and equipment, and rental equipment	—	1,542	1,542

Cash used in investing activities	$(222,820)	$(27,011)	$(249,831)

Financing Activities
Repayment of long-term debt (Note 18 )	$(15,748)	$15,748	$—
Net repayment of the Bank Facility (Note 18 )	—	(812)	(812)
Lease liability principal repayment (Note 19)	(12,551)	—	(12,551)
Lease interest (Note 19)	(2,586)	2,586	—
Dividends	(37,548)	—	(37,548)
Stock option exercises	7,453	—	7,453
Debt refinancing and transaction costs (Note 30)	—	(780)	(780)

Cash used in financing activities	$(60,980)	$16,742	$(44,238)

Effect of exchange rate changes on cash and cash equivalents denominated in foreign currencies	$(978)	$(2,483)	$(3,461)
Increase (decrease) in cash and cash equivalents	(230,609)	—	(230,609)
Cash and cash equivalents, beginning of period	326,864	—	326,864

Cash and cash equivalents, end of period	$96,255	$—	$96,255

INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS
INTERIM CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(unaudited)

($ Canadian thousands)	March 31, 2022	December 31, 2021
Assets
Current assets
Cash and cash equivalents	$133,214	$172,758
Accounts receivable (Note 2)	222,046	212,206
Contract assets (Note 2)	114,178	82,760
Inventories (Note 3)	195,559	172,687
Work-in-progress related to finance leases (Note 3)	32,377	36,169
Current portion of finance leases receivable (Note 6)	20,235	15,248
Income taxes receivable	3,545	3,732
Derivative financial instruments (Note 15)	258	294
Other current assets	13,713	13,853

Total current assets	735,125	709,707
Property, plant and equipment (Note 4)	93,509	96,414
Rental equipment (Note 4)	594,040	610,328
Lease right-of-use assets (Note 5)	47,280	49,887
Finance leases receivable (Note 6)	117,322	88,110
Deferred tax assets (Note 11)	9,261	9,293
Other assets	58,824	51,315
Intangible assets	8,399	10,118
Goodwill (Note 7)	563,215	566,270

Total assets	$2,226,975	$2,191,442

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and accrued liabilities	$256,296	$240,747
Warranty provision	5,608	6,636
Income taxes payable	10,976	9,318
Deferred revenues (Note 8)	109,217	84,614
Current portion of lease liabilities (Note 10)	13,286	13,906
Derivative financial instruments (Note 15)	409	180

Total current liabilities	395,792	355,401
Long-term debt (Note 9)	339,126	331,422
Lease liabilities (Note 10)	41,157	43,108
Deferred tax liabilities (Note 11)	90,796	91,972
Other liabilities	18,002	15,785

Total liabilities	$884,873	$837,688

Shareholders’ equity
Share capital	$375,540	$375,524
Contributed surplus	659,067	658,615
Retained earnings	272,351	274,962
Accumulated other comprehensive income	35,144	44,653

Total shareholders’ equity	1,342,102	1,353,754

Total liabilities and shareholders’ equity	$2,226,975	$2,191,442

See accompanying Notes to the interim condensed consolidated financial statements, including guarantees, commitments, and contingencies (Note 17).

F-5
9

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

	Three months ended March 31,
($ Canadian thousands, except per share amounts)	2022	2021 1
Revenue (Note 12)	$323,069	$203,205
Cost of goods sold	269,426	157,729

Gross margin	53,643	45,476
Selling and administrative expenses	46,804	38,455

Operating income	6,839	7,021
Loss on disposal of property, plant and equipment (Note 4)	—	(25)
Equity earnings (loss) from associate and joint venture	284	(412)

Earnings before finance costs and income taxes	7,123	6,584
Net finance costs (Note 14)	3,871	4,992

Earnings before income taxes	3,252	1,592
Income taxes (Note 11)	3,621	(1,411)

Net earnings (loss)	$(369)	$3,003

Earnings (loss) per share – basic	$(0.00)	$0.03
Earnings (loss) per share – diluted	$(0.00)	$0.03

Weighted average number of shares – basic	89,679,811	89,678,845
Weighted average number of shares – diluted	89,679,811	89,762,110

See accompanying Notes to the interim condensed consolidated financial statements.

1	Certain March 31, 2021 balances have been reclassified. Refer to Note 1 for additional detail.

F-
60

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(unaudited)

	Three months ended March 31,
($ Canadian thousands)	2022	2021
Net earnings (loss)	$(369)	$3,003
Other comprehensive income (loss):
Other comprehensive income (loss) that may be reclassified to profit or loss in subsequent periods:
Change in fair value of derivatives designated as cash flow hedges, net of income tax recovery	(145)	72
Loss on derivatives designated as cash flow hedges transferred to net earnings in the current year, net of income tax expense	(45)	(206)
Unrealized gain on translation of foreign denominated debt	783	675
Unrealized loss on translation of financial statements of foreign operations	(10,102)	(21,489)

Other comprehensive loss	$(9,509)	$(20,948)

Total comprehensive income (loss)	$(9,878)	$(17,945)

See accompanying Notes to the interim condensed consolidated financial statements.

F-
61

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three months ended March 31,
	Restated (Note 22)	Restated (Note 22)
($ Canadian thousands)	2022	2021
Operating Activities
Net earnings (loss)	$(369)	$3,003
Items not requiring cash and cash equivalents:
Depreciation and amortization	21,890	21,072
Equity (earnings) loss from associate and joint venture	(284)	412
Deferred income taxes (Note 11)	258	(4,520)
Share-based compensation expense (Note 13)	4,049	5,267
Loss on disposal of property, plant and equipment (Note 4)	—	25

	25,544	25,259
Net change in working capital and other (Note 16)	(48,256)	33,318

Cash provided by (used in) operating activities	$(22,712)	$58,577

Investing Activities
Additions to:
Property, plant and equipment (Note 4)	$(899)	$(1,319)
Rental equipment (Note 4)	(2,540)	(11,329)
Proceeds on disposal of:
Rental equipment (Note 4)	—	869
Net change in accounts payable related to the addition of property, plant and equipment, and rental equipment	(13,446)	(791)

Cash used in investing activities	$(16,885)	$(12,570)

Financing Activities
Net proceeds from (repayment of) the Bank Facility (Note 9)	15,860	(24,759)
Net repayment of the Asset-Based Facility (Note 9)	(4,577)	—
Lease liability principal repayment (Note 10)	(3,513)	(3,336)
Dividends paid	(2,242)	(1,793)
Stock option exercises (Note 13)	12	—
Debt refinancing and transaction costs	(4,155)	(155)

Cash provided by (used in) financing activities	$1,385	$(30,043)

Effect of exchange rate changes on cash and cash equivalents denominated in foreign currencies	$(1,332)	$(998)
Increase (decrease) in cash and cash equivalents	(39,544)	14,966
Cash and cash equivalents, beginning of period	172,758	95,676

Cash and cash equivalents, end of period	$133,214	$110,642

See accompanying Notes to the interim condensed consolidated financial statements.

F-
62

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(unaudited)

($ Canadian thousands)	Share capital	Contributed surplus	Retained earnings	Foreign currency translation adjustments	Hedging reserve	Accumulated other comprehensive income	Total
At January 1, 2021	$375,524	$656,832	$301,040	$63,270	$29	$63,299	$1,396,695
Net earnings	—	—	3,003	—	—	—	3,003
Other comprehensive loss	—	—	—	(20,814)	(134)	(20,948)	(20,948)
Effect of stock option plans	—	440	—	—	—	—	440
Dividends	—	—	(1,794)	—	—	—	(1,794)

At March 31, 2021	$375,524	$657,272	$302,249	$42,456	$(105)	$42,351	$1,377,396

At January 1, 2022	$375,524	$658,615	$274,962	$44,544	$109	$44,653	$1,353,754
Net loss	—	—	(369)	—	—	—	(369)
Other comprehensive loss	—	—	—	(9,319)	(190)	(9,509)	(9,509)
Effect of stock option plans	16	452	—	—	—	—	468
Dividends	—	—	(2,242)	—	—	—	(2,242)

At March 31, 2022	$375,540	$659,067	$272,351	$35,225	$(81)	$35,144	$1,342,102

See accompanying Notes to the interim condensed consolidated financial statements

F-6
3

(All amounts in thousands of Canadian dollars, except per share amounts or as otherwise noted.)
NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES

(a)	Statement of Compliance
These unaudited interim condensed consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”), and were approved and authorized for issue by the Board of Directors on July 11, 2022.

(b)	Basis of Presentation and Measurement
These unaudited interim condensed consolidated financial statements for the three months ended March 31, 2022 and 2021 were prepared in accordance with IAS 34 and do not include all the disclosures included in the annual consolidated financial statements for the year ended December 31, 2021. Accordingly, these unaudited interim condensed consolidated financial statements should be read in conjunction with the annual consolidated financial statements. Certain comparative figures have been reclassified to conform to the current period’s presentation.
Management has performed a continuing review of the classification of the function of expenditures incurred. Following its review, management has corrected the classification of certain costs related to facilities, insurance, and compensation, resulting in a net reclassification of costs from selling and administrative expenses (“SG&A”) to cost of goods sold (“COGS”). This correction provides more relevant information and reflects costs that are directly attributable to the production of goods or the supply of services. The impact of the net reclassification on COGS and gross margin for the three-month comparative period ending March 31, 2021 is $4.1 million. The impact of the net reclassification on COGS and gross margin for the year end ed
December 31, 2021, is $17.3 million. There is no impact to net earnings or earnings per share. These reclassifications are summarized in the tables below:

Excerpt from unaudited interim condensed consolidated statements of earnings for the three months ended March 31, 2021 ($ Canadian thousands)	As previously reported	Reclassification	Revised
Revenue	$203,205	$—	$203,205
COGS	153,657	4,072	157,729
Gross margin	49,548	(4,072)	45,476
SG&A	42,527	(4,072)	38,455
Net earnings	3,003	—	3,003

Excerpt from consolidated statements of earnings for the year ended December 31, 2021 ($ Canadian thousands)	As previously reported	Q1 2021 Reclass	Q2 2021 Reclass	Q3 2021 Reclass	Q4 2021 Reclass	Revised
Revenue	$960,156	—	—	—	—	$960,156
COGS	740,602	4,072	4,577	4,105	4,578	757,934
Gross margin	219,554	(4,072)	(4,577)	(4,105)	(4,578)	202,222
SG&A	165,263	(4,072)	(4,577)	(4,105)	(4,578)	147,931
Net earnings	(18,455)	—	—	—	—	(18,455)
The unaudited interim condensed consolidated financial statements are presented in Canadian dollars rounded to the nearest thousand, except per share amounts or as otherwise noted, and are prepared on a going concern basis under the historical cost basis with certain financial assets and financial liabilities recorded at fair value. There have been no significant changes in accounting policies compared to those described in the annual consolidated financial statements for the year ended December 31, 2021.

F-6
4

NOTE 2. ACCOUNTS RECEIVABLE AND CONTRACT ASSETS
Accounts receivable consisted of the following:

	March 31, 2022	December 31, 2021
Trade receivables	$222,686	$213,815
Less: allowance for doubtful accounts	(10,103)	(10,334)

Trade receivables, net	$212,583	$203,481
Other receivables	9,463	8,725

Total accounts receivable	$222,046	$212,206

Aging of trade receivables:

	March 31, 2022	December 31, 2021
Current to 90 days	$178,646	$183,105
Over 90 days	44,040	30,710

	$222,686	$213,815

Movement in allowance for doubtful accounts:

	March 31, 2022	December 31, 2021
Balance, January 1	$10,334	$11,439
Impairment provision additions on receivables	26	275
Amounts settled and derecognized during the period	(112)	(1,317)
Currency translation effects	(145)	(63)

Closing balance	$10,103	$10,334

Movement in contract assets:

	March 31, 2022	December 31, 2021
Balance, January 1	$82,760	$66,722
Unbilled revenue recognized	89,868	244,372
Amounts billed	(57,401)	(228,327)
Currency translation effects	(1,049)	(7)

Closing balance	$114,178	$82,760

Amounts recognized as contract assets are typically billed to customers within three months.
NOTE 3. INVENTORIES
Inventories consisted of the following:

	March 31, 2022	December 31, 2021
Direct materials	$87,331	$83,943
Repair and distribution parts	58,056	54,156
Work-in-progress	47,056	31,298
Equipment	3,116	3,290

Total inventories	$195,559	$172,687

F-6
5

	March 31, 2022	December 31, 2021
Work-in-progress related to finance leases	$32,377	$36,169
The amount of inventory and overhead costs recognized as an expense and included in cost of goods sold for the three months ended March 31, 2022 was $269.4 million (March 31, 2021 – $157.7 million). Cost of goods sold is made up of direct materials, direct labour, depreciation on manufacturing assets, post-manufacturing expenses, and overhead. Cost of goods sold also includes inventory write-downs pertaining to obsolescence and aging together with recoveries of past write-downs upon disposition. The net amount of inventory write-downs charged to the interim condensed consolidated statements of earnings and included in cost of goods sold for March 31, 2022 was $1.0 million (March 31, 2021 – $1.6 million).
The costs related to the construction of rental assets determined to be finance leases are accounted for as work-in-progress
related to finance leases. Once the project is completed and enters service it will be reclassified to cost of goods sold. During the three months ended March 31, 2022 the Company spent $29.2 million (March 31, 2021 – nil) related to finance leases.
NOTE 4. PROPERTY, PLANT AND EQUIPMENT AND RENTAL EQUIPMENT
During the three months ended March 31, 2022, the Company added $0.9 million in property, plant and equipment (March 31, 2021 – $1.3 million) and $2.5 million in rental equipment (March 31, 2021 – $11.3 million). The impact of foreign exchange movements on assets denominated in a foreign currency during the three months ended March 31, 2022 was a decrease of $1.1 million on property, plant and equipment and a decrease of $5.1 million on rental equipment (March 31, 2021 – decrease of $1.2 million and $9.7 million, respectively).
Depreciation of property, plant and equipment and rental equipment included in earnings for the three months ended March 31, 2022 was $16.3 million (March 31, 2021 – $15.7 million), of which $15.9 million was included in cost of goods sold (March 31, 2021 – $15.2 million) and $0.4 million was included in selling and administrative expenses (March 31, 2021 – $0.5 million).
During the first quarter of 2022, the Company reclassified certain prior period amounts between cost of goods sold and selling and administrative expenses, refer to Note 1 for more details. As a result, $0.4 million of property, plant and equipment depreciation was reclassified from selling and administrative expenses to cost of goods sold.
NOTE 5. LEASE
RIGHT-OF-USE
ASSETS
During the three months ended March 31, 2022, the Company added $1.6 million in lease right-of-use
assets (March 31, 2021 – $0.7 million) and disposed of lease right-of-use
assets with a net book value of $0.4 million (March 31, 2021 – nil). The impact of foreign exchange movements on lease right-of-use
assets denominated in a foreign currency during the three months ended March 31, 2022 was a decrease of $0.2 million (March 31, 2021 – decrease of $0.3 million).
Depreciation of lease
right-of-use
assets included in earnings for the three months ended March 31, 2022 was $3.6 million (March 31, 2021 – $3.4 million), of which $3.0 million was included in cost of goods sold (March 31, 2021 – $2.5 million) and $0.6 million was included in selling and administrative expenses (March 31, 2021 – $0.9 million).
During the first quarter of 2022, the Company reclassified certain prior period amounts between cost of goods sold and selling and administrative expenses, refer to Note 1 for more details. As a result, $0.8 million of lease right-of-use
asset depreciation was reclassified from selling and administrative expenses to cost of goods sold.

F-6
6

NOTE 6. FINANCE LEASES RECEIVABLE
The Company has entered into finance lease arrangements for
certain
of its rental
assets
. The initial terms of the leases entered into range from
three
to ten years
.
The value of the finance lease receivable is comprised of the following:

	Minimum lease payments and unguaranteed residual value		Present value of minimum lease payments and unguaranteed residual value

	March 31, 2022	December 31, 2021	March 31, 2022	December 31, 2021
Less than one year	$21,981	$16,420	$20,235	$15,248
Between one and five years	94,323	64,739	70,944	49,546
Later than five years	82,490	62,827	46,378	38,564

	$198,794	$143,986	$137,557	$103,358
Less: Unearned finance income	(61,237)	(40,628)	—	—

	$137,557	$103,358	$137,557	$103,358

	March 31, 2022	December 31, 2021
Balance, January 1	$103,358	$64,274
Additions	38,947	40,154
Interest income	2,895	5,417
Billings and payments	(5,826)	(6,597)
Currency translation effects	(1,817)	110

	$137,557	$103,358

During the three months ended March 31, 2022, the Company recognized $6.6 million of selling profit related to the commencement of finance leases (March 31, 2021 – nil). Additionally, the Company recognized $2.9 million of interest income on the finance lease receivable (March 31, 2021 – $1.1 million). Income related to variable lease payments was nominal during the three months ended March 31, 2022 and 2021.
The average interest rates implicit in the leases are fixed at the contract date for the entire lease term. At March 31, 2022 the average interest rate was 7.8 percent per annum (December 31, 2021 – 8.0
percent). The finance lease receivables at the end of reporting period are neither past due nor impaired.
NOTE 7. GOODWILL AND IMPAIRMENT REVIEW OF GOODWILL

	March 31, 2022	December 31, 2021
Balance, January 1	$566,270	$576,028
Currency translation effects	(3,055)	(9,758)

	$563,215	$566,270

Goodwill acquired through business combinations was allocated to the USA, Rest of World, and Canada business segments, and represents the lowest level at which goodwill is monitored for internal management purposes. Management performed an assessment comparing the carrying amount and recoverable amount for each segment at December 31, 2021, the result of which was no impairment of goodwill. At March 31, 2022, the Company determined that there were no indicators of impairment and that the previous assessment continued to best represent the recoverability of the Company’s goodwill.

F-6
7

NOTE 8. DEFERRED REVENUES

	March 31, 2022	December 31, 2021
Balance, January 1	$84,614	$35,409
Cash received in advance of revenue recognition	80,302	167,956
Revenue subsequently recognized	(54,430)	(118,438)
Currency translation effects	(1,269)	(313)

Closing balance	$109,217	$84,614

Amounts recognized as deferred revenues are typically recognized into revenue within six months.
NOTE 9. LONG-TERM DEBT
The amended and restated syndicated revolving credit facility (“Bank Facility”) has a maturity date of June 30, 2025 (the “Maturity Date”) for $660.0 million of $725.0
million in commitments. The maturity date for the remaining $65.0 million is June 30, 2023. In addition, the Bank Facility may be increased by $150.0 million at the request of the Company, subject to the lenders’ consent. The Maturity Date of the Bank Facility may be extended annually on or before the anniversary date with the consent of the lenders. There are no required or scheduled principal repayments until the Maturity Date of the Bank Facility.
A subsidiary of the Company has access to a credit facility, secured by certain assets of the subsidiary, of up to $52.5 million U.S. dollars (the “Asset-Based Facility”). This credit facility is non-recourse
to the Company. Under the terms of the Asset-Based Facility, the Company is required to maintain certain covenants. As at March 31, 2022, the Company was in compliance with all covenants. Pursuant to the terms and conditions of the Asset-Based Facility, a margin is applied to drawings on the Asset-Based Facility in addition to the quoted interest rate. The margin is established as a percentage and is based on a consolidated total funded debt to earnings before finance costs, income taxes, depreciation and amortization (“EBITDA”) ratio.
The composition of the borrowings on the Bank Facility, Asset-Based Facility, and the Company’s senior unsecured notes (“Notes”) was as follows:

	March 31, 2022	December 31, 2021
Drawings on Bank Facility	$46,246	$30,522
Drawings on Asset-Based Facility	32,363	37,411
Notes due December 15, 2024	146,208	148,119
Notes due December 15, 2027	117,472	118,746
Deferred transaction costs	(3,163)	(3,376)

	$339,126	$331,422

The weighted average interest rate on the Bank Facility for the three months ended March 31, 2022 was 2.1 percent (December 31, 2021 – 2.1 percent). The weighted average interest rate on the Asset-Based Facility for the three months ended March 31, 2022 was 3.0 percent (December 31, 2021 – 3.0 percent). At March 31, 2022 without considering renewal at similar terms, the Canadian dollar equivalent principal payments due over the next five years are $224.8 million, and $117.5 million thereafter.

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8

NOTE 10. LEASE LIABILITIES

	March 31, 2022	December 31, 2021
Balance, January 1	$57,014	$61,926
Additions	1,199	9,721
Lease interest	695	3,029
Payments made against lease liabilities	(4,208)	(17,244)
Currency translation effects and other	(257)	(418)

Closing balance	$54,443	$57,014

Current portion of lease liabilities	$13,286	$13,906
Non-current portion of lease liabilities	41,157	43,108

	$54,443	$57,014

In addition to the lease payments made above, during the three months ended March 31, 2022, the Company paid less than $0.1 million (March 31, 2021 – $0.1 million) relating to short-term and low-value
leases which were expensed as incurred. During the three months ended March 31, 2022, the Company also paid $0.3 million (March 31, 2021 – $0.5 million) in variable lease payments not included in the measurement of lease liabilities, of which $0.3 million (March 31, 2021 – $0.2 million) was included in cost of goods sold and less than $0.1 million (March 31, 2021 – $0.3 million) was included in selling and administrative expenses. Interest expense on lease liabilities was $0.7 million for the three months ended March 31, 2022 (March 31, 2021 – $0.8 million). Total cash outflow for leases for the three months ended March 31, 2022 was $4.7 million (March 31, 2021 – $4.6 million).
Future minimum lease payments under
non-cancellable
leases were as follows:

March 31, 2022
2022	$11,487
2023	11,566
2024	8,436
2025	6,380
2026	4,608
Thereafter	22,819

$65,296
Less:
Imputed interest	10,684
Short-term leases	160
Low-value leases	9

$54,443

NOTE 11. INCOME TAXES

(a)	Income Tax Recognized in Net Earnings
The components of income tax expense were as follows:

Three months ended March 31,	2022	2021
Current income taxes	$3,363	$3,109
Deferred income taxes	258	(4,520)

	$3,621	$(1,411)

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69

(b)	Reconciliation of Tax Expense
The provision for income taxes differs from that which would be expected by applying Canadian statutory rates. A reconciliation of the difference is as follows:

Three months ended March 31,	2022	2021
Earnings before income taxes	$3,252	$1,592
Canadian statutory rate	23.8%	23.6%

Expected income tax provision	$775	$376
Add (deduct):
Exchange rate effects on tax basis	(1,672)	(1,485)
Earnings taxed in foreign jurisdictions	405	(604)
Amounts not deductible for tax purposes	164	147
Impact of accounting for associates and joint ventures	(68)	97
Change in recognized deferred tax asset 1	3,924	—
Other	93	58

Income taxes from continuing operations	$3,621	$(1,411)

1
This balance is the result of the Company no longer recognizing deferred tax recoveries in Canada, as it is unlikely that sufficient future taxable income will be available to offset against the existing deductible temporary differences and any unused Canadian tax losses or credits.

The applicable statutory tax rate is the aggregate of the Canadian federal income tax rate of 15.0 percent (2021 – 15.0
percent) and provincial income tax rates of 8.8
 percent (2021 – 8.6
percent).
The Company’s effective tax rate is subject to fluctuations in the Argentine peso and Mexican peso exchange rate against the U.S. dollar. Since the Company holds significant rental assets in Argentina and Mexico, the tax base of these assets is denominated in Argentine peso and Mexican peso, respectively. The functional currency is, however, the U.S. dollar and as a result, the related local currency tax bases are revalued periodically to reflect the closing U.S. dollar rate against these currencies. Any movement in the exchange rate results in a corresponding unrealized exchange rate gain or loss being recorded as part of deferred income tax expense or recovery. During periods of large fluctuation or devaluation of the local currency against the U.S. dollar, these amounts may be significant but are unrealized and may reverse in the future. Recognition of these amounts is required by IFRS, even though the revalued tax basis does not generate any cash tax obligation or liability in the future.
NOTE 12. REVENUE

Three months ended March 31,	2022	2021
Engineered Systems	$174,431	$72,232
Service	83,186	70,536
Energy Infrastructure 1	65,452	60,437

Total revenue	$323,069	$203,205

1
During the three months ended March 31, 2022, the Company recognized $13.6 million of revenue related to operating leases in its Canada and ROW segments (March 31, 2021 - $17.8 million). Additionally, the Company recognized $27.6 million of revenue related to its USA contract compression fleet (March 31, 2021 - $22.6 million).

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70

Revenue by geographic location, which is attributed by destination of sale, was as follows:

Three months ended March 31,	2022	2021
United States	$127,714	$81,387
Canada	65,044	49,248
Oman	50,618	17,384
Australia	13,068	17,048
Argentina	11,417	6,400
Nigeria	9,437	1,271
Bahrain	8,163	7,088
Colombia	7,664	5,029
Mexico	6,962	6,294
Brazil	6,476	3,487
Other	16,506	8,569

Total revenue	$323,069	$203,205

The following table outlines the Company’s unsatisfied performance obligations, by product line, as at March 31, 2022:

	Less than one year	One to two years	Greater than two years	Total
Engineered Systems	$619,294	$694	$—	$619,988
Service	35,645	14,435	42,059	92,139
Energy Infrastructure	174,387	136,231	677,255	987,873

	$829,326	$151,360	$719,314	$1,700,000

NOTE 13. SHARE-BASED COMPENSATION

(a)	Share-Based Compensation Expense
The share-based compensation expense included in the determination of net earnings was:

Three months ended March 31,	2022	2021
Equity settled share-based payments	$457	$440
Cash settled share-based payments	3,592	4,827

Share-based compensation expense	$4,049	$5,267

Deferred share units (“DSUs”), phantom share entitlements (“PSEs”), performance share units (“PSUs”), restricted share units (“RSUs”), and cash performance target plan awards (“CPTs”) are all classified as cash settled share-based payments. Stock options are equity settled share-based payments.
The Company did not grant any CPTs, PSEs, PSUs, RSUs, or options to officers and key employees during the first three months of 2022. The DSU, PSU, and RSU holders had dividends credited to their accounts during the period. The carrying value of the liability relating to cash settled share-based payments at March 31, 2022 included in current liabilities was $6.0 million (December 31, 2021 – $4.3 million) and in other long-term liabilities was $15.3 million (December 31, 2021 - $13.4 million).

F-
7
1

(b)	Equity-Settled Share-Based Payments

	March 31, 2022		December 31, 2021
	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price
Options outstanding, beginning of period	4,456,444	$11.66	4,057,142	$12.78
Granted	—	—	654,847	7.85
Exercised 1	(2,120)	5.51	—	—
Forfeited	(27,286)	13.51	(24,267)	9.25
Expired	—	—	(231,278)	20.75

Options outstanding, end of period	4,427,038	$11.65	4,456,444	$11.66

Options exercisable, end of period	2,415,824	$13.63	2,445,230	$13.62

1	The weighted average share price of Options at the date of exercise for the three months ended March 31, 2022 was $7.89 (March 31, 2021 – nil).
The following table summarizes options outstanding and exercisable at March 31, 2022:

	Options Outstanding			Options Exercisable
Range of exercise prices	Number outstanding	Weighted average remaining life (years)	Weighted average exercise price	Number outstanding	Weighted average remaining life (years)	Weighted average exercise price
$5.51 – $9.77	1,475,830	5.81	$6.54	165,775	5.37	$5.51
$9.78 – $14.75	1,657,799	2.37	12.85	1,174,530	1.55	12.65
$14.76 – $16.12	1,293,409	1.61	15.95	1,075,519	1.30	15.94

Total	4,427,038	3.30	$11.65	2,415,824	1.70	$13.63

(c)	Cash-Settled Share-Based Payments
During the three months ended March 31, 2022, the value of director’s compensation and executive bonuses elected to be received in DSUs totalled $0.6 million (March 31, 2021 – $0.7 million).

	Number of DSUs	Weighted average grant date fair value per unit
DSUs outstanding, January 1, 2022	1,406,170	$10.51
Granted	76,751	8.14
In lieu of dividends	4,269	7.81

DSUs outstanding, March 31, 2022	1,487,190	$10.38

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72

NOTE 14. FINANCE COSTS AND INCOME

Three months ended March 31,	2022	2021
Finance Costs
Short and long-term borrowings	$3,820	$4,394
Interest on lease liability	695	793

Total finance costs	$4,515	$5,187

Finance Income
Interest income	$644	$195

Net finance costs	$3,871	$4,992

NOTE 15. FINANCIAL INSTRUMENTS
Designation and Valuation of Financial Instruments
Financial instruments at March 31, 2022 were designated in the same manner as they were at December 31, 2021. Accordingly, with the exception of the Notes and certain long-term receivables, the estimated fair values of financial instruments approximated their carrying values. The carrying value and estimated fair value of the Notes as at March 31, 2022 was $263.7 million and $252.1 million, respectively (December 31, 2021 – $266.9 million and $280.3 million, respectively). The fair value of these Notes at March 31, 2022 was determined on a discounted cash flow basis with a weighted average discount rate of 5.1 percent (December 31, 2021 – 3.5 percent).
The Company holds preferred shares that were initially recorded at fair value and subsequently measured at amortized cost and recognized as long-term receivables in Other assets. The carrying value and estimated fair value of the preferred shares at March 31, 2022 was $24.7 million and $26.5 million, respectively (December 31, 2021 – $24.2 million and $27.5 million, respectively).
Derivative Financial Instruments and Hedge Accounting
Foreign exchange contracts are transacted with financial institutions to hedge foreign currency denominated obligations and cash receipts related to purchases of inventory and sales of products.
The following table summarizes the Company’s commitments to buy and sell foreign currencies as at March 31, 2022:

		Notional amount	Maturity
Canadian Dollar Denominated Contracts
Purchase contracts	USD	16,258	April 2022 – February 2023
Sales contracts	USD	(8,622)	April 2022 – September 2022
Purchase contracts	EUR	1,279	May 2022 – October 2022
Sales contracts	EUR	(641)	June 2022
At March 31, 2022, the fair value of derivative financial instruments classified as financial assets was $0.3 million, and as financial liabilities was $0.4 million (December 31, 2021 – $0.3 million and $0.2 million, respectively).
Foreign Currency Translation Exposure
The Company is subject to foreign currency translation exposure, primarily due to fluctuations of the Canadian dollar against the U.S. dollar, Australian dollar, and the Brazilian real. Enerflex uses foreign currency borrowings

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3

to hedge against the exposure that arises from foreign subsidiaries that are translated to the Canadian dollar through a net investment hedge. As a result, exchange gains and losses on the translation of $43.0 million U.S. dollars in designated foreign currency borrowings are included in accumulated other comprehensive income for March 31, 2022. The following table shows the sensitivity to a 5.0 percent weakening of the Canadian dollar against the U.S. dollar, Australian dollar, and Brazilian real.

Canadian dollar weakens by 5 percent	USD	AUD	BRL
Earnings from foreign operations
Earnings before income taxes	$706	$(82)	$67

Financial instruments held in foreign operations
Other comprehensive income	$14,122	$582	$349

Financial instruments held in Canadian operations
Earnings before income taxes	$(9,293)	$—	$—

The movement in net earnings before tax in Canadian operations is a result of a change in the fair values of financial instruments. The majority of these financial instruments are hedged.

Interest Rate Risk
The Company’s liabilities include long-term debt that is subject to fluctuations in interest rates. The Company’s Notes outstanding at March 31, 2022 include interest rates that are fixed and therefore the related interest expense will not be impacted by fluctuations in interest rates. The Company’s Bank and Asset-Based Facilities, however, are subject to changes in market interest rates.
For each one percent change in the rate of interest on the Bank and Asset-Based Facilities, the change in annual interest expense would be $0.8 million. All interest charges are recorded on the annual consolidated statements of earnings as finance costs.
Liquidity Risk
Liquidity risk is the risk that the Company may encounter difficulties in meeting obligations associated with financial liabilities. In managing liquidity risk, the Company has access to a significant portion of its Bank and Asset-Based Facilities for future drawings to meet the Company’s future growth targets. As at March 31, 2022, the Company held cash and cash equivalents of $133.2 million and had drawn $78.6 million against the Bank and Asset-Based Facilities, leaving it with access to $671.9 million for future drawings. The Company continues to meet the covenant requirements of its funded debt, including the Bank and Asset-Based Facilities, and Notes, with a bank-adjusted net debt to EBITDA ratio of 1.43:1 compared to a maximum ratio of 3:1, and an interest coverage ratio of 9:1 compared to a minimum ratio of 3:1. The interest coverage ratio is calculated by dividing the trailing
12-month
bank-adjusted EBITDA, as defined by the Company’s lenders, by interest expense over the same time frame.

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4

A liquidity analysis of the Company’s financial instruments has been completed on a maturity basis. The following table outlines the cash flows, including interest associated with the maturity of the Company’s financial liabilities, as at March 31, 2022:

	Less than 3 months	3 months to 1 year	Greater than 1 year	Total
Derivative financial instruments
Foreign currency forward contracts	$264	$145	$—	$409
Accounts payable and accrued liabilities	256,296	—	—	256,296
Long-term debt – Bank Facility	—	—	46,246	46,246
Long-term debt – Asset-Based Facility	—	—	32,363	32,363
Long-term debt – Notes	—	—	263,680	263,680
Other long-term liabilities	—	—	18,002	18,002
The Company expects that cash flows from operations in 2022, together with cash and cash equivalents on hand and credit facilities, will be more than sufficient to fund its requirements for investments in working capital and capital assets.

NOTE 16. SUPPLEMENTAL CASH FLOW INFORMATION

	Restated (Note 22)	Restated (Note 22)
Three months ended March 31,	2022	2021
Net change in working capital and other
Accounts receivable	$(9,840)	$25,622
Contract assets	(31,418)	16,256
Inventories	(22,872)	7,222
Work-in-progress related to finance leases	3,792	—
Finance leases receivable	(34,199)	463
Income taxes receivable	187	895
Accounts payable and accrued liabilities, provisions, and income taxes payable 1	27,486	(10,995)
Deferred revenue	24,603	(5,610)
Foreign currency and other	(5,995)	(535)

	$(48,256)	$33,318

1	The change in accounts payable and accrued liabilities, provisions, and income taxes payable represents only the portion relating to operating activities.
Cash interest and taxes paid and received during the period:

Three months ended March 31,	2022	2021
Interest paid – short- and long-term borrowings	$1,017	$627
Interest paid – lease liabilities	695	793

Total interest paid	$1,712	$1,420
Interest received	356	58
Taxes paid	997	900
Taxes received	627	148

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5

Changes in liabilities arising from financing activities during the period:

Three months ended March 31,	2022	2021
Long-term debt, opening balance	$331,422	$389,712
Changes from financing cash flows	11,283	(24,759)
The effect of changes in foreign exchange rates	(3,793)	(2,909)
Amortization of deferred transaction costs	305	256
Debt refinancing and transaction costs	(91)	(155)

Long-term debt, closing balance	$339,126	$362,145

NOTE 17. GUARANTEES, COMMITMENTS, AND CONTINGENCIES
At March 31, 2022, the Company had outstanding letters of credit of $40.1 million (December 31, 2021 - $42.1 million).
The Company is involved in litigation and claims associated with normal operations against which certain provisions may be made in the consolidated financial statements. Management is of the opinion that any resulting settlement arising from the litigation would not materially affect the consolidated financial position, results of operations, or liquidity of the Company.
The Company has purchase obligations over the next three years as follows:

2022	$312,790
2023	4,144
2024	126
NOTE 18. SEASONALITY
The oil and natural gas service sector in Canada and in some parts of the USA has a distinct seasonal trend in activity levels which results from well-site access and drilling pattern adjustments to take advantage of weather conditions. Generally, Enerflex’s Engineered Systems product line has experienced higher revenues in the fourth quarter of each year while Service and Energy Infrastructure product line revenues have been stable throughout the year. Energy Infrastructure revenues are also impacted by both the Company’s and its customers’ capital investment decisions. The USA and Rest of World segments are not significantly impacted by seasonal variations. Variations from these trends usually occur when hydrocarbon energy fundamentals are either improving or deteriorating.
NOTE 19. SEGMENTED INFORMATION
Enerflex has identified three reportable operating segments as outlined below, each supported by the Corporate head office. Corporate overheads are allocated to the operating segments based on revenue. In assessing its operating segments, the Company considered economic characteristics, the nature of products and services provided, the nature of production processes, the type of customer for its products and services, and distribution methods used. For each of the operating segments, the Chief Operating Decision Maker reviews internal management reports on at least a quarterly basis. For the three months ended March 31, 2022, the Company recognized $46.0 million of revenue from one customer in the ROW segment, which represented 14.2 percent of the total revenue for the period. At March 31, 2022 the accounts receivable balance from this customer was $17.7 million, which represents 8.0 percent of the total accounts receivables. For the three months ended March 31, 2021, the Company had no individual customers which accounted for more than 10 percent of its revenue.

F-7
6

The following summary describes the operations of each of the Company’s reportable segments:

•
USA generates revenue from manufacturing natural gas compression, refrigeration, processing, and electric power equipment, including custom and standard compression packages and modular natural gas processing equipment and refrigeration systems, in addition to generating revenue from mechanical services and parts, and maintenance solutions, and contract compression rentals;

•
Rest of World generates revenue from manufacturing (focusing on large-scale process equipment), after-market services, including parts and components, as well as operations, maintenance, and overhaul services, and rentals of compression and processing equipment. The Rest of World segment has been successful in securing build-own-operate-maintain
and integrated turnkey projects; and

•
Canada generates revenue from manufacturing both custom and standard natural gas compression, processing, and electric power equipment, as well as providing after-market mechanical service, parts, and compression and power generation rentals.

The accounting policies of the reportable operating segments are the same as those described in the summary of significant accounting policies.

Three months ended March 31,	USA		Rest of World		Canada		Total
	2022	2021	2022	2021	2022	2021	2022	2021
Segment revenue	$182,755	$84,965	$109,394	$70,517	$67,124	$51,629	$359,273	$207,111
Intersegment revenue	(35,291)	(3,019)	(78)	(6)	(835)	(881)	(36,204)	(3,906)

Revenue	$147,464	$81,946	$109,316	$70,511	$66,289	$50,748	$323,069	$203,205
Revenue – Engineered Systems	77,632	29,240	49,292	8,442	47,507	34,550	174,431	72,232
Revenue – Service	42,249	30,114	23,034	25,911	17,903	14,511	83,186	70,536
Revenue – Energy Infrastructure	27,583	22,592	36,990	36,158	879	1,687	65,452	60,437
Operating income (loss) 1	$345	$366	$10,282	$4,728	$(3,788)	$1,927	$6,839	$7,021

1
The company did not receive any government grants during the three months ended March 31, 2022 (March 31, 2021 – $4.1 million). Government grants are recorded in cost of goods sold and selling and administrative expenses within the interim condensed consolidated statements of earnings in accordance with where the associated expenses were recognized.

	USA		Rest of World		Canada		Total
	Mar. 31 2022	Dec. 31 2021	Mar. 31 2022	Dec. 31 2021	Mar. 31 2022	Dec. 31 2021	Mar. 31 2022	Dec. 31 2021
Segment assets	$985,255	$1,000,755	$691,812	$654,969	$551,610	$546,250	$2,228,677	$2,201,974
Goodwill	152,220	154,437	322,628	323,466	88,367	88,367	563,215	566,270
Corporate	—	—	—	—	—	—	(564,917)	(576,802)

Total segment assets	$1,137,475	$1,155,192	$1,014,440	$978,435	$639,977	$634,617	$2,226,975	$2,191,442

NOTE 20. PENDING EXTERRAN TRANSACTION
On January 24, 2022, Enerflex and Exterran Corporation (NYSE: EXTN) announced they have entered into a definitive agreement to combine the companies in an all-share
transaction to create a premier integrated global provider of energy infrastructure. Upon completion of the transaction, which will require shareholder and regulatory approval, the combined entity will operate as Enerflex Ltd. Subject to all approvals, Enerflex anticipates closing the Transaction during the second half of 2022.

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7

During the quarter, Enerflex also completed the syndication of a new senior secured revolving credit facility for a
3-year
term. Enerflex elected to upsize the credit facility from $600 million USD to $700 million USD to provide enhanced liquidity and is in addition to the fully committed $925 million
5-year
bridge loan facility. Additionally, S&P Global Ratings (“S&P”) and Fitch Ratings Ltd. (“Fitch”) have each provided an initial credit rating for the pro forma combination of Enerflex and Exterran. S&P’s initial corporate credit rating is
BB-
with a stable outlook and Fitch’s initial long-term issuer rating is
BB-
with a stable outlook. The ratings will be used to support our previously announced high yield debt offering that we intend to
pursue.
NOTE 21. SUBSEQUENT EVENTS
Subsequent to March 31, 2022, Enerflex declared a quarterly dividend of $0.025 per share, payable on July 7, 2022, to shareholders of record on May 19, 2022. Enerflex’s Board of Directors will continue to evaluate dividend payments on a quarterly basis, based on the availability of cash flow and anticipated market conditions.
NOTE 22. RESTATEMENT OF THE INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
T
he Company has determined that during the first quarter of 2022 and 2021, certain non-cash
items were reflected as transfers between Operating, Investing, and Financing cash flows. These non-cash
items should not be reflected as part of the cash flow statement and the Statements of Cash Flows and related disclosures have been adjusted to remove the non-cash
items. The Company has also identified certain cash flow items requiring reclassification between cash flow categories. For the three months ended March 31, 2022, these adjustments resulted in a decrease to Operating cash flows of
$25.3
million, and an increase to Investing and Financing cash flows of
$20.1 million and $6.6
million respectively. For the three months ended March 31, 2021, the adjustments resulted in a decrease to Operating and Investing cash flows of
$1.4 million and $1.9
million, respectively, and
an increase in the Financing cash flows of $3.7
million. The adjustments do not change the Company’s overall cash position, nor does it impact the Statement of Financial Position, the Statement of Earnings, or earnings before finance costs, income taxes, depreciation and amortization (“EBITDA”) calculations.

	Three months ended March 31, 2022
($ Canadian thousands)	As previously reported	Re-statement	As restated
Operating Activities
Net earnings (loss)	$(369)	$—	$(369)
Items not requiring cash and cash equivalents:
Depreciation and amortization	21,890	—	21,890
Equity (earnings) loss from associate and joint venture	(284)	—	(284)
Deferred income taxes (Note 11)	258	—	258
Share-based compensation expense (Note 13)	4,049	—	4,049

	25,544	—	25,544
Net change in working capital and other (Note 16)	(22,919)	(25,337)	(48,256)

Cash provided by (used in) operating activities	$2,625	$(25,337)	$(22,712)

Investing Activities
Additions to:
Property, plant and equipment (Note 4)	$(899)	$—	$(899)
Rental equipment (Note 4)	(2,540)	—	(2,540)
Proceeds on disposal of:
Rental equipment (Note 4)	80	(80)	—
Change in other assets	(33,595)	33,595	—
Net change in accounts payable related to the addition of property, plant and equipment, and rental equipment	—	(13,446)	(13,446)

Cash used in investing activities	$(36,954)	$20,069	$(16,885)

	Three months ended March 31, 2022
($ Canadian thousands)	As previously reported	Re-statement	As restated
Financing Activities
Proceeds from long-term debt (Note 9)	$7,399	$(7,399)	$—
Net proceeds from the Bank Facility (Note 9)	—	15,860	15,860
Net repayment of the Asset-Based Facility (Note 9)	—	(4,577)	(4,577)
Lease liability principal repayment (Note 10)	(3,513)	—	(3,513)
Lease interest (Note 10)	(695)	695	—
Dividends paid	(2,242)	—	(2,242)
Stock option exercises (Note 13)	12	—	12
Debt refinancing and transaction costs	(6,203)	2,048	(4,155)

Cash provided by (used in) financing activities	$(5,242)	$6,627	$1,385

Effect of exchange rate changes on cash and cash equivalents denominated in foreign currencies	$27	$(1,359)	$(1,332)
Increase (decrease) in cash and cash equivalents	(39,544)	—	(39,544)
Cash and cash equivalents, beginning of period	172,758	—	172,758

Cash and cash equivalents, end of period	$133,214	$—	$133,214

	Three months ended March 31, 2021
($ Canadian thousands)	As previously reported	Re-statement	As restated
Operating Activities
Net earnings (loss)	$3,003	$—	$3,003
Items not requiring cash and cash equivalents:
Depreciation and amortization	21,072	—	21,072
Equity (earnings) loss from associate and joint venture	412	—	412
Deferred income taxes (Note 11)	(4,520)	—	(4,520)
Share-based compensation expense (Note 13)	5,267	—	5,267
(Gain) loss on disposal of property, plant and equipment (Note 4)	25	—	25

	25,259	—	25,259
Net change in working capital and other (Note 16)	34,692	(1,374)	33,318

Cash provided by operating activities	$59,951	$(1,374)	$58,577

Investing Activities
Additions to:
Property, plant and equipment (Note 4)	$(1,319)	$—	$(1,319)
Rental equipment (Note 4)	(11,329)	—	(11,329)
Proceeds on disposal of:
Rental equipment (Note 4)	528	341	869
Change in other assets	1,441	(1,441)	—
Net change in accounts payable related to the addition of property, plant and equipment, and rental equipment	—	(791)	(791)

Cash used in investing activities	$(10,679)	$(1,891)	$(12,570)

	Three months ended March 31, 2021
($ Canadian thousands)	As previously reported	Re-statement	As restated
Financing Activities
Proceeds from (repayment of) long-term debt (Note 9)	$(27,823)	$27,823	$—
Net repayment of the Bank Facility (Note 9)	—	(24,759)	(24,759)
Lease liability principal repayment (Note 10)	(3,336)	—	(3,336)
Lease interest (Note 10)	(793)	793	—
Dividends paid	(1,793)	—	(1,793)
Debt refinancing and transaction costs	—	(155)	(155)

Cash used in financing activities	$(33,745)	$3,702	$(30,043)

Effect of exchange rate changes on cash and cash equivalents denominated in foreign currencies	$(561)	$(437)	$(998)
Increase (decrease) in cash and cash equivalents	14,966	—	14,966
Cash and cash equivalents, beginning of period	95,676	—	95,676

Cash and cash equivalents, end of period	$110,642	$—	$110,642

ANNEX A
Agreement and Plan of Merger

AGREEMENT AND PLAN OF MERGER
by and among
ENERFLEX LTD.,
ENERFLEX US HOLDINGS INC.,
and
EXTERRAN CORPORATION
Dated as of January 24, 2022

ARTICLE 1 THE MERGER		A-2

1.1	The Merger	A-2

1.2	Closing	A-2

1.3	Effective Time	A-2

1.4	Effects of the Merger	A-2

1.5	Organizational Documents of the Surviving Corporation	A-3

1.6	Directors and Officers of the Surviving Corporation	A-3

ARTICLE 2 CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES		A-3

2.1	Effect of the Merger on Capital Stock	A-3

2.2	Exchange of Certificates	A-4

2.3	Treatment of Company Equity Awards	A-7

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-8

3.1	Qualification, Organization, Subsidiaries	A-8

3.2	Capitalization	A-9

3.3	Corporate Authority Relative to This Agreement; Consents and Approvals; No Violation	A-10

3.4	Reports and Financial Statements	A-11

3.5	Internal Controls and Procedures	A-13

3.6	No Undisclosed Liabilities	A-14

3.7	Compliance with Law; Permits	A-14

3.8	Anti-Corruption; Anti-Bribery; Anti-Money Laundering	A-15

3.9	Sanctions	A-15

3.10	Environmental Laws and Regulations	A-16

3.11	Employee Benefit Plans; Labor Matters	A-16

3.12	Absence of Certain Changes or Events	A-19

3.13	Investigations; Litigation	A-19

3.14	Company Information	A-19

3.15	Tax Matters	A-20

3.16	Intellectual Property; IT Assets; Privacy	A-21

3.17	Title to Assets; Backlog	A-22

3.18	Title to Properties	A-23

3.19	Opinion of Financial Advisor	A-23

3.20	Required Vote of the Company Stockholders	A-24

3.21	Material Contracts	A-24

A-i

3.22	Suppliers and Customers	A-26

3.23	Canadian Assets and Revenues	A-26

3.24	Insurance Policies	A-26

3.25	Affiliate Party Transactions	A-26

3.26	Finders or Brokers	A-27

3.27	Takeover Laws	A-27

3.28	Warranties; Products	A-27

3.29	No Other Representations or Warranties; No Reliance	A-27

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		A-28

4.1	Qualification, Organization, Subsidiaries	A-28

4.2	Capitalization	A-28

4.3	Corporate Authority Relative to This Agreement; Consents and Approvals; No Violation	A-30

4.4	Reports and Financial Statements	A-31

4.5	Disclosure Controls and Internal Control over Financial Reporting	A-32

4.6	No Undisclosed Liabilities	A-33

4.7	Compliance with Law; Permits	A-33

4.8	Anti-Corruption; Anti-Bribery; Anti-Money Laundering	A-34

4.9	Sanctions	A-34

4.10	Environmental Laws and Regulations	A-35

4.11	Employee Benefit Plans; Labor Matters	A-35

4.12	Absence of Certain Changes or Events	A-37

4.13	Investigations; Litigation	A-37

4.14	Parent Information	A-37

4.15	Tax Matters	A-38

4.16	Opinion of Financial Advisor	A-39

4.17	Capitalization of Merger Sub	A-39

4.18	Required Vote of Parent Shareholders	A-39

4.19	Finders or Brokers	A-39

4.20	Certain Arrangements; Related Party Transactions	A-39

4.21	Ownership of Common Stock	A-40

4.22	Suppliers and Customers	A-40

4.23	Financing	A-40

4.24	Solvency	A-41

4.25	No Other Representations or Warranties; No Reliance	A-42

A-ii

ARTICLE 5 COVENANTS AND AGREEMENTS		A-42

5.1	Conduct of Business by the Company	A-42

5.2	Conduct of Business by Parent	A-46

5.3	Reorganization	A-47

5.4	Access to Information; Confidentiality	A-48

5.5	No Solicitation by the Company	A-49

5.6	No Solicitation by Parent	A-53

5.7	Preparation of Registration Statement and Management Information Circular; Shareholders Meetings; Regulatory Filings; Other Actions	A-58

5.8	Employee Matters	A-63

5.9	Company Material Contracts; Consents	A-64

5.10	Legal Conditions to the Merger	A-64

5.11	Takeover Statute	A-64

5.12	Public Announcements	A-65

5.13	Indemnification and Insurance	A-65

5.14	Stock Exchange De-listing; 1934 Act Deregistration; US Stock Exchange Listing	A-66

5.15	Rule 16b-3	A-66

5.16	Stockholder Litigation	A-66

5.17	Certain Tax Matters	A-66

5.18	Merger Sub Stockholder Approvals	A-67

5.19	Governance	A-67

5.20	Advice of Changes	A-67

5.21	Financing Cooperation	A-68

5.22	Debt Financing	A-71

ARTICLE 6 CONDITIONS TO THE MERGER		A-73

6.1	Conditions to Obligation of Each Party to Effect the Merger	A-73

6.2	Conditions to Obligation of the Company to Effect the Merger	A-74

6.3	Conditions to Obligations of Parent and Merger Sub to Effect the Merger	A-75

6.4	Frustration of Closing Conditions	A-75

ARTICLE 7 TERMINATION		A-76

7.1	Termination or Abandonment	A-76

7.2	Notice of Termination; Effect of Termination	A-77

7.3	Termination Fees	A-78

A-iii

ARTICLE 8 MISCELLANEOUS		A-80

8.1	No Survival of Representations and Warranties	A-80

8.2	Expenses	A-80

8.3	Counterparts; Effectiveness	A-80

8.4	Governing Law; Jurisdiction	A-80

8.5	Specific Enforcement	A-81

8.6	WAIVER OF JURY TRIAL	A-81

8.7	Notices	A-81

8.8	Assignment; Binding Effect	A-82

8.9	Severability	A-82

8.10	Entire Agreement; No Third-Party Beneficiaries	A-83

8.11	Amendments; Waivers	A-83

8.12	Headings	A-83

8.13	Interpretation	A-83

8.14	Obligations of Merger Sub and Subsidiaries	A-84

8.15	Financing Provisions	A-84

8.16	Definitions	A-85

8.17	Certain Defined Terms	A-94

A-iv

This AGREEMENT AND PLAN OF MERGER, dated as of January 24, 2022 (this “
Agreement
”), by and among Enerflex Ltd., a Canadian corporation (“
Parent
”), Enerflex US Holdings Inc., a Delaware corporation and a direct wholly-owned Subsidiary of Parent (“
Merger Sub
”), and Exterran Corporation, a Delaware corporation (the “
Company
”). Parent, Merger Sub and the Company are sometimes hereinafter referred to individually as a “
Party
” and collectively, the “
Parties
”.
WITNESSETH:
WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, in furtherance of such acquisition, and on the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “
DGCL
”), Merger Sub shall be merged with and into the Company (the “
Merger
”), with the Company surviving the Merger as a direct, wholly-owned Subsidiary of Parent;
WHEREAS, the board of directors of the Company (the “
Company Board
”) has unanimously (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (c) resolved to recommend that the stockholders of the Company adopt this Agreement and directed that such matter be submitted for consideration of the stockholders of the Company at the Company Stockholder Meeting;
WHEREAS, the board of directors of Parent (the “
Parent Board
”) has unanimously (a) determined that it is in the best interests of Parent to enter into this Agreement, (b) approved and declared advisable the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the Debt Financing, and (c) resolved to recommend that the shareholders of Parent approve the issuance of Parent Common Shares in connection with the Merger (the “
Parent Share Issuance
”) and directed that such matter be submitted for consideration of the shareholders of Parent at the Parent Shareholder Meeting;
WHEREAS, the board of directors of Merger Sub has unanimously (a) determined that it is in the best interests of Merger Sub and its sole stockholder, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (c) resolved to recommend that the sole stockholder of Merger Sub adopt this Agreement and directed that such matter be submitted for consideration of the sole stockholder of Merger Sub;
WHEREAS, in order to induce Parent to enter into this Agreement,
EGI-Fund
B, L.L.C.,
EGI-Fund
C, L.L.C.,
EGI-Fund
(05-07)
Investors, L.L.C.,
EGI-Fund
(08-10)
Investors, L.L.C., and
EGI-Fund
(11-13)
Investors, L.L.C., and each of the directors and executive officers of the Company are executing certain voting and support agreements (the “
Company Voting Agreements
”), providing that, among other things, subject to the terms and conditions set forth therein, such parties will support the transactions contemplated by this Agreement;
WHEREAS, in order to induce the Company to enter into this Agreement, each of the directors and executive officers of Parent are executing certain voting and support agreements (the “
Parent Voting Agreements
”) providing that, among other things, subject to the terms and conditions set forth therein, such parties will support the transactions contemplated by this Agreement;
WHEREAS, for U.S. federal income Tax purposes, it is intended that (a) the Merger shall qualify (i) as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) for an exception to the general rule of Section 367(a)(1) of the Code, and (b) this Agreement be, and is hereby adopted as, a “plan of reorganization”

for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated thereunder; and
WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:
ARTICLE 1
THE MERGER

1.1	The Merger.
On the terms and subject to the conditions set forth in this Agreement at the Effective Time and in accordance with the DGCL, Merger Sub shall merge with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue its corporate existence under Delaware Law as the surviving corporation in the Merger (the “
Surviving Corporation
”) and a direct wholly-owned Subsidiary of Parent.

1.2	Closing.
The closing of the Merger (the “
Closing
”) shall take place (a) at the offices of Norton Rose Fulbright US LLP, 1301 McKinney Street, Suite 5100, Houston, TX 77010, at 10:30 a.m., Central time, or remotely by exchange of documents and signatures (or their electronic counterparts) on the second (2 nd
) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions); or (b) at such other place, time and date as the Company and Parent may agree in writing;
provided
, that, if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article 6 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing), then the Closing shall take place instead on the earlier to occur of (x) any Business Day to be specified by Parent to the Company on no less than two (2) Business Days’ written notice to the Company and (y) the next Business Day after the last day of the Marketing Period, but in each case subject to the satisfaction or waiver of the conditions set forth in Article 6 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing). Notwithstanding anything in this Agreement to the contrary, in no event shall the Closing Date be prior to May 4, 2022. The date on which the Closing actually occurs is referred to as the “
Closing Date
”.

1.3	Effective Time.
Subject to the provisions of this Agreement, at the Closing, the Company shall cause a certificate of merger in connection with the Merger (the “
Certificate of Merger
”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the Company and Merger Sub in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being herein referred to as the “
Effective Time
”).

1.4	Effects of the Merger.
The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

1.5	Organizational Documents of the Surviving Corporation.
At the Effective Time: (a) the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and such certificate of incorporation; and (b) the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the DGCL and such bylaws.

1.6	Directors and Officers of the Surviving Corporation.
The directors of Merger Sub as of immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation as of the Effective Time and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal and the officers of Merger Sub as of immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation as of the Effective Time and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
ARTICLE 2
CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

2.1	Effect of the Merger on Capital Stock.

(a)	At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(i)
Conversion of Company Common Stock.
Each share of Company Common Stock that is outstanding immediately prior to the Effective Time, but excluding Excluded Shares, shall be converted automatically into the right to receive a number of Parent Common Shares equal to the Exchange Ratio (the “
Merger Consideration
”, subject to Section 2.1(d) with respect to fractional Parent Common Shares and Section 2.2(c) with respect to dividends or distributions). All shares of Company Common Stock that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1(a) shall be automatically cancelled and cease to exist on the conversion thereof, and uncertificated shares of Company Common Stock represented by book-entry form (“
Book-Entry Shares
”) and each certificate that, immediately prior to the Effective Time, represented any such shares of Company Common Stock (each, a “
Certificate
”) shall thereafter represent only the right to receive the Merger Consideration (including the right to receive, pursuant to Section 2.1(d), the Fractional Share Cash Amount and, pursuant to Section 2.2(c), dividends or distributions) into which the shares of Company Common Stock represented by such Book-Entry Share or Certificate have been converted pursuant to this Section 2.1(a)(i).

(ii)
Treatment of Excluded Shares.
Each share of Company Common Stock that is owned by the Company (as treasury stock or otherwise), Parent or Merger Sub immediately prior to the Effective Time, other than shares held on behalf of third parties, shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor. The shares described in this Section 2.1(a)(ii) are referred to herein as the “
Excluded Shares
”.

(iii)
Conversion of Merger Sub Common Stock.
Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable
share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(b)
No Dissenters
’
Rights.
In accordance with Section 262 of the DGCL, no dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

(c)
Certain Adjustments.
If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or the outstanding Parent Common Shares shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, the Merger Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change.

(d)	No Fractional Shares.

(i)
No fractional Parent Common Shares shall be issued in connection with the Merger and no certificates or scrip representing fractional Parent Common Shares shall be delivered on the conversion of shares of Company Common Stock pursuant to Section 2.1(a)(i). Each holder of shares of Company Common Stock who would otherwise have been entitled to receive as a result of the Merger a fraction of a Parent Common Share (after aggregating all shares represented by the Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu of such fractional Parent Common Share, cash (without interest) in an amount (rounded to the nearest cent) representing such holder’s proportionate interest in the net proceeds from the sale by the Exchange Agent, on behalf of all such holders, of the aggregate number of fractional Parent Common Shares that would otherwise have been issuable to such holders as part of the Merger Consideration (the “
Fractional Share Cash Amount
”).

(ii)
As soon as practicable after the Effective Time, the Exchange Agent shall, on behalf of all such holders of fractional Parent Common Shares, effect the sale of all such Parent Common Shares that would otherwise have been issuable as part of the Merger Consideration at the then-prevailing prices on the NYSE or Nasdaq, as applicable, or the TSX. After the proceeds of such sale have been received, the Exchange Agent shall determine the applicable Fractional Share Cash Amount payable to each applicable holder and shall make such amounts available to such holders in accordance with Section 2.2(b). The Parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for
consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(iii)
No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional Parent Common Share that would otherwise have been issuable as part of the Merger Consideration.

(e)
Issuance of Compensatory Shares
. In order to compensate Parent for the issuance by Parent of the Parent Common Shares required to be issued pursuant to the Merger, the Surviving Corporation shall issue to Parent a number of shares of common stock of the Surviving Corporation equal to the number of shares of Company Common Stock cancelled in exchange for the right to receive the Merger Consideration pursuant to Section 2.1(a)(i).

2.2	Exchange of Certificates.

(a)
Exchange Agent.
Prior to the Effective Time, Parent and Merger Sub shall designate Parent’s transfer agent or a bank or trust company to serve as exchange agent hereunder and approved in advance by the Company in writing (which approval shall not be unreasonably withheld, conditioned or delayed) (the “
Exchange Agent
”). Prior to the Effective Time, Parent shall, on behalf of Merger Sub, deposit or shall cause to be deposited, with the Exchange Agent, in trust for the benefit of the holders of shares of Company Common Stock, evidence of Parent Common Shares in book-entry form representing the number of Parent Common Shares sufficient to deliver the aggregate Merger Consideration deliverable pursuant to Section 2.1(a)(i). Parent agrees to deposit, or cause to be deposited, with the Exchange

Agent from time to time, as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 2.2(c). Any such cash and book-entry shares deposited with the Exchange Agent shall be referred to as the “
Exchange Fund
”.

(b)	Payment Procedures.

(i)
As soon as reasonably practicable after the Effective Time and in any event not later than the fifth (5 th
) Business Day following the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1, (A) a letter of transmittal, in form and substance reasonably satisfactory to the Company (which approval shall not be unreasonably withheld, conditioned or delayed), with respect to Book-Entry Shares (to the extent applicable) and Certificates (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only on delivery of Certificates (or effective affidavits of loss in lieu thereof) to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may mutually reasonably agree), and (B) instructions for use in effecting the surrender of Book-Entry Shares (to the extent applicable) or Certificates (or effective affidavits of loss in lieu thereof) in exchange for the Merger Consideration.

(ii)
On surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, or, in the case of Book-Entry Shares, receipt of an “agent’s message” by the Exchange Agent, and such other documents as may customarily be required by the Exchange Agent, the holder of such Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares shall be entitled to receive in exchange therefor, and the Exchange Agent shall be required to promptly deliver to each such holder, the Merger Consideration, into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Article 2 (together with any Fractional Share Cash Amount and any dividends or other distributions payable pursuant to Section 2.2(c)). No interest shall be paid or accrued on any amount payable on due surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (A) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established that such Tax either has been paid or is not required to be paid.

(iii)
The Parties and any other Person that has any withholding obligation with respect to any payment made pursuant to this Agreement as determined by such Party or person in good faith shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any payment such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “
Code
”), or under any provision of state, local or
non-U.S.
Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the deduction and withholding was made. The Parties shall use reasonable best efforts to reduce or eliminate withholding tax in connection with any payment made pursuant to Section 7.3 hereof to the extent permitted by applicable Law.

(c)
Treatment of Unexchanged Shares.
No dividends or other distributions, if any, with a record date after the Effective Time with respect to Parent Common Shares shall be paid to the holder of any unsurrendered shares of Company Common Stock to be converted into Parent Common Shares pursuant to Section 2.1(a)(i) until such holder shall surrender such shares of Company Common Stock in accordance with this Section 2.2. After the surrender in accordance with this Section 2.2 of a share of Company Common Stock to be converted into Parent Common Shares pursuant to Section 2.1(a)(i), the holder thereof shall be entitled to receive (in addition to the Merger Consideration and the Fractional Share Cash Amount payable to such holder pursuant to this Article 2) any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the Parent Common Shares represented by such share of Company Common Stock, less such withholding or deduction for any Taxes required by applicable Law. Until the holders of any unsurrendered shares of Company Common Stock surrender such shares of Company Common Stock in accordance with this Section 2.2, each unsurrendered share of Company Common Stock shall represent only the right to receive, upon surrender, the Merger Consideration and the Fractional Share Cash Amount payable to such holder pursuant to this Article 2, and the holders of such unsurrendered shares of Company Common Stock shall have no rights as a stockholder of the Company or the Surviving Corporation. After and only after surrender in accordance with this Section 2.2, the record holder thereof shall be entitled to receive any dividends or other distributions, without interest thereon, which theretofore had become payable with respect to the whole Parent Common Shares that the shares of Company Common Stock represented by such unsurrendered certificate have been converted into the right to receive.

(d)
Closing of Transfer Books.
At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, valid Certificates or Book-Entry Shares are presented to the Surviving Corporation, Parent or the Exchange Agent for transfer or any other reason, such Certificates or Book-Entry Shares shall be cancelled and the holder of any such Certificates or Book-Entry Shares shall be given a copy of the letter of transmittal referred to in Section 2.2(b) and instructed to comply with the instructions in that letter of transmittal in order to receive the consideration to which such holder is entitled pursuant to this Article 2.

(e)
Termination of Exchange Fund.
Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of shares of Company Common Stock on the first anniversary of the Effective Time shall thereafter be delivered, at the direction of Surviving Corporation, to Parent on demand, and any former holders of shares of Company Common Stock who have not surrendered their shares in accordance with this Article 2 shall thereafter look only to Parent for payment of their claim for the Merger Consideration (together with the Fractional Share Cash Amount and any dividends or other distributions payable pursuant to Section 2.2(c)) without any interest thereon, on due surrender of their shares.

(f)
No Liability.
None of the Company, Parent, Merger Sub, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any Parent Common Shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official or Governmental Entity pursuant to any abandoned property, escheat or similar Law. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock as of immediately prior to the date on which the Exchange Fund would otherwise escheat to, or become property of, any Governmental Entity shall cease to represent any claim of any kind or nature and shall be deemed to be surrendered for cancellation to Parent.

(g)
Investment of Exchange Fund.
The Exchange Agent may invest any or all cash included in the Exchange Fund as reasonably directed by Parent;
provided
, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government;
provided
,
further
, that no such investment or loss thereon shall affect the amounts payable to holders of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares pursuant to this Article 2, and following any losses from any such investment, Parent shall promptly provide, on behalf of the Surviving Corporation, any additional funds necessary to satisfy its obligations hereunder to the Exchange Agent for the benefit of the holders of shares of

Company Common Stock. Any interest and other income resulting from such investments shall be paid to or at the direction of Parent pursuant to Section 2.2(e).

(h)
Lost Certificates.
In the case of any Certificate that has been lost, stolen or destroyed, on the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration (together with the Fractional Share Cash Amount and any dividends or other distributions deliverable pursuant to Section 2.2(c)) payable in accordance with Section 2.1 with respect to the shares of Company Common Stock represented by such lost, stolen or destroyed Certificate.

2.3	Treatment of Company Equity Awards.

(a)
Each award of shares of Company Common Stock granted subject to any vesting, forfeiture or other lapse restrictions (each, a “
Company Restricted Share Award
”) that is outstanding as of immediately prior to the Effective Time, shall, at the Effective Time, be assumed by and remain at the Surviving Corporation and shall be converted into a restricted share award (a “
Parent Restricted Share Award
”) in respect of that number of Parent Common Shares (rounded to the nearest whole share) equal to the product of (i) the number of shares of Company Common Stock subject to such Company Restricted Share Award immediately prior to the Effective Time multiplied
by (ii) the Exchange Ratio. Except as expressly provided in this Section 2.3(a), each such Parent Restricted Share Award shall be subject to the same terms and conditions (including settlement terms) as applied to the corresponding Company Restricted Share Award immediately prior to the Effective Time.

(b)
Each award of restricted stock units (excluding any Company Performance Share Award described in Section 2.3(c)) in respect of shares of Company Common Stock (a “
Company RSU Award
”), whether payable in whole or in part in shares of Company Common Stock or cash, that is outstanding immediately prior to the Effective Time shall, at the Effective Time, be assumed by and remain at the Surviving Corporation and shall be converted into a restricted stock unit award (a “
Parent RSU Award
”) in respect of that number of Parent Common Shares (rounded to the nearest whole share) equal to the product of (i) the number of shares of Company Common Stock subject to such Company RSU Award immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio. Except as expressly provided in this Section 2.3(b), each such Parent RSU Award shall be subject to the same terms and conditions (including settlement terms) as applied to the corresponding Company RSU Award immediately prior to the Effective Time.

(c)
Each award of restricted stock units in respect of shares of Company Common Stock granted subject to performance targets (each, a “
Company Performance Share Award
”), whether payable in whole or in part in shares of Company Common Stock or cash, that is outstanding immediately prior to the Effective Time shall, at the Effective Time, be assumed by and remain at the Surviving Corporation and shall be converted into a Parent RSU Award in respect of that number of Parent Common Shares (rounded to the nearest whole share) equal to the product of (i) the number of shares of Company Common Stock subject to such Company Performance Share Award immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio. For purposes of this Section 2.3(c), the number of shares of Company Common Stock subject to a Company Performance Share Award with a performance period that is incomplete (or that is complete but for which performance is not determinable due to the unavailability of the required data for relative measures) as of the Effective Time shall be determined as if performance had been achieved at the target level (
i.e
., 100%). After the Effective Time, each such Parent RSU Award granted pursuant to this Section 2.3(c) shall be scheduled to vest, subject to the holder’s continued service with the Surviving Corporation or its Subsidiaries, on the last day of the originally scheduled performance period for the corresponding Company Performance Share Award. Except as expressly provided in this Section 2.3(c) each such Parent RSU Award shall be subject to the same terms and conditions (including settlement terms) as applied to the corresponding Company Performance Share Award immediately prior to the Effective Time.

(d)
Prior to the Effective Time, the Company, through the Company Board or an appropriate committee thereof, shall adopt such resolutions as may reasonably be required to effectuate the actions contemplated by this Section 2.3.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as disclosed in (a) the Company SEC Documents furnished or filed at least five (5) Business Days prior to the date of this Agreement (excluding any disclosures set forth in any “risk factors” section, “quantitative and qualitative disclosures about market risk” section, or in any “forward-looking statements” section and any other disclosures contained or referenced therein of information, factors or risks that are forward-looking statements or cautionary, predictive or forward-looking in nature) or (b) in the corresponding numbered section of the disclosure schedules delivered by the Company to Parent concurrently with the execution of this Agreement (the “
Company Disclosure Schedules
”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedules shall be deemed disclosed with respect to any other section or subsection of this Agreement and the Company Disclosure Schedules solely to the extent that the relevance thereof to such other section or subsection is reasonably apparent on its face), the Company represents and warrants to Parent and Merger Sub as follows as of the date of this Agreement and as of the Closing Date (other than such representations and warranties that are expressly made as of a certain date, which are made as of such date):

3.1	Qualification, Organization, Subsidiaries.

(a)
(i) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the state of Delaware. The Company has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. The Company is qualified to do business in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except, in each case, as would not reasonably be expected to be material to the Company

(ii) Except as would not reasonably be expected to be material to the applicable Material Subsidiary, each of the Company’s Material Subsidiaries is a legal entity duly organized, validly existing and (where such concept is recognized) in good standing under the Laws of its respective jurisdiction of incorporation or organization, as applicable. Each of the Company’s Material Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the Company’s Material Subsidiaries is qualified to do business in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except, in each case, as would not reasonably be expected to be material to the Material Subsidiary, as applicable.

(b)
All of the outstanding shares of capital stock or voting securities of, or other equity interests in, each of the Company’s Subsidiaries, is owned directly or indirectly by the Company, have been validly issued, where applicable, are fully paid and non-assessable
and were issued free of
pre-emptive
rights, and are free and clear of all Liens other than restrictions imposed by applicable securities Laws or the Organizational Documents of any such Subsidiary or any Permitted Liens. No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of the Company’s Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of the Company’s Subsidiaries.

(c)
Except for the capital stock and voting securities of, and other equity interests in, the Company’s Subsidiaries, none of the Company or the Company’s Subsidiaries owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any Person.

(d)
The Company has made available to Parent true, complete and correct copies of the Organizational Documents of the Company and of each other entity in which the Company owns directly or indirectly an equity interest of less than 100%, each as amended prior to the date of this Agreement, and each as made available to Parent is in full force and effect.

3.2	Capitalization.

(a)
The authorized capital of the Company consists of 250,000,000 shares of Company Common Stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. As of 5:00 p.m. Central time on the Business Day prior to the date hereof (the “
Reference Time
”), there were (i) 33,198,627 shares of Company Common Stock issued and outstanding (which includes 65,187 shares of Company Common Stock issued pursuant to Company Restricted Share Awards); (ii) 4,746,967 shares of Company Common Stock are issued and held in the treasury of the Company; (iii) no shares of Company preferred stock are issued and outstanding and there are no shares of Company preferred stock held in treasury; (iv) 7,058 shares of Company Common Stock are reserved for issuance upon vesting of previously issued Company RSU Awards; (v) 120,730 shares of Company Common Stock reserved for issuance upon the settling of any phantom units granted under the Company’s 2020 Omnibus Incentive Plan; and (vi) no shares of Company Common Stock are reserved for issuance upon vesting of previously issued Company Performance Share Awards. Except as set forth in Section 3.2(a), as of the date of this Agreement, the Company does not have any shares of its capital stock issued or outstanding, other than shares of Company Common Stock that have become outstanding after the Reference Time, which were reserved for issuance as of the Reference Time as set forth in Section 3.2(a)(iv). Except as set forth in Section 3.2(a), as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock of the Company to which the Company or any of the Company Subsidiaries is a party obligating the Company to (i) issue, transfer or sell any shares of capital stock of the Company or securities convertible into, exercisable for or exchangeable for such shares, (ii) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, or (iii) redeem or otherwise acquire any such shares of capital stock. The Company does not have any outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into, exercisable for or exchangeable for securities having the right to vote) with the stockholders of the Company on any matter. All outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized and validly issued as fully paid and non-assessable,
and are not subject to and were not issued in violation of any pre-emptive
or similar right, purchase option, call or right of first refusal or similar right.

(b)
Section 3.2(b) of the Company Disclosure Schedules sets forth as of the date of this Agreement a list of each outstanding Company Equity Award granted under the Company stock plans and: (A) the name of the holder of such Company Equity Award; (B) the number of shares of Company Common Stock subject to such outstanding Company Equity Award; (C) if applicable, the exercise price, purchase price, or similar pricing of such Company Equity Award; (D) the date on which such Company Equity Award was granted or issued; (E) the applicable vesting, repurchase, or other lapse of restrictions schedule, and the extent to which such Company Equity Award is vested and exercisable as of the date hereof; and (F) with respect to Company stock options, the date on which such Company stock option expires.

(c)
(i) All outstanding shares of capital stock, voting securities or other ownership interests of each Material Subsidiary are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized and validly issued as fully paid and non-assessable,
and are not subject to and were not issued in violation of any pre-emptive
or similar right, purchase option, call or right of first refusal or similar right. All outstanding shares of stock of each Material Subsidiary and all other outstanding shares of capital stock, voting securities or other ownership interests of each Subsidiary have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(ii) All outstanding shares of Company Common Stock, all outstanding Company Equity Awards, and all other outstanding shares of capital stock, voting securities have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(d)
Except as set forth in Section 3.2(a), as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock of any of the Company’s Subsidiaries to which the Company or any of the Company’s Subsidiaries is a party obligating any of the Company’s Subsidiaries to (i) issue, transfer or sell any shares of capital stock of any of the Company’s Subsidiaries or securities convertible into, exercisable for or exchangeable for such shares, (ii) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, or (iii) redeem or otherwise acquire any such shares of capital stock. All outstanding shares of capital stock, voting securities, or other ownership interests in any Subsidiary of the Company, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws. None of the Company’s Subsidiaries has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into, exercisable for or exchangeable for securities having the right to vote) with the stockholders of the Company or a Company Subsidiary on any matter.

(e)
Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into, exercisable for or exchangeable for securities having the right to vote) with the stockholders of the Company on any matter. No Subsidiary of the Company owns any capital stock of the Company. Except for its interests (i) in its Subsidiaries and (ii) in any Person in connection with any joint venture, partnership or other similar arrangement with a third party, the Company does not own, directly or indirectly, any capital stock of, or other equity interests in any Person.

(f)
Except for the Company Voting Agreements, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or issuance, or restricting the transfer of, or providing registration rights with respect to the capital stock of the Company or any of its Subsidiaries.

(g)
Section 3.2(g) of the Company Disclosure Schedules lists each Subsidiary of the Company, its jurisdiction of organization and the percentage of its equity interests directly or indirectly held by the Company.

3.3	Corporate Authority Relative to This Agreement; Consents and Approvals; No Violation.

(a)
The Company has all requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Stockholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Except for the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company, and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the

Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “
Enforceability Exceptions
”).

(b)
The Company Board at a duly called and held meeting has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby and (iii) resolved to recommend that the stockholders of the Company adopt this Agreement (the “
Company Recommendation
”) and directed that such matter be submitted for consideration of the stockholders of the Company at the Company Stockholder Meeting.

(c)
The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company do not and will not require the Company or any of its Subsidiaries to procure, make or provide prior to the Closing Date any consent, approval, authorization or permit of, action by, filing with or notification to any United States or foreign, state, provincial, territorial or local governmental or regulatory agency, commission, court, arbitrator, body, entity or authority (each, a “
Governmental Entity
”), other than (i) the filing of the Certificate of Merger, (ii) compliance with any applicable requirements of any U.S. or foreign Antitrust Laws, (iii) compliance with the applicable requirements of the Securities Act and the Exchange Act, including the filing with the SEC of the US Registration Statement (including the Proxy Statement/Prospectus), (iv) compliance with the rules and regulations of the NYSE, (v) compliance with any applicable foreign or state securities or blue sky Laws and (vi) the other consents, approvals or notices set forth on Section 3.3(c) of the Company Disclosure Schedules (clauses (i) through (vi), collectively, the “
Company Approvals
”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)
Assuming compliance with the matters referenced in Section 3.3(c) and receipt of the Company Approvals and the Company Stockholder Approval, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby, do not and will not (i) contravene or conflict with the Organizational Documents of (A) the Company or (B) any of its Subsidiaries, (ii) contravene or conflict with or constitute a violation of any provision of any Law binding on or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, (iii) require any consent, waiver or approval, result in any violation of, or default (or an event that with or without notice or lapse of time or both would become a default) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under any Contract, instrument, permit, concession, franchise, right or license binding on the Company or any of its Subsidiaries, or (iv) result in the creation of a Lien (other than Permitted Lien), other than, in the case of clauses (ii), (iii) and (iv), any such contravention, conflict, violation, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.4	Reports and Financial Statements.

(a)
The Company has filed or furnished, on a timely basis, all forms, statements, certifications, documents, correspondence, registrations, and reports required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since December 31, 2018 (the forms, statements, certifications, documents and reports so filed or furnished by the Company and those filed or furnished to the SEC subsequent to the date of this Agreement, including any amendments thereto, including exhibits, schedules thereto and all other information incorporated by reference, the “
Company SEC Documents
”), each of which, in each case as of its date, or, if amended, as finally amended prior to the date of this Agreement, complied, or if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and no Company SEC Document as of its date (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such amended or superseding filing) contained, and no Company SEC Documents filed with or furnished to the SEC subsequent to the date of this Agreement will contain, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents. None of the Company’s Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC.

(b)
The Company and each Material Subsidiary has filed or furnished, on a timely basis (taking into account any relevant extensions), all material forms, statements, certifications, documents, correspondence, registrations, and reports required to be filed or furnished by it with any Governmental Entity since December 31, 2018 (the “
Company Governmental Filings
”), except where the failure to so file or furnish the Company Governmental Filings is not or would not reasonably be expected to be material to the Company or any Material Subsidiary. The Company Governmental Filings complied in all material respects with applicable Laws. No Company Governmental Filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)
The Company is in all material respects in compliance with the applicable listing and corporate governance rules and regulations of the NYSE. Except as permitted by the Exchange Act, neither the Company nor any of its Affiliates has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of the Company. There (i) is no unresolved violation, criticism, or exception by any regulatory agency with respect to any report or statement relating to any examinations or inspections of the Company or any Company Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any regulatory agency with respect to the business, operations, policies or procedures of the Company or any Company Subsidiary since December 31, 2018.

(d)
The consolidated financial statements (including all related notes and schedules) of the Company included in or incorporated by reference into the Company SEC Documents (or, if any such Company SEC Document is amended or superseded by a filing prior to the date of this Agreement, such amended or superseding Company SEC Document) (i) have been prepared from, and are in accordance with, the books and records of the Company and the Company Subsidiaries, (ii) fairly presented, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end
audit adjustments and to any other adjustments described therein, including the notes thereto), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iv) and were prepared, in all material respects, in conformity with GAAP (except, in the case of the unaudited financial statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). Since December 31, 2018, no independent public accounting firm of the Company has resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the

Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(e)
Section 3.4(e) of the Company Disclosure Schedules lists and describes any amounts of cash or funds that are subject to any restrictions on transfer or that otherwise cannot be transferred to the equity holders of the Company at will or without incurring material costs, Taxes or penalties, such as cash held by Company Subsidiaries that are subject to foreign exchange restrictions by foreign governments.

3.5	Internal Controls and Procedures.

(a)
The Company has established and maintains disclosure controls and procedures as required by Rule
13a-15
under the Exchange Act. Such disclosure controls and procedures are effective in providing reasonable assurance that all information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.

(b)
The Company maintains a system of internal controls over financial reporting (as defined in Rule
13a-15
under the Exchange Act) that is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company in all material respects, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets, that access to assets is permitted only in accordance with authorizations of management and directors of the Company and that receipts and expenditures of the Company are being made only in accordance with appropriate authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements. The records, systems, controls, data and information of the Company and its Subsidiaries that are used in the systems of disclosure controls and procedures and of financial reporting controls and procedures described above are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of the Company or a wholly-owned Subsidiary of the Company or its accountants, except as would not reasonably be expected to materially and adversely affect or disrupt the Company’s systems of disclosure controls and procedures and of financial reporting controls and procedures or the reports generated thereby.

(c)
The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2020, and such assessment concluded that such controls were effective. The Company has disclosed, based on its most recent evaluation of its internal controls prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board, (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting. As of the date of its most recent audited financial statements, neither the Company nor its auditors had identified any significant deficiencies or material weaknesses in its internal controls over financial reporting and, as of the date of this Agreement, to the Knowledge of the Company, nothing has come to the auditors’ attention, that has caused it to believe that there are any material weaknesses or significant deficiencies in such internal controls. To the Company’s Knowledge, since December 31, 2018, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Company employees regarding questionable accounting or auditing matters, have been received by the Company. To the Company’s Knowledge, since December 31, 2018, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, audit committee (or other committee designated for the purpose) of the Company Board pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting, including in instances not required by those rules.
3.6
No Undisclosed Liabilities.
Except (a) as disclosed, reflected or reserved against in the consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2021, and the footnotes to such consolidated balance sheet, in each case set forth in the Company’s report on Form
10-Q
for the fiscal year ended September 30, 2021, (b) as expressly permitted or contemplated by this Agreement, (c) for liabilities or obligations that have been discharged or paid in full, (d) for liabilities arising in connection with obligations under any existing Contract that did not arise or result from a breach or a default of such Contract, or (e) for liabilities and obligations incurred in the Ordinary Course of Business since September 30, 2021 that, individually or in the aggregate, are not material to the Company, neither the Company nor any Subsidiary of the Company has any liabilities or obligations that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries. None of the Company nor its Subsidiaries has any obligation or other commitment to become a party to any material
“off-balance
sheet” arrangements in the future.
3.7
Compliance with Law; Permits.

(a)
The Company and its Subsidiaries are, and since December 31, 2018 have been, in material compliance with and not in default under or in violation of all applicable Laws, including any federal, state, provincial, local and foreign law, statute, ordinance, rule, resolutions, determinations, injunctions, common law rulings, awards (including awards of any arbitrator) regulation, judgment, Order, injunction or decree of any Governmental Entity, in the U.S. and foreign jurisdictions (collectively, “
Laws
” and each, a “
Law
”) applicable to the Company and its Subsidiaries.

(b)
The Company and its Subsidiaries are in possession of all material franchises, grants, concessions, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, tariffs, qualifications, registrations and Orders of any Governmental Entities (“
Permits
”) necessary for the Company and the Company’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (such Permits, the “
Company Permits
”). All Company Permits are in full force and effect and are not subject to any suspension, cancellation, non-renewal,
adverse modifications, administrative or judicial proceeding that would reasonably be expected to result in modification, termination or revocation thereof, and the Company and each of its Subsidiaries is in compliance with the terms and requirements of such Company Permit, except where the failure to be in full force and effect or in compliance would not reasonably be expected to be material to the Company or any of its Material Subsidiaries.

(c)
Since December 31, 2018, neither the Company nor any of its Subsidiaries has received any written notice that the Company or its Subsidiaries is in material violation of any Law applicable to the Company or any of its Subsidiaries or any Permit. There are no Actions pending, threatened in writing or, to the Knowledge of the Company, otherwise threatened that would reasonably be expected to result in the revocation, withdrawal, suspension, non-renewal,
termination, revocation, or adverse modification or limitation of any such Permit material to the Company or any of its Material Subsidiaries.

(d)	The Company, including any Subsidiaries or Affiliates, is not a TID U.S. Business, as such term is defined in 31 C.F.R. § 800.248.

3.8	Anti-Corruption; Anti-Bribery; Anti-Money Laundering.

(a)
The Company, its Subsidiaries and, to the Knowledge of the Company, each of their employees, directors, officers, agents and each other Person acting on behalf of the Company or its Subsidiaries are in all respects compliant with and for the past five (5) years, have complied with (i) the Foreign Corrupt Practices Act of 1977, as amended (the “
FCPA
”), and (ii) the provisions of all anti-bribery, anti-corruption and anti-money laundering Laws (“
Anti-Corruption Laws
”) of each jurisdiction in which the Company and its Subsidiaries operate or have operated and in which any agent or other representative thereof is conducting or has conducted business on behalf of the Company or any of its Subsidiaries. The Company and its Subsidiaries have since December 31, 2018 (x) instituted policies and procedures that are reasonably designed to ensure compliance in all material respects with the FCPA and other applicable Anti-Corruption Laws and (y) maintained such policies and procedures in full force and effect in all material respects.

(b)
None of the Company, its Subsidiaries or, to the Knowledge of the Company, any of their directors, officers and employees and each other Person acting on behalf of the Company or its Subsidiaries has, in the past five (5) years, directly or indirectly, violated any, or been subject to actual or, to the Knowledge of the Company, pending or threatened Action alleging violations on the part of any of the foregoing Persons of the FCPA or Anti-Corruption Laws or any terrorism financing Law.

(c)
None of the Company, its Subsidiaries or, to the Knowledge of the Company, any of their directors, officers, employees or any other Person acting on behalf of the Company or its Subsidiaries has, in the past five (5) years: (i) directly or indirectly, paid, offered or promised to pay, or authorized or ratified the payment of any monies, gifts or anything of value (A) which would violate any applicable Anti-Corruption Law, including the FCPA, or (B) to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of (x) influencing any act or decision of such official or of any Governmental Entity, (y) to obtain or retain business, or direct business to any Person or (z) to secure any other improper benefit or advantage; (ii) established or maintained any unlawful fund of monies or other assets of the Company or any of the Company Subsidiaries; (iii) made any fraudulent entry on the books or records of the Company or any of the Company Subsidiaries; (iv) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for the Company or any of the Company Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any of the Company Subsidiaries; or (v) aided, abetted, caused (directly or indirectly), participated in, or otherwise conspired with, any Person to violate the terms of any Order or applicable Law.

3.9	Sanctions.

(a)
The Company and each of its Subsidiaries are and, in the past five (5) years have been, in all material respects in compliance with all applicable economic sanctions and export control Laws (collectively “
Export and Sanctions Regulations
”) in the United States and in other jurisdictions in which the Company or any of its Subsidiaries do business or are otherwise subject to such jurisdiction.

(b)
None of the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of any of the Company or its Subsidiaries, in their capacity as such, is currently, or has been in the past five (5) years: (i) a Sanctioned Person or (ii) engaging in any dealings or transactions with, or for the benefit of, any Sanctioned Person or in any Sanctioned Country, to the extent such activities would cause the Company to violate applicable Export and Sanctions Regulations in the United States or in other jurisdictions in which the Company or any of its Subsidiaries do business or are otherwise subject to such jurisdiction.

(c)
For the past five (5) years, the Company and its Subsidiaries have (i) instituted policies and procedures that are reasonably designed to ensure compliance, in all material respects, with the Export and

Sanctions Regulations in each jurisdiction in which the Company and its Subsidiaries operate or are otherwise subject to jurisdiction and (ii) maintained such policies and procedures in full force and effect, in all material respects.

(d)
For the past five (5) years, neither the Company nor any of its Subsidiaries (i) has been found in violation of, charged with or convicted of, any Export and Sanctions Regulations, (ii) to the Knowledge of the Company, is under investigation by any Governmental Entity for possible violations of any Export and Sanctions Regulation, (iii) has been assessed civil penalties under any Export and Sanctions Regulations or (iv) has filed any voluntary disclosures with any Governmental Entity regarding possible violations of any Export and Sanctions Regulations.

3.10	Environmental Laws and Regulations .
Except as would not reasonably be expected to be material to the Company or any of its Material Subsidiaries, (i) the Company and its Subsidiaries have, for the past five (5) years, conducted their respective businesses in compliance in all respects with all applicable Environmental Laws, (ii) for the past five (5) years, neither the Company nor any of its Subsidiaries has received any written notices, demand letters or written requests for information from any Governmental Entity alleging that the Company or any of its Subsidiaries is in violation of or has liability under any Environmental Law and there are no Actions pending, or to the Knowledge of the Company threatened in writing, against the Company or any of its Subsidiaries alleging any violation of or liability relating to any Environmental Law, in each case other than with respect to matters that have been fully resolved; (iii) there has been no treatment, storage, disposal, release or migration of any Hazardous Substance generated or used by the Company or its Subsidiaries for the past five (5) years, or, to the Knowledge of the Company, by any third party in violation of or as would reasonably be expected to result in liability under any applicable Environmental Law at, to or from any properties currently or formerly owned or leased or held under concession by the Company or any of its Subsidiaries or any predecessor; (iv) neither the Company nor any Subsidiary is subject to any agreement, Order, judgment, decree or agreement by or with any Governmental Entity or other third party imposing any liability or obligation relating to any Environmental Law and there are no facts, conditions or circumstances that would reasonably be expected to form the basis for any such agreement, Order, judgment or decree; and (v) neither the Company nor any of its Subsidiaries has provided any indemnity regarding, or otherwise become subject to, any liability of any third party arising under Environmental Laws.

3.11	Employee Benefit Plans; Labor Matters.

(a)	Section 3.11(a) of the Company Disclosure Schedules lists all material Company Benefit Plans.

(b)
Each Company Benefit Plan (including any related trusts) has been established, maintained and administered in material compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto and all material premiums required by contract or Law to be paid, all material benefits, expenses and other amounts due and payable and all material contributions, transfers or payments required to be made to or under the terms of any Company Benefit Plan prior to the date hereof have been timely made, paid or accrued in accordance with GAAP and are reflected, to the extent required, in the Company’s financial statements. To the Knowledge of the Company, no material fact, event or omission has occurred which would reasonably be expected to cause any Company Benefit Plan to lose its qualification to provide
Tax-favored
benefits under applicable Law including the Code (including under, Sections 105, 106, 125, 132, 137 or 401(a) of the Code).

(c)
No employee benefit plan of the Company, its Subsidiaries or its ERISA Affiliates is (i) a “multiemployer plan” within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA, (ii) a plan subject to Title IV of ERISA or Section 412, 430 or 4971 of the Code, (iii) a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA, or (iv) a plan to which the Company is required to contribute pursuant to a collective agreement, participation agreement, any other agreement or statute or municipal
by-law
and which is not maintained or administered by the Company or its Affiliates, and none of the Company, its Subsidiaries or any of its ERISA Affiliates has, at any time during the last six (6) years, contributed to, been obligated to contribute to or incurred any liability with respect to, any such plan.

(d)
For each Company Benefit Plan intended to be “qualified” under Section 401(a) of the Code, the Company has received a favorable determination letter from the Internal Revenue Service or is entitled to rely on a favorable opinion or advisory letter issued by the Internal Revenue Service and, to the Knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan under Section 401(a) of the Code, No trust funding any Company Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e)
No Company Benefit Plan provides health or other welfare benefits after retirement or other termination of employment for current, former or future retired or terminated employees, their spouses, or their dependents (other than (i) continuation coverage required under Section 4980B(f) of the Code or other similar applicable Law, (ii) coverage or benefits the full cost of which is borne by the employee or former employee (or any beneficiary of the employee or former employee), (iii) death benefits when termination occurs upon death or (iv) benefits provided during any applicable severance period).

(f)
There are no pending, threatened or, to the Knowledge of the Company, anticipated claims, including any audit or inquiry by the Internal Revenue Service or Department of Labor (other than claims for benefits in accordance with the terms of the Company Benefit Plans) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto and, to the Knowledge of the Company, no set of circumstances exists which may reasonably give rise to a valid claim or lawsuit against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans that would reasonably be expected to result in any material liability of the Company or any of its Subsidiaries or to the U.S. Pension Benefit Guaranty Corporation, the Internal Revenue Service, the U.S. Department of Labor, any participant in a Company Benefit Plan, or any other Person. Neither the Company nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the Internal Revenue Service, the Department of Labor or any other Governmental Entity with respect to any Company Benefit Plan that remains unresolved, and to the Knowledge of the Company, no plan defect including, any defect that would qualify for correction under any such program, exists.

(g)
None of the Company, its Subsidiaries or any of its ERISA Affiliates, or any other Person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) that would reasonably be expected to subject any of the Company Benefit Plans or their related trusts, the Company, any of its Subsidiaries, any of its ERISA Affiliates or any Person to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(h)
Section 3.11(h) of the Company Disclosure Schedules lists each Company Benefit Plan that provides for the payment (whether in cash or property or the vesting of property) as a result of the consummation of the transactions contemplated by this Agreement, including the Merger (either alone or, upon the occurrence of any additional or subsequent event), to any employee, officer or director of the Company or any Subsidiary of the Company who is a “disqualified individual” (as such term is defined in Treasury Regulation
§1.280G-1)
under any Company Benefit Plan that is reasonably expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). The Company has provided to Parent and Merger Sub preliminary calculations reflecting a good faith estimate of the consequences of Sections 280G and 4999 on any “disqualified individuals” within the meaning of Section 280G of the Code in connection with the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event).

(i)
Except as provided in this Agreement or required by applicable Law, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or director of the Company or any of its Subsidiaries to severance pay, or any other payment from the Company or its Subsidiaries, (ii) accelerate the time of payment or vesting, or increase the amount of, compensation due to any such employee, director or a consultant, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan or (iv) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Benefit Plan on or following the Effective Time.

(j)
Except as provided in this Agreement or required by applicable Law, there has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of the Company’s Subsidiaries relating to, or change in employee participation or coverage under, any Company Benefit Plan that could increase materially the expense to the Company and the Company’s Subsidiaries, taken as a whole, of maintaining such plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

(k)
All Company Benefit Plans that are subject to Section 409A of the Code are in material compliance, in both form and operation, with the requirements of Section 409A of the Code and the Treasury regulations and guidance thereunder.

(l)
The Company is not a party to nor does it have any obligation under any Company Benefit Plan to compensate, indemnify or reimburse any person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

(m)
With respect to each Company Benefit Plan that is mandated by applicable Law or by a Governmental Entity outside of the United States or that is subject to the Laws of any jurisdiction outside of the United States (a “
Non-U.S.
Plan
”): (i) such plan is, and has been, established, registered, qualified, administered, and funded in compliance in all material respects with the terms thereof and all applicable Laws; (ii) if intended to qualify for special Tax treatment, meets all the requirements for such treatment, (iii) all material obligations of the Company and the Company Subsidiaries to or under the plan (whether pursuant to the terms thereof or any applicable Laws) have been satisfied, and there are no outstanding material defaults or violations thereunder by the Company or any Company Subsidiary; (iv) full payment has been made in a timely manner of all material amounts that are required to be made as contributions, payments or premiums to or in respect of any
Non-U.S.
Plan under applicable Law and the terms of any such plan; (v) no material Taxes, penalties or fees are due by the Company or any Company Subsidiary with respect to any
Non-U.S.
Plan and (vi) no
Non-U.S.
Plan is a “defined benefit plan” as defined in Section 3(35) of ERISA (whether or not the
Non-U.S.
Plan is subject to ERISA).

(n)	The Company and its Subsidiaries are in material compliance with their obligations pursuant to all notification and bargaining obligations arising under any Company Labor Agreements.

(o)
Except as would not reasonably be expected to result in, individually or in the aggregate, material liability to the Company and its Subsidiaries, taken as a whole as of the date of this Agreement, (i) there are no strikes or lockouts with respect to any employees of the Company or any of its Subsidiaries; (ii) to the Knowledge of the Company, there is no union organizing effort pending or threatened against the Company or any of its Subsidiaries; (iii) there is no labor dispute or labor arbitration Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries (other than, in each case, routine grievances, including those brought by unions or other collectively represented employees, to be heard by the applicable Governmental Entity); and (iv) there is no slowdown, or work stoppage in effect or, to the Knowledge of the Company, threatened with respect to employees of the Company or any of its Subsidiaries.

(p)	Since December 31, 2018, the Company and its Subsidiaries have complied, in all material respects, with applicable Laws with respect to employment and employment practices (including all applicable

Laws, rules and regulations regarding wage and hour requirements, employee and worker classification, immigration status, discrimination in employment, harassment, employee health and safety, and collective bargaining).

(q)
The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or similar organization is not required for the Company to enter into this Agreement or to consummate any of the transactions contemplated hereby other than any consent, consultation or formal advice, the failure of which to obtain or, in the case of consultation, engage in, would not delay or prevent the consummation of the transactions contemplated by this Agreement or otherwise reasonably be expected to result in, individually or in the aggregate, material liability to the Company and its Subsidiaries, taken as a whole as of the date of this Agreement.

3.12	Absence of Certain Changes or Events.

(a)
Since December 31, 2020 (the “
Company Balance Sheet Date
”) to the date hereof, there has not been any event, change, occurrence or development that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)
From the Company Balance Sheet Date, except for the transactions contemplated by this Agreement, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the Ordinary Course of Business.

3.13	Investigations; Litigation.
Except as set forth in Section 3.13 of the Company Disclosure Schedules, as of the date of this Agreement: (a) there is no investigation or review pending or, to the Company’s Knowledge, threatened by any Governmental Entity with respect to the Company or any of the Company’s Subsidiaries; and (b) there are no Actions pending or, to the Company’s Knowledge, threatened by, against or affecting the Company or any of the Company’s Subsidiaries, or any of their respective assets or properties at law or in equity before, and there are no Orders of, any Governmental Entity against or affecting the Company or any of the Company’s Subsidiaries, or any of their respective assets or properties, in each case, which involve claims by or against the Company or a Company Subsidiary (i) in excess of $500,000, (ii) if no specific dollar amount is claimed, is or would reasonably be expected to result in a claim in excess of $500,000, or (iii) involves any non-monetary
claims that, if awarded, would reasonably be expected to be material to the Company or any Material Subsidiary.

3.14	Company Information.
The information supplied or to be supplied by the Company for inclusion in (and including information incorporated by reference in) (a) the proxy statement relating to the Company Stockholder Meeting, which will be used as a prospectus of Parent with respect to the Parent Common Shares issuable in connection with the Merger (together with any amendments or supplements thereto, the “
Proxy Statement/Prospectus
”), (b) the US Registration Statement pursuant to which the offer and sale of Parent Common Shares in connection with the Merger will be registered pursuant to the Securities Act and in which the Proxy Statement/Prospectus will be included as a prospectus of Parent (together with any amendments or supplements thereto, the “
US Registration Statement
”), or (c) the management information circular relating to the Parent Shareholder Meeting (together with any amendments or supplements thereto, the “
Management Information Circular
”) will not, at the time the Proxy Statement/Prospectus is first mailed to the Company’s stockholders, at the time the Management Information Circular is first mailed to and Parent’s shareholders, at the time of the Company Stockholder Meeting and the Parent Shareholder Meeting or at the time the US Registration Statement (and any amendment or supplement thereto) is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and will at such time be true and complete in all material respects;
provided
, that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.

3.15	Tax Matters.
Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole:

(a)
the Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them under applicable Law with the appropriate Governmental Entity and all such Tax Returns are true, complete and accurate, in all material respects and were prepared in material compliance with applicable Law;

(b)
the Company and each of its Subsidiaries have paid all material Taxes required to be paid under applicable Law to the appropriate Governmental Entity and have withheld or collected all material Taxes required to be withheld or collected by any of them (including in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, stockholder or other Person), except with respect to matters contested in good faith and for which reserves have been established in accordance with GAAP. All Taxes that have been withheld or collected by the Company or any if its Subsidiaries have been timely remitted to the applicable Governmental Entity in accordance with applicable Law;

(c)
neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the Ordinary Course of Business). Neither the Company nor any of its Subsidiaries has granted in writing any extension or waiver of the limitation period applicable to any material Tax or Tax Return that remains in effect (other than extension or waiver granted in the Ordinary Course of Business);

(d)
there are no outstanding assessments for Taxes and there are no pending or, to the Knowledge of the Company, threatened assessments, audits, examinations, investigations or other proceedings in respect of any material Taxes or Tax Returns of the Company or any of its Subsidiaries, except with respect to matters contested in good faith and for which reserves have been established in accordance with GAAP. Neither the Company nor any of its Subsidiaries has received written notice of any claim made by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries, as applicable, does not file a particular Tax Return or pay a particular Tax that indicates that the Company or such Subsidiary is or may be subject required to file such Tax Return or pay such Tax. There are no pending or proposed changes in the income Tax accounting methods of the Company or any of its Subsidiaries;

(e)	there are no Liens for Taxes on any property of the Company or any of its Subsidiaries, except for Permitted Liens;

(f)
neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year
period ending on the date of this Agreement, or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, that was purported or intended to be governed by Section 355 of the Code;

(g)	neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2);

(h)
neither the Company nor any of its Subsidiaries (i) is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement (A) exclusively between or among the Company and/or its Subsidiaries or (B) not primarily related to Taxes and entered into in the Ordinary Course of Business), (ii) has been a member of an affiliated, consolidated, unitary or combined group filing a consolidated federal income Tax Return (other than a group the common parent of which is or was the Company or any of its Subsidiaries), or (iii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations
Section 1.1502-6
(or any similar provision of federal, state, local or
non-
U.S. Law), as a transferee or successor; and

(i)
neither the Company nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that would reasonably be expected to (i) prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) cause the stockholders (other than any Excepted Stockholder) of the Company to recognize gain pursuant to Section 367(a)(1) of the Code or (iii) cause Parent to be treated as a “domestic corporation” pursuant to Section 7874(b) of the Code as a result of the Merger.

3.16	Intellectual Property; IT Assets; Privacy.

(a)
Section 3.16(a) of the Company Disclosure Schedules sets forth a true, correct and complete list as of the date hereof of all material Registered Intellectual Property owned by the Company and its Subsidiaries (the “
Registered Company Intellectual Property
”) and all material unregistered trademarks owned by the Company and its Subsidiaries (together with Registered Company Intellectual Property, the “
Owned Company Intellectual Property
”). Each such material item of Registered Company Intellectual Property is, to the Company’s Knowledge, subsisting and valid and enforceable. No such material Registered Company Intellectual Property (other than any applications for Registered Company Intellectual Property) has expired or been cancelled or abandoned, except in accordance with the expiration of the term of such rights, or in the Ordinary Course of Business based on a reasonable business judgement of the Company.

(b)
The Company and its Subsidiaries (i) own or have a written, valid and enforceable right and license to use all material Intellectual Property used in or necessary for the operation of their respective businesses as currently conducted (the “
Company Intellectual Property
”) and (ii) own all right, title, and interest in all Owned Company Intellectual Property, free and clear of all Liens (other than Permitted Liens), in each case, except as would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries. No Company Intellectual Property material to any business of the Company and its Subsidiaries is subject to any Order or Contract materially and adversely affecting the Company’s and its Subsidiaries’ ownership, access, or use of, or any rights in or to, any such Intellectual Property.

(c)
Since December 31, 2018, to the Knowledge of the Company, the operation of the businesses of the Company and its Material Subsidiaries has not infringed, violated or otherwise misappropriated any Intellectual Property of any third Person. Since December 31, 2018, (i) to the Knowledge of the Company, no third Person has materially infringed, violated or otherwise misappropriated any Owned Company Intellectual Property and (ii) there has been no pending or asserted claim in writing asserting that the Company or any Material Subsidiary has infringed, violated or otherwise misappropriated, or is infringing, violating or otherwise misappropriating, any Intellectual Property of any third Person.

(d)
The Company and its Subsidiaries have received from each Person (including current and former employees and contractors) who has created or developed any material Owned Company Intellectual Property for or on behalf of the Company or any of its Subsidiaries, a written present assignment of such material Owned Company Intellectual Property to the Company or its applicable Subsidiary.

(e)
The Company and its Subsidiaries own all right, title and interest in and to the Company IT Assets, free and clear of any Liens other than Permitted Liens, except as would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries own or have a written valid and enforceable right to use all IT Assets, except as would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole. Except as would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards to protect the Company IT Assets from any unauthorized access, use or other security breach and free from any disabling codes or instructions, spyware, trojan horses, worms, viruses, or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of software, data or other materials, or any viruses, Trojan horses, spyware or other malicious code (“
Malicious Code
”). The Company IT Assets: (i) operate and perform as required by the Company and its Subsidiaries for the operation of their respective businesses, (ii) since December 31, 2018, except as, individually or in the aggregate, would not reasonably expected to result in, material liability to, or material disruption of the business operations of, the Company and its Material Subsidiaries, have not malfunctioned or failed, suffered unscheduled downtime, or, to the Company’s Knowledge, been subject to unauthorized access, use, cyber-attack or other security breach; and (iii) to the Knowledge of the Company, no third party has gained unauthorized access to or misused the Company IT Assets in each case in a manner that has resulted or is reasonably likely to result in (A) material liability, cost or disruption to the business of the Company or any of its Material Subsidiaries, or (B) a duty to notify any Person, which if not notified, would reasonably be expected to result in material cost or liability to the Company or any Material Subsidiary.

(f)
The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of the material trade secrets owned or purported to be owned by the Company and its Subsidiaries, and to the Knowledge of the Company, no such material trade secrets has been used or discovered by or disclosed to any Person except pursuant to non-disclosure
agreements protecting the confidentiality thereof, which agreements, to the Knowledge of the Company, have not been materially breached by the receiving party.

(g)
Since December 31, 2018, the Company and its Subsidiaries have complied with all Privacy Laws and with its and their privacy policies and other contractual commitments relating to privacy, security, collection, storage, transmission, transfer (including cross-border transfers), disclosure, use or processing of personal data (which, as used herein, includes similar terms used in Privacy Laws, such as personal information and personally identifiable information) in their possession or control (collectively, the “
Data Protection Requirements
”) and all anti-spam Laws. The Company and its Subsidiaries have used commercially reasonable measures, consistent with industry practices, designed to ensure compliance with the Data Protection Requirements. Since December 31, 2018, the Company and its Subsidiaries have not (i) experienced any material actual, alleged, or suspected data breach or other security incident involving personal information in their possession or control; or (ii) been subject to or received any notice of any material audit, investigation, complaint, or other Action by any Governmental Entity or other Person concerning the Company’s or any of its Subsidiaries’ collection, use, processing, storage, transfer, or protection of personal data or actual, alleged, or suspected material violation of any Data Protection Requirements and to the Company’s Knowledge, there are no material facts or circumstances that would reasonably be expected to give rise to any such Action.

(h)
Since December 31, 2018, the Company and its Subsidiaries have not had any actual disclosure or loss of, or inability to access or account for, or any incident relating to unauthorized access to or acquisition of, any personal data (“
Security Incident
”) in their possession or control nor have they received written notice of any Security Incident with respect to personal data in their service provider’s control.

(i)
To the Knowledge of the Company, neither the Company nor any of its Subsidiaries have any threatened or pending Actions, or events or circumstances that are reasonably likely to give rise to material Actions as a result of any Security Incident or material vulnerability.

3.17	Title to Assets; Backlog.

(a)
The Company or one of its Subsidiaries has good and valid title to all material tangible assets owned by the Company or any of its Subsidiaries as of the date of this Agreement, free and clear of all Liens other than Permitted Liens, or good and valid leasehold interests in all material tangible assets leased or subleased by the Company or any of its Subsidiaries as of the date of this Agreement. Except as, individually or in the aggregate, would not reasonably be expected to have, a Company Material Adverse Effect, all items of equipment and other tangible assets (other than any Company equipment, machinery, fixtures or other tangible assets that is undergoing repairs or maintenance), owned by or leased to and necessary for the operation of the Company are: (i) suitable for the uses to which they are being put; (ii) in good operating condition and repair (ordinary wear and tear excepted) and have been maintained in accordance with standard industry practice; (iii) adequate for the continued conduct of the businesses of the Company in the manner in which such businesses are currently being conducted without need for replacement or repair, except in the Ordinary Course of Business; and (iv) conform in all material respects with all applicable Laws.

(b)
The Company and its Subsidiaries either possess sufficient inventory of parts, materials and personnel to perform, in all material respects, the obligations within their scheduled delivery dates or such parts or materials have lead times such that the Company and its Subsidiaries can acquire such parts and materials in time to produce and ship or otherwise perform such unsatisfied performance obligations backlog in accordance with the scheduled performance dates.

3.18	Title to Properties.

(a)
Except as would not reasonably be expected to result in material liability to the Company or any of its Material Subsidiaries, each Contract under which the Company or any of its Subsidiaries is the landlord, sublandlord, tenant, subtenant or occupant (a “
Company Real Property Lease
”) with respect to material real property leased, subleased, held under concession, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any of its Subsidiaries (collectively, including the improvements thereon, “
Company Leased Real Property
”) is valid and binding on the Company or the Subsidiary thereof party thereto, and, to the Knowledge of the Company, each other party thereto. Neither the Company nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any person the right to use or occupy a material portion of the Company Leased Real Property that would reasonably be expected to adversely affect the existing use of the remaining portion of the Company Leased Real Property by the Company or its Subsidiaries in the operation of their business thereon. Except as would not reasonably be expected to result in material liability to the Company or any Material Subsidiary, there is no uncured default by the Company or any of its Subsidiaries under any Company Real Property Lease or, to the Knowledge of the Company, by any other party thereto, and, to the Knowledge of the Company, no event has occurred that with the lapse of time or the giving of notice or both would reasonably be expected to constitute a default thereunder by the Company or any of its Subsidiaries or by any other party thereto. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice of termination or cancelation, and to the Knowledge of the Company, no termination or cancelation is threatened, under any material Company Real Property Lease.

(b)
The Company or its Subsidiaries has good and valid title to all of the real property owned by the Company and its Subsidiaries (the “
Owned Real Property
”) and valid rights of way, easements or licenses over, under and across, the Owned Real Property, free and clear of any Liens (other than the Permitted Liens). Except as would not reasonably be expected to result in material liability to the Company or any Material Subsidiary, all facilities, distribution centers, structures and other buildings situated on the Owned Real Property and Company Leased Real Property are in good condition and repair and are sufficient for the operation of Company’s business in the Ordinary Course of Business.

(c)
Neither the Company nor any of its Subsidiaries has received written notice of any condemnation proceeding or proposed action or agreement for taking in lieu of condemnation, nor is any such proceeding, action or agreement pending before a Governmental Entity or, to the Knowledge of the Company, threatened, with respect to any portion of any Owned Real Property.

3.19	Opinion of Financial Advisor.
The Company Board has received the opinion of Wells Fargo Securities, LLC, to be confirmed by delivery of its written opinion within five (5) Business Days, that as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and other matters stated therein, the Exchange Ratio in the Merger pursuant to this Agreement is fair, from a financial point of view, to the holders of Company Common Stock. Such opinion has not been amended, withdrawn or rescinded as of the date of this Agreement.

3.20	Required Vote of the Company Stockholders.
The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in favor of the adoption of this Agreement (the “
Company Stockholder Approval
”) is the only vote of holders of securities of the Company that is required to approve this Agreement and the transactions contemplated hereby, including the Merger.

3.21	Material Contracts.

(a)
Except for this Agreement, agreements filed as exhibits to the Company SEC Documents or as set forth in Section 3.21 of the Company Disclosure Schedules, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or expressly bound by any Contract (excluding any Company Benefit Plan) that:

(i)	would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act);

(ii)
contains a
non-compete,
non-solicit,
exclusivity or similar restriction that materially restricts the conduct of any line of business by the Company or any of its Affiliates or the solicitation of any business from any third party or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation or any of its Affiliates to engage in any line of business or in any geographic region or to solicit any business from any third party;

(iii)
contains a
non-solicit
of the employees of any entity or similar restriction that materially restricts solicitation of management-level or professional prospective hires or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation or any of its Affiliates to solicit the employment or services of any management-level or professional prospective hire (in each case, other than customary non-solicitation
provisions included in
non-disclosure
agreements);

(iv)
that is a settlement, consent or similar agreement that would require the Company or any of its Subsidiaries to pay consideration of more than $500,000 after the date of this Agreement or that contains any material continuing obligations of the Company or any of its Subsidiaries;

(v)	that includes a material indemnification obligation of the Company or any of its Subsidiaries which was granted outside of the Ordinary Course of Business;

(vi)
that contains a put, call or similar right pursuant to which the Company or any of its Subsidiary could be required to sell, as applicable, any equity interests of any person or material amount of assets;

(vii)
that provides any current employees, officers or directors of the Company or any Company Subsidiary with annual base compensation in excess of $275,000, other than Contracts that are terminable without penalty or notice or employment Contracts entered into on standard Governmental Entity forms;

(viii)
is a Contract that involves the payment or delivery of cash or other consideration or minimum purchase obligations (by or to the Company or any Company Subsidiary) in an amount or having a value in excess of $5,000,000 in the aggregate, or contemplates or involves the performance of services (by or for the Company or any Company Subsidiary) having a value in excess of $5,000,000 in the aggregate;

(ix)	is a Company Real Property Lease pursuant to which the Company or any of its Subsidiaries leases real property that is material to the business of the Company or any of its Subsidiaries;

(x)
is a Contract providing for the purchase of goods or services or the development or construction of, or additions or expansions to, any property or equipment under which the Company or any Company Subsidiary has, or expects to incur, costs or obligations in excess of $5,000,000 in the aggregate;

(xi)
that is material and obligates the Company or any Company Subsidiary, or will obligate the Surviving Corporation, to provide a party with “most favored nation” or “most favored customer” status that, following the Merger, would apply to Parent and its Subsidiaries, including the Company and its Subsidiaries;

(xii)	provides for the formation, creation, operation, management or control of any material joint venture, partnership, strategic alliance, collaboration or other similar arrangement with a third party;

(xiii)	is a Contract relating to any material currency or other hedging arrangement;

(xiv)
is an indenture, credit agreement, loan agreement, note, or other Contract providing for indebtedness for borrowed money of the Company or any if its Subsidiaries or any guaranty of such obligations or guarantee of obligations of any Person that is not the Company or a Subsidiary (other than indebtedness among the Company and/or any of its Subsidiaries), in each case in excess of $1,000,000 individually, or $5,000,000 in the aggregate;

(xv)
provides for the acquisition or disposition by the Company or any of its Subsidiaries of any business (whether by merger, sale of stock, sale of assets or otherwise), or any real property, that would, in each case, reasonably be expected to result in the receipt or making by the Company or any Subsidiary of the Company of future payments (including “earnout” or other material contingent payment obligations) in excess of $1,000,000, in each case, except for purchases and sales of goods, services or inventory in the Ordinary Course of Business;

(xvi)	obligates the Company or any Subsidiary of the Company to make any future capital investment or capital expenditure outside the Ordinary Course of Business and in excess of $500,000;

(xvii)
limits or restricts the ability of the Company or any of its Subsidiaries to declare or pay dividends or make distributions in respect of their capital stock, partner interests, membership interests or other equity interests;

(xviii)
pursuant to which the Company or any of the Company Subsidiaries receives from any third party a license or similar right to any Intellectual Property that is material to the Company, other than licenses with respect to software that is generally commercially available;

(xix)
that is a Contract entered into outside of the Ordinary Course of Business, pursuant to which the Company or any of its Subsidiaries is a party, or is otherwise bound, and the contracting counterparty of which is a Governmental Entity; or

(xx)
that is a Contract (or form thereof and a list of the parties thereto) between the Company or any Company Subsidiary, on the one hand, and any officer, director or affiliate (other than a wholly-owned Company Subsidiary) of the Company or any Company Subsidiary or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule
12b-2
and Rule
16a-1
of the Exchange Act), on the other hand (other than any Contract that is a Company Benefit Plan).

Each Contract of the type described in clauses (i) – (xx) of this Section 3.21(a) is referred to herein as a “
Company Material Contract
”.

(b)
Neither the Company nor any Subsidiary of the Company is in material breach of or material default under the terms of any Company Material Contract. To the Knowledge of the Company, as of the date of this Agreement, no other party to any Company Material Contract is in material breach of or material default under the terms of any Company Material Contract. Each Company Material Contract

is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and to the Knowledge of the Company, of each other party thereto, and is in full force and effect, subject to the Enforceability Exceptions, except as would not or would not reasonably be expected to be material to the Company or any Material Subsidiary.

3.22	Suppliers and Customers.

(a)
Section 3.22(a) of the Company Disclosure Schedules sets forth a correct and complete list of (i) the top ten (10) suppliers (each a “
Company Top Supplier
”) and (ii) the top ten (10) customers (each a “
Company Top Customer
”), respectively, by the aggregate dollar amount of payments to or from, as applicable, such supplier or customer, during the calendar year 2020.

(b)
Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, since December 31, 2018 through the date of this Agreement, (i) there has been no termination of or a failure to renew the business relationship of the Company or its Subsidiaries with any Company Top Supplier or any Company Top Customer and (ii) no Company Top Supplier or Company Top Customer has notified the Company or any of its Subsidiaries that it intends to terminate or not renew its business. Neither the Company nor any Company Subsidiary has received any written notice, letter, complaint or other communication from any Company Top Supplier or Company Top Customer to the effect that it has materially changed, modified, amended or reduced, or is expected to materially change, modify, amend or reduce, its business relationship with the Company or the Company Subsidiaries in a manner that is materially adverse to the Company and its Subsidiaries, taken as a whole.

3.23	Canadian Assets and Revenues.
The Company and the Company’s Subsidiaries do not collectively have an aggregate value of assets in Canada, nor gross revenues from sales in or from Canada generated by such assets, in excess of the thresholds referred to in Section 110(3) of the
Competition Act
(Canada) determined as of the time and in the manner that is prescribed by Sections 110(3) and 110(8) of the
Competition Act
(Canada) and the Notifiable Transactions Regulations,
SOR/87-348.

3.24	Insurance Policies.
(a) The Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as the Company reasonably believes, based on past experience, is adequate for the businesses and operations of the Company and its Subsidiaries (taking into account the cost and availability of such insurance), (b) each insurance policy maintained by the Company or any of its Subsidiaries is in full force and effect, (c) all premiums due by the Company or any of its Subsidiaries with respect to such insurance policies have been paid and (d) the Company and its Subsidiaries are in material compliance with all contractual requirements applicable thereto contained in such insurance policies. Neither the Company nor any of its Subsidiaries has received, as of the date of this Agreement, written notice of any pending or threatened cancellation with respect to any of its material insurance policies.

3.25	Affiliate Party Transactions.
Since December 31, 2018 through the date of this Agreement, there have been no material transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Person owning 5% or more of the Company Common Stock or any Affiliate of such Person or any director or executive officer of the Company or any of its Affiliates (or any relative thereof), on the other hand, or that would be required to be disclosed by the Company under Item 404 under Regulation
S-K
under the Securities Act and that have not been so disclosed in the Company SEC Documents, other than Ordinary Course of Business employment agreements and similar employee and indemnification arrangements otherwise set forth on the Company Disclosure Schedules.

3.26	Finders or Brokers.
Except for Wells Fargo Securities, LLC, neither the Company nor any of its Subsidiaries nor any of their respective officers or directors has employed or engaged any investment banker, broker or finder or has incurred any liability for any banker’s fees, broker or finder’s fees in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or on consummation of the Merger.

3.27	Takeover Laws.
Assuming the representations and warranties of Parent and Merger Sub set forth in Section 4.21 are true and correct, as of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition,” “business combination” or other form of anti-takeover statute or regulation (collectively, the “
Takeover Statutes
”)
or any anti-takeover provision in the certificate of incorporation or bylaws of the Company is, and the Company has no rights plan, “poison pill” or similar agreement that is, applicable to this Agreement, the Merger or the other transactions contemplated hereby.

3.28	Warranties; Products .
To the Knowledge of the Company, the standard terms and conditions under which the products and services manufactured, developed, sold, leased, licensed or delivered by the Company and its Subsidiaries are customary for industries in which the businesses of the Company and its Subsidiaries operate and there have been no material deviations from such warranties. All products and services currently or previously offered, sold, designed, manufactured, assembled, marketed, repaired, leased, delivered, installed or otherwise distributed by the Company or any of the Subsidiaries meet, and at all times since December 31, 2018 have met, all standards for quality and workmanship and specifications prescribed by applicable Law, contractual agreements, permits and the product literature provided by the Company and the Subsidiaries, except, in each case, (a) as would not result in a material liability of the Company and the Subsidiaries or (b) where the customer has agreed in writing to a deviation from specifications or standards. Since December 31, 2018, there have been no product liability claims or recalls that would result in a material liability of the Company and the Subsidiaries. Section 3.28 of the Company Disclosure Schedules sets forth a list of all pending or, to the Knowledge of the Company, threatened product liability claims with respect to the business of the Company and the Company Subsidiaries and all product liability claims or recalls that have occurred since December 31, 2018, which include, but are not limited to, any liability claims or recalls with respect to product malfunctions or property damages. No product designed, manufactured, assembled, marketed, repaired, sold, leased, delivered, installed or otherwise distributed by the Company or any of the Company Subsidiaries is subject to any guaranty, warranty or other indemnity beyond the Company’s or such Company Subsidiary’s applicable written standard terms and conditions.

3.29	No Other Representations or Warranties; No Reliance.
The Company acknowledges and agrees that, except for the representations and warranties contained in Article 4, none of Parent, Merger Sub or any other Person acting on behalf of Parent or Merger Sub has made or makes, and the Company has not relied on, any representation or warranty, whether express or implied, with respect to Parent, Merger Sub, their respective Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Company or any of its Representatives by or on behalf of Parent or Merger Sub. The Company acknowledges and agrees that none of Parent, Merger Sub or any other Person acting on behalf of Parent or Merger Sub has made or makes, and the Company has not relied on, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Company or any of its Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Parent, Merger Sub, or any of their respective Subsidiaries.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as disclosed in (a) the Parent Public Documents furnished or filed at least five (5) Business Days prior to the date of this Agreement (excluding any disclosures set forth in any “risk factors” section, “quantitative and qualitative disclosures about market risk” section, or in any “forward-looking statements” section and any other disclosures contained or referenced therein of information, factors or risks that are forward-looking statements or cautionary, predictive or forward-looking in nature) or (b) in the corresponding numbered section of the disclosure schedules delivered by Parent to the Company concurrently with the execution of this Agreement (the “
Parent Disclosure Schedules
”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Schedules shall be deemed disclosed with respect to any other section or subsection of this Agreement and the Parent Disclosure Schedules solely to the extent that the relevance thereof to such other section or subsection is reasonably apparent on its face), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows as of the date of this Agreement and as of the Closing Date (other than such representations and warranties that are expressly made as of a certain date, which are made as of such date):

4.1	Qualification, Organization, Subsidiaries.

(a)
Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation, organization or formation, as applicable. Except as would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole, each of Parent’s Subsidiaries is a legal entity duly organized, validly existing and (where such concept is recognized) in good standing under the Laws of its respective jurisdiction of incorporation, organization or formation, as applicable. Each of Parent and Merger Sub and each of their respective Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business. Each of Parent and Merger Sub and each of their respective Subsidiaries is in good standing in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except, in each case, as would not reasonably be expected to be material to the Parent and its Subsidiaries, taken as a whole. Parent has made available to the Company true, complete and correct copies of Parent and Merger Sub’s Organizational Documents, each as amended prior to the date of this Agreement, and each as made available to the Company is in full force and effect.

(b)
All of the outstanding shares of capital stock or voting securities of, or other equity interests in, each of Parent’s wholly-owned Subsidiaries is owned directly or indirectly by Parent, have been validly issued and, where applicable, are fully paid and non-assessable
and were issued free of
pre-emptive
rights, and are free and clear of all Liens other than restrictions imposed by applicable securities Laws or the Organizational Documents of any such Subsidiary or any Permitted Liens. No Parent Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of the Parent’s Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of the Parent’s Subsidiaries.

(c)
Except for the capital stock and voting securities of, and other equity interests in, the Parent’s Subsidiaries, and except as set forth in Section 4.1(c) of the Parent’s Disclosure Schedules, none of Parent or the Parent’s Subsidiaries owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any Person.

4.2	Capitalization.

(a)	The authorized share capital of Parent consists of an unlimited number of Parent Common Shares and unlimited number of Parent preferred shares. As of the Reference Time, there were (i) 89,678,845

Parent Common Shares issued and outstanding; (ii) no Parent preferred shares issued and outstanding, (iii) Parent Options to purchase an aggregate of 4,456,444 Parent Common Shares issued and outstanding. Except as set forth in Section 4.2(a) or as required by the terms of the Parent Benefit Plans, as of the date of this Agreement, (i) Parent does not have any shares issued or outstanding, other than Parent Common Shares that have become outstanding after the Reference Time, which were reserved for issuance as of the Reference Time, as set forth in Section 4.2(a). Except as set forth in Section 4.2(a) or as required by the terms of the Parent Benefit Plans, as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of shares in the capital of Parent to which Parent is a party obligating Parent to (i) issue, transfer or sell any shares in the capital of Parent or securities convertible into, exercisable for or exchangeable for such shares, (ii) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, or (iii) redeem or otherwise acquire any such shares. Parent does not have any outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into, exercisable for or exchangeable for securities having the right to vote) with the shareholders of Parent on any matter. All outstanding Parent Common Shares are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized and validly issued as fully paid and non-assessable,
and are not subject to and were not issued in violation of any pre-emptive
or similar right, purchase option, call or right of first refusal or similar right.

(b)
All outstanding Parent Common Shares have been duly authorized and validly issued as fully paid and non-assessable
and listed and posted for trading on the TSX, and not subject to or issued in violation of any pre-emptive
or similar right, purchase option, call or right of first refusal or similar right. The Parent Common Shares to be issued in the Merger, when issued and delivered in accordance with the terms of this Agreement will be duly authorized and validly issued as fully paid and non-assessable,
listed and posted for trading on the TSX and the NYSE or Nasdaq, as applicable, and not subject to or issued in violation of any pre-emptive
or similar right, purchase option, call or right of first refusal or similar right. The Parent Common Shares to be issued as part of the Merger Consideration shall not be treated as “restricted securities” within the meaning of Rule 144. The Parent Common Shares to be issued as part of the Merger Consideration shall not be subject to any resale restrictions under applicable Canadian Securities Laws provided
that the conditions set forth in subsection 2.6(3) (paragraphs 2 through 5) of National Instrument
45-102
–
Resale of Securities
of the Canadian Securities Administrators are satisfied in respect of any such trade.

(c)
Except as set forth in Section 4.2(a) or as required by the terms of the Parent Benefit Plans, as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of shares in the capital of any of Parent’s Subsidiaries to which any of Parent’s Subsidiaries is a party obligating any of Parent’s Subsidiaries to (i) issue, transfer or sell any shares in the capital of any of Parent’s Subsidiaries or securities convertible into, exercisable for or exchangeable for such shares, (ii) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, or (iii) redeem or otherwise acquire any such shares.

(d)
All outstanding shares of each Parent Subsidiary are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized and validly issued as fully paid and non-assessable,
and are not subject to and were not issued in violation of any pre-emptive
or similar right, purchase option, call or right of first refusal or similar right. All outstanding Parent Common Shares, all outstanding Parent Options, and all other outstanding shares of capital stock, voting securities have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws. All outstanding shares of stock of each Parent Subsidiary and all other outstanding shares of capital stock, voting securities of each Subsidiary have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(e)
No Parent Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into, exercisable for or exchangeable for securities having the right to vote) with the shareholders of Parent or a Parent Subsidiary on any matter.

(f)
No Subsidiary of Parent owns any capital stock of Parent. Except for its interests (i) in its Subsidiaries and (ii) in any Person in connection with any joint venture, partnership or other similar arrangement with a third party, Parent does not own, directly or indirectly, any capital stock of, or other equity interests in any Person.

(g)
Except for the Parent Voting Agreements, there are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the Parent Common Shares or other shares in the capital of Parent or any shares in the capital of any of Parent’s Subsidiaries.

4.3	Corporate Authority Relative to This Agreement; Consents and Approvals; No Violation.

(a)
Each of Parent and Merger Sub has all requisite power and authority to enter into this Agreement and, subject to receipt of Parent Shareholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Except for (i) the Parent Shareholder Approval, (ii) the adoption of this Agreement by Parent, as the sole stockholder of Merger Sub (which such adoption shall occur immediately following the execution of this Agreement), and (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub, and, assuming this Agreement constitutes a valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

(b)
(i) The Parent Board at a duly called and held meeting has unanimously (A) determined that it is in the best interests of Parent to enter into this Agreement, (B) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the Debt Financing, and (C) resolved to recommend that the holders of Parent Common Shares approve the Parent Share Issuance (the “
Parent Recommendation
”) and directed that such matter be submitted for consideration of the shareholders of Parent at the Parent Shareholder Meeting; and (ii) the board of directors of Merger Sub has unanimously (A) determined that it is in the best interests of Merger Sub and its sole stockholder, and declared it advisable, to enter into this Agreement, (B) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (C) resolved to recommend that the sole stockholder of Merger Sub adopt this Agreement and directed that such matter be submitted for consideration of the sole stockholder of Merger Sub.

(c)
The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by Parent and Merger Sub do not and will not require Parent, Merger Sub or any of their Subsidiaries to procure, make or provide prior to the Closing Date any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than (i) the filing of the Certificate of Merger, (ii) compliance with any applicable requirements of any U.S. or foreign Antitrust Laws, (iii) compliance with the applicable requirements of the Securities Act, the Exchange Act and the Canadian Securities Laws, including the filing with the SEC of the US Registration Statement (including the Proxy Statement/Prospectus) and the filing of the Management Information Circular with the Canadian Securities Administrators, (iv) compliance with the rules and regulations of the TSX, (v) compliance with any applicable foreign or state securities or blue sky Laws and (vi) the other consents, approvals or notices set forth on Section 4.3(c) of the Parent Disclosure Schedules (clauses

(i) through (vi), collectively, the “
Parent Approvals
”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d)
Assuming compliance with the matters referenced in Section 4.3(c) and receipt of the Parent Approvals and the Parent Shareholder Approval, the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, do not and will not (i) contravene or conflict with the Organizational Documents of (A) Parent or (B) any of its Subsidiaries, (ii) contravene or conflict with or constitute a violation of any provision of any Law binding on or applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, (iii) require any consent, waiver or approval, result in any violation of, or default (with or without notice or lapse of time or both would become a default) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under any Contract, instrument, permit, concession, franchise, right or license binding on Parent or any of its Subsidiaries, or (iv) result in the creation of a Lien (other than Permitted Lien) other than, in the case of clauses (ii), (iii) and (iv), any such contravention, conflict, violation, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.4	Reports and Financial Statements.

(a)
Parent is a “reporting issuer” or the equivalent and not on the list of reporting issuers in default under applicable Canadian Securities Laws in each of the provinces and territories in Canada. Since December 31, 2018, (i) Parent has filed or furnished, on a timely basis, all forms, statements, certifications, documents, correspondence, registrations and reports required to be filed or furnished by it with the Canadian Securities Administrators prior to the date of this Agreement (the forms, statements, certifications, documents and reports so filed or furnished by Parent and those filed or furnished to the Canadian Securities Administrators subsequent to the date of this Agreement, including any amendments thereto, including exhibits, schedules thereto and all other information incorporated by reference, the “
Parent Public Documents
”). Each of the Parent Public Documents, in each case as of its date, or, if amended, as finally amended prior to the date of this Agreement, complied, or if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Canadian Securities Laws, as the case may be, and no Parent Public Document as of its date (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such amended or superseding filing) contained, and no Parent Public Documents filed with or furnished to the Canadian Securities Administrators subsequent to the date of this Agreement will contain, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent has not filed any confidential material change report with the Canadian Securities Administrators that, as of the date of this Agreement, remains confidential.

(b)
Parent and each Parent Subsidiary has filed or furnished, on a timely basis (taking into account any relevant extensions), all material forms, statements, certifications, documents, correspondence, registrations, and reports required to be filed or furnished by it with any Governmental Entity since December 31, 2018 (the “
Parent Governmental Filings
”), except where the failure to so file or furnish the Parent Governmental Filings is not or would not reasonably be expected to be material to the Parent and its Subsidiaries, taken as a whole. The Parent Governmental Filings complied in all material respects with applicable Laws. No Parent Governmental Filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)
The Parent Common Shares are listed and posted for trading on the TSX. Parent is not in default of any material requirements of any applicable Canadian Securities Laws or the rules and regulations of the

TSX. As of the date of this Agreement, Parent has not taken any action to cease to be a reporting issuer in any province or territory of Canada, nor has Parent received notification from any Canadian Securities Administrators seeking to revoke the reporting issuer status of Parent. As of the date of this Agreement, no delisting, suspension of trading or cease trade or other order or restriction with respect to any securities of Parent is pending or, to the Knowledge of Parent, threatened.

(d)
No Governmental Entity has initiated or has pending any Action or, to the Knowledge of Parent, threatened investigation into the business or operations of Parent or any of the Parent Subsidiaries since December 31, 2018, except where such Actions would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect. There (i) is no unresolved violation, criticism, or exception by any Governmental Entity with respect to any report or statement relating to any examinations or inspections of Parent or any of the Parent Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Entity with respect to the business, operations, policies or procedures of Parent or any of the Parent Subsidiaries since December 31, 2018, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect. No Parent Subsidiary is required as of the date of this Agreement, and after the date of this Agreement, except as required in connection with the transactions contemplated by this Agreement, to file or furnish any report, statement, schedule, form or other document with or make any other filing with or furnish any other material to the SEC.

(e)
The consolidated financial statements (including all related notes and schedules) of Parent included in the Parent Public Documents (or, if any such Parent Public Document is amended or superseded by a filing prior to the date of this Agreement, such amended or superseding Parent Public Document) fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end
audit adjustments and to any other adjustments described therein, including the notes thereto) and were prepared in all material respects in conformity with IFRS (except, in the case of the unaudited financial statements, as permitted by the Canadian Securities Administrators) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). Since December 31, 2018, no independent public accounting firm of Parent has resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

4.5	Disclosure Controls and Internal Control over Financial Reporting .

(a)
Parent has established and maintains a system of disclosure controls and procedures (as such term is defined in National Instrument
52-109
–
Certification of Disclosure in Issuers
’
Annual and Interim Filings
(“
NI
52-109
”)) that comply with applicable Canadian Securities Laws and are designed to provide reasonable assurance that information required to be disclosed by Parent in its annual filings or interim filings or other reports filed or submitted by it under Canadian Securities Laws is recorded, processed, summarized and reported within the time periods specified in Canadian Securities Laws. Such disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by Parent in its annual filings, interim filings or other reports filed or submitted under Canadian Securities Laws are accumulated and communicated to Parent’s management, including its Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure.

(b)
Parent has established and maintains a system of internal control over financial reporting (as such term is defined in NI
52-109)
that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS and has otherwise complied with NI
52-109
and management of Parent has assessed the

effectiveness of Parent’s internal control over financial reporting as at December 31, 2020, and has concluded that such internal control over financial reporting was effective as of such date.

(c)
To the Knowledge of Parent, there is no material weakness (as such term is defined in NI
52-109)
relating to the design, implementation or maintenance of its internal control over financial reporting, or fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of Parent.

(d)
To the Knowledge of Parent, as of the date of this Agreement: (i) there are no material weaknesses in, the internal controls over financial reporting of Parent that could reasonably be expected to adversely affect Parent’s ability to record, process, summarize and report financial information; and (ii) there is and has been no fraud, whether or not material, involving management or any other employees who have a significant role in the internal control over financial reporting of Parent.

(e)
Since December 31, 2018, Parent has received no: (i) complaints from any source regarding accounting, internal accounting controls or auditing matters; or (i) expressions of concern from employees of Parent or any Parent Subsidiaries regarding questionable accounting or auditing matters.

4.6	No Undisclosed Liabilities.
Except (a) as disclosed, reflected or reserved against in the audited consolidated balance sheet of Parent and its Subsidiaries as of September 30, 2021, and the footnotes to such consolidated balance sheet, (b) as expressly permitted or contemplated by this Agreement, including any Debt Financing (c) for liabilities or obligations that have been discharged or paid in full, (d) for liabilities arising in connection with obligations under any existing Contract that have not arose or resulted from a breach or a default of such Contract, (e) for liabilities and obligations incurred in the Ordinary Course of Business since September 30, 2021; or (f) as would not have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any Subsidiary of Parent has any liabilities or obligations that would be required by IFRS to be reflected on a consolidated balance sheet of Parent and its Subsidiaries. None of Parent nor its Subsidiaries has any obligation or other commitment to become a party to any material
“off-balance
sheet” arrangements in the future.

4.7	Compliance with Law; Permits.

(a)
Parent and its Subsidiaries are, and since December 31, 2018 have been, in compliance with and not in default under or in violation of any Law applicable to Parent and its Subsidiaries, except where such non-compliance,
default or violation would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)
Parent and its Subsidiaries are in possession of all Permits necessary for Parent and Parent’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (such Permits, the “
Parent Permits
”), except where the failure to have any of the Parent Permits would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are in full force and effect and are not subject to any suspension, cancellation, non-renewal,
adverse modifications, administrative or judicial proceeding that would reasonably be expected to result in modification, termination or revocation thereof, and Parent and each of its Subsidiaries is in compliance with the terms and requirements of such Parent Permit, except where the failure to be in full force and effect or in compliance or where such proceeding would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)
Since December 31, 2018, neither Parent nor any of its Subsidiaries has received any written notice that Parent or its Subsidiaries is in violation of any Law applicable to Parent or any of its Subsidiaries or any Permit, except for such violations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There are no Actions pending, threatened in writing or, to the Knowledge of Parent, otherwise threatened that would reasonably be expected to result in the revocation, withdrawal, suspension,
non-renewal,
termination, revocation, or adverse modification or limitation of any such Permit, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.8	Anti-Corruption; Anti-Bribery; Anti-Money Laundering.

(a)
Parent, its Subsidiaries, and, to the Knowledge of Parent, each of their directors, officers, employees, agents and each other Person acting on behalf of Parent or its Subsidiaries are in all respects compliant with and for the past five (5) years, have complied with (i) the Corruption of Foreign Public Officials Act (Canada) (the “
CFPOA
”), and (ii) the provisions of all Anti-Corruption Laws of each jurisdiction in which Parent and its Subsidiaries operate or have operated and in which any agent or other representative thereof is conducting or has conducted business on behalf of Parent or any of its Subsidiaries. Parent and its Subsidiaries have since December 31, 2018 (A) instituted policies and procedures that are reasonably designed to ensure compliance in all material respects with the CFPOA and other applicable Anti-Corruption Laws and (B) maintained such policies and procedures in full force and effect in all material respects.

(b)
None of Parent, its Subsidiaries or, to the Knowledge of Parent, any of their directors, officers and employees and each other Person acting on behalf of Parent or its Subsidiaries has, in the past five (5) years, directly or indirectly, violated any, or been subject to actual or, to the Knowledge of Parent, pending or threatened Action alleging violations on the part of any of the foregoing Persons of the CFPOA or Anti-Corruption Laws or any terrorism financing Law.

(c)
None of Parent, its Subsidiaries or, to the Knowledge of Parent, any of their directors, officers, employees or any other Person acting on behalf of Parent or its Subsidiaries has, in the past five (5) years: (i) directly or indirectly, paid, offered or promised to pay, or authorized or ratified the payment of any monies, gifts or anything of value (A) which would violate any applicable Anti-Corruption Law, including the CFPOA, applied for purposes hereof as it applies to domestic concerns, or (B) to any national, provincial, territorial, municipal or other Government Official or any political party or candidate for political office for the purpose of (x) influencing any act or decision of such official or of any Governmental Entity, (y) to obtain or retain business, or direct business to any Person or (z) to secure any other improper benefit or advantage; (ii) established or maintained any unlawful fund of monies or other assets of Parent or any of the Parent Subsidiaries, (iii) made any fraudulent entry on the books or records of Parent or any of the Parent Subsidiaries; (iv) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Parent or any of the Parent Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Parent or any of the Parent Subsidiaries; or (v) aided, abetted, caused (directly or indirectly), participated in, or otherwise conspired with, any Person to violate the terms of any Order or applicable Law.

4.9	Sanctions.

(a)	Parent and each of its Subsidiaries are and, in the past five (5) years, have been, in all material respects in compliance with applicable Export and Sanctions Regulations.

(b)
None of Parent or any of its Subsidiaries, or, to the Knowledge of Parent, any director, officer, agent, employee or other Person acting on behalf of any of Parent or its Subsidiaries, in their capacity as such, is currently, or has been for the past five (5) years: (i) a Sanctioned Person or (ii) engaging in any dealings or transactions with, or for the benefit of, any Sanctioned Person or in any Sanctioned Country, to the extent such activities would cause Parent to violate applicable Export and Sanctions Regulations.

(c)
For the past five (5) years, Parent and its Subsidiaries have (i) instituted policies and procedures that are reasonably designed to ensure compliance in all material respects with the Export and Sanctions

Regulations in each jurisdiction in which Parent and its Subsidiaries operate or are otherwise subject to jurisdiction and (ii) maintained such policies and procedures in full force and effect in all material respects.

(d)
For the past five (5) years, neither Parent nor any of its Subsidiaries (i) has been found in violation of, charged with or convicted of, any Export and Sanctions Regulations, (ii) to the Knowledge of Parent, is under investigation by any Governmental Entity for possible violations of any Export and Sanctions Regulation, (iii) has been assessed civil penalties under any Export and Sanctions Regulations or (iv) has filed any voluntary disclosures with any Governmental Entity regarding possible violations of any Export and Sanctions Regulations.

4.10	Environmental Laws and Regulations.

(a)
Except as would not reasonably be material to Parent or any of its Subsidiaries, taken as a whole, (i) Parent and its Subsidiaries have, for the past five (5) years, conducted their respective businesses in compliance in all material respects with all applicable Environmental Laws, (ii) for the past five (5) years, neither Parent nor any of its Subsidiaries has received any written notices, demand letters or written requests for information from any Governmental Entity alleging that Parent or any of its Subsidiaries is in violation of or has liability under any Environmental Law and there are no Actions pending, or to the Knowledge of Parent threatened in writing, against Parent or any of its Subsidiaries alleging any violation of or liability relating to any Environmental Law, in each case other than with respect to matters that have been fully resolved; (iii) there has been no treatment, storage, disposal, release or migration of any Hazardous Substance generated or used by Parent or its Subsidiaries for the past five (5) years, or, to the Knowledge of Parent, by any third party in violation of any applicable Environmental Law at, to or from any properties currently or formerly owned or leased or held under concession by Parent or any of its Subsidiaries or any predecessor; (iv) neither Parent nor any Subsidiary is subject to any agreement, Order, judgment, decree or agreement by or with any Governmental Entity or other third party imposing any liability or obligation relating to any Environmental Law and, to the Knowledge of Parent, there are no facts, conditions or circumstances that would reasonably be expected to form the basis for any such agreement, Order, judgment or decree; and (v) neither Parent nor any of its Subsidiaries has provided any indemnity regarding, or otherwise become subject to, any liability of any third party arising under Environmental Laws.

4.11	Employee Benefit Plans; Labor Matters.

(a)	Section 4.11(a) of the Parent Disclosure Schedules lists all material Parent Benefit Plans.

(b)
Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect each Parent Benefit Plan (including any related trusts) has been established, maintained, administered, funded and invested in compliance with its terms and with applicable Law, and all premiums required by contract or Law to be paid, all benefits, expenses and other amounts due and payable and all contributions, transfers or payments required to be made to or under the terms of any Parent Benefit Plan prior to the date hereof have been timely made, paid or accrued in accordance with GAAP or IFRS, as applicable, and are reflected, to the extent required, in the Parent’s financial statements. To the Knowledge of Parent, no fact, event or omission has occurred which would reasonably be expected to cause any Parent Benefit Plan to lose its qualification to provide
Tax-favored
benefits under applicable Law.

(c)
No Parent Benefit Plan provides health or other welfare benefits after retirement or other termination of employment for current, former or future retired or terminated employees, their spouses, or their dependents (other than (i) continuation coverage required under applicable Law, (ii) coverage or benefits the full cost of which is borne by the employee or former employee (or any beneficiary of the employee or former employee), (iii) death benefits when termination occurs upon death or (iv) benefits provided during any applicable severance period).

(d)
None of the Parent Benefit Plans is a (i) “registered pension plan” within the meaning of subsection 248(1) of the CITA that provides for defined benefits, (ii) a “salary deferral arrangement” for purposes of section 248 of the CITA, (iii) a “retirement compensation arrangement” for purposes of section 248 of the CITA or (iv) plan to which Parent or any of its Subsidiaries are required to contribute pursuant to a collective agreement, participation agreement, any other agreement or statute or municipal by-law
and which is not maintained or administered by Parent or any of its Subsidiaries and none of Parent or its Subsidiaries have, at any time during the last six (6) years, contributed to, been obligated to contribute to or incurred any liability with respect to, any such plan.

(e)
Except as provided in this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not (i) result in any material payment (including, without limitation, bonus, golden parachute, retirement, severance, or other benefit or enhanced benefit) becoming due or payable to any of the employees (present or former) of Parent or its Subsidiaries; (ii) increase the compensation or benefits otherwise payable to any such employee (present or former), or (iii) result in the acceleration of the time of payment or vesting of any material benefits or entitlements otherwise available pursuant to any Parent Benefit Plan.

(f)
There are no pending, threatened or, to the Knowledge of Parent, anticipated claims, including any audit or inquiry by the Canada Revenue Agency, Internal Revenue Service, the U.S. Department of Labor of the U.S. Pension Benefit Guaranty Corporation (other than claims for benefits in accordance with the terms of the Parent Benefit Plans) by, on behalf of or against any of the Parent Benefit Plans or any trusts related thereto and, to the Knowledge of Parent, no set of circumstances exists which may reasonably give rise to a valid claim or lawsuit against the Parent Benefit Plans, any fiduciaries thereof with respect to their duties to the Parent Benefit Plans or the assets of any of the trusts under any of the Parent Benefit Plans that would reasonably be expected to result in any material liability of Parent or any of its Subsidiaries, any participant in a Parent Benefit Plan, or any other Person. Neither Parent nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the Canada Revenue Agency or any other Governmental Entity with respect to any Parent Benefit Plan that remains unresolved, and to the Knowledge of Parent, no material plan defect including, any defect that would qualify for correction under any such program, exists.

(g)
Except as provided in this Agreement or required by applicable Law, there has been no amendment to, written interpretation of or announcement (whether or not written) by Parent or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Parent Benefit Plan that could increase materially the expense to Parent or any of its Subsidiaries, taken as a whole, of maintaining such plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

(h)
None of Parent, its Subsidiaries or any of its ERISA Affiliates, or any other Person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) that would reasonably be expected to subject any of the Parent Benefit Plans or their related trusts, Parent, any of its Subsidiaries, any of its ERISA Affiliates or any Person to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(i)
Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, all Parent Benefit Plans that are subject to Section 409A of the Code are in compliance, in both form and operation, with the requirements of Section 409A of the Code and the Treasury regulations and guidance thereunder.

(j)
Parent and its Subsidiaries are in compliance with their obligations pursuant to all notification and bargaining obligations arising under any Parent Labor Agreements, except as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(k)
Except as would not reasonably be expected to result in, individually or in the aggregate, material liability to Parent and its Subsidiaries, taken as a whole as of the date of this Agreement, (i) there are no strikes or lockouts with respect to any employees of Parent or any of its Subsidiaries; (ii) to the Knowledge of Parent, there is no union organizing effort pending or threatened against Parent or any of its Subsidiaries; (iii) there is no labor dispute or labor arbitration proceeding pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries (other than, in each case, routine grievances, including those brought by unions or other collectively represented employees, to be heard by the applicable Governmental Entity); and (iv) there is no slowdown, or work stoppage in effect or, to the Knowledge of Parent, threatened with respect to employees of Parent or any of its Subsidiaries.

(l)
Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, since December 31, 2018, Parent and its Subsidiaries have complied with all applicable Laws with respect to employment and employment practices (including all applicable Laws, rules and regulations regarding wage and hour requirements, employee and worker classification, immigration status, discrimination in employment, harassment, employee health and safety, and collective bargaining).

(m)
The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or similar organization is not required for Parent to enter into this Agreement or to consummate any of the transactions contemplated hereby other than any consent, consultation or formal advice, the failure of which to obtain or, in the case of consultation, engage in, would not delay or prevent the consummation of the transactions contemplated by this Agreement or otherwise reasonably be expected to result in, individually or in the aggregate, material liability to Parent and its Subsidiaries, taken as a whole as of the date of this Agreement.

4.12	Absence of Certain Changes or Events.

(a)
Since December 31, 2020 (the “
Parent Balance Sheet Date
”) to the date hereof, there has not been any event, change, occurrence or development that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)
From the Parent Balance Sheet Date, except for the transactions contemplated by this Agreement, Parent and its Subsidiaries have conducted their respective businesses in all material respects in the Ordinary Course of Business.

4.13	Investigations; Litigation.
Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, as of the date of this Agreement, (a) there is no investigation or review pending or, to the Knowledge of Parent, threatened by any Governmental Entity with respect to Parent or any of its Subsidiaries; and (b) there are no Actions pending (or, to the Knowledge of Parent, threatened) against or affecting Parent or any of Parent’s Subsidiaries or any of their respective assets or properties at law or in equity before, and there are no Orders of any Governmental Entity against or affecting Parent or any of Parent’s Subsidiaries or any of their respective assets or properties.

4.14	Parent Information.
The information supplied or to be supplied by Parent for inclusion in (and including information incorporated by reference in) the Proxy Statement/Prospectus, the US Registration Statement or the Management Information Circular will not, at the time the Proxy Statement/Prospectus is first mailed to the Company’s stockholders and at the time the Management Information Circular is first mailed to Parent’s shareholders, as applicable, at the time of the Company Stockholder Meeting and the Parent Shareholder Meeting or at the time the US Registration Statement (and any amendment or supplement thereto) is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and will at such time be true and complete in all material respects;
provided
, that no representation or warranty is made by Parent with respect to statements made therein based on information supplied by the Company for inclusion or incorporation by reference therein.

4.15
Tax Matters.
Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a)
Parent and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them under applicable Law with the appropriate Governmental Entity. All such Tax Returns are true, complete and accurate in all material respects and were prepared in material compliance with applicable Law;

(b)
Parent and each of its Subsidiaries have paid all material Taxes required to be paid under applicable Law to the appropriate Governmental Entity and have withheld or collected all material Taxes required to be withheld or collected by any of them (including in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, stockholder or other Person), except with respect to matters contested in good faith and for which reserves have been established in accordance with IFRS. All Taxes that have been withheld or collected by Parent or any if its Subsidiaries have been timely remitted to the applicable Governmental Entity in accordance with applicable Law;

(c)
neither Parent nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the Ordinary Course of Business). Neither Parent nor any of its Subsidiaries has granted in writing any extension or waiver of the limitation period applicable to any material Tax or Tax Return that remains in effect (other than extension or waiver granted in the Ordinary Course of Business);

(d)
there are no outstanding assessments for Taxes and there are no pending or, to the Knowledge of Parent, threatened assessments, audits, examinations, investigations or other proceedings in respect of any material Taxes or Tax Returns of Parent or any of its Subsidiaries, except with respect to matters contested in good faith and for which reserves have been established in accordance with IFRS. Neither Parent nor any of its Subsidiaries has received written notice of any claim made by a Governmental Entity in a jurisdiction where Parent or any of its Subsidiaries, as applicable, does not file a particular Tax Return or pay a particular Tax that indicates that Parent or such Subsidiary is or may be subject required to file such Tax Return or pay such Tax. There are no pending or proposed changes in the income Tax accounting methods of Parent or any of its Subsidiaries;

(e)	there are no Liens for Taxes on any property of Parent or any of its Subsidiaries, except for Permitted Liens;

(f)
neither Parent nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year
period ending on the date of this Agreement, or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, that was purported or intended to be governed by Section 355 of the Code;

(g)	neither Parent nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2);

(h)
neither Parent nor any of its Subsidiaries (i) is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement (A) exclusively between or among Parent and/or its Subsidiaries or (B) not primarily related to Taxes and entered into in the Ordinary Course of Business), (ii) has been a member of an affiliated, consolidated, unitary or combined group filing a consolidated federal income Tax Return (other than a group the common parent of which is or was Parent or any of its Subsidiaries), or (iii) has any liability for the Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulations
Section 1.1502-6
(or any similar provision of federal, state, local or
non-
U.S. Law), as a transferee or successor; and

(i)
neither Parent nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that would reasonably be expected to (i) prevent or impede the

Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) cause the stockholders (other than any Excepted Stockholder) of the Company to recognize gain pursuant to Section 367(a)(1) of the Code, or (iii) cause Parent to be treated as a “domestic corporation” pursuant to Section 7874(b) of the Code as a result of the Merger.

4.16	Opinion of Financial Advisor.
The Parent Board has received the oral opinion of RBC Dominion Securities Inc., to be confirmed by delivery of its written opinion within five (5) Business Days, that, as of the date of the opinion and based upon and subject to the assumptions, limitations, qualifications and other matters stated therein, the Merger Consideration to be paid to the holders of shares of Company Common Stock in the Merger pursuant to this Agreement is fair, from a financial point of view, to Parent. Such opinion has not been amended, withdrawn or rescinded as of the date of this Agreement.

4.17	Capitalization of Merger Sub.
The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is as of the date of this Agreement, and at all times through the Effective Time will be, owned directly by Parent. There is no outstanding option, warrant, right or any other agreement pursuant to which any Person other than Parent may acquire any equity securities of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

4.18	Required Vote of Parent Shareholders.
The affirmative vote of a majority of the votes cast by the holders of outstanding Parent Common Shares represented in person or by proxy and entitled to vote on such matter in favor of the approval of the Parent Share Issuance at the Parent Shareholder Meeting, or any adjournment or postponement thereof, in accordance with the rules and policies of the TSX (the “
Parent Shareholder Approval
”) is the only vote of holders of securities of Parent that is required to approve this Agreement and the transactions contemplated hereby, including the Merger and the Debt Financing.

4.19	Finders or Brokers.
Except for RBC Dominion Securities Inc., neither Parent nor any Subsidiary of Parent (including Merger Sub) has employed or engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or on consummation of the Merger.

4.20	Certain Arrangements; Related Party Transactions.

(a)
Since December 31, 2018 through the date of this Agreement, there have been no Contracts, undertakings, commitments, agreements, obligations or understandings, whether written or oral, or any material transactions, between Parent, Merger Sub or any of their respective Affiliates, on the one hand, and any beneficial owner of five percent or more of the outstanding shares of Company Common Stock or any member of the Company’s management or the Company Board, on the other hand, relating in any way to the Company, the transactions contemplated by this Agreement or to the operations of the Surviving Corporation after the Effective Time.

(b)
As of the date of this Agreement, there are no transactions or series of related Contracts, transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related Contracts, transactions, between Parent or any of the Parent Subsidiaries, on the one hand, and any related party of Parent or any of the Parent Subsidiaries, on the other hand, that would be considered to be a “related party transaction” for purposes of Canadian Securities Laws.

4.21	Ownership of Common Stock.
None of Parent, Merger Sub or any of their respective Subsidiaries or Affiliates beneficially owns (as defined in Section 203 of the DGCL) any shares of Company Common Stock, except pursuant to this Agreement. None of Parent, Merger Sub or any of their “affiliates” or “associates” is, or at any time during the last three (3) years has been, an “interested stockholder” of the Company, in each case, as defined in Section 203 of the DGCL.

4.22	Suppliers and Customers.
Except as would not, individually or in the aggregate, reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole, since December 31, 2018 through the date of this Agreement, (a) there has been no termination of or a failure to renew the business relationship of Parent or its Subsidiaries with any supplier that was a top ten (10) supplier of Parent and its Subsidiaries during the calendar year 2020 or any customer that was a top ten (10) customer of Parent and its Subsidiaries during the calendar year 2020 and (b) no such supplier or customer has notified Parent or any of its Subsidiaries that it intends to terminate or not renew its business. Neither Parent nor any Parent Subsidiary has received any written notice, letter, complaint or other communication from any such material supplier or customer to the effect that it has materially changed, modified, amended or reduced, or is expected to materially change, modify, amend or reduce, its business relationship with Parent or the Parent Subsidiaries in a manner that would be reasonably expected to result in a Parent Material Adverse Effect.

4.23	Financing.

(a)
On or prior to the date hereof, Parent has delivered to the Company true, accurate and complete copies of (i) the fully executed debt commitment letter, dated as of the date of this Agreement, by and among inter alia
Parent and the Financing Parties specified therein (the “
Initial Debt Commitment Letter
”) and (ii) the executed fee letter(s), dated as of the date of this Agreement, referenced therein, relating to fees and other terms with respect to the Debt Financing contemplated by such Initial Debt Commitment Letter (with only fee amounts and customary pricing and other economic terms (including “market flex” provisions) redacted, none of which redacted provisions would reasonably be expected to affect the conditionality, enforceability, availability, termination or aggregate principal amount of the Debt Financing) (such Initial Debt Commitment Letter, all exhibits, schedules, term sheets, annexes, supplements, amendments and other modifications thereto that are permitted under Section 5.22 and any fee letter(s) with respect thereto of the type described in this subclause (ii) (in each case together with joinders to add additional Financing Parties), the “
Debt Commitment Letters
”). Pursuant to the Debt Commitment Letters as in effect on the date hereof, and subject to the terms and conditions thereof, the Financing Parties party thereto have committed to lend Parent and/or its Subsidiaries party thereto the amounts set forth in the Debt Commitment Letters for the purposes set forth therein (the debt financing contemplated in the Debt Commitment Letters, together with any replacement debt financing permitted hereunder, including any bank financing or debt securities issued in lieu thereof, the “
Debt Financing
”).

(b)
As of the date of this Agreement, to the Knowledge of the Parent the commitments under the Debt Commitment Letters are in full force and effect and have not been withdrawn, rescinded, reduced or terminated, or otherwise amended or modified in any respect and, to the Knowledge of Parent, no termination, reduction, withdrawal, rescission, amendment or modification is contemplated (other than as expressly set forth therein and to add additional lenders, arrangers, bookrunners, syndication agents and similar entities who had not executed the Debt Commitment Letters as of the date of this Agreement), and the Debt Commitment Letters, in the form so delivered, constitute the legal, valid and binding obligations of, and are enforceable against, Parent, its Subsidiaries party thereto and, to the Knowledge of Parent, each of the other parties thereto, subject, in each case, to the Enforceability Exceptions.

(c)
Parent has fully paid (or caused to be paid) any and all commitment fees or other fees required by the Debt Commitment Letters to be paid on or before the date of this Agreement, and will pay in full any such other amounts that are due and payable under the Debt Commitment Letters on or before the Closing Date as and when due and payable. Except as expressly set forth in the Debt Commitment Letters, there are no conditions precedent to the obligations of the Financing Parties party thereto to provide the Debt Financing or any contingencies that would permit the Financing Parties party thereto to reduce the aggregate principal amount of the Debt Financing. As of the date of this Agreement, other than the Debt Commitment Letters and a securities engagement letter (together with one or more fee and credit letters related thereto), there are no Contracts, agreements, “side letters” or other arrangements to which Parent or any of its Subsidiaries is a party relating to the Debt Commitment Letters or the Debt Financing.

(d)
As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, constitutes, or would reasonably be expected to constitute, a default or breach or a failure to satisfy a condition precedent by Parent or its Subsidiaries or, to the Knowledge of Parent, any other party thereto, under the terms and conditions of the Initial Debt Commitment Letter or would result in any of the conditions in any of the Debt Commitment Letters not being satisfied on the Closing Date. Assuming the satisfaction of the conditions set forth in Section 6.3(a) and Section 6.3(b), the Debt Financing, when funded in accordance with the Initial Debt Commitment Letter and giving effect to any “flex” provision in or related to the Initial Debt Commitment Letter (including with respect to fees, expenses and original issue discount and similar premiums or charges and after giving effect to the maximum amount of flex (including original issue discount flex) provided under the Initial Debt Commitment Letter), together with cash and cash equivalents immediately available to Parent on the Closing Date, shall provide Parent with proceeds on the Closing Date sufficient for the satisfaction of all of Parent’s and its Affiliates’ obligations required to be satisfied on the Closing Date under this Agreement and the Initial Debt Commitment Letter (and the Definitive Agreements for the Debt Financing contemplated therein), including the payment of any fees, expenses and other amounts of or payable by Parent or Merger Sub or Parent’s other Affiliates on the Closing Date in connection with the Merger (as described in this Agreement) and the Debt Financing contemplated by the Initial Debt Commitment Letter and for any repayment or refinancing of the outstanding indebtedness of the Company, Parent and/or their respective Subsidiaries that is defined as the “Refinanced Indebtedness” in Exhibit A to the Initial Debt Commitment Letter (such amounts, collectively, the “
Financing Amounts
”). As of the date of this Agreement, no Financing Party under the Debt Commitment Letters has notified Parent or any of Parent’s Affiliates of its termination or repudiation (or intent to terminate or repudiate) any of the commitments under the Debt Commitment Letters or intent not to provide the Debt Financing.

(e)
Parent and Merger Sub expressly acknowledge and agree that their obligations under this Agreement to consummate the Merger or any of the other transactions contemplated by this Agreement, are not subject to, or conditioned on, the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Debt Financing).

4.24	Solvency.
Assuming the accuracy of the representations and warranties of the Company and its Subsidiaries in this Agreement and compliance by the Company and its Subsidiaries of their covenants and agreements in this Agreement, immediately after giving effect to the consummation of the transactions contemplated by this Agreement (including any financings being entered into in connection therewith): (a) the fair value of the assets of Parent and its Subsidiaries, taken as a whole, shall be greater than the total amount of Parent’s and its Subsidiaries’ liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with IFRS, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed), taken as a whole; (b) Parent and its Subsidiaries, taken as a whole, shall be able to pay their debts and obligations in the Ordinary Course of Business as they become due; and (c) Parent and its Subsidiaries, taken as a whole, shall have adequate capital to carry on their businesses and all businesses in which they are about to engage. For the purposes of this Section 4.24, “fair value” means the amount at which the assets (both tangible and intangible), in their entirety, of Parent and its Subsidiaries would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable Knowledge of the relevant facts, with neither being under any compulsion to act.

4.25	No Other Representations or Warranties; No Reliance.
Each of Parent and the Merger Sub acknowledges and agrees that, except for the representations and warranties contained in Article 3, none of the Company or any other Person acting on behalf of the Company has made or makes, and neither Parent nor Merger Sub has relied on, any representation or warranty, whether express or implied, with respect to the Company, its Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to Parent, Merger Sub or any of their respective Representatives by or on behalf of the Company. Each of Parent and Merger Sub acknowledges and agrees that neither the Company nor any other Person acting on behalf of the Company has made or makes, and neither Parent nor Merger Sub has relied on, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Parent, Merger Sub or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or any of its Subsidiaries. Each of Parent and Merger Sub acknowledges and agrees that neither the Company nor any other Person acting on behalf of the Company has made or makes, and neither Parent nor Merger Sub has relied on, any representation or warranty, whether express or implied, with respect to the Company (except for the representations and warranties contained in Article 3).
ARTICLE 5
COVENANTS AND AGREEMENTS

5.1	Conduct of Business by the Company.

(a)
From and after the date of this Agreement and prior to the earlier of the Effective Time and the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “
Termination Date
”), except (i) as may be required by applicable Law, (ii) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly contemplated, required or expressly permitted by this Agreement, or (iv) as set forth in Section 5.1(a) of the Company Disclosure Schedules, the Company shall, and shall cause its Subsidiaries to, use its reasonable best efforts to (A) conduct its business in the Ordinary Course of Business and (B) preserve intact its present business organization and maintain existing relationships and goodwill with Governmental Entities, customers, suppliers, licensors, licensees, creditors, lessors, distributors, employees, contractors and business associates, in each case, with whom it and they have material business relations;
provided
, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b)
From and after the date of this Agreement and prior to the earlier of the Effective Time and the Termination Date, except (w) as may be required by applicable Law, (x) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (y) as set forth in Section 5.1(b) of the Company Disclosure Schedules or (z) as may be expressly contemplated, required or expressly permitted by this Agreement, the Company:

(i)
shall not, and shall not permit any of its Subsidiaries that is not wholly-owned to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (other than dividends, distributions, payments or return of capital made to the Company or a wholly owned Subsidiary by any of its Subsidiaries) or other equity interests (whether in cash, assets, shares, property or other securities or any combination thereof);

(ii)
shall not, and shall not permit any of its Subsidiaries to, split, combine, redeem or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly-owned Subsidiary of the Company that remains a wholly-owned Subsidiary after consummation of such transaction;

(iii)
shall not, and shall not permit any of its Subsidiaries to (A) except in the Ordinary Course of Business, (1) hire any employee or engage any independent contractor who is a natural person, in each case with annual base salary, base wages or base compensation in excess of $100,000 (except where such employment is terminable on no more than 30 days’ prior notice without material cost or penalty) or (2) terminate the employment of any employee of the Company or any of its Subsidiaries at the vice president-level (or its equivalent) or above, (B) (1) increase the compensation or other benefits, or accelerate the vesting or payment of any compensation or other benefits, payable or provided, to the Company’s or any of its Subsidiaries’ directors or officers or (2) increase the compensation or other benefits, or accelerate the vesting or payment of any compensation or other benefits, payable or provided, to the Company’s or any of its Subsidiaries’ employees, which increases do not exceed (I) 10% of the aggregate annualized compensation paid to an employee during calendar year 2021 (any such increases over 6% to be limited to non-union
employees) and, (II) in the aggregate, 4.5% of total compensation for all employees (except as required pursuant to the terms of any new or amended union Contract), or (C) except as required pursuant to the terms of any Company Benefit Plan in effect as of the date of this Agreement, (1) grant any transaction or retention bonuses, (2) grant any Company Equity Awards or other equity or long-term incentive compensation awards, or (3) enter into any employment, change of control, severance or retention agreement with any employee of the Company or any of its Subsidiaries;

(iv)
shall not, and shall not permit any of its Subsidiaries to, change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by applicable Law, GAAP or SEC rule or policy;

(v)	shall not adopt any amendments, modifications, waivers, rescissions or otherwise make changes to the Organizational Documents of the Company or any of its Subsidiaries;

(vi)
shall not, and shall not permit any of its Subsidiaries to, issue, deliver, grant, sell, pledge, transfer, dispose, or otherwise encumber, or authorize or approve or agree to issue, grant, sell, pledge or otherwise encumber any shares of Company Common Stock or other securities of the Company or any of its Subsidiaries, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, shares of Company Common Stock or other securities of the Company or any of its Subsidiaries, including but not limited to the issue or award of any Company Equity Awards or any rights, warrants or options to acquire any such shares, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, except vesting in the Ordinary Course of Business pursuant to awards under Company Benefit Plans in effect as of the date hereof or as disclosed on Section 5.1(b)(vi) of the Company Disclosure Schedules;

(vii)
shall not, and shall not permit any of its Subsidiaries to, redeem, terminate early, unwind, repurchase, prepay, defease, create, suffer to exist, incur, enter into, assume, endorse, guarantee, or otherwise become liable for or modify or amend (including seeking or obtaining a waiver) in any material respects the terms of, any indebtedness for borrowed money, or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities, any indebtedness or assume, guarantee, endorse or otherwise become liable or responsible for such obligations or the obligations of any other person, or make any loans or advances (directly, contingently or otherwise), except for (A) intercompany loans or advances in the Ordinary

Course of Business among the Company and its direct or indirect 100% owned Subsidiaries and (B) incremental borrowings under the Company’s existing Credit Facility contemplated by the Company Budget which do not require any amendments or waivers to such Credit Facility;

(viii)
shall not, and shall not permit any of its Subsidiaries to make any loans, advances, guarantees or capital contributions to or investments in any Person, except for (A) loans solely between or among the Company or any of its wholly-owned Subsidiaries, on the one hand, and any of the Company’s wholly-owned Subsidiaries, on the other hand, and (B) advances for reimbursable employee expenses in the Ordinary Course of Business;

(ix)
shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer, exchange or swap, or subject to any Lien (other than Permitted Liens), or otherwise dispose of, any of its businesses, material properties or assets, whether voluntarily or by the failure to exercise a right or make a payment, except (A) dispositions of obsolete or worthless equipment, in the Ordinary Course of Business,
(B) non-exclusive
licenses or other
non-exclusive
grants of rights in, to or under Company Intellectual Property entered in the Ordinary Course of Business with customers of the Company or the Company Subsidiaries (C) sales of products or services in the Ordinary Course of Business that do not require the incurrence of indebtedness in breach of Section 5.1(b)(vii) or the extension of capital in breach Section 5.1(b)(xiii) and (D) for transactions solely among the Company and its wholly-owned Company Subsidiaries or solely among wholly-owned Company Subsidiaries;

(x)
shall not, and shall not permit any of its Subsidiaries to (i) enter into any Contract that would have been a Company Material Contract under Section 3.21(a)(ii) or Section 3.21(a)(xi) had it been entered into prior to this Agreement, or amend or modify any Contract in a manner that would make it a Company Material Contract under Section 3.21(a)(ii) or Section 3.21(a)(xi), (ii) enter into any other Contract that would require aggregate expenditures by the Company or any Company Subsidiary in excess of the Company Budget, (iii) materially modify, materially amend, extend, accelerate, terminate, cancel, exercise or fail to exercise an expiring renewal option or terminate any Company Material Contract (in each case, in a manner adverse to the Company or its Subsidiaries and not including terminations or expirations due to the natural expiration or termination of such agreements) or (iv) waive, release or assign any material rights or claims thereunder (other than in the Ordinary Course of Business or as would not result in a breach of Section 5.1(b)(xii));

(xi)
shall not, and shall not permit any of its Subsidiaries to, acquire (including by merger, consolidation or acquisition of stock or assets or any other means) or authorize or announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, directly or indirectly, any equity interests in or assets (including intangible assets) of any person or any business, division, securities, properties or interests thereof, or otherwise engage in any mergers, consolidations or business combinations (other than pursuant to any capital expenditures permitted by Section 5.1(b)(xiii)) from any other Person, other than (A) transactions solely between the Company and a wholly-owned Company Subsidiary or solely between wholly-owned Company Subsidiaries or acquisitions of supplies or equipment in the Ordinary Course of Business and (B) acquisitions of properties, assets, equipment or inventory in the Ordinary Course of Business and consistent with the Company Budget;

(xii)
shall not, and shall not permit any of its Subsidiaries to, settle, pay, discharge or satisfy any Action, other than any Action that involves only the payment of monetary damages not in excess of $250,000 individually or $1,000,000 in the aggregate over the amount reflected or reserved against in the September 30, 2021 consolidated balance sheet of the Company for such specific Actions and would not result in (A) the imposition of any Order that would restrict the future activity or conduct of the Company or any of its Subsidiaries (excluding, for the avoidance of doubt, releases of claims, confidentiality and other de minimis
obligations customarily included in monetary settlements) or (B) a finding or admission of a violation of Law;

(xiii)
shall not, and shall not permit any of its Subsidiaries to incur or commit to capital expenditures or development expenses or expenses relating to integration of its accounting or ERP systems, in each case, in excess of the amounts set forth in Section 5.1(b)(xiii) to the Company Disclosure Schedules (the “
Company Budget
”);

(xiv)
shall not, and shall not permit any of its Subsidiaries to, terminate or permit any material Company Permit to lapse, other than in accordance with the terms and regular expiration thereof, or fail to apply on a timely basis for any renewal of any renewable material Company Permit (excluding, in each case, any Company Permit that the Company, in its reasonable judgment, no longer believes to be material or necessary to the conduct of the business);

(xv)
shall not, and shall not permit any of its Subsidiaries to, adopt any plan of merger, consolidation, reorganization, liquidation or dissolution, adopt resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, file a petition in bankruptcy under any provisions of federal or state bankruptcy applicable Law on behalf of the Company or any of its Subsidiaries or consent to the filing of any bankruptcy petition against the Company or any of its Subsidiaries under applicable Law;

(xvi)
shall not, and shall not permit any of its Subsidiaries to, enter into any new line of business that is not reasonably related to the existing business lines of the Company and its Subsidiaries, or abandon or discontinue any existing line of business of the Company or its Subsidiaries;

(xvii)
except as required by applicable Law, shall not (A) make (other than in the Ordinary Course of Business), change or revoke any material Tax election (B) change any material method of Tax accounting or Tax accounting period, (C) file any amended Tax Return with respect to any material Tax, (D) settle or compromise any material Tax proceeding, (E) surrender any right to claim a material Tax refund, or (F) agree to an extension or waiver of the statute of limitations with respect to the assessment of any material Tax;

(xviii)
shall not, and shall not permit any of its Subsidiaries to become a party to, establish, adopt, materially amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

(xix)
shall not, and shall not permit any of its Subsidiaries to enter into any consent decree or similar agreement that, individually or in the aggregate, is material to the Company and its Subsidiaries, taken as a whole;

(xx)
shall not, and shall not permit any of its Subsidiaries to terminate or fail to exercise renewal rights with respect to any insurance policies of the Company and its Subsidiaries in a manner that would (after taking into account any replacement insurance policies) materially and adversely affect the insurance coverage of the Company or its Subsidiaries;

(xxi)
shall not, and shall not permit any of its Subsidiaries to, sell, transfer, lease, license, mortgage, pledge, surrender, encumber, divest, or otherwise dispose of any material Company Intellectual Property (other than Permitted Liens), except for non-exclusive
licenses of Company Intellectual Property granted in the Ordinary Course of Business;

(xxii)
shall not, and shall not permit any of its Subsidiaries to abandon or otherwise allow to lapse or expire any Registered Company Intellectual Property, other than lapses or expirations of any Registered Company Intellectual Property that is at the end of its maximum statutory term (with renewals);

(xxiii)
shall not, and shall not permit any of its Subsidiaries to engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation
S-K
promulgated by the SEC that would be required to be disclosed pursuant to Item 404 of Regulation
S-K
promulgated by the SEC;

(xxiv)	shall not convene any special meeting (or any adjournment or postponement thereof) of the stockholders of the Company;

(xxv)	shall not, and shall not permit any of its Subsidiaries to modify, amend or replace that certain lease Contract listed in Section 5.1(b)(xxv) of the Company Disclosure Schedules; and

(xxvi)	shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

(c)
Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Closing Date. Prior to the Closing Date, the Company shall exercise, consistent with the terms and conditions of this Agreement and subject to applicable Law, complete control and supervision over its and its Subsidiaries’ operations.

5.2	Conduct of Business by Parent.

(a)
From and after the date of this Agreement and prior to earlier of the Effective Time and the Termination Date, except (i) as may be required by applicable Law, (ii) as may be agreed in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly contemplated, required or expressly permitted by this Agreement or (iv) as set forth in Section 5.2(a) of the Parent Disclosure Schedules, Parent shall, and shall cause its Subsidiaries to, use its reasonable best efforts to (A) conduct its business in the Ordinary Course of Business and (B) preserve intact its business organization and maintain existing relationships and goodwill with Governmental Entities, customers, suppliers, licensors, licensees, creditors, lessors, distributors, employees, contractors and business associates, in each case, with whom it and they have material business relations;
provided
, that no action by Parent or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b)
From and after the date of this Agreement and prior to the earlier of the Effective Time and the Termination Date, except (w) as may be required by applicable Law, (x) as may be agreed in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), (y) as may be expressly contemplated, required or expressly permitted by this Agreement or (z) as set forth in Section 5.2(b) of the Parent Disclosure Schedules, Parent:

(i)
shall not, and shall not permit any of its Subsidiaries that is not wholly-owned to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares (whether in cash, assets, shares or other securities of Parent or its Subsidiaries), except (A) regular quarterly cash dividends paid by Parent on the Parent Common Shares in the Ordinary Course of Business, appropriately adjusted to reflect any stock dividends, subdivisions, splits, combinations or other similar events relating to the Parent Common Shares, and (B) dividends and distributions paid by Subsidiaries of Parent to Parent or to any of Parent’s other wholly-owned Subsidiaries;

(ii)
shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its shares, except for any such transaction by a wholly-owned Subsidiary of Parent that remains a wholly-owned Subsidiary after consummation of such transaction;

(iii)
shall not, and shall not permit any of its Subsidiaries to, issue, deliver, grant, sell, transfer, dispose, or otherwise encumber, or authorize or approve or agree to issue, grant, sell, pledge or otherwise encumber any Parent Common Shares or other equity securities of Parent, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, Parent Common Shares or other equity securities of Parent, including but not limited to the issue or award of any Parent Options or any rights, warrants or options to acquire any such shares, voting equity securities or equity interest or share based performance units, except (A) in the

Ordinary Course of Business pursuant to awards under Parent Benefit Plans in effect as of the date hereof or as disclosed on Section 5.2(b)(iii) of the Parent Disclosure Schedules or (B) pledges or encumbrances required in connection with the Debt Financing (including for the repayment or refinancing of the “Refinanced Indebtedness” (as defined in the Initial Debt Commitment Letter) or any other repayment or refinancing contemplated thereby);

(iv)
shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by IFRS or rule or policy of the Canadian Securities Administrators;

(v)
shall not, and shall not permit any of its Subsidiaries to, redeem, terminate early, unwind, repurchase, prepay, defease, create, suffer to exist, incur, enter into, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any indebtedness for borrowed money, or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (A) any indebtedness solely among Parent and its wholly-owned Parent Subsidiaries or solely among wholly-owned Parent Subsidiaries, (B) incremental borrowings under Parent’s existing credit facilities if either (1) contemplated by Section 5.2(b)(v) of the Parent Disclosure Schedules (the “
Parent Budget
”) or (2) not in excess of $25,000,000 greater than the amount set forth in the Parent Budget made available by Parent to the Company prior to the date hereof, (C) any repayment of borrowings under Parent’s existing revolving credit facilities to the extent that the aggregate amount available to Parent and the Parent Subsidiaries for borrowings thereunder does not decrease or (D) the Debt Financing (including the guarantees to be provided for the Debt Financing) and other actions taken in furtherance of the Debt Financing (including for the repayment or refinancing of the “Refinanced Indebtedness” (as defined in the Initial Debt Commitment Letter) or any other repayment or refinancing contemplated thereby);

(vi)	shall not adopt any amendments to the Organizational Documents of Parent;

(vii)
shall not, and shall not permit any of its Subsidiaries to, acquire (including by merger, consolidation or acquisition of stock or assets or any other means) or authorize or announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, directly or indirectly, any equity interests in or assets (including intangible assets) of any person or any business, division, securities, properties or interests thereof, or otherwise engage in any mergers, consolidations or business combinations from any other Person, other than (A) transactions solely between Parent and a wholly-owned Parent Subsidiary or solely between wholly-owned Parent Subsidiaries or acquisitions of supplies or equipment in the Ordinary Course of Business, (B) acquisitions of properties, assets, equipment or inventory in the Ordinary Course of Business and (C) transactions that would not reasonably be expected to have a material adverse effect on the Parent’s ability to complete the Merger or the Financing; and

(viii)	shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.
5.3
Reorganization
.

(a)
The Company agrees that, upon the request by Parent and Merger Sub, the Company shall use its reasonable best efforts to: (i) effect one or more reorganizations of the corporate structure, capital structure, business operations and assets of the Company or any of its wholly-owned Subsidiaries or such other transactions as Parent and Merger Sub may reasonably request, (each, a “
Pre-
Closing
Reorganization
”); and
(ii) co-operate
with Parent, Merger Sub and their advisors in order to determine the nature of the
Pre-Closing
Reorganizations that might be undertaken and the manner in which they might most effectively be undertaken and whether such reorganizations would require prior approval by a Governmental Entity;
provided
that: (A) the
Pre-Closing
Reorganizations are not prejudicial to

the Company, any of its Subsidiaries or any of the Company stockholders in any material respect and will not, if the Merger is not consummated, adversely affect the Company, any of its Subsidiaries or any of the Company stockholders in any material manner; (B) the
Pre-Closing
Reorganizations do not impair the ability of the Company or Parent or Merger Sub to complete the Merger or materially delay completion of the Merger; (C) the
Pre-Closing
Reorganizations are effected as close as reasonably practicable to the Effective Time and do not require the approval of any of the Company stockholders; and (D) the
Pre-Closing
Reorganizations do not unreasonably and materially interfere with the ongoing operations of the Company and its Subsidiaries and do not result in any breach by the Company or any of its Subsidiaries of any Contract or any breach by the Company or any of its Subsidiaries of their respective Organizational Documents or Law. Parent waives any breach of a representation, warranty or covenant by the Company, where such breach is solely a result of an action taken or not taken by the Company or a Subsidiary pursuant to a request by Parent in accordance with this Section 5.3. Parent and Merger Sub shall provide written notice to the Company of any proposed
Pre-Closing
Reorganization at least ten (10) Business Days prior to the Effective Time.

(b)
Parent shall reimburse and indemnify the Company (and each Subsidiary) for all out-of-pocket
costs, expenses and losses incurred in connection with any proposed
Pre-Closing
Reorganization if the Merger is not completed as contemplated herein.

5.4
Access to Information; Confidentiality.

(a)
Subject to compliance with applicable Laws and the terms of any existing Contracts, each of the Company and Parent shall (and each shall cause its Subsidiaries to): (i) afford to the other party and to its officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “
Representatives
”) reasonable access, solely for purposes of furthering the Merger and the other transactions contemplated hereby or integration planning relating thereto, during normal business hours, on reasonable advance notice (which shall be deemed reasonable if not less than two (2) Business Days), throughout the period prior to the earlier of the Effective Time and the Termination Date, to the other party’s and its Subsidiaries’ businesses, properties, personnel, agents, Contracts, commitments, books and records, other than any such matters that relate to the negotiation and execution of this Agreement, including with respect to the consideration or valuation of the Merger or any financial or strategic alternatives thereto, or any Company Alternative Proposal or Parent Alternative Proposal, as applicable, and (ii) promptly furnish the other party and its Representatives all other information concerning its business, properties and personnel as may reasonably be requested by the other party;
provided
, that the Company or Parent, as applicable, may provide such access by electronic means if physical access is not reasonably feasible or would not be permitted under applicable Law (including any
COVID-19
Measures). Solely for purposes of furthering the Merger and the other transactions contemplated hereby or integration planning relating thereto, following the date of this Agreement, the Company and its Subsidiaries shall use reasonable best efforts to make available to Parent true and accurate copies of all environmental site assessments, environmental investigation reports, environmental audit reports and other environmental reports and documents in their possession.

(b)
Subject to compliance with applicable Laws, throughout the period from the Effective Time until the Closing Date, the Company shall (and shall cause its Subsidiaries and Representatives to) (i) afford to Parent and its Representatives reasonable access, for purposes of furthering the transactions contemplated hereby or integration planning relating thereto, during normal business hours, on reasonable advance notice (which shall be deemed reasonable if not less than two (2) Business Days), to the Company’s and its Subsidiaries’ businesses, properties, personnel, agents, accountants, Contracts, commitments, books and records, and (ii) promptly furnish Parent and its Representatives (A) such financial and operating data and other information concerning the Company and its Subsidiaries as may be reasonably requested and is necessary or advisable in connection with any filings contemplated pursuant to Section 5.7, (B) all reports or other information concerning the Company and its Subsidiaries provided to third parties pursuant to the terms of any outstanding indebtedness of the Company or any of its Subsidiaries and (C) all other information concerning the Company’s business, properties and personnel as may reasonably be requested by the other party;
provided
, that the Company may provide such access by electronic means if physical access is not reasonably feasible or would not be permitted under applicable Law (including any
COVID-19
Measures).

(c)
The foregoing provisions of this Section 5.3 notwithstanding, neither the Company nor Parent shall be required to afford such access or furnish such information if it would unreasonably disrupt the operations of such party or any of its Subsidiaries, would cause a violation of any agreement to which such party or any of its Subsidiaries is a party, would result in a loss of privilege or trade secret protection to such party or any of its Subsidiaries, would result in the disclosure of any information in connection with any litigation or similar dispute among the Parties hereto, would constitute a violation of any applicable Law or result in the disclosure of any personal information that would expose the such party to the risk of liability. In the event that Parent or the Company objects to any request submitted pursuant to and in accordance with this Section 5.3 and withholds information on the basis of the foregoing sentence, the Company or Parent, as applicable, shall inform the other party as to the general nature of what is being withheld and the Company and Parent shall use reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments, including through the use of reasonable best efforts to (i) obtain the required consent or waiver of any third party required to provide such information and (ii) implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures, if the Parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege.

(d)
Notwithstanding anything to the contrary herein, no Party shall be permitted to conduct any testing, sampling or subsurface or invasive analysis (commonly known as a Phase II environmental assessment) at any property of the other Parties or of any Parent Subsidiary or Company Subsidiary, as applicable.

(e)
Each of the Company and Parent hereby agrees that all information provided to it or any of its Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be “Confidential Information,” as such term is used in, and shall be treated in accordance with, the non-disclosure
agreement, dated October 3, 2021, between the Company and Parent (the “
Confidentiality Agreement
”).

(f)	No investigation by any of the Parties or their respective Representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein.
5.5
No Solicitation by the Company.

(a)
Subject to the provisions of this Section 5.5, from the date of this Agreement until the earlier of the Effective Time and the Termination Date, the Company agrees that it shall not, and shall cause its Subsidiaries, and its and their respective directors and officers not to, and shall use reasonable best efforts to cause its and its Subsidiaries other Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or knowingly facilitate any inquiry regarding, or the making or submission of any proposal, offer or indication of interest that constitutes, or would reasonably be expected to lead to, or result in, a Company Alternative Proposal, (ii) engage in, knowingly encourage, continue or otherwise participate in any discussions or negotiations with any Person regarding a Company Alternative Proposal, or any communications regarding or any inquiry, proposal or offer that would reasonably be expected to lead to, or result in, a Company Alternative Proposal (except to notify such Person that the provisions of this Section 5.5 prohibit any such discussions or negotiations), (iii) furnish any nonpublic information relating to the Company or its Subsidiaries in connection with or for the purpose of facilitating a Company Alternative Proposal or any inquiry, proposal, offer or indication of interest that would reasonably be expected to lead to, or result in, a Company Alternative Proposal and request the prompt return or destruction of any confidential information provided to any third party in connection with any Company Alternative Proposal; (iv) recommend or enter into any other letter of intent, memorandum of understandings, agreement in principle, option agreement, acquisition agreement, merger agreement, joint venture agreement, partnership agreement or other similar agreement with respect to a Company Alternative Proposal (except for confidentiality agreements permitted under Section 5.5(b)); (v) approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL; or (vi) adopt, approve, endorse, authorize, agree or publicly propose to adopt, approve, endorse or authorize to do any of the foregoing or otherwise knowingly facilitate any effort or attempt to make a Company Alternative Proposal.

(b)
Notwithstanding anything in this Section 5.5 to the contrary, at any time prior to, but not after, obtaining the Company Stockholder Approval, if the Company receives a bona fide
, unsolicited Company Alternative Proposal in writing that did not result from a breach of this Section 5.5 (which Company Alternative Proposal is not withdrawn), the Company and its Representatives may contact the third party making such Company Alternative Proposal to clarify the terms and conditions thereof. If the Company Board determines in good faith after consultation with the Company’s outside legal counsel and financial advisors that such Company Alternative Proposal constitutes a Company Superior Proposal or would reasonably be expected to result in a Company Superior Proposal, then the Company may take the following actions: (i) furnish nonpublic information to the third party making such Company Alternative Proposal (including its Representatives, including its equity and debt financing sources) in response to a request therefor, if, and only if, (A) prior to so furnishing such information the third party has executed a confidentiality agreement with the Company (a copy of which shall be provided to Parent within 24 hours of execution) having confidentiality and use provisions that, in each case, are not less restrictive to such third party than the provisions in the Confidentiality Agreement are to Parent (it being understood that such confidentiality agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making or amendment of any Company Alternative Proposal, but such confidentiality agreement shall not grant such third party the exclusive right to negotiate with the Company); and (B) the Company also provides to Parent, prior to or substantially concurrently with the time such non-public
information is provided or made available to such third party, any non-public
information furnished to such third party that was not previously furnished to Parent;
provided
,
however
, that if the third party making such Company Alternative Proposal is a known competitor of the Company or the Parent, the Company shall not provide any commercially sensitive non-public
information to such third party in connection with any actions permitted by this Section 5.5(b) other than in accordance with customary “clean room” or other similar procedures designed to limit the disclosure of competitively sensitive information, and (ii) engage in discussions or negotiations with the third party (including its Representatives) with respect to the Company Alternative Proposal. The Company shall promptly (and in any event within 24 hours) notify Parent in writing if: (i) any inquiries, proposals or offers with respect to a Company Alternative Proposal are received by the Company or any of its Representatives or (ii) any information is requested from the Company or any of its Representatives that, to the Knowledge of the Company, has been or is reasonably likely to have been made in connection with any Company Alternative Proposal, which notice shall identify the material terms and conditions thereof (including the name of the applicable third party and complete copies of any written requests, proposals or offers and any other material documents, including proposed agreements). It is understood and agreed that any contacts, disclosures, discussions or negotiations permitted under this Section 5.5(b), including any public announcement that the Company or the Company Board has made any determination contemplated under this Section 5.5(b) to take or engage in any such actions, shall not constitute a Company Change of Recommendation or otherwise constitute a basis for Parent to terminate this Agreement pursuant to Section 7.1(d)(ii) The Company shall keep Parent fully informed on a current basis of any material developments regarding any Company Alternative Proposals or any material change to the terms of any such Company Alternative Proposal and any material change to the status of any such discussions or negotiations with respect thereto.

(c)
Except as expressly permitted by Section 5.5(d), the Company Board, including any committee thereof, shall not (i) withdraw, withhold, qualify or modify, or propose publicly to withdraw, withhold, qualify or modify, the Company Recommendation, (ii) fail to include the Company Recommendation in the Proxy Statement/Prospectus that is mailed by the Company to the stockholders of the Company; (iii) if any Company Alternative Proposal that is structured as a tender offer or exchange offer for the outstanding shares of Company Common Stock is commenced pursuant to Rule
14d-2
under the Exchange Act (other than by Parent or an Affiliate of Parent), fail to recommend and publicly announce, within ten (10) Business Days after such commencement, against acceptance of such tender offer or exchange offer by its stockholders; (iv) approve, adopt, recommend or declare advisable any Company Alternative Proposal or publicly propose to approve, adopt or recommend, or declare advisable any Company Alternative Proposal; (v) fail to publicly reaffirm the Company Recommendation, within ten (10) Business Days after a Company Alternative Proposal (or material modification thereto) is first publicly announced by the Company or the person making such Company Alternative Proposal (or, with respect to any material amendments, revisions or changes to the terms of any such previously publicly disclosed Company Alternative Proposal that are publicly disclosed within the last five (5) Business Days prior to the Effective Time, fail to take the actions referred to in this clause (v), with references to the applicable ten (10) Business Day period being replaced with three (3) Business Days); (vi) approve, adopt or recommend, or declare advisable or enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement referred to in and entered into compliance with Section 5.5(b)) with respect to any Company Alternative Proposal; (vii) exempt any person other than Parent or Merger Sub from any Takeover Statute or approve or authorize, or cause or permit the Company or any of its Subsidiaries to enter into, a Company Acquisition Agreement, or (viii) resolve or publicly propose to take any action described in the foregoing clauses (i) through (vii) (any such action set forth in the foregoing clauses (i) through (viii), a “
Company Change of Recommendation
”).

(d)
Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 5.5(e), prior to obtaining the Company Stockholder Approval (i) the Company Board may make a Company Change of Recommendation in response to a Company Intervening Event if the Company Board has determined, in good faith after consultation with the Company’s outside legal counsel, that the failure to take such action would breach or would reasonably be expected to breach the Company Board’s fiduciary duties to the Company’s stockholders under applicable Law, or (ii) the Company Board may, in response to a Company Superior Proposal (A) make a Company Change of Recommendation and/or (B) cause the Company to terminate this Agreement pursuant to Section 7.1(c)(ii) in order to enter into a Company Acquisition Agreement that did not result from a breach of this Section 5.5 which Company Acquisition Agreement the Company Board determines, in good faith after consultation with the Company’s outside legal counsel and financial advisors, is a Company Superior Proposal, but only if the Company Board has determined in good faith after consultation with the Company’s outside legal counsel, that the failure to make such a Company Change of Recommendation and / or terminate this Agreement to enter into such Company Acquisition Agreement providing for such Company Superior Proposal would breach or would reasonably be expected to breach the Company Board’s fiduciary duties to the Company’s stockholders under applicable Law.

(e)
Prior to the Company taking any action permitted (i) under Section 5.5(d)(i) in response to a Company Intervening Event, the Company shall provide Parent with ten (10) Business Days’ prior written notice advising Parent it intends to effect a Company Change of Recommendation and specifying, in reasonable detail, the reasons therefor, and during such ten (10) Business Day period, the Company shall cause its Representatives (including its executive officers) to be available to negotiate in good faith (to the extent Parent desires to negotiate) any proposal by Parent to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect a Company Change of Recommendation and at the end of such ten (10) Business Day period the Company Board again makes the fiduciary determination under Section 5.5(d)(i) (after in good faith taking into account any amendments to this Agreement proposed by Parent), or (ii) under Section 5.5(d)(ii) in response to a Company Superior Proposal, (A) the Company shall provide Parent with five (5) Business Days’ prior written notice (a “
Company Superior Proposal Notice
”) advising Parent that the Company Board intends to take such action, which Company Superior Proposal Notice shall include a description of the terms and conditions of the Company Superior Proposal that is the basis for the proposed action of the Company Board, the identity of the Person making the Company Superior Proposal and a copy of any proposed definitive agreement for such Company Superior Proposal, if any, (B) the Company shall have negotiated in good faith with Parent and its Representatives and shall have directed its financial advisors and outside legal counsel to engage in good faith negotiations with Parent and its Representatives (to the extent Parent wishes to negotiate) to enable Parent to make such amendments to the terms of this Agreement as would permit the Company Board not to effect a Company Change of Recommendation or terminate this Agreement in connection with such Company Superior Proposal, and (C) at the end of such five (5) Business Day period, the Company Board again makes the fiduciary determination under Section 5.5(d)(ii). With respect to Section 5.5(e)(ii), any material modifications to the terms of the Company Superior Proposal (including any change in the amount or form of consideration) after a Company Superior Proposal Notice shall require a new Company Superior Proposal Notice by the Company to Parent in compliance with clause (A) and shall commence a new notice period pursuant clause (A) of three (3) Business Days

(f)
Nothing contained in this Agreement shall prohibit the Company or the Company Board or any committee thereof from complying with its disclosure obligations under applicable Law or rules and policies of the NYSE, including taking and disclosing to its stockholders a position contemplated by Rule
14d-9
or Rule
14e-2(a)
or Item 1012(a) of Regulation
M-A
under the Exchange Act (or any similar communication to stockholders) or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder. For the avoidance of doubt, this Section 5.5(f) shall not permit the Company Board to make (or otherwise modify the definition of) a Company Change of Recommendation except to the extent expressly permitted by Section 5.5(d).

(g)
Further to Section 5.5(a), the Company shall (and shall cause its Subsidiaries and its and their respective directors and officers and shall use its reasonable best efforts to cause its other Representatives to) promptly terminate any existing discussions and negotiations conducted heretofore with any Person (other than Parent, the Company or any of their respective Affiliates or Representatives) with respect to any Company Alternative Proposal, or proposal or transaction that could reasonably be expected to lead to or result in a Company Alternative Proposal. Further, the Company shall promptly terminate all physical and electronic data access previously granted to such Persons and request that any such Persons promptly return or destroy all confidential information concerning the Company and any of its Subsidiaries and provide prompt written confirmation thereof.

(h)
“
Company Acquisition Agreement
” means any merger agreement, acquisition agreement, reorganization agreement, letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement or partnership agreement providing for any Company Alternative Proposal;
provided, that
a confidentiality agreement entered into pursuant to Section 5.5(b) shall not be deemed a Company Acquisition Agreement.

(i)
“
Company Alternative Proposal
” means any written inquiry, proposal, offer or indication of interest made by any Person or group of Persons (other than Parent, Merger Sub or their respective Affiliates) relating to or concerning (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, tender offer, exchange offer, or similar transaction involving the Company, directly or indirectly, in each case, as a result of which the stockholders of the Company immediately prior to such transaction would cease to own at least 80% of the total voting power of the Company or the surviving entity (or any direct or indirect parent company thereof), as applicable, immediately following such transaction, (ii) the acquisition by any Person of more than 20% of the net revenues, net income or total assets of the Company and its Subsidiaries, on a consolidated basis or

(iii) the direct or indirect acquisition by any Person of more than 20% of the outstanding shares of Company Common Stock.

(j)
“
Company Intervening Event
” means any change, effect, development, event, circumstance or occurrence first occurring or arising after the date hereof that is material to the Company and the Company Subsidiaries (taken as a whole) (other than any change, effect, development, event, circumstance or occurrence resulting from a breach of this Agreement by the Company, any of its Subsidiaries or any of their respective Representatives) and was not Known by the Company or known by the Company Board or reasonably foreseeable by the Company or the Company Board on or before the date hereof;
provided
,
 however
, that in no event shall the following changes, effects, developments, events, circumstances or occurrences constitute a Company Intervening Event: (i) the receipt, existence or terms of a Company Alternative Proposal or any inquiry, proposal, offer, request for information or expression of interest that may reasonably be expected to lead to, or result in, a Company Alternative Proposal (which, for the purposes of the Company Intervening Event definition, shall be read without reference to the percentage thresholds set forth in the definition thereof), (ii) changes in the market price or trading volume of Company Common Stock, Parent Common Shares or any other securities of the Company, Parent or their respective Subsidiaries, or any change in credit rating or the fact that the Company or Parent meets or exceeds (or that the Company or Parent fails to meet or exceed) internal or published estimates, projections, forecasts or predictions for any period, (iii) changes after the date hereof in general political, economic or business conditions (including, without limitation, the price of oil, natural gas and other commodities) in the United States, Canada or elsewhere in the world, (iv) changes after the date hereof in the credit, debt, financial or capital markets or in interest or exchange rates, in each case, in the United States, Canada or elsewhere in the world, (v) any matter contemplated by Section 5.7(i), including any noncompliance with Section 5.7(i) or any consequence thereof, (vi) changes in GAAP or IFRS, as applicable, or applicable accounting rules or requirements, or changes in applicable Law or the interpretation thereof, (vii) changes resulting from the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, or the public announcement of this Agreement or the transactions contemplated hereby, including the impact thereof on relationships, contractual or otherwise, with officers, employees, customers, suppliers, distributors, vendors, licensors, licensees, lenders, Governmental Entities, governmental officials, and other Persons with whom the Company or any Company Subsidiary has material business relations, (viii) any matter or event relating solely to the Parent or its Subsidiaries, or (ix) the entering into of any customer or strategic relationship or enhancement or expansion of a customer relationship or strategic relationship which has been discussed or considered on or prior to the date of this Agreement.

(k)
“
Company Superior Proposal
” means an unsolicited,
bona fide
written Company Alternative Proposal, made after the date of this Agreement, that the Company Board determines in good faith, after consultation with the Company’s outside legal and financial advisors, and considering all legal, financial, financing and regulatory aspects of the proposal, the identity of the Person(s) making the proposal, the conditions to the closing and the timing and likelihood of the proposal being consummated in accordance with its terms, and any revisions to the terms of this Agreement and the Merger contemplated by this Agreement proposed by Parent during the notice period, would, if consummated, result in a transaction (i) that is more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement and (ii) that is reasonably likely to be completed, taking into account any regulatory, financing or approval requirements and any other aspects considered relevant by the Company Board. For purposes of the reference to a “Company Superior Proposal” in this definition, all references to (x) “20%” in the definition of “Company Alternative Proposal” will be deemed to be references to “80%” and (y) “80%” in the definition of “Company Alternative Proposal” will be deemed to be references to “20%”.

5.6
No Solicitation by Parent.

(a)
Subject to the provisions of this Section 5.6, from the date of this Agreement until the earlier of the Effective Time and the Termination Date, Parent agrees that it shall not, and shall cause its Subsidiaries and its and their respective directors and officers not to, and shall use reasonable best efforts to cause its and its Subsidiaries’ other Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or knowingly facilitate any inquiry regarding, or the making or submission of any proposal, offer or indication of interest that constitutes, or would reasonably be expected to lead to, or result in, a Parent Alternative Proposal, (ii) engage in, knowingly encourage, continue or otherwise participate in any discussions or negotiations with any Person regarding Parent Alternative Proposal, or any communications regarding or any inquiry, proposal or offer that would reasonably be expected to lead to, or result in, a Parent Alternative Proposal (except to notify such Person that the provisions of this Section 5.6 prohibit any such discussions or negotiations), (iii) furnish any non-public
information relating to Parent or its Subsidiaries in connection with or for the purpose of facilitating a Parent Alternative Proposal or any inquiry, proposal, offer or indication of interest that would reasonably be expected to lead to, or result in, a Parent Alternative Proposal and request the prompt return or destruction of any confidential information provided to any third party in connection with any Parent Alternative Proposal; (iv) recommend or enter into any other letter of intent, memorandum of understandings, agreement in principle, option agreement, acquisition agreement, merger agreement, arrangement agreement, amalgamation agreement, joint venture agreement, partnership agreement or other similar agreement with respect to a Parent Alternative Proposal (except for confidentiality agreements permitted under Section 5.6(b)); (v) approve any transaction under, or any third party becoming an “interested stockholder” under Section 203 of the DGCL (or similar Takeover Statute applicable to Parent under Canadian Law); or (vi) adopt, approve, endorse, authorize agree or publicly propose to adopt, approve, endorse or authorize to do any of the foregoing or otherwise knowingly facilitate any effort or attempt to make a Parent Alternative Proposal.

(b)
Notwithstanding anything in this Section 5.6 to the contrary, at any time prior to, but not after, obtaining the Parent Shareholder Approval, if Parent receives a bona fide, unsolicited Parent Alternative Proposal in writing that did not result from a breach of this Section 5.6 (which Parent Alternative Proposal is not withdrawn), Parent and its Representatives may contact the third party making such Parent Alternative Proposal to clarify the terms and conditions thereof. If the Parent Board determines in good faith after consultation with Parent’s outside legal counsel and financial advisors that such Parent Alternative Proposal constitutes a Parent Superior Proposal or would reasonably be expected to result in a Parent Superior Proposal, then Parent may take the following actions: (i) furnish nonpublic information to the third party making such Parent Alternative Proposal (including its Representatives, including its equity and debt financing sources) in response to a request therefor, if, and only if, (A) prior to so furnishing such information the third party has executed a confidentiality agreement with Parent (a copy of which shall be provided to the Company within 24 hours of execution) having confidentiality and use provisions that, in each case, are not less restrictive to such third party than the provisions in the Confidentiality Agreement are to the Company (it being understood that such confidentiality agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making or amendment of any Parent Alternative Proposal, but such confidentiality agreement shall not grant such third party the exclusive right to negotiate with Parent), and (B) Parent also provides to the Company, prior to or substantially concurrently with the time such non-public
information is provided or made available to such third party, any non-public
information furnished to such third party that was not previously furnished to the Company;
provided
,
however
, that if the third party making such Parent Alternative Proposal is a known competitor of the Company or Parent, Parent shall not provide any commercially sensitive non-public
information to such third party in connection with any actions permitted by this Section 5.6(b) other than in accordance with customary “clean room” or other similar procedures designed to limit the disclosure of competitively sensitive information, and (ii) engage in discussions or negotiations with the third party (including its Representatives) with respect to the Parent Alternative Proposal. Parent shall promptly (and in any event within 24 hours) notify the Company in writing if: (i) any inquiries, proposals or offers with respect to a Parent Alternative Proposal are received by Parent or any of its Representatives or (ii) any information is requested from Parent or any of its Representatives that, to the Knowledge of Parent, has been or is reasonably likely to have been made in connection with any Parent Alternative Proposal, which notice shall identify the material terms and conditions thereof (including the name of the applicable third party and, complete copies of any written requests, proposals or offers and any other material documents, including proposed agreements). It is understood and agreed that any contacts, disclosures, discussions or negotiations permitted under this Section 5.6(b), including any public announcement that Parent or the Parent Board has made any determination contemplated under this Section 5.6(b) to take or engage in any such actions, shall not constitute a Parent Change of Recommendation or otherwise constitute a basis for the Company to terminate this Agreement pursuant to Section 7.1. Parent shall keep the Company fully informed on a current basis of any material developments regarding any Parent Alternative Proposals or any material change to the terms of any such Parent Alternative Proposal and any material change to the status of any such discussions or negotiations with respect thereto.

(c)
Except as expressly permitted by Section 5.6(d), the Parent Board, including any committee thereof, shall not (i) withdraw, withhold, qualify or modify, or propose publicly to withdraw, withhold, qualify or modify, the Parent Recommendation; (ii) fail to include the Parent Recommendation in the Management Information Circular that is mailed by Parent to the shareholders of Parent; (iii) if any Parent Alternative Proposal that is structured as a tender offer or exchange offer for the outstanding Parent Common Shares is commenced (other than by the Company or an Affiliate of the Company), fail to recommend and publicly announce, within ten (10) Business Days after such commencement, against acceptance of such tender offer or exchange offer by its shareholders; (iv) approve, adopt, recommend or declare advisable any Parent Alternative Proposal or publicly propose to approve, adopt or recommend, or declare advisable any Parent Alternative Proposal; (v) fail to publicly reaffirm the Parent Recommendation, within ten (10) Business Days after a Parent Alternative Proposal (or material modification thereto) is first publicly announced by Parent or the person making such Parent Alternative Proposal (or, with respect to any material amendments, revisions or changes to the terms of any such previously publicly disclosed Parent Alternative Proposal that are publicly disclosed within the last five (5) Business Days prior to the Effective Time, fail to take the actions referred to in this clause (v), with references to the applicable ten (10) Business Day period being replaced with three (3) Business Days); (vi) approve, adopt or recommend, or declare advisable or enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement referred to in and entered into compliance with Section 5.6(b)) with respect to any Parent Alternative Proposal; (vii) exempt any person other than the Company from any Takeover Statute or approve or authorize, or cause or permit Parent any of its Subsidiaries to enter into a Parent Acquisition Agreement, or (viii) resolve or publicly propose to take any action described in the foregoing clauses (i) through (vii) (any such action set forth in the foregoing clauses (i) through (ix), a “
Parent Change of Recommendation
”).

(d)
Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 5.6(e), prior to obtaining the Parent Shareholder Approval, (i) the Parent Board may make a Parent Change of Recommendation in response to a Parent Intervening Event if the Parent Board has determined, in good faith after consultation with the Parent’s outside legal counsel, that the failure to take such action would breach or would reasonably be expected to breach the Parent Board’s fiduciary duties to the Parent’s stockholders under applicable Law, or (ii) the Parent Board may, in response to a Parent Superior Proposal, (i) make a Parent Change of Recommendation and/or (ii) cause Parent to terminate this Agreement pursuant to Section 7.1(d)(ii) in order to enter into a Parent Acquisition Agreement that did not result from a breach of this Section 5.6 which Parent Acquisition Agreement the Parent Board determines, in good faith after consultation with Parent’s outside legal counsel and financial advisors, is a Parent Superior Proposal, but only if the Parent Board has determined in good faith after consultation with Parent’s outside legal counsel, that the failure make such a Parent Change of Recommendation and / or terminate this Agreement to enter into a Parent Acquisition Agreement providing for a Parent Superior Proposal would breach or would reasonably be expected to breach the Parent Board’s fiduciary duties to Parent’s shareholders under applicable Law.

(e)
Prior to Parent taking any action permitted under (i) Section 5.6(d)(i) in response to a Parent Intervening Event, the Parent shall provide Company with ten (10) Business Days’ prior written notice advising Company it intends to effect a Parent Change of Recommendation and specifying, in reasonable detail, the reasons therefor, and during such ten (10) Business Day period, the Parent shall cause its Representatives (including its executive officers) to be available to negotiate in good faith (to the extent Company desires to negotiate) any proposal by Company to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect a Parent Change of Recommendation and at the end of such ten (10) Business Day period the Parent Board again makes the fiduciary determination under Section 5.6(d)(i) (after in good faith taking into account any amendments to this Agreement proposed by Company), or (ii) Section 5.6(d)(ii) in response to a Parent Superior Proposal, (A) Parent shall provide the Company with five (5) Business Days’ prior written notice (a “
Parent Superior Proposal Notice
”) advising the Company that the Parent Board intends to take such action, which Parent Superior Proposal Notice shall include a description of the terms and conditions of the Parent Superior Proposal that is the basis for the proposed action of the Parent Board, the identity of the Person making the Parent Superior Proposal and a copy of any proposed definitive agreement for such Parent Superior Proposal, if any, and (B) Parent shall have negotiated in good faith with the Company and its Representatives and shall have directed its financial advisors and outside legal counsel to engage in good faith negotiations with Company and its Representatives (to the extent the Company wishes to negotiate) to enable the Company to make such amendments to the terms of this Agreement as would permit the Parent Board not to effect a Parent Change of Recommendation or terminate this Agreement in connection with such Parent Superior Proposal, and (C) at the end of such five (5) Business Day period, the Parent Board again makes the fiduciary determination under Section 5.6(d). With respect to Section 5.6(e)(ii), any material modifications to the terms of the Parent Superior Proposal (including any change in the amount or form of consideration) after a Parent Superior Proposal Notice shall require a new Parent Superior Proposal Notice by Parent to the Company in compliance with clause (A), and shall commence a new notice period pursuant clause (A) of three (3) Business Days.

(f)
Nothing contained in this Agreement shall prohibit Parent or the Parent Board or any committee thereof from (i) complying with its disclosure obligations under applicable Law or rules and policies of the TSX, including taking and disclosing to its shareholders a position a “stop, look and listen” statement pending disclosure of its position thereunder, or (ii) complying with Part 2 – Division 1 of National Instrument
62-104
–
Take-Over Bids and Issuer Bids
of the Canadian Securities Administrators and similar provisions under Canadian Securities Laws relating to the provision of directors’ circulars in respect of a Parent Alternative Proposal. For the avoidance of doubt, this Section 5.6(f) shall not permit the Company Board to make (or otherwise modify the definition of) a Company Change of Recommendation except to the extent expressly permitted by Section 5.6(d).

(g)
Further to Section 5.6(a), Parent shall (and shall cause its Subsidiaries and its and their respective directors and officers and shall use its reasonable best efforts to cause its other Representatives to) promptly terminate any existing discussions and negotiations conducted heretofore with any Person (other than the Company, Parent or any of their respective Affiliates or Representatives) with respect to any Parent Alternative Proposal, or proposal or transaction that could reasonably be expected to lead to or result in a Parent Alternative Proposal. Further, Parent shall promptly terminate all physical and electronic data access previously granted to such Persons and request that any such Persons promptly return or destroy all confidential information concerning Parent and any of its Subsidiaries and provide prompt written confirmation thereof.

(h)
“
Parent Acquisition Agreement
” means any merger agreement, acquisition agreement, reorganization agreement, letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement or partnership agreement providing for any Parent Alternative Proposal;

provided, that a confidentiality agreement entered into pursuant to Section 5.6(b) shall not be deemed a Parent Acquisition Agreement.

(i)
“
Parent Alternative Proposal
” means any written inquiry, proposal, offer or indication of interest made by any Person or group of Persons (other than the Company or its Affiliates) relating to or concerning (i) a plan of arrangement, amalgamation, merger, reorganization, share exchange, consolidation, business combination, recapitalization, tender offer, exchange offer, or similar transaction involving Parent, directly or indirectly, in each case, as a result of which the shareholders of Parent immediately prior to such transaction would cease to own at least 80% of the total voting power of Parent or the surviving entity (or any direct or indirect parent company thereof), as applicable, immediately following such transaction, (ii) the acquisition by any Person of more than 20% of the net revenues, net income or total assets of Parent and its Subsidiaries, on a consolidated basis, or (iii) the direct or indirect acquisition by any Person of more than 20% of the outstanding Parent Common Shares.

(j)
“
Parent
Intervening Event
” means any change, effect, development, event, circumstance or occurrence first occurring or arising after the date hereof that is material to the Parent and the Parent Subsidiaries (taken as a whole) (other than any change, effect, development, event, circumstance or occurrence resulting from a breach of this Agreement by Parent, any of its Subsidiaries or any of their respective Representatives) and was not Known by the Parent or known by the Parent Board or reasonably foreseeable to the Parent or the Parent Board on or before the date hereof;
 provided
,
 however
, that in no event shall the following changes, effects, developments, events, circumstances or occurrences constitute a Parent Intervening Event: (i) the receipt, existence or terms of a Parent Alternative Proposal or any inquiry, proposal, offer, request for information or expression of interest that may reasonably be expected to lead to, or result in, a Parent Alternative Proposal (which, for the purposes of the Parent Intervening Event definition, shall be read without reference to the percentage thresholds set forth in the definition thereof), (ii) changes in the market price or trading volume of Company Common Stock, Parent Common Shares or any other securities of the Company, Parent or their respective Subsidiaries, or any change in credit rating or the fact that the Company or Parent meets or exceeds (or that the Company or Parent fails to meet or exceed) internal or published estimates, projections, forecasts or predictions for any period, (iii) changes after the date hereof in general political, economic or business conditions (including, without limitation, the price of oil, natural gas and other commodities) in the United States, Canada or elsewhere in the world, (iv) changes after the date hereof in the credit, debt, financial or capital markets or in interest or exchange rates, in each case, in the United States, Canada or elsewhere in the world, (v) any matter contemplated by Section 5.7(i), including any noncompliance with Section 5.7(i) or any consequence thereof, (vi) changes in GAAP or IFRS, as applicable, or applicable accounting rules or requirements, or changes in applicable Law or the interpretation thereof, (vii) changes resulting from the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, or the public announcement of this Agreement or the transactions contemplated hereby, including the impact thereof on relationships, contractual or otherwise, with officers, employees, customers, suppliers, distributors, vendors, licensors, licensees, lenders, Governmental Entities, governmental officials, and other Persons with whom the Parent or any Parent Subsidiary has material business relations, (viii) any matter or event relating solely to the Company or its Subsidiaries, or (ix) the entering into of any customer or strategic relationship or enhancement or expansion of a customer relationship or strategic relationship which has been discussed or considered on or prior to the date of this Agreement.

(k)
“
Parent Superior Proposal
” means an unsolicited, bona fide written Parent Alternative Proposal, made after the date of this Agreement, that the Parent Board determines in good faith, after consultation with Parent’s outside legal and financial advisors, and considering all legal, financial, financing and regulatory aspects of the proposal, the identity of the Person(s) making the proposal, the conditions to the closing and the timing and likelihood of the proposal being consummated in accordance with its terms, and any revisions to the terms of this Agreement and the Merger contemplated by this Agreement proposed by Company during the notice period, would, if consummated, result in a transaction (i) that is more favorable to Parent’s shareholders from a financial point of view than the transactions contemplated by this Agreement and (ii) that is reasonably likely to be completed, taking into account any regulatory, financing or approval requirements and any other aspects considered relevant by the Parent Board. For purposes of the reference to a “Parent Alternative Proposal” in this definition, all references to (x) “20%” in the definition of “Parent Alternative Proposal” will be deemed to be references to “80%” and (y) “80%” in the definition of “Parent Alternative Proposal” will be deemed to be references to “20%”.

5.7	Preparation of Registration Statement and Management Information Circular; Shareholders Meetings; Regulatory Filings; Other Actions.

(a)
(i) As promptly as reasonably practicable after the date of this Agreement and, the Parties will use their respective reasonable best efforts to complete within forty-five (45) days following the date hereof, the Company and Parent shall prepare and file with the SEC the preliminary US Registration Statement (including the Proxy Statement/Prospectus with respect to the Company Stockholder Meeting) and (ii) Parent shall prepare and file with the TSX the draft Management Information Circular with respect to the Parent Shareholder Meeting. Each of the Company and Parent shall use its reasonable best efforts to (A) have the US Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and (B) keep the US Registration Statement effective for so long as necessary to complete the Merger. Each of the Company and Parent shall furnish all information concerning itself, its Affiliates and the holders of its shares to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement/Prospectus, the Management Information Circular and the US Registration Statement. Each of the Company and Parent shall provide the other Party with a reasonable period of time to review the Proxy Statement/Prospectus and the Management Information Circular and any amendments thereto prior to filing and shall reasonably consider any comments from the other Party. Each of the Company and Parent shall respond promptly to any comments from the SEC or the staff of the SEC, any of the Canadian Securities Administrators, or the TSX, as applicable. Each of the Company and Parent shall notify the other Party promptly of the receipt of any comments (whether written or oral) from the SEC or the staff of the SEC, any of the Canadian Securities Administrators, or the TSX and of any request by the SEC or the staff of the SEC or the TSX for amendments or supplements to the Proxy Statement/Prospectus, the Management Information Circular or US Registration Statement or for additional information and shall supply the other Party with copies of all correspondence between it and any of its Representatives, on the one hand, and the SEC or the staff of the SEC or the TSX, on the other hand, with respect to the Proxy Statement/Prospectus, the Management Information Circular or US Registration Statement or the transactions contemplated by this Agreement within 24 hours of the receipt thereof. The Proxy Statement/Prospectus, the Management Information Circular and US Registration Statement shall comply as to form in all material respects with the applicable requirements of the Exchange Act, the Securities Act and applicable Canadian Securities Laws and corporate Laws, as applicable, and, without limiting the foregoing, Parent shall ensure that the Management Information Circular shall provide shareholders of Parent with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Parent Shareholder Meeting. If at any time prior to the Company Stockholder Meeting or the Parent Shareholder Meeting (or any adjournment or postponement of the Company Stockholder Meeting or the Parent Shareholder Meeting) any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, is discovered by Parent or the Company that should be set forth in an amendment or supplement to the Proxy Statement/Prospectus, the Management Information Circular and/or US Registration Statement, so that the Proxy Statement/Prospectus, the Management Information Circular and/or US Registration Statement would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed by the Company and/or Parent with the SEC, the Canadian Securities Administrators and/or the TSX, as applicable, and, to the extent required by applicable Law, disseminated to the stockholders of the Company and the shareholders of Parent. The Company shall cause the Proxy Statement/Prospectus and US Registration Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after the US Registration Statement is declared effective under the Securities Act (such effectiveness date, the “
Clearance Date
”). Promptly (and in any event within seven (7) days of the mailing of the Proxy Statement/Prospectus to the stockholders of the Company), Parent shall file the Management Information Circular with the Canadian Securities Administrators and mail the Management Information Circular to the shareholders of Parent.

(b)
Each of Parent and the Company shall provide the other Party and its legal counsel with a reasonable opportunity to review and comment on drafts of the Proxy Statement/Prospectus, the Management Information Circular, the US Registration Statement and other documents related to the Company Stockholder Meeting, the Parent Shareholder Meeting or the issuance of the Parent Common Shares (and any amendments thereto) in connection with the Merger, prior to filing such documents with the applicable Governmental Entity and mailing such documents to the Company’s stockholders or Parent’s shareholders, as applicable. Each Party hereto shall consider in good faith in the Proxy Statement/Prospectus, the Management Information Circular, the US Registration Statement and such other documents related to the Company Stockholder Meeting, the Parent Shareholder Meeting or the issuance of Parent Common Shares in connection with the Merger, all comments reasonably and promptly proposed by the other Party or its legal counsel. Subject to applicable Law, the information contained in the Management Information Circular shall be consistent in all material respects with the substantive information contained in the Proxy Statement/Prospectus;
provided
that the Management Information Circular shall only be required to contain the information contained in the Proxy Statement/Prospectus that is required pursuant to applicable Canadian Securities Laws.

(c)
Subject to Section 5.4(e), Section 5.7(d) and Section 5.7(g), the Company shall take all action necessary in accordance with applicable Law and the certificate of incorporation and bylaws of the Company to set a record date for, duly give notice of, convene and hold a special meeting of its stockholders following the mailing of the Proxy Statement/Prospectus for the purpose of obtaining the Company Stockholder Approval (the “
Company Stockholder Meeting
”) on a date mutually selected by the Company and Parent as soon as reasonably practicable following the Clearance Date and in any case, within forty-five (45) days following the Clearance Date. Unless the Company shall have made a Company Change of Recommendation in compliance with Section 5.5(c), the Company shall include the Company Recommendation in the Proxy Statement/Prospectus and shall solicit, and use its reasonable best efforts to obtain, the Company Stockholder Approval at the Company Stockholder Meeting (including by soliciting proxies in favor of the adoption of this Agreement) as soon as reasonably practicable.

(d)
The Company shall cooperate with and keep Parent informed on a reasonably current basis regarding its solicitation efforts and voting results following the dissemination of the Proxy Statement/Prospectus to its shareholders. The Company (i) shall adjourn or postpone the Company Stockholder Meeting (A) to allow time for the filing and dissemination of any supplemental or amended disclosure document that the Company Board has determined in good faith (after consultation with its outside legal counsel) is required to be filed and disseminated under applicable Law or (B) if as of the time that the Company Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting and (ii) may, and at Parent’s request shall, adjourn or postpone the Company Stockholder Meeting to allow reasonable additional time to solicit additional proxies necessary to obtain the Company Stockholder Approval;
provided, however
, that, unless otherwise agreed by the Parties, the

Company Stockholder Meeting shall not be adjourned or postponed to a date that is more than twenty (20) Business Days after the date for which the Company Stockholder Meeting was previously scheduled;
provided
,
further
, that the Company Stockholder Meeting shall not be adjourned or postponed to a date on or after two (2) Business Days prior to the End Date or a date that requires the Company to select a new record date under applicable Law. Without the prior written consent of Parent, the adoption of this Agreement shall be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by the Company’s stockholders in connection with the adoption of this Agreement) that the Company shall propose to be acted on by the shareholders of the Company at the Company Stockholder Meeting.

(e)
Subject to Section 5.6, Section 5.7(f) and Section 5.7(g), Parent shall take all action necessary in accordance with applicable Law and the articles of incorporation and bylaws of Parent to set a record date for, duly give notice of, convene and hold a meeting of its shareholders following the mailing of the Proxy Statement/Prospectus for the purpose of obtaining the Parent Shareholder Approval (the “
Parent Shareholder Meeting
”) on a date mutually selected by the Company and Parent as soon as reasonably practicable following the Clearance Date and, in any case, within forty-five (45) days following the Clearance Date. Unless Parent shall have made a Parent Change of Recommendation in compliance with Section 5.6, Parent shall include the Parent Recommendation in the Management Information Circular and shall solicit, and use its reasonable best efforts to obtain, the Parent Shareholder Approval at the Parent Shareholder Meeting (including by soliciting proxies in favor of the approval of the Parent Share Issuance) as soon as reasonably practicable.

(f)
Parent shall cooperate with and keep the Company informed on a reasonably current basis regarding its solicitation efforts and voting results following the dissemination of the Management Information Circular to its shareholders. Parent (i) shall adjourn or postpone the Parent Shareholder Meeting (A) to allow time for the filing and dissemination of any supplemental or amended disclosure document that the Parent Board has determined in good faith (after consultation with its outside legal counsel) is required to be filed and disseminated under applicable Law or (B) if as of the time that the Parent Shareholder Meeting is originally scheduled (as set forth in the Management Information Circular) there are insufficient Parent Common Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Shareholder Meeting and (ii) may, and at the Company’s request shall, adjourn or postpone the Parent Shareholder Meeting to allow reasonable additional time to solicit additional proxies necessary to obtain the Parent Shareholder Approval;
provided, however
, that, unless otherwise agreed by the Parties, the Parent Shareholder Meeting shall not be adjourned or postponed to a date that is more than twenty (20) Business Days after the date for which the Parent Shareholder Meeting was previously scheduled;
provided
,
further
, that the Parent Shareholder Meeting shall not be adjourned or postponed to a date on or after two (2) Business Days prior to the End Date or a date that requires Parent to select a new record date under applicable Law. Without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), the approval of the Parent Share Issuance shall be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by Parent’s shareholders in connection with the approval of the Parent Share Issuance) that Parent shall propose to be acted on by the shareholders of Parent at the Parent Shareholder Meeting.

(g)
Subject to applicable Law, each of the Parties shall reasonably cooperate and use their reasonable best efforts to cause the record dates and date and time of the Company Stockholder Meeting and the Parent Shareholder Meeting to be coordinated such that they occur on the same calendar day (and in any event as close in time as possible).

(h)
Without limiting the generality of the foregoing, the Company agrees that its obligations to hold the Company Stockholder Meeting pursuant to this Section 5.7 shall not be affected solely by the making of a Company Change of Recommendation, and Parent agrees that its obligations to hold the Parent Shareholder Meeting pursuant to this Section 5.7 shall not be affected solely by the making of a Parent Change of Recommendation. The Company agrees that notwithstanding any Company Change of

Recommendation, this Agreement shall be submitted to the holders of the Company Common Stock at the Company Stockholder Meeting for the purpose of voting on the adoption of this Agreement and the approval of the Merger, and its obligations pursuant to this Section 5.7 shall not be affected by the Company Change of Recommendation, unless the Company terminates this Agreement in accordance with its terms prior to the Company Stockholder Meeting. Parent agrees that notwithstanding any Parent Change of Recommendation, the approval of the Parent Share Issuance in connection with the Merger shall be submitted to the holders of the Parent Common Shares at the Parent Shareholder Meeting, and its obligations pursuant to this Section 5.7 shall not be affected by the Parent Change of Recommendation, unless Parent terminates this Agreement in accordance with its terms prior to the Parent Shareholder Meeting.

(i)
Subject to the terms and conditions herein provided, each of Parent and the Company shall (and shall cause their Subsidiaries to) use their respective reasonable best efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to cause the conditions to Closing set forth in Article 6 of this Agreement to be satisfied and to consummate, and make effective as promptly as practicable after the date hereof, the Merger and the other transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement and in any event prior to the End Date, including by preparing and filing with all Governmental Entities as promptly as practicable after the date of this Agreement all applications, notices, petitions, filings, ruling requests, and other documents necessary to consummate the Merger, and to obtain as promptly as practicable after the date of this Agreement all permits, consents, waivers, approvals, clearances, authorizations and expirations or terminations of waiting periods necessary to be obtained from the Antitrust Authorities and any other Governmental Entity in order to consummate the Merger (collectively, the “
Governmental Approvals
”). In furtherance and not in limitation of the foregoing, each Party hereto agrees to (A) make an appropriate and complete filing of a Notification and Report Form pursuant to the HSR Act with respect to the Merger within ten (10) Business Days of the date of this Agreement; (B) make all other filings that are required to be made in order to consummate the Merger with the Antitrust Authorities; and (C) not extend any waiting period under the HSR Act or the applicable Laws of other applicable
non-U.S.
jurisdictions of the Antitrust Authorities, if required to have a waiting period, or enter into any agreement with the Antitrust Authorities or any other Governmental Entity not to consummate the Merger, without consulting with the other Party in good faith. Parent and the Company shall supply as promptly as practicable any additional information or documentation that may be requested by the Antitrust Authorities and use their respective reasonable best efforts to take all other actions necessary, proper or advisable to obtain the Required Antitrust Approvals or to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Antitrust Law as soon as practicable (including complying with any “second request” for information or similar request from a Governmental Entity pursuant to other regulatory Laws). In connection with the actions referenced in Section 5.7(i) to obtain all Governmental Approvals for the Merger under the Antitrust Laws, each of Parent and the Company shall: (A) cooperate in all respects with each other in connection with any material communication, filing or submission and in connection with any investigation or other inquiry, including any Action initiated by a private party; (B) keep the other Party and its counsel promptly informed of any material communication received by such Party from, or given by such Party to, the Antitrust Authorities or other Governmental Entity and of any material communication received or given in connection with any Action by a private party, in each case regarding any of the Merger; (C) consult with each other in advance of any meeting or conference with the Antitrust Authorities or any other Governmental Entity or, in connection with any Action by a private party, with any other person, and to the extent permitted by the Antitrust Authorities or such other Governmental Entity or other person, give the other Party or its counsel the opportunity to attend and participate in such meetings and conferences; and (D) permit the other Party and its counsel to review in advance any submission, filing or material communication (and documents submitted therewith) intended to be given by it to the Antitrust Authorities or any other Governmental Entity;
provided
that materials may

be redacted to remove business secrets and other confidential material so long as the disclosing Party acts reasonably in identifying such material for redaction. Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material to be provided to the other under this Section 5.7(i) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel. In furtherance and not in limitation of the other covenants of the Parties in this Agreement, if Parent determines, in its sole discretion, to defend through litigation on the merits any claim asserted in any court or other governmental body with respect to the Merger by the FTC, DOJ or any other applicable Governmental Entity, the Company shall use its reasonable best efforts to cooperate with and support the Parent’s efforts. Without limiting the generality of the foregoing and notwithstanding anything in this Agreement to the contrary, in furtherance of the Parties reasonable best efforts, each of Parent and the Parent Subsidiaries, on the one hand, and each of the Company and the Company Subsidiaries, on the other hand, to the extent required to obtain Required Antitrust Approvals or any necessary Governmental Approvals, shall (x) propose, negotiate or offer to effect, or consent or commit to, any sale, leasing, licensing, transfer, disposal, divestiture or other encumbrance, or holding separate, of any assets, licenses, operations, rights, product lines, businesses or interest therein (collectively, a “
Divestiture
”); and (y) take or agree to take any other action, agree or consent to, make any concession in respect of, or permit or suffer to exist any condition or requirement setting forth, any limitations or restrictions on freedom of actions with respect to, or its ability to retain, or make changes in, any assets, licenses, operations, rights, product lines, businesses or interest therein (collectively, a “
Remedy
”);
provided
, that the Company and the Company Subsidiaries shall not take any such action without Parent’s express prior written consent; and
provided further
that no such Divestiture or Remedy shall be required if (1) such Divestiture or Remedy would, in the good faith reasonable judgment of Parent, be reasonably expected to materially impair or diminish the benefits or advantages it expects to receive from the Merger and the transactions contemplated hereby, or (2) such Divestiture or Remedy would have a material adverse effect on the business of (x) Parent and the Parent Subsidiaries, taken as a whole, or (y) the Company and the Company Subsidiaries, taken as a whole, and no Party or any of their respective Subsidiaries shall be required to take any of the actions referred to above with respect to a Divestiture or Remedy unless the effectiveness thereof is conditioned on the occurrence of the Closing. Parent shall have the right to direct all matters with any Governmental Entity consistent with its obligations hereunder. Notwithstanding anything to the contrary in this Agreement, it is agreed that Parent shall make all strategic decisions and lead all discussions, negotiations and other proceedings, and coordinate all activities with respect to any requests that may be made by, or any actions, consents, undertakings, approvals, or waivers that may be sought by or from, any Governmental Entity, in connection with obtaining Governmental Approvals for the Merger under the Antitrust Laws, including determining the strategy for contesting, litigating or otherwise responding to objections to, or proceedings challenging, the consummation of the Merger, in each case subject to good faith consultations with the Company reasonably in advance and in consideration of the Company’s views. Without limiting the foregoing, prior to the Effective Time, the Company shall also cooperate with the Parent in good faith with a view to preparing filings that may need to be made post-Closing under any applicable Antitrust Laws, including promptly providing all information that may be required or reasonably requested in connection with the preparation of such filings and supplying any additional information that may be required or reasonably requested by the applicable Governmental Entity in connection with such filings.

(j)
Parent shall not, and shall cause the Parent Subsidiaries not to, and the Company shall not, and shall cause the Company Subsidiaries not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or take any other action, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation, or the taking of any other action, would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorizations, consents, orders, clearances or approvals of any Governmental Entity necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period; (ii) increase, in any material respect, the risk of any Governmental Entity entering an Order prohibiting the consummation of the transactions contemplated hereby; (iii) increase the risk, in any material respect, of not being able to remove any such Order on appeal or otherwise; or (iv) prevent or materially delay the consummation of the transactions contemplated hereby.

5.8	Employee Matters .

(a)
During the period commencing at the Effective Time and ending on December 31, 2022 (the “
Continuation Period
”), Parent shall or shall cause the Surviving Corporation or one of its Subsidiaries, as applicable, to provide to each employee of the Company and its Subsidiaries, for so long as such employee remains employed by Parent or its Subsidiaries during the Continuation Period (collectively, the “
Company Continuing Employees
”) with (i) at least the same annual base salary or wage rate provided to such employee by the Company or the Company Subsidiaries immediately prior to the Effective Time, (ii) the opportunity to earn at least the same economic value for the short term incentives provided to such employee by the Company or the Company Subsidiaries in respect of calendar year 2021 (iii) continuing medical, dental, vision, disability and life insurance benefits that are no less favorable than those provided under the Parent Benefit Plans for similarly situated employees of the Parent or any of its Subsidiaries, and (iv) the same severance and post-termination benefits that a Company Continuing Employee would have received for a termination of employment immediately prior to the Effective Time. Each Company Continuing Employee shall retain all of such Company Continuing Employee’s accrued but unpaid vacation, sick time or other paid time off as of the Effective Time, to be administered in accordance with the policies in effect when such vacation or other paid time off is used during 2022 by each such Company Continuing Employee. With respect to the continuing medical, dental, vision, disability and life insurance benefits under this Section 5.8(a), Parent shall cause the applicable Parent Benefit Plan to: (x) waive all pre-existing
conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such Company Continuing Employees, to the extent such pre-existing
conditions, exclusions or waiting periods were satisfied under the similar Company Benefit Plan in effect immediately prior to the Effective Time; and (y) provide each such Company Continuing Employee with credit for any co-payments
and deductibles paid (to the same extent such credit was given for the year under the similar Company Benefit Plan in effect immediately prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket
requirements.

(b)
With respect to any Parent Benefit Plan, excluding any retiree health plans or programs maintained by Parent or any of its Subsidiaries, if any, any defined benefit retirement plans or programs maintained by Parent or any of its Subsidiaries, if any, and any equity compensation arrangements maintained by Parent or any of its Subsidiaries, (collectively, the “
Applicable Parent Benefit Plans
”) Parent shall, or shall cause the Surviving Corporation to, with respect to the Continuing Company Employees credit all years of service of such individuals with the Company or any of its Subsidiaries as if such service were with Parent, for purposes of eligibility to participate (but not for purposes of vesting or benefit accrual, except for vacation, if applicable) for full or partial years of service in any Applicable Parent Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Effective Time;
provided
, that such service shall not be credited to the extent that: (i) such crediting would result in a duplication of benefits; (ii) such service was not credited under the corresponding Company employee plan, or (iii) such crediting is not allowed by the terms of such Parent Benefit Plan.

(c)	The Company shall terminate the Company Non-Qualified Deferred Compensation Plan effective no later than the day immediately prior to the Closing Date. The Parent has its own 401(k) plan, therefore, effective as of no later than the day immediately prior to the Closing Date, the Company will, if requested by Parent in its sole discretion, freeze and terminate the Company’s 401(k) Plan with Fidelity Investments. Effective no later than the day immediately preceding the Closing Date, the Company shall terminate any Company employee plans maintained by the Company or its Subsidiaries that Parent has requested to be terminated by providing a written notice to the Company at least five (5) days prior to the Closing Date, provided
, that such Company employee plans can be terminated in accordance with their terms and applicable Law. For greater certainty, the provisions of this Section 5.8(c) do not affect the Company equity awards, which shall be affected as set forth in Section 2.3.

(d)
Without limiting the generality of Section 8.10, the provisions of this Section 5.8 are solely for the benefit of the Parties to this Agreement, and no current or former director, employee or consultant or any other person shall be a third-party beneficiary of this Agreement, and nothing herein shall prevent Parent, the Surviving Corporation or any of their Affiliates from terminating the employment of any Company Continuing Employee.

(e)
Parent, Merger Sub and Company acknowledge and agree that (i) the Merger will constitute a “Change in Control” (or concept of similar import) under the Company Benefit Plans identified in Section 5.8(e) of the Company Disclosure Schedules and (ii) as a result of the Merger, the individuals identified in Section 5.8(e) of the Company Disclosure Schedules will be deemed to have experienced a “Good Reason” event (or concept of similar import), as applicable, as defined under such Company Benefit Plans.

(f)
With respect to matters described in this Section 5.8, the Company will not send any written notices or other written communication materials to Company employees without the prior written consent of Parent. The Company will cooperate and collaborate with the Parent on any such notices or communications.

5.9	Company Material Contracts; Consents.

(a)
The Company shall use reasonable best efforts to provide true and correct copies of all Company Material Contracts (subject to the redaction of any commercially sensitive information) to Parent promptly following the date of this Agreement.

(b)
The Company shall give any notices to third parties required under the Company Material Contracts and shall use, and cause each of its respective Subsidiaries to use, its and their reasonable best efforts to obtain any third party consents with respect to such Company Material Contracts that are necessary, proper or advisable to consummate the transactions, including the Merger.

(c)
Neither the failure of the Company to provide copies of all Company Material Contracts nor the Company’s failure to receive any required third party consents with respect to such Company Material Contract following the Company’s reasonable best efforts to obtain such consents shall be a breach of this Section 5.9.

5.10	Legal Conditions to the Merger.
Subject in all respects to Section 5.7(i) of this Agreement, each of the Parties shall, and shall cause its Subsidiaries to, use their reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such Party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article 6 hereof, to consummate the transactions contemplated by this Agreement.

5.11	Takeover Statute.
None of the Company, Parent, Merger Sub or the Company Board or Parent Board shall take any action that would cause any Takeover Statutes to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute shall become applicable to the transactions contemplated hereby, each of the Company, Parent and Merger Sub and the members of their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

5.12	Public Announcements.
The Company, on the one hand, and Parent and Merger Sub, on the other hand, shall consult with and provide each other a reasonable opportunity to review and comment on, and consider in good faith any reasonable comments by the other Party on, any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated hereby and shall not issue any such press release or other public statement or comment prior to such consultation, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or as may be requested by a Governmental Entity;
provided
, that the restrictions in this Section 5.12 shall not apply (a) to any Company communication regarding a Company Alternative Proposal or from and after a Company Change of Recommendation or the Company or Parent response thereto, (b) to any Parent communication regarding a Parent Alternative Proposal or the Company or Parent response thereto, (c) in connection with any dispute between or among the Parties regarding this Agreement, the Merger or the other transactions contemplated hereby or (d) to any statements made by the Company or Parent in response to questions by the press, analysts, investors or those participating in investor calls or industry conferences, so long as such statements are consistent with information previously disclosed in previous press releases, public disclosures or public statements made by the Company and/or Parent in compliance with this Section 5.12. Parent and the Company agree to issue a joint press release as the first public disclosure of this Agreement.

5.13	Indemnification and Insurance.

(a)
Parent, Merger Sub and the Company agree that all rights to indemnification and related rights to expense reimbursement, if any, (in each case, solely with respect to claims arising from actions taken or not taken, in each case, in good faith within the scope of their employment or service with the Company or its Subsidiaries prior to Closing) existing in favor of the present directors, officers and employees of the Company or any of its Subsidiaries (each such present director, officer or employee of the Company or any of its Subsidiaries (in each case, solely with respect to such claims when acting in such capacity and scope) being herein referred to as an “
Indemnified Party
” and such persons collectively being referred to as the “
Indemnified Parties
”) as provided by the Organizational Documents of the Company or any Company Subsidiary or Contracts to which the Company or any of its Subsidiaries is a party, in effect as of the date hereof and disclosed in Section 5.13(a) of the Company Disclosure Schedules, will survive, and continue in full force and effect for six years following, the Effective Time, and shall not be amended, restated or otherwise modified by the Merger.

(b)
Prior to the Effective Time, notwithstanding any other provision hereof, the Company may purchase prepaid non-cancellable
runoff directors’ and officers’ liability insurance providing equivalent coverage and amounts for a period of six (6) years from the Closing Date with respect to claims arising from or related to facts or events which occur on or prior to the Closing Date, provided that the total cost of such run-off
directors’ and officers’ liability insurance shall not exceed 300% of the current annual aggregate premium for directors’ and officers’ liability insurance currently maintained by the Company, as set forth in Section 5.13(a) of the Company Disclosure Schedules.

(c)
The provisions of this Section 5.13 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its assets to any other Person or engages in any similar transaction, then in each such case, the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 5.13.

5.14	Stock Exchange De-listing ; 1934 Act Deregistration; US Stock Exchange Listing.

(a)
The Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE and the SEC to enable the delisting by the Surviving Corporation of the Company Common Stock from the NYSE and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

(b)
Parent shall use its reasonable best efforts to cause the Parent Common Shares to be issued in the Merger to be approved for listing on the NYSE or NASDAQ, subject to official notice of issuance, and the TSX, subject to customary listing conditions prior to the Effective Time.

5.15	Rule 16b- 3 .
Prior to the Effective Time, the Company and the Company Board (or duly formed committees thereof consisting of non-employee
directors (as such term is defined for the purposes of Rule
16b-3
promulgated under the Exchange Act)), shall take such actions as may be reasonably necessary or advisable to cause any dispositions of Company equity securities and any acquisition of Parent equity securities (in each case including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule
16b-3
promulgated under the Exchange Act.

5.16	Stockholder Litigation.
Each of the Company and Parent shall keep the other reasonably informed of, and cooperate with such Party in connection with, any stockholder or shareholder litigation or claim against such Party and/or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement. Each Party shall give the other the right to review and comment on all filings or responses to be made by such Party in connection with any such litigation, and will in good faith take such comments into account. The Company shall give Parent a reasonable opportunity to participate (at its cost and expense) in the defense or settlement of any such litigation. No Party shall agree to settle any such litigation without the other Parties’ prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed;
provided
, that the other Parties shall not be obligated to consent to any settlement which does not include a full release of such other Parties and its affiliates or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Corporation or any of its affiliates.

5.17	Certain Tax Matters.

(a)
Each of Parent and the Company (i) shall use its reasonable best efforts to cause the Merger to qualify (A) as a “reorganization” within the meaning of Section 368(a) of the Code and (B) for an exception to the general rule of Section 367(a)(1) of the Code and (ii) shall not take or knowingly fail to take (and shall cause its Affiliates not to take or knowingly fail to take) any action that would reasonably be expected to (A) prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, (B) cause stockholders of the Company (other than any Excepted Stockholder) to recognize gain pursuant to Section 367(a)(1) of the Code, (C) prevent or impede the Company from being able to deliver one or more executed representation letters pursuant to Section 5.17(b), or (D) prevent or impede Parent from being able to deliver one or more executed representation letters pursuant to Section 5.17(b).

(b)	Each of Parent and the Company shall use its reasonable best efforts and shall cooperate with one another to obtain the opinion(s) of counsel and any similar opinions required to be delivered in connection with the effectiveness of the US Registration Statement or the Proxy Statement/Prospectus. In connection with the foregoing, Parent shall use its reasonable best efforts to deliver to the Tax counsel of the Company and the Parent, one or more representation letters (in form and substance reasonably satisfactory to such applicable counsel) dated as of the Closing Date (and, if requested, dated as of the date the US Registration Statement shall have been declared effective by the SEC or such other date(s) as determined necessary by counsel in connection with the filing of the US Registration Statement, the Proxy Statement/Prospectus or their respective exhibits) and signed by an officer of Parent, and the Company shall use its reasonable best efforts to deliver to Tax counsel of the Company and the Parent one or more representation letters (in form and substance reasonably satisfactory to such applicable Tax counsel) dated as of the Closing Date (and, if requested, dated as of the date the US Registration Statement shall have been declared effective by the SEC or such other date(s) as determined necessary by counsel in connection with the filing of the US Registration Statement, Proxy Statement Prospectus or their respective exhibits) and signed by an officer of the Company.

5.18	Merger Sub Stockholder Approvals.
Immediately following the execution of this Agreement, Parent (in its capacity as sole stockholder of Merger Sub) shall execute and deliver, in accordance with applicable Law and its certificate of incorporation and bylaws a written consent approving and adopting this Agreement and the transactions contemplated thereby.

5.19	Governance.
Prior to the Closing Date, Parent shall take all actions necessary so that, as of the Effective Time, the Parent Board shall consist of no more than twelve (12) directors following the appointment of the Company Designee. Prior to the Closing Date, Parent shall take all actions necessary to cause the Company Designee to be appointed to the Parent Board as of the Effective Time to serve as a director on the Parent Board until such director’s successor is elected and qualified or such director’s earlier death, resignation or removal. Following the Effective Time, Parent shall, subject to applicable Law, take all actions necessary to cause the Company Designee to be renominated for election as a director to the Parent Board such that the Company Designee has the opportunity to remain on the Parent Board for at least one year following the Effective Time. For purposes of this Agreement, “
Company Designee
” means one (1) director of the Company immediately prior to the date of this Agreement as designated by Parent in writing at least ten (10) Business Days prior to the Closing;
provided
, that prior to designating such individual, Parent will obtain consent of the proposed Company Designee to serve on the Parent Board and if such Company Designee will not serve on the Parent Board, Parent will consult with the Company, in good faith, on a replacement Company Designee.

5.20	Advice of Changes.
The Parties shall each promptly advise the other Parties of any effect, change, event, circumstance, condition, occurrence or development (a) that has had or would reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect or (b) that it believes would or would reasonably be expected to cause or constitute a breach of any of its representations, warranties, obligations, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 6;
provided
, that other than a Willful and Material Breach, any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute the failure of any condition set forth in Section 6.2(b) or Section 6.3(b) to be satisfied, or otherwise constitute a breach of this Agreement by the Party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 6.2(b) or Section 6.3(b) to be satisfied; and
provided
, further, that the delivery of any notice pursuant to this Section 5.20 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

5.21	Financing Cooperation.

(a)
The Company shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its reasonable best efforts, and each of them shall use their reasonable best efforts to cause their respective Representatives to use their reasonable best efforts, to provide customary, reasonable and timely cooperation to the Parent and Merger Sub and their respective Representatives, to the extent reasonably requested by Parent, in connection with the offering, arrangement, syndication, marketing, consummation, issuance or sale of any Debt Financing (including, for greater certainty, any potential Alternative Financing ) (
provided
, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company or any of its Affiliates), including, to the extent so requested, using reasonable best efforts to:

(i)
as promptly as reasonably practical, furnish Parent, Merger Sub and the Financing Parties (and their respective Representatives, as applicable) with the Required Financing Information and such further information as may be reasonably necessary for the Required Financing Information to remain Compliant and such other customary financial and other information regarding the Company and its Subsidiaries as may reasonably be requested by, and is necessary for, Parent or Merger Sub to fulfill the conditions and obligations applicable to it under the Debt Commitment Letters;

(ii)
provide reasonable and customary assistance to Parent, Merger Sub and the Financing Parties (and their respective Representatives, agents and advisors, as applicable) in their preparation of (A) offering documents, offering memoranda, offering circulars, private placement memoranda, registration statements, prospectuses, syndication documents and other syndication materials, including information memoranda, lender and investor presentations, bank books and other marketing documents, and similar documents to be used in connection with any portion of the Debt Financing and (B) materials for rating agency presentations, including (but subject to Section 5.21(b)), by providing any financial information and other data required to prepare any pro forma financial statements that are required under applicable securities Laws to be included in, or as may otherwise be reasonably required for and are customarily included in the foregoing financing materials;

(iii)
make senior management of the Company available, at reasonable times and locations and upon reasonable prior notice, to participate in meetings (including one-on-one
conference or virtual calls with Financing Parties and potential Financing Parties, including prospective investors in any Debt Financing involving the issuance of securities), drafting sessions, presentations, road shows, rating agency presentations and due diligence sessions and other customary syndication activities, provided
, at the Company’s option in consultation with Parent, any such meeting or communication may be conducted virtually by videoconference or other media;

(iv)
cause the Company’s independent registered accounting firm to provide customary assistance, including by using reasonable best efforts to cause the Company’s independent registered accounting firm (A) to provide customary comfort letters (including “negative assurance” comfort) in connection with any capital markets transaction comprising a part of the Debt Financing to the applicable Financing Parties, (B) to provide any necessary consent to the inclusion of its audit report in respect of any financial statements of the Company included or incorporated in any of the applicable financing materials referred to in Section 5.21(a)(ii), and (C) to participate in a reasonable number of due diligence sessions at reasonable times and locations and upon reasonable prior notice;
provided
, at the Company’s option, any such session may be conducted virtually by videoconference or other media, and including by using reasonable best efforts to provide customary representation letters to the extent required by such independent registered accounting firm in connection with the foregoing;

(v)	provide customary authorization letters authorizing the distribution of Company information to prospective lenders in connection with a syndicated bank financing;

(vi)	assist Parent, Merger Sub and the Financing Parties in obtaining or updating corporate, facility and issue credit ratings;

(vii)
assist in the negotiation, preparation and (contingent upon the Closing) execution and delivery of any credit agreement, indenture, note, debenture or other debt security, purchase, underwriting or agency agreement, guarantees, security documents, including any required information schedules or disclosures thereto, cash management agreements, hedging agreements, other supporting documents and customary closing certificates, and any other definitive and ancillary documentation for the Debt Financing as may be reasonably requested by Parent, in each case as contemplated in connection with the Debt Financing;

(viii)	make introductions of Parent to the Company’s existing lenders and facilitate relevant coordination between Parent and such lenders;

(ix)
cooperate with the due diligence of Financing Parties and their Representatives in connection with the Debt Financing, to the extent customary and reasonable, including the provision of all such information requested with respect to the property and assets of the Company and its Subsidiaries and by providing to internal and external counsel of Parent, Merger Sub and the Financing Parties, as applicable, customary back-up
certificates and factual information to support any legal opinion that such counsel may be required to deliver in connection with the Debt Financing;
provided
, that, the Company and its Affiliates shall not be required to deliver or cause the delivery of any legal opinions related to the Debt Financing;

(x)
deliver, at least seven (7) Business Days prior to Closing, to the extent reasonably requested in writing at least ten (10) Business Days prior to Closing, all documentation and other information regarding the Company and its Subsidiaries that any Financing Party reasonably determines is required by domestic and foreign regulatory authorities under applicable “know your customer” and domestic and foreign anti-money laundering rules and regulations, including the USA Patriot Act of 2001, and, to the extent required by any Financing Party, a beneficial ownership certificate (substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association) in respect of any of the Company or any of its Subsidiaries that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation (31 C.F.R. § 1010.230);

(xi)
cooperate with and use reasonable best efforts to provide all reasonable assistance to Parent in connection with any steps Parent may determine are necessary or desirable to take to prepay some or all amounts outstanding under the Company’s existing Credit Facility, including (A) preparing and submitting customary notices in respect of any such prepayment;
provided
that such prepayment shall be contingent upon the occurrence of the Closing unless otherwise agreed in writing by the Company, (B) obtaining from the agent a customary payoff letter in respect of the Company’s existing Credit Facility and (C) cooperate in the discharge and release of Liens securing indebtedness referenced in this clause (xi), including obtaining customary lien termination and other instruments of discharge, in each case in a form reasonably acceptable to Parent;

(xii)
to the extent requested by Parent, provide guarantees and facilitate the pledging of collateral and granting of security interests in connection with the Debt Financing (which discharges, releases, guarantees and security interests, for the avoidance of doubt, shall not be required to take effect before the Closing):

(xiii)
as soon as reasonably practical following the receipt of a written request of Parent, as determined by Parent in its sole discretion, (A) commence one or more consent solicitations to the holders of the Company’s Senior Notes, to waive, amend or remove any applicable change of control provisions, defaults or other covenants that would apply in connection with, or otherwise restrict the ability of the parties to consummate, the Merger or the Debt Financing as contemplated in this

Agreement or the Debt Commitment Letters, as applicable (the “
Consent Solicitations
”), (B) commence one or more offers to purchase the Company’s Senior Notes (the “
Debt Offers
”), (C) issue a notice of optional redemption to redeem the Company’ Senior Notes pursuant to the terms thereof (the “
Debt Redemptions
”) or (D) take such other actions as may be permitted or required by the terms of the Company’s Senior Notes to satisfy and discharge, or defease any or all obligations under, the Company’s Senior Notes (the “
Debt Discharge
” and together with the Consent Solicitations, Debt Offers, and Debt Redemptions, the “
Debt Transactions
”), in each case on the terms and conditions specified by Parent (and, for greater certainty, Parent may request any combination of Debt Transactions pursuant to this clause (xiii));
provided
that the Company shall not be required to commence any Debt Transaction until Parent shall have provided the Company with the necessary consent solicitation statement, offer to purchase, related letter of transmittal, supplemental indenture, redemption notice and other related documents in connection therewith;
provided
, further, that Parent shall consult with the Company regarding the timing of any Debt Transaction in light of the regular financial reporting schedule of the Company and the requirements of applicable Law; and

(xiv)
consent to the use of its and its Subsidiaries’ trademarks, trade names and logos in connection with the Debt Financing;
provided
that such trademarks, trade names and logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Company or its Subsidiaries or the Company’s or its Subsidiaries’ reputation or goodwill.

(b)
Notwithstanding the foregoing, none of the Company nor any of its Affiliates shall be required to take or permit the taking of any action pursuant to Section 5.21 that would: (i) require the Company or its Subsidiaries or any of their respective Affiliates or any persons who are officers or directors of such entities to pass resolutions or consents to approve or authorize the execution of the Debt Financing or enter into, execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement (except for the authorization letters contemplated by Section 5.21(a)(v)) in each case, which are not contingent on Closing, (ii) cause any representation, warranty or other provision in this Agreement to be breached by the Company or any of its Affiliates, (iii) require the Company or any of its Affiliates to (x) pay any commitment or other similar fee or (y) incur any other expense, liability or obligation which expense, liability or obligation is not reimbursed or indemnified hereunder in connection with the Debt Financing prior to the Closing, or (z) have any obligation of the Company or any of its Affiliates under any agreement, certificate, document or instrument be effective until the Closing, (iv) cause any director, officer, employee or stockholder of the Company or any of its Affiliates to incur any personal liability, (v) conflict with the Organizational Documents of the Company or any of its Affiliates or any Laws, (vi) reasonably be expected to result in a material violation or material breach of, or a default (with or without notice, lapse of time, or both) under, any Contract to which the Company or any of its Affiliates is a party, (vii) provide access to or disclose information to the extent that the Company or any of its Affiliates determines in good faith would jeopardize any attorney-client privilege or other similar privilege or protection of the Company or any of its Affiliates in respect of such information, or (viii) require the Company to prepare any financial statements or information (other than the Required Financing Information) that are not available to it and prepared in the Ordinary Course of Business consistent with its historic financial reporting practice, with it being further understood that Parent (and not the Company or any of its Affiliates) shall be responsible for the preparation of any pro forma financial statements for the Debt Financing (including, for the avoidance of doubt, any Alternative Financing), including the preparation of any pro forma calculations, any post-Closing or other pro forma cost savings synergies, capitalization, ownership or other pro forma adjustments that may be included therein. Nothing contained in this Section 5.21 or otherwise shall require the Company or any of its Affiliates, prior to the Closing, to be an issuer or other obligor with respect to the Debt Financing. Parent shall, promptly on request by the Company, reimburse the Company and its Affiliates for all reasonable and documented out-of-pocket
costs incurred by them or their Representatives in connection with such cooperation and shall indemnify and hold harmless the Company and its

Affiliates and their respective Representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the Debt Financing, any action taken by them at the request of Parent or its Representatives pursuant to this Section 5.21 and any information used in connection therewith (other than information provided by or on behalf of the Company expressly for use in connection therewith).

(c)
The Parties hereto acknowledge and agree that the provisions contained in this Section 5.21 represent the sole obligation of the Company and its Subsidiaries with respect to cooperation in connection with the arrangement of any financing (including the Debt Financing) to be obtained by Parent with respect to the transactions contemplated by this Agreement, and no other provision of this Agreement shall be deemed to expand or modify such obligations. In no event shall the receipt or availability of any funds or financing (including the Debt Financing) by Parent any of its Affiliates or any other financing or other transactions be a condition to any of Parent’s obligations under this Agreement. Notwithstanding anything to the contrary in this Agreement, the Company’s breach of any of the covenants required to be performed by it under this Section 5.21 shall not be considered in determining the satisfaction of the condition set forth in Section 6.3(b), unless such breach is the primary cause of Parent being unable to consummate, and obtain the proceeds of, the Debt Financing at or prior to Closing.

(d)
All
non-public
or otherwise confidential information regarding the Company or any of its Affiliates obtained by Parent or its Representatives pursuant to this Section 5.21 shall be kept confidential in accordance with the Confidentiality Agreement;
provided
, that Parent shall be permitted to disclose such information to (i) the Financing Parties subject to their confidentiality obligations under the Debt Commitment Letters and the definitive documentation evidencing the Debt Financing and (ii) otherwise to the extent necessary and consistent with customary practices in connection with the Debt Financing subject to customary confidentiality arrangements reasonably satisfactory to the Company.

5.22	Debt Financing.

(a)
Parent shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its reasonable best efforts, to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary to obtain the Debt Financing on the conditions described in the Debt Commitment Letters, including by (i) maintaining in effect the Debt Commitment Letters (subject to any amendment, replacement, supplement, termination modification or waiver permitted elsewhere under this Section 5.22), (ii) negotiating and entering into (on or prior to the Closing Date) definitive agreements with respect to the Debt Financing including any joinder agreements, indentures, or credit agreements entered into in connection therewith (the “
Definitive Agreements
”), that are (A) consistent with the conditions contained in the Debt Commitment Letters (including, as necessary, the “flex” provisions contained in any related fee letter)) or (B) on terms that, with respect to conditionality, are not less favorable to Parent (taken as a whole), (iii) satisfying (or obtaining a waiver of) all conditions in the Debt Commitment Letters and the Definitive Agreements that are applicable to and within the reasonable control of Parent and are necessary to enable the consummation of the Debt Financing concurrently with or prior to Closing, (iv) assuming that all conditions contained in the applicable Debt Commitment Letter have been satisfied, consummating the Debt Financing concurrently with or prior to the Closing, and (v) enforcing its rights under the Debt Commitment Letters, in each case, in a timely and diligent manner;
provided
that, notwithstanding anything in this Agreement to the contrary, (1) nothing in this Section 5.22(a) will limit the ability of Parent or its Subsidiaries to pursue the Debt Financing in any manner not otherwise prohibited by this Agreement and (2) in no event shall Parent or its Subsidiaries be required to pay any fees or any interest rates applicable to the Debt Financing in excess of those contemplated by the Debt Commitment Letters as in effect on the date hereof (including any flex provisions), or agree to any term (including any flex term) less favorable to Parent than such term contained in such Debt Commitment Letters as in effect on the date hereof.

(b)
In the event (x) any portion of the Debt Financing contemplated by the Debt Commitment Letters that is required to fund the Financing Amounts becomes unavailable (including pursuant to the “flex” terms within the Debt Commitment Letters) regardless of the reason therefor, Parent shall promptly notify the Company in writing of such unavailability and shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use their reasonable best efforts, to obtain as promptly as practicable following the occurrence of such event, alternative debt or other financing for any such unavailable portion from alternative sources or (y) Parent decides, in its sole discretion, to replace all or any portion of the Debt Financing with alternative debt or other financing (in each case, an “
Alternative Financing
”), such Alternative Financing shall: (A) be in an amount that, when taken together with the aggregate amount of net proceeds available from the Debt Financing, if any, that remains available and cash and cash equivalents immediately available to Parent at the Closing, is sufficient to pay the Financing Amounts; (B) not be subject to any conditions precedent to funding that are additional to, expand on or are more onerous on the Parent and its Affiliates than, the conditions set forth in the Debt Commitment Letters except any customary conditions for a bridge facility or a bond financing that (taken as a whole) are not materially less favorable to Parent (in the reasonable judgment of Parent) than the conditions (taken as a whole) contained in the Debt Commitment Letters and (C) not have any of the effects described in clauses (2) through (4) of Section 5.22(c). Parent or Merger Sub shall provide the Company, upon reasonable request, with information and documentation regarding the Debt Financing as shall be reasonably necessary or advisable to allow the Company to monitor the progress of the Debt Financing activities. Without limiting the generality of the foregoing, Parent shall notify the Company as soon as reasonably practicable (x) if the Parent becomes aware that there exists any actual or threatened (in writing) material breach, default, repudiation, cancellation or termination of a Debt Commitment Letter or any Definitive Agreement by any Financing Party thereto of which the Parent has become aware or if Parent has received written communication from any Financing Party with respect to any actual material breach, default, repudiation, cancellation or termination of any provision in a Debt Commitment Letter or any Definitive Agreement thereof by any Financing Party thereto or (y) if Parent determines in good faith that it will not be able to obtain any or all of the Debt Financing on the conditions described in the Debt Commitment Letters prior to Closing. Parent shall deliver to the Company true and complete copies of all definitive agreements in connection with an Alternative Financing (provided that such copies may be subject to customary redactions with respect to fee amounts and pricing and other economic terms, including “market flex” provisions, none of which would reasonably be expected to affect the conditionality, enforceability, availability, termination or aggregate principal amount of the Debt Financing or the Debt Commitment Letters). The provisions of this Section 5.22 shall apply to any Alternative Financing mutatis
mutandis
. The foregoing notwithstanding, compliance by Parent with this Section 5.22 shall not relieve Parent of its obligations to consummate the transactions contemplated by this Agreement whether or not the Debt Financing is available.

(c)
Parent and its Subsidiaries shall have the right from time to time to amend, replace, restate, supplement, terminate, or otherwise modify, or waive any right or provision under, any Debt Commitment Letter or Definitive Agreement, including to reduce available funding under or to terminate any such Debt Commitment Letter or Definitive Agreement in order to obtain alternative sources of financing in lieu of all or a portion of the Debt Financing, including by way of one or more offerings of debt or other securities;
provided
that, none of Parent nor any of its Subsidiaries shall (without the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed) consent or agree to any amendment, replacement, supplement, termination or modification to, or any waiver of any provision under, the Debt Commitment Letters or the Definitive Agreements (it being understood that the exercise of any “market flex” provisions set forth in the Initial Debt Commitment Letter (or any similar “market flex” provisions set forth in other Debt Commitment Letters;
provided
that such provisions (taken as a whole) are not materially less favorable to Parent than the “market flex” provisions set forth in the Initial Debt Commitment Letter) shall not be deemed an amendment, replacement, supplement, termination, modification or waiver for this purposes) if such amendment, replacement, supplement, termination, modification or waiver (1) decreases (or has the effect of decreasing) the aggregate amount of the Debt Financing (including, for greater certainty, any Alternative Financing) to an amount that, when taken together with cash or cash equivalents immediately available to Parent and the Company on the Closing Date, would be less than the amount that would be required to pay the Financing Amounts, (2) would reasonably be expected to prevent, materially delay or materially impede the consummation of the Merger or prevent or materially impede the repayment or refinancing of a material portion of any indebtedness of the Company that constitutes “Refinanced Indebtedness” (as defined in the Initial Debt Commitment Letter), in each case, as contemplated by this Agreement, (3) materially adversely impacts the ability of Parent to enforce its rights against the other parties to the Debt Commitment Letters or the Definitive Agreements as so amended, replaced, supplemented or otherwise modified, (4) imposes material obligations on the Company or any of its Subsidiaries that would be effective prior to Closing, or (5) adds new (or adversely modifies in any material respect any existing) conditions precedent to the consummation of all or any portion of the Debt Financing (except any customary conditions for a bridge facility or a bond financing that (taken as a whole) are not (in the reasonable judgment of Parent) materially less favorable to Parent than the conditions (taken as a whole) contained in the Debt Commitment Letters);
provided
, that, notwithstanding the foregoing or anything else in the Agreement to the contrary, Parent and its Subsidiaries may amend, replace, supplement and/or modify any of the Debt Commitment Letters or Definitive Agreements to add or appoint, as applicable, lenders, arrangers, bookrunners, underwriters, agents, syndication agents or similar entities as parties thereto who had not executed the Debt Commitment Letters as of the date of this Agreement, provide for the assignment and reallocation of a portion of the financing commitments contained therein and to grant customary approval rights to such additional entities in connection with their addition or appointment or increase the amount of commitments under the Debt Commitment Letters or any or Definitive Agreements. Upon executing any amendment, supplement or modification of the Debt Commitment Letters, Parent shall, as soon as reasonably practicable (and in any event, within two (2) Business Days), provide a copy thereof to the Company (provided that such copy may be subject to customary redactions with respect to fee amounts, pricing and other economic terms, including “market flex” provisions, none of which redacted provisions would reasonably be expected to affect the conditionality, enforceability, availability, termination or aggregate principal amount of the Debt Financing contemplated by such Debt Commitment Letters) and, to the extent such amendment, supplement or modification has been made in compliance with this Section 5.22(c), the terms: (x) “
Debt Commitment Letters
” and “
Definitive Agreements
” shall mean the Debt Commitment Letters or Definitive Agreements, as applicable, in each case as so amended, replaced, supplemented or modified and (y) “
Debt Financing
” shall be deemed to include, in whole or in part (as applicable), the amended or modified financing, or the replacement or substituted financing contemplated thereunder. Notwithstanding the foregoing, compliance by Parent with this Section 5.22(c) shall not relieve Parent of its obligation to consummate the transactions contemplated by this Agreement whether or not the Debt Financing is available. To the extent Parent obtains Alternative Financing pursuant to this Section 5.22(c), all references in this Agreement to (i) the “
Debt Financing
,” shall be deemed to include such Alternative
Financing
and (ii) “
Debt Commitment Letters
” or “
Definitive Agreements
”, as applicable, shall be deemed to include the applicable commitment or similar letter(s) and any related fee letter(s), or underwriting, agency or purchase agreement or credit agreement, or other definitive documentation for such Alternative Financing.
ARTICLE 6
CONDITIONS TO THE MERGER

6.1	Conditions to Obligation of Each Party to Effect the Merger.
The respective obligations of each Party to effect the Merger shall be subject to the satisfaction (or waiver by Parent and the Company to the extent permitted by applicable Law) at or prior to the Closing of the following conditions:

(a)	The Company Stockholder Approval shall have been obtained.

(b)	The Parent Shareholder Approval shall have been obtained.

(c)
The US Registration Statement shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the US Registration Statement shall have been issued by the SEC and remain in effect and no Action to that effect shall have been commenced by the SEC, unless subsequently withdrawn.

(d)	No Governmental Entity of competent jurisdiction shall have enacted, issued or promulgated any Law that remains in effect that prohibits or makes illegal the consummation of the Merger.

(e)
The approvals by the Antitrust Authorities under the Antitrust Laws set forth in
Schedule A
(the “
Required Antitrust Approvals
”) shall have been made or obtained by the Antitrust Authorities, or deemed obtained as a result of the expiration of all statutory waiting periods in respect thereof, as required.

(f)
The Parent Common Shares to be issued to the Company stockholders in accordance with this Agreement shall have been conditionally approved for listing on the NYSE or Nasdaq, subject to official notice of issuance, and the TSX, subject to customary listing requirements.

6.2	Conditions to Obligation of the Company to Effect the Merger.
The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver by the Company to the extent permitted by applicable Law) of the following conditions:

(a)
(i) the representations and warranties of Parent and Merger Sub set forth in Section 4.12(a) (after giving effect to the lead-in
in Article 4) shall be true and correct in all respects at and as of the date of this Agreement and at and as of Closing, as if made at and as of such time;

(ii) the representations and warranties of Parent and Merger Sub set forth in Section 4.2(a) (after giving effect to the lead-in
in Article 4) shall be true and correct, at and as of the date of this Agreement and at and as of Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), in each case, except for de minimis
inaccuracies;
(iii) the representations and warranties of Parent and Merger Sub set forth in the first sentence of Section 4.1(a), Section 4.2(b), Section 4.3(a), Section 4.3(b), Section 4.3(d)(i)(A) and Section 4.19 (after giving effect to the lead-in
in Article 4) shall be true and correct in all material respects, at and as of the date of this Agreement and at and as of Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and
(iv) the other representations and warranties of Parent and Merger Sub set forth in Article 4 (after giving effect to the lead-in
in Article 4) shall be true and correct at and as of the date of this Agreement and at and as of Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to this clause (iv) where the failure of such representations and warranties to be so true and correct would not have or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;
provided
, that for the purposes of this Section 6.2(a)(iv), all representations and warranties shall be read without giving effect to any limitation indicated by the words “Parent Material Adverse Effect”, “in all material respects”, “in any material respect”, “material”, “materiality” or other similar words.

(b)
Parent and Merger Sub shall have performed in all material respects all obligations and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by them prior to the Closing.

(c)
Since the date of this Agreement, there shall not have occurred any event, change, occurrence, effect or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d)
Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied.

6.3
Conditions to Obligations of Parent and Merger Sub to Effect the Merger.
The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver by Parent to the extent permitted by applicable Law) of the following conditions:

(a)
(i) the representations and warranties of the Company set forth in Section 3.12(a) (after giving effect to the lead-in
in Article 3) shall be true and correct in all respects at and as of the date of this Agreement and at and as of Closing, as if made at and as of such time;

(ii) the representations and warranties of the Company set forth in Section 3.2(a) (after giving effect to the lead-in
in Article 3) shall be true and correct, at and as of the date of this Agreement and at and as of Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), in each case, except for de minimis
inaccuracies;
(iii) the representations and warranties of the Company set forth in the first sentence of Section 3.1(a)(i), Section 3.2(c)(ii), Section 3.3(a), Section 3.3(b), Section 3.3(d)(i)(A), and Section 3.26 (after giving effect to the lead-in
in Article 3) shall be true and correct in all material respects, at and as of the date of this Agreement and at and as of Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and
(iv) the other representations and warranties of the Company set forth in Article 3 (after giving effect to the lead-in
in Article 3) shall be true and correct at and as of the date of this Agreement and at and as of Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to this clause (iv) where the failure of such representations and warranties to be so true and correct would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;
provided
, that for the purposes of this Section 6.3(a)(iv), all representations and warranties shall be read without giving effect to any limitation indicated by the words “Company Material Adverse Effect”, “in all material respects”, “in any material respect”, “material”, “materiality” or other similar words.

(b)
The Company shall have performed in all material respects all obligations and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it prior to the Closing.

(c)
Since the date of this Agreement, there shall not have occurred any event, change, occurrence, effect or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)
The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c) have been satisfied.

6.4	Frustration of Closing Conditions.
No Party hereto may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s material breach of any covenant or agreement of this Agreement.

ARTICLE 7
TERMINATION

7.1	Termination or Abandonment.
This Agreement may be terminated and abandoned prior to the Effective Time, whether before or after any approval by the stockholders of the Company or the shareholders of Parent of the matters presented in connection with the Merger (with any termination by Parent also being an effective termination by Merger Sub):

(a)	by the mutual written consent of the Company and Parent;

(b)	by either the Company or Parent, if:

(i)
(A) the Effective Time shall not have occurred on or before October 24, 2022 (the “
End Date
”);
provided
, that the End Date will be automatically extended for thirty (30) days if the conditions set forth in Section 6.1(e) have not been satisfied or the Debt Financing has not been obtained on or prior to the End Date;
provided
,
further
, that if the Marketing Period has started within fifteen (15) calendar days of the End Date but has not ended or will not end on or prior to the End Date, the End Date will be automatically extended to the next Business Day after the last scheduled day of such Marketing Period;
provided
,
further
, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to a Party if the failure of the Closing to occur by the End Date is due to the failure of the Party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such Party set forth herein;

(ii)
any court or Governmental Entity of competent jurisdiction that must grant a Required Antitrust Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable Order permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger, unless the failure to obtain a Required Antitrust Approval is due to the failure of the Party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such Party set forth herein;

(iii)	the Company Stockholder Meeting (including any adjournments or postponements thereof) shall have been held and been concluded and the Company Stockholder Approval shall not have been obtained; or

(iv)	the Parent Shareholder Meeting (including any adjournments or postponements thereof) shall have been held and been concluded and the Parent Shareholder Approval shall not have been obtained;

(c)	by the Company:

(i)
if Parent or Merger Sub shall have breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 6.1 or Section 6.2 and (B) cannot be cured by the End Date or, if curable, is not cured within twenty (20) Business Days following the Company’s delivery of written notice to Parent stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(c)(i) and the basis for such termination;
provided
, this Agreement may not be terminated by the Company pursuant to this Section 7.1(c)(i) if the Company is then in material breach of any representation, warranty, agreement or covenant contained in this Agreement;

(ii)
prior to receipt of the Company Stockholder Approval, in order to enter into a definitive agreement providing for a Company Superior Proposal to the extent permitted by and subject to compliance with the applicable terms and conditions of this Agreement that did not result from a breach of Section 5.5;
provided
, that immediately prior to or contemporaneously with (and as a condition to) the termination of this Agreement, the Company pays to Parent the Company Termination Fee payable pursuant to Section
 7.3(a)(i);

(iii)	prior to receipt of the Parent Shareholder Approval, if (A) the Parent Board shall have effected a Parent Change of Recommendation or (B) Section 5.6 is materially breached; or

(iv)
if (A) all of the conditions set forth in Article 6 have been satisfied (other than (x) conditions which by their nature cannot be satisfied until Closing, but subject to the satisfaction of those conditions at Closing and (y) any conditions set forth in Section 6.2 that have been waived by the Company), (B) Parent and Merger Sub fail to consummate the Closing on the day that the Closing should have been consummated pursuant to Section 1.2 due to the failure of all, or any portion of, the Debt Financing to be funded at Closing for any reason, (C) the Company shall have delivered to Parent an irrevocable written notice confirming that (x) all of the conditions set forth in Article 6 have been satisfied or, with respect to the conditions set forth in Section 6.2, waived and (y) the Company stands ready, willing and able to consummate the Closing, and (D) Parent and Merger Sub fail to consummate the Closing within five (5) Business Days following the later of (x) the date the Closing should have occurred pursuant to Section 1.2 and (y) receipt of the written notice set forth in clause (C);

(d)	by Parent:

(i)
if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 6.1 or Section 6.3 and (B) cannot be cured by the End Date or, if curable, is not cured within twenty (20) Business Days following Parent’s delivery of written notice to the Company stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(d)(i) and the basis for such termination;
provided
, this Agreement may not be terminated by Parent pursuant to this Section 7.1(d)(i) if Parent or Merger Sub is then in material breach of any representation, warranty, agreement or covenant contained in this Agreement;

(ii)
prior to receipt of the Parent Shareholder Approval, in order to enter into a definitive agreement providing for a Parent Superior Proposal to the extent permitted by and subject to compliance with the applicable terms and conditions of this Agreement that did not result from a breach of Section 5.6;
provided
, that immediately prior to or contemporaneously with (and as a condition to) the termination of this Agreement, Parent pays to the Company the Parent Termination Fee payable pursuant to Section 7.3(b)(i); or

(iii)	prior to receipt of the Company Stockholder Approval, if (A) the Company Board shall have effected a Company Change of Recommendation or (B) Section 5.5 is materially breached.

7.2	Notice of Termination; Effect of Termination.
In the event of a valid termination of this Agreement pursuant to Section 7.1, the terminating Party shall forthwith give written notice thereof to the other Parties and this Agreement shall terminate, and the transactions contemplated hereby shall be abandoned, without further action by any of the Parties hereto. In the event of a valid termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Company, Parent, Merger Sub or their respective Subsidiaries or Affiliates, except that: (i) no such termination shall relieve any party of its obligation to pay the Company Termination Fee, the Parent Termination Fee or the Financing Termination Fee, as applicable, if, as and when required pursuant to Section 7.3 or any of its other obligations under Section 7.3 expressly contemplated to survive the termination of this Agreement pursuant to Section 7.3; (ii) no such termination shall relieve any party for liability for such party’s fraud or Willful and Material Breach of any covenant or obligation contained in this Agreement prior to its termination; and (iii) the Confidentiality Agreement, and the provisions of Section 5.3(b), Section 5.4(e), the expense reimbursement and indemnification provisions of Section 5.21(b), this Section 7.2, Section 7.3 and Article 8 shall survive the termination hereof.

7.3	Termination Fees.

(a)	Company Termination Fee.

(i)
If this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii), then the Company shall pay to Parent in consideration of Parent disposing of its rights hereunder (other than those rights set out in Section 7.2), by wire transfer of immediately available funds to an account designated in writing by Parent, a fee of $10,000,000 in cash (the “
Company Termination Fee
”), less any amounts required to be withheld or deducted on account of Taxes.

(ii)
If this Agreement is terminated by Parent pursuant to Section 7.1(d)(iii), then the Company shall pay to Parent in consideration of Parent disposing of its rights hereunder (other than those rights set out in Section 7.2), by wire transfer of immediately available funds to an account designated in writing by Parent, the Company Termination Fee, less any amounts required to be withheld or deducted on account of Taxes, such payment to be made concurrently with such termination.

(iii)
If (A) after the date of this Agreement, a Company Alternative Proposal (substituting in the definition thereof “50%” for “20%” and for “80%” in each place each such phrase appears) is publicly proposed or publicly disclosed prior to, and is not publicly withdrawn at least two (2) Business Days prior to, the Company Stockholder Meeting (a “
Company Qualifying Transaction
”), (B) this Agreement is terminated by (1) the Company or Parent pursuant to Section 7.1(b)(i) prior to the receipt of the Company Stockholder Approval or pursuant to Section 7.1(b)(iii) or (2) Parent pursuant to Section 7.1(d)(i), and (C) concurrently with or within twelve (12) months after such termination, the Company (1) consummates a Company Qualifying Transaction or (2) enters into a definitive agreement providing for a Company Qualifying Transaction and later consummates such Company Qualifying Transaction, then the Company shall pay to Parent in consideration of Parent disposing of its rights hereunder (other than those rights set out in Section 7.2), by wire transfer of immediately available funds to an account designated in writing by Parent, the Company Termination Fee, less any amounts required to be withheld or deducted on account of Taxes, such payment to be made within three (3) Business Days after the consummation of such Company Qualifying Transaction.

(iv)
Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages to the extent permitted herein, in no event shall the Company be required to pay the Company Termination Fee more than once.

(b)	Parent Termination Fee; Financing Termination Fee .

(i)
If this Agreement is terminated by Parent pursuant to Section 7.1(d)(ii), then Parent shall pay or cause to be paid to the Company in consideration of the Company disposing of its rights hereunder (other than those rights set out in Section 7.2), a fee of $20,000,000 (the “
Parent Termination Fee
”), less any amounts required to be withheld or deducted on account of Taxes.

(ii)
If this Agreement is terminated by the Company pursuant to Section 7.1(c)(iii), then Parent shall pay or cause to be paid to the Company in consideration of the Company disposing of its rights hereunder (other than those rights set out in Section 7.2), the Parent Termination Fee, less any amounts required to be withheld or deducted on account of Taxes, such payment to be made within three (3) Business Days after such termination.

(iii)
If (A) after the date of this Agreement, a Parent Alternative Proposal (substituting in the definition thereof “50%” for “20%” and for “80%” in each place each such phrase appears) is publicly proposed or publicly disclosed prior to, and is not publicly withdrawn at least two (2) Business Days prior to, the Parent Shareholder Meeting (a “
Parent Qualifying Transaction
”), (B) this Agreement is terminated by (1) the Company or Parent pursuant to Section 7.1(b)(i) prior to the receipt of the Parent Shareholder Approval or pursuant to Section 7.1(b)(iv) or (2) the Company pursuant to Section 7.1(c)(i) and (C) concurrently with or within twelve (12) months after such termination, Parent (1) consummates a Parent Qualifying Transaction or (2) enters into a definitive agreement providing for a Parent Qualifying Transaction and later consummates such Parent Qualifying Transaction, then Parent shall pay or cause to be paid to the Company in consideration of the Company disposing of its rights hereunder (other than those rights set out in Section 7.2), the Parent Termination Fee, less any amounts required to be withheld or deducted on account of Taxes, such payment to be made after the consummation of such Parent Qualifying Transaction.

(iv)
If this Agreement is terminated by the Company pursuant to Section 7.1(c)(iv), then Parent shall pay or cause to be paid to the Company in consideration of the Company disposing of its rights hereunder (other than those rights set out in Section 7.2), a fee of $30,000,000 (the “
Financing Termination Fee
”), less any amounts required to be withheld or deducted on account of Taxes, such payment to be made within five (5) Business Days after such termination.

(v)
Notwithstanding anything to the contrary herein, but without limiting the right of any Party to recover liabilities or damages to the extent permitted herein, in no event shall Parent be required to pay the Parent Termination Fee or Financing Termination Fee more than once or to pay both the Parent Termination Fee and the Financing Termination Fee.

(c)
Acknowledgements.
Each party acknowledges that the agreements contained in this Section 7.3 are an integral part of this Agreement and that, without Section 7.3(a), Parent would not have entered into this Agreement and that, without Section 7.3(b), the Company would not have entered into this Agreement. Accordingly, if the Company or Parent fails to promptly pay any amount due pursuant to this Section 7.3, the Company or Parent, as applicable, shall pay to Parent or the Company, respectively, all fees, costs and expenses of enforcement (including attorneys’ fees as well as expenses incurred in connection with any action initiated seeking such payment), together with interest on the amount of the Company Termination Fee, the Parent Termination Fee or the Financing Termination Fee, as applicable, at the prime lending rate as published in the
Wall Street Journal
, in effect on the date such payment is required to be made, plus six percent (6%). Notwithstanding anything to the contrary in this Agreement, the Parties hereby acknowledge that in the event that the Company Termination Fee, the Parent Termination Fee or the Financing Termination Fee becomes payable by, and is paid by, the Company to Parent or Parent to the Company, as applicable, such Company Termination Fee, as applicable, with respect to Parent, or such Parent Termination Fee or Financing Termination Fee, as applicable with respect to the Company, shall be the receiving Party’s sole and exclusive remedy pursuant to this Agreement. The Parties further acknowledge that none of the Company Termination Fee, the Parent Termination Fee or the Financing Termination Fee shall constitute a penalty but is in consideration for a disposition of the rights of the recipient under this Agreement and represents liquidated damages, in a reasonable amount that will compensate Parent or the Company, as applicable, in the circumstances (which do not involve fraud or Willful and Material Breach by the other Party of this Agreement) in which the Company Termination Fee, the Parent Termination Fee or the Financing Termination Fee, as applicable, is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. The Parties further acknowledge that the right to receive the Company Termination Fee, the Parent Termination Fee or the Financing Termination Fee, as applicable, shall not limit or otherwise affect any such Party’s right to specific performance as provided in Section 8.5. Notwithstanding anything to the contrary in this Agreement, but subject to the specific performance remedies set forth in Section 8.5, (x) upon Parent’s receipt of the full Company Termination Fee (and any other amounts contemplated by this Agreement), pursuant to this Section 7.3 in circumstances in which the Company Termination Fee is payable, none of the Company, any Company Subsidiary or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, except for Willful and Material Breach by the Company or fraud and

(y) upon the Company’s receipt of the full Parent Termination Fee or Financing Termination Fee, as applicable (and any other amounts contemplated by this Agreement), pursuant to this Section 7.3 in circumstances in which the Parent Termination Fee or Financing Termination Fee is payable, none of Parent, any Subsidiary of Parent (including the Merger Sub) or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, except for Willful and Material Breach by Parent or fraud.
ARTICLE 8
MISCELLANEOUS

8.1	No Survival of Representations and Warranties.
None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Merger, except for covenants and agreements that contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.

8.2	Expenses.
Except as set forth in Section 5.3, Section 5.13, Section 5.21, Section 5.22 or Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the Party incurring or required to incur such expenses, except that all filing fees paid by any Party in respect of the regulatory filing under the Antitrust Laws shall be borne equally by Parent and the Company.

8.3	Counterparts; Effectiveness.
This Agreement may be executed in counterparts (including by facsimile, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document), each of which shall be an original, with the same effect as if the signatures thereto and hereto were on the same instrument. This Agreement shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, facsimile, electronic mail or otherwise as authorized by the prior sentence) to the other Parties.
8.4
Governing Law; Jurisdiction.
This Agreement shall be deemed to be made in and in all respects shall be governed by, interpreted and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In addition, each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery or (if and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division)
provided
that if the subject matter over the matter is the subject of the action or proceeding is vested exclusively in the United States federal courts, such action or proceeding shall be heard in the United States District Court for the District of Delaware (the “
Chosen Courts
”). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Chosen Courts and agrees that it shall not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Chosen Courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the Chosen Courts, (b) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the Action in such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party hereto irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 8.4 in the manner provided for notices in Section 8.7. Nothing in this Agreement shall affect the right of any Party hereto to serve process in any other manner permitted by applicable Law.
8.5
Specific Enforcement.

(a)
The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each Party agrees that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching
Party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to obtain (i) a decree or Order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach.

(b)
While the Company may pursue both a grant of specific performance under this Section 8.5 and the payment of the Financing Termination Fee under Section 7.3(b)(iv), under no circumstances shall the Company be permitted or entitled to receive both (i) a grant of specific performance that permits the consummation of the transactions contemplated by this Agreement, including the Merger, in accordance with the terms of this Agreement and

(ii)	monetary damages in connection with this Agreement or any termination of this Agreement, including all or any portion of the Financing Termination Fee.

(c)
Each Party further agrees that no Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

8.6	WAIVER OF JURY TRIAL.
EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 8.6.

8.7	Notices.
Any notice required to be given hereunder shall be sufficient if in writing, and sent by email by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:
To Parent:
Enerflex Ltd.
1331 Macleod Trail SE, Suite 904
Calgary, Alberta
Canada T2G 0K3
Attention: Marc Rossiter; David Izett
E-mail:

To Merger Sub:
Enerflex US Holdings Inc.
10815 Telge Road
Houston, TX 77095
Attention: Marc Rossiter; David Izett
E-mail:

In each case, with a copy (which shall not constitute notice) to:
Norton Rose Fulbright US LLP
1301 McKinney, Suite 5100
Houston, TX 77010-3095
Attention: Brian P. Fenske
E-mail:

To the Company:
Exterran Corporation
11000 Equity Drive
Houston, TX 77041
Attention: Andrew J. Way; Kelly M. Battle
Email:

with a copy (which shall not constitute notice) to:
King & Spalding LLP
1180 Peachtree St NE
Atlanta, GA 30309
Attention: Keith Townsend; Robert J. Leclerc
Email:

or to such other address as a party shall specify by written notice so given, and such notice shall be deemed to have been delivered (a) when received when sent by email;
provided
, that the recipient confirms in writing its receipt thereof, (b) on proof of service when sent by reliable overnight delivery service, (c) on personal delivery in the case of hand delivery or (d) on receipt of the return receipt when sent by certified or registered mail. Any Party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this Section 8.7;
provided
, that such notification shall only be effective on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

8.8	Assignment; Binding Effect.
Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement shall be binding on and shall inure to the benefit of the Parties hereto and their respective successors and assigns.

8.9	Severability.
Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

8.10	Entire Agreement; No Third-Party Beneficiaries.
This Agreement (including the exhibits and schedules hereto), the Company Voting Agreements, the Parent Voting Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof. Except for the provisions of Article 2 (which, from and after the Effective Time, shall be for the benefit of holders of the Company Common Stock (including Company Equity Awards) as of immediately prior to the Effective Time), Section 5.13 (which, from and after the Effective Time, shall be for the benefit of the Indemnified Parties and each of their respective heirs) and Section 8.15 (which shall be for the benefit of the Financing Parties), this Agreement is for the sole benefit of the Parties hereto and their permitted assigns and nothing herein is intended to and shall not confer on any Person other than the Parties hereto any rights or remedies hereunder. The representations and warranties in this Agreement are the product of negotiations among the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.11 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the Knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. The Company Disclosure Schedules and the Parent Disclosure Schedules, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.

8.11	Amendments; Waivers.
At any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval and the Parent Shareholder Approval, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective;
provided
, that (a) after receipt of the Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the NYSE or Nasdaq, as applicable require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company and (b) after receipt of the Parent Shareholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the NYSE or Nasdaq, as applicable, or the TSX require further approval of the shareholders of Parent, the effectiveness of such amendment or waiver shall be subject to the approval of the shareholders of Parent. The foregoing notwithstanding, no failure or delay by any party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

8.12	Headings.
Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.13	Interpretation.
When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this

Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all references herein to “$” or “dollars” shall be to U.S. dollars. Except as otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement defined or referred to herein or in any schedule that is referred to herein means such agreement as from time to time amended, modified or supplemented, including by waiver or consent, together with any addenda, schedules or exhibits to, any purchase orders or statements of work governed by, and any “terms of services” or similar conditions applicable to, such agreement. Any specific Law defined or referred to herein or in any schedule that is referred to herein means such Law as from time to time amended and to any rules or regulations promulgated thereunder. When a reference is made in this Agreement to “Company stockholders,” such reference shall be to the record and/or beneficial Company stockholders as the context requires. When a reference is made in this Agreement to “Parent shareholders,” such reference shall be to the record and/or beneficial Parent shareholders as the context requires. Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

8.14	Obligations of Merger Sub and Subsidiaries.
Whenever this Agreement requires Merger Sub or any other Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub or such Subsidiary, as applicable, to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action, and after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

8.15	Financing Provisions.
Notwithstanding anything in this Agreement to the contrary (other than the last sentence of this Section 8.15), the Company, on behalf of itself, its Subsidiaries and each of their respective Affiliates and each of their respective Affiliates’ stockholders, partners, members, officers, directors, employees, controlling persons, agents and representatives (collectively, the “
Seller Related Parties
”), hereby: (a) agrees that, except as otherwise provided in any agreement relating to Debt Financing, any legal action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Parties, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing (including the Debt Commitment Letters) or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof and each Seller Related Party hereto irrevocably submits itself and its property with respect to any such legal action to the exclusive jurisdiction of such court, and agrees not to bring or support any such legal action against any Financing Party in any forum other than such courts, agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 8.7 shall be effective service of process against it for any such action brought in such court, waives and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by law, (b) agrees that any such legal action shall be governed by the Laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the Laws of another state), except as otherwise provided in any agreement relating to the Debt Financing, (c) agrees that none of the Financing Parties shall have any liability to any Seller Related Party relating to or arising out of this Agreement, the Debt Commitment Letters, any Definitive Agreements, the Debt Financing or the transactions contemplated hereby and no Seller Related Party shall have any rights or claims against any Financing Party in connection with this Agreement, the Debt Financing or any transactions contemplated hereby or thereby, (d) agrees that only Parent or Merger Sub (including their respective permitted successors and assigns under the Debt Commitment Letters) shall be permitted to bring any claim (including any claim for specific performance) against a Financing Party for failing to satisfy any obligation to fund the Debt Financing pursuant to the terms of the Debt Commitment Letters and that neither the Company nor any of its Subsidiaries shall be entitled to seek the remedy of specific performance with respect to Parent’s rights under the Debt Commitment Letters against the Financing Parties party thereto, (e) agrees in no event will any Financing Party be liable for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business, or anticipated savings), or damages of a tortious nature in connection with this Agreement, the Debt Financing (including the Debt Commitment Letters) or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, and (f) agrees that the Financing Parties are express third party beneficiaries of, and may enforce, any of the provisions of this Section 8.15 and that this Section 8.15 shall expressly inure to the benefit of the Financing Parties and the Financing Parties shall be entitled to rely on and enforce the provisions of this Section 8.15 and that this Section 8.15 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of this Section 8.15) may not be amended, supplemented, modified or waived in a manner that is adverse in any respect to any Financing Party without the written consent of such Financing Party. Notwithstanding anything herein to the contrary, each Seller Related Party hereby irrevocably waives, to the fullest extent permitted by law, all rights of trial by jury in any action, proceeding, or counterclaim (whether based upon contract, tort or otherwise) arising out of or relating to this Agreement, the Debt Financing or any of the other transactions contemplated hereby or thereby, including in any action, proceeding or counterclaim against any Financing Party. Notwithstanding the foregoing, nothing in this Section 8.15 shall in any way limit or modify the rights and obligations of Parent (under this Agreement, the Debt Commitment Letter or otherwise) or any Financing Party’s obligations to Parent (under the Debt Commitment Letter or otherwise).
8.16
Definitions.
For purposes of this Agreement, the following terms (as capitalized below) shall have the following meanings when used herein:
“
Action
” means a claim, action, suit, investigation, examination, audit, hearing, charge, complaint, indictment, or proceeding, whether civil, criminal, or administrative, in each case, by or before any Governmental Entity.
“
Affiliates
” means, with respect to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “
control
” (including, with its correlative meanings, “
controlled by
” and “
under common control with
”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.
“
Antitrust Authorities
” means the relevant competition authorities in the jurisdictions listed in
Schedule A
attached hereto.
“
Antitrust Laws
” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, and all other applicable supranational, national, federal, state, county, local or foreign antitrust, competition, merger control, foreign direct investment control or trade statutes, rules, regulation, Orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, regulate foreign investments, in the U.S. and in other
non-U.S.
jurisdictions where the Company and its Subsidiaries conduct business or the Laws of which any of their respective businesses or properties is bound by.

“
Business Day
” means any day other than a Saturday, Sunday or a day on which the banks in New York, New York or Calgary, Canada, are authorized by law or executive order to be closed.
“
Canadian Securities Administrators
” means the Alberta Securities Commission and any other applicable securities commission or securities regulatory authority of a province or territory of Canada.
“
Canadian Securities Laws
” means the
Securities Act
(Alberta) and all other applicable securities Laws, rules and regulations, instruments, notices, blanket orders and policies published and/or promulgated thereunder or under the securities Laws of any other province or territory of Canada, and the rules and policies of the TSX, as amended from time to time prior to the Effective Time.
“
CITA
” means the Income Tax Act (Canada) and the rules and regulations promulgated thereunder, as amended.
“
Company Benefit Plan
” means each “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and each other plan, policy, program, practice, agreement, understanding or arrangement providing compensation or other benefits to any current or former director, officer, employee or individual consultant, which are maintained, sponsored or contributed to by the Company or any of its Subsidiaries, or under which the Company or any of its Subsidiaries has any material obligation or liability, contingent or otherwise, including any employee or director bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, medical, health, dental, life insurance, disability, accident, supplemental unemployment or retirement, or other employee benefits or remuneration of any kind, including each employment, termination, severance, retention, change of control, or consulting or independent contractor plan, program, arrangement, or agreement in each case whether written or unwritten or otherwise, funded or unfunded, insured or self-insured, but shall not include any
Non-U.S.
Plan.
“
Company Common Stock
” means the common stock, par value $0.01 per share, of the Company.
“
Company Equity Awards
” means Company Restricted Share Awards and Company Performance Share Awards.
“
Company IT Assets
” means all IT Assets owned or purported to be owned by the Company or any of its Subsidiaries.
“
Company Labor Agreement
” means any collective bargaining agreement or other agreement with a labor or trade union, works council or like organization that the Company or any of its Subsidiaries is a party to or otherwise bound by.
“
Company Material Adverse Effect
” means an event, change, circumstance, fact, condition, occurrence, effect or development that has, or would reasonably be expected to have, a material adverse effect on (x) the business, operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole or (y) would or may reasonably be expected to, prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement (including the Merger), but, in the case of each of clauses (x) and (y), shall not include events, changes, occurrences, effects or developments relating to or resulting from (a) changes in general economic or political conditions or the securities, equity, credit or financial markets in general, or changes in or affecting domestic or foreign interest or exchange rates, (b) any decline in the market price or trading volume of the Company Common Stock or any change in the credit rating of the Company or any of its securities (
provided
, that the facts and circumstances underlying any such decline or change may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by the definition thereof), (c) changes or developments in the industries in which the Company or its Subsidiaries operate, (d) changes in Law or interpretations thereof or enforcement thereof after the date of this Agreement, (e) the execution, delivery or performance of this Agreement or the public announcement or pendency or consummation of the Merger or other transactions contemplated hereby, including the impact thereof on the relationships of the Company or any of its Subsidiaries with employees, partnerships, customers or suppliers or Governmental Entities, (f) compliance with the terms of, or the taking or omission of any action required by, this Agreement or consented to (after disclosure to Parent of all material and relevant facts and information) or requested by Parent in writing, (g) any act of civil unrest, civil disobedience, war, terrorism, cyberterrorism, military activity, sabotage or cybercrime, including an outbreak or escalation of hostilities involving the United States or any other Governmental Entity or the declaration by the United States or any other Governmental Entity of a national emergency or war, or any worsening or escalation of any such conditions threatened or existing on the date of this Agreement, (h) any hurricane, tornado, flood, earthquake, natural disasters, acts of God or other comparable events, (i) any pandemic, epidemic or disease outbreak (including
COVID-19)
or other comparable events, (j) changes in generally accepted accounting principles or the enforcement thereof after the date of this Agreement, (k) any litigation relating to or resulting from this Agreement or the transactions contemplated hereby or (l) any failure to meet internal or published projections, forecasts, guidance or revenue or earning predictions; (
provided
, that the facts and circumstances underlying any such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by the definition thereof); except, with respect to clauses (a), (c), (d), (g), (h), (i), and (j), if the impact thereof is materially and disproportionately adverse to the Company and its Subsidiaries, taken as a whole, relative to the impact thereof on the operations in the industry that the Company and other participants conduct business, the incremental material disproportionate impact may be taken into account in determining whether there has been a Company Material Adverse Effect.
“
Compliant
” means, with respect to the Required Financing Information, that: (a) the Required Financing Information does not contain any untrue statement of a material fact regarding the Company or any of its Subsidiaries or omit to state any material fact regarding the Company or any of its Subsidiaries necessary in order to make the Required Financing Information not misleading, in light of the circumstances under which the statements contained in the Required Financing Information are made; (b) the financial statements described in clause (a) of the definition of “Required Financing Information” are compliant in all material respects with all requirements of Regulation
S-X
promulgated by the SEC applicable to offerings of debt securities on a registration statement on Form
S-1
that are applicable to such financial statements (other than such provisions for which compliance is not customary in a Rule 144A offering of high yield debt securities); (c) the Company’s independent auditors shall not have withdrawn, or advised the Company that they intend to withdraw, any audit opinion with respect to any audited financial statements contained in the Required Financing Information, in which case such financial information shall not be deemed to be Compliant pursuant to this clause (c) (unless and until a new unqualified audit opinion has been received in respect thereof from such auditors or another nationally recognized independent registered accounting firm of national standing); (d) in connection with any Debt Financing involving the offering of debt securities, the Company’s independent registered public accounting firm shall have consented to the use of its audit opinions with respect to any Required Financing Information audited by such firm and shall have confirmed that they are prepared to issue customary comfort letters, including customary negative assurance, upon the “pricing” of such debt securities and throughout the period ending on the last day of the Marketing Period (subject to the completion by such accountants of customary procedures relating thereto); and (e) the Company shall have not been informed by such independent registered public accounting firm of the Company that it is required to restate, and the Company has not restated (or is not actively considering any such restatement;
provided
, that such Required Financing Information shall be deemed to be Compliant pursuant to this clause (e) when the Company informs Parent in writing that it has concluded that no restatement is required in accordance with GAAP) any financial statements contained in the Required Financing Information;
provided
,
further
, that if any such restatement occurs, the Required Financing Information shall be deemed to be Compliant pursuant to this clause (e) if and when such restatement has been completed and the relevant financial statements have been amended and delivered to Parent.
“
Contract
” means any legally binding, written or oral contract, note, bond, mortgage, indenture, deed of trust, lease, commitment, agreement, concession, arrangement or other obligation;
provided
, that “Contracts” shall not include any Company Benefit Plan or Parent Benefit Plan.

“
COVID-19
” means
SARS-CoV-2
or
COVID-19,
and any evolutions or variants thereof or related or associated epidemics, pandemic or disease outbreaks.
“
COVID-19
Measures
” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, decree, judgment, injunction or other Order, directive, guidelines or recommendations by any Governmental Entity or industry group in connection with or in response to
COVID-19,
including the Coronavirus Aid, Relief, and Economic Security Act (CARES Act).
“
Credit Facility
” means the Second Amended and Restated Credit Agreement, dated as of October 9, 2018, by and among Exterran Corporation, Exterran Energy Solutions, L.P., the guarantors party thereto, Wells Fargo Bank, National Association, as Administrative Agent, and the other parties thereto (as the same may be amended, restated or otherwise modified from time to time).
“
delivered to Parent” or “made available to Parent
” means provided by the Company or its Representatives to Parent or its Representatives (a) in the virtual data room maintained by Intralinks prior to the date of this Agreement (including in any “clean room” or as otherwise provided on an “outside counsel” only basis), (b) via electronic mail or in physical form in person prior to the date of this Agreement (including materials provided to outside counsel), or (c) filed or furnished with the SEC prior to the date of this Agreement, except where reference is made to an item being made available to Parent prior to Closing in which case, the term means provided by the Company or its Representatives to Parent or its Representatives prior to Closing.
“
DOJ
” means the United States Department of Justice.
“
Environmental Law
” means any Law relating to (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release, discharge or disposal of Hazardous Substances, in each case as in effect at the date of this Agreement.
“
ERISA
” means the Employee Retirement Income Security Act of 1974.
“
ERISA Affiliate
” means each employer, trade or business (whether or not incorporated) or any other Person that, together with the Company or Parent or any of their respective Subsidiaries, as applicable, would be treated as a “single employer” for purposes of Section 414 of the Code.
“
Excepted Stockholder
” means any stockholder of the Company that would be a “five percent transferee shareholder” of Parent within the meaning of Treasury Regulations
Section 1.367(a)-3(c)(5)(ii)
following the Merger that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulations
Section 1.367(a)-8(c).
“
Exchange Act
” means the Securities Exchange Act of 1934.
“
Exchange Ratio
” means 1.021.
“
Financing Parties
” means each Person (including each agent, arranger, lender, underwriter, investor or other entity that has committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing or any other financing in connection with the transactions contemplated hereby) that at the applicable time has committed, or proposes, to provide or arrange any part of the Debt Financing or such other financing (including, for greater certainty, any Alternative Financing) to Parent or any of its Subsidiaries pursuant to a Debt Commitment Letter, a Definitive Agreement or other agreement in connection with the transactions contemplated hereby, as applicable, and their respective Representatives, Affiliates and their and their respective Affiliates’ officers, directors, employees, controlling persons, agents and representatives and their respective successors and assigns;
provided
, that neither Parent nor any Affiliate thereof shall be a Financing Party.

“
FTC
” means the United States Federal Trade Commission.
“
GAAP
” means United States generally accepted accounting principles.
“
Government Official
” means any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity.
“
Hazardous Substance
” means any substance presently listed, defined, regulated, designated or classified as hazardous, toxic, radioactive or dangerous under any Environmental Law, including any substance to which exposure is regulated by any Governmental Entity or any Environmental Law, including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product
thereof, radon, radioactive material, asbestos or asbestos-containing material, urea formaldehyde, foam insulation, per-
and polyfluoroalkyl substances or polychlorinated biphenyls.
“
HSR Act
” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“
IFRS
” means International Financial Reporting Standards as issued by the International Accounting Standards Board.
“
Intellectual Property
” means all intellectual property rights or other proprietary rights arising under the Laws of any jurisdiction or existing anywhere in the world associated with: (a) patents and patent applications and industrial design registrations and applications, and all continuations, divisionals, continuations-in-part,
reissues or
re-examinations
and patents issuing thereon; (b) trademarks, service marks, trade dress, logos, corporate names, trade names, symbols, Internet domain names, and other similar identifiers of origin, in each case, whether or not registered and any and all applications and registrations therefor and the good will associated therewith and symbolized thereby; (c) copyrights, copyright registrations and applications, published and unpublished works of authorship, whether or not copyrightable, copyrights in and to the foregoing, together with all common law rights and moral rights therein, and any applications and registrations therefor; (d) domain names, uniform resource locators, Internet Protocol addresses, social media accounts or user names (including handles), and other names, identifiers and locators associated with any of the foregoing or other Internet addresses, sites and services; and (e) trade secrets, know-how,
industrial secrets, inventions (whether or not patentable), data and confidential or proprietary business or technical information.
“
IT Assets
” means all of the technology devices, computers, computer systems, software and software platforms, databases, websites, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment used by the Company and its Subsidiaries in connection with the operation of the business of the Company and its Subsidiaries and all data stored therein or processed thereby and all associated documentation.
“
Knowledge
” or “
Known
” means (a) with respect to Parent, the actual knowledge of the individuals listed on Section 8.16(a) of the Parent Disclosure Schedule and (b) with respect to the Company, the actual knowledge of the individuals listed on Section 8.16(b) of the Company Disclosure Schedules, in each of case (a) and (b);
provided
,
however
, that each such individual charged with responsibility for the aspect of the business relevant or related to the matter at issue shall be deemed to have knowledge of a particular matter if, in the prudent exercise of his or her duties and responsibilities in the Ordinary Course of Business, such individual should have known of such matter.
“
Liabilities
” means all debts, liabilities, guarantees, assurances, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability).

“
Lien
” means a lien, mortgage, pledge, security interest, charge, title defect, adverse claims and interests, option to purchase or other encumbrance of any kind or nature whatsoever, but excluding any license of Intellectual Property or any transfer restrictions of general applicability as may be provided under the Securities Act, the “blue sky” Laws of the various States of the United States or similar Law of other applicable jurisdictions.
“
Marketing Period
” means the first period of fifteen (15) consecutive calendar days after the date of this Agreement (a) commencing on the date that is three (3) calendar days after the date on which Parent shall have received the Required Financing Information and (b) throughout which period the Required Financing Information shall remain Compliant;
provided
that if the Required Financing Information fails to be Compliant at any time during the Marketing Period, then the Marketing Period will not be deemed to have commenced and the Marketing Period will only commence when the Required Financing Information is again Compliant;
provided
,
further
that such fifteen (15) consecutive calendar day period shall either be completed on or prior to August 19, 2022 or commence no earlier than September 6, 2022, and shall not include, for purposes of determining the number of consecutive calendar days, July 1, 2022 through July 4, 2022. If the Company in good faith reasonably believes that it has delivered the Required Financing Information, it may deliver to Parent written notice to that effect, stating when it believes it completed the applicable delivery, in which case the Required Financing Information shall be deemed to have been delivered, subject to the provisos in the first sentence of this definition, on the date of the delivery of the applicable notice to Parent (and, if the requirements set forth above as to being Compliant are satisfied, the Marketing Period shall be deemed to have commenced on such date), in each case, unless Parent in good faith reasonably believes that the Company has not completed delivery of the Required Financing Information and within two (2) Business Days after receipt of such notice, Parent specifies in writing to the Company, in reasonable detail, what Required Financing Information was not delivered.
“
Material Subsidiary
” means the entities set forth on Section 8.16(c) of the Company Disclosure Schedules.
“
Nasdaq
” means Nasdaq, Inc.
“
NYSE
” means the New York Stock Exchange.
“
Order
” means any order, writ, decree, judgment, award, injunction, ruling, settlement, notice or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Entity of competent jurisdiction.
“
Ordinary Course of Business
” means, with respect to an action taken by any Person, that such action is in the ordinary course of business of such Person, acting in its own interest as an independent enterprise, consistent with past custom and practice, taking into account any changes to such practices as may have occurred as a result of the outbreak of COVID- 19, including compliance with any
COVID-19
Measures, and any actions reasonably taken or not taken in response to exigent circumstances.
“
Organizational Documents
” means (a) with respect to any Person that is a corporation, its articles or certificate of incorporation, memorandum and articles of association, as applicable, and bylaws, or comparable documents, (b) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement, or comparable documents, (c) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, or comparable documents, (d) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document or comparable documents and (e) with respect to any other Person that is not an individual, its comparable organizational documents.
“Parent Benefit Plan
” means each “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and each other plan, policy, program, practice, agreement, understanding or arrangement providing compensation or other benefits to any current or former director, officer, employee or individual consultant, which are maintained, sponsored or contributed to by Parent or any of its Subsidiaries, or under which Parent or any of its Subsidiaries has any material obligation or liability, contingent or otherwise, including any employee or director bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, medical, health, dental, life insurance, disability, accident, supplemental unemployment or retirement, or other employee benefits or remuneration of any kind, including each employment, termination, severance, retention, change of control, or consulting or independent contractor plan, program, arrangement, or agreement in each case whether written or unwritten or otherwise, funded or unfunded, insured or self-insured.
“
Parent Common Shares
” means the common shares in the capital of Parent.
“
Parent Labor Agreement
” means any collective bargaining agreement or other agreement with a labor or trade union, works council or like organization that Parent or any of its Subsidiaries is a party to or otherwise bound by.
“
Parent Material Adverse Effect
” means an event, change, circumstance, fact, condition, occurrence, effect or development that has, or would reasonably be expected to have, a material adverse effect on (x) the business, operations or condition (financial or otherwise) of Parent and its Subsidiaries, taken as a whole, or (y) would or may reasonably be expected to, prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement (including the Merger), but, in the case of each of clauses (x) and (y), shall not include events, changes, occurrences, effects or developments relating to or resulting from (a) changes in general economic or political conditions or the securities, equity, credit or financial markets in general, or changes in or affecting domestic or foreign interest or exchange rates, (b) any decline in the market price or trading volume of the Parent Common Shares or any change in the credit rating of Parent or any of its securities (
provided
, that the facts and circumstances underlying any such decline or change may be taken into account in determining whether a Parent Material Adverse Effect has occurred to the extent not otherwise excluded by the definition thereof), (c) changes or developments in the industries in which Parent or its Subsidiaries operate, (d) changes in Law or interpretations thereof or enforcement thereof after the date of this Agreement, (e) the execution, delivery or performance of this Agreement or the public announcement or pendency or consummation of the Merger or other transactions contemplated hereby, including the impact thereof on the relationships of the Company or any of its Subsidiaries with employees, partnerships, customers or suppliers or Governmental Entities, (f) compliance with the terms of, or the taking or omission of any action required by, this Agreement or consented to (after disclosure to the Company of all material and relevant facts and information) or requested by the Company in writing, (g) any act of civil unrest, civil disobedience, war, terrorism, cyberterrorism, military activity, sabotage or cybercrime, including an outbreak or escalation of hostilities involving Canada or any other Governmental Entity or the declaration by Canada or any other Governmental Entity of a national emergency or war, or any worsening or escalation of any such conditions threatened or existing on the date of this Agreement (h) any hurricane, tornado, flood, earthquake, natural disasters, acts of God or other comparable events, (i) any pandemic, epidemic or disease outbreak (including
COVID-19)
or other comparable events, (j) changes in IFRS or the interpretation or enforcement thereof after the date of this Agreement, (k) any litigation relating to or resulting from this Agreement or the transactions contemplated hereby; or (l) any failure to meet internal or published projections, forecasts, guidance or revenue or earning predictions; (
provided
, that the facts and circumstances underlying any such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by the definition thereof); except, with respect to clauses (a), (c), (g), (h), (i) and (j), if the impact thereof is materially and disproportionately adverse to the Company and its Subsidiaries, taken as a whole, relative to the impact thereof on the operations in the industry that the Company and other participants conduct business, the incremental material disproportionate impact may be taken into account in determining whether there has been a Parent Material Adverse Effect.
“
Parent Option
” means a compensatory option to purchase Parent Common Shares.
“
Permitted Lien
” means (a) any Lien for Taxes or governmental assessments, charges or claims of payment not yet due or payable, being contested in good faith or for which accruals or reserves have been established in accordance with GAAP or IFRS, as applicable, (b) any Lien that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the Ordinary Course of Business for amounts that are not yet due or that do not materially detract from the value of or materially interfere with the use of any of the assets; (c) zoning, entitlement, building, and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property; (d) covenants, conditions, restrictions, easements, and other similar non-monetary
matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses or that are listed on the applicable title documentation that was delivered to Parent at least five (5) Business Days prior to Closing; (e) Liens the existence of which are disclosed in the notes to the most recent consolidated balance sheet of the Company or Parent, as applicable, or the notes thereto (or securing liabilities reflected on such balance sheet); (f) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; and (g) Liens arising under workers’ compensation, unemployment insurance, social security, retirement, and similar legislation.
“
Person
” or “
person
” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person.
“
Privacy Laws
” means all applicable Laws concerning the privacy, security or the collection, use, processing, storage and transfer of personal information or data, and all rules and regulations promulgated thereunder.
“
Registered
” means, with respect to Intellectual Property, issued by, registered with or the subject of a pending application before any Governmental Entity or Internet domain name registrar.
“
Required Financing Information
” shall mean (a) the financial statements of the Company required by Section 7(b) and 7(d) of Exhibit C to the Initial Debt Commitment Letter (or any analogous section(s) in any amendment, modification, supplement, restatement or replacement thereof to the extent not exceeding the scope and substance of the requirements set forth in the Initial Debt Commitment Letter) as of the Closing Date, (b) all other financial statements and operating, business and other financial data solely regarding the Company and its Subsidiaries of the type and form that are customarily included in an offering memorandum to consummate a Rule
144A-for-life
offering of
non-convertible,
high yield debt securities under Rule 144A promulgated under the 1933 Act (which information is understood not to include (i) financial statements, information and other disclosures required by Rules
3-05,
3-09,
3-10
or
3-16
of Regulation
S-X,
the Compensation Discussion and Analysis or other information required by Item 402 of Regulation
S-K
or the executive compensation and related person disclosure rules related to SEC Release Nos.
33-8732A,
34-54302A
and
IC-27444A,
(ii) financial statements or other financial data (including selected financial data) for any period earlier than December 31, 2019, and (iii) other information or financial data customarily excluded from a Rule 144A offering memorandum;
provided
that the Company shall have no obligation to provide (A) any financial information concerning the Company that the Company does not maintain in the Ordinary Course of Business, (B) any other information with respect to the Company not reasonably available to the Company under its current reporting systems or (C) trade secrets or information to the extent that the provision thereof would violate any Law or obligation of confidentiality binding upon, or waive any privilege that may be asserted by, the Company or any of the Company’s Affiliates unless any such information referred to in clause (A), (B) or (C), (1) is financial information contemplated by the foregoing clause (a) or (2) would be required to ensure that the offering memorandum would not contain any untrue statement of a material fact or omit a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading), (c) if the Marketing Period commences prior to the filing date of an Annual Report on Form
10-K
or a Quarterly Report on Form
10-Q
of the Company but after the end of its corresponding fiscal year or quarter, as applicable, customary “flash” or “recent developments” data, and (d) such other pertinent and customary information regarding the Company and its Subsidiaries as may be reasonably requested by Parent or any of its Subsidiaries to the extent necessary to receive from the Company’s independent accountants customary “comfort” (including “negative assurance” comfort), together with drafts of customary comfort letters that such independent accountants are prepared to deliver upon the “pricing” of any securities, and the closing of the offering thereof with respect to the historical financial information to be included in such offering memorandum.
“
Sanctioned Country
” means any country or region that is the target of a comprehensive embargo under Export and Sanctions Regulations.
“
Sanctioned Person
” means any Person that is the target of sanctions or restrictions under Export and Sanctions Regulations, including: (a) any Person listed on any applicable U.S. or
non-U.S.
sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List or (b) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by, or acting for the benefit or on behalf of, a Person or Persons described in clause (a).
“
Sarbanes-Oxley Act
” means the Sarbanes-Oxley Act of 2002.
“
SEC
” means the Securities and Exchange Commission.
“
Section
 721
” means Section 721 of the United States Defense Production Act of 1950 (codified at 50 U.S.C. § 4565), and the regulations promulgated thereunder (31 C.F.R. Parts
800-802).
“
Securities Act
” means the Securities Act of 1933.
“
Senior Notes
” means the 8.125% senior unsecured notes due 2025 issued by Exterran Energy Solutions, L.P. and EES Financing Corp. (with Exterran Corporation and the guarantors also party thereto) pursuant to the 8.125% Indenture dated April 4, 2017.
“
Subsidiaries
” means, with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated or Person which (a) such first person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (b) such first person directly or indirectly has the power to appoint a general partner, manager or managing member or others performing similar functions, or otherwise has the power to direct the policies, management and affairs of such other person.
“
Tax Return
” means all returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in written, electronic or other form) and any amendments, schedules, attachments, supplements, appendices and exhibits thereto, which are filed or are required to be filed in respect of any Tax.
“
Taxes
” means any and all federal, state, provincial or local (in each case, whether U.S. or
non-U.S.)
taxes of any kind (together with any and all interest, penalties, additions to tax, inflationary adjustment, and additional amounts imposed with respect thereto), including income, branch, capital gains, capital, franchise, windfall or other profits, gross receipts, property, sales, use, environmental, carbon, fuel, capital stock, payroll, employment, unemployment, social security, workers’ compensation, net worth, excise, withholding, ad valorem, license, severance, stamp, occupation, premium, customs duties, profits, transfer, registration, alternative or add-on
minimum, estimated, value added and goods and services and harmonized sales taxes, whether imposed directly or through a collection or withholding mechanism, and whether or not disputed.
“
TSX
” means the Toronto Stock Exchange.
“
Willful and Material Breach
” means a material breach that is a consequence of an act undertaken by the breaching party or the failure by the breaching party to take an act it is required to take under this Agreement,

with the knowledge that the taking of or failure to take such act would, or would reasonably be expected to, result in, constitute or cause a breach of this Agreement, it being acknowledged and agreed that the failure to consummate the Merger and the other transactions contemplated by this Agreement after all of the conditions in Article 6 have been satisfied or waived by the Party entitled to waive such conditions shall constitute a willful and material breach of this Agreement.
8.17
Certain Defined Terms.
The following terms are defined elsewhere in this Agreement, as indicated below:

Term	Section
Agreement	Preamble
Alternative Financing	5.22(b)
Anti-Corruption Laws	3.8(a)
Book-Entry Shares	2.1(a)(i)
Chosen Courts	8.4
Certificate	2.1(a)(i)
Certificate of Merger	1.3
CFPOA	4.8(a)
Chosen Courts	8.4
Clearance Date	5.7(a)
Closing	1.2
Closing Date	1.2
Code	2.2(b)(iii)
Company	Preamble
Company Acquisition Agreement	5.5(h)
Company Alternative Proposal	5.5(i)
Company Approvals	3.3(c)
Company Balance Sheet Date	3.12(a)
Company Board	Recitals
Company Budget	5.1(b)(xiii)
Company Change of Recommendation	5.5(c)
Company Continuing Employees	5.8(a)
Company Designee	5.19
Company Disclosure Schedules	Article 3
Company Governmental Filings	3.4(b)
Company Intellectual Property	3.16(b)
Company Intervening Event	5.5(j)
Company Leased Real Property	3.18(a)
Company Material Contract	3.21(a)
Company Performance Share Award	2.3(c)
Company Permits	3.7(b)
Company Qualifying Transaction	7.3(a)(iii)
Company Real Property Lease	3.18(a)
Company Recommendation	3.4(b)
Company Restricted Share Award	2.3(a)
Company RSU Award	2.3(b)
Company SEC Documents	3.4(a)
Company Stockholder Approval	3.20
Company Stockholder Meeting	5.7(c)
Company Superior Proposal	5.5(k)
Company Superior Proposal Notice	5.5(e)

Company Tax Counsel	5.17(b)
Company Termination Fee	7.3(a)(i)
Company Top Customer	3.22(a)
Company Top Supplier	3.22(a)
Company Voting Agreements	Recitals
Confidentiality Agreement	5.4(e)
Consent Solicitations	5.21(a)(xiii)
Continuation Period	5.8(a)
Data Protection Requirements	3.16(g)
Debt Commitment Letters	4.23(a)
Debt Discharge	5.21(a)(xiii)
Debt Financing	4.23(a)
Debt Offers	5.21(a)(xiii)
Debt Redemptions	5.21(a)(xiii)
Debt Transactions	5.21(a)(xiii)
Definitive Agreements	5.22(a)
DGCL	Recitals
Divestiture	5.7(i)
Effective Time	1.3
End Date	7.1(b)(i)
Enforceability Exceptions	3.3(a)
Exchange Agent	2.2(a)
Exchange Fund	2.2(a)
Excluded Shares	2.1(a)(ii)
Export and Sanctions Regulations	3.9(a)
FCPA	3.8(a)
Financing Amounts	4.23(d)
Financing Termination Fee	7.3(b)(iv)
Fractional Share Cash Amount	2.1(d)(i)
Governmental Approvals	5.7(i)
Governmental Entity	3.3(c)
Indemnified Party or Indemnified Parties	5.13(a)
Law or Laws	3.7(a)
Malicious Code	3.16(e)
Management Information Circular	3.14
Merger	Recitals
Merger Consideration	2.1(a)(i)
Merger Sub	Preamble
New Plans	5.8(a)
NI 52-109	4.5(a)
Non-U.S. Plan	3.11(m)
Old Plans	5.8(a)
Owned Company Intellectual Property	3.16(a)
Owned Real Property	3.18(b)
Parent	Preamble
Parent Acquisition Agreement	5.6(h)
Parent Alternative Proposal	5.6(i)
Parent Approvals	4.3(c)
Parent Balance Sheet Date	4.12(a)
Parent Board	Recitals
Parent Budget	5.2(b)(v)

Parent Canadian Pension Plan	4.11(c)
Parent Change of Recommendation	5.6(c)
Parent Disclosure Schedules	Article 4
Parent Governmental Filings	4.4(b)
Parent Intervening Event	5.6(j)
Parent Permits	4.7(b)
Parent Public Documents	4.4(a)
Parent Qualifying Transaction	7.3(b)(iii)
Parent Recommendation	4.3(b)
Parent Restricted Share Award	2.3(a)
Parent RSU Award	2.3(b)
Parent Share Issuance	Recitals
Parent Shareholder Approval	4.18
Parent Shareholder Meeting	5.7(e)
Parent Superior Proposal	5.6(k)
Parent Superior Proposal Notice	5.6(e)
Parent Termination Fee	7.3(b)(i)
Parent Voting Agreements	Recitals
Party or Parties	Preamble
Permits	3.7(b)
Pre-Closing Reorganization	5.3
Proxy Statement/Prospectus	3.14
Reference Time	3.2(a)
Registered Company Intellectual Property	3.16(a)
Remedy	5.7(i)
Representatives	5.4(a)
Required Antitrust Approvals	6.1(e)
Securities Engagement Letter	4.23(a)
Security Incident	3.16(h)
Surviving Corporation	1.1
Takeover Statutes	3.27
Termination Date	5.1(a)
US Registration Statement	3.14

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

ENERFLEX LTD.

Per:	/s/ Marc E. Rossiter
Name: Marc. E. Rossiter
Title: President and Chief Executive Officer

ENERFLEX US HOLDINGS INC.

Per:	/s/ Sanjay Bishnoi
Name: Sanjay Bishnoi
Title: Treasurer

EXTERRAN CORPORATION

Per:	/s/ Andrew J. Way
Name: Andrew J. Way
Title: President and Chief Executive Officer

ANNEX B
Opinion of Wells Fargo
January 23, 2022
Exterran Corporation
11000 Equity Drive
Houston, TX 77041
Attn: Board of Directors
Members of the Board of Directors:
You have requested, in your capacity as the Board of Directors (the “Board”) of Exterran Corporation (the “Company”), our opinion with respect to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (“Company Common Stock”), of the Company of the Exchange Ratio (as defined below) provided for in the proposed merger (the “Transaction”) of the Company with a wholly-owned subsidiary of Enerflex Ltd. (the “Acquiror”). We understand that, among other things, pursuant to an Agreement and Plan of Merger (the “Agreement”), to be entered into between the Acquiror, Enerflex US Holdings Inc., a wholly owned subsidiary of the Acquiror (“Merger Sub”), and the Company, Merger Sub will merge with the Company, the Company will become a wholly owned subsidiary of the Acquiror and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Company, the Acquiror or Merger Sub (other than shares held on behalf of third parties) will be converted into the right to receive 1.021 (the “Exchange Ratio”) common shares in the share capital (“Acquiror Common Stock”) of the Acquiror.
In preparing our opinion, we have:

•	reviewed a draft, dated January 21, 2022, of the Agreement;

•	reviewed certain publicly available business and financial information relating to the Company and the Acquiror and the industries in which they operate;

•
compared the financial and operating performance of the Company and the Acquiror with publicly available information concerning certain other companies we deemed relevant, and compared current and historic market prices of the Company Common Stock and the Acquiror Common Stock with similar data for such other companies;

•	compared the proposed financial terms of the Transaction with the publicly available financial terms of certain other business combinations that we deemed relevant;

•
reviewed certain internal financial analyses and forecasts for the Company (the “Company Projections”) and the Acquiror (the “Acquiror Projections”) prepared by the managements of the Company and the Acquiror;

•
reviewed certain estimates prepared by the managements of the Company and the Acquiror as to the potential cost savings and synergies expected by such managements to be achieved as a result of the Transaction (the “Synergies”);

©
2022 Wells Fargo & Company. All rights reserved.

•
discussed with the managements of the Company and the Acquiror regarding certain aspects of the Transaction, the business, financial condition and prospects of the Company and the Acquiror, respectively, the effect of the Transaction on the business, financial condition and prospects of the Company and the Acquiror, respectively, and certain other matters that we deemed relevant; and

•	considered such other financial analyses and investigations and such other information that we deemed relevant.
In giving our opinion, we have assumed and relied upon the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or the Acquiror or otherwise reviewed by us. We have not independently verified any such information, and pursuant to the terms of our engagement by the Company, we did not assume any obligation to undertake any such independent verification. In relying on the Company Projections and the Acquiror Projections (including the Synergies), we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the future performance and financial condition of the Company and the Acquiror. We express no view or opinion with respect to the Company Projections, and the Acquiror Projections and the Synergies or the assumptions upon which they are based. We have assumed that any representations and warranties made by the Company and the Acquiror in the Agreement or in other agreements relating to the Transaction will be true and accurate in all respects that are material to our analysis.
For purposes of our analyses and this opinion we have assumed that, for U.S. federal income tax purposes, the Transaction will qualify as a “reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended. We have also assumed that the Transaction will have the tax consequences described in discussions with, and materials provided to us by, the Company and its representatives. We also have assumed that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, the Acquiror or the contemplated benefits of the Transaction. We have also assumed that the Transaction will be consummated in compliance with all applicable laws and regulations and in accordance with the terms of the Agreement without waiver, modification or amendment of any term, condition or agreement thereof that is material to our analyses or this opinion and that the final form of the Agreement will not differ from the draft reviewed by us in any respect material to our analyses or opinion. In addition, we have not made any independent evaluation, inspection or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Acquiror, nor have we been furnished with any such evaluations or appraisals. We have not evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. We have further assumed that the final form of the Agreement, when executed by the parties thereto, will conform to the draft reviewed by us in all respects material to our analyses and this opinion.
Our opinion only addresses the fairness, from a financial point of view, of the Exchange Ratio to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company. Furthermore, we express no opinion as to any other aspect or implication (financial or otherwise) of the Transaction, or any other agreement, arrangement or understanding entered into in connection with the Transaction or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received by or otherwise payable to any officers, directors or employees of any party to the Transaction, or class of such persons, relative to the Exchange Ratio or otherwise. Furthermore, we are not expressing any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, tax, environmental, executive compensation or other similar professional advice and have relied upon the assessments of the Company and its advisors with respect to such advice.

Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof, notwithstanding that any such subsequent developments may affect this opinion. Our opinion does not address the relative merits of the Transaction as compared to any alternative transactions or strategies that might be available to the Company, nor does it address the underlying business decision of the Board or the Company to proceed with or effect the Transaction. We are not expressing any opinion as to the price at which Company Common Stock or Acquiror Common Stock may be traded at any time.
We have acted as financial advisor to the Company in connection with the Transaction and will receive a fee from the Company for such services, a substantial portion of which is contingent upon the consummation of the Transaction. We also became entitled to receive a fee upon the announcement of the Transaction. In addition, the Company has agreed to reimburse us for certain expenses and to indemnify us and certain related parties for certain liabilities and other items arising out of our engagement.
During the two years preceding the date of this opinion, neither we nor our affiliates have had any material investment, commercial banking or financial advisory relationships with the Acquiror. During such period, we and our affiliates have had investment or commercial banking relationships with the Company, for which we and such affiliates have received customary compensation. Such relationships have included acting as the Company’s financial advisor in connection with the Company’s strategic planning in September 2021. We or our affiliates are also an agent and a lender to one or more of the credit facilities of the Company. We and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the Acquiror. In the ordinary course of business, we and our affiliates may trade or otherwise effect transactions in the securities or other financial instruments (including bank loans or other obligations) of the Company, the Acquiror and certain of their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities or financial instruments.
This letter is for the information and use of the Board (in its capacity as such) in connection with its evaluation of the Transaction. This opinion does not constitute advice or a recommendation to any stockholder of the Company or any other person as to how to vote or act on any matter relating to the proposed Transaction or any other matter. This opinion may not be used or relied upon for any other purpose without our prior written consent, nor shall this opinion be disclosed to any person or quoted or referred to, in whole or in part, without our prior written consent. This opinion may be reproduced in full in any proxy or information statement mailed to stockholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written consent. The issuance of this opinion has been approved by a fairness committee of Wells Fargo Securities.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the proposed Transaction is fair, from a financial point of view, to the holders of the Company Common Stock.

Very truly yours,

/s/ Wells Fargo Securities, LLC
WELLS FARGO SECURITIES, LLC

ANNEX C
Supporting Stockholders Voting Agreement
Voting Agreement
This Voting Agreement (this “
Agreement
”), dated as of January 24, 2022, is entered into by and among the undersigned stockholders (each, a “
Stockholder
” and collectively, “
Stockholders
”) of Exterran Corporation, a Delaware corporation (the “
Company
”), and Enerflex Ltd., a Canadian corporation (“
Parent
”). Parent and each Stockholder are each sometimes referred to herein individually as a “
Party
” and collectively as the “
Parties
.”
WHEREAS, concurrently with or following the execution of this Agreement, the Company, Parent, and Enerflex US Holdings Inc., a Delaware corporation and wholly owned subsidiary of Parent (“
Merger Sub
”), have entered, or will enter, into an Agreement and Plan of Merger (as the same may be amended from time to time, the “
Merger Agreement
”), providing for, among other things, the merger (the “
Merger
”) of Merger Sub and the Company pursuant to the terms and conditions of the Merger Agreement;
WHEREAS, the Company Board has unanimously (a) determined that it is in the best interests of the Company and its stockholders and declared it advisable to enter into the Merger Agreement; (b) approved the execution, delivery and performance by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the transactions contemplated by the Merger Agreement, including the Merger,; (c) resolved to recommend that the Company’s stockholders adopt the Merger Agreement; and (d) directed that the Merger Agreement be submitted to the Company’s stockholders for consideration of the stockholders at the Company Stockholder Meeting.
WHEREAS, in order to induce Parent to enter into the Merger Agreement, each Stockholder is willing to make certain representations, warranties, covenants, and agreements as set forth in this Agreement with respect to the shares of common stock, par value $0.01 per share, of the Company (“
Company Common Stock
”) set forth next to such Stockholder’s name on
Schedule A
hereto, which shares comprise all shares of Common Stock of which such Stockholder is the record owner and “beneficial owner” (within the meaning of Rule
13d-3
under the Exchange Act) thereof as of the date hereof (with respect to such Stockholder, the “
Original Shares
” and, together with any additional shares of Company Common Stock pursuant to Section 6 hereof, the “
Shares
”); and
WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that each Stockholder, and each Stockholder has agreed to, execute and deliver this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth below and for other good and valuable consideration, the receipt, sufficiency, and adequacy of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:
1.
Definitions
.
 For purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. For the avoidance of doubt, for purposes of this Agreement, neither the Company nor any of its Subsidiaries shall be deemed to be an Affiliate of any Stockholder or any of its Affiliates.
2.
Representations of Stockholder
.
Each Stockholder represents and warrants to Parent that:
(a)
Ownership of Shares
. Except as set forth on
Schedule A
, as of the date hereof, such Stockholder: (i) is the beneficial and record owner of all of the Original Shares free and clear of any proxy, voting restriction,

adverse claim, or other Liens, other than those created by this Agreement or under applicable federal or state securities laws; and (ii) has the sole voting and sole disposition power over all of the Original Shares. Except pursuant to this Agreement and except as set forth on
Schedule A
, as of the date hereof, there are no options, warrants, or other rights, agreements, arrangements, or commitments of any character to which such Stockholder is a party relating to the pledge, disposition, or voting of any of the Original Shares and there are no voting trusts or voting agreements to which such Stockholder is a party or is subject with respect to the Original Shares. The pledge agreements referenced on
Schedule A
are with third parties that are not Affiliates of any of the entities listed on
Schedule A
.
(b)
Disclosure of All Shares Owned
. As of the date hereof, such Stockholder (including through any of its controlled Affiliates) does not own of record or beneficially any shares of Company Common Stock other than (i) the Original Shares, and (ii) any options, warrants, restricted stock units, performance stock units, or other rights to acquire any additional shares of Company Common Stock or any security exercisable for or convertible into shares of Company Common Stock, set forth on the signature page of this Agreement (collectively, “
Options
”).
(c)
Power and Authority; Binding Agreement.
Such Stockholder has full power and authority and legal capacity to enter into, execute, and deliver this Agreement and to perform fully such Stockholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming due execution by Parent, constitutes the legal, valid, and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms except as may be limited by applicable general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally.
(d)
No Conflict.
The execution and delivery of this Agreement by such Stockholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Law applicable to such Stockholder or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration, or cancellation of, or result in the creation of any Lien on any of the Shares pursuant to, any agreement or other instrument or obligation (including organizational documents) binding upon such Stockholder or any of the Shares; provided, however, that the Parties acknowledge and agree that the Shares are subject to existing pledge arrangements with third parties that are not Affiliates of Stockholder (as set forth on
Schedule A
hereto) and may be subject to Transfer in the event of a default under such pledge arrangements. As of the date hereof, there is no event of default (or event that with notice or lapse of time or both would become a default) under any such pledge arrangements.
(e)
No Consents.
No consent, approval, Order, or authorization of, or registration, declaration, or filing with, any Governmental Entity or any other Person on the part of such Stockholder is required in connection with the valid execution and delivery of this Agreement. If such Stockholder is an individual, no consent of such Stockholder’s spouse is necessary under any “family property” or other laws in order for such Stockholder to enter into and perform its obligations under this Agreement
(f)
No Litigation.
As of the date hereof, there is no action, suit, investigation, or proceeding (whether judicial, arbitral, administrative, or other) (each an “
Action
”) pending against, or, to the knowledge of Stockholder, threatened against or affecting, such Stockholder that could reasonably be expected to materially impair or materially adversely affect the ability of such Stockholder to perform such Stockholder’s obligations hereunder or to consummate the transactions contemplated by this Agreement on a timely basis.
3.
Agreement to Vote Shares; Proxy
.
(a)
Agreement to Vote and Approve.
Each Stockholder irrevocably and unconditionally agrees during the term of this Agreement, at any annual or special meeting of the Company called with respect to the following matters, and at every adjournment or postponement thereof, and on every action or approval by written consent or consents of the Company stockholders with respect to any of the following matters, to vote or cause the holder of record to vote the Shares (in each case including via proxy): (i) in favor of (1) adoption of the Merger Agreement, and (2) any proposal by the Company to adjourn or postpone such meeting of stockholders of the Company to a later date if there are not sufficient votes to approve the Merger; and (ii) against (1) any Company Alternative Proposal, and any of the transactions contemplated thereby, other than the Merger Agreement, (2) any action, proposal, transaction, or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty, or any other obligation or agreement of the Company under the Merger Agreement or of such Stockholder under this Agreement, and (3) any action, proposal, transaction, or agreement that could reasonably be expected to impede, interfere, with, delay, discourage, adversely affect, or inhibit the timely consummation of the Merger or the fulfillment of Parent’s, the Company’s, or Merger Sub’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of the Company (including any amendments to the Company certificate of incorporation and bylaws).
(b)
Proxy Voting.
 Prior to the Expiration Time, each Stockholder shall execute and deliver (or cause the holders of record to execute and deliver), within five business days of receipt, any proxy card or voting instructions it receives that is sent by the Company to its stockholders soliciting proxies with respect to any matter described in Section 3(a) which shall be voted in the manner described in Section 3(a).
(c)
Governmental Entity Action
. Notwithstanding anything to the contrary in this Agreement, if at any time prior to the Expiration Time a Governmental Entity enters an order restraining, enjoining or otherwise prohibiting any Stockholder or its Affiliates from taking any action pursuant to Section 3(a) and/or Section 3(b) of this Agreement, then (i) the obligations of each Stockholder set forth in Section 3(a) and Section 3(b) of this Agreement, as applicable, shall be of no force and effect for so long as such order is in effect to the extent such order restrains, enjoins or otherwise prohibits such Stockholder or Affiliate from taking any such action, and (ii) each Stockholder shall cause the Shares to not be represented in person or by proxy at any meeting at which a vote of such Stockholder on the Merger Agreement or the transactions contemplated thereby is sought or requested; provided, that neither the Stockholder or any of its controlled Affiliates solicited, knowingly encouraged or participated in any manner with any Governmental Entity in bringing action which resulted in such order.
4.
No Voting Trusts or Other Arrangement
.
Each Stockholder agrees that except as provided in this Agreement during the term of this Agreement such Stockholder will not deposit any of the Shares in a voting trust, grant any proxies with respect to the Shares, or subject any of the Shares to any arrangement with respect to the voting of the Shares other than agreements entered into with Parent; provided, however, that the Shares are subject to existing pledge arrangements (as set forth on Schedule A hereto).
5.
Transfer and Encumbrance
.
(a) Subject to Section 5(b), each Stockholder agrees that during the term of this Agreement, such Stockholder will not, directly or indirectly, without the prior written consent of Parent, transfer, sell, offer, exchange, assign, pledge, convey any record or beneficial ownership in or otherwise dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law, or otherwise), or encumber (“
Transfer
”) any of the Shares or enter into any contract, option, or other agreement with respect to, or consent to, a Transfer of, any of the Shares or such Stockholder’s voting or economic interest therein. Any attempted Transfer of Shares or any interest therein in violation of this Section 5(a) shall be null and void. This Section 5(a) shall not prohibit a Transfer of the Shares by such Stockholder to an Affiliate of such Stockholder and if such Stockholder is an individual, to any member of such Stockholder’s immediate family, or to a trust for the benefit of such Stockholder or any member of such Stockholder’s immediate family, or upon the death of such Stockholder; provided, that a

Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement.
(b) The provisions of Section 5(a) shall not apply to any Transfer of Shares subject to pledge agreements as set forth on
Schedule A
to the extent such Transfer is pursuant to such pledge agreements.
6.
Additional Shares
.
(a)
Each Stockholder agrees that all shares of Company Common Stock that such Stockholder purchases, acquires the right to vote, or otherwise acquires record or beneficial ownership of after the execution of this Agreement and prior to the Expiration Time (including by way of any Option exercise) shall be subject to the terms and conditions of this Agreement and shall constitute Shares of such Stockholder for all purposes of this Agreement. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares, or the like of the capital stock of the Company affecting the Shares, the terms of this Agreement shall apply to the resulting securities and such resulting securities shall be deemed to be “Shares” for all purposes of this Agreement.
(b)
Promptly following the written request of Parent, or upon any Stockholder’s or any of its controlled Affiliates’ acquisition of record or beneficial ownership of additional shares of Company Common Stock or other Company securities after the date hereof, such Stockholder shall send to Parent a written notice setting forth the number of Shares owned of record and beneficially by such Stockholder or any of its controlled Affiliates and indicating the capacity in which such Shares are owned. Each Stockholder agrees to cause any of its controlled Affiliates that acquires any shares of Company Common Stock or other Company securities on or after the date hereof to execute an agreement in a form reasonably acceptable to Parent to be bound with respect to this Agreement with respect to such shares to the same extent such shares would be subject to this Agreement had they been acquired by such Stockholder, and such shares or other Company securities shall be deemed as Shares for all purposes hereunder.
7.
Waiver of Certain Rights
.
Each Stockholder hereby agrees not to commence or participate in, any Action, derivative or otherwise, against the Parent, the Merger Sub, the Company, or any of their respective Subsidiaries or successors: (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement in the form dated the date hereof and without any amendment (including any claim seeking to enjoin or delay the Closing); or (b) to the fullest extent permitted under Law, alleging a breach of any duty of the Company Board in connection with the Merger Agreement in the form dated the date hereof and without any amendment, this Agreement, or the transactions contemplated thereby and hereby.
8.
Termination
.
This Agreement shall terminate upon the earliest to occur of (the “
Expiration Time
”): (a) the Effective Time; (b) the date on which the Merger Agreement is terminated in accordance with its terms; (c) the termination of this Agreement by mutual written consent of the Parties, (d) December 23, 2022; and (e) with respect to each Stockholder, the election of such Stockholder in its sole discretion to terminate this Agreement promptly following any amendment of any term or provision of the original unamended Merger Agreement dated as of the date hereof that reduces or changes the form of consideration payable pursuant to such Merger Agreement. None of the representations, warranties or covenants and agreements in this Agreement shall survive the Expiration Time; provided, that nothing in this Section 8 shall relieve or otherwise limit the liability of any Party for any intentional breach of this Agreement prior to its termination (other than following the Effective Time); and; provided, further that Sections 14, 15 and 16 shall survive any such termination.

9.
No Solicitation.
From the date of this Agreement until the Expiration Time, subject to Section 10, each Stockholder shall not, and shall cause its Subsidiaries (if any) not to, and shall use it reasonable best efforts to cause its controlled Affiliates (if any) and Representatives not to, directly or indirectly: (a) solicit, initiate or knowingly encourage or knowingly facilitate any inquiry regarding, or the making or submission of any proposal, offer or indication of interest that constitutes, or would reasonably be expected to lead to, or result in, a Company Alternative Proposal; (b) engage in, knowingly encourage, continue or otherwise participate in any discussions or negotiations with any Person other than the Parent, Merger Sub, the Company and their respective Affiliates and Representatives (any such Person a “Third Party”) regarding a Company Alternative Proposal or any inquiry, proposal, offer or indication of interest that would reasonably be expected to lead to, or result in, a Company Alternative Proposal; (c) furnish to any Third Party any nonpublic information relating to the Company or its Subsidiaries in connection with or for the purpose of facilitating a Company Alternative Proposal or any inquiry, proposal, offer or indication of interest that would reasonably be expected to lead to, or result in, a Company Alternative Proposal; (d) recommend or enter into any other letter of intent, memorandum of understandings, agreement in principle, option agreement, acquisition agreement, merger agreement, joint venture agreement, partnership agreement or other similar agreement with respect to a Company Alternative Proposal (except for confidentiality agreements permitted thereunder); (e) solicit proxies with respect to a Company Alternative Proposal (other than the Merger and the Merger Agreement) or otherwise knowingly encourage or assist any Person in taking or planning any action that could reasonably be expected to compete with, restrain, or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement; (f) knowingly encourage or recommend any other holder of Company Common Stock to not adopt the Merger Agreement or approve the transactions contemplated by the Merger Agreement, including the Merger, or make any public statement approving or recommending a Company Alternative Proposal; (g) initiate a stockholders’ vote or action by written consent of the Company’s stockholders with respect to a Company Alternative Proposal; or (h) approve, authorize or agree to do any of the foregoing or otherwise knowingly facilitate any effort or attempt to make a Company Alternative Proposal.
10.
No Agreement as Director or Officer.
Each Stockholder makes no agreement or understanding in this Agreement in such Stockholder’s (or any of its officers’ or directors’) capacity as a director and/or officer of the Company (or any of its subsidiaries or stockholders (if Stockholder holds any such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by such Stockholder in such Stockholder’s capacity as such a director and/or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement; or (b) will be construed to prohibit, limit, or restrict any Stockholder from exercising such Stockholder’s fiduciary duties as an officer and/or director of the Company or any of its subsidiaries or stockholders.
11.
Further Assurances
Stockholder agrees, from time to time, and without additional consideration, to execute and deliver such additional documents and other instruments and take all such further action as Parent may reasonably request in writing to carry out the intent of this Agreement.
12.
Stop Transfer Instructions.
At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Time, in furtherance of this Agreement, each Stockholder hereby authorizes the Company or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Shares (and that this Agreement places limits on the voting and transfer of the Shares), subject to the provisions hereof (including without limitation with respect to the pledge agreements referenced herein) and provided that any such stop transfer order and notice will immediately be withdrawn and terminated by the Company following the Expiration Time.

13.
Specific Performance
.
Each Party hereto acknowledges that it will be impossible to measure in money the damage to the other Party if a Party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other Party will not have an adequate remedy at Law or damages. Accordingly, each Party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at Law or damages, is the appropriate remedy for any such failure and will not oppose the seeking of such relief on the basis that the other Party has an adequate remedy at Law.
14.
Entire Agreement
.
This Agreement supersedes all prior agreements, written or oral, between the Parties hereto with respect to the subject matter hereof and contains the entire agreement among the Parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by all of the Parties hereto. No waiver of any provisions hereof by any Party shall be deemed a waiver of any other provisions hereof by such Party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such Party.
15.
Notices
.
All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given upon the earlier of actual receipt or: (a) when delivered by hand (providing proof of delivery); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 15):
If to Parent:
Enerflex Ltd.
1331 Macleod Trl SE Suite 904
Calgary, AB, T2G 0K3 Canada
Attention: David Izett
Email: [REDACTED TEXT ]
Copy to:
Norton Rose Fulbright US LLP
1301 McKinney, Suite 5100
Houston, TX 77010-3095

Attention:	Brian P. Fenske
Telephone:	[REDACTED TEXT]
E-mail:	[REDACTED TEXT]
If to any Stockholder, to the mailing address or email address set forth for such Stockholder on
Schedule A hereto
.
16.
Miscellaneous
.
(a)
Governing Law.
This Agreement, and all legal actions (whether based on contract, tort, or statute) arising out of or relating to, or in connection with this Agreement or the actions of any of the Parties in the negotiation, administration, performance, or enforcement hereof, shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.
(b)
No Legal Action
. Stockholder shall not, and shall use it reasonable best efforts to cause its Representatives not to, bring, commence, institute, maintain, prosecute or voluntarily or knowingly aid any claim, appeal, or proceeding which (a) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, or (b) alleges that the execution and delivery of this Agreement by the Stockholder breaches any fiduciary duty of the Company Board (or any member thereof) or any duty that the Stockholder has (or may be alleged to have) to the Company or to the other holders of the Company Common Stock.
(c)
Submission to Jurisdiction.
Each of the Parties hereto irrevocably agrees that any legal action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any of the other Parties hereto or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such legal action, in the Superior Court of the State of Delaware (Complex Commercial Division). Each of the Parties hereto agrees that service of process or other papers in connection with any such legal action in the manner provided for notices in Section 15 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the Parties hereto hereby irrevocably submits with regard to any such legal action for itself, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any legal action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder: (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 16(c); (ii) any claim that it is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment, or otherwise); and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action, or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action, or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
(d)
Waiver of Jury Trial.
EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16(d).
(e) Expenses.
All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense, whether or not the Merger is consummated.

(f)
Severability.
If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
(g)
Counterparts.
This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
(h)
Section Headings.
All section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.
(i)
Assignment
. No Party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other Parties hereto. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective permitted successors and assigns. Any assignment contrary to the provisions of this Section 16(i) shall be null and void.
(j)
No Third-Party Beneficiaries.
Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit, or remedy of any nature under or by reason of this Agreement.
(k)
No Agreement Until Executed; No Ownership Rights
. Irrespective of negotiations among the Parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the Parties unless and until (i) the Company Board has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of the Company’s Organizational Documents, this Agreement and the transactions contemplated by the Merger Agreement and this Agreement; (ii) the Merger Agreement is executed by all parties thereto; and (iii) this Agreement is executed by all Parties hereto. Nothing contained in this Agreement shall be deemed to vest in Parent, the Company or any of their respective Affiliates any direct or indirect ownership or incidence of ownership of or with respect to the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholders, as applicable, and neither the Company, Parent nor any of their respective Affiliates shall have any authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of any Stockholder or exercise any power or authority to direct any Stockholder in the voting of any of the Shares, except to the extent otherwise expressly provided in this Agreement.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first written above.

ENERFLEX LTD.

By	/s/ Marc E. Rossiter
Name:	Marc E. Rossiter
Title:	President and Chief Executive Officer
[Signature Page to Voting Agreement]

Stockholder Name:	EGI-Fund (05-07) Investors, L.L.C.

By:	/s/ Joseph Miron
Name:	Joseph Miron
Title:	Vice President

Stockholder Name: EGI-Fund (08-10) Investors, L.L.C.

By:	/s/ Joseph Miron
Name:	Joseph Miron
Title:	Vice President

Stockholder Name:	EGI-Fund (11-13) Investors, L.L.C.

By:	/s/ Joseph Miron
Name:	Joseph Miron
Title:	Vice President

Stockholder Name:	EGI-Fund B, L.L.C.

By:	/s/ Joseph Miron
Name:	Joseph Miron
Title:	Vice President

Stockholder Name:	EGI-Fund C, L.L.C.

By:	/s/ Joseph Miron
Name:	Joseph Miron
Title:	Vice President
[Signature Page to Voting Agreement]

Schedule A

Name	Original Shares	Options	Address	Shares Subject to Pledge Agreement 1
EGI-Fund (05-07) Investors LLC	447,567	0	2 N. Riverside Plaza Suite 600 Chicago, IL 60606 Email: jmiron@egii.com	0
EGI-Fund (08-10) Investors LLC	332,327	0	2 N. Riverside Plaza Suite 600 Chicago, IL 60606 Email: jmiron@egii.com	0
EGI-Fund (11-13) Investors LLC	908,742	0	2 N. Riverside Plaza Suite 600 Chicago, IL 60606 Email: jmiron@egii.com	908,742
EGI-Fund B LLC	1,849,806	0	2 N. Riverside Plaza Suite 600 Chicago, IL 60606 Email: jmiron@egii.com	849,806
EGI-Fund C LLC	4,618,973	0	2 N. Riverside Plaza Suite 600 Chicago, IL 60606 Email: jmiron@egii.com	850,000

1
The shares of Common Stock set forth in this column are subject to existing pledge arrangements entered into by applicable Stockholders in connection with stock loan agreements prior to the date of this Agreement.

ANNEX D
D&O Voting Agreement
Voting Agreement
This Voting Agreement (this “
Agreement
”), dated as of January 24, 2022, is entered into by and among the undersigned stockholders (each, a “
Stockholder
” and collectively, “
Stockholders
”) of
Exterran Corporation, a Delaware corporation (the “
Company
”), and Enerflex Ltd., a Canadian corporation (“
Parent
”). Parent and each Stockholder are each sometimes referred to herein individually as a “
Party
” and collectively as the “
Parties
.”
WHEREAS, concurrently with or following the execution of this Agreement, the Company, Parent, and Enerflex US Holdings Inc., a Delaware corporation and wholly owned subsidiary of Parent (“
Merger Sub
”), have entered, or will enter, into an Agreement and Plan of Merger (as the same may be amended from time to time, the “
Merger Agreement
”), providing for, among other things, the merger (the “
Merger
”) of Merger Sub and the Company pursuant to the terms and conditions of the Merger Agreement;
WHEREAS, the Company Board has unanimously (a) determined that it is in the best interests of the Company and its stockholders and declared it advisable to enter into the Merger Agreement; (b) approved the execution, delivery and performance by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the transactions contemplated by the Merger Agreement, including the Merger,; (c) resolved to recommend that the Company’s stockholders adopt the Merger Agreement; and (d) directed that the Merger Agreement be submitted to the Company’s stockholders for consideration of the stockholders at the Company Stockholder Meeting.
WHEREAS, in order to induce Parent to enter into the Merger Agreement, each Stockholder is willing to make certain representations, warranties, covenants, and agreements as set forth in this Agreement with respect to the shares of common stock, par value $0.01 per share, of the Company (“
Company Common Stock
”) of which such Stockholder is the record owner and “beneficial owner” (within the meaning of Rule
13d-3
under the Exchange Act) thereof as of the date hereof (with respect to such Stockholder, the “
Original Shares
” and, together with any additional shares of Company Common Stock pursuant to Section 6 hereof, the “
Shares
”); and
WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that each Stockholder, and each Stockholder has agreed to, execute and deliver this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth below and for other good and valuable consideration, the receipt, sufficiency, and adequacy of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:
1.
Definitions
.
For purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.
2.
Representations of Stockholder
.
Each Stockholder represents and warrants to Parent that:
(a)
Ownership of Shares
. As of the date hereof, such Stockholder: (i) is the beneficial and record owner of all of the Original Shares free and clear of any proxy, voting restriction, adverse claim, or other Liens, other than those created by this Agreement or under applicable federal or state securities laws; and (ii) has the sole voting and sole disposition power over all of the Original Shares. Except pursuant to this Agreement, as of the date hereof, there are no options, warrants, or other rights, agreements, arrangements, or commitments of any character to which such Stockholder is a party relating to the pledge, disposition, or voting of any of the Original Shares and there are no voting trusts or voting agreements to which such Stockholder is a party or is subject with respect to the Original Shares.
(b)
Disclosure of All Shares Owned
. As of the date hereof, such Stockholder (including through any of its controlled Affiliates) does not own of record or beneficially any shares of Company Common Stock other than (i) the Original Shares, and (ii) any options, warrants, restricted stock units, performance stock units, or other rights to acquire any additional shares of Company Common Stock or any security exercisable for or convertible into shares of Company Common Stock, set forth on the signature page of this Agreement (collectively, “
Options
”).
(c)
Power and Authority; Binding Agreement.
Such Stockholder has full power and authority and legal capacity to enter into, execute, and deliver this Agreement and to perform fully such Stockholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming due execution by Parent, constitutes the legal, valid, and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms except as may be limited by applicable general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally.
(d)
No Conflict.
The execution and delivery of this Agreement by such Stockholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Law applicable to such Stockholder or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration, or cancellation of, or result in the creation of any Lien on any of the Shares pursuant to, any agreement or other instrument or obligation (including organizational documents) binding upon such Stockholder or any of the Shares.
(e)
No Consents.
No consent, approval, Order, or authorization of, or registration, declaration, or filing with, any Governmental Entity or any other Person on the part of such Stockholder is required in connection with the valid execution and delivery of this Agreement. If such Stockholder is an individual, no consent of such Stockholder’s spouse is necessary under any “family property” or other laws in order for such Stockholder to enter into and perform its obligations under this Agreement
(f)
No Litigation.
As of the date hereof, there is no action, suit, investigation, or proceeding (whether judicial, arbitral, administrative, or other) (each an “
Action
”) pending against, or, to the knowledge of Stockholder, threatened against or affecting, such Stockholder that could reasonably be expected to materially impair or materially adversely affect the ability of such Stockholder to perform such Stockholder’s obligations hereunder or to consummate the transactions contemplated by this Agreement on a timely basis.
3.
Agreement to Vote Shares; Proxy
.
(a)
Agreement to Vote and Approve.
Each Stockholder irrevocably and unconditionally agrees during the term of this Agreement, at any annual or special meeting of the Company called with respect to the following matters, and at every adjournment or postponement thereof, and on every action or approval by written consent or consents of the Company stockholders with respect to any of the following matters, to vote or cause the holder of record to vote the Shares (in each case including via proxy): (i) in favor of (1) adoption of the Merger Agreement, and (2) any proposal by the Company to adjourn or postpone such meeting of stockholders of the Company to a later date if there are not sufficient votes to approve the Merger; and (ii) against (1) any Company Alternative Proposal, and any of the transactions contemplated thereby, other than the Merger Agreement, (2) any action, proposal, transaction, or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty, or any other obligation or agreement of the Company under the Merger Agreement or of such Stockholder under this Agreement, and (3) any action, proposal, transaction, or agreement that could reasonably be expected to impede, interfere, with, delay, discourage, adversely affect, or inhibit the timely consummation of the Merger or the fulfillment of Parent’s, the Company’s, or Merger Sub’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of the Company (including any amendments to the Company certificate of incorporation and bylaws).
(b)
Proxy Voting.
Prior to the Expiration Time, each Stockholder shall execute and deliver (or cause the holders of record to execute and deliver), within five business days of receipt, any proxy card or voting instructions it receives that is sent by the Company to its stockholders soliciting proxies with respect to any matter described in Section 3(a) which shall be voted in the manner described in Section 3(a).
(c)
Governmental Entity Action
. Notwithstanding anything to the contrary in this Agreement, if at any time prior to the Expiration Time a Governmental Entity enters an order restraining, enjoining or otherwise prohibiting any Stockholder or its Affiliates from taking any action pursuant to Section 3(a) and/or Section 3(b) of this Agreement, then (i) the obligations of each Stockholder set forth in Section 3(a) and Section 3(b) of this Agreement, as applicable, shall be of no force and effect for so long as such order is in effect to the extent such order restrains, enjoins or otherwise prohibits such Stockholder or Affiliate from taking any such action, and (ii) each Stockholder shall cause the Shares to not be represented in person or by proxy at any meeting at which a vote of such Stockholder on the Merger Agreement or the transactions contemplated thereby is sought or requested; provided, that neither the Stockholder or any of its controlled Affiliates solicited, knowingly encouraged or participated in any manner with any Governmental Entity in bringing action which resulted in such order.
4.
No Voting Trusts or Other Arrangement
.
Each Stockholder agrees that except as provided in this Agreement during the term of this Agreement such Stockholder will not deposit any of the Shares in a voting trust, grant any proxies with respect to the Shares, or subject any of the Shares to any arrangement with respect to the voting of the Shares other than agreements entered into with Parent.
5.
Transfer and Encumbrance
.
Each Stockholder agrees that during the term of this Agreement, such Stockholder will not, directly or indirectly, without the prior written consent of Parent, transfer, sell, offer, exchange, assign, pledge, convey any record or beneficial ownership in or otherwise dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law, or otherwise), or encumber (“
Transfer
”) any of the Shares or enter into any contract, option, or other agreement with respect to, or consent to, a Transfer of, any of the Shares or such Stockholder’s voting or economic interest therein. Any attempted Transfer of Shares or any interest therein in violation of this Section 5 shall be null and void. This Section 5 shall not prohibit a Transfer of the Shares by such Stockholder to an Affiliate of such Stockholder and if such Stockholder is an individual, to any member of such Stockholder’s immediate family, or to a trust for the benefit of such Stockholder or any member of such Stockholder’s immediate family, or upon the death of such Stockholder; provided, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement.
6.
Additional Shares
.
(a) Each Stockholder agrees that all shares of Company Common Stock that such Stockholder purchases, acquires the right to vote, or otherwise acquires record or beneficial ownership of after the execution of this Agreement and prior to the Expiration Time (including by way of any Option exercise) shall be subject to the terms and conditions of this Agreement and shall constitute Shares of such Stockholder for all purposes of this Agreement. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares, or the like of the capital stock of the Company affecting the Shares, the terms of this Agreement shall apply to the resulting securities and such resulting securities shall be deemed to be “Shares” for all purposes of this Agreement.
(b) Promptly following the written request of Parent, or upon any Stockholder’s or any of its controlled Affiliates’ acquisition of record or beneficial ownership of additional shares of Company Common Stock or other Company securities after the date hereof, such Stockholder shall send to Parent a written notice setting forth the number of Shares owned of record and beneficially by such Stockholder or any of its controlled Affiliates and indicating the capacity in which such Shares are owned. Each Stockholder agrees to cause any of its controlled Affiliates that acquires any shares of Company Common Stock or other Company securities on or after the date hereof to execute an agreement in a form reasonably acceptable to Parent to be bound with respect to this Agreement with respect to such shares to the same extent such shares would be subject to this Agreement had they been acquired by such Stockholder, and such shares or other Company securities shall be deemed as Shares for all purposes hereunder.
7.
Waiver of Certain Rights
.
Each
Stockholder hereby agrees not to commence or participate in, any Action, derivative or otherwise, against the Parent, the Merger Sub, the Company, or any of their respective Subsidiaries or successors: (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement in the form dated the date hereof and without any amendment (including any claim seeking to enjoin or delay the Closing); or (b) to the fullest extent permitted under Law, alleging a breach of any duty of the Company Board in connection with the Merger Agreement in the form dated the date hereof and without any amendment, this Agreement, or the transactions contemplated thereby and hereby.
8.
Termination
.
This Agreement shall terminate upon the earliest to occur of (the “
Expiration Time
”): (a) the Effective Time; (b) the date on which the Merger Agreement is terminated in accordance with its terms; (c) the termination of this Agreement by mutual written consent of the Parties, (d) December 23, 2022; and (e) with respect to each Stockholder, the election of such Stockholder in its sole discretion to terminate this Agreement promptly following any amendment of any term or provision of the original unamended Merger Agreement dated as of the date hereof that reduces or changes the form of consideration payable pursuant to such Merger Agreement. None of the representations, warranties or covenants and agreements in this Agreement shall survive the Expiration Time; provided, that nothing in this Section 8 shall relieve or otherwise limit the liability of any Party for any intentional breach of this Agreement prior to its termination (other than following the Effective Time); and; provided, further that Sections 14, 15 and 16 shall survive any such termination.
9.
No Solicitation
.
From the date of this Agreement until the Expiration Time, subject to Section 10, each Stockholder shall not, and shall cause its Subsidiaries (if any) not to, and shall use it reasonable best efforts to cause its controlled Affiliates (if any) and Representatives not to, directly or indirectly: (a) solicit, initiate or knowingly encourage or knowingly facilitate any inquiry regarding, or the making or submission of any proposal, offer or indication of interest that constitutes, or would reasonably be expected to lead to, or result in, a Company Alternative Proposal; (b) engage in, knowingly encourage, continue or otherwise participate in any discussions or negotiations with any Person other than the Parent, Merger Sub, the Company and their respective Affiliates and Representatives (any such Person a “Third Party”) regarding a Company Alternative Proposal or any inquiry, proposal, offer or indication of interest that would reasonably be expected to lead to, or result in, a Company Alternative Proposal; (c) furnish to any Third Party any nonpublic information relating to the Company or its Subsidiaries in connection with or for the purpose of facilitating a Company Alternative Proposal or any inquiry, proposal, offer or indication of interest that would reasonably be expected to lead to, or result in, a Company Alternative Proposal; (d) recommend or enter into any other letter of intent, memorandum of understandings, agreement in principle, option agreement, acquisition agreement, merger agreement, joint venture agreement, partnership agreement or other similar agreement with respect to a Company Alternative Proposal (except for confidentiality agreements permitted thereunder); (e) solicit proxies with respect to a Company Alternative Proposal (other than the Merger and the Merger Agreement) or otherwise knowingly encourage or assist any Person in taking or planning any action that could reasonably be expected to compete with, restrain, or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement; (f) knowingly encourage or recommend any other holder of Company Common Stock to not adopt the Merger Agreement or approve the transactions contemplated by the Merger Agreement, including the Merger, or make any public statement approving or recommending a Company Alternative Proposal; (g) initiate a stockholders’ vote or action by written consent of the Company’s stockholders with respect to a Company Alternative Proposal; or (h) approve, authorize or agree to do any of the foregoing or otherwise knowingly facilitate any effort or attempt to make a Company Alternative Proposal.
10.
No Agreement as Director or Officer.
Each Stockholder makes no agreement or understanding in this Agreement in such Stockholder’s capacity as a director and/or officer of the Company (or any of its subsidiaries or stockholders (if Stockholder holds any such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by such Stockholder in such Stockholder’s capacity as such a director and/or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement; or (b) will be construed to prohibit, limit, or restrict any Stockholder from exercising such Stockholder’s fiduciary duties as an officer and/or director of the Company or any of its subsidiaries or stockholders.
11.
Further Assurances
Stockholder agrees, from time to time, and without additional consideration, to execute and deliver such additional documents and other instruments and take all such further action as Parent may reasonably request in writing to carry out the intent of this Agreement.
12.
Stop Transfer Instructions.
At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Time, in furtherance of this Agreement, each Stockholder hereby authorizes the Company or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Shares (and that this Agreement places limits on the voting and transfer of the Shares), subject to the provisions hereof and provided that any such stop transfer order and notice will immediately be withdrawn and terminated by the Company following the Expiration Time.
13.
Specific Performance
.
Each Party hereto acknowledges that it will be impossible to measure in money the damage to the other Party if a Party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other Party will not have an adequate remedy at Law or damages. Accordingly, each Party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at Law or damages, is the appropriate remedy for any such failure and will not oppose the seeking of such relief on the basis that the other Party has an adequate remedy at Law.
14.
Entire Agreement
.
This Agreement supersedes all prior agreements, written or oral, between the Parties hereto with respect to the subject matter hereof and contains the entire agreement among the Parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by all of the Parties hereto. No waiver of any provisions hereof by any Party shall be deemed a waiver of any other provisions hereof by such Party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such Party.
15.
Notices
.
All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given upon the earlier of actual receipt or: (a) when delivered by hand (providing proof of delivery); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 15):
If to Parent:
Enerflex Ltd.
1331 Macleod Trl SE Suite 904
Calgary, AB, T2G 0K3 Canada
Attention: David Izett
Email:

Copy to:
Norton Rose Fulbright US LLP
1301 McKinney, Suite 5100
Houston, TX 77010-3095
Attention: Brian P. Fenske
Telephone:

E-mail:

If to any Stockholder, to the mailing address or email address set forth for such Stockholder on the signature pages hereof.
16.
Miscellaneous
.
(a)
Governing Law.
This Agreement, and all legal actions (whether based on contract, tort, or statute) arising out of or relating to, or in connection with this Agreement or the actions of any of the Parties in the negotiation, administration, performance, or enforcement hereof, shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.
(b)
No Legal Action
. Stockholder shall not, and shall use it reasonable best efforts to cause its Representatives not to, bring, commence, institute, maintain, prosecute or voluntarily or knowingly aid any claim, appeal, or proceeding which (a) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, or (b) alleges that the execution and delivery of this Agreement by the Stockholder breaches any fiduciary duty of the Company Board (or any member thereof) or any duty that the Stockholder has (or may be alleged to have) to the Company or to the other holders of the Company Common Stock.
(c)
Submission to Jurisdiction.
Each of the Parties hereto irrevocably agrees that any legal action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any of the other Parties hereto or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such legal action, in the Superior Court of the State of Delaware (Complex Commercial Division). Each of the Parties hereto agrees that service of process or other papers in connection with any such legal action in the manner provided for notices in Section 15 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the Parties hereto hereby irrevocably submits with regard to any such legal action for itself, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any legal action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder: (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 16(c); (ii) any claim that it is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment, or otherwise); and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action, or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action, or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
(d)
Waiver of Jury Trial.
EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16(d).
(e)
Expenses.
All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense, whether or not the Merger is consummated.
(f)
Severability.
If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
(g)
Counterparts.
This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
(h)
Section Headings.
All section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.
(i)
Assignment
. No Party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other Parties hereto. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective permitted successors and assigns. Any assignment contrary to the provisions of this Section 16(i) shall be null and void.
(j)
No Third-Party Beneficiaries.
Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit, or remedy of any nature under or by reason of this Agreement.
(k)
No Agreement Until Executed; No Ownership Rights
. Irrespective of negotiations among the Parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the Parties unless and until (i) the Company Board has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of the Company’s Organizational Documents, this Agreement and the transactions contemplated by the Merger Agreement and this Agreement; (ii) the Merger Agreement is executed by all parties thereto; and (iii) this Agreement is executed by all Parties hereto. Nothing contained in this Agreement shall be deemed to vest in Parent, the Company or any of their respective Affiliates any direct or indirect ownership or incidence of ownership of or with respect to the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholders, as applicable, and neither the Company, Parent nor any of their respective Affiliates shall have any authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of any Stockholder or exercise any power or authority to direct any Stockholder in the voting of any of the Shares, except to the extent otherwise expressly provided in this Agreement.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first written above.

ENERFLEX LTD.

By	/s/ Marc E. Rossiter
Name:	Marc E. Rossiter
Title:	President and Chief Executive Officer
[Signature Page to Voting Agreement]

By:	/s/ Andrew J. Way
Name:	Andrew J. Way
Title:	President and Chief Executive Officer

Address for Notice:

Email:

By:	/s/ David A. Barta
Name:	David A. Barta
Title:	Senior Vice President, Chief Financial Officer and Chief Accounting Officer

Address for Notice:

Email:

By:	/s/ Roger George
Name:	Roger George
Title:	President Exterran Water Solutions

Address for Notice:

Email:

By:	/s/ Mark R. Sotir
Name:	Mark R. Sotir
Title:	Executive Chairman

Address for Notice:

Email:

By:	/s/ William M. Goodyear
Name:	William M. Goodyear
Title:	Director

Address for Notice:

Email:

By:	/s/ James C. Gouin
Name:	James C. Gouin
Title:	Director

Address for Notice:

Email:

By:	/s/ John P. Ryan
Name:	John P. Ryan
Title:	Director

Address for Notice:

Email:

By:	/s/ Christopher T. Seaver
Name:	Christopher T. Seaver
Title:	Director

Address for Notice:

Email:

By:	/s/ Hatem Soliman
Name:	Hatem Soliman
Title:	Director

Address for Notice:

Email:

By:	/s/ Ieda Gomes Yell
Name:	Ieda Gomes Yell
Title:	Director

Address for Notice:

Email:

By:	/s/ Kelly M. Battle
Name:	Kelly M. Battle
Title:	Vice President, General Counsel & Corporate Secretary

Address for Notice:

Email:

By:	/s/ Kerric Peyton
Name:	Kerric Peyton
Title:	Senior Vice President, Health, Safety, Security & Environment

Address for Notice:

Email:

By:	/s/ Tara Wineinger
Name:	Tara Wineinger
Title:	Vice President and Chief Human Resources Officer

Address for Notice:

Email:

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Officers and Directors
Section 25 of Enerflex’s
By-Law
No. 1 provides that, subject to the CBCA, Enerflex shall indemnify a director or officer of Enerflex, a former director or officer of Enerflex or another individual who acts or acted at Enerflex’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with Enerflex or other entity.
The CBCA and Enerflex’s
By-Law
No. 1 provide that Enerflex may not indemnify an individual unless the individual: (a) acted honestly and in good faith with a view to the best interests of Enerflex, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at Enerflex’s request and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.
Under the CBCA, Enerflex may, with the approval of a court, indemnify an individual referred to above or advance monies to such an individual in accordance with the provisions of the CBCA, in respect of an action by or on behalf of Enerflex or some other entity to procure a judgment in Enerflex’s favor, to which the individual is made a party because of the individual’s association with Enerflex or other entity against all costs, charges and expenses reasonably incurred by the individual in such action, so long as the individual fulfills the conditions of the CBCA.
An individual is entitled to indemnification under the CBCA only if the individual seeking indemnification fulfills the conditions set out at a) and b) above and was not judged by the court or other competent authority to have committed any fault or omitted to do anything that such individual ought to have done.
Under the CBCA, Enerflex may purchase and maintain insurance for the benefit of an individual entitled to indemnification against liability incurred by the individual in the individual’s capacity as a director or officer of Enerflex or in the individual’s capacity as a director or officer, or similar capacity, of another entity, if the individual acts or acted in that capacity at Enerflex’s request.
Under the CBCA, an individual or entity entitled to indemnification may apply to a court for an order approving an indemnity.
Insofar as indemnification for liabilities arising under the U.S. Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the U.S. Securities Act and is therefore unenforceable.
For additional information about indemnification of Enerflex’s directors and officers, see “
Comparison of Rights of Enerflex Shareholders and Exterran Stockholders – Indemnification of Directors and Officers
”.
Item 21. Exhibits and Financial Statement Schedules
A list of the exhibits included as part of this registration statement is set forth in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

Item 22. Undertakings

(A)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the U.S. Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the U.S. Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form
20-F”
at the start of any delayed offering or throughout a continuous offering.

(5)
That, for the purpose of determining liability under the US. Securities Act to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)
That, for the purpose of determining liability of the registrant under the U.S. Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free-writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free-writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(B)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the U.S. Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the U.S. Securities Exchange Act of 1934, as amended, or the U.S. Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the U.S. Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide
 offering thereof.

(C)	The undersigned registrant hereby undertakes as follows:

(1)
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2)
That every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the U.S. Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide
 offering thereof.

(D)
Insofar as indemnification for liabilities arising under the U.S. Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the U.S. Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the U.S Securities Act and will be governed by the final adjudication of such issue.

(E)
The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(F)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX

Exhibit Number	Exhibit Description

2.1*	Agreement and Plan of Merger dated January 24, 2022, by and among Enerflex Ltd., Enerflex US Holdings Inc., and Exterran Corporation (included as Annex A to the proxy statement/prospectus included in this Registration Statement) (schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K, but will be furnished supplementally to the Securities and Exchange Commission upon request).

3.1*	Articles of Incorporation of Enerflex Ltd.

3.2*	By-Law No. 1 of Enerflex Ltd.

3.3*	By-Law No. 2 of Enerflex Ltd.

3.4*	Amended and Restated By-Law No. 3 of Enerflex Ltd.

4.1*	Form of Specimen Common Share Certificate.

5.1*	Opinion of Norton Rose Fulbright Canada LLP as to the validity of the common shares of Enerflex Ltd. being registered.

8.1*	Opinion of Norton Rose Fulbright US LLP as to certain U.S. federal income tax matters.

10.1*	Second Amended and Restated Credit Agreement dated June 1, 2011, amended and restated as of June 30, 2014 and further amended and restated as of May 2, 2019, by and among Enerflex Ltd., Enerflex Australasia Holdings PTY Ltd., The Toronto-Dominion Bank, The Bank of Nova Scotia, and those other financial institutions parties thereto.

10.2*	Note Purchase Agreement dated December 15, 2017, by and among Enerflex Ltd. and certain purchasers parties thereto.

10.3*+	Amended and Restated 2013 Stock Option Plan of Enerflex Ltd.

21.1*	List of significant subsidiaries of Enerflex Ltd.

23.1**	Consent of PricewaterhouseCoopers LLP relating to the financial statements of Exterran Corporation

23.2**	Consent of Ernst & Young LLP relating to the financial statements of Enerflex Ltd.

23.3*	Consent of Norton Rose Fulbright Canada LLP (included in Exhibit 5.1)

23.4*	Consent of Norton Rose Fulbright US LLP (included in Exhibit 8.1)

24.1*	Power of Attorney of Officers and Directors (included on the signature page of this registration statement)

99.1*	Form of Proxy Voting Card of Exterran Corporation

99.2**	Consent of Wells Fargo Securities, LLC

101.INS**	XBRL Instance Document.

101.SCH**	XBRL Taxonomu Extension Schema Document.

101.CAL**	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF**	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB**	XBRL Taxonomy Extension Label Linkbase Document

101.PRE**	XBRL Taxonomy Extension Presentation Linkbase Document

107.1*	Calculation of Filing Fee Tables

*	Previously filed.
**	Filed herewith.
+	Indicates a management contract or compensatory plan or arrangement.

SIGNATURES
Pursuant to the requirements of the U.S. Securities Act, the registrant has duly caused this Amendment No. 3 to registration statement on Form F-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Calgary, Alberta, Canada, on August 8, 2022.

ENERFLEX LTD.

By:	/s/ Marc E. Rossiter
Name:	Marc E. Rossiter
Title:	President and Chief Executive Officer

Signature	Title	Date

/s/ Marc E. Rossiter Marc E. Rossiter	President, Chief Executive Officer and Director (Principal Executive Officer)	August 8, 2022

* Sanjay Bishnoi	Senior Vice-President and Chief Financial Officer (Principal Financial Officer)	August 8, 2022

* Fernando Assing	Director	August 8, 2022

* Maureen Cormier Jackson	Director	August 8, 2022

* W. Byron Dunn	Director	August 8, 2022

* Mona Hale	Director	August 8, 2022

Signature	Title	Date

* H. Stanley Marshall	Director	August 8, 2022

* Kevin J. Reinhart	Director	August 8, 2022

* Juan Carlos Villegas	Director	August 8, 2022

* Michael A. Weill	Director	August 8, 2022

*By:	/s/ Marc E. Rossiter
Name: Marc E. Rossiter Title: Attorney-in-fact

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT
Pursuant to the requirements of Section 6(a) of the U.S. Securities Act, as amended, the registrant has caused this Amendment No. 3 to registration statement on Form
F-4
to be signed on its behalf by the undersigned, solely in his capacity as the duly authorized representative in the United States of Enerflex Ltd., a Canadian corporation, in the City of
Calgary, Province of Alberta, on August 8, 2022.

Authorized U.S. Representative

Enerflex Energy Systems Inc.

By:	/s/ Marc E. Rossiter
Name:	Marc E. Rossiter
Title:	Director and Chief Executive Officer